Filed Pursuant to Rule 424(b)(3)
Registration No. 333-273023

To the Shareholders of CCFNB Bancorp, Inc. and Muncy Bank Financial, Inc.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

On behalf of the boards of directors of CCFNB Bancorp, Inc., which we refer to as CCFNB, and Muncy Bank Financial, Inc., which we refer to as MBF, we are pleased to enclose the accompanying joint proxy statement/prospectus relating to the proposed merger of CCFNB and MBF, and a special meeting to be held by each of CCFNB and MBF at which you will be asked to take certain actions as a holder of CCFNB common stock or as a holder of MBF common stock, as applicable, relating to the proposed merger.

At the special meetings, CCFNB’s and Muncy’s shareholders will each be asked to approve an Agreement and Plan of Merger, dated April 17, 2023 and as amended June 21, 2023, which we refer to as the merger agreement, between CCFNB and MFB pursuant to which MBF will merge with and into CCFNB, with CCFNB as the surviving entity, which transaction we refer to as the merger. Immediately following the merger, The Muncy Bank and Trust Company, a Pennsylvania chartered bank and trust company and a wholly-owned direct subsidiary of MBF, which we refer to as Muncy Bank, will merge with and into First Columbia Bank & Trust Co., a Pennsylvania bank and trust company and a wholly-owned subsidiary of CCFNB, which we refer to as FCBT, with FCBT as the surviving bank. We refer to the merger of Muncy Bank and FCBT as the bank merger. We collectively refer to the merger and the bank merger as the mergers. In connection with the merger, CCFNB will change its name to “Muncy Columbia Financial Corporation” and, in connection with the bank merger, FCBT will change its name to “Journey Bank.”

At the effective time of the merger, MBF shareholders will receive 0.9259 shares of CCFNB common stock for each share of MBF common stock they own, which we refer to as the exchange ratio, subject to the payment of cash in lieu of fractional shares. We refer to the CCFNB shares and cash to be received by MBF shareholders in the merger as the merger consideration. Based on the $40.05 closing price of CCFNB’s common stock on OTC Pink on April 17, 2023, the last trading day before the public announcement of the merger, the exchange ratio represented approximately $37.08 in value for each share of MBF common stock, representing merger consideration of approximately $59.6 million on an aggregate basis. Based on the $40.50 closing price of CCFNB common stock on OTC Pink on August 15, 2023 (the latest practicable trading day before the printing of the accompanying joint proxy statement/prospectus), the exchange ratio represented approximately $37.50 in value for each share of MBF common stock, representing merger consideration of approximately $60.3 million on an aggregate basis. Although the number of shares of CCFNB common stock that holders of MBF shares will be entitled to receive for each MBF share owned is fixed, the market value of the merger consideration will fluctuate with the market price of CCFNB common stock and will not be known at the time CCFNB and MBF shareholders vote on the merger. However, as described in more detail in the joint proxy statement/prospectus, under the terms of the merger agreement, MBF may terminate the merger agreement if both (i) the average price of CCFNB common stock over a 30 day period ending on the date all regulatory approvals are received (excluding closing sale prices for trading days with less than 100 shares traded), which we refer to as the determination date market price, is less than $35.24, and (ii) the ratio of the determination date market price to $44.05, which we refer to as the CCFNB starting price, is more than 20% less than the ratio of the average of the NASDAQ Bank Index Value over the same 30 day period to the Nasdaq Bank Index Value on April 17, 2023; provided that CCFNB shall have the right to increase the conversion ratio such that the aggregate merger consideration, based upon the determination date market price, would satisfy this market termination test.

CCFNB shareholders will continue to own their existing shares of CCFNB common stock. The value of the CCFNB common stock at the time of completion of the merger could be greater than, less than or the same as the value of CCFNB common stock on the date of the accompanying joint proxy statement/prospectus. We urge you to obtain current market quotations of CCFNB common stock (OTC Pink trading symbol “CCFN”) and MBF common stock (OTCQB trading symbol “MYBF”).

We expect the merger will qualify as a reorganization for federal income tax purposes. Accordingly, MBF shareholders generally will not recognize any gain or loss for federal income tax purposes on the exchange of shares of MBF common stock for CCFNB common stock in the merger, except with respect to any cash received by such holders in lieu of fractional shares of CCFNB common stock.

Based on the exchange ratio and the number of shares of MBF common stock outstanding, CCFNB expects to issue approximately 1,489,179 million shares of CCFNB common stock to MBF shareholders, in the aggregate, in the merger. We estimate that former MBF shareholders will own approximately forty-two percent (42%), and existing CCFNB shareholders will own approximately fifty-eight percent (58%), of the common stock of CCFNB following the completion of the merger.

CCFNB and MBF will each hold a virtual special meeting of its respective shareholders in connection with the merger. At its respective special meetings, in addition to other business, CCFNB and MBF will ask their respective shareholders to approve the merger agreement. Both CCFNB and MBF shareholders will also be asked to vote on a proposal to approve one or more adjournments of their respective special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the applicable special meeting to approve the merger proposal, which we refer to as the CCFNB adjournment proposal and the MBF adjournment proposal, respectively. In addition, MBF shareholders will also be asked to vote on a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to MBF named executive officers that is based on, or otherwise relates to, the transactions contemplated by the merger agreement, which proposal we refer to as the compensation proposal. Information about these meetings, the mergers and the other proposals to be voted upon is contained in this document. We urge you to read this document carefully and in its entirety.

The special meeting of MBF shareholders will be held virtually via the Internet on October 3, 2023 at 9:30 a.m., Eastern Time.

The special meeting of CCFNB shareholders will be held virtually via the Internet on October 3, 2023 at 11:00 a.m., Eastern Time.

Your vote is very important. Whether you are a shareholder of CCFNB or of MBF, to ensure your representation at the applicable special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please vote promptly. Submitting a proxy now will not prevent you from being able to vote at the special meeting. If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted and will not count toward the achievement of a quorum so that business can be conducted at the special meeting of CCFNB or MBF, as applicable.

Each of our boards of directors unanimously approved the merger agreement and the mergers, and determined that the merger agreement and the mergers are fair to, and in the best interests of, each company’s respective shareholders and other constituents. The board of directors of each of CCFNB and of Muncy unanimously recommends that holders of their common stock vote “FOR” each of the proposals to be considered at the respective special meetings. We strongly support this merger of our companies and join our boards in their recommendations.

This joint proxy statement/prospectus provides you with detailed information about the merger agreement and the mergers. It also contains information about CCFNB and MBF and certain related matters. You are encouraged to read this joint proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 46 for a discussion of the risks you should consider in evaluating the merger and how it will affect you. You can also obtain information about CCFNB and MBF from documents that have been filed with the Securities and Exchange Commission that are incorporated into this joint proxy statement/prospectus by reference.

On behalf of the CCFNB and MBF boards of directors, thank you for your prompt attention to this important matter.

Sincerely,

Lance O. Diehl	Robert J. Glunk
President and Chief Executive Officer CCFNB, Bancorp, Inc.	Chairman, President and Chief Executive Officer Muncy Bank Financial, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either CCFNB or MBF, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

For CCFNB shareholders, if you have any questions or need assistance in voting your shares, please call Nancy Diehl at (570) 387-7168.

For MBF shareholders, if you have any questions or need assistance in voting your shares, please call Beth Benson at (570) 546-2211.

The accompanying joint proxy statement/prospectus is dated August 17, 2023, and is first being mailed to holders of CCFNB common stock and holders of MBF common stock on or about August 23, 2023.

ADDITIONAL INFORMATION

The accompanying joint proxy statement/prospectus incorporates important business and financial information about CCFNB and MBF from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the Securities and Exchange Commission website at

http://www.sec.gov. You will also be able to obtain these documents free of charge from CCFNB by accessing CCFNB’s website at https://www.firstcolumbiabank.com or from MBF by accessing MBF’s website at

https://ir.muncybank.com. You may also request these documents in writing, by email or by telephone, at the appropriate address below:

if you are a CCFNB shareholder: CCFNB Bancorp, Inc. 232 East Street Bloomsburg, PA 17815 Attention: Investor Relations (570) 784-1660	if you are an MBF shareholder: Muncy Bank Financial, Inc. 2 N. Main Street Muncy, PA 17756 Attention: Investor Relations (570) 546-2211

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five (5) business days before the date of the applicable special meeting. This means that holders of CCFNB common stock requesting documents must do so by September 25, 2023, in order to receive them before the CCFNB special meeting, and holders of MBF common stock requesting documents must do so by September 25, 2023, in order to receive them before the MBF special meeting.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated August 17, 2023, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such incorporated document. Neither the mailing of this document to holders of CCFNB common stock or holders of MBF common stock nor the issuance by CCFNB of shares of CCFNB common stock pursuant to the merger agreement will create any implication to the contrary.

The information on CCFNB’s and MBF’s websites is not part of this document. References to CCFNB’s and MBF’s websites in this document are intended to serve as textual references only.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in, or incorporated by reference into, this document regarding CCFNB has been provided by CCFNB, and information contained in, or incorporated by reference into, this document regarding MBF has been provided by MBF.

See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 199 of the accompanying joint proxy statement/prospectus for further information.

CCFNB Bancorp, Inc.

232 East Street

Bloomsburg, PA 17815

NOTICE OF VIRTUAL SPECIAL MEETING OF CCFNB SHAREHOLDERS

To CCFNB Bancorp, Inc. Shareholders:

On April 17, 2023, CCFNB Bancorp, Inc., or CCFNB, and Muncy Bank Financial, Inc., or MBF, entered into an Agreement and Plan of Merger, as amended, which we refer to as the merger agreement. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

NOTICE IS HEREBY GIVEN that a special meeting of holders of CCFNB common stock (the “CCFNB special meeting”) will be held virtually via the Internet on October 3, 2023 at 11:00 a.m., Eastern Time. We are pleased to notify you of, and invite you to participate in, the CCFNB virtual special meeting.

At the CCFNB special meeting, you will be asked to vote on the following matters:

1.

A proposal to approve the Agreement and Plan of Merger, dated as of April 17, 2023, as amended June 21, 2023, by and between CCFNB and MBF, and the transactions contemplated by that agreement, pursuant to which MBF will merge with and into CCFNB, as more fully described in the accompanying joint proxy statement/prospectus, which we refer to as the CCFNB merger proposal; and

2.

A proposal to adjourn the CCFNB special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the CCFNB merger proposal, which we refer to as the CCFNB adjournment proposal.

CCFNB shareholders may vote on such other business as may properly come before the meeting or at any adjournment thereof. We are not aware of any such other business.

The CCFNB special meeting will be held in a virtual only format conducted via live webcast. As more fully described in the “Questions & Answers” and “The CCFNB Special Meeting” sections of the accompanying joint proxy statement/prospectus, you are entitled to participate in the CCFNB special meeting if, as of the close of business on August 17, 2023, you held shares of CCFNB common stock registered in your name (a “record holder”), or if you held shares through a bank, broker, trustee or other nominee (a “beneficial owner”). Record holders will be able to attend the CCFNB special meeting online, ask questions and vote during the meeting by visiting https://web.lumiagm.com/285477946 and following the instructions. The password for the meeting, if requested, is ccfnb2023. You will need your control number, which can be found on your notice, proxy card or voting instructions form to access the meeting. If you are a beneficial owner, have a valid proxy for the CCFNB special meeting and register beforehand, you also will be able to attend the CCFNB special meeting online, ask questions and vote during the meeting. See the “Questions and Answers” section of the accompanying joint proxy statement/prospectus for more information for the virtual CCFNB special meeting.

The board of directors of CCFNB has fixed the close of business on August 17, 2023 as the record date for the CCFNB special meeting. Only holders of record of CCFNB common stock as of the close of business on the record date for the CCFNB special meeting are entitled to notice of and to vote at the CCFNB special meeting or any adjournment or postponement thereof.

The CCFNB board of directors unanimously recommends that holders of CCFNB common stock vote “FOR” the CCFNB merger proposal and “FOR” the CCFNB adjournment proposal.

Your vote is important. We cannot complete the transactions contemplated by the merger agreement unless holders of CCFNB common stock approve the CCFNB merger proposal. The affirmative vote, in person or by proxy, of 66- 2/3% of the outstanding shares of CCFNB common stock at the CCFNB special meeting is required to approve the CCFNB merger proposal. Whether or not you plan to attend the CCFNB special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker or other nominee, please follow the voting instructions on the voting instruction card furnished by such bank, broker or other nominee.

By Order of the Board of Directors

Lance O. Diehl
President and Chief Executive Officer
CCFNB Bancorp, Inc.

August 17, 2023

Muncy Bank Financial, Inc.

2 N. Main Street

Muncy, Pennsylvania 17756

NOTICE OF VIRTUAL SPECIAL MEETING OF MUNCY BANK FINANCIAL, INC. SHAREHOLDERS

To Muncy Bank Financial, Inc. Shareholders:

On April 17, 2023, Muncy Bank Financial, Inc., or MBF, and CCFNB Bancorp, Inc., or CCFNB, entered into an Agreement and Plan of Merger, as amended, which we refer to as the merger agreement. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

NOTICE IS HEREBY GIVEN that a special meeting of holders of MBF common stock (the “MBF special meeting”) will be held virtually via the Internet on October 3, 2023 at 9:30 a.m., Eastern Time. We are pleased to notify you of, and invite you to participate in, the MBF virtual special meeting.

At the MBF special meeting, holders of MBF common stock will be asked to vote on the following matters:

1.

A proposal to approve the Agreement and Plan of Merger, dated as of April 17, 2023, as amended June 21, 2023, by and between CCFNB and MBF, and the transactions contemplated by that agreement, pursuant to which MBF will merge with and into CCFNB, as more fully described in the accompanying joint proxy statement/prospectus, which we refer to as the MBF merger proposal;

2.

A proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Muncy’s named executive officers that is based on, or otherwise relates to, the transactions contemplated by the merger agreement, which we refer to as the compensation proposal; and

3.

A proposal to adjourn the MBF special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the MBF merger proposal, which we refer to as the MBF adjournment proposal.

MBF shareholders may vote on such other business as may properly come before the meeting or at any adjournment thereof. We are not aware of any other such business.

The MBF special meeting will be held in a virtual only format conducted via live webcast. As more fully described in the “Questions & Answers” and “The MBF Special Meeting” sections of the accompanying joint proxy statement/prospectus, you are entitled to participate in the MBF special meeting if, as of the close of business on August 17, 2023, you held shares of MBF common stock registered in your name (a “record holder”), or if you held shares through a bank, broker, trustee or other nominee (a “beneficial owner”). Record holders will be able to attend the MBF special meeting online, ask questions and vote during the meeting by visiting www.meetnow.global/MFVNXFL and following the instructions. You will need your control number, which can be found on your notice, proxy or voting instruction form, to access the meeting. If you are a beneficial owner, have a valid proxy for the MBF special meeting and register beforehand, you also will be able to attend the MBF special meeting online, ask questions and vote during the meeting. See the “Questions and Answers” section of the accompanying joint proxy statement/prospectus for more information for the virtual MBF special meeting.

MBF has determined that holders of MBF common stock have the right to dissent with respect to the proposed merger and obtain payment of the fair value of their shares under Chapter 15 of the Pennsylvania Business Corporation Law of 1988, as amended. See “THE MERGER – Appraisal or Dissenters Rights in the Merger” and Annex F in the accompanying joint proxy statement/prospectus.

The MBF board of directors unanimously recommends that holders of MBF common stock vote “FOR” the MBF merger proposal, “FOR” the MBF compensation proposal and “FOR” the MBF adjournment proposal.

Your vote is important. We cannot complete the transactions contemplated by the merger agreement unless the MBF shareholders approve the MBF merger proposal. The affirmative vote of a majority of the votes cast by MFB shareholders, in person or by proxy, at the special meeting is required to approve the MBF merger proposal, the MBF compensation proposal and the MBF adjournment proposal. Whether or not you plan to attend the MBF special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker or other nominee, please follow the voting instructions on the voting instruction card furnished by such bank, broker or other nominee.

By Order of the Board of Directors

Robert J. Glunk
Chairman, President and Chief Executive Officer
Muncy Bank Financial, Inc.

August 17, 2023

QUESTIONS AND ANSWERS

The following are some questions that you may have about the mergers and the CCFNB special meeting or the MBF special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the mergers, the CCFNB special meeting or the MBF special meeting. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 199.

In this joint proxy statement/prospectus, unless the context otherwise requires, when we refer to:

•	CCFNB, we mean CCFNB Bancorp, Inc., a Pennsylvania corporation;

•	CCFNB common stock, we mean the common stock of CCFNB, par value $1.25 per share;

•	CCFNB special meeting, we mean the special meeting of CCFNB shareholders to be held on October 3, 2023 to consider and vote on the CCFNB merger proposal and the CCFNB adjournment proposal.

•	FCBT, we mean First Columbia Bank & Trust Company, a Pennsylvania bank and trust company and a wholly-owned subsidiary of CCFNB;

•	MBF, we mean Muncy Bank Financial, Inc., a Pennsylvania corporation;

•	MBF common stock, we mean the common stock of MBF, par value $0.4167 per share;

•

MBF special meeting, we mean the special meeting of MBF shareholders to be held on October 3, 2023 to consider and vote on the MBF merger proposal, the compensation proposal and the MBF adjournment proposal; and

•	Muncy Bank, we mean The Muncy Bank and Trust Company, a Pennsylvania bank and trust company and a wholly-owned subsidiary of MBF.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

You are receiving this joint proxy statement/prospectus because CCFNB and MBF have entered into an Agreement and Plan of Merger, dated April 17, 2023, as amended June 21, 2023. We refer to that agreement, as it may be amended, modified or supplemented from time to time in accordance with its terms, as the merger agreement. Pursuant to the merger agreement, MBF will merge with and into CCFNB, with CCFNB as the surviving entity, which we refer to as the merger. Immediately following the merger, FCBT and Muncy Bank will merge, with FCBT as the surviving bank, which we refer to as the bank merger. We collectively refer to the merger and the bank merger as the mergers. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. In this joint proxy statement/prospectus, we refer to the closing of the merger as the closing, and we refer to the date on which the closing occurs as the closing date. In connection with the merger, CCFNB will change its name to “Muncy Columbia Financial Corporation” and, in connection with the bank merger, FCBT will change its name to “Journey Bank.” Each of CCFNB and MBF requires the approval of its shareholders in order for the merger to be completed and is holding a virtual special meeting of its shareholders in order to obtain that approval.

This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the CCFNB and MBF special meetings. This document is also a prospectus that is being delivered to MBF shareholders because, pursuant to the merger agreement, CCFNB is offering shares of CCFNB common stock to MBF shareholders. You should read this document carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending your meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.

Q:	What will happen in the mergers?

A:

In the merger, MBF will merge with and into CCFNB, with CCFNB as the surviving entity. In the bank merger, which will occur immediately following the merger, Muncy Bank will merge with and into FCBT, with FCBT as the surviving bank. In connection with the merger, CCFNB will change its name to “Muncy Columbia Financial Corporation” and, in connection with the bank merger, FCBT will change its name to “Journey Bank.”

Each share of MBF common stock issued and outstanding immediately prior to the effective time of the merger, which we refer to as the effective time, except for shares of MBF common stock owned by MBF, Muncy Bank, CCFNB or FCBT (in each case, other than shares of MBF common stock (i) held in any trust accounts, managed accounts, and the like, or otherwise held in a fiduciary capacity and that are beneficially owned by third parties, or (ii) held by any of them, directly or indirectly, in respect of debts previously contracted), will be converted into the right to receive 0.9259 shares of CCFNB common stock, which we refer to as the exchange ratio, subject to the payment of cash in lieu of fractional shares. The CCFNB shares and cash to be received by MBF shareholders in the merger is referred to as the merger consideration.

After completion of the merger, (i) MBF will cease to exist, and (ii) MBF common stock will cease to be traded and will cease to be quoted on the OTCQB. After the completion of the merger, CCFNB shareholders will continue to own their existing shares of CCFNB common stock. See the information provided in the section entitled “THE MERGER AGREEMENT—Structure of the Merger,” beginning on page 160, and the merger agreement for more information about the merger.

Q:	When and where will each of the special meetings take place?

A:	The CCFNB special meeting will be held virtually via the Internet at https://web.lumiagm.com/285477946, on October 3, 2023 at 11:00 a.m., Eastern Time.

The MBF special meeting will be held virtually via the Internet at www.meetnow.global/MFVNXFL, on October 3, 2023 at 9:30 a.m. Eastern Time.

Even if you plan to attend your respective company’s special meeting virtually, CCFNB and MBF recommend that you vote your shares in advance, as described below, so that your vote will be counted if you later decide not to or become unable to attend the applicable special meeting.

Q:	What matters will be considered at each of the special meetings?

A:	At the CCFNB special meeting, CCFNB shareholders will be asked to consider and vote on the following proposals:

•	CCFNB Proposal 1: approval of the merger agreement, which we refer to as the CCFNB merger proposal.; and

•

CCFNB Proposal 2: approval of the adjournment of the CCFNB special meeting to solicit additional proxies (i) if there are insufficient votes at the time of the CCFNB special meeting to approve the CCFNB merger proposal or (ii) if adjournment is necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to CCFNB shareholders, which we refer to as the. CCFNB adjournment proposal.

At the MBF special meeting, MBF shareholders will be asked to consider and vote on the following proposals:

•	MBF Proposal 1: approval of the merger agreement, which we refer to as the MBF merger proposal;

•

MBF Proposal 2: approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to MBF’s named executive officers that is based on, or otherwise relates to, the transactions contemplated by the merger agreement, which we refer to as the compensation proposal; and

•

MBF Proposal 3: approval of the adjournment of the MBF special meeting to solicit additional proxies (i) if there are insufficient votes at the time of the MBF special meeting to approve the MBF merger proposal or (ii) if adjournment is necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to MBF shareholders, which we refer to as the MBF adjournment proposal.

In order to complete the merger, among other things, CCFNB shareholders must approve the CCFNB merger proposal, and MBF shareholders must approve the MBF merger proposal. The approvals of the CCFNB adjournment proposal, the MBF adjournment proposal and the MBF compensation proposal are not conditions to the obligations of CCFNB or MBF to complete the merger.

Q:	What will MBF shareholders receive in the merger?

A:

In the merger, MBF shareholders will receive 0.9259 shares of CCFNB common stock for each share of MBF common stock held immediately prior to the completion of the merger. Based on the $40.50 per share closing price of CCFNB common stock on OTC Pink on August 15, 2023 (the latest practicable trading day before the printing of this joint proxy statement/prospectus), the exchange ratio represented approximately $37.50 in value for each share of MBF common stock, representing merger consideration valued at approximately $60.3 million on an aggregate basis. CCFNB will not issue any fractional shares of CCFNB common stock in the merger. MBF shareholders who would otherwise be entitled to receive a fractional share of CCFNB common stock in the merger will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying the determination date market price of CCFNB common stock by the fraction of a share (after taking into account all shares of MBF common stock held by such holder immediately prior to the completion of the merger) of CCFNB common stock that such shareholder would otherwise be entitled to receive.

In this document, the determination date market price means the average of the closing sale prices per share of CCFNB common stock, as reported by OTC Pink, for the price determination period excluding closing sale prices for trading days with less than one hundred (100) shares traded. When we refer to the price determination period in this document, we mean the thirty (30) consecutive trading days immediately preceding the determination date. The determination date refers to the date which is five (5) business days before the date on which all requisite regulatory approvals for the mergers have been received by MBF and CCFNB.

After the completion of the merger, former MBF shareholders will hold approximately 42 percent of the outstanding shares of CCFNB common stock.

Q:	What will CCFNB shareholders receive in the merger?

A:

In the merger, CCFNB shareholders will not receive any consideration, and their shares of CCFNB common stock will remain outstanding and will constitute shares of CCFNB following the merger. Following the merger, shares of CCFNB common stock will continue to be quoted on OTC Pink.

Q:	Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A:

Yes. Although the number of shares of CCFNB common stock that MBF shareholders will receive is fixed, the value of the merger consideration will fluctuate between the date of this joint proxy statement/ prospectus and the completion of the merger based upon the market value for CCFNB common stock. Any fluctuation in the market price of CCFNB common stock will change the value of the shares of CCFNB common stock that MBF shareholders will receive. If both (i) the determination date market price of CCFNB common stock is less than $35.24, which we refer to as the “Floor Price,” and (ii) the ratio of the determination date market price of CCFNB common stock to $44.05 is more than 20% less than the ratio of the average of the NASDAQ Bank Index Value over the price determination period to the NASDAQ Bank Index Value on April 17, 2023, MBF may terminate the merger agreement. However, CCFNB has the right to increase the conversion ratio such that the aggregate merger consideration, based upon the determination date market price, would satisfy the market termination test. As of August 15, 2023, the last practicable trading day before the printing of this joint proxy statement/prospectus, the market price of CCFNB common stock was $40.50, which exceeded the Floor Price.

Q:	How does the CCFNB board of directors recommend that I vote at the CCFNB special meeting?

A:	The CCFNB board of directors unanimously recommends that you vote “FOR” the CCFNB merger proposal, and “FOR” the CCFNB adjournment proposal.

In considering the recommendations of the CCFNB board of directors, CCFNB shareholders should be aware that CCFNB directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of CCFNB shareholders generally. For a more complete description of these interests, see the information provided in the section entitled “THE MERGER—Interests of Certain CCFNB Directors and Executive Officers in the Merger” beginning on page 149.

Q:	How does the MBF board of directors recommend that I vote at the MBF special meeting?

A:	The MBF board of directors unanimously recommends that you vote “FOR” the MBF merger proposal, “FOR” the compensation proposal and “FOR” the MBF adjournment proposal.

In considering the recommendations of the MBF board of directors, MBF shareholders should be aware that MBF directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of MBF shareholders generally. For a more complete description of these interests, see the information provided in the section entitled “THE MERGER—Interests of Certain MBF Directors and Executive Officers in the Merger” beginning on page 150.

Q:	Who is entitled to vote at the CCFNB special meeting?

A:

The record date for the CCFNB special meeting is August 17, 2023. All CCFNB shareholders who held shares at the close of business on the record date for the CCFNB special meeting are entitled to receive notice of, and to vote at, the CCFNB special meeting.

Each CCFNB shareholder is entitled to cast one (1) vote on each matter properly brought before the CCFNB special meeting for each share of CCFNB common stock that such holder owned of record as of the record date. As of the CCFNB record date, there were 2,080,109 outstanding shares of CCFNB common stock.

Attendance at the special meeting is not required to vote. See below and the section entitled “THE CCFNB SPECIAL MEETING—Proxies”, beginning on page 67, for instructions on how to vote your shares of CCFNB common stock without attending the CCFNB special meeting.

Q:	Who is entitled to vote at the MBF special meeting?

A:

The record date for the MBF special meeting is August 17, 2023. All MBF shareholders who held shares at the close of business on the record date for the MBF special meeting are entitled to receive notice of, and to vote at, the MBF special meeting.

Each MBF shareholder is entitled to cast one (1) vote on each matter properly brought before the MBF special meeting for each share of MBF common stock that such holder owned of record as of the record date. As of the record date, there were 1,608,358 outstanding shares of MBF common stock.

Attendance at the special meeting is not required to vote. See below and the section entitled “THE MBF SPECIAL MEETING—Proxies” beginning on page 73 for instructions on how to vote your shares of MBF common stock without attending the MBF special meeting.

Q:	What constitutes a quorum for the CCFNB special meeting?

A:

The presence at the CCFNB special meeting, in person or by proxy, of holders of a majority of the total number of outstanding shares of CCFNB common stock entitled to vote at the CCFNB special meeting will constitute a quorum for the transaction of business at the CCFNB special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, provided that, with respect to shares represented by proxy, such shares have been voted on any issue other than a procedural motion. Broker non-votes are not expected at the meeting, but would not, in any event, count towards the presence of a quorum. See the question “What is a broker non-vote?” on page 8.

Q:	What constitutes a quorum for the MBF special meeting?

A:

The presence at the MBF special meeting, in person or by proxy, of holders of a majority of the total number of outstanding shares of MBF common stock entitled to vote at the MBF special meeting will constitute a quorum for the transaction of business at the MBF special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, provided that, with respect to shares represented by proxy, such shares have been voted on any issue other than a procedural motion. Broker non-votes are not expected at the meeting, but would not, in any event, count towards the presence of a quorum. See the question “What is a broker non-vote?” on page 8.

Q:	What vote is required for the approval of each proposal at the CCFNB special meeting?

A:

CCFNB Proposal 1: CCFNB merger proposal. Approval of the CCFNB merger proposal requires the affirmative vote of at least 66-2/3% of the outstanding shares of CCFNB common stock at the CCFNB special meeting. An abstention, broker non-vote or other failure to vote will have the same effect as a vote “AGAINST” the merger proposal.

CCFNB Proposal 2: CCFNB adjournment proposal. Approval of the CCFNB adjournment proposal requires the affirmative vote of a majority of the votes cast by the CCFNB shareholders at the CCFNB special meeting. An abstention, broker non-vote or other failure to vote will have no effect on the outcome of the CCFNB adjournment proposal.

Q:	What vote is required for the approval of each proposal at the MBF special meeting?

A:

MBF Proposal 1: MBF merger proposal. Approval of the MBF merger proposal requires the affirmative vote of a majority of the votes cast at the MBF special meeting. An abstention, broker non-vote or other failure to vote will have no effect on the outcome of the MBF merger proposal.

MBF Proposal 2: Compensation proposal. Approval of the compensation proposal requires the affirmative vote of a majority of the votes cast at the MBF special meeting. An abstention, broker non-vote or other failure to vote will have no effect on the outcome of the compensation proposal.

MBF Proposal 3: MBF adjournment proposal. Approval of the MBF adjournment proposal requires the affirmative vote of a majority of the votes cast by the MBF shareholders. An abstention, broker non-vote or other failure to vote will have no effect on the outcome of the MBF adjournment proposal.

Q:

Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, merger-related compensation arrangements for the MBF named executive officers (i.e., the MBF compensation proposal)?

A:

Under Securities and Exchange Commission (“SEC”) rules, MBF is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to MBF named executive officers that is based on or otherwise relates to the merger or “golden parachute” compensation.

Q:	What happens if MBF shareholders do not approve, by a non-binding, advisory vote, the merger-related compensation arrangements for MBF named executive officers (i.e., the MBF compensation proposal)?

A:

The vote on the proposal to approve the merger-related compensation arrangements for each of MBF’s named executive officers is separate and apart from the votes to approve the other proposals being presented at the MBF special meeting. Because the vote on the proposal to approve the merger-related executive compensation is advisory in nature, it will not be binding upon MBF or CCFNB before or following the merger. Accordingly, the merger-related compensation will be paid to MBF’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and other contractual arrangements even if MBF shareholders do not approve the MBF compensation proposal.

Q:	Are there any CCFNB shareholders already committed to voting in favor of the CCFNB merger proposal and the MBF merger proposal?

A:

Yes. Each director and certain officers of CCFNB or FCBT, solely in such director’s or executive officer’s capacity as a shareholder of CCFNB, has entered into a voting agreement with CCFNB and MBF requiring each of them to vote all shares of CCFNB common stock and shares of MBF common stock owned by such director or officer and over which they have sole voting power “FOR” the CCFNB merger proposal and “FOR” the MBF merger proposal, as applicable. With respect to shares over which they have shared voting power, each director or officer is obligated to use reasonable efforts to cause those shares to be voted in the same manner. As of July 31, 2023, these directors and officers held 142,661 shares of CCFNB common stock, which represented approximately 6.86% of the outstanding shares of CCFNB common stock, and 141,933 shares of CCFNB common stock, or approximately 6.82% of the outstanding shares of CCFNB common stock, were subject to such voting agreements. As of July 31, 2023, these directors and officers did not hold any shares of MBF common stock.

Q:	Are there any MBF shareholders already committed to voting in favor of the MBF merger proposal and the CCFNB merger proposal?

A:

Yes. Each director and certain officers of MBF or Muncy Bank, solely in such director’s or officer’s capacity as a shareholder of MBF or Muncy Bank, has entered into a voting agreement with CCFNB and MBF requiring each of them to vote all shares of MBF common stock or CCFNB common stock owned by such director or officer and over which they have sole voting power “FOR” the MBF merger proposal and “FOR” the CCFNB merger proposal, as applicable. With respect to shares over which they have shared voting power, each director or executive officer is obligated to use reasonable efforts to cause those shares to be voted in the same manner. As of the record date, these directors and officers held 175,662 shares of MBF common stock, which represented approximately 10.92% of the outstanding shares of MBF common stock, and 157,203 shares of MBF common stock, or approximately 9.77% of the outstanding shares of MBF common stock, were subject to such voting agreements. As of the record date, these directors and officers held 10,428 shares of CCFNB common stock, which represents approximately 0.5% of the outstanding shares of CCFNB common stock, and 8,728 shares of CCFNB common stock or approximately 0.4% of the outstanding shares of CCFNB common stock, were subject to such voting agreements.

Q:	What if I hold shares in both CCFNB and MBF?

A:

If you hold shares of both CCFNB common stock and MBF common stock, you will receive separate packages of proxy materials from each company relating to its special meeting. A vote cast as a CCFNB shareholder will not count as a vote cast as an MBF shareholder, and a vote cast as an MBF shareholder will not count as a vote cast as a CCFNB shareholder. Therefore, please submit separate proxies for your shares of CCFNB common stock and your shares of MBF common stock.

Q:	How can I attend, vote and ask questions at the CCFNB special meeting or the MBF special meeting?

A:

Record Holders. If you hold shares directly in your name as the holder of record of CCFNB or MBF common stock on the record date, you are a “record holder” and you are entitled to attend, ask questions at, and vote your shares virtually at the CCFNB special meeting or the MBF special meeting, as applicable. If you choose to vote your shares virtually at the respective special meeting via the applicable special meeting website, you will need the control number, which can be found on your proxy card, notice or voting instruction form, as described below.

Beneficial Owners. If you hold shares in a brokerage or other account in “street name” as of the record date, you are a “beneficial owner”, and your shares may be voted by you at the CCFNB special meeting or the MBF special meeting, as applicable, as described below. If you choose to vote your shares virtually at the respective special meeting via the applicable special meeting website, you will need the control number, which can be found on your proxy card, notice or voting instruction form, as described below.

CCFNB special meeting.

Record Holders. If you are a record holder of CCFNB common stock, you will be entitled to attend the CCFNB special meeting online, ask questions and vote during the meeting by visiting https://web.lumiagm.com/285477946 and following the instructions. You will need your control number, which can be found on your proxy card, notice or voting instruction form, to access the meeting. The password for the meeting, if requested, is ccfnb2023.

You are a “record owner” if you hold CCFNB common stock directly in your name on the record date.

Beneficial Owners. If you are a beneficial owner of CCFNB common stock, in order to participate in the CCFNB special meeting, you must first obtain a legal proxy from your broker, bank, trustee or other nominee reflecting the number of shares of CCFNB common stock you held as of the record date, your name and email address. You then must submit a request for registration to American Stock Transfer & Trust Company, LLC: (1) by email to proxy@astfinancial.com; (2) by fax to 718-765-8730; or (3) by mail to American Stock Transfer & Trust Company, LLC, Attn: Proxy Tabulation Department, 6201 15th Avenue, Brooklyn, NY 11219.

Requests for registration must be labeled as “Legal Proxy” and be received by American Stock Transfer & Trust Company, LLC no later than 5:00 p.m. Eastern Time on September 25, 2023.

If you hold shares in a brokerage or other account in “street name” as of the record date, you are a “beneficial owner.”

MBF special meeting.

Record Holders. If you are a record holder of MBF common stock, you will be entitled to attend the MBF special meeting online, ask questions and vote during the meeting by visiting www.meetnow.global/MFVNXFL and following the instructions. You will need your control number, which can be found on your proxy card, notice or voting instruction form, to access the meeting.

You are a “record owner” if you hold MBF common stock directly in your name on the record date.

Beneficial Owners. If you are a beneficial owner of MBF common stock, in order to participate in the MBF special meeting, you must obtain a legal proxy from your bank, broker, trustee or other nominee reflecting the number of shares of MBF common stock you held as of the record date, your name and email address. You then must submit a request for registration to Computershare: (1) by email to legalproxy@computershare.com; (2) by mail to PO Box 43001, Providence, RI 02940-3006. A request for a legal proxy must be received by Computershare at least 3 business days prior to the date of the special meeting.

If you hold shares in a brokerage or other account in “street name” as of the record date, you are a “beneficial owner.”

Even if you plan to attend the CCFNB special meeting or the MBF special meeting, as applicable, virtually, CCFNB and MBF nevertheless recommend that you vote your shares by proxy in advance as described below so that your vote will be counted if you later decide not to or become unable to attend your company’s special meeting.

Additional information on attending the virtual special meetings can be found under the section entitled “THE CCFNB SPECIAL MEETING—Attending the Virtual Special Meeting” on page 67 and under the section entitled “THE MBF SPECIAL MEETING—Attending the Virtual Special Meeting” on page 73.

Q:	How can I vote my shares without attending my respective special meeting?

A:

Whether you hold your shares directly as the holder of record of CCFNB common stock or MBF common stock or beneficially in “street name,” you may vote by proxy without attending the CCFNB special meeting or the MBF special meeting, as applicable.

If you are a record holder of CCFNB common stock or MBF common stock, you can vote your shares by proxy over the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. If you hold shares beneficially in “street name” as a beneficial owner of CCFNB common stock or MBF common stock, you should follow the voting instructions provided by your bank, broker, trustee or other nominee.

Additional information on voting procedures can be found under the section entitled “THE CCFNB SPECIAL MEETING—Attending the Virtual Special Meeting” on page 67 and under the section entitled “THE MBF SPECIAL MEETING—Attending the Virtual Special Meeting” on page 73.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this document, please vote as soon as possible. If you are a recordholder of CCFNB common stock or MBF common stock, please respond by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or through the Internet, as soon as possible so that your shares are represented at your meeting. Please note that if you are a beneficial owner with shares held in “street name,” you should follow the voting instructions provided by your bank, broker, trustee or other nominee.

Q:	If I am a beneficial owner with my shares held in “street name” by a bank, broker, trustee or other nominee, will my bank, broker, trustee or other nominee vote my shares for me?

A:

No. Your bank, broker, trustee or other nominee cannot vote your shares without instructions from you. You should instruct your bank, broker, trustee or other nominee how to vote your shares in accordance with the instructions provided to you. If you fail to provide instructions, your shares will not be voted. Please check the voting instruction form used by your bank, broker, trustee or other nominee.

Q:	What is a “broker non-vote”?

A:

Banks, brokers, trustees and other nominees who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers, trustees and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner.

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one (1) proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at each of the CCFNB special meeting and the MBF special meeting will be “non-routine” matters, and, as such, we expect that no broker non-votes will be received for either special meeting.

For CCFNB shareholders, failure to instruct your bank, broker, trustee or other nominee on how to vote your CCFNB shares will result in those shares not being voted at the meeting at all. That failure to vote will make it more difficult for CCFNB to achieve a quorum for the CCFNB special meeting and will have the same effect as a vote “AGAINST” the CCFNB merger proposal and will have no effect on the CCFNB adjournment proposal.

For MBF shareholders, failure to instruct your bank, broker, trustee or other nominee on how to vote your MBF shares will result in those shares not being voted at the meeting at all. That failure to vote will make it more difficult for MBF to achieve a quorum for the MBF special meeting but will have no effect on the outcome of the MBF merger proposal, compensation proposal or MBF adjournment proposal.

Q:	What if I fail to vote or abstain from voting?

A:	For purposes of the CCFNB special meeting, an abstention occurs when a CCFNB shareholder attends the CCFNB special meeting and does not cast a vote or returns a proxy with an “abstain” instruction.

•	CCFNB merger proposal: An abstention or failure to vote at all will have the same effect as a vote “AGAINST” the CCFNB merger proposal..

•	CCFNB adjournment proposal: An abstention or failure to vote at all will have no effect on the outcome of the CCFNB adjournment proposal.

For purposes of the MBF special meeting, an abstention occurs when an MBF shareholder attends the MBF special meeting and does not vote or returns a proxy with an “abstain” instruction.

•	MBF merger proposal: An abstention or failure to vote at all will have no effect on the outcome of the MBF merger proposal.

•	MBF compensation proposal: An abstention or failure to vote at all will have no effect on the outcome of the MBF compensation proposal.

•	MBF adjournment proposal: An abstention or failure to vote at all will have no effect on the outcome of the MBF adjournment proposal.

Q:	Why is my vote important?

A:

Your failure to submit a proxy or vote in person at your respective special meeting, or your failure to instruct your bank, broker, trustee or other nominee how to vote, will prevent your shares of CCFNB common stock or MBF common stock from being counted towards the quorum for the CCFNB special meeting or MBF special meeting, as applicable. If you do not vote, it will be more difficult for each of CCFNB and MBF to obtain the necessary quorum to hold its special meeting and to obtain the shareholder approval that each of its board of directors is recommending and seeking. To approve the CCFNB merger proposal, the holders of at least 66-2/3% of the outstanding shares of CCFNB common must vote in favor of the CCFNB merger proposal. Approval of the MBF merger proposal requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting by the holders of MBF common stock.

The CCFNB board of directors unanimously recommend that you vote “FOR” the CCFNB merger proposal and the MBF board of directors unanimously recommend that you vote “FOR” the MBF merger proposal. The CCFNB board of directors and the MBF board of directors also unanimously recommend that you vote “FOR” the other proposals to be considered at the CCFNB special meeting and the MBF special meeting, respectively.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:

If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of CCFNB common stock represented by your proxy will be voted ”FOR” such proposals, or the shares of MBF common stock represented by your proxy will be voted ”FOR” such proposals, as the case may be. If you are entitled to dissenters rights, your return of a proxy card without voting instructions will prevent you from exercising your dissenters rights.

Q:	Can I change my vote after I have delivered my proxy or voting instruction card?

A:

If you directly hold shares of CCFNB common stock or MBF common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at your meeting. You can do this by:

•	Submitting a written statement that you would like to revoke your proxy to the corporate secretary of CCFNB or MBF, as applicable;

•	Signing and returning a proxy card with a later date;

•	Attending the special meeting in person and voting at the special meeting; or

•	Voting by telephone or the Internet at a later time.

If you are a beneficial owner and your shares are held by a bank, broker, trustee or other nominee, you may change your vote by:

•	contacting your bank, broker, trustee or other nominee; or

•

attending the special meeting in person and voting your shares if you have first obtained a legal proxy from your broker, bank or other nominee and register beforehand. Please contact your bank, broker, trustee or other nominee for further instructions.

Q:	Will CCFNB be required to submit the CCFNB merger proposal to its shareholders even if the CCFNB board of directors has withdrawn, modified or qualified its recommendations?

A:

Yes. Unless the merger agreement is terminated before the CCFNB special meeting, under the merger agreement CCFNB is required to submit the CCFNB merger proposal to its shareholders even if the CCFNB board of directors has withdrawn, modified or qualified its recommendations.

Q:	Will MBF be required to submit the MBF merger proposal to its shareholders even if the MBF board of directors has withdrawn, modified or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the MBF special meeting, under the merger agreement MBF is required to submit the MBF merger proposal to its shareholders even if the MBF board of directors has withdrawn, modified or qualified its recommendation.

Q:	Are CCFNB shareholders entitled to dissenters’ or appraisal rights?

A:

No. CCFNB shareholders are not entitled to dissenters’ or appraisal rights under the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”). For more information, see the section entitled “THE MERGER—Appraisal or Dissenters’ Rights in the Merger” beginning on page 157.

Q:	Are MBF shareholders entitled to dissenters’ rights of appraisal?

A:

Yes. MBF shareholders will have the right to dissent with respect to the proposed merger and to obtain payment of the fair value of their shares under Chapter 15 of the PBCL. For more information, see the section entitled “THE MERGER—Appraisal or Dissenters’ Rights in the Merger” beginning on page 157.

Q:

Are there any risks that I should consider in deciding whether to vote for the approval of the CCFNB merger proposal, the MBF merger proposal, or the other proposals to be considered at the CCFNB special meeting and the MBF special meeting, respectively?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “RISK FACTORS” beginning on page 46. You should also read and carefully consider the risk factors of CCFNB and MBF that may be contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q:	What are the material U.S. federal income tax consequences of the merger to CCFNB shareholders?

A:	CCFNB shareholders generally will not have a taxable event as a result of the completion of the merger.

Q:	What are the material U.S. federal income tax consequences of the merger to MBF shareholders?

A:

The merger has been structured to qualify as a reorganization for federal income tax purposes, and it is a condition to our respective obligations to complete the merger that each of CCFNB and MBF receives a legal opinion to that effect. Accordingly, MBF shareholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their MBF common stock for CCFNB common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of CCFNB common stock. You should be aware that the tax consequences of the merger may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” beginning on page 178.

Q:	When is the merger expected to be completed?

A:

Neither CCFNB nor MBF can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. MBF must first obtain the approval of MBF shareholders for the MBF merger proposal, and CCFNB must obtain the approval of CCFNB shareholders for the CCFNB merger proposal. CCFNB and MBF must also obtain requisite regulatory approvals and satisfy certain other closing conditions. CCFNB and MBF expect the merger to be completed promptly once CCFNB and MBF have obtained their respective shareholders’ approvals noted above, have obtained requisite regulatory approvals and have satisfied certain other closing conditions. Subject to the foregoing, CCFNB and MBF anticipate that the mergers will be completed during the fourth quarter of 2023.

Q:	What are the conditions to complete the merger?

A:

The obligations of CCFNB and MBF to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of requisite regulatory approvals and the expiration of all statutory waiting periods without the imposition of any materially burdensome regulatory condition, the receipt of certain tax opinions, approval by CCFNB shareholders of the CCFNB merger proposal, approval by MBF shareholders of the MBF merger proposal, effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, absence of legal restraint prohibiting the merger, and accuracy of the representations and warranties made in the merger agreement, subject to certain materiality qualifications. For more information, see “THE MERGER AGREEMENT—Conditions to Complete the Merger” beginning on page 173.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, MBF will remain an independent company, MFB shareholders will not receive any consideration for their shares of MBF common stock in connection with the merger, MBF common stock will continue to be quoted on OTCQB and CCFNB will not complete the issuance of shares of CCFNB common stock pursuant to the merger agreement. In addition, if the merger agreement is terminated in certain circumstances, a termination fee of $2.6 million will be payable by either CCFNB or MBF, as applicable. See “THE MERGER AGREEMENT—Termination Fee” beginning on page 176 for a more detailed discussion of the circumstances under which a termination fee will be required to be paid.

Q:	What happens if I sell my shares after the applicable record date but before my company’s special meeting?

A:

Each of the CCFNB and MBF record date is earlier than the date of the CCFNB special meeting and the MBF special meeting, respectively, and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of CCFNB common stock or MBF common stock, as applicable, after the applicable record date but before the date of the applicable special meeting, you will retain your right to vote at such special meeting (provided that such shares remain outstanding on the date of such special meeting) but, with respect to the MBF common stock, you will not have the right to receive the merger consideration to be received by MBF shareholders in connection with the merger. In order to receive the merger consideration, you must hold your shares of MBF common stock through the completion of the merger.

Q:	Should I send in my stock certificates now?

A:

No. Please do not send in your stock certificates with your proxy. After the merger is completed, American Stock Transfer & Trust Company, LLC, as exchange agent (the “exchange agent”), will send you instructions for exchanging MBF stock certificates for the merger consideration to be received in the merger. See “THE MERGER AGREEMENT—Exchange of Shares” beginning on page 161.

Q:	What should I do if I receive more than one set of voting materials for the same special meeting?

A:

If you are a beneficial owner and hold shares of CCFNB common stock or MBF common stock in “street name” and also are a record holder and hold shares directly in your name or otherwise or if you hold shares of CCFNB common stock or MBF common stock in more than one (1) brokerage account, you may receive more than one (1) set of voting materials relating to the same special meeting.

Record Holders. For shares held directly, please complete, sign, date and return each proxy card (or cast your proxy vote by telephone or internet as provided on each proxy card) or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your shares of CCFNB common stock and/or MBF common stock are voted.

Beneficial Owners. For shares held in “street name” through a bank, broker, trustee or other nominee, you should follow the procedures provided by your bank, broker, trustee or other nominee in order to vote your shares.

Q:	Who can help answer my questions?

A:

CCFNB shareholders: If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact CCFNB’s proxy solicitor, D.F. King & Co., Inc., at the following address:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Stockholders may call toll free: (800) 207-3159

Banks and Brokers may call collect: (212) 269-5550

Email: CCFNB@dfking.com

MBF shareholders: If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact Beth Benson, Corporate Secretary of MBF, at the following address: 2 N. Main Street, Muncy, PA 17756, or by telephone at (570) 546-2211.

Q:	Where can I find more information about CCFNB and MBF?

A:	You can find more information about CCFNB and MBF from the various sources described under “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 199.

Q:	What is householding and how does it affect me?

A:

The SEC permits companies to send a single set of proxy materials to any household at which two (2) or more shareholders reside, unless contrary instructions have been received, but only if the applicable shareholders provide advance notice and follow certain procedures. In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of CCFNB common stock and MBF common stock, as applicable, held through brokerage firms. If your family has multiple accounts holding CCFNB common stock or MBF common stock, as applicable, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this joint proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this joint proxy statement/prospectus promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

SUMMARY

This summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the matters being considered at the CCFNB special meeting and the MBF special meeting.

Information about the Companies (pages 78 and 92)

CCFNB Bancorp, Inc.

CCFNB Bancorp, Inc. is a Pennsylvania corporation and the financial holding company for First Columbia Bank & Trust Co., a Pennsylvania bank and trust company, with its principal place of business in Bloomsburg, Columbia County, Pennsylvania. CCFNB was incorporated June 20, 1983 for the purpose of becoming a bank holding company for Columbia County Farmers National Bank. In 2008, Columbia Financial Corporation, the bank holding company for FCBT, merged with and into CCFNB with CCFNB as the surviving corporation in that holding company merger. Columbia County Farmers National Bank, the bank subsidiary of CCFNB, merged with and into FCBT with FCBT as the surviving bank in the concurrent bank merger. CCFNB is subject to regulation and supervision by the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve Board, and by the Pennsylvania Department of Banking and Securities, which we refer to as PADOBS.

As of March 31, 2023, CCFNB had total consolidated assets of approximately $955.0 million, total gross loans not held for sale of approximately $539.3 million, total deposits of approximately $675.4 million and total consolidated stockholders’ equity of approximately $92.6.

CCFNB common stock is quoted on the OTC Pink under the trading symbol “CCFN.”

FCBT is a full-service community commercial bank engaging in a full line of personal, business and municipal financial services and alternative investment products, including corporate and personal fiduciary services. FCBT currently operates 12 full-service banking offices in Columbia, Montour and Northumberland counties in central Pennsylvania. FCBT has 177 employees. FCBT is subject to regulation and supervision by the PADOBS and the Federal Deposit Insurance Corporation, which we refer to as the FDIC.

CCFNB’s principal executive offices are located at 232 East Street, Bloomsburg, PA 17815, its phone number is 570-784-1660 and its website is https://www.firstcolumbiabank.com.

Muncy Bank Financial, Inc.

Muncy Bank Financial, Inc. is a Pennsylvania corporation and the bank holding company for The Muncy Bank and Trust Company, a Pennsylvania bank and trust company with its principal place of business in Muncy, Lycoming County, Pennsylvania. MBF was incorporated on August 25, 1988 for the purpose of becoming the bank holding company for Muncy Bank. MBF is subject to regulation and supervision by the Federal Reserve Board and the PADOBS.

As of March 31, 2023, MBF had total consolidated assets of approximately $650.9 million, total loans of approximately $497.2 million, total deposits of approximately $552.1 million and total consolidated shareholders’ equity of approximately $50.1 million.

MBF common stock is quoted on OTCQB under the trading symbol “MYBF.” Muncy Bank currently operates 10 full-service banking offices located in Lycoming, Clinton and Northumberland counties in central Pennsylvania. Muncy Bank has 127 employees. Muncy Bank is subject to regulation and supervision by the PADOBS and the FDIC.

MBF’s principal executive offices are located at 2 N. Main Street, Muncy, Pennsylvania 17756, its phone number is (570) 546-2211 and its website is https://ir.muncybank.com.

Recent Developments (page 100)

CCFNB announced second quarter 2023 earnings on August 1, 2023 and MBF announced second quarter earnings on July 31, 2023.

The Merger and the Merger Agreement (pages 113 and 160)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the merger.

Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, MBF will merge with and into CCFNB, with CCFNB as the surviving entity. The merger agreement further provides that, immediately following the merger, Muncy Bank will merge with and into FCBT with FCBT as the surviving bank. In connection with the merger, CCFNB will change its name to “Muncy Columbia Financial Corporation” and, in connection with the bank merger, FCBT will change its name to “Journey Bank.” Following the merger, MBF common stock will cease to be quoted on OTCQB and will cease to be publicly traded.

This summary and the copy of the merger agreement attached to this document as Annex A are included solely to provide investors with information regarding the terms of the merger agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates.

Merger Consideration (pages 113 and 160)

Each share of MBF common stock issued and outstanding immediately prior to the effective time, except for certain shares owned by CCFNB or MBF, will be converted into the right to receive 0.9259 shares of CCFNB common stock. MBF shareholders who would otherwise be entitled to receive a fraction of a share of CCFNB common stock in the merger will instead receive, for such fraction, an amount in cash (rounded to the nearest cent) based on the CCFNB determination date market price.

CCFNB common stock is quoted on OTC Pink under the symbol “CCFN,” and MBF common stock is quoted on OTCQB under the symbol “MYBF.” The following table shows the closing sale price of CCFNB common stock and closing bid price of MBF common stock on April 17, 2023, the last trading day before the public announcement of the merger agreement, and on August 15, 2023, the last practicable trading day before the printing of this joint proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of MBF common stock, which was calculated by multiplying such closing sales prices of CCFNB common stock on those dates by the exchange ratio of 0.9259.

	CCFNB Common Stock	MBF Common Stock	Implied Value of One Share of MBF Common Stock
April 17, 2023[1]	$40.05	$40.00	$37.08
August 15, 2023	$40.50	$37.00	$37.50

[1]	There were no trades of MBF common stock on April 17, 2023. The last trade prior to April 17, 2023 occurred on April 7, 2023 at $40.00 per share.

For more information on the exchange ratio, see the section entitled “THE MERGER—Terms of the Merger” beginning on page 113 and “THE MERGER AGREEMENT—Merger Consideration” beginning on page 160.

CCFNB’s Reasons for the Merger; Recommendation of CCFNB’s Board of Directors (page 120)

After careful consideration, the CCFNB board of directors, at a special meeting held on April 14, 2023, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of CCFNB common stock, are advisable and fair to and in the best interests of CCFNB and its shareholders and (ii) approved and adopted the merger agreement and the transactions contemplated thereby (including the merger, the issuance of CCFNB common stock, and bank merger agreement). The CCFNB board of directors unanimously recommends that CCFNB shareholders vote “FOR” the CCFNB merger proposal and “FOR” the CCFNB adjournment proposal.

In reaching its decision to approve the merger agreement and the merger and to recommend that CCFNB’s shareholders vote “FOR” the merger agreement and the merger, the CCFNB board of directors evaluated the merger agreement and the merger in consultation with CCFNB management, as well as CCFNB’s financial and legal advisors, and considered a number of factors, including but not limited to the following material factors, which are not presented in any order of priority:

•

the opinion, dated April 17, 2023, of TKG to CCFNB’s board of directors as to the fairness to the holders of CCFNB common stock, from a financial point of view and as of the date of the opinion, of the merger consideration, as more fully described below under “The Merger—Opinion of CCFNB’s Financial Advisor” beginning on page 125;

•

the anticipated pro forma financial impact of the merger on CCFNB (assuming the merger would be completed in 2023), including projected net income for the combined company of approximately $23 million in 2024 and the resulting positive impact on CCFNB’s earnings per share of approximately 58% in 2024 and 50% in 2028 attributable to (i) the positive impact of fair value adjustments on interest income, (ii) the positive contribution of MBF’s net income to the combined company, (iii) the potential efficiencies to be realized from the combination of the companies, and (iv) the complimentary nature of the companies’ respective balance sheets (the post-merger CCFNB is expected to have a higher loan to deposit ratio than the pre-merger CCFNB due to MBF’s stronger level of loan demand); increases in the return on assets ratio to 1.50% and the return on average equity ratio to 16.75% due to such increased earnings; the potential for the earn back of tangible book value dilution in 3.25 years as a result of such increased earnings; and, the generation of capital resulting from such increased earnings as represented by the anticipated increase in the combined bank’s tier 1 leverage ratio from a pro forma 8.20% at completion of the merger to more than 9.00% by the end of 2024 and continuing increases thereafter; and

•	the ability to achieve a sustainable management succession plan for the combined company through the combination of the company’s management teams.

For a more detailed discussion of the CCFNB board of directors’ recommendation and the material factors considered, see “THE MERGER—CCFNB’s Reasons for the Merger; Recommendation of CCFNB’s Board of Directors” beginning on page 120.

Opinion of CCFNB’s Financial Advisor (page 125)

The Kafafian Group, Inc., which we refer to as TKG, acted as financial advisor to CCFNB’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the April 14, 2023 meeting at which CCFNB’s board of directors considered the merger and the merger agreement, TKG delivered to the board of directors its oral opinion, which was confirmed in writing dated April 17, 2023, to the effect that, as of April 17, 2023, the merger consideration was fair to CCFNB shareholders from a financial point of view. TKG’s opinion speaks only as of the date of the opinion. The full text of TKG’s opinion is attached as Annex B to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by TKG in rendering its opinion.

TKG’s opinion was for the information of, and was directed to, the CCFNB board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of CCFNB to engage in the merger or enter into the merger agreement, nor did TKG’s opinion constitute a recommendation to the CCFNB board of directors in connection with the merger. TKG’s opinion does not constitute a recommendation to any holder of CCFNB common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter. CCFNB shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

For more information, see “THE MERGER—Opinion of CCFNB’s Financial Advisor,” beginning on page 125, and Annex B.

MBF’s Reasons for the Merger; Recommendation of MBF’s Board of Directors (page 134)

After careful consideration, the MBF board of directors, at a meeting held on April 14, 2023, unanimously (i) determined that the merger agreement and the transactions contemplated thereby are advisable and fair to and in the best interests of MBF and its shareholders and (ii) approved and adopted the merger agreement and the bank merger agreement. The MBF board of directors unanimously recommends that MBF shareholders vote “FOR” the MBF merger proposal, “FOR” the compensation proposal and “FOR” the MBF adjournment proposal.

In reaching its decision to approve the merger agreement and the merger and to recommend that MBF’s shareholders vote “FOR” the merger agreement and the merger, the MBF board of directors evaluated the merger agreement and the merger in consultation with MBF management, as well as MBF’s financial and legal advisors, and considered a number of factors, including the following material factors, which are not presented in any order of priority:

•

the opinion, dated April 14, 2023, of Griffin Financial, MBF’s financial advisor, to the MBF board of directors that, as of such date, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of MBF common stock, as more fully described below under “Opinion of MBF’s Financial Advisor”;

•

the anticipated pro forma impact of the merger to MBF shareholders and on the combined company (assuming the merger would be completed in 2023), including projected net income for the combined company of approximately $21 million in 2024 and the resulting posititive impact on MBF’s shareholder earnings per share of approximately 19% in 2024 attributable to (i) the net positive impact of fair value and purchase accounting adjustments related to the MBF investment and loan portfolios on interest income, net of amortization of the estimated fair value of the core deposit intangible asset, (ii) the positive contribution of CCFNB’s net income to the combined company, and (iii) the potential efficiencies to be reallized from the combination of the companies; the significant tangible book value per share dilution to be recognized by CCFNB and MBF shareholders of approximately 23% and 7%, respectively, noting that the CCFNB dilution would recover to current levels in less than 2 years and the MBF dilution would be earned back in less than 2 years as a result of the increased earnings and the expected recovery of CCFNB’s interest rate related unrealized losses on its available for sale debt security portfolio, as well as that a significant component of the tangible book value per share dilution related to the purchase accounting adjustment to record the MBF loan portfolio at a current fair value; and that the combined bank tier 1 leverage ratio would be in the 9.00% range at closing depending on the timing of recognition of certain conversion and personnel costs;

•

the MBF board’s belief that the merger will create a larger banking franchise with an attractive branch footprint, strong capital ratios and an attractive funding base that has the potential to deliver a higher value to MBF’s shareholders as compared to continuing to operate as a stand-alone entity; and

•	the structure of the merger as a “strategic merger of equals” and that the merger provides that MBF will have a significant voice in the combined company by virtue of significant membership on the combined company’s board of directors by current MBF directors, significant representation on the senior management team of the combined company and the significant ownership percentage in the combined company by MBF’s shareholders.

For a more detailed discussion of the MBF board of directors’ recommendation and the material factors considered, see “THE MERGER—MBF’s Reasons for the Merger; Recommendation of MBF’s Board of Directors” beginning on page 134.

Opinion of MBF’s Financial Advisor (page 139)

Griffin Financial Group LLC, which we refer to as Griffin, acted as financial advisor to MBF’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the April 14, 2023 meeting at which MBF’s board of directors considered the merger and the merger agreement, Griffin delivered to the board of directors its oral opinion, which was confirmed in writing dated April 14, 2023, to the effect that, as of such date, the merger consideration was fair to the holders of MBF common stock from a financial point of view. Griffin’s opinion speaks only as of the date of the opinion. The full text of Griffin’s opinion is attached as Annex C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Griffin in rendering its opinion.

Griffin’s opinion was for the information of, and was directed to, the MBF board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of MBF to engage in the merger or enter into the merger agreement, nor did Griffin’s opinion constitute a recommendation to the MBF board of directors in connection with the merger. Griffin’s opinion does not constitute a recommendation to any holder of MBF common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter. MBF shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

For more information, see “THE MERGER – Opinion of MBF’s Financial Advisor,” beginning on page 139, and Annex C.

Interests of Certain CCFNB Directors and Named Executive Officers in the Merger (page 149)

In considering the recommendation of CCFNB’s board of directors with respect to the merger, CCFNB’s shareholders should be aware that the directors and named executive officers of CCFNB have certain interests in the merger that may be different from, or in addition to, the interests of CCFNB’s shareholders generally. These interests include, among others, the following:

•	at the effective time, all of the CCFNB directors and named executive officers will continue to serve as directors or executive officers, as applicable, of the combined company; and

•

certain directors will retire from the CCFNB board three months after the merger is consummated and will then serve on an advisory board for which they will be compensated at the rate of $25,000 a year; and

•

the CCFNB and FCBT have entered into amended and restated employment agreements with Lance Diehl, President and CEO, and Jeffrey Arnold, Executive Vice President and Chief Financial Officer, increasing their annual base salaries to amounts corresponding to the higher annual base salaries being paid to their corresponding MBF and/or Muncy Bank peer, to be effective on the effective date of the merger, specifying their respective roles and titles upon the effective date of the merger and, in Mr. Diehl’s case, providing for a term that is to expire March 31, 2026 that includes a part-time employment period that would not begin until at least 4 months after the effective date of the merger, but not more than 12 months after the effective date of the merger, in order to facilitate an orderly succession transition of senior leadership over an approximately two years and four months period to Robert J. Glunk, currently the Chairman, President and Chief Executive Officer of MBF and Muncy Bank, who will become the Senior Executive Vice President and Chief Operating Officer of CCFNB and President and Chief Executive Officer of FCBT on the effective date of the merger.

CCFNB’s board of directors was aware of these interests and considered them, among other matters, in making its recommendation that CCFNB’s shareholders vote to approve the CCFNB merger proposal. For more information, see “THE MERGER—Background of the Merger” beginning on page 113 and “THE MERGER—CCFNB’s Reasons for the Merger; Recommendation of CCFNB’s Board of Directors” beginning on page 120. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “THE MERGER—Interests of Certain CCFNB Directors and Named Executive Officers in the Merger” beginning on page 149.

Interests of Certain MBF Directors and Named Executive Officers in the Merger (page 150)

In considering the recommendations of MBF’s board of directors, MBF’s shareholders should be aware that MBF’s directors and named executive officers have interests in the merger that may be different from, or in addition to, the interests of the MBF’s shareholders generally. These interests include, among others, the following:

•

At the effective time, all of the MBF directors and named executive officers will serve as directors or executive officers, as applicable, of CCFNB and/or FCBT and will receive compensation for such service;

•

Certain directors will retire from the CCFNB board three months after the merger is consummated and will then serve on an advisory board for which they will be compensated at the rate of $25,000 a year.

•

Robert J. Glunk has entered into a new employment agreement with CCFNB and FCBT that, effective at the effective time of the merger, will terminate, supersede, and replace his current employment agreement with MBF and Muncy Bank; the new agreement provides for a transaction bonus which will become payable upon the effective time of the merger, and provides that the mergers will not be considered a change in control to the extent that the occurrence of the mergers would entitle him to receive enhanced retirement benefits or a change in control payment under his MBF employment agreement;

•

Joseph K. O’Neill, Jr. entered into an employment agreement with CCFNB and FCBT that, effective at the effective time of the merger, in consideration for a transaction bonus payment payable to him upon the effective time of the merger, provides that the mergers will not be considered a change in control to the extent that he would be entitled to receive enhanced retirement benefits, and effective upon the effective time of the mergers, amends his existing supplemental executive retirement plan to reduce the normal retirement age thereunder from 65 to 60.

•

At the effective time of the merger, MBF will terminate all MBF director retirement agreements between Muncy Bank and its directors and will satisfy its obligations under those agreements by making a lump sum payment to each director of the full change in control benefit provided under each agreement (which would otherwise have been payable in monthly installments over five (5) years to each director).

•

Following the effective time, CCFNB will indemnify present and former directors and officers of MBF and its subsidiaries for a period of six years to the same extent MBF or Muncy Bank would have been obligated to provided such indemnification. CCFNB also agreed to maintain in effect a directors’ and officers’ liability insurance policy for a period of six years after the effective time of the merger.

MBF’s board of directors was aware of these interests, including the material terms thereof, and considered them, among other matters, in making its recommendation that MBF’s shareholders vote to approve the MBF merger proposal. For more information, see “THE MERGER—Background of the Merger” beginning on page 113 and “THE MERGER—MBF’s Reasons for the Merger; Recommendation of MBF’s Board of Directors” beginning on page 134. These interests are described in more detail, and certain of them are quantified, in the section entitled “THE MERGER—Interests of Certain MBF Directors and Named Executive Officers in the Merger” beginning on page 150.

Governance of CCFNB After the Merger (page 153)

Boards of Directors of the Combined Company and the Combined Bank

At the effective time of the merger, the number of directors that will comprise the full boards of directors of CCFNB and FCBT will be twenty, of which (i) twelve will be all of the existing directors of CCFNB immediately prior to the effective time and (ii) eight will be all of the existing directors of MBF immediately prior to the effective time. Four of the CCFNB directors and two of the MBF directors, however, have agreed, pursuant to the terms of their respective voting agreements, to resign from the boards of directors of CCFNB and FCBT effective as of the three month anniversary of the effective time of the mergers. As a result, the boards of directors of CCFNB and FCBT will thereafter be comprised of fourteen directors, eight of whom will be directors of CCFNB prior to the effective time, referred to in this document as the CCFNB continuing directors, and six of whom will be directors of MFB prior to the effective time, referred to in this document as the MBF continuing directors.

CCFNB has a classified board of directors consisting of three classes. Each director generally holds office for a three-year term. The terms of the classes are staggered so that the term of office of one class expires each year. The eight MBF directors will be appointed among the three classes so that the numbers of directors in each class, both as of the effective time of the merger and after the resignation of directors to be effective upon the three month anniversary of the effective time, will be as nearly equal as possible.

CCFNB has agreed, pursuant to the merger agreement, to renominate each MBF continuing director to one additional term when the initial term of the class to which he or she is appointed expires. In addition, any vacancies in MBF continuing directors occurring during the initial term or the first additional term of the class affected by the vacancy will be generally nominated by the remaining MBF continuing directors.

CCFNB also has agreed that after completion of the merger, non-employee directors fees will be as follows: (i) $1,550 per month retainer fee; (ii) $700 per month board fee; (iii) $350 per committee meeting fee; (iv) $450 per special meeting fee; and (v) $600 per meeting committee chair fee in lieu of the standard committee meeting fee.

Lance O. Diehl, currently President and Chief Executive Officer of CCFNB and FCBT, will become Chairman, President and Chief Executive Officer of CCFNB and Executive Chairman of FCBT upon the effective time of the mergers. Robert J. Glunk, currently Chairman, President and Chief Executive Officer of MBF and Muncy Bank, will become Senior Executive Vice President and Chief Operating Officer of CCFNB and President and Chief Executive Officer of FCBT upon the effective time of the mergers.

Mr. Diehl’s amended and restated employment agreement dated August 2, 2023 with CCFNB and FCBT provides for a term expiring March 31, 2026, at which time it is anticipated that Mr. Diehl would retire from active service as an executive officer of CCFNB and FCBT and Mr. Glunk would succeed Mr. Diehl as chief executive officer of CCFNB. In order to facilitate both a successful integration of CCFNB and MBF upon completion of the merger and an orderly succession transition, Mr. Diehl’s employment agreement further provides that no later than 12 months after the effective date of the merger, but not earlier than 4 months after such effective date, Mr. Diehl, at his election or the election of the CCFNB board of directors, will fulfill his duties as Chairman, President and Chief Executive Officer of CCFNB and Executive Chairman of FCBT on a part-time basis consisting of not less than 3 days per week, or 24 hours per week, and that Mr. Diehl shall make himself available as may be necessary or appropriate to fulfill such duties and responsibilities.

At the effective time, FCBT will establish an Advisory Board of Directors and will appoint to it, for a three year term, each director of CCFNB and FCBT and each director of MBF and Muncy Bank who retires from the CCFNB and Muncy Bank boards of directors, effective as of the three month anniversary of the effective time of the mergers. Advisory Board members will receive an annual fee in the amount of $25,000 for their service.

At the effective time, the other key officers of CCFNB and FCBT will be as set forth below:

Other CCFNB Key Officers

•	Jeffrey T. Arnold, Executive Vice President and Treasurer

•	Joseph K. O’Neill, Jr., Executive Vice President and Chief Financial Officer

Other FCBT Key Officers

•	Jeffrey T. Arnold, Senior Executive Vice President of Finance and Risk Management

•	Tammy L. Gunsallus, Senior Executive Vice President of Retail, Operations and Mortgages

•	Paul Page, Executive Vice President and Chief Lending Officer

•	Jeffrey Whitenight, Executive Vice President and Retail Banking Manager

•	Kevin Weinhoffer, Executive Vice President and Chief Commercial Officer

•	Joseph K. O’Neill, Jr., Executive Vice President and Chief Financial Officer

Name and Headquarters (page 155)

The merger agreement provides that the names of the surviving corporation and surviving bank will be Muncy Columbia Financial Corporation and Journey Bank, respectively, and that the headquarters and main offices of Muncy Columbia Financial Corporation and Journey Bank will remain located at 232 East Street, Bloomsburg, Pennsylvania.

Regulatory Approvals (page 155)

Subject to the terms of the merger agreement, CCFNB and MBF have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings, to make such filings as promptly as possible, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. The requisite regulatory approvals include, among others, the Federal Reserve Board, for the merger, the approval of the FDIC for the bank merger, and the approval of the PADOBS for the merger and the bank merger. As of the date of this joint proxy statement/prospectus, CCFNB has received notice of the approval of the bank merger by the FDIC, the approval of the merger and the bank merger by the PADOBS and the granting by the Federal Reserve Board of CCFNB’s request for a waiver, in accordance with applicable regulations, of the requirement to apply for approval of the merger.

Expected Timing of the Merger

Neither CCFNB nor MBF can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. MBF must first obtain the approval of MBF shareholders for the MBF merger proposal, and CCFNB must first obtain the approval of CCFNB shareholders for the CCFNB merger proposal. CCFNB and MBF must also satisfy certain other closing conditions. CCFNB and MBF expect the merger to be completed promptly once CCFNB and MBF have obtained their respective shareholders’ approvals noted above and have satisfied the other closing conditions. Subject to the foregoing, CCFNB and MBF anticipate that the mergers will be completed during the fourth quarter of 2023.

Conditions to Complete the Merger (page 173)

As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include:

•

CCFNB shareholder approval of the CCFNB merger proposal and MBF shareholder approval of the MBF merger proposal. See “THE MERGER AGREEMENT—Meetings; Recommendation of CCFNB’s and MBF’s Boards of Directors” beginning on page 170 for additional information regarding the “requisite CCFNB vote” and the “requisite MBF vote”;

•

all requisite regulatory approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated, without the imposition of any materially burdensome regulatory condition. See “THE MERGER—Regulatory Approvals” beginning on page 155 for additional information regarding the “requisite regulatory approvals” and the “materially burdensome regulatory condition”;

•

the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for such purpose initiated or threatened and not withdrawn);

•	no court or governmental entity having issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the merger;

•

the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

•

the performance by the other party, in all material respects, of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect); and

•

receipt by each party of an opinion of legal counsel to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement (page 174)

The merger agreement can be terminated at any time prior to completion of the merger, whether before or after the receipt of the requisite MBF vote, in the following circumstances:

•	by mutual written agreement of CCFNB and MBF;

•

by either CCFNB or MBF if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, decree, ruling or taken other action restraining, enjoining or otherwise prohibiting the merger;

•

by either CCFNB or MBF if the merger has not been completed on or before April 1, 2024, which we call the termination date, unless the failure of the merger to be completed by such date is due to the material breach of the party seeking to terminate the merger agreement of any representation, warranty, covenant or other agreement contained in the merger agreement;

•	by either CCFNB or MBF (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there is a material breach of any of the other party’s representations or warranties, covenants or obligations set forth in the merger agreement, which breach by its nature cannot be cured prior to April 1, 2024 or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party prior to April 1, 2024;

•

by MBF, if CCFNB or the CCFNB board of directors (i) has withdrawn or adversely changed its recommendation to CCFNB shareholders to approve the CCFNB merger proposal, which we refer to as a recommendation change, (ii) approves or recommends an alternative transaction or publicly proposes to do so, (iii) enters into a letter of intent or agreement for an alternative transaction or that requires CCFNB to terminate or abandon the merger; or (iv) if MBF is entitled to pursue an alternative transaction and does so. See “THE MERGER AGREEMENT—Meetings; Recommendation of CCFNB’s and MBF’s Boards of Directors” beginning on page 170 for additional information regarding the “recommendation change”;

•

by CCFNB, if MBF or the MBF board of directors (i) enters into a letter of intent or agreement for an alternative proposal, (ii) has made a recommendation change, (iii) is entitled to pursue an alternative transaction and does so, or (iv) approves or recommends an alternative transaction or publicly proposes to do so. See “THE MERGER AGREEMENT—Meetings; Recommendation of CCFNB’s and MBF’s Boards of Directors” beginning on page 170 for additional information regarding the “recommendation change”;

•

by CCFNB or MBF, if, respectively, the shareholders of (i) MBF fail to approve the MBF merger proposal at the MBF special meeting, or (ii) the CCFNB shareholders fail to approve the CCFNB merger proposal at the MBF special meeting; provided that a party may not terminate for this reason if, prior to the shareholder vote, its board of directors shall have made a recommendation change; or

•

by MBF if both (i) the determination date market price of CCFNB common stock is less than $35.24 per share and (ii) the ratio of the determination date market price of CCFNB common stock to the $44.05 per share starting price of CCFNB common stock is more than 20% less than the ratio of the average of the NASDAQ Bank Index Value for the price determination period to the NASDAQ Bank Index Value on April 17, 2023; subject to the right of CCFNB to increase the conversion ratio such that the aggregate value of the merger consideration, based upon the determination date market price, would be sufficient to preclude termination on the basis of this market termination test.

Termination Fee (page 176)

If the merger agreement is terminated under certain circumstances, including circumstances involving an alternative acquisition proposal or recommendation change, CCFNB or MBF may be required to pay a termination fee to the other equal to $2.6 million.

Accounting Treatment (page 155)

The merger will be accounted for as an acquisition of MBF by CCFNB under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States, or GAAP.

The Rights of MBF Shareholders Will Change as a Result of the Merger (page 184)

The rights of MBF shareholders are governed by Pennsylvania law and the MBF articles of incorporation and bylaws. In the merger, MBF shareholders will become CCFNB shareholders, and their rights will be governed by Pennsylvania law and the CCFNB articles of incorporation and bylaws. MBF shareholders will have different rights once they become CCFNB shareholders due to differences between the MBF governing documents, on the one hand, and the CCFNB governing documents, on the other hand. These differences are described in more detail under the section entitled “COMPARISON OF THE RIGHTS OF CCFNB SHAREHOLDERS AND MBF SHAREHOLDERS” beginning on page 184.

Quotation of CCFNB Common Stock; Cessation of Quotation of MBF Common Stock (page 35)

The shares of CCFNB common stock to be issued in the merger are quoted on OTC Pink. Following the merger, shares of CCFNB common stock will continue to be traded on OTC Pink. The OTC Pink trading market lacks the depth, liquidity and orderliness to maintain a liquid market. Following completion of the merger, CCFNB intends to register the CCFNB common stock under the Securities Exchange Act of 1934, as amended, and to file annual, quarterly and current reports and proxy statements with the SEC. It is expected that this enhanced reporting by CCFNB will provide greater liquidity and a deeper market in which to buy or sell shares of CCFNB common stock and enable the CCFNB board of directors to consider listing CCFNB shares on a major stock exchange at a later time,

Following completion of the merger, MBF common stock will cease to be traded and cease to be quoted on OTCQB.

The CCFNB Special Meeting (page 65)

The CCFNB special meeting will be held virtually via the Internet on October 3, 2023 at 11:00 a.m., Eastern Time.

At the CCFNB special meeting, CCFNB shareholders will be asked to vote on the following matters:

•	the CCFNB merger proposal; and

•	the CCFNB adjournment proposal.

You may vote at the CCFNB special meeting if you owned shares of CCFNB common stock at the close of business on August 17, 2023. As of August 17, 2023, there were 2,080,109 shares of CCFNB common stock outstanding.

As of the close of business on July 31, 2023, CCFNB’s directors and executive officers were entitled to vote an aggregate of 142,661 shares of CCFNB common stock at the special meeting, which represents approximately

6.86% of the issued and outstanding shares of CCFNB common stock entitled to vote at the special meeting.

Each director and executive officer of CCFNB, solely in such director’s or executive officer’s capacity as a shareholder of CCFNB, has entered into a voting agreement with CCFNB and MBF requiring each of them to vote all shares of CCFNB or MBF common stock owned by such director and over which they have sole voting power in favor of the CCFNB merger proposal and the MBF merger proposal, respectively.

The CCFNB merger proposal will be approved if at least 66-2/3% of the outstanding shares of CCFNB common stock are voted “FOR” such proposal. If a CCFNB shareholder present at the CCFNB special meeting abstains from voting, or responds by proxy with an “ABSTAIN,” it will have the same effect as a vote “AGAINST” such proposal. If a CCFNB shareholder is not present at the CCFNB special meeting and does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have the same effect as a vote “AGAINST” such proposal.

The CCFNB adjournment proposal will be approved if a majority of the votes cast by the CCFNB shareholders at the CCFNB special meeting are voted “FOR” such proposal. An abstention or failure to vote at all will have no effect on the outcome of the CCFNB adjournment proposal.

The MBF Special Meeting (page 71)

The MBF special meeting will be held virtually via the Internet on October 3, 2023 at 9:30 a.m., Eastern Time. At the MBF special meeting, MBF shareholders will be asked to vote on the following matters:

•	the MBF merger proposal;

•	the MBF compensation proposal; and

•	the MBF adjournment proposal.

You may vote at the MBF special meeting if you owned shares of MBF common stock at the close of business on August 17, 2023. As of August 17, 2023, there were 1,608,358 shares of MBF common stock outstanding.

As of August 17, 2023, MBF directors and executive officers were entitled to vote an aggregate of 171,652 shares of MBF common stock at the special meeting, which represents approximately 10.67% of the issued and outstanding shares of MBF common stock entitled to vote at the special meeting.

Each director and executive officer of MBF, solely in such director’s or executive officer’s capacity as a shareholder of MBF, has entered into voting agreement with CCFNB and MBF requiring each of them to vote all shares of MBF and CCFNB common stock owned by such director or executive officer and over which he or she has sole voting control in favor of the MBF merger proposal and the CCFNB merger proposal, respectively.

The MBF merger proposal will be approved if a majority of the votes cast by the holders of outstanding shares of MBF common stock entitled to vote at the special meeting are voted “FOR” such proposal. If an MBF shareholder abstains from voting or fails to vote at all, it will have no effect on the outcome of such proposal.

The MBF compensation proposal will be approved if a majority of the votes cast by the holders of outstanding shares of MBF common stock at the MBF special meeting are voted in favor of such proposal. If an MBF shareholder present at the MBF special meeting abstains from voting or fails to vote at all, it will have no effect on the outcome of the compensation proposal.

The MBF adjournment proposal will be approved if a majority of the votes cast by the holders of outstanding shares of MBF common stock at the MBF special meeting are voted in favor of such proposal. If an MBF shareholder abstains from voting or fails to vote at all, it will have no effect on the outcome of such proposal.

Appraisal or Dissenters’ Rights in the Merger (page 157)

MBF shareholders will have the right under Pennsylvania law to dissent with respect to the proposed merger and to obtain payment of the fair value of their shares in cash as determined by an appraisal process in accordance with the procedures under Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”). CCFNB shareholders will not have dissenters’ or appraisal rights. The statutorily determined “fair value” could be more or less than the value of the merger consideration. MBF shareholders who intend to exercise dissenters’ rights should read the statute carefully and consult with their own legal counsel. Failure to strictly comply with the procedures set forth in the PBCL will result in the loss of dissenters’ rights. Also, if you exercise dissenters’ rights, you may have taxable income as a result, so you should consult with your own tax advisor if you intend to dissent. For more information, see “THE MERGER—Appraisal or Dissenters’ Rights in the Merger” beginning on page 157 and Annex F.

Material U.S. Federal Income Tax Consequences of the Merger (page 178)

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and it is a condition to the respective obligations of CCFNB and MBF to complete the merger that each of CCFNB and MBF receives a legal opinion to that effect. Accordingly, assuming the receipt and accuracy of these opinions, a holder who receives solely shares of CCFNB common stock (or receives CCFNB common stock and cash solely in lieu of a fractional share) in exchange for shares of MBF common stock in the merger generally will not recognize any gain or loss upon the merger, except with respect to the cash received in lieu of a fractional share of CCFNB common stock. You should be aware that the tax consequences of the merger may depend upon your own particular tax situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences of the merger to you.

For more detailed information, please refer to “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” beginning on page 178.

The United States federal income tax consequences described above may not apply to all MBF shareholders. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Risk Factors (page 46)

Consummation of the merger and ownership of CCFNB common stock following the merger are subject to certain risks, including risks relating to the financial services industry generally, and CCFNB’s business. In evaluating the merger agreement, the merger or the issuance of shares of CCFNB common stock, you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “RISK FACTORS” beginning on page 46, including, but not limited to, the following:

•	The merger has been structured as a merger of equals, resulting in a lower premium being paid for shares of MBF common stock than generally would be expected in a typical merger transaction.

•	Because the market price of CCFNB common stock may fluctuate, MBF shareholders cannot be certain of the market value of the merger consideration they will receive upon closing of the merger.

•	The market price of CCFNB common stock after the merger may be affected by factors different from those currently affecting the shares of CCFNB common stock or MBF common stock.

•	There is a limited trading market in CCFNB common stock, which will hinder your ability to sell CCFNB common stock and may lower the market price of the stock.

•

The fairness opinion delivered by TKG to CCFNB’s board of directors and the fairness opinion delivered by Griffin to MBF’s board of directors, respectively, prior to the entry into the merger agreement, will not reflect changes in circumstances that may have occurred since the dates of the respective fairness opinions.

•	CCFNB and MBF are expected to incur substantial costs related to the merger and integration.

•	Combining CCFNB and MBF may be more difficult, costly or time-consuming than expected, and CCFNB and MBF may fail to realize the anticipated benefits of the merger.

•	The future results of the combined company following the merger may suffer if the combined company does not effectively manage its expanded operations.

•	The combined company may be unable to successfully retain CCFNB and/or MBF personnel after the merger is completed.

•	The merger will result in a transition in senior leadership of CCFNB and FCBT over a period of approximately two and a half years after completion of the merger.

•	Regulatory approvals may be altered, suspended or withdrawn in the event of any development determined by a regulatory agency to warrant such action.

•

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is preliminary, and the value of the actual merger consideration to be issued in the merger as well as the actual financial condition and results of operations of the combined company after the merger may differ materially.

•

Certain of CCFNB’s and MBF’s directors and named executive officers may have interests in the merger that may differ from, or are in addition to, the interests of CCFNB shareholders and MBF shareholders.

•	The merger agreement may be terminated in accordance with its terms, and the merger may not be completed.

•	Failure to complete the merger could negatively impact CCFNB or MBF.

•	CCFNB and MBF will be subject to business uncertainties and contractual restrictions while the merger is pending.

•	The current interest rate environment may adversely impact the fair value adjustments of investments, loans and deposits acquired in the merger.

•	The merger agreement limits CCFNB’s and MBF’s respective abilities to pursue alternatives to the merger and may discourage other companies from trying to acquire CCFNB or MBF.

•	The shares of CCFNB common stock to be received by MBF shareholders as a result of the merger will have different rights from the shares of MBF common stock.

•	CCFNB shareholders and MBF shareholders will have reduced ownership and voting interest in the combined company after the consummation of the merger and will exercise less influence over management.

•	Issuance of shares of CCFNB common stock in connection with the merger may adversely affect the market price of CCFNB common stock.

•	Shareholders may be unable to timely sell shares of CCFNB common stock after completion of the merger.

•	Shareholder litigation could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of CCFNB and MBF.

•

CCFNB anticipates becoming subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, which will require CCFNB to invest additional time and financial resources in complying with those requirements and expose CCFNB to the legal risks of noncompliance.

•	Recent events impacting the financial services industry may adversely affect the business of CCFNB, MBF, and the market price of their common stock.

•	CCFNB may have higher credit losses than it has allowed for in its allowance for credit losses.

•	Changes in economic conditions, in particular an economic slowdown in central Pennsylvania, could materially and negatively affect CCFNB’s business.

•	Higher FDIC deposit insurance premiums and assessments could adversely impact CCFNB’s financial condition.

•	Changes in prevailing interest rates may reduce CCFNB’s profitability.

•	Liquidity needs could adversely affect CCFNB’s financial condition and results of operation.

•	CCFNB’s information systems may experience an interruption or breach in security and adversely impact CCFNB’s reputation and results of operations.

•

CCFNB is subject to extensive government regulation and supervision that could interfere with its ability to conduct its business and may negatively impact its financial results, restrict its activities, have an adverse impact on its operations, and impose financial requirements or limitations on the conduct of its business.

•	CCFNB may be subject to more stringent capital requirements in the future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference into this joint proxy statement/prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. Any statement that does not describe historical or current facts is a forward-looking statement, including statements with respect to CCFNB’s and MBF’s beliefs, goals, intentions and expectations regarding the proposed transaction, revenues, earnings, loan production, asset quality and capital levels, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; our ability to achieve our financial and other strategic goals; the expected timing of completion of the proposed transaction; the expected cost savings, synergies and other anticipated benefits from the proposed transaction; and other statements that are not historical facts.

Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “project,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could,” or “may,” or by variations of such words or by similar expressions. Forward-looking statements are based on current expectations, estimates and projections about CCFNB’s and MBF’s businesses, beliefs of CCFNB’s and MBF’s management and assumptions made by CCFNB’s and MBF’s management. These statements are not guarantees of future performance and are subject to numerous risks, uncertainties and assumptions that are difficult to predict, change over time, and many of which are beyond the control of CCFNB and MBF. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

In addition to the factors discussed in the section entitled “RISK FACTORS” beginning on page 46, forward-looking statements contained in this proxy statement/prospectus are subject to, among others, the following risk, uncertainties, and assumptions:

•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement between CCFNB and MBF;

•	the outcome of any legal proceedings that may be instituted against CCFNB or MBF;

•

the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated (and the risk that required regulatory approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction);

•	the ability of CCFNB and MBF to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction;

•	the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of either or both parties to the proposed transaction;

•

the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two (2) organizations or as a result of the strength of the economy and competitive factors in the areas where CCFNB and MBF do business;

•

certain restrictions imposed by the merger agreement during the pendency of the proposed transaction that may impact the parties’ ability to pursue certain business opportunities or strategic transactions;

•	the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	diversion of management’s attention from ongoing business operations and opportunities;

•

the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate MBF’s operations and those of CCFNB;

•	such integration may be more difficult, time consuming or costly than expected;

•	revenues following the proposed transaction may be lower than expected;

•	CCFNB’s and MBF’s success in executing their respective business plans and strategies and managing the risks involved;

•	the dilution caused by CCFNB’s issuance of additional shares of its capital stock in connection with the proposed transaction;

•

effects of the announcement, pendency or completion of the proposed transaction on the ability of CCFNB and MBF to retain customers and retain and hire key personnel and maintain relationships with their suppliers, and on their operating results and businesses generally;

•	risks related to the potential impact of general economic, political and market factors on the companies or the proposed transaction and other factors that may affect future results of CCFNB and MBF;

•

the impact of the recent bank closings of Silicon Valley Bank, Signature Bank, Silvergate Bank and First Republic Bank and the risks related to continued disruption in the banking industry and financial markets; and

•	uncertainty as to the extent of the duration scope, and impacts of the COVID-19 pandemic on CCFNB, MBF and the proposed transaction.

The foregoing factors are representative of the future factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, either nationally or in the central Pennsylvania communities in which CCFNB, MBF or their respective subsidiaries do business, including interest rate and currency exchange rate fluctuations, changes and trends in the securities markets, and other future factors.

For any forward-looking statements made in this joint proxy statement/prospectus or in any documents incorporated by reference into this joint proxy statement/prospectus, CCFNB and MBF claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the dates of the documents incorporated by reference in this joint proxy statement/prospectus. Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results. Except as required by applicable law, neither CCFNB nor MBF undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.

CCFNB and MBF expressly qualify, in their entirety, all forward-looking statements attributable to either of them or any person acting on their behalf by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF CCFNB BANCORP, INC.

Set forth below are highlights from CCFNB’s consolidated financial data as of and for the years ended December 31, 2022 and 2021 and as of and for the three months ended March 31, 2023 and 2022. The results of operations for the three months ended March 31, 2023 and 2022 are not necessarily indicative of the results of operations for the full year or any other interim period. CCFNB management prepared the unaudited information on the same basis as it prepared CCFNB’s audited consolidated financial statements. In the opinion of CCFNB management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with CCFNB’s consolidated financial statements, which are included herein. See Index to Financial Statements on page F-1.

(In Thousands except per share data)	For the Three Months Ended March 31,		For the Year Ending December 31,
	2023	2022	2022	2021
INCOME STATEMENT DATA:	(unaudited)		(audited)
Total interest income	$7,614	$5,896	$26,388	$24,273
Total interest expense	$2,413	$503	$4,061	$2,247
Net interest income	$5,201	$5,393	$22,327	$22,026
(Credit) Provision for possible loan/credit losses	$(409)	$30	$(1,810)	$120
Non interest income	$1,626	$1,958	$6,071	$7,998
Non interest expenses	$4,817	$4,514	$19,068	$18,151
Federal income taxes	$479	$362	$1,626	$2,348
Net income	$1,940	$2,445	$9,514	$9,405
PER SHARE DATA:
Earnings per share	$0.93	$1.18	$4.58	$4.53
Cash dividends declared per share	$0.42	$0.41	$1.67	$3.13
Book value per share	$44.52	$45.37	$41.34	$50.21
Average annual shares outstanding	2,079,135	2,077,984	2,078,218	2,076,963
BALANCE SHEET DATA:
Total assets	$955,030	$955,967	$944,014	$952,713
Total loans	$542,131	$462,952	$532,297	$471,235
Total securities	$348,611	$358,571	$345,351	$342,006
Total deposits	$675,376	$719,357	$682,325	$701,495
Other borrowings	$182,896	$127,716	$171,741	$142,718
FHLB advances-long-term	$23	$27	$24	$28
Total stockholders’ equity	$92,577	$94,298	$85,942	$104,342
PERFORMANCE RATIOS:
Return on average assets	0.82%	1.03%	1.00%	1.02%
Return on average stockholders’ equity	8.94%	9.64%	10.45%	8.91%
Net interest margin	2.41%	2.48%	2.55%	2.58%
Total non-interest expense as a percentage of average assets	2.02%	1.90%	2.01%	1.97%
ASSET QUALITY RATIOS:
Allowance for possible loan/credit losses as a percentage of total loans	1.16%	1.98%	1.37%	1.94%
Allowance for possible loan/credit losses as a percentage of non-performing loans	223.91%	324.66%	274.33%	318.31%
Non-performing loans as a percentage of total loans	0.52%	0.61%	0.50%	0.61%
Non-performing assets as a percentage of total assets	0.52%	0.61%	0.50%	0.61%

(In Thousands except per share data)	For the Three Months Ended March 31,		For the Year Ending December 31,
	2023	2022	2022	2021
INCOME STATEMENT DATA:	(unaudited)		(audited)
Net charge-offs as a percentage of average net loans	0.00%	0.00%	-0.01%	-0.02%
LIQUIDITY AND CAPITAL RATIOS:
Average loans to average deposits	79.35%	66.25%	70.28%	70.29%
Average equity to average assets	9.23%	10.67%	9.60%	11.44%
Tier 1 capital to risk-weighted assets	19.83%	21.22%	19.80%	21.30%
Leverage ratios	11.11%	10.71%	11.00%	10.50%
Total capital to risk-weighted assets	20.99%	22.48%	21.00%	22.50%
Common equity tier 1 capital to risk-weighted assets	19.83%	21.22%	19.80%	21.30%
Dividend payout ratio	45.10%	34.80%	36.50%	69.10%

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF MUNCY BANK FINANCIAL, INC.

The following table presents MBF’s selected consolidated financial data. The balance sheet and income state data for the years ended December 31, 2022 and 2021 are derived from MBF’s audited financial statements for the periods then ended. The results of operations for the three months ended March 31, 2023 and 2022 are not necessarily indicative of the results of operations for the full year or any other interim period. MBF management prepared the unaudited information on the same basis as it prepared MBF’s audited consolidated financial statements. In the opinion of MBF management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with MBF’s consolidated financial statements, which are included herein. See Index to Financial Statements on Page F-1.

	As of or for the Three Months Ended March 31,		As of or for the Year Ended December 31,
	2023	2022	2022	2021
(dollars in thousands, except per share data)	(unaudited)		(audited)
Income Statement Data
Interest Income	$6,746	$5,516	$23,683	$21,408
Interest Expense	$2,235	$496	$3,860	$2,414
Net interest income	$4,511	$5,020	$19,823	$18,994
Provision for credit losses	$84	$75	$250	$550
Net interest income after provision for loan/credit losses	$4,427	$4,945	$19,573	$18,444
Other operating income	$828	$943	$2,903	$5,509
Other operating expense	$3,911	$3,829	$15,050	$15,054
Income before income taxes	$1,344	$2,059	$7,426	$8,899
Income tax expense	$184	$327	$1,147	$1,264
Net income	$1,160	$1,732	$6,279	$7,635
Net income to common	$1,160	$1,732	$6,279	$7,635
Per Share Data
Net earnings-basic	$0.72	$1.08	$3.90	$4.75
Net earnings-diluted	$0.72	$1.08	$3.90	$4.75
Book value per share	$31.17	$32.71	$29.54	$36.75
Weighted average common shares outstanding basic	1,608,358	1,608,358	1,608,358	1,608,358
Weighted average common shares outstanding diluted	1,608,358	1,608,358	1,608,358	1,608,358
Balance Sheet Data
Assets	$650,870	$617,710	$632,605	$594,334
Investment securities	$101,785	$110,199	$99,140	$111,943
Loans, net	$491,804	$445,883	$480,762	$441,912
Deposits	$552,096	$556,076	$551,613	$527,512
Other liabilities	$48,647	$9,019	$33,487	$7,715
Shareholders’ equity	$50,127	$52,615	$47,505	$59,107
Shares outstanding	1,608,358	1,608,358	1,608,358	1,608,358
Performance Ratios (unaudited)
Return on average assets	0.73%	1.14%	1.02%	1.33%
Return on average shareholders’ equity	9.64%	12.57%	12.40%	13.44%
Net interest margin	3.03%	3.54%	3.42%	3.55%
Noninterest expense as a percentage of average assets	2.48%	2.52%	2.44%	2.62%
Efficiency ratio	73.25%	64.21%	66.22%	61.44%

	As of or for the Three Months Ended March 31,		As of or for the Year Ended December 31,
	2023	2022	2022	2021
(dollars in thousands, except per share data)	(unaudited)		(audited)
Asset Quality (unaudited)
Allowance for credit losses to loans	1.08%	1.06%	1.02%	1.06%
Net charge-offs to average loans outstanding	0.00%	0.00%	0.01%	0.02%
Non-performing loans to total loans	0.18%	0.21%	0.21%	0.21%
Allowance for loan losses to non-performing assets	590.87%	505.49%	485.97%	491.49%
Liquidity and Capital Ratios (unaudited)
Average loans to average deposits	88.87%	81.52%	83.96%	82.61%
Average equity to average assets	7.62%	9.08%	8.23%	9.87%
Tier 1 leverage ratio (Muncy Bank)	9.17%	9.26%	9.35%	9.21%

COMPARATIVE PER SHARE DATA

The following table sets forth certain historical and pro forma combined per share data for each of CCFNB and MBF. The pro forma data gives effect to the merger and is derived from the CCFNB unaudited pro forma combined per share data included in this proxy statement/prospectus.

This data should be read together with the selected historical financial data of CCFNB and MBF included in this proxy statement/prospectus. The per share data is not necessarily indicative of the operating results that CCFNB would have achieved had it completed the merger as of the beginning of the periods presented and should not be considered as representative of future operations. The pro forma combined information set forth below was determined based upon the issuance of an aggregate of 1,489,179 shares by CCFNB. This number of shares represents the assumed conversion of the outstanding shares of MBF common stock as of March 31, 2023 to shares of CCFNB common stock.

	For the Three Months Ended March 31, 2023 (unaudited)	For the Year Ended December 31, 2022
Per Share Data-available to common shareholders Basic net income per share
CCFNB historical	$0.93	$4.58
MBF historical	$0.72	$3.90
Pro forma combined	($0.08)	$4.45
Diluted net income per share
CCFNB historical	$0.93	$4.58
MBF historical	$0.72	$3.90
Pro forma combined	($0.08)	$4.45
Cash dividends declared per share
CCFNB historical	$0.42	$1.67
MBF historical	$0.39	$1.54
Pro forma combined	$0.42	$1.67
Book value per share
CCFNB historical	$44.52	$41.34
MBF historical	$31.17	$29.54
Pro forma combined	$40.63	—

COMPARATIVE MARKET PRICE DATA AND DIVIDEND INFORMATION

Neither CCFNB common stock nor MBF common stock is listed on an exchange. CCFNB common stock is quoted on OTC pink under the symbol “CCFN.” MBF common stock is quoted on OTCQB under the symbol “MYBF.” Although CCFNB common stock and MBF common stock are quoted on OTC Pink and OTCQB, respectively, these trading markets lack the depth, liquidity, and orderliness to maintain a liquid market. The OTC Pink and OTCQB prices are quotations, which reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not represent actual transactions.

The holders of CCFNB and MBF common stock receive dividends as and when declared by CCFNB’s or MBF’s board of directors, as the case may be. Following the completion of the merger, subject to approval and declaration by CCFNB’s board of directors, CCFNB expects to pay quarterly cash dividends in an amount equal to or greater than a rate of $1.67 per share per year. However, the payment of dividends by CCFNB is subject to numerous factors, and no assurance can be given that CCFNB will pay dividends following the completion of the merger or that dividends will not be reduced in the future. See the section of this joint proxy statement/prospectus entitled “RISK FACTORS,” beginning on page 46, and “SUPERVISION AND REGULATION-Payment of Dividends and Other Restrictions” on page 104 for a discussion of restrictions on CCFNB’s ability to pay dividends.

The following table sets forth the high and low sales prices of shares of CCFNB and MBF’s common stock and the quarterly cash dividends declared per share for the periods indicated.

	CCFNB Common Stock			MBF Common Stock
	High	Low	Dividend	High	Low	Dividend
2021
First Quarter	$45.22	$42.00	$0.40	$40.95	$34.76	$0.36
Second Quarter	$47.00	$42.55	$0.41	$40.25	$38.40	$0.36
Third Quarter	$56.04	$43.31	$0.41	$41.00	$38.80	$0.37
Fourth Quarter	$61.24	$51.35	$0.41	$40.70	$38.05	$0.37
2022
First Quarter	$55.00	$48.00	$0.41	$44.00	$38.25	$0.38
Second Quarter	$58.00	$47.60	$0.42	$44.75	$39.00	$0.38
Third Quarter	$53.00	$45.50	$0.42	$46.95	$38.00	$0.39
Fourth Quarter	$52.00	$43.11	$0.42	$42.95	$37.30	$0.39
2023
First Quarter	$55.00	$42.02	$0.42	$42.53	$36.23	$0.39

On April 17, 2023, the last full trading day before the public announcement of the merger agreement, the closing price of shares of CCFNB common stock as reported on OTC Pink was $40.05. On August 15, 2023, the last practicable trading day before the printing date of this proxy statement/prospectus, the closing price of shares of CCFNB common stock as reported on OTC Pink was $40.50.

MBF shareholders are advised to obtain current market quotations for CCFNB common stock. The market price of CCFNB common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market price of CCFNB common stock before or after the effective date of the merger.

Under CCFNB’s treasury stock repurchase program, CCFNB is currently authorized to repurchase up to 135,300 shares of its common stock, or 6.5% of its issued and outstanding shares as of March 31, 2023. As permitted by securities laws and other legal requirements and subject to market conditions and other factors, purchases may be made from time to time in the open market at prevailing prices, or through privately negotiated transactions. In 2022, CCFNB purchased 500 shares of its common stock in the open market pursuant to the plan at an average price of $50.00 per share, and did not purchase any shares in the first quarter of 2023.

SUMMARY SELECTED PRO FORMA CONDENSED COMBINED DATA

The following table shows selected financial information on a pro forma combined basis giving effect to the merger (which is known as “pro forma” information) as if the merger had become effective as of the date presented, in the case of the balance sheet information, and at the beginning of the period presented, in the case of the income statement information. The pro forma information reflects the acquisition method of accounting.

CCFNB anticipates that the Merger will provide the combined company with financial benefits that include reduced operating expenses and greater revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combine company following the merger under one set of assumptions, does not reflect the benefit from reduced operating expenses or greater revenue and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of CCFNB would have been had the CCFNB and MBF been combined during these periods.

The Conversion Ratio of 0.9259 was used in preparing this selected pro forma information. You should read this summary pro forma information in conjunction with the information under “Unaudited Pro Forma Condensed Combined Consolidated Financial Information relating to the Merger” and with the historical information in this document on which it is based.

At March 31, 2023
(in thousands)
Pro forma combined balance sheet data
Total assets	$1,610,090
Total loans, net	$1,005,735
Deposits	$1,226,512
Total shareholders’ equity	$144,994

	Three Months Ended	Year Ended
	March 31, 2023	December 31, 2022
	(in thousands, except per share data)
Pro forma condensed combined income statement data
Interest income	$16,435	$58,369
Interest expense	$4,798	$8,523
Net interest income	$11,636	$49,847
Provision for credit losses	$5,413	$4,178
Net interest income after provision for credit losses	$6,223	$45,669
Non-interest income	$2,454	$8,974
Non-interest expense	$9,187	$35,954
(Loss) Income before income taxes	($510)	$18,689
Provision for income taxes	($234)	$2,799
Net (loss) income	($276)	$15,890
Pro forma per share data:
Basic earnings	($0.08)	$4.45
Diluted earnings	($0.08)	$4.45

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION RELATING TO THE MERGER

The following unaudited pro forma condensed consolidated combined financial information and explanatory notes show the historical financial positions and results of operations of CCFNB and MBF, and have been prepared to illustrate the effects of the merger under the acquisition method of accounting, with CCFNB treated as the acquirer. The unaudited pro forma condensed combined consolidated balance sheet as of March 31, 2023 gives effect to the merger as if the transaction had occurred on March 31, 2023. The unaudited pro forma condensed combined income statements for the three months ended March 31, 2023 and year ended December 31, 2022, give effect to the merger as if the transaction had become effective beginning on the first day of the fiscal years presented. Certain reclassifications have been made to MBF’s historical financial information in order to conform to CCFNB’s presentation of financial information.

The unaudited pro forma condensed combined consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial condition had the merger been completed on the dates described above, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities.

The pro forma financial information includes estimated adjustments, including adjustments to record assets and liabilities of MBF at their fair value, and represents the pro forma estimates by CCFNB, based on available fair value information. The adjustments included in this unaudited pro forma condensed combined financial information are preliminary and may be revised. The pro forma information also does not reflect the benefits of expected cost savings or any potential impacts of potential revenue enhancements and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods.

The actual value of CCFNB common shares to be recorded as consideration in the merger will be based on the closing price of CCFNB’s common shares at the effective date of the merger. The proposed merger is expected to be completed in the fourth quarter of 2023, but there can be no assurance that the merger will be completed as anticipated. For purposes of the pro forma financial information, the fair value of CCFNB’s common shares to be issued in connection with the merger was based on CCFNB’s closing price of $40.00 as of May 25, 2023. The merger expenses will be funded with cash.

The pro forma adjustments included herein are subject to change depending on changes in interest rates, credit conditions and the components of assets and liabilities, and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price for the merger will be determined after it is completed and after completion of thorough analyses to determine the fair value of MBF’s tangible and identifiable intangible assets and liabilities as of the effective date of the merger. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma condensed combined consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact CCFNB’s statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to MBF’s shareholders’ equity, including results of operations from March 31, 2023, through the date the merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

CCFNB anticipates that the merger will provide the combined company with financial benefits that include reduced operating expenses. The combined company expects to realize cost savings of the anticipated non-interest expense of the combined CCFNB and MBF. These cost savings are not included in these pro forma statements and there can be no assurance that estimated cost savings will be realized.

In June 2016 and through several amendments, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-13, “Financial Instruments – Credit Losses (Topic 326):

Measurement of Credit Losses on Financial Instruments,” (collectively referred to as “ASC 326”). ASC 326 introduces an approach based on expected losses to estimate credit losses on certain types of financial instruments. It modifies the impairment model for available-for-sale debt securities and provides for a simplified accounting model for purchased financial assets with credit deterioration since their origination. It also modifies the measurement principles for modifications of loans to borrowers experiencing financial difficulty, including how the allowance for credit losses is measured for such loans. CCFNB and MBF both adopted ASC 326 effective January 1, 2023. The pro forma analysis includes identification of Purchase Credit Deteriorated (“PCD”) loans and non-PCD loans and the estimated CECL allowances for the acquired MBF loans in accordance with ASC 326.

The unaudited pro forma condensed combined financial information is provided for illustrative information purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The unaudited pro forma condensed combined consolidated financial information should be read in conjunction with (i) the accompanying Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Information; (ii) CCFNB’s and MBF’s unaudited historical consolidated financial statements as of and for the three months ended March 31, 2023 and, (iii) CCFNB’s and MBF’s audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2022. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 199 of this joint proxy statement/prospectus.

The unaudited pro forma shareholders’ equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of CCFNB’s common shares or the actual or future results of operations of CCFNB for any period. Actual results may be materially different than the pro forma information presented.

Summary of Purchase Price Calculation and Goodwill Resulting from the Merger
At March 31, 2023
(in thousands, except share data)
Purchase Price Consideration in Common Stock Outstanding at March 31, 2023:
Number of Muncy Bank Financial, Inc. shares outstanding at March 31, 2023		1,608,358
multiplied by the Conversion Ratio		0.9259
Number of CCFNB Bancorp, Inc. shares to be issued to Muncy Bank Financial, Inc. shareholders		1,489,179
multiplied by CCFNB Bancorp, Inc.’s share price as of May 31, 2023		$40.00
Preliminary estimate of consideration for Muncy Bank Financial, Inc.		$59,567
Net Assets Acquired:
Muncy Bank Financial, Inc. stockholders’ equity as of March 31, 2023	$50,127
less Muncy Bank Financial, Inc. goodwill and other identifiable intangibles	$0
Muncy Bank Financial, Inc. tangible stockholders’ equity as of March 31, 2023	$50,127
Estimated Adjustments to Reflect Assets Acquired at Fair Value:
Purchased credit deteriorated (“PCD”) loans accruing—individual basis	($703)

PCD loans accruing—pool basis	$60
Non-PCD loans general credit FV adjustment	($5,738)
Non-PCD loans interest rate FV adjustment	($12,339)
Allowance for credit losses	$5,371
Core deposit intangible	$9,835
Mortgage servicing rights	$477
Deferred tax asset on fair value adjustments, net	$839
Estimated Adjustments to Reflect Liabilities Acquired at Fair Value:
CD fair value mark	($960)
Muncy Bank Financial, Inc. accrued merger net liabilities	($3,569)
Net assets acquired		$45,320
Goodwill resulting from the merger		$14,247

Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet
At March 31, 2023
(in thousands, except share data)	CCFNB	MBF	Pro Forma	Pro Forma		Pro Forma
	Historical	Historical	Adjustments	Notes		Combined
ASSETS:
Cash and due from banks	$8,837	$6,851	($3,170)	(A	)	$12,518
Interest bearing deposits in other banks	$1,351	$2,326				$3,677
Total cash and cash equivalents	$10,188	$9,177	($3,170)			$16,195
Fed funds sold	$6	$0				$6
Equity and restricted securities	$4,463	$3,746				$8,209
Available-for-sale debt securities	$344,148	$101,785				$445,933
Loans held for sale	$2,825	$0				$2,825
Loans, net of unearned costs and fees	$539,306	$497,175	($18,017)	(B	)	$1,018,464
Allowance for credit losses	($6,288)	($5,371)	($1,070)	(C	)	($12,729)
Loans, net	$533,018	$491,804	($19,087)			$1,005,735
Premises and equipment	$12,719	$17,431				$30,150
Accrued interest receivable	$2,374	$2,051				$4,425
Goodwill	$7,937	$0	$14,247	(D	)	$22,184
Core deposit intangible	$0	$0	$9,835	(E	)	$9,835
Other intangible assets	$0	$1,666	($717)	(F	)	$949
Bank owned life insurance	$21,988	$17,538				$39,526
Other assets	$15,364	$5,672	$3,082	(G	)	$24,118

TOTAL ASSETS	$955,030	$650,870	$4,190			$1,610,090

LIABILITIES:
Deposits:
Noninterest-bearing	$178,438	$111,073				$289,511
Interest-bearing	$496,938	$441,023	($960)	(H	)	$937,001
Total deposits	$675,376	$552,096	($960)			$1,226,512
Borrowed funds	$182,919	$42,199				$225,118
Accrued interest payable	$302	$725				$1,027
Other liabilities	$3,856	$5,723	$2,860	(I	)	$12,439

TOTAL LIABILITIES	$862,453	$600,743	$1,900			$1,465,096

STOCKHOLDERS’ EQUITY:
Common stock	$2,930	$747	$1,114	(J	)	$4,791
Additional paid-in capital	$30,052	$9,297	$48,409	(K	)	$87,758
Retained earnings	$91,750	$56,011	($63,161)	(L	)	$84,600
Accumulated other comprehensive loss	($22,365)	($11,946)	$11,946	(M	)	($22,365)
Treasury stock, at cost	($9,790)	($3,982)	$3,982	(N	)	($9,790)
STOCKHOLDERS’ EQUITY	$92,577	$50,127	$2,290			$144,994

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$955,030	$650,870	$4,190			$1,610,090

Issued and outstanding common shares	2,079,649	1,608,358	(119,179)	(O	)	3,568,828

Unaudited Pro Forma Combined Condensed Consolidated Income Statement
For the Three Months Ended March 31, 2023
(in thousands, except share data)	CCFNB Historical	MBF Historical	Pro Forma Adjustments	Pro Forma Notes		Pro Forma Combined
INTEREST AND DIVIDEND INCOME:
Interest and fees on loans	$6,150	$6,038	$1,697	(P	)	$13,885
Interest-bearing deposits with banks	$60	$22				$82
Interest on fed funds sold	$0	$0				$0
Investment securities:
Taxable	$1,208	$207	$378	(Q	)	$1,793
Tax-exempt	$129	$417				$546
Dividends	$67	$62				$129
TOTAL INTEREST AND DIVIDEND INCOME	$7,614	$6,746	$2,075			$16,435
INTEREST EXPENSE:
Deposits	$627	$1,845	$150	(R	)	$2,622
Borrowed funds	$1,786	$390				$2,176
TOTAL INTEREST EXPENSE	$2,413	$2,235	$150			$4,798
NET INTEREST INCOME	$5,201	$4,511	$1,924			$11,636
(Credit) provision for credit losses	($409)	$84	$5,738	(S	)	$5,413
NET INTEREST INCOME AFTER (CREDIT) PROVISION FOR CREDIT LOSSES	$5,610	$4,427	($3,814)			$6,223
NON-INTEREST INCOME:
Service charges and fees	$525	$518				$1,043
Gain on sale of loans	$29	$9				$38
Earnings on bank owned life insurance	$109	$91				$200
Brokerage	$128	$59				$187
Trust	$191	$0				$191
Loss on marketable equity securities	($81)	($53)				($134)
Other	$725	$204				$929
TOTAL NON-INTEREST INCOME	$1,626	$828				$2,454
NON-INTEREST EXPENSES:
Salaries and employee benefits	$2,592	$2,245				$4,837
Occupancy	$323	$316				$639
Furniture and equipment	$519	$110				$629
Professional fees	$311	$147				$458
Federal deposit insurance	$108	$43				$151
Pennsylvania shares tax	$161	$80				$241
Other	$803	$970	$459	(T	)	$2,232
TOTAL NON-INTEREST EXPENSES	$4,817	$3,911	$459			$9,187
Income before provision (credit) for income taxes	$2,419	$1,344	($4,273)			($510)
Provision (credit) for income taxes	$479	$184	($897)	(U	)	($234)
NET INCOME (LOSS)	$1,940	$1,160	($3,376)			($276)
PER COMMON SHARE DATA:
Basic	$0.93	$0.72				($0.08)
Diluted	$0.93	$0.72				($0.08)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	2,079,135	1,608,358	(119,179)	(V	)	3,568,314
Diluted	2,079,135	1,608,358	(119,179)	(V	)	3,568,314

Unaudited Pro Forma Combined Condensed Consolidated Income Statement
For the Year Ended December 31, 2022
	CCFNB	MBF	Pro Forma	Pro Forma		Pro Forma
(in thousands, except share data)	Historical	Historical	Adjustments	Notes		Combined
INTEREST AND DIVIDEND INCOME:
Interest and fees on loans	$21,279	$21,025	$6,786	(W	)	$49,090
Interest-bearing deposits with banks	$385	$86				$471
Interest on fed funds sold	$20	$0				$20
Investment securities:
Taxable	$4,321	$754	$1,512	(X	)	$6,587
Tax-exempt	$185	$1,702				$1,887
Dividends	$198	$116				$314
TOTAL INTEREST AND DIVIDEND INCOME	$26,388	$23,683	$8,298			$58,369
INTEREST EXPENSE:
Deposits	$1,773	$3,521	$602	(Y	)	$5,896
Borrowed funds	$2,288	$339				$2,627
TOTAL INTEREST EXPENSE	$4,061	$3,860	$602			$8,523
NET INTEREST INCOME	$22,327	$19,823	$7,697			$49,847
(Credit) provision for credit/loan losses	($1,810)	$250	$5,738	(Z	)	$4,178
NET INTEREST INCOME AFTER (CREDIT) PROVISION FOR CREDIT/LOAN LOSSES	$24,137	$19,573	$1,959			$45,669
NON-INTEREST INCOME:
Service charges and fees	$2,117	$2,012				$4,129
Gain on sale of loans	$478	$111				$589
Earnings on bank owned life insurance	$652	$287				$939
Brokerage	$597	$141				$738
Trust	$845	$40				$885
Loss on marketable equity securities	($37)	($26)				($63)
Other	$1,419	$338				$1,757
TOTAL NON-INTEREST INCOME	$6,071	$2,903				$8,974
NON-INTEREST EXPENSES:
Salaries and employee benefits	$10,406	$8,348				$18,754
Occupancy	$1,476	$863				$2,339
Furniture and equipment	$1,757	$338				$2,095
Professional fees	$1,390	$663				$2,053
Federal deposit insurance	$262	$177				$439
Pennsylvania shares tax	$412	$430				$842
Other	$3,365	$4,231	$1,836	(AA	)	$9,432
TOTAL NON-INTEREST EXPENSES	$19,068	$15,050	$1,836			$35,954
Income before provision for income taxes	$11,140	$7,426	$123			$18,689
Provision for income taxes	$1,626	$1,147	$26	(AB	)	$2,799
NET INCOME	$9,514	$6,279	$97			$15,890
PER COMMON SHARE DATA:
Basic	$4.58	$3.90				$4.45
Diluted	$4.58	$3.90				$4.45
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	2,078,218	1,608,358	(119,179)	(AC	)	3,567,397
Diluted	2,078,218	1,608,358	(119,179)	(AC	)	3,567,397

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(in thousands, except share data)
As of March 31, 2023 Balance Sheet Notes:
(A)	Adjustments to cash and due from banks
	To reflect reduction in cash for pre-tax amount of CCFNB’s estimated merger-related cash expenses	($3,170)
(B)	Adjustments to loans
	To reflect the fair value credit discount for MBF’s non-PCD loans	($5,678)
	To reflect fair value interest rate discount for MBF’s PCD and Non-PCD loans	($12,339)

		($18,017)
(C)	Adjustments to allowance for credit losses
	To reflect elimination MBF’s existing allowance	$5,371
	To reflect allowance for MBF’s loans designated as PCD loans	($703)
	To reflect allowance for MBF’s non-PCD loans	($5,738)

		($1,070)
(D)	Adjustments to goodwill
	To reflect goodwill created as a result of the merger	$14,247
(E)	Adjustments to core deposit intangible
	To reflect estimated fair value of core deposit intangible assets	$9,835
(F)	Adjustments to other intangible assets
	To reflect elimination of MBF IT contract as a non-cash expense	($1,194)
	To reflect estimated fair value of MBF servicing asset	$477

		($717)
(G)	Adjustments to other assets
(G1)	Merger related expenses
	(a) Estimated gross merger related expenses	$7,224
	(b) Estimate tax deductible merger related expenses	$6,281
	(c) Deferred tax asset at an estimated effective tax rate of 16.52%	$1,038
(G2)	Net fair value adjustments
	(a) Net fair value adjustments	$3,997
	(b) Net deferred tax asset at a marginal tax rate of 21.00%	$839
(G3)	Non-PCD expense (day one double count)
	(a) Non-PCD expense	$5,738
	(b) Deferred tax asset at a marginal tax rate of 21.00%	$1,205
	To reflect net deferred tax asset as a result of the merger fair value adjustments and merger related expenses (sum of G1c, G2b and G3b)	$3,082
(H)	Adjustments to interest-bearing deposits
	To reflect estimated fair value adjustment for certificates of deposits	($960)
(I)	Adjustment to other liabilities
	To reflect accrual for MBF for cash merger-related liabilities	$2,860
(J)	Adjustments to common stock
	To reflect the elimination of historical MBF common stock par value	($747)
	To reflect increase par value related to new CCFNB common stock issued for MBF shares	$1,861

		$1,114
(K)	Adjustments to additional paid-in-capital
	To reflect the elimination of MBF’s historical additional paid-capital	($9,297)
	To reflect increase in additional paid-in capital related to merger	$57,706

		$48,409
(L)	Adjustments to retained earnings
	To reflect the elimination of MBF’s historical retained earnings	($56,011)
	To reflect the after- tax provision for credit losses associated with MBF’s non-PCD loans shown as a direct reduction of retained earnings	($4,533)
	To reflect CCFNB’S after-tax merger expenses shown as a direct reduction of retained earnings at CCFNB’s 19.79% effective tax rate	($2,617)

		($63,161)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(in thousands, except share data)
As of March 31, 2023 Balance Sheet Notes:
(M)	Adjustments to accumulated other comprehensive loss
		$11,946
(N)	Adjustments to treasury stock
	To reflect elimination of MBF’s historical treasury stock	$3,982
(O)	Adjustment to issued and outstanding shares for proforma company
	Reflects the issuance of shares of CCFNB common stock in consideration for the outstanding shares of MBF	1,489,179
	Reflects the elimination of MBF’s issued and outstanding shares as of March 31, 2023	(1,608,358)

		(119,179)
Three Months Ended March 31, 2023 Income Statement Notes:
(P)	Adjustments to interest and fees on loans
	To reflect net accretion of the loan fair value credit discount for MBF’s non-PCD loans over an estimated 5.00 year average life using the level yield method	$397
	To reflect net accretion of the loan interest rate discount for MBF’s PCD and non-PCD loans over an estimated 5.00 year average life using the level yield method	$1,299

		$1,697
(Q)	Adjustments to taxable income on available-for-sale debt securities
	To reflect the accretion of the interest rate related fair value discount on MBF’s available-for-sale debt securities over 10.0 years	$378
(R)	Adjustment to interest expense on certificates of deposit
	To reflect amortization of time deposit rate mark over an estimated 5.00 average life using the level yield method	$150
(S)	Adjustment to provision for credit losses
	To record the one-time provision for credit losses associated with Muncy’s non-PCD loans	$5,738
(T)	Adjustment to other non-interest expenses
	To reflect the amortization of the write up of the fair value of mortgage servicing assets over an estimated 10.00 year life	$12
	To reflect the amortization of the acquired core deposit intangible asset over 10.00 year life by the sum of the years digit method	$447

		$459
(U)	Adjustment to income tax expense
	To reflect the income tax effect of pro forma adjustments at estimated marginal tax rate of 21%	($897)
(V)	Adjustment to weighted average shares
	Reflects the issuance of shares of CCFNB common stock in consideration for the outstanding shares of MBF	1,489,179
	Reflects the elimination of MBF’s average shares outstanding	(1,608,358)

		(119,179)
Year ended December 31, 2022 Income Statement Notes:
(W)	Adjustments to interest and fees on loans
	To reflect net accretion of the loan fair value credit discount for MBF’s non-PCD loans over an estimated 5.00 year average life using the level yield method	$1,589
	To reflect net accretion of the loan interest rate discount for MBF’s PCD and non-PCD loans over an estimated 5.00 year average life using the level yield method	$5,197

		$6,786
(X)	Adjustments to taxable income on available-for-sale debt securities
	To reflect the accretion of the interest rate related fair value discount on MBF’S available-for-sale debt securities over 10.0 years	$1,512

Year ended December 31, 2022 Income Statement Notes:
(Y)	Adjustment to interest expense on certificates of deposit
	To reflect amortization of time deposit rate mark over an estimated 5.00 average life using the level yield method	$602
(Z)	Adjustment to provision for credit losses
	To record the one-time provision for credit losses associated with MBF’s non-PCD loans	$5,738
(AA)	Adjustment to other non-interest expenses
	To reflect the amortization of the write up of the fair value of mortgage servicing assets over an estimated 10.00 year life	$48
	To reflect the amortization of the acquired core deposit intangible asset over 10.00 year life by the sum of the years digit method	$1,788

		$1,836
(AB)	Adjustment to income tax expense
	To reflect the income tax effect of pro forma adjustments at estimated marginal tax rate of 21%	$26
(AC)	Adjustment to weighted average shares
	Reflects the issuance of shares of CCFNB common stock in consideration for the outstanding shares of MBF	1,489,179
	Reflects the elimination of Muncy’s average shares outstanding	(1,608,358)

		(119,179)

UNAUDITED COMPARATIVE PER SHARE DATA

The following table summarizes selected share and per share information about CCFNB and MBF, giving effect to the merger (which is referred to as “pro forma” information). The data in the table should be read together with the financial information and the financial statements of CCFNB and MBF incorporated by reference or included in this proxy statement/prospectus. The pro forma information is presented as an illustration only. The data does not necessarily indicate the combined financial position per share or combined results of operations per share that would have been reported if the merger had occurred when indicated, nor is the data a forecast of the combined financial position or combined results of operations for any future period.

The information about book value per share and shares outstanding assumes that the merger took place as of the date presented and is based on the assumptions set forth in the preceding unaudited pro forma condensed combined consolidated balance sheet. The information about dividends and earnings per share assumes that the merger took place as of the periods presented and is based on the assumptions set forth in the preceding unaudited pro forma condensed combined consolidated income statement. No pro forma adjustments have been included to reflect potential effects of the merger related to integration expenses, cost savings or operational synergies which are expected to be obtained by combining the operations of CCFNB and MBF, or the costs of combining the companies and their operations. The actual payment of dividends is subject to numerous factors, and no assurance can be given that CCFNB will pay dividends following the completion of the merger or that dividends will not be reduced in the future.

	CCFNB	MBF	Proforma Combined
	Historical	Historical	(Unaudited)
Basic Earnings per Share:
For the year ended December 31, 2022	$4.58	$3.90	$4.45
For the three months ended March 31, 2023	$0.93	$0.72	($0.08)
Diluted Earnings per Share:
For the year ended December 31, 2022	$4.58	$3.90	$4.45
For the three months ended March 31, 2023	$0.93	$0.72	($0.08)
Cash Dividends per Share(1):
For the year ended December 31, 2022	$1.67	$1.54	$1.67
For the three months ended March 31, 2023	$0.42	$0.39	$0.42
Book Value per Share (2):
At March 31, 2023	$44.52	$31.17	$40.63

(1)

The pro forma combined cash dividend per share amounts assume that CCFNB would have declared cash dividends per share on CCFNB common stock, including the CCFNB common stock issued in the merger for MBF common stock, equal to its historical cash dividends per share declared on the CCFNB common stock.

(2)

The pro forma combined book value per share of CCFNB’s common stock is based upon the pro forma combined common shareholders’ equity divided by the total pro forma common shares of the combined entity.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the caption “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” beginning on page 28, CCFNB shareholders should carefully consider the following risk factors in deciding whether to vote for the approval of the CCFNB merger, and MBF shareholders should carefully consider the following risk factors in deciding whether to vote for the approval of the MBF merger proposal.

Risks Relating to the Consummation of the Merger and Ownership of CCFNB Common Stock Following the Merger

The merger has been structured as a merger of equals, resulting in a lower premium being paid for shares of MBF common stock than generally would be expected in a typical merger transaction.

The imputed value of $37.50 for each share of MBF common stock based upon the 0.9259 shares of CCFNB common stock of for each share of MBF common stock exchange and a closing sale price of $40.50 per share for CCFNB common stock on August 15, 2023, the last practicable trading day before the printing of this joint proxy statement/prospectus, reflects a premium of 1.35% to the closing sale price of MBF common stock on that date, which is typical of merger of equals transactions but less than generally would be available in a typical merger acquisition transaction.

Because the market price of CCFNB common stock may fluctuate, MBF shareholders cannot be certain of the market value of the merger consideration they will receive upon closing of the merger.

In the merger, each share of MBF common stock issued and outstanding immediately prior to the effective time, except for shares of MBF common stock owned by MBF as treasury stock or owned by MBF or CCFNB (in each case, other than shares of MBF common stock (i) held in any trust accounts, managed accounts, and the like, or otherwise held in a fiduciary capacity and that are beneficially owned by third parties, or (ii) held, directly or indirectly, by MBF or CCFNB in respect of debts previously contracted), will be converted into 0.9259 shares of CCFNB common stock. This exchange ratio is fixed and will not be adjusted for changes in the market price of either CCFNB common stock or MBF common stock. Changes in the price of CCFNB common stock between now and the time of the merger will affect the value of the shares of CCFNB common stock that MBF shareholders will receive in the merger.

If both (i) the determination date market price of CCFNB common stock is less than $35.24 and (ii) the ratio of the determination date market price to the $44.05 per share starting price of CCFNB common stock is more than 20% less than the ratio of the average of the NASDAQ Bank Index Value over the price determination period to the NASDAQ Bank Index Value on April 17, 2023, MBF will have the right to terminate the merger agreement, subject, however, to the right of CCFNB to increase the conversion ratio such that the aggregate merger consideration, based upon the determination date market price, would be sufficient to preclude termination on the basis of this market termination test.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in CCFNB’s and MBF’s businesses, operations and prospects, the recent volatility in the prices of securities in global financial markets, including market prices of CCFNB, MBF and other banking companies, the effects of the COVID-19 pandemic and regulatory considerations and tax laws, many of which are beyond CCFNB’s and MBF’s control. Therefore, at the time of the CCFNB special meeting and the MBF special meeting, CCFNB shareholders and MBF shareholders will not know the market value of the merger consideration that MBF shareholders will receive at the effective time of the merger. You should obtain current market quotations for shares of CCFNB common stock (CCFN on the OTC Pink) and for shares of MBF common stock (MYBF on the OTCQB).

The market price of CCFNB common stock after the merger may be affected by factors different from those currently affecting the shares of CCFNB common stock or MBF common stock.

In the merger, MBF shareholders will become CCFNB shareholders. CCFNB’s business differs from that of MBF, and certain adjustments may be made to CCFNB’s business as a result of the merger. Accordingly, the results of operations of the combined company and the market price of CCFNB common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of CCFNB and MBF.

The fairness opinion delivered by TKG to CCFNB’s board of directors and the fairness opinion delivered by Griffin to MBF’s board of directors, respectively, prior to the entry into the merger agreement, will not reflect changes in circumstances that may have occurred since the dates of the respective fairness opinions.

The fairness opinion from TKG, CCFNB’s financial advisor, to CCFNB’s board of directors, was delivered on and dated April 14, 2023, and the fairness opinion from Griffin, MBF’s financial advisor, to MBF’s board of directors was delivered on and dated April 14, 2023. Changes in the operations and prospects of CCFNB or MBF, general market and economic conditions and other factors which may be beyond the control of CCFNB and MBF, including the ongoing effects of the COVID-19 pandemic on such market and economic conditions, and the market prices of CCFNB common stock and MBF common stock, may have altered the value of CCFNB or MBF or the prices of shares of CCFNB common stock and shares of MBF common stock as of the date of this joint proxy statement/prospectus, or may alter such values and prices by the effective time of the merger. The fairness opinions do not speak as of the date of this joint proxy statement/prospectus or as of any other date subsequent to the dates of the fairness opinions.

CCFNB and MBF are expected to incur substantial costs related to the merger and integration.

CCFNB and MBF have incurred and expect to incur a number of non-recurring costs in connection with negotiating the merger agreement and completing the merger. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employee benefit-related costs, public company filing fees and other regulatory fees, financial printing and other printing costs and other related costs. Some of these costs are payable by either CCFNB or MBF regardless of whether the merger is completed. See “THE MERGER AGREEMENT—Expenses and Fees” beginning on page 177.

In addition, the combined company will incur integration costs following the completion of the merger as CCFNB and MBF integrate their businesses, including facilities and systems consolidation costs and employment-related costs. CCFNB and MBF may also incur additional costs to maintain employee morale and to retain key employees. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including purchasing, accounting and finance, payroll, compliance, treasury management, branch operations, vendor management, risk management, lines of business, pricing and benefits. While CCFNB and MBF have assumed that a certain level of costs will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. These integration costs may result in the combined company taking charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time.

Combining CCFNB and MBF may be more difficult, costly or time-consuming than expected, and CCFNB and MBF may fail to realize the anticipated benefits of the merger.

This is a merger transaction combining two financial institutions of relatively similar asset size. The success of the merger will depend, in part, on the ability to realize the anticipated cost savings from combining the businesses of CCFNB and MBF. To realize the anticipated benefits and cost savings from the merger, CCFNB and MBF must successfully integrate and combine their businesses in a manner that permits those cost savings to be realized, without adversely affecting current revenues and future growth. If CCFNB and MBF are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected. In addition, the actual cost savings of the merger could be less than anticipated, and integration may result in additional and unforeseen expenses.

An inability to realize the full extent of the anticipated benefits of the merger and the other transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, levels of expenses and operating results of the combined company following the completion of the merger, which may adversely affect the value of the common stock of the combined company following the completion of the merger.

CCFNB and MBF have operated and, until the completion of the merger, must continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. Integration efforts between the two companies may also divert management attention and resources. These integration matters could have an adverse effect on each of CCFNB and MBF during this transition period and on the combined company for an undetermined period after completion of the merger.

Furthermore, the board of directors of the combined company will consist of former directors from each of CCFNB and MBF. Combining the boards of directors of each company into a single board could require the reconciliation of differing priorities and philosophies.

The future results of the combined company following the merger may suffer if the combined company does not effectively manage its expanded operations.

Following the merger, the size of the business of the combined company will increase beyond the current sizes of CCFNB’s and MBF’s respective businesses. The combined company’s future success will depend, in part, upon its ability to manage this expanded business, which may pose challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. The combined company may also face increased scrutiny from governmental authorities as a result of the increased size of its business. There can be no assurance that the combined company will be successful or that it will realize the expected operating efficiencies, revenue enhancement or other benefits currently anticipated from the merger.

The combined company may be unable to successfully retain CCFNB and/or MBF personnel after the merger is completed.

The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by CCFNB and MBF. It is possible that these employees may decide not to remain with CCFNB or MBF while the merger is pending or with the combined company after the merger is consummated. If CCFNB and MBF are unable to retain key employees, including management, who are critical to the successful integration and future operations of the companies, CCFNB and MBF could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, following the merger, if key employees terminate their employment, the combined company’s business activities may be adversely affected, and management’s attention may be diverted from successfully hiring suitable replacements, all of which may cause the combined company’s business to suffer. CCFNB and MBF also may not be able to locate or retain suitable replacements for any key employees who leave either company. See “THE MERGER—Governance of CCFNB After the Merger” beginning on page 153.

The merger will result in a transition in senior leadership of CCFNB and FCBT over a period of approximately two and a half years after completion of the merger.

It is anticipated that Lance Diehl, the current President and Chief Executive Officer of CCFNB and FCBT, who is to become the Chairman, President and Chief Executive Officer of CCFNB and the Executive Chairman of FCBT upon the effective date of the merger, will retire from active service as an executive officer of CCFNB and FCBT on March 31, 2026, and at that time Robert J. Glunk, who is the Chairman, President and Chief Executive Officer of MBF and Muncy Bank and is to become the Senior Executive Vice President and Chief Operating Officer of CCFNB and President and Chief Executive Officer of FCBT upon the effective date of the merger, would succeed Mr. Diehl as chief executive officer of CCFNB. In order to facilitate both a successful integration of CCFNB and MBF upon completion of the merger and an orderly succession transition, Mr. Diehl’s employment agreement with CCFNB and FCBT provides that no later than 12 months after the effective date of the merger, but not earlier than 4 months after such effective date, Mr. Diehl, at his election or the election of the CCFNB board of directors, will fulfill his duties as Chairman, President and Chief Executive Officer of CCFNB and Executive Chairman of FCBT on a part-time basis consisting of not less than 3 days per week, or 24 hours per week, and that Mr. Diehl shall make himself available as may be necessary or appropriate to fulfill such duties and responsibilities.

While regulatory approvals required for the merger have been received, the approvals could be withdrawn, suspended or altered by the imposition of conditions that are not presently anticipated or that could have an adverse effect on the combined company following the mergers, if warranted by developments occurring prior to the completion of the mergers.

CCFNB has received notice of approval of the bank merger by the FDIC, approval of the merger and the bank merger by the PADOBS, and the granting by the Federal Reserve Board of a CCFNB’s request for a waiver, in accordance with applicable regulations, of the requirement to apply for approval of the merger. While these approvals and the waiver have been received, the approvals and waiver could be withdrawn, suspended or altered by the imposition of conditions that are not presently anticipated or that could have an adverse effect on the combined company following the mergers, if warranted by developments occurring prior to the completion of the merger.

The completion of the merger is conditioned on the receipt of the requisite regulatory approvals and the expiration of all statutory waiting periods without the imposition of any material burdensome regulatory condition. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or governmental entity of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.

The completion of the merger is also conditioned on the regulatory authorizations not being subject to terms or conditions that would (i) require or could reasonably be expected to require any divesture by CCFNB, MBF or their subsidiaries, of any portion of their respective businesses, or (ii) impose any condition upon CCFNB, MBF or their subsidiaries, which (x) would be materially burdensome on them, or (y) would significantly increase the costs incurred or that will be incurred by CCFNB or MBF as a result of consummating the merger, or (z) would prevent CCFNB or MBF from obtaining any material benefit contemplated by it to be obtained as a result of the merger. See “THE MERGER—Regulatory Approvals” beginning on page 155.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is preliminary, and the value of the actual merger consideration to be issued in the merger as well as the actual financial condition and results of operations of the combined company after the merger may differ materially.

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the MBF identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The merger consideration value allocation reflected in this document is preliminary, and the final allocation thereof will be based upon the value of the actual merger consideration and the fair value of the assets and liabilities of MBF as of the date of the completion of the merger. The unaudited pro forma combined financial information reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date it was prepared, including recent developments and events in the financial services industry and related market volatility. Accordingly, the actual value of the merger consideration may vary significantly from the value used in preparing the unaudited pro forma condensed combined financial information in this document. In addition, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document and no assurances can be given that if the prospective financial information had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. For more information, see “UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION RELATING TO THE MERGER” beginning on page 37.

Certain of CCFNB’s and MBF’s directors and named executive officers may have interests in the merger that may differ from, or are in addition to, the interests of CCFNB shareholders and MBF shareholders.

CCFNB’s shareholders and MBF’s shareholders should be aware that some of CCFNB’s and MBF’s directors and named executive officers may have interests in the merger that are different from, or in addition to, those of CCFNB shareholders and MBF shareholders. These interests may create potential conflicts of interest. The CCFNB and MBF boards of directors were aware of these respective interests and considered these interests, among other matters, when making their decisions to approve the merger agreement, and in recommending that, in the case of the CCFNB board of directors, CCFNB shareholders vote to approve the merger agreement, and in the case of the MBF board of directors, MBF shareholders vote to approve the merger agreement. For a more complete description of these interests, please see “THE MERGER—Interests of Certain CCFNB Directors and Named Executive Officers in the Merger” beginning on page 149 and “THE MERGER—Interests of Certain MBF Directors and Named Executive Officers in the Merger” beginning on page 150.

The merger agreement may be terminated in accordance with its terms, and the merger may not be completed.

The merger agreement is subject to a number of conditions that must be fulfilled in order to complete the merger. Those conditions include: (i) approval by CCFNB shareholders of the CCFNB merger proposal and approval by MBF shareholders of the MBF merger proposal; (ii) the receipt of the requisite regulatory approvals, including the approval of the Federal Reserve Board, the FDIC and the PADOBS; (iii) effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part; and (iv) the absence of any order, injunction, decree or other legal restraint preventing the completion of the merger, the bank mergers or any of the other transactions contemplated by the merger agreement or making the completion of the merger, the bank mergers or any of the other transactions contemplated by the merger agreement illegal. Each party’s obligation to complete the merger is also subject to certain additional customary conditions, including (a) subject to applicable materiality standards, the accuracy of the representations and warranties of the other party, (b) the performance in all material respects by the other party of its obligations under the merger agreement, and (c) the receipt by each party of an opinion from its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

These conditions to the closing may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after the requisite shareholder approvals are received, or CCFNB or MBF may independently elect to terminate the merger agreement in certain other circumstances.

Failure to complete the merger could negatively impact CCFNB or MBF.

If the merger is not completed for any reason, including as a result of CCFNB shareholders failing to approve the CCFNB merger proposal, or MBF shareholders failing to approve the MBF merger proposal, any of the required regulatory approvals are not received, the issuance of an order, injunction, decree or other legal restraint preventing the completion of the merger or the bank mergers, a breach by CCFNB or MBF of its representations and warranties or its obligations under the merger agreement, the pursuit by MBF of a superior proposal, the receipt or making of an acquisition proposal by CCFNB, either company withdraws, modifies or qualifies its recommendation of the merger agreement, or MBF elects to terminate if the determination date market price of CCFNB common stock is less than $35.24 per share and the ratio of the determination date market price of CCFNB common stock to the starting price of $44.05 per share is more than 20% less than the ratio of the average of the NASDAQ Bank Index Value for the price determination period to the NASDAQ Bank Index Value on April 17, 2023, there may be various adverse consequences, and CCFNB and/or MBF may experience negative reactions from the financial markets and from their respective customers and employees. For example, CCFNB’s or MBF’s businesses may have been impacted adversely by the failure to pursue other potential opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of CCFNB common stock or MBF common stock could decline to the extent that current market prices reflect a market assumption that the merger will be beneficial and will be completed. CCFNB and/or MBF also could be subject to litigation related to any failure to complete the merger or to proceedings commenced against CCFNB or MBF to perform their respective obligations under the merger agreement. If the merger agreement is terminated under certain circumstances, either CCFNB or MBF may be required to pay a termination fee of $2.6 million to the other party.

Additionally, each of CCFNB and MBF has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of preparing, filing, printing and mailing this joint proxy statement/prospectus, and all filing and other fees paid in connection with the merger. If the merger is not completed, CCFNB and MBF would have to pay these expenses without realizing the expected benefits of the merger.

CCFNB and MBF will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on CCFNB and MBF. These uncertainties may impair CCFNB’s or MBF’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with CCFNB or MBF to seek to change existing business relationships with CCFNB or MBF. In addition, subject to certain exceptions, CCFNB and MBF have each agreed to operate its business in the ordinary course in all material respects and to refrain from taking certain actions that may adversely affect its ability to consummate the transactions contemplated by the merger agreement on a timely basis without the consent of the other party. These restrictions may prevent CCFNB and/or MBF from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “THE MERGER AGREEMENT—Covenants and Agreements” beginning on page 164 for a description of the restrictive covenants applicable to CCFNB and MBF.

The announcement of the proposed merger could disrupt CCFNB’s and MBF’s relationships with their customers, suppliers, business partners and others, as well as their operating results and businesses generally.

Whether or not the merger is ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the merger on CCFNB’s and MBF’s businesses include the following:

•	their employees may experience uncertainty about their future roles, which might adversely affect CCFNB’s and MBF’s ability to retain and hire key personnel and other employees;

•

customers, suppliers, business partners and other parties with which CCFNB and MBF maintain business relationships may experience uncertainty about their respective futures and seek alternative relationships with third parties, seek to alter their business relationships with CCFNB and MBF or fail to extend an existing relationship with CCFNB and MBF; and

•	CCFNB and MBF have each expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed merger.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact each party’s results of operations and financial condition.

The current interest rate environment may adversely impact the fair value adjustments of investments, loans and deposits acquired in the merger.

Upon the closing of the merger, the combined company will need to adjust the fair value of MBF’s investment, loan and deposit portfolios. The rising interest rate environment could have the effect of increasing the magnitude of such fair value adjustments, thereby increasing initial tangible book value dilution, extending the tangible book value earn-back period, and negatively impacting the combined company’s capital ratios, which may require the combined company to take steps to strengthen its capital position. See each company’s respective discussion of “Interest Rate Risk” in its Management’s Discussion and Analysis attached as Annex’s D and E on pages D-26 to D-28, E-22 to E-24 and E-41 to E-43.

The merger agreement limits CCFNB’s and MBF’s respective abilities to pursue alternatives to the merger and may discourage other companies from trying to acquire CCFNB or MBF.

The merger agreement contains “no shop” covenants that restrict each of CCFNB’s and MBF’s ability to, directly or indirectly, among other things, initiate, solicit, knowingly encourage or knowingly facilitate, inquiries or proposals with respect to, or, subject to certain exceptions generally related to the exercise of fiduciary duties by CCFNB’s and MBF’s respective board of directors, engage in any negotiations concerning, or provide any confidential or nonpublic information or data relating to, any alternative acquisition proposals. These provisions, which include a $2.6 million termination fee payable under certain circumstances, may discourage a potential third-party acquirer that might have an interest in acquiring all or a significant part of CCFNB or MBF from considering or proposing that acquisition. For more information, see “The Merger Agreement—Agreement Not to Solicit Other Offers; Termination of the Merger Agreement; Effect of Termination; Termination Fee” and “THE MERGER AGREEMENT— Meetings; Recommendation of CCFNB’s and MBF’s Boards of Directors” beginning on page 170.

The shares of CCFNB common stock to be received by MBF shareholders as a result of the merger will have different rights from the shares of MBF common stock.

In the merger, MBF shareholders will become CCFNB shareholders, and their rights as shareholders will be governed by Pennsylvania law and the governing documents of the combined company following the merger. While the rights of shareholders of both CCFNB and MBF are governed by Pennsylvania law, the rights associated with CCFNB common stock under CCFNB’s governing documents are different from the rights associated with MBF common stock under MBF’s governing documents. See “COMPARISON OF THE RIGHTS OF CCFNB SHAREHOLDERS AND MBF SHAREHOLDERS” beginning on page 184 for a discussion of the different rights associated with CCFNB common stock.

CCFNB shareholders and MBF shareholders will have reduced ownership and voting interest in the combined company after the consummation of the merger and will exercise less influence over management.

CCFNB shareholders and MBF shareholders currently have the right to vote in the election of the board of directors and on other matters affecting CCFNB and MBF, respectively. When the merger is completed, each

CCFNB shareholder and each MBF shareholder will become a holder of common stock of the combined company, with a percentage ownership of the combined company that is smaller than the holder’s percentage ownership of either CCFNB or MBF prior to the consummation of the merger. Based on the number of shares of CCFNB common stock and MBF common stock outstanding as of the close of business on the respective record dates, and based on the number of shares of CCFNB common stock expected to be issued in the merger, the former MBF shareholders, as a group, are estimated to own approximately forty-two percent (42%) of the fully diluted shares of the combined company immediately after the merger, and current CCFNB shareholders, as a group, are estimated to own approximately fifty-eight percent (58%) of the fully diluted shares of the combined company immediately after the merger. Because of this, MBF shareholders may have less influence on the management and policies of the combined company than they now have on the management and policies of MBF, and CCFNB shareholders may have less influence on the management and policies of the combined company than they now have on the management and policies of CCFNB.

Issuance of shares of CCFNB common stock in connection with the merger may adversely affect the market price of CCFNB common stock.

In connection with the payment of the merger consideration, CCFNB expects to issue approximately 1,489,179 million shares of CCFNB common stock to MBF shareholders. The issuance of these new shares of CCFNB common stock may result in fluctuations in the market price of CCFNB common stock, including a stock price decrease.

Shareholders may be unable to timely sell shares of CCFNB common stock after completion of the merger.

There will be a time period between the completion of the merger and the time at which former MBF shareholders actually receive their shares of CCFNB common stock. Until shares are received, former MBF shareholders may not be able to sell their CCFNB shares in the open market and, therefore, may not be able to avoid losses resulting from any decrease, or secure gains resulting form any increase, in the trading price of CCFNB common stock during this period.

In addition, CCFNB common stock is traded on OTC Pink. The OTC Pink trading market lacks the depth, liquidity and orderliness to maintain a liquid market. While CCFNB expects that registering its common stock under the Securities Exchange Act of 1934, as amended, will provide greater liquidity and a deeper market through which to buy and sell shares of CCFNB common stock, there can be no assurance that a liquid market for the shares will develop or that a CCFNB shareholder will be able to sell shares at any time.

Shareholder litigation could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of CCFNB and MBF.

Shareholders of CCFNB and/or of MBF may file lawsuits against CCFNB, MBF and/or the directors and officers of either company in connection with the merger. One of the conditions to the closing is that no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement be in effect. If any plaintiff were successful in obtaining an injunction prohibiting CCFNB or MBF from completing the merger, the bank merger or any of the other transactions contemplated by the merger agreement, then such injunction may delay or prevent the effectiveness of the merger and could result in significant costs to CCFNB and/or MBF, including any cost associated with the indemnification of directors and officers of each company. CCFNB and MBF may incur costs in connection with the defense or settlement of any shareholder lawsuits filed in connection with the merger. Such litigation could have an adverse effect on the financial condition and results of operations of CCFNB and MBF and could prevent or delay the completion of the merger.

CCFNB anticipates becoming subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, which will require CCFNB to invest additional time and financial resources in complying with those requirements and expose CCFNB to the legal risks of noncompliance.

Compliance with the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, will require CCFNB to invest additional time and financial resources in its financial reporting and internal control processes in order to comply with those requirements. This could have the effect of diverting management’s attention and reallocating financial resources from other business matters and opportunities and could expose CCFNB to legal liability for failure to comply with such requirements.

Risks Relating to the Financial Services Industry

Recent events impacting the financial services industry may adversely affect the business of CCFNB, MBF, and the market price of their common stock.

Recent developments and events in the financial services industry, including the large-scale deposit withdrawals over a short period of time at Silicon Valley Bank, Signature Bank and First Republic Bank that resulted in the failure of those institutions, have resulted in decreased confidence in banks among depositors, other counterparties and investors, as well as significant disruption, volatility and reduced valuations of equity and other securities of banks in the capital markets. These events have occurred against the backdrop of a rapidly rising interest rate environment which, among other things, has resulted in unrealized losses in longer duration securities and loans held by banks, and a corresponding decrease in shareholders’ equity and bank capital levels, impacting the dynamics in the competition for bank deposits, and may increase the risk of a potential recession. These events and developments could materially and adversely impact the business or financial condition of CCFNB and MBF, including through potential liquidity pressures, reduced net interest margins, and potential increased credit losses. These recent events and developments have, and could continue to, adversely impact the market price and volatility of CCFNB’s and MBF’s common stock. These recent events may also result in changes to laws or regulations governing banks and bank holding companies or result in the impositions of restrictions through supervisory or enforcement activities, including higher capital requirements, which could have a material impact on the businesses of CCFNB and MBF. The cost of resolving the recent failures may prompt the FDIC to increase its premiums above the recently increased levels or to issue additional special assessments.

Risks Relating to CCFNB’s Business

Commercial real estate loans may increase CCFNB’s exposure to credit risk.

A portion of CCFNB’s loan portfolio is secured by commercial real estate. Loans secured by commercial real estate are generally viewed as having more risk of default than loans secured by residential real estate or consumer loans because repayment of the loans often depends on the successful operation of the property, the income stream of the borrowers, the accuracy of the estimate of the property’s value at completion of construction, and the estimated cost of construction. Such loans are generally more risky than loans secured by residential real estate or consumer loans because those loans are typically not secured by commercial real estate collateral. An adverse development with respect to one lending relationship could expose CCFNB to a significantly greater risk of loss compared with a single-family residential mortgage loan because CCFNB typically has more than one loan with such borrowers. Additionally, these loans typically involve larger loan balances to single borrowers or groups of related borrowers compared with single-family residential mortgage loans. Therefore, the deterioration of one or a few of these loans could cause a significant decline in the related asset quality. If CCFNB’s primary market areas experience an economic slowdown, these loans represent higher risk and could result in a sharp increase in loans charged off and could require CCFNB to significantly increase its allowance for credit losses, which could have a material adverse impact on its business, financial condition, results of operations, and cash flows.

Repayment of commercial business loans is often dependent on the cash flows of the borrower, which may be unpredictable, and the collateral securing these loans may fluctuate in value.

CCFNB has commercial business loans as part of its loan portfolio. CCFNB’s commercial business loans are originated primarily based on the identified cash flow and general liquidity of the borrower and secondarily on the underlying collateral provided by the borrower and/or repayment capacity of any guarantor. The borrower’s cash flow may be unpredictable, and collateral securing these loans may fluctuate in value. Although commercial business loans are often collateralized by equipment, inventory, accounts receivable or other business assets, the liquidation of collateral in the event of default is often an insufficient source of repayment because accounts receivable may be uncollectible and inventories may be obsolete or of limited use. In addition, business assets may depreciate over time, may be difficult to appraise, and may fluctuate in value based on the success of the business. Accordingly, the repayment of commercial business loans depends primarily on the cash flow and credit worthiness of the borrower and secondarily on the underlying collateral value provided by the borrower and liquidity of the guarantor.

CCFNB’s decisions regarding allowance for credit losses and credit risk may materially and adversely affect its business.

Making loans and other extensions of credit is an essential element of CCFNB’s business. Although CCFNB seeks to mitigate risks inherent in lending by adhering to specific underwriting practices, CCFNB’s loans and other extensions of credit may not be repaid. The risk of nonpayment is affected by a number of factors, including:

•	the duration of the credit;

•	credit risks of a particular customer;

•	changes in economic and industry conditions; and

•	in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral.

CCFNB attempts to maintain an appropriate allowance for credit losses to provide for probable losses in its loan portfolio. CCFNB periodically determines the amount of the allowance based on consideration of several factors, including but not limited to:

•	an ongoing review of the quality, mix, and size of CCFNB’s overall loan portfolio;

•	CCFNB’s historical loan loss experience;

•	evaluation of economic conditions;

•	regular reviews of loan delinquencies and loan portfolio quality;

•	ongoing review of financial information provided by borrowers; and

•	the amount and quality of collateral, including guarantees, securing the loans.

The determination of the appropriate level of the allowance for credit losses inherently involves a high degree of subjectivity and requires CCFNB to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of CCFNB’s control, may require an increase in the allowance for credit losses. In addition, regulatory agencies periodically review CCFNB’s allowance for credit losses and may require an increase in the provision for credit losses or the recognition of further loan charge-offs, based on judgments different than those of management. If charge-offs in future periods exceed the allowance for credit losses, CCFNB will need additional provisions to increase the allowance for credit losses. Any increases in the allowance for credit losses will result in a decrease in net income and, possibly, capital, and may have a material adverse effect on CCFNB’s financial condition and results of operations.

CCFNB may have higher credit losses than it has allowed for in its allowance for credit losses.

CCFNB’s actual credit losses could exceed its allowance for credit losses and therefore its allowance for credit losses may not be adequate. Industry experience shows that a portion of loans will become delinquent and a portion of loans will require partial or entire charge-off. Regardless of the underwriting criteria utilized, losses may be experienced as a result of various factors beyond CCFNB’s control, including among other things, changes in market conditions affecting the value of loan collateral and problems affecting borrower credit.

CCFNB relies heavily on its senior management team, and the unexpected loss of any of those personnel could adversely affect its operations.

CCFNB is a customer-focused and relationship-driven organization. CCFNB expects its future growth to be driven in a large part by the relationships maintained with its customers by its chief executive officer and by other senior officers. The unexpected loss of any of CCFNB’s key employees could have a material adverse effect on its business and operations, which would have an adverse effect on its business, results of operations, financial condition, and the value of its securities.

The success of CCFNB’s strategy depends on its ability to identify and retain individuals with experience and relationships in its markets.

In order to be successful, CCFNB must identify and retain experienced key management members with local expertise and relationships. Competition for qualified personnel is intense and there are a limited number of qualified persons with knowledge of and experience in the community banking industry in CCFNB’s chosen geographic markets. Even if CCFNB identifies individuals that it believes could assist CCFNB, CCFNB may be unable to recruit these individuals away from more established banks. In addition, the process of identifying and recruiting individuals with the combination of skills and attributes required is often lengthy. CCFNB’s inability to identify, recruit, and retain talented personnel could limit its growth and could materially adversely affect its business, results of operations, financial condition, and the value of its securities.

Changes in economic conditions, in particular an economic slowdown in the post-merger CCFNB’s central Pennsylvania market area, could materially and negatively affect CCFNB’s business.

CCFNB’s business is directly impacted by factors such as economic, political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in government monetary and fiscal policies and inflation, all of which are beyond CCFNB’s control. Any deterioration in economic conditions, whether caused by national or local concerns, and in particular in the post-merger CCFNB’s central Pennsylvania market area, could result in the following consequences, any of which could hurt CCFNB’s business materially: loan delinquencies may increase; problem assets and foreclosures may increase; demand for CCFNB’s products and services may decrease; low cost or noninterest bearing deposits may decrease; and collateral for loans made by CCFNB, especially real estate, may decline in value, reducing customers’ borrowing power and reducing the value of assets and collateral associated with CCFNB’s existing loans.

CCFNB has observed, however, that commercial property values in CCFNB’s central Pennsylvania market area have remained steady over the past year due to low inventories of commercial properties being available for sale, rental income has been increasing but slowing down, housing values have been steady and are increasing slightly, and there has been no material increase in foreclosure activity. An economic downturn or prolonged recession, would likely result in deterioration of the quality of CCFNB’s loan portfolio and reduce CCFNB’s level of deposits, which in turn would hurt its business. If CCFNB experiences an economic downturn or a prolonged economic recession occurs in the economy as a whole, borrowers will be less likely to repay their loans as scheduled. Unlike many larger institutions, CCFNB is not able to spread the risks of unfavorable local economic conditions across a large number of diversified local economies. An economic downturn could, therefore, result in losses that materially and adversely affect CCFNB’s business.

The small- and medium-sized business target market may have fewer financial resources to weather a downturn in the economy.

CCFNB targets its commercial development and marketing strategy to serve the banking and financial services needs of small- and medium-sized businesses. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact this major economic sector in the markets in which CCFNB operates, its results of operations and financial condition, as well as the value of its securities, may be adversely affected.

Higher FDIC deposit insurance premiums and assessments could adversely impact CCFNB’s financial condition.

CCFNB’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the FDIC and are subject to deposit insurance assessments to maintain deposit insurance. As an FDIC-insured institution, CCFNB is required to pay quarterly deposit insurance premium assessments to the FDIC. Although CCFNB cannot predict what the insurance assessment rates will be, either a deterioration in its risk-based capital ratios or adjustments to the base assessment rates could have a material adverse impact on its business, financial condition, results of operations, and cash flows.

Changes in prevailing interest rates may reduce CCFNB’s profitability.

CCFNB’s results of operations depend in large part upon the level of its net interest income, which is the difference between interest income from interest-earning assets, such as loans and investment securities, and interest expense on interest-bearing liabilities, such as deposits and other borrowings. Depending on the terms and maturities of CCFNB’s assets and liabilities, a significant change in interest rates could have a material adverse effect on its profitability. Many factors cause changes in interest rates, including governmental monetary policies and domestic and international economic and political conditions. While CCFNB intends to manage the effects of changes in interest rates by adjusting the terms, maturities, and pricing of its assets and liabilities, its efforts may not be effective, and its financial condition and results of operations could suffer.

CCFNB may not be able to adequately anticipate and respond to changes in market interest rates.

CCFNB may be unable to anticipate changes in market interest rates, which are affected by many factors beyond its control including, but not limited to, inflation, recession, unemployment, money supply, monetary policy, and other changes that affect financial markets, both domestic and foreign. CCFNB’s net interest income is affected not only by the level and direction of interest rates, but also by the shape of the yield curve and relationships between interest sensitive instruments and key driver rates, as well as balance sheet growth, customer loan and deposit preferences, and the timing of changes in these variables. In the event interest rates increase, CCFNB’s interest costs on liabilities may increase more rapidly than its income on interest earning assets, resulting in a deterioration of its net interest margin. As such, fluctuations in interest rates could have a material adverse effect on CCFNB’s financial condition and results of operations.

CCFNB may be adversely affected by the soundness of other financial institutions.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. CCFNB has exposure to many different industries and counterparties, and routinely executes transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and other institutional clients. Many of these transactions expose CCFNB to credit risk in the event of a default by a counterparty or client. In addition, CCFNB’s credit risk may be exacerbated when the collateral held by CCFNB cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due to CCFNB. Any such losses could have a material adverse effect on CCFNB’s financial condition and results of operations.

Competition with other financial institutions may have an adverse effect on CCFNB’s ability to retain and grow its client base, which could have a negative effect on its financial condition or results of operations.

The banking and financial services industry is very competitive and includes services offered from other banks, savings and loan associations, credit unions, mortgage companies, other lenders, and institutions offering uninsured investment alternatives. Legal and regulatory developments have made it easier for new and sometimes unregulated competitors to compete with CCFNB. The financial services industry has and is experiencing an ongoing trend towards consolidation in which fewer large national and regional banks and other financial institutions are replacing many smaller and more local banks. These larger banks and other financial institutions hold a large accumulation of assets and have significantly greater resources and a wider geographic presence or greater accessibility. In some instances, these larger entities operate without the traditional brick and mortar facilities that restrict geographic presence. Some competitors have more aggressive marketing campaigns and better brand recognition, and are able to offer more services, more favorable pricing or greater customer convenience than CCFNB. In addition, competition has increased from new banks and other financial services providers that target CCFNB’s existing or potential customers. As consolidation continues among large banks, CCFNB expects other smaller institutions to try to compete in the markets CCFNB plans to serve. This competition could reduce CCFNB’s net income by decreasing the number and size of the loans that it originates and the interest rates it charges on these loans. Additionally, these competitors may offer higher interest rates, which could decrease the deposits CCFNB attracts or require it to increase rates to retain existing deposits or attract new deposits. Increased deposit competition could adversely affect CCFNB’s ability to generate the funds necessary for lending operations which could increase its cost of funds.

The financial services industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge as part of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Technological developments have allowed competitors, including some non-depository institutions, to compete more effectively in local markets and has expanded the range of financial products, services and capital available to CCFNB’s target customers. If CCFNB is unable to implement, maintain and use such technologies effectively, it may not be able to offer products or achieve cost-efficiencies necessary to compete in the industry. In addition, some of these competitors have fewer regulatory constraints and lower cost structures.

Liquidity needs could adversely affect CCFNB’s financial condition and results of operation.

The primary sources of funds of CCFNB are customer deposits and loan repayments. While scheduled loan repayments are a relatively stable source of funds, they are subject to the ability of borrowers to repay the loans. The ability of borrowers to repay loans can be adversely affected by a number of factors, including changes in economic conditions, adverse trends or events affecting business industry groups, reductions in real estate values or markets, business closings or lay-offs, inclement weather, which could be exacerbated by potential climate change, natural disasters and international instability.

Additionally, deposit levels may be affected by a number of factors, including rates paid by competitors, general interest rate levels, regulatory capital requirements, returns available to customers on alternative investments and general economic conditions. Accordingly, CCFNB may be required from time to time to rely on secondary sources of liquidity to meet withdrawal demands or otherwise fund operations. Such sources include proceeds from Federal Home Loan Bank advances, sales of investment securities and loans, and federal funds lines of credit from correspondent banks, as well as out-of-market time deposits. While CCFNB believes that these sources are currently adequate, there can be no assurance they will be sufficient to meet future liquidity demands, particularly if CCFNB continues to grow and experience increasing loan demand. CCFNB may be required to slow or discontinue loan growth, capital expenditures or other investments or liquidate assets should such sources not be adequate.

Technological advances impact CCFNB’s business; its information systems may experience an interruption or breach in security and adversely impact CCFNB’s reputation and results of operations.

To conduct CCFNB’s business, it relies heavily on new technology-driven products and services, communications and information systems. CCFNB’s future success will depend, in part, on its ability to address the needs of CCFNB’s customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in operations. Any failure, interruption or breach of the security of CCFNB’s information systems could result in failures or disruptions in its customer relationship management, general ledger, deposit, loan and other systems. While CCFNB has policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of CCFNB’s information systems, there can be no assurance that CCFNB can prevent any such failures, interruptions or security breaches or, if they do occur, that they will be adequately addressed. During the normal course of CCFNB’s business, it has experienced and it expects to continue to experience attempts to breach its systems, none of which has been material to CCFNB to date, and it may be unable to protect sensitive data (including confidential customer information) and the integrity of its systems. Such threats may rise from human error, fraud or malice on the part of employees or third parties, or may result from accidental technological failure. The occurrence of any failures, interruptions or security breaches of CCFNB’s information systems could damage its reputation, result in a loss of customer business, subject it to additional regulatory scrutiny, increased security protection and remediation costs, or expose it to civil litigation and possible financial liability, any of which could have a material adverse effect on its financial condition and results of operations as well as the value of its securities. CCFNB carries insurance to partially offset the risk of loss; however, there can be no assurance that policy limits or policy exclusions would adequately protect CCFNB from a related loss.

CCFNB’s controls and procedures may fail or be circumvented.

CCFNB regularly reviews and updates its internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well-designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of CCFNB’s controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on its business, results of operations and financial condition.

Negative public opinion surrounding CCFNB and the financial institutions industry generally could damage its reputation and adversely impact its earnings.

Reputation risk, or the risk to CCFNB’s business, earnings and capital from negative public opinion surrounding CCFNB and the financial institutions industry generally, is inherent in its business. Negative public opinion can result from CCFNB’s actual or alleged conduct in any number of activities, including lending practices, corporate governance and acquisitions, and from actions taken by government regulators and community organizations in response to those activities. Negative public opinion regarding the banking and financial services industries generally, such as the public reaction to the Silicon Valley Bank, Signature Bank and First Republic Bank failures, also can negatively affect CCFNB. Negative public opinion can adversely affect CCFNB’s ability to keep and attract clients and employees and can expose it to litigation and regulatory action. Although CCFNB takes steps to minimize reputation risk in dealing with its clients and communities, this risk will always be present given the nature of its business.

CCFNB is subject to extensive government regulation and supervision that could interfere with its ability to conduct its business and may negatively impact its financial results, restrict its activities, have an adverse impact on its operations, and impose financial requirements or limitations on the conduct of its business.

CCFNB, primarily through FCBT, is subject to extensive federal and state regulation and supervision. Banking regulations are primarily intended to protect depositors’ funds, the Federal Deposit Insurance Fund and the safety and soundness of the banking system as a whole, not stockholders. These regulations affect CCFNB’s lending practices, capital structure, investment practices, dividend policy and growth, among other things. Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect CCFNB in substantial and unpredictable ways. Such changes could subject CCFNB to additional costs, limit the types of financial services and products it may offer, and/or limit the pricing it may charge on certain banking services, among other things. CCFNB will have to apply resources to ensure that it is in compliance with any changes to statutes, regulations or regulatory policies, including changes in interpretations or implementation, which may increase its costs of operations and adversely impact its earnings.

CCFNB faces a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

The Bank Secrecy Act, as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, which we refer to as the Patriot Act, and other laws and regulations require financial institutions, among other duties, to institute and maintain effective anti-money laundering programs and file suspicious activity and currency transaction reports as appropriate. The Financial Crimes Enforcement Network, established by the U.S. Treasury to administer the Bank Secrecy Act, is authorized to impose significant civil money penalties for violations of those requirements and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, Drug Enforcement Administration and Internal Revenue Service. There is also increased scrutiny of compliance with the rules enforced by the Office of Foreign Assets Control, which we refer to as OFAC. Over the past several years, Federal and state bank regulators also have increased their focus on compliance with Bank Secrecy Act and anti-money laundering regulations. If CCFNB’s policies, procedures and systems are deemed deficient or the policies, procedures and systems of the financial institutions that it has already acquired or may acquire in the future are deficient, it would be subject to liability, including fines and regulatory actions such as restrictions on its ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of its business plan, including its acquisition plans, which would negatively impact its business, financial condition and results of operations. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for CCFNB.

Regulations relating to privacy, information security and data protection could increase CCFNB’s costs, affect or limit how it collects and uses personal information and adversely affect its business opportunities.

CCFNB is subject to various privacy, information security and data protection laws, including requirements concerning security breach notification, and it could be negatively impacted by these laws. For example, CCFNB’s business is subject to the Financial Services Modernization Act of 1999, also known as the Gramm-Leach-Bliley Act, which, among other things: (i) imposes certain limitations on its ability to share nonpublic personal information about its customers with nonaffiliated third parties; (ii) requires that it provide certain disclosures to customers about its information collection, sharing and security practices and afford customers the right to “opt out” of any information sharing by CCFNB with nonaffiliated third parties (with certain exceptions) and (iii) requires it develop, implement and maintain a written comprehensive information security program containing safeguards appropriate based on its size and complexity, the nature and scope of its activities, and the sensitivity of customer information it processes, as well as plans for responding to data security breaches. Various state and federal banking regulators and states have also enacted data security breach notification requirements with varying levels of individual, consumer, regulatory or law enforcement notification in certain circumstances in the event of a security breach. This includes increased privacy-related enforcement activity at the federal level, by the Federal Trade Commission, as well as at the state level, such as with regard to mobile applications. Moreover, legislators and regulators in the United States are increasingly adopting or revising privacy, information security and data protection laws that potentially could have a significant impact on

CCFNB’s current and planned privacy, data protection and information security-related practices, CCFNB’s collection, use, sharing, retention and safeguarding of consumer or employee information, and some of its current or planned business activities. This could also increase CCFNB’s costs of compliance and business operations and could reduce income from certain business initiatives.

Compliance with current or future privacy, data protection and information security laws (including those regarding security breach notification) affecting customer or employee data to which CCFNB is subject could result in higher compliance and technology costs and could restrict its ability to provide certain products and services, which could have a material adverse effect on its business, financial conditions or results of operations. CCFNB’s failure to comply with privacy, data protection and information security laws could result in potentially significant regulatory or governmental investigations or actions, litigation, fines, sanctions and damage to its reputation, which could have a material adverse effect on its business, results of operations, financial condition, and the value of its securities.

CCFNB’s use of third party vendors and their other ongoing third party business relationships are subject to increasing regulatory requirements and attention.

CCFNB regularly uses third party vendors as part of its business. CCFNB also has substantial ongoing business relationships with other third parties. These types of third party relationships are subject to increasingly demanding regulatory requirements and attention by CCFNB’s federal bank regulators. Regulatory guidance requires all banking organizations to enhance due diligence, ongoing monitoring and control over organizations’ third party vendors and other ongoing third party business relationships. CCFNB expects that its regulators will hold it responsible for any deficiencies in its oversight and control of its third party relationships and in the performance of the parties with which it has these relationships. As a result, if CCFNB’s regulators conclude that it has not exercised adequate oversight and control over its third party vendors or other ongoing third party business relationships or that such third parties have not performed appropriately, CCFNB could be subject to enforcement actions, including civil money penalties or other administrative or judicial penalties or fines as well as requirements for customer remediation, any of which could have a material adverse effect on its business, results of operations, financial condition, and the value of its securities.

CCFNB is limited in the amount it can lend to one borrower.

CCFNB is limited in the amount that it can lend to a single borrower to 15% of FCBT’s capital and surplus, with an additional 10% available for certain loans meeting heightened collateral requirements. However, CCFNB generally imposes an internal limit that is more conservative than the legal maximum. CCFNB’s lending limit is significantly less than the limit for many of its competitors and may affect its ability to seek relationships with larger businesses in its market area. From time to time, CCFNB attempts to accommodate larger loans by selling participations in those loans to other financial institutions. However, CCFNB cannot ensure that it will be able to attract or maintain customers seeking larger loans or that it will be able to sell participations in such loans on terms it considers favorable. CCFNB’s inability to attract and maintain these customers or its inability to sell loan participations on favorable terms could adversely impact its business, financial condition, results of operation, and the value of its securities.

The Federal Reserve may require CCFNB to commit capital resources to support FCBT and, post-merger, FCBT.

The Federal Reserve requires a bank holding company to act as a source of financial and managerial strength to a subsidiary bank and to commit resources to support such subsidiary bank. Under the “source of strength” doctrine, the Federal Reserve may require a bank holding company to make capital injections into a troubled subsidiary bank and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) directs the federal bank regulators to require that all companies that directly or indirectly control an insured depository institution serve as a source of financial strength for the institution. Under these requirements, in the future, CCFNB could be required to provide financial assistance to FCBT if it experiences financial distress.

A capital infusion may be required at times when CCFNB does not have the resources to provide it, and therefore CCFNB may be required to borrow the funds. In the event of a bank holding company’s bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the holding company’s general unsecured creditors, including the holders of its note obligations. Thus, any borrowing that must be done by the holding company in order to make the required capital injection becomes more difficult and expensive and will adversely impact the holding company’s cash flows, financial condition, results of operations and prospects.

CCFNB may be subject to more stringent capital requirements in the future.

From time to time, CCFNB’s banking regulators change the regulatory capital adequacy guidelines applicable to it and its banking subsidiary. In December 2010 and January 2011, the Basel Committee on Banking Supervision published the final texts of reforms on capital and liquidity generally referred to as “Basel III.” The federal regulatory agencies adopted capital rules implementing the Basel III capital framework in the United States. Under these rules, CCFNB is required to satisfy additional, more stringent, capital adequacy standards than it has in the past. CCFNB has met all of the requirements of the Basel III-based capital rules to date, but CCFNB may fail to do so in the future. In addition, these requirements could have a negative impact on CCFNB’s ability to lend, grow deposit balances, make acquisitions or make capital distributions in the form of dividends or share repurchases. Higher capital levels could also lower CCFNB’s return on equity, which may negatively impact its business, results of operations, financial condition, and the value of its securities.

Risks Related to an Investment in CCFNB Common Stock

There is a limited trading market in CCFNB common stock, which will hinder your ability to sell CCFNB common stock and may lower the market price of the stock.

Although CCFNB common stock is quoted on OTC Pink, CCFNB common stock is traded only sporadically. An active trading market for shares of CCFNB common stock may never develop or be sustained. MBF shareholders receiving shares of CCFNB common stock may not be able to sell such shares when they desire if a liquid trading market does not develop or sell them at a price equal to or above the market value of the merger consideration even if a liquid trading market does develop. This limited trading market for CCFNB common stock may also result in a lower market value of CCFNB common stock.

CCFNB can provide no assurance regarding whether, and if so when, it will make dividend payments in the future.

All dividends paid by CCFNB in the future will be dependent on CCFNB’s financial condition, results of operations, and cash flows, as well as capital regulations and dividend restrictions imposed by the rules and regulations of the PADOBS, the FDIC, and the Federal Reserve. The Federal Reserve and the FDIC have issued policy statements, which provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. The FDIC also has the authority under federal law to enjoin a bank from engaging in what in its opinion constitutes an unsafe or unsound practice in conducting its business, including the payment of a dividend under certain circumstances. CCFNB can provide no assurance regarding whether, and if so when, it will make dividend payments in the future.

CCFNB common stock is not FDIC insured and may lose value.

Shares of CCFNB common stock are not savings accounts or deposits and are not insured or guaranteed by the FDIC, or any other governmental agency, and involve investment risk, including the possible loss of the entire value of the investment.

Risks Related to CCFNB

The use of estimates and valuations in the preparation of CCFNB’s consolidated financial statements requires the exercise of judgment, and may be different from actual results, which could have a material adverse effect on CCFNB’s consolidated financial statements.

CCFNB makes various estimates that affect reported amounts and disclosures. Broadly, those estimates are used in measuring the fair value of certain financial instruments, establishing the provision for credit losses and estimating potential litigation liability. Market volatility may make it difficult to determine the fair value for certain of CCFNB’s assets and liabilities. Subsequent valuations, in light of factors then prevailing, may result in significant changes in the values of these financial instruments in future periods. In addition, at the time of any sales and settlements of these assets and liabilities, the price CCFNB ultimately realizes will depend on the demand and liquidity in the market at that time for that particular type of asset or liability and may be materially lower than its estimate of their current fair value. Estimates are based on available information and judgment. Therefore, actual values and results could differ from CCFNB’s estimates, and that difference could have a material adverse effect on its consolidated financial statements.

CCFNB shareholders have limited control over changes in CCFNB’s policies and operations, which increases the uncertainty and risks that shareholders face.

The Board of Directors of CCFNB determine the major policies of CCFNB, including its policies regarding growth and distributions. The Board of Directors may amend or revise these and other policies without a vote of the shareholders. The Board of Directors’ broad discretion in setting policies and shareholders’ inability to exert control over those policies increases the uncertainty and risks the shareholders face.

The CCFNB articles of incorporation permit the Board of Directors to issue stock with terms that may subordinate the rights of the holders of CCFNB common stock or discourage a third party from acquiring CCFNB in a manner that could result in a premium price to shareholders.

The Board of Directors may classify or reclassify any unissued shares of CCFNB common stock, classify any unissued shares of CCFNB preferred stock and reclassify any previously classified but unissued shares of CCFNB preferred stock into other classes or series of stock and set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of any such stock. Thus, the Board of Directors could authorize the issuance of preferred stock with priority as to distributions and amounts payable upon liquidation over the rights of the holders of CCFNB common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of CCFNB, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of CCFNB’s assets) that might provide a premium price to holders of CCFNB common stock.

The CCFNB articles of incorporation contain other provisions that may be considered anti-takeover in purpose or effect and may discourage a third party from acquitting CCFNB in a manner that could result in a premium price to shareholders.

The CCFNB bylaws provide for a classified board of directors consisting of three classes. Each director generally holds office for a three year term. The terms of the classes are staggered so that the term of office of one class expires each year. As a result, it would take two annual elections to elect a majority of the directors. The CCFNB articles of incorporation require the approval of 66 2/3 percent of all of the outstanding shares of CCFNB common stock for any merger, consolidation or similar transaction to which CCFNB would be a party. The CCFNB bylaws require advance notice of any shareholder proposal to be considered at a meeting of the shareholders and of any shareholder nominations for director. See “DESCRIPTION OF CCFNB CAPITAL STOCK” on pages 181 through 183 and “COMPARISON OF THE RIGHTS OF CCFNB SHAREHOLDERS AND MBF SHAREHOLDERS” on pages 184 through 195.

THE CCFNB SPECIAL MEETING

This section contains information for CCFNB shareholders about the special meeting that CCFNB has called to allow CCFNB shareholders to consider and vote on the CCFNB merger proposal, and the CCFNB adjournment proposal. This joint proxy statement/prospectus is accompanied by a notice of the CCFNB special meeting, and a form of proxy card that the CCFNB board of directors is soliciting for use by CCFNB shareholders at the CCFNB special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place of the Meeting

The CCFNB special meeting will be held virtually via the Internet on October 3, 2023 at 11:00 a.m., Eastern Time. The CCFNB special meeting will be held in a virtual only meeting format conducted by live webcast. Shareholders may participate in the virtual meeting by accessing https://web.lumiagm.com/285477946.

Matters to Be Considered

At the CCFNB special meeting, CCFNB shareholders will be asked to consider and vote upon the following proposals:

•	The CCFNB merger proposal; and

•	The CCFNB adjournment proposal.

Recommendation of CCFNB’s Board of Directors

The CCFNB board of directors recommends that you vote “FOR” the CCFNB merger proposal, and “FOR” the CCFNB adjournment proposal. See “THE MERGER—CCFNB’s Reasons for the Merger; Recommendation of CCFNB’s Board of Directors” beginning on page 120 for a more detailed discussion of the CCFNB board of directors’ recommendation.

Record Date and Quorum

The CCFNB board of directors has fixed the close of business on August 17, 2023 as the record date for the determination of CCFNB shareholders entitled to notice of and to vote at the CCFNB special meeting. As of the CCFNB record date, there were 2,080,109 shares of CCFNB common stock outstanding.

Holders of a majority of the outstanding shares of CCFNB common stock entitled to vote at the CCFNB special meeting must be present, either in attendance virtually via the CCFNB special meeting website or by proxy, to constitute a quorum at the CCFNB special meeting. If you fail to submit a proxy prior to the special meeting or to attend the CCFNB special meeting virtually via the CCFNB special meeting website, your shares of CCFNB common stock will not be counted towards a quorum. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, provided that with respect to shares represented by proxy, such shares have been voted on any issue other than a procedural motion. Broker non-votes will not be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, but broker non-votes are not expected at the meeting.

Under the CCFNB bylaws, if a quorum is not present at the CCFNB special meeting, the holders of a majority of the shares of CCFNB common stock entitled to vote who are present virtually via the CCFNB special meeting website or by proxy at the CCFNB special meeting may adjourn the CCFNB special meeting.

At the CCFNB special meeting, each share of CCFNB common stock is entitled to one (1) vote on all matters properly submitted to CCFNB shareholders.

As of the close of business on July 31, 2023, CCFNB’s directors and executive officers were entitled to vote an aggregate of 142,661 shares of CCFNB common stock at the CCFNB special meeting, which represents approximately 6.86 % of the issued and outstanding shares of CCFNB common stock entitled to vote at the CCFNB special meeting.

Each director and certain executives of CCFNB, solely in such director’s or executive’s capacity as a shareholder of CCFNB, has entered into a voting agreement with CCFNB and MBF requiring each of them to vote all shares of CCFNB common stock owned by such person and over which they have sole voting power “FOR” the CCFNB merger proposal. As of July 31, 2023, these CCFNB directors and executives held 141,933 shares of CCFNB common stock that were subject to the voting agreements, which represented approximately 6.82 % of the outstanding shares of CCFNB common stock.

In addition, each director and certain executives of MBF, solely in such director’s or executive’s capacity as a shareholder of CCFNB, has entered into a voting agreement with CCFNB and MBF requiring each of them to vote all shares of CCFNB common stock owned by such person and over which they have sole voting power “FOR” the CCFNB merger proposal. As of the record date, these MBF directors and executives held 8,728 shares of CCFNB common stock that were subject to voting agreements, which represented approximately 0.4% of the outstanding shares of CCFNB common stock.

Broker Non-Votes

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one (1) proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the CCFNB special meeting will be “non-routine” matters, and, as such, we expect there will be no broker non-votes, but any broker non-votes will not be counted as present and entitled to vote for purposes of determining a quorum at the CCFNB special meeting. If your bank, broker, trustee or other nominee holds your shares of CCFNB common stock in “street name,” such entity will vote your shares of CCFNB common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.

Vote Required; Treatment of Abstentions and Failure to Vote

CCFNB merger proposal:

Vote required: Approval of the CCFNB merger proposal requires the affirmative vote of at least two-thirds of the outstanding shares of CCFNB common stock at the CCFNB special meeting. Approval of the CCFNB merger proposal is a condition to the completion of the merger.

Effect of abstentions and failure to vote: If you are present at the CCFNB special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have the same effect as a vote “AGAINST” the merger proposal. If you are not present at the CCFNB special meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable, it will have the same effect as a vote “AGAINST” the merger.

CCFNB adjournment proposal:

Vote required: The affirmative vote of a majority of the votes cast by the CCFNB shareholders at the CCFNB special meeting is required to approve the CCFNB adjournment proposal.

Effect of abstentions and failure to vote: If you are present at the CCFNB special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” or fail to vote at all, it will have no effect on the outcome of such proposal.

Attending the Virtual Special Meeting

The CCFNB special meeting may be accessed via the CCFNB special meeting website where CCFNB shareholders will be able to listen to the CCFNB special meeting, submit questions and vote online. You are entitled to attend the CCFNB special meeting via the CCFNB special meeting website only if you were a shareholder of record at the close of business on the record date, in which case you are a record holder; or if you held your CCFNB shares beneficially in the name of a bank, broker, trustee or other nominee as of the close of business on the record date, in which case you are a beneficial owner; or if you hold a valid proxy for the CCFNB special meeting.

If you are a record holder, you will be able to attend the CCFNB special meeting online, ask questions and vote during the meeting by visiting https://web.lumiagm.com/285477946 and following the instructions. You will need your control number, which can be found on your notice, proxy card or voting instruction form, to access the meeting. The password for the meeting, if requested, is ccfnb2023.

If you are a beneficial owner, in order to participate in the CCFNB special meeting, you must first obtain a legal proxy from your broker, bank or other nominee reflecting the number of shares of CCFNB common stock you held as of the record date, your name and email address. You then must submit a request for registration to American Stock Transfer & Trust Company, LLC: (1) by email to proxy@astfinancial.com; (2) by fax to 718-765-8730; or (3) by mail to American Stock Transfer & Trust Company, LLC, Attn: Proxy Tabulation Department, 6201 15th Avenue, Brooklyn, NY 11219. Requests for registration must be labeled as “Legal Proxy” and be received by American Stock Transfer & Trust Company, LLC no later than 5:00 p.m. Eastern Time on September 25, 2023. Please review this information prior to the CCFNB special meeting to ensure you have access. See “—Shares Held in Street Name” below for further information.

Shareholders will have substantially the same opportunities to participate in the virtual CCFNB special meeting as they would have at a physical in person meeting. Shareholders as of the record date will be able to attend virtually, vote and submit questions during a portion of the meeting via the online platform. To ensure the CCFNB special meeting is conducted in a manner that is fair to all shareholders, we may exercise discretion in determining the order in which questions are answered and the amount of time devoted to any one question. We reserve the right to edit or reject questions we deem inappropriate or not relevant to the CCFNB special meeting’s limited purpose.

Proxies

A holder of CCFNB common stock may vote by proxy or at the CCFNB special meeting via the CCFNB special meeting website. If you hold your shares of CCFNB common stock in your name as a record holder, to submit a proxy, you may use one of the following methods:

•	by telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions;

•	through the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions; or

•	by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

CCFNB requests that CCFNB shareholders vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to CCFNB as soon as possible in the enclosed postage-paid envelope.

When the accompanying proxy card is returned properly executed, or when you properly submit your proxy by telephone or through the Internet, the shares of CCFNB common stock represented by your proxy will be voted at the CCFNB special meeting in accordance with your instructions. If you submit a proxy but do not specify how you want your shares voted, your proxy will be voted “FOR” the CCFNB merger proposal and “FOR” the CCFNB adjournment proposal.

If you are a beneficial owner, you should check the voting form used by your bank, broker, trustee or other nominee to determine whether you may vote by telephone or the Internet.

Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or submit your proxy via the Internet or by telephone, whether or not you plan to attend the CCFNB special meeting virtually via the CCFNB special meeting website. Submitting a proxy will not prevent you from voting your shares via the CCFNB special meeting website because you may revoke your proxy at any time before it is voted.

Shares Held in Street Name

If your shares are held in “street name” through a bank, broker, trustee or other nominee, you must instruct the bank, broker, trustee or other nominee on how to vote your shares. Your bank, broker, trustee or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee or other nominee.

Further, banks, brokers, trustees or other nominees who hold shares of CCFNB common stock on your behalf may not give a proxy to CCFNB to vote those shares with respect to any of the proposals without specific instructions from you, because banks, brokers, trustees and other nominees do not have discretionary voting power on the proposals that will be voted upon at the CCFNB special meeting, including the CCFNB merger proposal and the CCFNB adjournment proposal.

Revocability of Proxies

If you directly hold shares of CCFNB common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at your meeting. You can do this by:

•	submitting a written statement that you would like to revoke your proxy to the corporate secretary of CCFNB;

•	signing and returning a proxy card with a later date prior to the CCFNB special meeting;

•	attending the CCFNB special meeting virtually and voting at the CCFNB special meeting via the CCFNB special meeting website; or

•	voting by telephone or the Internet at a later time prior to the CCFNB special meeting.

If your shares are held in street name, you should follow your bank’s, broker’s, trustee’s or other nominee’s instructions regarding the revocation of proxies.

Attendance virtually at the CCFNB special meeting will not, in and of itself, constitute revocation of a proxy. A revocation or later-dated proxy received by CCFNB after the vote will not affect the vote. Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to: CCFNB Bancorp, Inc., 232 East Street, Bloomsburg, PA 17815, Attention: Corporate Secretary. If the CCFNB virtual special meeting is postponed or adjourned, it will not affect the ability of CCFNB shareholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.

Delivery of Proxy Materials

As permitted by applicable law, only one (1) copy of this joint proxy statement/prospectus is being delivered to CCFNB shareholders residing at the same address, unless such CCFNB shareholders have notified CCFNB of their desire to receive multiple copies of the joint proxy statement/prospectus.

CCFNB will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any CCFNB shareholder residing at an address to which only one (1) copy of such document was mailed. Requests for additional copies should be directed to CCFNB’s proxy solicitor, D.F. King & Co., Inc., at the following address:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Stockholders may call toll free: (800) 207-3159

Banks and Brokers may call collect: (212) 269-5550

Email: CCFNB@dfking.com

Solicitation of Proxies

CCFNB and MBF will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. CCFNB will pay the SEC registration fee for registration of its common stock to be issued in the merger. To assist in the solicitation of proxies, CCFNB has retained D.F. King & Co., Inc., and will pay them a fee of $13,000 for these services, plus reimbursement of reasonable and documented costs and expenses, and pay $5.00 for any incoming or outgoing stockholder telephone call. Payment of these fees and expenses are not conditioned upon the outcome of the vote on the CCFNB merger proposal. CCFNB and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding shares of CCFNB common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of CCFNB. No additional compensation will be paid to CCFNB’s directors, officers or employees for solicitation.

Other Matters to Come Before the CCFNB Special Meeting

CCFNB management knows of no other business to be presented at the CCFNB special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the CCFNB board of directors’ recommendation.

Assistance

If you need assistance in completing your proxy card, have questions regarding CCFNB’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact CCFNB Bancorp, Inc., 232 East Street, Bloomsburg, PA 17815, telephone (570) 784-1660, or CCFNB’s proxy solicitor, D.F. King & Co., Inc., at the following address:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Stockholders may call toll free: (800) 207-3159

Banks and Brokers may call collect: (212) 269-5550

Email: CCFNB@dfking.com

CCFNB PROPOSALS

PROPOSAL 1: CCFNB MERGER PROPOSAL

Pursuant to the merger agreement, CCFNB is asking CCFNB shareholders to approve the merger agreement. CCFNB shareholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the transactions contemplated thereby. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the CCFNB board of directors, by a unanimous vote of directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of CCFNB and CCFNB shareholders. See “The Merger—CCFNB’s Reasons for the Merger; Recommendation of CCFNB’s Board of Directors” beginning on page 120 for a more detailed discussion of the CCFNB board of directors’ recommendation.

The approval of the CCFNB merger proposal by CCFNB shareholders is a condition to the completion of the merger.

The CCFNB board of directors unanimously recommends a vote “FOR” the CCFNB merger proposal.

PROPOSAL 2: CCFNB ADJOURNMENT PROPOSAL

The CCFNB special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the CCFNB special meeting to approve the CCFNB merger proposal, or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to CCFNB shareholders. If, at the CCFNB special meeting, the number of shares of CCFNB common stock present or represented and voting in favor of CCFNB merger proposal is insufficient to approve the CCFNB merger proposal, CCFNB intends to move to adjourn the CCFNB special meeting in order to enable the CCFNB board of directors to solicit additional proxies for approval of the CCFNB merger proposal. In that event, CCFNB will ask CCFNB shareholders to vote upon the CCFNB adjournment proposal, but not the CCFNB merger proposal.

In this proposal, CCFNB is asking CCFNB shareholders to authorize the holder of any proxy solicited by the CCFNB board of directors to vote in favor of adjourning the CCFNB special meeting to another time and place, on a discretionary basis (i) if there are not sufficient votes at the time of the CCFNB special meeting to approve the CCFNB merger proposal or (ii) if necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to CCFNB shareholders, for the purpose of soliciting additional proxies, including the solicitation of proxies from CCFNB shareholders who have previously voted. Pursuant to the CCFNB bylaws and applicable law, the CCFNB special meeting may be adjourned without new notice being given, but if a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each shareholder of record entitled to vote at the meeting.

The approval of the CCFNB adjournment proposal by CCFNB shareholders is not a condition to the completion of the merger.

The CCFNB board of directors unanimously recommends a vote “FOR” the CCFNB adjournment proposal.

THE MBF SPECIAL MEETING

This section contains information for MBF shareholders about the special meeting that MBF has called to allow MBF shareholders to consider and vote on the MBF merger proposal, the MBF compensation proposal and the MBF adjournment proposal. This joint proxy statement/prospectus is accompanied by a notice of the MBF special meeting and a form of proxy card that the MBF board of directors is soliciting for use by MBF shareholders at the MBF special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place of the Meeting

The MBF special meeting will be held virtually via the Internet on October 3, 2023 at 9:30 a.m., Eastern Time. The MBF special meeting will be held in a virtual only meeting format conducted by live webcast. Shareholders may participate in the virtual meeting by accessing www.meetnow.global/MFVNXFL.

Matters to Be Considered

At the MBF special meeting, MBF shareholders will be asked to consider and vote upon the following proposals:

•	the MBF merger proposal;

•	the compensation proposal; and

•	the MBF adjournment proposal.

Recommendation of MBF’s Board of Directors

The MBF board of directors recommends that you vote “FOR” the MBF merger proposal, “FOR” the MBF compensation proposal and “FOR” the MBF adjournment proposal. See “THE MERGER—MBF’s Reasons for the Merger; Recommendation of MBF’s Board of Directors” beginning on page 134 for a more detailed discussion of the MBF board of directors’ recommendation.

Record Date and Quorum

The MBF board of directors has fixed the close of business on August 17, 2023 as the record date for the determination of MBF shareholders entitled to notice of and to vote at the MBF special meeting. As of the MBF record date, there were 1,608,358 shares of MBF common stock outstanding.

Holders of a majority of the outstanding shares of MBF common stock entitled to vote at the MBF special meeting must be present, either in attendance virtually via the MBF special meeting website or by proxy, to constitute a quorum at the MBF special meeting. If you fail to submit a proxy prior to the special meeting or to attend the MBF special meeting virtually via the MBF special meeting website, your shares of MBF common stock will not be counted towards a quorum. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, provided that with respect to shares represented by proxy, such shares have been voted on any issue other than a procedural motion, Broker non-votes will not be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, but broker non-votes are not expected at the meeting.

Under the MBF bylaws, if a quorum is not present at the MBF special meeting, the holders of a majority of the shares of MBF common stock entitled to vote who are present virtually via the MBF special meeting website or by proxy at the MBF special meeting may adjourn the MBF special meeting.

At the MBF special meeting, each share of MBF common stock is entitled to one (1) vote on all matters properly submitted to MBF shareholders.

As of August 17, 2023, MBF directors and executive officers and their affiliates were entitled to vote an aggregate of 171,652 shares of MBF common stock at the MBF special meeting, which represents approximately 10.67% of the issued and outstanding shares of MBF common stock entitled to vote at the MBF special meeting.

Each director and certain officers of MBF, solely in such director’s or officer’s capacity as a shareholder of MBF, has entered into a voting agreement with CCFNB and MBF requiring each of them to vote all shares of MBF common stock owned by such person and over which they have sole voting power “FOR” the MBF merger proposal. As of the record date, these directors and officers held 157,203 shares of MBF common stock that were subject to the voting agreements, which represented approximately 9.77% of the outstanding shares of MBF common stock.

In addition, each director and certain executives of CCFNB, solely in such director’s or executive’s capacity as a shareholder of MBF, has entered into a voting agreement with CCFNB and MBF requiring each of them to vote all shares of MBF common stock owned by such person and over which they have sole voting power “FOR” the MBF merger proposal. As of the record date, these CCFNB directors and executives did not hold any shares of MBF common stock.

Broker Non-Votes

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one (1) proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the MBF special meeting will be “non-routine” matters, and, as such, we expect there will be no broker non-votes, but if any are submitted, they will not be counted as present and entitled to vote for purposes of determining a quorum at the MBF special meeting. If your bank, broker, trustee or other nominee holds your shares of MBF common stock in “street name,” such entity will vote your shares of MBF common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.

Vote Required; Treatment of Abstentions and Failure to Vote

MBF merger proposal:

Vote required: Approval of the MBF merger proposal requires the affirmative vote of a majority of the votes cast at the MBF special meeting. Approval of the MBF merger proposal is a condition to the completion of the merger.

Effect of abstentions and failure to vote: If you are present at the MBF special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” or if you fail to vote at all, it will have no effect on the outcome of the merger proposal.

MBF compensation proposal:

Vote Required: Approval of the non-binding, advisory MBF compensation proposal requires the affirmative vote of a majority of the votes cast at the MBF special meeting. Approval of the MBF compensation proposal is not a condition to the completion of the merger.

Effect of abstentions and failure to vote: If you are present at the MBF special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” or fail to vote at all, it will have no effect on the outcome of the MBF compensation proposal.

MBF adjournment proposal:

Vote required: Approval of the MBF adjournment proposal requires the affirmative vote of a majority of the votes cast by the MBF shareholders at the MBF special meeting. Approval of the MBF adjournment proposal is not a condition of the completion of the merger.

Effect of abstentions and failure to vote: If you are present at the MBF special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” or if you otherwise fail to vote, it will have no effect on the outcome of such proposal.

Attending the Virtual Special Meeting

The MBF special meeting may be accessed via the MBF special meeting website where MBF shareholders will be able to listen to the MBF special meeting, submit questions and vote online. You are entitled to attend the MBF special meeting via the MBF special meeting website only if you were a shareholder of record at the close of business on the record date, in which case you are a record holder; or if you held your MBF shares beneficially in the name of a bank, broker, trustee or other nominee as of the close of business on the record date, in which case you are a beneficial owner; or if you hold a valid proxy for the MBF special meeting.

If you are a record holder, you will be able to attend the MBF special meeting in person, ask questions and vote during the meeting by visiting www.meetnow.global/MFVNXFL and following the instructions. You will need your control number, which can be found on your notice, proxy card or voting instruction form, to access the meeting.

If you are a beneficial owner, in order to participate in the MBF special meeting, you must first obtain a legal proxy from your broker, bank or other nominee reflecting the number of shares of MBF common stock you held as of the record date, your name and email address. You must then submit a request for registration to Computershare: (1) by email to legal proxy@computershare.com; or (2) by mail to PO Box 43001, Providence, RI 02940-3006. Please review this information prior to the MBF special meeting to ensure you have access. See “Shares Held in Street Name’ below for further information. A request for a legal proxy must be received by Computershare at least 3 business days prior to the date of the special meeting.

Shareholders will have substantially the same opportunities to participate in the virtual MBF special meeting as they would have at a physical in person meeting. Shareholders as of the record date will be able to attend, vote and submit questions during a portion of the meeting via the online platform. To ensure the MBF special meeting is conducted in a manner that is fair to all shareholders, we may exercise discretion in determining the order in which questions are answered and the amount of time devoted to any one question. We reserve the right to edit or reject questions we deem inappropriate or not relevant to the MBF special meeting’s limited purpose.

Proxies

A holder of MBF common stock may vote by proxy or at the MBF special meeting via the MBF special meeting website. If you hold your shares of MBF common stock in your name as a record holder, to submit a proxy, you may use one of the following methods:

•	by telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions;

•	through the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions; or

•	by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

MBF requests that MBF shareholders vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to MBF as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is properly executed, or when you properly submit your proxy by telephone or through the Internet, the shares of MBF common stock represented by your proxy will be voted at the MBF special meeting in accordance with your instructions. If you submit a proxy but do not specify how you want your shares to be voted, your proxy will be voted “FOR” the MBF merger proposal, “FOR” the MBF compensation proposal and “FOR” the MBF adjournment proposal.

If you are a beneficial owner, you should check the voting form used by your bank, broker, trustee or other nominee to determine whether you may vote by telephone or the Internet.

Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or submit your proxy via the Internet or by telephone, whether or not you plan to attend the MBF special meeting virtually via the MBF special meeting website. Submitting a proxy will not prevent you from voting your shares via the MBF special meeting website because you may revoke your proxy at any time before it is voted.

Shares Held in Street Name

If your shares are held in “street name” through a bank, broker, trustee or other nominee, you must instruct the bank, broker, trustee or other nominee on how to vote your shares. Your bank, broker, trustee or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee or other nominee.

Further, banks, brokers, trustees or other nominees who hold shares of MBF common stock on your behalf may not give a proxy to MBF to vote those shares with respect to any of the proposals without specific instructions from you, because banks, brokers, trustees and other nominees do not have discretionary voting power on the proposals that will be voted upon at the MBF special meeting, including the MBF merger proposal, the MBF compensation proposal and the MBF adjournment proposal.

Revocability of Proxies

If you directly hold shares of MBF common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at the MBF special meeting. You can do this by:

•	submitting a written statement that you would like to revoke your proxy to the corporate secretary of MBF;

•	signing and returning a proxy card with a later date prior to the MBF special meeting;

•	attending the MBF special meeting virtually and voting at the MBF special meeting via the MBF special meeting website; or

•	voting by telephone or the Internet at a later time prior to the MBF special meeting.

If your shares are held in street name, you should follow your bank’s, broker’s, trustee’s or other nominee’s instructions regarding the revocation of proxies.

Attendance virtually at the MBF special meeting will not, in and of itself, constitute revocation of a proxy. A revocation or later-dated proxy received by MBF after the vote will not affect the vote. Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to Muncy Bank Financial, Inc., 2 N. Main Street, Muncy, PA 17756, Attention: Corporate Secretary. If the MBF virtual special meeting is postponed or adjourned, it will not affect the ability of MBF shareholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.

Delivery of Proxy Materials

As permitted by applicable law, only one (1) copy of this joint proxy statement/prospectus is being delivered to MBF shareholders residing at the same address, unless such MBF shareholders have notified MBF of their desire to receive multiple copies of the joint proxy statement/prospectus.

MBF will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any MBF shareholder residing at an address to which only one (1) copy of such document was mailed. Requests for additional copies should be directed to Corporate Secretary, Beth Benson, at the following address: 2 N Main Street, Muncy, PA 17756, or by telephone at (570) 546-2211.

Solicitation of Proxies

CCFNB and MBF will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. CCFNB agreed to pay the SEC filing fee for the registration of its common stock to be issued in the merger. To assist in the solicitation of proxies, MBF reserves the right to retain a proxy solicitor. If it does so, it anticipates that it would retain Georgeson and would pay them a fee, estimated at $16,500, plus reasonable expenses for those services. MBF and its proxy solicitor, if any, may also request banks, brokers, trustees and other intermediaries holding shares of MBF common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of MBF. No additional compensation will be paid to MBF’s directors, officers or employees for solicitation.

You should not send in any MBF stock certificates with your proxy card (or, if you are a beneficial owner, your voting instruction card). The exchange agent will mail a transmittal letter with instructions for the surrender of stock certificates to MBF shareholders as soon as practicable after completion of the merger.

Other Matters to Come Before the MBF Special Meeting

MBF management knows of no other business to be presented at the MBF special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the MBF board of directors’ recommendation.

Assistance

If you need assistance in completing your proxy card, have questions regarding MBF’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact MBF’s Corporate Secretary at 2 N. Main Street, Muncy, PA 17756, (570) 546-2211.

MBF PROPOSALS

PROPOSAL 1: MBF MERGER PROPOSAL

Pursuant to the merger agreement, MBF is asking MBF shareholders to approve the merger agreement. MBF shareholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the transactions contemplated thereby. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the MBF board of directors, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of MBF and MBF shareholders. See “THE MERGER—MBF’s Reasons for the Merger; Recommendation of MBF’s Board of Directors” beginning on page 134 for a more detailed discussion of the MBF board of directors’ recommendation.

The approval of the MBF merger proposal by MBF shareholders is a condition to the completion of the merger.

The MBF board of directors unanimously recommends a vote “FOR” the MBF merger proposal.

PROPOSAL 2: MBF COMPENSATION PROPOSAL

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, MBF is required to submit to a non-binding advisory shareholder vote certain compensation that may be paid or become payable to MBF’s named executive officers that is based on or otherwise relates to the merger as set forth in the Section “INFORMATION ABOUT MBF AND MUNCY BANK – Executive Compensation; Potential Payments upon a Change in Control”. The MBF compensation proposal gives MBF shareholders the opportunity to express their views on the merger-related compensation of MBF’s named executive officers.

Accordingly, MBF is asking MBF shareholders to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to MBF’s named executive officers that is based on or otherwise relates to the merger, as disclosed in the Section “INFORMATION ABOUT MBF AND MUNCY BANK – Executive Compensation; Potential Payments upon a Change in Control” pursuant to Item 402(t) of Regulation S-K, including the associated narrative discussion and the agreements, plans, arrangements or understandings pursuant to which such compensation may be paid or become payable, are hereby approved.”

The approval of the MBF compensation proposal by MBF shareholders is not a condition to the completion of the merger and is a vote separate and apart from the vote to approve the MBF merger proposal. Accordingly, if you are an MBF shareholder, you may vote to approve the MBF merger proposal and vote not to approve the MBF compensation proposal, and vice versa. The vote on the MBF compensation proposal is advisory and non-binding. As a result, if the merger is completed, the merger-related compensation may be paid to MBF’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements, even if MBF’s shareholders do not approve the MBF compensation proposal.

The MBF Board unanimously recommends that MBF shareholders vote “FOR” the MBF compensation proposal.

PROPOSAL 3: MBF ADJOURNMENT PROPOSAL

The MBF special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the MBF special meeting to approve the MBF merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to MBF shareholders.

If, at the MBF special meeting, the number of shares of MBF common stock present or represented and voting in favor of the MBF merger proposal is insufficient to approve the MBF merger proposal, MBF intends to move to adjourn the MBF special meeting in order to enable the MBF board of directors to solicit additional proxies for approval of the MBF merger proposal. In that event, MBF will ask MBF shareholders to vote upon the MBF adjournment proposal, but not the MBF merger proposal or the MBF compensation proposal.

In this proposal, MBF is asking MBF shareholders to authorize the holder of any proxy solicited by the MBF board of directors to vote in favor of adjourning the MBF special meeting to another time and place, on a discretionary basis (i) if there are not sufficient votes at the time of the MBF special meeting to approve the MBF merger proposal or (ii) if necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to MBF shareholders, for the purpose of soliciting additional proxies, including the solicitation of proxies from MBF shareholders who have previously voted. Pursuant to the MBF bylaws and applicable law, the MBF special meeting may be adjourned without new notice being given, but if a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each shareholder of record entitled to vote at the meeting.

The approval of the MBF adjournment proposal by MBF shareholders is not a condition to the completion of the merger.

The MBF board of directors unanimously recommends a vote “FOR” the MBF adjournment proposal.

INFORMATION ABOUT CCFNB AND FCBT

Description of Business

CCFNB Bancorp, Inc. is a Pennsylvania corporation and the financial holding company for First Columbia Bank & Trust Co., a Pennsylvania bank and trust company, with its principal place of business in Bloomsburg, Columbia County, Pennsylvania. CCFNB was incorporated June 20, 1983 for the purpose of becoming a bank holding company for the Columbia County Farmers National Bank. In 2008, Columbia Financial Corporation, the bank holding company for FCBT, merged with and into CCFNB with CCFNB as the surviving corporation in that holding company merger, and Columbia County Farmers National Bank merged with and into FCBT with FCBT as the surviving bank in the concurrent bank merger. CCFNB is subject to regulation and supervision by the Federal Reserve Board and the PADOBS.

FCBT is a full-service community commercial bank engaging in a full line of personal, business and municipal financial services and alternative investment products, including corporate and personal fiduciary services. FCBT currently operates twelve (12) full-service banking offices in Columbia, Montour and Northumberland counties in central Pennsylvania. FCBT has 177 employees. FCBT is subject to regulation and supervision by the PADOBS and the FDIC.

As of March 31, 2023, CCFNB had total consolidated assets of approximately $955.0 million, total gross loans not held for sale of approximately $539.3 million, total deposits of approximately $675.4 million and total consolidated stockholders’ equity of approximately $92.6 million.

CCFNB common stock is quoted on OTC Pink under the trading symbol “CCFN.”

CCFNB’s principal executive offices are located at 232 East Street, Bloomsburg, Pennsylvania 17815, its phone number is 570-784-1660 and its website is https://www.firstcolumbiabank.com.

Loan Composition

CCFNB directs its commercial lending efforts within its market area primarily toward small and mid-sized businesses and professionals whose demand for credit fall with CCFNB’s legal lending limit. As of March 31, 2023, CCFNB’s legal lending limit is $15.9 million. In the event there are customers whose loan requirements exceed CCFNB’s legal lending limit, CCFNB has arranged such loans on a participation basis with other financial institutions.

CCFNB’s loan portfolio as of March 31, 2023 contained 7,533 loans that total $539.3 million. CCFNB is predominantly oriented towards residential real estate and commercial customers, with approximately 46.9% of the portfolio in various types of commercial loans and 53.1% in residential real estate and consumer loans. Approximately 24.4% of the loan portfolio is fixed rate and the remaining approximately 75.6% is a variable rate. Interest rates on variable rate loans are based primarily on The Wall Street Journal prime rate or on a U.S. Treasury security having a maturity corresponding to the term of the loan. None of the interest rates on CCFNB’s variable rate loans are based on LIBOR.

The following table sets forth the composition of CCFNB’s loan portfolio by type of loan as of March 31, 2023.

(In Thousands)	March 31, 2023
Commercial and industrial	$63,954
Commercial real estate:
Commercial mortgages	$134,864
Student Housing	$32,393
Residential real estate:
Rental 1-4 family	$47,651
1-4 family residential mortgages	$255,614
Consumer and other	$4,830
Gross loans	$539,306

As of December 31, 2022, CCFNB’s allowance for loan losses as a percentage of total loans was 1.38%.

Although CCFNB maintains a cautious credit outlook due to continued uncertainty in the economic environment, CCFNB believes CCFNB is well positioned for the months ahead given a strong loan loss reserve, application of prudent underwriting standards and a diverse loan portfolio, which does not include a significant concentration of loans in any industry.

Source of Funds; Deposit Composition

Generally, deposits are CCFNB’s primary source of funds for use in lending and investment activities. CCFNB may also use borrowings, primarily Federal Home Loan Bank of Pittsburgh advances, to supplement cash flow needs, as necessary. In addition, CCFNB receives funds from scheduled loan payments, loan prepayments, and income on interest-earning assets. While scheduled loan payments and income on interest-earning assets are a relatively stable source of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

CCFNB’s deposits are generated primarily from residents and businesses within its primary market area. CCFNB offers a selection of deposit accounts, including noninterest-bearing demand accounts, interest-bearing demand accounts, money market accounts, savings accounts and time deposits. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. As of March 31, 2023, approximately 76.1% of CCFNB’s deposits were retail deposits and 23.9% not-for-profit and business deposits. The overall balance of the transaction accounts is 49.0% of the total deposits. Certificate of deposit balances represent 18.2% of the total deposits. The remaining deposits are held in savings and money market accounts. All deposits are generated through the bank’s branch offices.

The following table sets forth the distribution of total deposits by account type as of March 31, 2023.

(dollars in thousands)	March 31, 2023
Demand, non-interest bearing	$178,438
Demand, interest bearing	$151,191
Money market and savings	$218,077
Time, $250 and over	$17,773
Time, other	$109,897
Total Deposits	$675,376

Competition

Commercial banking in Pennsylvania generally and the central Pennsylvania market in which FCBT competes is extremely competitive. For example, as of June 30, 2022 (the most recent date for which data is available), data provided by the FDIC Deposit Market Share Report indicates that, within CCFNB’s central Pennsylvania market area of Columbia, Montour, Northumberland, Snyder and Union counties, there were 18 different FDIC-insured institutions operating a total of 91 offices.

CCFNB’s market areas are served by branches of the largest banks in the Northeast, some of which are among the largest institutions in the United States. CCFNB must compete in its current and proposed market areas with large regional and nationwide banking organizations, other federally and state-chartered financial institutions, such as savings and loan institutions and credit unions, mortgage companies, and other lenders engaged in the business of extending commercial and consumer credit. Many of CCFNB’s competitors have broader geographic markets and higher lending limits than CCFNB does and are also able to provide more services and make greater use of media advertising. Competitive threats also continue to emerge from in- and out-of-market providers and entities with non-traditional and sometimes unregulated products, services, and technology, including Fintech firms.

Property

The following table sets forth the locations of, and certain information about, CCFNB’s offices:

Office	Address	Owned/Leased

Main	232 East Street, Bloomsburg, PA 17815	Owned

Benton	200 Market Street, Benton, PA 17814	Owned

Front Street Berwick	1919 West Front Street, Berwick, PA 18603	Owned

Berwick Market Street	300 Market Street, Berwick, PA 18603	Owned

Bloomsburg Market Street	1010 South Market Street, Bloomsburg, PA 17815	Leased

Buckhorn	279 Columbia Mall Drive, Bloomsburg, PA 17815	Owned

Catawissa	347 Main Street, Catawissa, PA 17820	Owned

Danville	710 Walnut Street, Danville, PA 17821	Owned

Elysburg	119 Northumberland Drive, Elysburg, PA 17824	Owned

Lightstreet	1199 Lightstreet Road, Bloomsburg, PA 17815	Owned

Millville	125 South State Street, Millville, PA 17846	Owned

Scott Township	2691 Columbia Boulevard, Bloomsburg, PA 17815	Owned

Operations Center	992 Central Road, Bloomsburg, PA 17815	Owned

ATM ONLY	Lightstreet Road at Hospital Drive, Bloomsburg, PA 17815	Leased

ATM ONLY	17 East Main St, Bloomsburg, PA 17815	Leased

CCFNB believes that these properties are maintained in good operating condition and are suitable and adequate for CCFNB’s present operational needs.

Employees

CCFNB believes its employees are its most valuable asset. CCFNB seeks to provide a challenging and rewarding work environment in which employees are supported professionally. CCFNB’s team members receive benefits, including competitive compensation, comprehensive medical, dental and vision coverage, 401(k) plan with employer contributions, short-term and long-term disability coverage and an employee stock purchase plan offering employees an opportunity to purchase CCFNB common stock at a 10% discount from the prevailing market price.

As of March 31, 2023, CCFNB had 135 full-time employees and 44 part-time employees.

Litigation

CCFNB is party to routine litigation from time to time in the ordinary course of its business relating to the collection of past due debts and other general business reasons. As of the date of this joint proxy statement/prospectus, CCFNB is not aware of any threatened or pending material legal proceedings against CCFNB.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

CCFNB’s Management’s Discussion and Analysis of Financial Condition and Results of Operations is attached as Annex D to this joint proxy statement/prospectus.

Beneficial Ownership of Common Stock by Principal Shareholders and Management

The following table provides information, as of May 31, 2023, with respect to the following beneficial owners of CCFNB’s common stock:

•	Each person known by CCFNB to own 5% or more of the outstanding shares of CCFNB common stock.

•	The following CCFNB executive officers, whom we collectively refer to as the CCFNB named executive officers: Jeffrey T. Arnold, Lance O. Diehl and Paul Page.

•	Each of CCFNB’s directors.

•	All named executive officers and directors as a group.

It is the policy of the Board of Directors that each director, within three years of first becoming a director, shall acquire and continue to hold in his or her name, or jointly with his or her spouse, shares of CCFNB’s common stock having not less than $50,000 in aggregate fair market value. As of July 31, 2023, each director was in compliance with the policy as it applied to the director.

CCFNB determined beneficial ownership by applying the regulations of the SEC, which state that a person may be credited with the ownership of common stock (i) owned by or for the person’s spouse, minor children or any other relative sharing the person’s home; (ii) over which the person shares voting power, which includes the power to vote or to direct the voting of the stock; and (iii) over which the person has investment power, which includes the power to dispose or direct the disposition of the stock. Pursuant to SEC regulations, the number of shares of common stock deemed outstanding includes shares issuable pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of July 31, 2023.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Jeffrey T. Arnold	827
Robert M. Brewington, Jr. (3)	18,019
Russell S. Cotner	1,050
Lance O. Diehl (4)	10,143
Robert W. Dillon	14,493
Joanne I. Keenan	1,031
Willard H. Kile, Jr.	64,180	3.08%
Brian D. Klingerman	4,443
W. Bruce McMichael, Jr.	5,046
Paul K. Page	1,082
Andrew B. Pruden	1,079
Steven H. Shannon	15,720
George J. Szatkowski, Jr. (5)	138,396	6.65%
Edwin A. Wenner	2,349
Brenda R. H. Williams	1,179
All Executive Officers and Directors as a group, 14 persons in total	140,640	6.76%

(1)

Includes shares held (a) directly and (b) jointly with a spouse, except as otherwise indicated. Fractional shares beneficially owned by such individuals have been rounded down to the number of whole shares beneficially owned.

(2)	Less than one percent (1%) of outstanding shares unless otherwise noted.
(3)	Includes 658 shares held by Mr. Brewington’s spouse.
(4)	Includes 71 shares held by Mr. Diehl’s spouse.
(5)	Includes 2,196 shares held of record by George J. Szatkowski, Jr. TTEE Kristin Salzano Trust. Mr. Szatkowski’s address is 68 Fords Road, Randolph, NJ 07869.

Directors and Named Executive Officers

Set forth below is certain information regarding CCFNB’s directors and named executive officers. The information presented includes information each person has given CCFNB about his or her age, all positions he or she holds, and his or her principal occupation for the past five years. The following also includes certain individual qualifications, credentials, business experience and skills of each that contribute to the board’s effectiveness as a whole and provide the reason why he or she has been selected to serve as a director of CCFNB. CCFNB believes that each of these individuals have reputations for integrity, honesty and adherence to high ethical standards. Each has demonstrated business insight and an ability to exercise sound judgment as well as a commitment to service. None of the CCFNB directors are directors of any other publicly-traded company.

ROBERT M. BREWINGTON, JR., 72

Director since 1996. Part owner of J&B Rentals. Member of the Benton Borough Council and President of the Benton Airport Association. The Board of Directors values Mr. Brewington’s experience and perspective as an entrepreneur and business owner.

RUSSELL S. COTNER, 44

Director since 2017. Currently, Vice President of Boyd Station, LLC. Previously a commercial lender for M&T Bank and a consultant for Accenture. The Board of Directors values Mr. Cotner’s experience and perspective as an entrepreneur and business owner in the agriculture community within the Bank’s market area.

LANCE O. DIEHL, 57

Director since 2003. President and Chief Executive Officer of the Corporation since 2003 and the Bank since 2008. President and Chief Executive Officer of Columbia County Farmers National Bank from 2003 to 2008. Mr. Diehl is a first cousin to Mr. Kile, a director. The Pennsylvania Banking Code requires that a bank president be a member of the Board of Directors. The Board of Directors believes that it is important that the President, who also is the Chief Executive Officer, be a member of the Board of Directors so that the President may interact on a peer to peer basis with his fellow directors. In addition, the Board of Directors values Mr. Diehl’s more than 30 years of experience in banking and his leadership experience as the Bank’s Chief Executive Officer and as a director of the Millville Mutual Insurance Companies.

ROBERT W. DILLON, 61

Director since 1996. President/CEO, Dillon Floral Corporation, Managing Partner of Dillon Investments Partnership and Managing Member of Dillon Center LLC, both real estate holding companies; President, International Floral Distributors Corp., a wholesale florist cooperative, and Chairman of the Board of the Millville Mutual Insurance Companies. The Board of Directors values Mr. Dillon’s experience as an entrepreneur and business owner, as a real estate investor and senior level executive, and his leadership experience as a director of the Millville Mutual Insurance Companies.

JOANNE I. KEENAN, 70

Director since 1991. President, Main Street Interiors & Design, Inc. The Board of Directors values Ms. Keenan’s knowledge, experience and perspective as an entrepreneur and small business owner in the Bank’s market area.

WILLARD H. KILE, JR., D.M.D., 68

Director since 2000. Owner of Kile & Kile Real Estate, a real estate investment and development firm. Retired partner of Kile & Robinson LLC, and retired doctor of medicine with Robinson & Jung LLC, each a dental practice. Dr. Kile is a first cousin to Lance O. Diehl, President and Chief Executive Officer. The Board of Directors values Dr. Kile’s more than 35 years of experience with real estate investment and development within the Bank’s market area.

BRIAN D. KLINGERMAN, 49

Director since 2014. Chief Executive Officer of JDK Management Co., LP, President of Columbia Ancillary Services, Inc. and a member of the Central Columbia Education Foundation. Previously a member of the Central Columbia School Board. The Board values Mr. Klingerman’s more than 25 years of experience as a community and business leader in Columbia County and central Pennsylvania.

W. BRUCE MCMICHAEL, JR., 63

Director since 2006. Licensed Funeral Director since 1984; President, McMichael Funeral Home, Inc., Benton, PA. Owner/operator Kelchner-McMichael Funeral Home, Inc. in Berwick from 1985 until 2003. The Board of Directors values Mr. McMichael’s experience and perspective as an entrepreneur and business owner.

ANDREW B. PRUDEN, 58

Director since 1995. Innkeeper/Owner. The Inn at Turkey Hill and the Turkey Hill Brewing Co. The Board of Directors values Mr. Pruden’s more than 30 years of management experience in the hospitality industry within the Bank’s market area.

STEVEN H. SHANNON, 60

Director since 2000. Owner/President, Steve Shannon Tire Company, Inc. The Board of Directors values Mr. Shannon’s more than 40 years of experience and perspective as an entrepreneur and business owner.

EDWIN A. WENNER, 69

Director since 2014. Chairman since 2017. Retired. Former Executive Vice President and Chief Operating Officer of First Columbia Bank & Trust Co. Previously employed with the former Columbia County Farmers National Bank since May 1974 holding duties as Teller, Technology Director, Internal Auditor, Loan Officer, Community Office Manager, Credit Administrator, Vice President and Senior Vice President. The Board of Directors values Mr. Wenner’s more than 40 years of experience in our local financial industry.

BRENDA R. H. WILLIAMS, 51

Director since 2021. Attorney at Law with the law firm Gordner, Hess & Reimiller, effective January 1, 2023, formerly Dickson, Gordner & Hess. The Board of Directors values Ms. William’s more than 20 years of experience as an attorney and her numerous leadership roles in various local civic organizations.

JEFFREY T. ARNOLD, CPA, CIA, 56

Treasurer of CCFNB and Executive Vice President and Chief Financial Officer of CCFNB and FCBT since 2014. Prior to joining CCFNB, Mr. Arnold was Assistant Vice President Finance with another central Pennsylvania community banking organization and an auditor with a regional certified public accounting firm focusing on integrated audits of financial institutions. Mr. Arnold is a CPA licensed in Pennsylvania and is a Certified Internal Auditor. He received his Bachelor of Arts degree in Financial Accounting and a minor in Economics from Lycoming College. He is a member of the AICPA and PICPA.

PAUL PAGE, 65

Executive Vice President and Chief Lending Officer of FCBT since 2014. Prior to joining FCBT, Mr. Page was Commercial Loan Team Leader with Bath National Bank in Bath, New York. He began his banking career in 1982 with NBT Bank in Norwich, New York. Mr. Page received his Bachelor of Science degree in Business Administration from the State University of New York Brockport. He is a member of Rotary International.

Director Independence

While CCFNB’s shares are not listed for trading on any national securities exchange, a majority of the members of CCFNB’s board of directors is independent by applying the definition of “independent” as described in The Nasdaq Marketplace Rules, which we refer to as the Nasdaq Listing Rules.

In making each of these independence determinations, CCFNB has considered all of the information provided by each director in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with CCFNB.

Based on information provided by each director concerning his or her background, employment and affiliations, CCFNB believes that all of the directors, other than Mr. Diehl, are “independent” directors for the purposes of the Nasdaq Listing Rules. Mr. Diehl, who serves as CCFNB’s and FCBT’s President and Chief Executive Officer, is an executive director and therefore is not considered to be independent.

Compensation of Directors

The following table summarizes the compensation paid to CCFNB’s non-employee directors for the fiscal year ended December 31, 2022.

Name	Fees earned or paid in cash	Stock awards	Option awards	Non-equity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation (1)	Total
Robert M. Brewington, Jr.	$25,960	—	—	—	—	$6,559	$32,519
Russell Cotner	$23,524	—	—	—	—	—	$23,524
Robert W. Dillon	$26,960	—	—	—	—	—	$26,960
Joanne I. Keenan	$25,210	—	—	—	—	$1,045	$26,255
Willard H. Kile, Jr.	$29,710	—	—	—	—	$10,763	$40,473
Brian D. Klingerman	$27,960	—	—	—	—	$131	$28,091
Alvin J. Luschas (Retired 5/2022)	$10,858	—	—	—	—	—	$10,858
W. Bruce McMichael, Jr.	$25,210	—	—	—	—	$1,391	$26,601
Andrew B. Pruden	$27,210	—	—	—	—	—	$27,210
Steven H. Shannon	$24,210	—	—	—	—	—	$24,210
Brenda R. H. Williams	$25,710	—	—	—	—	—	$25,710
Edwin A. Wenner	$41,660	—	—	—	—	$1,665	$43,325

(1)	Represents interest earned on deferred directors fees.

Commencing in January, 2023, non-employee directors who attend at least 75% of all board and committee meetings are entitled to receive a monthly retainer equal to $1,938. The Chairman of the Board receives an annual fee of $38,720 payable in monthly installments. Directors who serve on committees receive a fee of $260 per meeting.

Executive Compensation

This section discusses the material components of the executive compensation program for CCFNB’s named executive officers as shown in the “Summary Compensation Table” below. As a “smaller reporting company,” CCFNB is not required to include a Compensation Discussion and Analysis and has elected to comply with the scaled disclosure requirements applicable to smaller reporting companies.

Summary Compensation Table

The following table sets forth information concerning the compensation of CCFNB’s named executive officers for the years ended December 31, 2022 and 2021.

Name and principal position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings (2)	All Other Compensation (3)	Total
Lance O. Diehl, President and Chief Executive Officer	2022	$335,790	$107,250				$135,592	$18,850	$597,482
	2021	$325,000	$87,807				$41,275	$18,026	$472,107
Jeffrey T. Arnold, Executive Vice President and Chief Financial Officer	2022	$188,757	$75,134				$161,133	$13,111	$438,136
	2021	$182,692	$50,995				$32,051	$10,767	$276,505
Paul Page, Executive Vice President and Chief Lending Officer of FCBT	2022	$188,757	$45,135				$39,622	$23,656	$297,170
	2021	$182,691	$50,894				$37,935	$22,799	$294,319

(1)

CCFNB does not maintain any equity compensation plans other than a qualified employee stock purchase plan generally available to all employees. No outstanding equity awards were held by CCFNB’s named executive officers as of December 31, 2022 or 2021.

(2)	Reflects change in present value of future benefits payable under Supplemental Executive Retirement Plans (SERP), described on page 86 under the heading “Supplemental Executive Retirement Plans.”
(3)

All other compensation primarily consists of matching contributions allocated pursuant to CCFNB’s 401(k) plans (in 2022, $12,200 to Mr. Diehl, $10,556 to Mr. Arnold and $9,356 to Mr. Page; and in 2021, $11,600 to Mr. Diehl; $9,347 to Mr. Arnold and $9,344 to Mr. Page); the imputed cost of group-term life insurance in excess of $50,000 (in 2022, $2,440 to Mr. Diehl, $2,556 to Mr. Arnold and $3,620 to Mr. Page; and in 2021, $2,408 to Mr. Diehl, $1,420 to Mr. Arnold and $3,431 to Mr. Page); country club dues (in 2022, $2,625 to Mr. Page; and in 2021, $2,425 to Mr. Page); and the incremental cost for personal use of CCFNB provided automobiles (in 2022, $4,190 for Mr. Diehl and $8,055 for Mr. Page; and in 2021, $3,768 for Mr. Diehl and $7,589 for Mr. Page).

Split Dollar Life Insurance Plan

Pursuant to the CCFNB split dollar life insurance plan, each of the participating officers of CCFNB is entitled to certain life insurance coverage in connection with certain bank-owned life insurance purchased by the bank. If a participating officer dies prior to a separation from service to the bank, then such officer’s designated beneficiary shall be entitled to receive the split dollar death benefit under the purchased policy. As of December 31, 2022, the split dollar death benefit for Mr. Diehl was $1,105,641, Mr. Arnold was $644,000 and Mr. Page was $355,000.

Employment Agreements

CCFNB and FCBT have employment agreements with each of Messrs. Diehl, Arnold and Page, the material terms of which are described below.

Mr. Diehl entered into an amended and restated employment agreement, dated August 2, 2023, with CCFNB and FCBT, that was approved by the CCFNB and FCBT boards of directors on August 1, 2023 and consented to by MBF under the terms of the merger agreement on August 2, 2023. The employment agreement provides for a term beginning on August 2, 2023 and ending on March 31, 2026, at which time it is anticipated that Mr. Diehl would retire from active service as an executive officer of CCFNB and FCBT and would be succeeded as chief executive officer of CCFNB by Robert J. Glunk, the current Chairman, President and Chief Executive Officer of MBF and Muncy Bank, who will become Senior Executive Vice President and Chief Operating Officer of CCFNB and President and Chief Executive Officer of FCBT on the effective date of the merger. The employment agreement provides that Mr. Diehl will be employed initially as President and Chief Executive Officer of CCFNB and FCBT and provides for an initial salary of $347,534.04. The employment agreement further provides that, effective upon the completion of the merger, Mr. Diehl will be employed as Chairman, President and Chief Executive Officer of CCFNB and Executive Chairman of the FCBT, and provides that Mr. Diehl’s annual base salary will be increased at that time to $375,000 per year, an amount corresponding to the annual base salary to be paid to Mr. Glunk under his employment agreement with CCFNB and FCBT. In order to facilitate both a successful integration of CCFNB and MBF upon completion of the merger and an orderly transition to Mr. Glunk’s succession as chief executive officer of CCFNB, Mr. Diehl’s employment agreement further provides that, no later than 12 months after the effective date of the merger, but not earlier than 4 months after such effective date, Mr. Diehl, at his election or at the election of the CCFNB board of directors, will fulfill his duties as Chairman, President and Chief Executive Officer of the CCFNB and Executive Chairman of FCBT on a part-time basis consisting of not less than 3 days per week, or 24 hours per week, and that Mr. Diehl shall otherwise make himself available as may be necessary or appropriate in order to fulfill such duties and responsibilities. The employment agreement provides that, effective upon the date that Mr. Diehl begins part-time employment, his annual base salary will be reduced to seventy percent of the rate of his annual base salary as in effect on the day immediately prior to such date.

Following a change in control of CCFNB or FCBT, if Mr. Diehl’s employment is involuntarily terminated other than for cause, disability or death or if Mr. Diehl terminates his employment for good reason, in either case within two years of the date of the change in control, he will be entitled to receive a payment equal to 2.99 times the sum of his salary and the highest cash bonus paid to him in the prior three calendar years, and shall also be entitled to continue to participate in all employee benefits for a period of 36 months or, if he is not permitted to participate in the plans, CCFNB will procure for him and pay for individual health, life, medical and disability plans and benefits that are substantially equivalent. If such payments would exceed the safe harbor payment amount provided by Section 4999 of the Internal Revenue Code, which we refer to as the Code, the payment would be reduced until the amount of the payment does not exceed the greater of (i) the safe harbor amount or (ii) the greatest after-tax amount payable to him after taking into account any excise tax imposed under Section 4999 on such payments. If Mr. Diehl’s employment is involuntarily terminated other than for cause or if he terminates his employment for good reason and there has been no change in control, Mr. Diehl will be entitled to an amount equal to two times his base salary and shall be entitled to participate in all employee benefits for a period of 24 months or, if he is not permitted to participate in the plans, CCFNB will procure for him and pay for individual health, life, medical and disability plans that are substantially equivalent. Pursuant to the employment agreement, Mr. Diehl has agreed not to solicit the employees or customers of CCFNB and its affiliates or to compete with CCFNB or its affiliates for 24 months after the termination of his employment for any reason.

In addition, Mr. Diehl’s employment agreement provides that if at any time during the employment period his participation in any company health or medical plan is barred by its terms and conditions or by applicable law, or if his employment is terminated upon the termination of the employment period on March 31, 2026, or if he terminates his employment without good reason at any time after he has attained 60 years of age and, in each of the latter two cases, he is not otherwise employed on any basis where he would be eligible to receive health and medical insurance under such employer’s plans, FCBT will, upon written notice from Mr. Diehl, obtain for a period of five consecutive years and pay for individual insurance plans, policies or programs which would provide to Mr. Diehl and his spouse, health and medical (including, but not limited to health, dental and vision) insurance coverage which is substantially identical to the insurance coverage to which he otherwise would be entitled as an employee, and also will pay to Mr. Diehl (or his spouse if he would predecease his spouse) an annual gross-up payment with respect to each year during such five consecutive year period in an amount equal to the amount of U.S. federal, state and local income tax at the highest applicable marginal value. Mr. Diehl’s death during such five consecutive year period will not affect his spouse’s right to the continuation of the benefit through the expiration of the five year period. Mr. Diehl and his spouse, however shall be required to enroll with Medicare, if at any time during the five year period he or she shall attain age 65, in which case the costs for Part B, Part C and Part D shall be paid by Mr. Diehl or his spouse and reimbursed by FCBT.

If at any time FCBT would be required to provide employment benefits to Mr. Diehl in connection with an involuntary termination without cause or for good reason, with or without a change in control, and FCBT already is providing health and medical benefits for a period of five consecutive years under the circumstances described in the preceding paragraph, FCBT’s obligation to provide those benefits shall continue until the later expiration of the five year period or the otherwise applicable 36 or 24 months period.

Mr. Arnold entered into an amended and restated employment agreement dated August 2, 2023 with CCFNB and FCBT, that was approved by the CCFNB and FCBT boards of directors on August 1, 2023 and consented to by MBF under the terms of the merger agreement on August 2, 2023. The employment agreement provides for an initial term of one year beginning August 2, 2023 and renews annually for successive one year periods unless either party gives notice of nonrenewal, but is to terminate no later than December 31, 2032. It provides that he will be employed as Executive Vice President and Chief Financial Officer of CCFNB and FCBT and provides for an initial annual salary of $195,364. The employment agreement further provides that, effective upon the completion of the merger, Mr. Arnold will be employed as Executive Vice President and Treasurer of CCFNB and Senior Executive Vice President of Finance and Risk Management of FCBT, and provides that Mr. Arnold’s annual base salary will be increased at that time to $207,005, an amount corresponding to the annual base salary to be paid to his Muncy Bank officer peer under such officer’s employment agreement with CCFNB and FCBT. Following a change in control of CCFNB or FCBT, if Mr. Arnold’s employment is involuntarily terminated other than for cause, disability or death or if Mr. Arnold terminates his employment for good reason, in either case within two years of the date of the change in control, he will be entitled to receive a payment equal to two times the sum of his salary and the highest cash bonus paid to him in the prior three calendar years, and shall also be entitled to continue to participate in all employee benefits for a period of 24 months or, if he is not permitted to participate in the plans, CCFNB will procure for him and pay for individual health, life, medical and disability plans and benefits that are substantially equivalent. If such payments would exceed the safe harbor payment amount provided by Section 4999 of the Code, the payment would be reduced until the amount of the payment does not exceed the greater of (i) the safe harbor amount or (ii) the greatest after tax amount payable to him after taking into account any excise tax imposed under Section 4999 on such payments. If Mr. Arnold’s employment is involuntarily terminated other than for cause or if he terminates his employment for good reason and there has been no change in control, Mr. Arnold will be entitled to an amount equal to two times his base salary and shall be entitled to participate in all employee benefits for a period of 24 months or, if he is not permitted to participate in the plans, CCFNB will procure for him and pay for individual health, life, medical and disability plans that are substantially equivalent. Pursuant to the employment agreement, Mr. Arnold has agreed not to solicit the employees or customers of CCFNB and its affiliates or to compete with CCFNB or its affiliates, for a period of 12 months after the termination of his employment for any reason.

Mr. Page’s employment agreement is dated June 8, 2022, has an initial term of one year and renews annually for successive one year periods unless either party gives notice of nonrenewal, but is to terminate no later than December 31, 2023. It provides that he will be employed as Executive Vice President and Chief Lending Officer of FCBT and provides for an initial annual salary of $188,757. Following a change in control of CCFNB or

FCBT, if Mr. Page’s employment is involuntarily terminated other than for cause, disability or death or if Mr. Page terminates his employment for good reason, in either case within two years of the date of the change in control, he will be entitled to receive a payment equal to two times the sum of his salary and the highest cash bonus paid to him in the prior three calendar years, and shall also be entitled to continue to participate in all employee benefits for a period of 24 months or, if he is not permitted to participate in the plans, CCFNB will procure for him and pay for individual health. Life, medical and disability plans and benefits that are substantially equivalent. If such payments would exceed the safe harbor payment amount provided by Section 4999 of the Code, the payment would be reduced until the amount of the payment does not exceed the greater of (i) the safe harbor amount or (ii) the greatest after tax amount payable to him after taking into account any excise tax imposed under Section 4999 on such payments. If Mr. Page’s employment is involuntarily terminated other than for cause or if he terminates his employment for good reason and there has been no change in control, Mr. Page will be entitled to an amount equal to two times his base salary and shall be entitled to participate in all employee benefits for a period of 24 months or, if he is not permitted to participate in the plans, CCFNB will procure for him and pay for individual health, life, medical and disability plans that are substantially equivalent. Pursuant to the employment agreement, Mr. Page has agreed not to solicit the employees or customers of CCFNB or its affiliates or to compete with CCFNB and its affiliates for a period of 12 months after the termination of his employment for any reason.

Supplemental Executive Retirement Plans

FCBT has supplemental executive retirement plans, which we refer to as SERPs, with each of Messrs. Diehl, Arnold and Page, the material terms of which are described below.

Each SERP provides for certain benefit payments to the executive following his normal retirement age and continuing for 180 months. Each SERP provides for a normal retirement benefit in a specified amount and because the amount of the benefit vests over time, also provides for, or effectively provides for, early termination benefits, disability benefits, death benefits and change in control benefits. The executive will forfeit the benefits payable under a SERP to which he is a party if he violates certain restrictive covenants relating to competition with FCBT or the solicitation of customers of FCBT, or if his employment is terminated for cause. Because payments due under the SERPs vest gradually over time, the SERPs serve to encourage long employment tenure with CCFNB and FCBT.

Mr. Diehl’s SERP dated April 15, 2003, as amended, provides for a normal retirement benefit of $90,000 per year at a normal retirement age of 60. His SERP dated March 15, 2022, as amended, provides for a normal retirement benefit of $60,000 per year at a normal retirement age of 65.

Mr. Arnold’s SERP dated December 15, 2010, as amended, provides for a normal retirement benefit of $90,000 per year at a normal retirement age of 65.

Mr. Page’s SERP dated May 26, 2009, as amended, provides for a normal retirement benefit of $50,000 per year at a normal retirement age of 65.

Potential Payments Upon a Termination or Change in Control

The following table summarizes potential change in control benefits for each of the named executive officers. For the purposes of this table we assumed a change in control of the Corporation and a termination of employment by the surviving company without cause (or a resignation by the executive for good reason), and that both events occurred on December 31, 2022.

2022 CHANGE IN CONTROL BENEFITS TABLE

Name	Cash Benefit Under Employment Agreement (1)	Benefit Under Deferred Compensation Agreement (2)	General Health and Welfare Benefit (3)	Total Benefits (4)
Lance O. Diehl	$1,359,831	$2,250,000	$100,097	$3,709,928
Jeffrey T. Arnold	$540,998	$1,350,000	$39,896	$1,930,894
Paul K. Page	$492,516	$750,000	$39,896	$1,282,412

(1)

Lump sum benefit payable at 2.99 times the sum of (A) current annual base salary, and (B) the highest cash bonus paid to the named executive officer with respect to one of the three calendar years immediately preceding the year of termination for Mr. Diehl, and 2 times the sum of (A) current annual base salary, and (B) the highest cash bonus paid to the named executive officer with respect to one of the three calendar years immediately preceding the year of termination for Messrs. Page and Arnold.

(2)

Benefit payable over 15 year period upon executive reaching normal retirement age specified in the executive’s respective SERP in annual installments of $90,000 and $60,000 for Mr. Diehl, $50,000 for Mr. Page and $90,000 for Mr. Arnold.

(3)	Value of benefits based upon 60 months for Mr. Diehl and 24 months for Messrs. Page and Arnold
(4)	Does not include amount of additional “excise tax adjustment payment,” if applicable.

Pay Versus Performance

PAY VERSUS PERFORMANCE TABLE

Year	Summary Compensation Table Total for PEO (4) (1)	Compensation Actually Paid to PEO (1)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (2)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (2)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return	Net Income (In thousands)
2022	$597,462	$597,462	$367,153	$367,153	$122.17	$9,514
2021	$472,107	$472,107	$285,412	$285,412	$131.03	$9,405

(1)	“PEO,” or Principal Executive Officer, was Lance O. Diehl for 2022 and 2021
(2)	Non-PEO NEOs in 2022 and 2021 were Jeffrey T, Arnold and Paul K. Page.

Certain Relationships and Related Transactions

CCFNB has banking and other transactions in the ordinary course of business with its directors and officers and their affiliates, including members of their families or corporations, partnerships, or other organizations in which such officers or directors have a controlling interest, on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such transactions do not involve more than the normal risk of collectability or present other unfavorable features to CCFNB.

INFORMATION ABOUT MBF AND MUNCY BANK

Description of Business

MBF is a Pennsylvania corporation and the bank holding company for The Muncy Bank and Trust Company, a Pennsylvania bank and trust company, with its principal place of business in Muncy, Lycoming County, Pennsylvania. MBF was incorporated on August 25, 1988 for the purpose of becoming a bank holding company for The Muncy Bank and Trust Company. MBF is subject to primary regulation by the Federal Reserve Board and the PADOBS.

MBF currently operates 10 full-service banking offices, located in Clinton, Lycoming and Northumberland counties in central Pennsylvania. Muncy Bank has 127 employees. Muncy Bank is subject to regulation and supervision by the PADOBS and the FDIC.

As of March 31, 2023, MBF had total consolidated assets of approximately $650.9 million, total loans of approximately $497.2 million, total deposits of approximately $552.1 million and total consolidated shareholders’ equity of approximately $50.1 million.

MBF common stock is quoted on OTCQB under the trading symbol “MYBF.”

MBF’s principal executive offices are located at 2 N. Main Street, Muncy, Pennsylvania 17756, and its telephone number at that location is (570) 546-2211. MBF’s website is https://ir.muncybank.com.

Property

The following table sets forth the locations of, and certain information about, MBF offices.

Office	Address	Owned/Leased
Main Office	2 N. Main Street, Muncy, PA	Owned
Clarkstown	2175 Route 442 Hwy, Muncy, PA	Owned
Hughesville	725 Route 405 Hwy, Hughesville, PA	Owned
Dewart	4880 State Route 44, Watsontown, PA	Owned
Avis	2 W. Central Ave., Avis, PA	Owned
Linden	7520 S. Route 220 Hwy., Linden, PA	Owned
Montgomery	2190 State Route 54, Montgomery, PA	Leased
South Williamsport	201 South Market St., South Williamsport, PA	Owned
Drive Up Branch	319 S. Main Street, Muncy, PA	Owned

MBF believes that these properties are maintained in good operating condition and are suitable and adequate for its present operational needs.

Legal Proceedings

From time to time, MBF is a participant in various legal proceedings incidental to its business. In the opinion of management, the liabilities (if any) resulting from such legal proceedings will not have a material effect on the financial position of MBF.

Management’s Discussion and Analysis of Financial Condition and Results of Operation

MBF’s Management’s Discussion and Analysis of Financial Condition and Results of Operations is attached as Annex E to this joint proxy statement/prospectus.

Beneficial Ownership of Common Stock by Principal Shareholders and Management

The following table provides information, as of August 4, 2023, with respect to the following beneficial owners of MBF common stock:

•	The following MBF executive officers, whom we collectively refer to as the MBF named executive officers: Robert J. Glunk and Joseph K. O’Neill, Jr..

•	Each of MBF’s directors.

•	All executive officers and directors as a group.

MBF does not know of any person who owns 5% or more of the outstanding shares of MBF common stock. MBF determined beneficial ownership by applying the regulations of the SEC, which state that a person may be credited with the ownership of common stock (i) owned by or for the person’s spouse, minor children or any other relative sharing the person’s home; (ii) over which the person shares voting power, which includes the power to vote or to direct the voting of the stock; and (iii) over which the person has investment power, which includes the power to dispose or direct the disposition of the stock. Pursuant to SEC rules, the number of shares of common stock deemed outstanding includes shares issuable pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of August 17, 2023.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Shares Outstanding (2)(3)
Todd M. Arthur(4)	25,525	1.59%
Robert J. Glunk	26,065	1.62%
Robert P. Hager, CPA	20,015	1.24%
J. Howard Langdon	10,195	—
Robert M. Rabb(5)	33,014	2.05%
Stephen M. Tasselli	24,735	1.54%
Bonnie M. Tompkins(6)	21,671	1.35%
David E. Wallis	8,280	—
Joseph K. O’Neill, Jr.	2,152	—
All directors and executive officers as a group (10 persons)	171,652	10.67%

(1)

Includes shares held (a) directly and (b) jointly with a spouse, except as otherwise indicated. Fractional shares beneficially owned by such individuals have been rounded down to the number of whole shares.

(2)	Calculated based on 1,608,358 shares, outstanding at August 17, 2023.
(3)	Less than one percent (1%) of outstanding shares unless otherwise noted.
(4)	Includes 1,325 shares held by Mr. Arthur’s spouse, ownership of which shares is expressly disclaimed.
(5)	Includes 13,512 shares held by Mr. Rabb’s, spouse ownership of which shares is expressly disclaimed.
(6)	Includes 3,622 shares held by Ms. Tompkins’s spouse, ownership of which shares is expressly disclaimed.

Directors and Named Executive Officers

Set forth below is certain information regarding the current directors and named executive officers of MBF. The information presented includes information each person has given MBF about his or her age, all positions he or she holds, and his or her principal occupation for the past five years. The following also includes certain individual qualifications, credentials, business experience and skills of each that contribute to the board’s effectiveness as a whole and provide the reason why he or she has been selected to serve as a director of MBF. MBF believes that each of these individuals have reputations for integrity, honesty, and adherence to high ethical standards. Each has demonstrated business insight and an ability to exercise sound judgement as well as a commitment to service. None of the MBF directors are directors of any other publicly-traded company.

TODD M. ARTHUR, 58

Director since 2007. Owner of Long Ridge Realty Appraisal Services, providing real estate appraisal services for the past 32 years to a six-county area within North Central Pennsylvania. Mr. Arthur has worked within the real estate profession for 40 years as a realtor, broker/owner and landlord. In addition to his community involvement, the Board of Directors values Mr. Arthur’s four decades of experience in the real estate industry within the bank’s market.

ROBERT J. GLUNK, 58

Director since 2015. Chairman of the Board, President, and Chief Executive Officer of MBF and Muncy Bank since December 2015. Prior to joining MBF, Mr. Glunk served as President of Luzerne Bank from 2012 through 2015. He is actively involved in numerous community and civic organizations. The Board of Directors values Mr. Glunk’s 38 years of extensive experience in the banking industry.

ROBERT P. HAGER, CPA, 64

Director since 2019. Chief Financial Officer of Miele Group, located in Muncy, Pennsylvania. Mr. Hager has many years of experience in Public Accounting, including as managing Partner at Lindsay & Hager, P.C. and as an IRS Field Agent for the US Treasury Department. He is also actively involved within the community. The Board of Directors values Mr. Hager’s strong accounting and financial knowledge.

J. HOWARD LANGDON, 74

Director since 2002. Owner of a law practice in Muncy, Pennsylvania and a member of the Lycoming County Bar Association. Mr. Langdon has been practicing law since 1975. He is the former solicitor for the Hughesville Borough and the East Lycoming School District. He was also the solicitor for three townships and three zoning hearing boards. The Board of Directors values Mr. Langdon’s legal advice and valuable insight.

ROBERT M. RABB, 72

Director since 1989. Owner of various businesses including restaurants, real estate, and land management properties. Active in the local community, he has served on the Muncy Public Library Board for over 20 years. The Board of Directors values Mr. Rabb’s strong business background and community involvement.

STEPHEN M. TASSELLI, 68

Director since 2021. Retired senior lender from Jersey Shore State Bank. Active in his community, he currently serves as a Bald Eagle Township Supervisor, and is active on the board of the Lock Haven University Foundation, serving as President, and a member of the Foundation’s Executive Council and Finance Committee. The Board of Directors values Mr. Tasselli’s 30+ years of banking experience.

BONNIE M. TOMPKINS, 70

Director since 1993. Retired broker/owner of a local real estate company. In addition, she was a Certified Real Estate Appraiser and a real estate instructor. She has also been involved in restaurant ownership and operations as well as healthcare management. The Board values Ms. Tompkins’ extensive real estate background and knowledge.

DAVID E. WALLIS, 88

Director since 1975. Owned and operated the Wallis Funeral Home for over 45 years before his retirement. Active in the community, Mr. Wallis is a Director Emeritus of the Muncy Valley Hospital, the Muncy Valley Hospital Auxiliary and was chairman and treasure of the hospital Lawn Party. He is also a 23 year retired Navy CDR, USNR. As the longest active Director, the Board of Directors value Mr. Wallis’ knowledge and insight.

JOSEPH K. O’NEILL, JR., CPA, 40

Treasurer of MBF and Senior Vice President and Chief Financial Officer of Muncy Bank since May 2020. Prior to joining MBF, Mr. O’Neill was employed as a Senior Manager at a nationally recognized public accounting firm, focusing on integrated audits of financial institutions. Mr. O’Neill is a CPA licensed in Pennsylvania. Mr. O’Neill received a Bachelor of Arts degree in Accounting from Lycoming College. Dedicated to continuing his accounting education, he is a member of North Central Chapter of Pennsylvania Institute of Public Accountants (PICPA) and the American Institute of Public Accountants (AICPA).

Compensation of Directors

The following table sets forth information regarding compensation paid to, or earned by, the directors of MBF during the fiscal year ended December 31, 2022 for service as a member of the MBF board of directors.

Name	Fees earned or Paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Todd M. Arthur	33,950				2,017		35,967
Robert J. Glunk (1)	—				—		—
Robert P. Hager	36,050				4,434		40,484
J. Howard Langdon	33,650				12,627		46,277
Gary M. Peck (2)	33,950				8,790		42,740
Robert M. Rabb	33,950				8,790		42,740
Stephen M. Tasselli	33,050				7,920		40,970
Bonnie M. Tompkins	34,550				5,936		40,486
David E. Wallis	34,850				—		34,850

(1)	Mr. Glunk does not receive compensation for his role as a director.
(2)	Mr. Peck retired effective February 27, 2023.

Effective January, 2023, non-employee directors receive the following fees: (i) $1,550 per month retainer fee; (ii) $700 per month board fee; (iii) $350 per committee meeting fee; (iv) $450 per special meeting fee; and (v) $600 per meeting committee chair fee in lieu of the standard committee meeting fee.

Director Independence

While MBF’s shares are not listed for trading on any national securities exchange, a majority of the members of MBF’s board of directors is independent by applying the definition of “independent” in the Nasdaq listing rules. In making each of these independence determinations, MBF has considered all of the information provided by each director in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with MBF.

Based on information provided by each director concerning his or her background, employment and affiliations, MBF believes that all of the directors, other than Robert J. Glunk, are “independent” directors for the purposes of the Nasdaq Listing Rules. Mr. Glunk, who serves as MBF’s Chairman, President and Chief Executive Officer, is an executive director and therefore is not considered to be independent.

Executive Compensation

Summary Compensation Table

The following table sets forth information concerning the compensation of Muncy’s named executive officers for the years ended December 31, 2022 and 2021.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (1), (2)	Total ($)
Robert J. Glunk, Chairman, President and CEO	2022	360,000	104,886	—	—	—	97,463	27,490	589,839
	2021	342,000	43,154	—	—	—	97,457	32,580	515,191
Joseph K. O’Neill, Jr., Senior Vice President and Chief Financial Officer	2022	150,000	19,777	—	—	—	23,043	13,781	206,601
	2021	140,000	15,181	—	—	—	23,040	15,560	193,781

(1)

Amounts shown for Mr. Glunk in 2022 include $12,200 401(k) matching contribution, $9,150 401(k) profit sharing award, $4,690 personal use of company car and $1,450 taxable life benefit, and in 2021 include $11,600 401(k) matching contribution, $15,003 401(k) profit sharing award, $4,655 personal use of company car and $1,322 taxable life benefit.

(2)

Amounts shown for Mr. O’Neill in 2022 include $7,348 401(k) matching contribution, $5,923 401(k) profit sharing award and $510 taxable life benefit, and in 2021 include $7,559 401(k) matching contribution, $7,559 401(k) profit sharing award and $442 taxable life benefit.

Summary Compensation Table Narrative

Mr. Glunk, MBF and Muncy Bank entered into Mr. Glunk’s MBF employment agreement on January 1, 2022. The MBF employment agreements provides that Mr. Glunk will be employed as the Chairman, President and Chief Executive Officer of MBF and Muncy Bank for a term of five years, with one three year extension, at a salary of $360,000, which may be increased by the board of MBF from time to time. The Muncy Bank board of directors reviews executive compensation annually as part of its January Salary Committee meeting. Mr. Glunk received a $50,000 signing bonus for entering into the MBF employment agreement. Mr. Glunk is entitled to earn a performance bonus annually as set by the board of directors and vacation and other employee benefits. If Mr. Glunk completes the first five years of the term and has served 12 full years in his position as Chairman, President and Chief Executive Officer, he is eligible for reimbursement of post-retirement health care costs for either himself or himself and his spouse, for up to a maximum 100% reimbursement rate, not to exceed a maximum of $24,000 on an annual basis. Mr. Glunk and his spouse (if applicable) upon turning age 65, must enroll with Medicare. The costs for Part B, Part C or Part D shall be paid out of pocket by Mr. Glunk or his spouse, throughout the year and then submitted for reimbursement on an annual basis in the month of December to Muncy Bank for up to a maximum 100% reimbursement rate, not to exceed a maximum of $12,000 on an annual basis.

Mr. Glunk’s employment can be terminated by MBF for cause if Mr. Glunk: is convicted of or pleas guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or is incarcerated for more than thirty days; fails to follow the instructions of the MBF or Muncy Bank board; fails to substantially perform his duties, other than for physical or mental illness, which failure results in injury to MBF or Muncy Bank; intentionally violates the MBF employment agreement; is dishonest or grossly negligent in performing his duties; engages in conduct bringing public discredit to MBF or Muncy Bank; breaches fiduciary duty involving personal profit; materially violates MBF or Muncy Bank policies; or violates any law, rule or regulation governing banks or any final cease and desist order issued by a Bank regulatory authority, any of which materially jeopardizes the business of MBF or Muncy Bank. In addition, Mr. Glunk can terminate his employment for good reason which is not cured after notice to the bank, and following which he terminates his employment within 60 days, if MBF or Muncy Bank: materially reduces his title or responsibilities or assigns him duties inconsistent with his position; reassigns him to a new location that necessitates he move his principal residence more than fifty (50) miles from the current headquarters of the Bank or requires him to commute more than fifty (50) miles one way from the current headquarters; materially reduces his annual base salary; or otherwise materially breaches the MBF employment agreement.

If, during the original five year term of the MBF employment agreement, Mr. Glunk’s employment is terminated by the Bank for cause, Mr. Glunk is required to repay his entire $50,000 cash bonus. If, however, Mr. Glunk voluntarily resigns his employment during the original five-year term, he is required to repay a portion of that bonus equal to the proportion of the remaining unserved term.

If Mr. Glunk’s employment is terminated involuntarily (other than for cause), Mr. Glunk is entitled to receive the sum of 12 months base salary plus an amount equal to a pro-rated amount of his most recent bonus payment (based on number of months served in the bonus year) as a single lump sum payment.

Mr. Glunk’s MBF employment agreement provides for a change in control payment to be made to him if, within twelve (12) months after a change of control (and in any case, before the last day of the term of Mr. Glunk’s MBF employment agreement), Mr. Glunk’s employment is terminated by Muncy Bank or its successor, other than due to disability, death or for cause, or by Mr. Glunk for good reason. The change in control payment that would be due to Mr. Glunk in that circumstance is an amount equal to the sum of 18 months’ annual salary and 150% of his most recent performance bonus, payable as a single lump sum within 60 days of termination of his employment. In addition, MBF will pay Mr. Glunk’s COBRA premium for his health benefits for a total of twelve (12) months, payable in 12 equal monthly payments over that period. If Mr. Glunk’s employment is terminated by Muncy Bank, other than due to disability, death or for cause, or by Mr. Glunk for good reason, and there has been no change in control, Mr. Glunk is entitled to a severance payment equal to (i) the sum of 12 months annual salary and a pro-rated amount of his most recent performance bonus, payable as a single lump sum within 60 days of termination of employment. In addition, MBF will pay Mr. Glunk’s COBRA premium for his health benefits for a total of twelve (12) months, payable in 12 equal monthly payments over that period. Mr. Glunk is prohibited from soliciting employees or clients and from competing with the Bank for a period of 12 months (18 months when he is entitled to receive a change in control payment) from the date his employment terminates.

Mr. Glunk’s SERP is payable in equal monthly installments for fifteen (15) years, commencing on the first day of the month following the date of termination of Mr. Glunk’s employment after he attains normal retirement age of 65; however, in the event of a change in control prior to attaining normal retirement age, Mr. Glunk is entitled to receive an annual benefit, estimated as of May 1, 2023, of $109,710, paid in equal monthly installments for fifteen (15) years, commencing the month following separation from service. The SERP provides that Mr. Glunk cannot solicit employees or clients or compete with Muncy Bank or MBF for 2 years after he begins receiving payments under the SERP (which is reduced to 1 year in the event of a change of a change in control and does not include a non-compete).

Mr. O’Neill does not have an employment agreement with MBF and is employed on an “at will” basis. Mr. O’Neill’s salary is determined by the board of directors from time to time. The Muncy Bank board of directors reviews executive compensation annually as part of its January Salary Committee meeting. Mr. O’Neill participates in vacation and other employee benefits that are available to all employees.

Mr. O’Neill’s SERP is payable in equal monthly installments for fifteen (15) years, commencing on the first day of the month following the date of termination of Mr. O’Neill’s employment after he attains normal retirement age of 65 (but the normal retirement age will be reduced to 60 pursuant to Mr. O’Neill’s employment agreement with CCFNB and FCBT if the merger is completed); however, in the event of a change in control prior to attaining normal retirement age, Mr. O’Neill is entitled to receive an annual benefit, estimated as of May 1, 2023, of $37,764, paid in equal monthly installments for fifteen (15) years, commencing the month following separation from service. The SERP provides that Mr. O’Neill cannot solicit employees or clients or compete with Muncy Bank or MBF for 2 years after he begins receiving payments under the SERP (which is reduced to 1 year in the event of a change in control and does not include a non-compete).

Potential Payments Upon a Termination or Change in Control

The following table sets forth the information required by Item 402(t) of Regulation S-K promulgated by the SEC regarding certain compensation which MBF’s named executive officers may receive that is based on or that otherwise relates to the merger. The amounts are calculated assuming that the effective date of the merger and a qualifying termination of employment occurred on May 1, 2023, and that all required conditions to the payment of these amounts have been satisfied, and reflects all waivers of benefits that have been agreed to by the named executive officer. Neither of the named executive officers in the table have stock options, restricted stock units or other forms of equity compensation nor will either of them receive any tax reimbursements.

CHANGE IN CONTROL BENEFITS TABLE

Name	Cash ($)		Pension/ NQCD ($)[2]	Perquisites/ benefits ($)		Other ($)		Total ($)
Robert Glunk	$0	[1]	$0	$0	[3]	$375,000	[4]	$375,000
Joseph O’Neill	$0		$0	$0		$25,000		$25,000

(1)

In Mr. Glunk’s CCFNB employment agreement, he agreed to waive his contractual right under his MBF employment agreement to receive a $626,250 lump sum cash severance payment in the event that, within 2 years following the merger with CCFNB (which constitutes a change in control under his MBF employment agreement), his employment is terminated either: involuntarily by CCFNB (excluding termination for cause, death or disability), or for good reason by Mr. Glunk. This amount would only payable if one of the triggering events occurs following a change in control, and is therefore considered to be a double-trigger payment. In exchange for the waiver, CCFNB agreed to pay Mr. Glunk a lump sum signing bonus of $375,000, which is reported in the “Other” column of this table

(2)

Each of Mr. Glunk and Mr. O’Neill agreed, in his CCFNB employment agreement, to waive the accelerated accrual of retirement benefits under his respective supplemental executive retirement plan with Muncy Bank that would otherwise be due to him as a result of the merger. In Mr. O’Neill’s case, he agreed to waive the accelerated accrual of the retirement benefit in exchange for CCFNB’s assumption of the SERP obligation, agreeing to lower his normal retirement age under the SERP to 60 years from 65 years and payment of $25,000, which is payable after the merger closes, and which is reported in the “Other” column of this table. In Mr. Glunk’s case, he agreed to waive the accelerated accrual of the retirement benefit in exchange for the payment described in footnote 1 and CCFNB’s assumption of the SERP obligation.

In the absence of the waiver, the positive difference between the aggregate present value of the benefit under each executive’s SERP upon voluntary termination of employment prior to reaching normal retirement age (65) and the aggregate present value of the benefit under the SERP upon a change of control would be: Mr. Glunk: $464,470; Mr. O’Neill: $361,900. In the absence of the waiver, this amount would be payable following the merger (which constitutes a change in control) and would not require any other triggering event, and would, therefore, be considered to be a single-trigger payment. Receipt of such amounts would be subject to compliance with non-solicitation and non-competition requirements imposed by the SERPs.

(3)

In the absence of the waiver by Mr. Glunk of the change in control benefits provided by his MBF employment agreement, as a result of the merger, Mr. Glunk would have been entitled to receive an estimated $28,127, which is the cost of monthly COBRA premiums that would have been payable by Muncy Bank under Mr. Glunk’s employment agreement assuming a qualifying termination of his employment within 2 years following a change in control, as described in note 1 above, and would be considered a double trigger payment. The estimate is based on the cost per month as of the date of the assumed termination date of employment.

(4)

In exchange for Mr. Glunk’s agreement that the merger would not be treated as a change in control for purposes of his MBF employment agreement, CCFNB agreed to pay Mr. Glunk a lump sum in the amount shown as a signing bonus that is payable after the merger closes.

Pay Versus Performance

PAY VS PERFORMANCE TABLE

Year (a)	Summary Compensation Table Total for PEO ($) (b)	Compensation Actually Paid to PEO ($) (c)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (d)	Average Compensation Actually Paid to Non-PEO NEOs ($) (e)	Value of Initial Fixed $100 Investment Based On Total Shareholder Return ($) (f)	Net Income ($ in thousands) (g)
2022	589,839	589,839	206,601	206,601	108.77	6,279

Column (b). Reflects compensation amounts reported in the “Summary Compensation Table” for MBF’s Principal Executive Officer (PEO), President and Chief Executive Officer, Robert J. Glunk.

Column (c). Compensation actually paid to the PEO as calculated reflects the respective amounts set forth in column (b) of the table above.

Column (d). Reflects the average of the compensation amounts reported in the “Summary Compensation Table” for the Corporation’s other Named Executive Officer (“Other NEO”). The Other NEO included in the average figures is Mr. O’Neill.

Column (e). Average compensation actually paid to the Other NEO as calculated reflects the respective amounts set forth in column (d) of the table above.

Column (f). Total shareholder return shows the value at year-end assuming the investment of $100 on the last day of the previous calendar year and the reinvestment of dividends during the year.

Column (g). Reflects “Net Income” reported in MBF’s Consolidated Statement of Income for 2022.

Certain Relationships and Related Transactions

Some of MBF’s directors and executive officers, members of their immediate families and the companies with which they are associated are MBF customers and have banking transactions with MBF in the ordinary course of business. All loans and commitments to lend were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other non-affiliated customers. In MBF’s management’s opinion, the loans and commitments do not involve more than a normal risk of collectability or present other unfavorable features.

RECENT DEVELOPMENTS

CCFNB announced second quarter 2023 earnings on August 1, 2023 and MBF announced second quarter earnings on July 31, 2023.

CCFNB

Net income, as reported under U.S. Generally Accepted Accounting Principles, for the quarter-ended June 30, 2023 was $1,462,000 compared to $1,953,000 for the same period in 2022. Net income, as reported under U.S. Generally Accepted Accounting Principles, for the six months-ended June 30, 2023 was $3,402,000 compared to $4,398,000 for the same period in 2022. Net income for the six months-ended June 30, 2023 was impacted by merger related expenses amounting to approximately $449,000. Earnings per share for the quarters-ended June 30, 2023 and 2022 were $0.71 and $0.94, respectively. Earnings per share for the six months-ended June 30, 2023 and 2022 were $1.64 and $2.12, respectively. The return on average assets and return on average equity were 0.71% and 7.63% for the quarter-ended June 30, 2023 as compared to 0.93% and 9.14% for the same period of 2022.

The net interest margin, tax effected, on interest earning assets and liabilities was 2.32% and 2.51% at June 30, 2023 and 2022, respectively.

Total consolidated assets amounted to $960.1 million at June 30, 2023 as compared to $944.0 at December 31, 2022. For the six months-ended June 30, 2023, net loans, not held for sale, increased by $22.7 million while investment securities decreased $3.7 million and cash and cash equivalents decreased $289 thousand to $12.8 million. Over the same time period, loans held for sale decreased $4.2 million. Total deposits decreased $23.8 million while short term borrowings increased $10.3 million and long term borrowings increased $25 million since the end of 2022.

CCFNB invests in various forms of agency debt including mortgage-backed securities and callable agency debt. The fair value of these securities is influenced by market interest rates, prepayment speeds on mortgage securities, bid to offer spreads in the market place and credit premiums for various types of agency debt. These factors change continuously and therefore the fair market value of these securities may be higher or lower than CCFNB’s carrying value at any measurement date. The temporary impact on Investments will also affect Stockholders’ Equity as these fluctuations are recorded through Accumulated Other Comprehensive Income (Loss). As of June 30, 2023, the temporary impact of these unrealized losses on the Stockholders’ Equity amounted to a reduction of $25.2 million. CCFNB does not consider its debt securities to be other-than-temporarily impaired since it has both the intent and ability to hold the securities to allow a market recovery, which may be at maturity. As of June 30, 2023, the scheduled maturities of the callable agency debt, at par value, over the next 12 months amounted to $40.6 million. Additionally, CCFNB is expecting monthly cash flows from mortgage-backed securities.

CCFNB’s liquidity position remains strong as FCBT has access to available funding with the Federal Home Loan Bank of Pittsburgh (FHLB). Under terms of a blanket agreement, the loans are secured by certain qualifying assets of FCBT which consisted principally of first mortgage loans. As of June 30, 2023, the maximum borrowing capacity with FHLB amounted to $259,100,000 and the available capacity was $225,100,000. FCBT also has unused lines of credit with the Federal Reserve Bank Discount Window and Atlantic Community Bankers Bank in the amounts of $5,953,560 and $10,000,000, respectively, at June 30, 2023.

When compared to December 31, 2022, stockholders’ equity, excluding accumulated other comprehensive loss, increased $2.2 million to $115.5 million as of June 30, 2023. Total stockholders’ equity equated to a book value per share of $43.44 at June 30, 2023 as compared with $41.34 as of December 31, 2022. For the six months-ended June 30, 2023 cash dividends of $0.85 per share were paid to stockholders as compared to $0.83 for the same 2022 period. CCFNB Bancorp, Inc. remains well capitalized, with an equity to assets ratio of 9.4% as of June 30, 2023 and 9.10% at December 31, 2022.

For additional information, see CCFNB’s Current Report on Form 8-K dated August 1, 2023 available on the SEC’s website, https://www.sec.gov, and in the “Investor Relations” section of CCFNB’s website, https://www.firstcolumbiabank.com.

MBF

Financial highlights for MBF as of and for the six months ended June 30, 2023, compared to the same period in 2022, include:

•	Cash dividend increased to $0.78/share compared to $0.76/share in 2022

•	Total Assets increased 9% to $663,307,000

•	Net Loans increased 10% to $499,646,000

•	Retained Earnings increased 4% to $56,510,000

•	Return on Average Assets was 0.72%

•	Return on Average Equity was 9.38%

Net income for the six months ended June 30, 2023 was $2,286,000 or $1.42 per share, compared to $3,346,000 or $2.08 per share for the same period in 2022. Net income was impacted primarily by changes in Muncy Bank’s net interest margin due to the rising interest rate environment. Net interest income for the six months ended June 30, 2023 decreased to $8,889,000, from $10,144,000 for the same period in 2022. Nonrecurring merger-related expenses of $239,000 were recorded for the six months ended June 30, 2023.

Muncy Bank’s loan portfolio remained strong with an overall delinquency ratio of 0.58% of gross loans at June 30, 2023, compared to 0.36% at June 30, 2022. The allowance for credit losses was $5,360,000 or 1.06% of gross loans at June 30, 2023, compared to $4,889,000 or 1.06% of gross loans at June 30, 2022. MBF adopted the current expected credit loss (“CECL”) model effective January 1, 2023.

MBF paid cash dividends of $0.78 per share for the six months ended June 30, 2023, compared to $0.76 for the same period in 2022, an increase of 3%.

SUPERVISION AND REGULATION

CCFNB and MBF are subject to extensive state and federal banking laws and regulations that impose specific requirements or restrictions on and provide for general regulatory oversight of virtually all aspects of our operations. These laws and regulations are generally intended to protect depositors, borrowers, and the federal Deposit Insurance Fund, which we refer to as DIF, not shareholders. The following summary is qualified in its entirety by reference to the statutory and regulatory provisions discussed. Changes in applicable laws or regulations may have a material effect on our business and prospects. Since the financial crisis, numerous additional regulatory requirements have been placed on the banking industry, and additional changes are currently under consideration by both legislatures and regulators. Our operations may be affected by legislative changes and the policies of the applicable regulatory authorities. We cannot predict the effect that fiscal or monetary policies, economic control, or new federal or state legislation may have on our business and earnings in the future.

The following discussion is not intended to be a complete list of all the activities regulated by the banking laws or of the impact of such laws and regulations on our operations. It is intended only to briefly summarize certain material provisions.

As a bank holding company, CCFNB and MBF are subject to regulation under the Bank Holding Company Act of 1956, as amended, which we refer to as the BHC Act, and to the supervision, examination and reporting requirements of the Federal Reserve and PADOBS. FCBT and Muncy Bank are chartered in Pennsylvania and are subject to regulation, supervision and examination by the FDIC, as their primary federal regulator, and the PADOBS, as their chartering authority.

Bank Holding Company Regulation

The BHC Act and other federal laws subject bank holding companies to restrictions on the types of activities in which they may engage, and to a range of supervisory requirements, including periodic reporting and regulatory enforcement actions for violations of applicable laws and regulations.

Bank holding companies are generally prohibited under the BHC Act from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in, any activity other than (i) banking or managing or controlling banks or (ii) an activity that the Federal Reserve has determined to be “so closely related to banking as to be a proper incident thereto.” The Federal Reserve has the authority to require a bank holding company to terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the Federal Reserve believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries.

A bank holding company that qualifies and elects to become a financial holding company is permitted to engage in additional activities that are financial in nature or incidental or complementary to a financial activity. CCFNB has elected to be a financial holding company, but does not engage in, or have any current plans to engage in, any of the additional activities permitted for a financial holding company. MBF currently does not have any plans to make a financial holding company election.

Subject to various exceptions, the BHC Act and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to acquiring “control” of a bank holding company. A person (either individual, company, or group acting in concert) is deemed to exercise control if the person: (i) owns 25% or more of any class of voting securities of a bank holding company (or sometimes less than 25% if there are other indicia of control), or (ii) owns 10% or more of any class of voting shares of the bank holding company and (a) the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934, as amended, or (b) the person (or group acting in concert) is the largest shareholder. Neither CCFNB common stock nor MBF common stock is currently registered under Section 12 of the Securities Exchange Act of 1934, but CCFNB intends to register its common stock thereunder following the conclusion of this offering.

The BHC Act generally limits acquisitions by bank holding companies to banks and companies engaged in activities that the Federal Reserve has determined to be so closely related to banking as to be a proper incident thereto. The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) acquiring more than 5% of the voting stock of any bank or other bank holding company, (ii) acquiring all or substantially all of the assets of any bank or bank holding company, or (iii) merging or consolidating with any other bank holding company.

In reviewing applications seeking approval of merger and acquisition transactions, the Federal Reserve is required to consider, among other factors, the competitive effect and public benefits of the transactions, the financial and managerial resources and future prospects of the combined organization (including the capital position of the combined organization), the applicant’s performance record under the Community Reinvestment Act of 1977, fair housing laws and the effectiveness of the subject organizations in combating money laundering activities.

Section 616 of the Dodd-Frank Act requires a bank holding company to act as a source of financial strength for its subsidiary bank. In accordance with Federal Reserve policy, a bank holding company is expected to act as both a source of financial and managerial strength for its subsidiary bank. This support may be required at times when the company is not in a financial position to provide it. The company could be required to guarantee the capital plan of the bank if it becomes undercapitalized for purposes of banking regulations. Any capital loans by a bank holding company to its subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. The BHC Act provides that, in the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a bank subsidiary will be assumed by the bankruptcy trustee and entitled to priority of payment. In addition, any capital loans made by the company to the bank will be repaid only after its deposits and various other obligations are repaid in full.

Bank Regulation

Muncy Bank and FCBT are also subject to numerous state and federal statutes and regulations that affect their business, activities and operations and are supervised and examined by state and federal bank regulatory agencies. The FDIC and the PADOBS regularly examine the operations of the banks and are given the authority to approve or disapprove mergers, consolidations, the establishment of branches and similar corporate actions. The FDIC and PADOBS monitor the banks’ activities to ensure they operate in a safe and sound manner, as well as in compliance with legal and regulatory obligations.

Bank Merger Act

Section 18(c) of the Federal Deposit Insurance Act, popularly known as the “Bank Merger Act,” requires the prior written approval of the FDIC before any bank may (i) merge or consolidate with, (ii) purchase or otherwise acquire the assets of, or (iii) assume the deposit liabilities of, another bank if the resulting institution is to be a state nonmember bank.

The Bank Merger Act prohibits the FDIC from approving any proposed merger transaction that would result in a monopoly, or would further a combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. Similarly, the Bank Merger Act prohibits the FDIC from approving a proposed merger transaction whose effect in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade. An exception may be made in the case of a merger transaction whose effect would be to substantially lessen competition, tend to create a monopoly, or otherwise restrain trade, if the FDIC finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served.

In every proposed merger transaction, the FDIC must also consider the financial and managerial resources and future prospects of the existing and proposed institutions, the convenience and needs of the community to be served, and the effectiveness of each insured depository institution involved in the proposed merger transaction in combating money-laundering activities, including in overseas branches.

State Law

Each of MBF and CCFNB are Pennsylvania-chartered commercial banks and subject to examination, supervision and regulation by the PADOBS, as their chartering authority, and the FDIC, as their primary federal regulator. The PADOBS and the FDIC (for nonmember banks) supervise and perform periodic examinations of Pennsylvania-chartered banks to assure compliance with federal and state banking statutes and regulations, and banks are required to make regular reports to the PADOBS and the FDIC describing in detail their resources, assets, liabilities, and financial condition. Among other things, the PADOBS and the FDIC regulate mergers and consolidations of state-chartered banks, capital requirements for banks, loans to officers and directors, record keeping, types and amounts of loans and investments, and the establishment of branches.

The PADOBS has enforcement authority over Pennsylvania-chartered banks. Such authority includes the ability to issue cease and desist orders and to seek civil money penalties. The PADOBS may also take possession of a Pennsylvania bank in various circumstances, including for a violation of its charter or of applicable laws, operating in an unsafe and unsound manner, or as a result of an impairment of its capital, and may appoint the FDIC as receiver in the event of a bank’s failure. The PADOBS enforces specific requirements for bank capital, the payment of dividends, loans to officers and directors, record keeping, and types and amounts of loans and investments made by commercial banks.

Payment of Dividends and Other Restrictions

A bank holding company is a legal entity separate and distinct from its subsidiary bank. For each of CCFNB and MBF, dividends from its subsidiary bank are the company’s principal source of cash revenue. The Federal Reserve, the PADOBS and the FDIC have authority to prohibit the company and the bank, respectively, from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of the bank, be deemed to be unsafe or unsound.

Pennsylvania-chartered banks, such as MBF and CCFNB, are subject to legal limitations on the amounts of dividends they are permitted to pay. Specifically, an insured depository institution, such as MBF and CCFNB, must generally pay dividends from accumulated net earnings and cannot declare or pay a dividend unless: (i) any transfer of net earnings to surplus required by the Pennsylvania Banking Code has been made prior to the declaration of the dividend (which requires that the bank maintain a surplus in an amount which is equal to at least the amount of its capital), and (ii) the surplus of the institution would not be reduced by the payment of the dividend.

The Federal Reserve’s policy statement on the payment of cash dividends by bank holding companies provides that a bank holding company should pay cash dividends only to the extent that the holding company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition. The Federal Reserve also indicated that it would be inappropriate for a holding company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the Federal Reserve, the Federal Reserve may prohibit a bank holding company from paying any dividends if any of the holding company’s bank subsidiaries are classified as undercapitalized.

A bank holding company is required to give the Federal Reserve prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of its consolidated net worth. The Federal Reserve may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, Federal Reserve order or any condition imposed by, or written agreement with, the Federal Reserve.

Capital Adequacy

In July 2013, the Federal Reserve, the FDIC and the Office of the Comptroller of the Currency issued final rules, referred to as the “Capital Rules,” that established a new capital framework for U.S. banking organizations. The Capital Rules generally implement the Basel Committee on Banking Supervision’s December 2010 final capital framework, referred to as “Basel III”, for strengthening international capital standards. In addition, the Capital Rules implement certain provisions of the Dodd-Frank Act, including the requirements of Section 939A to remove references to credit ratings from the federal banking agencies’ rules. The Capital Rules substantially revised the risk-based capital requirements applicable to bank holding companies and their depository institution subsidiaries. The risk based capital guidelines are designed to make regulatory capital requirements sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposures and to minimize disincentives for holding liquid, low-risk assets.

The Capital Rules: (i) require a capital measure called “Common Equity Tier 1,” abbreviated as “CETI,” and the related regulatory capital ratio of CET1 to risk-weighted assets; (ii) specify that Tier 1 capital consists of CET1 and “Additional Tier 1 capital” instruments meeting certain revised requirements; (iii) mandate that most deductions/adjustments to regulatory capital measures be made to CET1 and not to the other components of capital; and (iv) expand the scope of the deductions from and adjustments to capital as compared to prior regulations. The Capital Rules revised the definitions and the components of regulatory capital and impacted the calculation of the numerator in banking institutions’ regulatory capital ratios. The Capital Rules became effective for CCFNB and MBF on January 1, 2015, subject to phase-in periods for certain components and other provisions. Under the Capital Rules, for most banking organizations, the most common form of Additional Tier 1 capital is non-cumulative perpetual preferred stock and the most common forms of Tier 2 capital are subordinated notes and a portion of the allocation for loan losses, in each case, subject to the Capital Rules’ specific requirements. Pursuant to the Capital Rules, the minimum capital ratios are as follows:

•	4.5% CET1 to risk-weighted assets;

•	6.0% Tier 1 capital (that is, CET1 plus Additional Tier 1 capital) to risk-weighted assets;

•	8.0% Total capital (that is, Tier 1 capital plus Tier 2 capital) to risk-weighted assets; and

•	4.0% Tier 1 capital to average consolidated assets as reported on consolidated financial statements (the “leverage ratio”).

The Capital Rules also require a “capital conservation buffer,” composed entirely of CET1, on top of these minimum risk-weighted asset ratios. The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking organizations that do not hold the requisite capital conservation buffer will face constraints on dividends, equity and other capital instrument repurchases, interest payments on capital instruments and discretionary bonus payments based on the amount of the shortfall. The capital standards applicable to CCFNB include an additional capital conservation buffer of 2.5% of CET1, effectively resulting in minimum ratios inclusive of the capital conservation buffer of (i) CET1 to risk-weighted assets of at least 7%, (ii) Tier 1 capital to risk-weighted assets of at least 8.5%, and (iii) Total capital to risk- weighted assets of at least 10.5%. The Capital Rules provide for a number of deductions from and adjustments to CET1. These include, for example, the requirement that mortgage servicing rights, deferred tax assets arising from temporary differences that could not be realized through net operating loss carrybacks and significant investments in non-consolidated financial entities be deducted from CET1 to the extent that any one such category exceeds 10% of CET1 or all such items, in the aggregate, exceed 15% of CET1. In November 2017, the Federal Reserve finalized a rule pausing the phase-in of these deductions and adjustments for non-advanced approaches institutions. In July 2019, the Office of the Comptroller of the Currency, the Federal Reserve and the FDIC adopted a final rule intended to simply the Capital Rules described above for non-advanced approaches institutions, which supersedes the November 2017 transitional rule.

In addition, under the prior general risk-based capital rules, the effects of accumulated other comprehensive income or loss, abbreviated as “AOCI,” items included in shareholders’ equity (for example, mark-to-market of securities held in the available-for-sale portfolio) under U.S. GAAP are disregarded for the purposes of determining regulatory capital ratios. Under the Capital Rules, the effects of certain AOCI items are not excluded; however, banking organizations not using the advanced approaches, including Muncy Bank and FCBT, were permitted to make a one-time permanent election to continue to exclude these items in January 2015. The Bank chose to make this election. The Capital Rules also preclude certain hybrid securities, such as trust preferred securities issued after May 19, 2010, from inclusion in bank holding companies’ Tier 1 capital.

The Federal Reserve’s Small Bank Holding Company and Savings and Loan Holding Company Policy Statement applies to bank holding companies, including CCFNB and MBF, with pro forma consolidated assets of less than $3 billion that (i) are not engaged in significant nonbanking activities either directly or through a nonbank subsidiary; (ii) do not conduct significant off-balance sheet activities either directly or through a nonbank subsidiary; and (iii) do not have a material amount of debt or equity securities outstanding (other than trust preferred securities) that are registered with the Securities and Exchange Commission. A qualifying bank holding company is not subject to regulatory capital requirements, but under the Policy Statement, in connection with applications or notices to the Federal Reserve regarding the formation of small bank holding companies, or if a small bank holding company proposes to acquire an additional bank or company, or to transactions involving changes in control, stock redemptions or other shareholder transactions, each insured depository subsidiary of a small bank holding company is expected to be well-capitalized.

Management of each of CCFNB and MBF believes that, as of March 31, 2023, FCBT and Muncy Bank met all applicable minimum capital requirements and were considered “well-capitalized” by both the Federal Reserve and the FDIC.

In September 2019, the federal bank regulators adopted a final rule that is intended to further simplify the Capital Rules for depository institutions and their holding companies that have less than $10 billion in total consolidated assets, such as FCBT and Muncy Bank, if such institutions meet certain qualifying criteria. This final rule became effective on January 1, 2020. Both FCBT and Muncy Bank have opted into this community bank leverage ratio framework and meet the qualifying criteria, including having a leverage ratio (equal to tier 1 capital divided by average total consolidated assets) of greater than 9% and are considered to have satisfied the generally applicable risk-based and leverage capital requirements in the Capital Rules (as modified pursuant to the simplification rule) and to have met the well-capitalized ratio requirements for “prompt corrective action” purposes.

Under the community bank leverage ratio framework, if a bank that has opted in ceases to satisfy any of the qualifying criteria, such as when its leverage ratio is 9% or less but greater than 8%, a two quarter grace period applies in which the bank must either meet the qualifying criteria again or comply with the generally applicable Capital Rules. The grace period, however, does not apply if the bank fails to maintain a leverage ratio of greater than 8% or if the failure to satisfy any of the qualifying criteria is as a result of a merger or other acquisition. It is anticipated that the pro forma FCBT would have a pro forma Tier 1 leverage ratio of 8.20% as of March 31, 2023, but a projected Tier 1 leverage ratio of 9.28% as of December 31, 2024. The pro forma FCBT, however, would at all times continue to be in compliance with the generally applicable Capital Rules.

Pursuant to Section 38 of the FDIA, federal banking agencies are required to take “prompt corrective action” if an insured depository institution fails to meet certain capital adequacy standards. At each successive lower capital category, an insured depository institution is subject to more restrictions and prohibitions, including restrictions on growth, restrictions on interest rates paid on deposits, restrictions or prohibitions on payment of dividends and restrictions on the acceptance of brokered deposits. Furthermore, if an insured depository institution is classified in one of the undercapitalized categories, it is required to submit a capital restoration plan to the appropriate federal banking agency, and the holding company must guarantee the performance of that plan. Based upon its capital levels, a bank that is classified as well capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment.

For purposes of prompt corrective action, to be: (i) well-capitalized, an insured depository institution must have a total risk-based capital ratio of at least 10%, a Tier 1 risk-based capital ratio of at least 8%, a CET1 risk-based capital ratio of at least 6.5%, and a Tier 1 leverage ratio of at least 5%; (ii) adequately capitalized, an insured depository institution must have a total risk-based capital ratio of at least 8%, a Tier 1 risk-based capital ratio of at least 6%, a CET1 risk-based capital ratio of at least 4.5%, and a Tier 1 leverage ratio of at least 4%; (iii) undercapitalized, an insured depository institution would have a total risk-based capital ratio of less than 8%, a Tier 1 risk-based capital ratio of less than 6%, a CET1 risk-based capital ratio of less than 4.5%, and a Tier 1 leverage ratio of less than 4%; (iv) significantly undercapitalized, an insured depository institution would have a total risk-based capital ratio of less than 6%, a Tier 1 risk-based capital ratio of less than 4%, a CET1 risk-based capital ratio of less than 3%, and a Tier 1 leverage ratio of less than 3% and (v) critically undercapitalized, an insured depository institution would have a ratio of tangible equity to total assets that is less than or equal to 2%. As of December 31, 2022, each of Muncy Bank and FCBT were categorized as “well capitalized” under such regulations. A bank that is not “well capitalized” is subject to certain limitations relating to brokered deposits.

The Federal Deposit Insurance Act generally prohibits an FDIC-insured bank from making a capital distribution (including payment of a dividend) or paying any management fee to its holding company if the bank would thereafter be “undercapitalized.”

FDIC Insurance Assessments

Each of MBF’s and CCFNB’s deposits are fully insured by the FDIC up to the deposit insurance limit of $250,000 per depositor, per FDIC insured institution, and per ownership category, in accordance with applicable laws and regulations. The assessment rate paid by each FDIC member institution is based on its relative risks of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution’s capitalization risk category and supervisory subgroup category. An institution’s capitalization risk category is based on the institution’s capitalization and supervisory ratings. An institution’s supervisory subgroup category is based on the FDIC’s assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required. The FDIC may terminate insurance of deposits upon a finding that an institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

The base for deposit insurance assessments is average consolidated total assets less average tangible equity. Assessment rates are calculated using formulas that take into account the risk of the institution being assessed.

The FDIC may increase or decrease the assessment rate schedule in order to manage the DIF to prescribed statutory target levels. An increase in the risk category for a subsidiary bank or in the assessment rates could have an adverse effect on such bank’s and, consequently, the holding company’s earnings. The FDIC may terminate deposit insurance if it determines the institution involved has engaged in or is engaging in unsafe or unsound banking practices, is in an unsafe or unsound condition, or has violated applicable laws, regulations or orders.

On May 11, 2023, the FDIC proposed a special assessment to make up for losses to the deposit insurance fund caused by the decision of bank regulators to declare a systemic exception in the failures of Silicon Valley Bank and Signature Bank. Starting with the first quarter of 2024, the FDIC would impose a special assessment on the amount of an independent bank’s estimated uninsured deposits in excess of $5 billion as of December, 2022. Banks with less than $5 billion in assets, such as FCBT, Muncy Bank and the post-merger FCBT, would not be subject to the special assessment.

Depositor Preference

The Federal Deposit Insurance Act provides that, in the event of the liquidation or other resolution of an insured depository institution, the claims of depositors of the institution, including the claims of the FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver, will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, non-deposit creditors, including the parent bank holding company, with respect to any extensions of credit they have made to such insured depository institution.

Transactions with Affiliates and Insiders

Under federal law, transactions between insured depository institutions and their affiliates are governed by Sections 23A and 23B of the Federal Reserve Act, abbreviated as “FRA,” and implementing Regulation W. In a bank holding company context, at a minimum, the parent holding company of a bank, and any companies which are controlled by such parent holding company, are affiliates of the bank. Generally, sections 23A and 23B of the FRA are intended to protect insured depository institutions from losses arising from transactions with noninsured affiliates by limiting the extent to which a bank or its subsidiaries may engage in covered transactions with any one affiliate and with all affiliates of the bank in the aggregate, and requiring that such transactions be on terms consistent with safe and sound banking practices and market terms generally.

Further, Section 22(h) of the FRA and its implementing Regulation O restricts loans to directors, executive officers, and principal stockholders or insiders. Under Section 22(h), loans to insiders and their related interests may not exceed, together with all other outstanding loans to such persons and affiliated entities, the institution’s total capital and surplus. Loans to insiders above specified amounts must receive the prior approval of the board of directors. Further, under Section 22(h) of the FRA, loans to directors, executive officers, and principal stockholders must be made on terms substantially the same as offered in comparable transactions to other persons, except that such insiders may receive preferential loans made under a benefit or compensation program that is widely available to the bank’s employees and does not give preference to the insider over the employees. Section 22(g) of the FRA places additional limitations on loans to executive officers.

Community Reinvestment Act

The Community Reinvestment Act of 1977, abbreviated as “CRA,” requires FDIC-insured depository institutions to assist in meeting the credit needs of their market areas consistent with safe and sound banking practice. Under the CRA, each depository institution is required to help meet the credit needs of its market areas by, among other things, providing credit to low- and moderate-income individuals and communities. These factors are also considered in evaluating mergers, acquisitions and applications to open a branch or facility. The applicable federal regulators regularly conduct CRA examinations to assess the performance of financial institutions and assign one of four ratings to the institution’s record of meeting the credit needs of its community. During its last examination, each of MBF and CCFNB received a rating of “Satisfactory.”

Consumer Laws and Regulations

CCFNB and MBF are also subject to federal and state consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth below is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited

Funds Availability Act, the Check Clearing for the 21st Century Act, the Fair Credit Reporting Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Fair and Accurate Transactions Act, the Mortgage Disclosure Improvement Act and the Real Estate Settlement Procedures Act, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits or making loans to customers. Each of the subsidiary banks must comply with the applicable provisions of these consumer protection laws and regulations as part of their ongoing customer relations.

Financial Privacy

Section V of the Gramm-Leach-Bliley Act, which we refer to as GLBA, and its implementing regulations require all financial institutions, including CCFNB, to adopt privacy policies, restrict the sharing of nonpublic customer data with nonaffiliated parties at the customer’s request, limit the reuse of certain consumer information received from nonaffiliated financial institutions, and establish procedures and practices to protect customer data from unauthorized access. In addition, the Fair Credit Reporting Act, or FCRA, as amended by the Fair and Accurate Credit Transactions Act of 2003, which we refer to as the FACT Act, includes many provisions affecting CCFNB, including provisions concerning obtaining consumer reports, furnishing information to consumer reporting agencies, maintaining a program to prevent identity theft, sharing of certain information among affiliated companies, and other provisions. The FACT Act requires persons subject to FCRA to notify their customers if they report negative information about them to a credit bureau or if they are granted credit on terms less favorable than those generally available. The Consumer Financial Protection Bureau and the Federal Trade Commission have extensive rulemaking authority under the FACT Act, and CCFNB, MBF and their respective subsidiaries are subject to the rules that have been promulgated under the FACT Act, including rules requiring financial institutions with covered accounts (e.g. consumer bank accounts and loans) to develop, implement, and administer an identity theft protection program, as well as rules regarding limitations on affiliate marketing and implementation of programs to identify, detect and mitigate certain identity theft red flags. CCFNB and MBF each have developed policies and procedures for itself and its subsidiaries and believes it is in compliance with all privacy, information sharing, and notification provisions of the GLBA and the FACT Act. Both subsidiary banks are also subject to data security standards, privacy and data breach notice requirements, primarily those issued by the FDIC.

Anti-Money Laundering and the Patriot Act

The Bank Secrecy Act, as amended by the Patriot Act, requires each financial institution: (i) to establish an anti- money laundering program; (ii) to establish due diligence policies, procedures and controls with respect to its private banking accounts involving foreign individuals and certain foreign banks; and (iii) to avoid establishing, maintaining, administering or managing correspondent accounts in the United States for, or on behalf of, foreign banks that do not have a physical presence in any country. The Financial Crimes Enforcement Network, a bureau of the U.S. Department of the Treasury, has issued multiple rules and regulations to implement the requirements of the Bank Secrecy Act, which are applicable to FCBT and Muncy Bank. These regulations impose obligations on financial institutions to maintain appropriate policies, procedures and controls to detect, prevent and report money laundering and terrorist financing and to verify the identities of their customers. Financial institutions are also prohibited from entering into specified financial transactions and account relationships and must use enhanced due diligence procedures in their dealings with certain types of high-risk customers and implement a written customer identification program. Financial institutions must take certain steps to assist government agencies in detecting and preventing money laundering and report certain types of suspicious transactions. Regulatory authorities routinely examine financial institutions for compliance with these obligations, and failure of a financial institution to maintain and implement adequate programs to combat money laundering and terrorist financing, or to comply with all of the relevant laws or regulations, can have serious legal and reputational consequences for the institution. In addition, the Patriot Act contains a provision encouraging cooperation among financial institutions, regulatory authorities and law enforcement authorities with respect to individuals, entities and organizations engaged in, or reasonably suspected of engaging in, terrorist acts or money laundering activities.

Office of Foreign Assets Control Regulation

The United States government has imposed economic sanctions that affect transactions with designated foreign countries, nationals, and others. These are typically known as the “OFAC” rules based on their administration by the U.S. Treasury Department Office of Foreign Assets Control. The Office of Foreign Assets Control administered sanctions targeting certain countries take many different forms. Generally, they contain one or more of the following elements: (i) restrictions on trade with or investment in a sanctioned country, including prohibitions against direct or indirect imports from and exports to a sanctioned country and prohibitions on U.S. persons engaging in financial transactions relating to making investments in, or providing investment-related advice or assistance to, a sanctioned country; and (ii) a blocking of assets in which the government or specially designated nationals of the sanctioned country have an interest, by prohibiting transfers of property subject to U.S. jurisdiction (including property in the possession or control of U.S. persons). Blocked assets (property and bank deposits) cannot be paid out, withdrawn, set off, or transferred in any manner without a license from the Office of Foreign Assets Control. Failure to comply with these sanctions could have serious legal and reputational consequences.

Fiscal and Monetary Policy

Banking is a business which depends on interest rate differentials for success. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the most significant portion of a bank’s earnings. Thus, our earnings and growth are subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve and the reserve requirements on deposits. The nature and timing of any changes in such policies and their effect on our business and results of operations cannot be predicted.

Current and future legislation and the policies established by federal and state regulatory authorities will affect our future operations. Revised or additional legislation and regulations applicable to banks may limit our growth and the return to investors by restricting certain of our activities.

In addition, capital requirements could be changed and have the effect of restricting the activities of a bank holding company or requiring additional capital to be maintained. We cannot predict with certainty what changes, if any, will be made to existing federal and state legislation and regulations or the effect that such changes may have on our business and results of operations.

Real Estate Lending Evaluations

The federal regulators have adopted uniform standards for evaluations of loans secured by real estate or made to finance improvements to real estate. Banks are required to establish and maintain written internal real estate lending policies consistent with safe and sound banking practices and appropriate to the size of the institution and the nature and scope of its operations. The regulations establish loan to value ratio limitations on real estate loans. Each bank’s respective loan policies establish limits on loan to value ratios that are equal to or less than those established in such regulations.

Commercial Real Estate Concentrations

Lending operations of commercial banks may be subject to enhanced scrutiny by federal banking regulators based on a bank’s concentration of commercial real estate loans. On December 6, 2006, the federal banking regulators issued final guidance to remind financial institutions of the risk posed by commercial real estate, or CRE, lending concentrations, and on December 18, 2015, the federal bank regulators issued additional guidance on prudent risk management for CRE lending. CRE loans generally include land development, construction loans, and loans secured by multifamily property, and nonfarm, nonresidential real property where the primary source of repayment is derived from rental income associated with the property. The guidance prescribes the following guidelines for its examiners to help identify institutions that are potentially exposed to significant CRE risk and may warrant greater supervisory scrutiny:

•	total reported loans for construction, land development and other land, or C&D, represent 100% or more of the institution’s total capital; or

•	total CRE loans represent 300% or more of the institution’s total capital, and the outstanding balance of the institution’s CRE loan portfolio has increased over 50% or more.

As of December 31, 2022, neither FCBT or Muncy Bank exceeded either guideline threshold.

Limitations on Incentive Compensation

In June 2010, the Federal Reserve, the FDIC, and the Office of the Comptroller of the Currency issued final guidance on incentive compensation. The final guidance, which covers all employees that have the ability to materially affect the risk profile of an organization, either individually or as part of a group, is based upon the key principles that a banking organization’s incentive compensation arrangements should (i) provide employees with incentives that appropriately balance risk and reward and, thus, do not encourage risk-taking beyond the organization’s ability to effectively identify and manage risks, (ii) be compatible with effective internal controls and risk management, and (iii) be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors. Any deficiencies in compensation practices that are identified may be incorporated into the organization’s supervisory ratings, which can affect its ability to make acquisitions or perform other actions. The guidance provides that enforcement actions may be taken against a banking organization if its incentive compensation arrangements or related risk-management control or governance processes pose a risk to the organization’s safety and soundness and the organization is not taking prompt and effective measures to correct the deficiencies.

The Dodd-Frank Act also requires the federal banking agencies and the SEC to establish joint regulations or guidelines prohibiting incentive-based payment arrangements at specified regulated entities with at least $1 billion in total consolidated assets that encourage inappropriate risks by providing an executive officer, employee, director or principal shareholder with excessive compensation, fees, or benefits that could lead to material financial loss to the entity. The federal banking agencies and the SEC most recently proposed such regulations in 2016, but the regulations have not yet been finalized. If the regulations are adopted in the form initially proposed, they will restrict the manner in which executive compensation is structured for entities with at least $1 billion in total consolidated assets. These regulations, if finalized, would not be expected to affect either CCFNB or MBF, each of which has less than $1 billion in total consolidated assets, but CCFNB is expected to continue to have more than $1 billion in total consolidated assets on a post-merger basis.

Economic Environment

The policies of regulatory authorities, including the monetary policy of the Federal Reserve, have a significant effect on the operating results of bank holding companies and their bank subsidiaries. Among the means available to the Federal Reserve to affect the money supply are open market operations in U.S. government securities, changes in the discount rate on member bank borrowings and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid on deposits.

The Federal Reserve’s monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of these policies on our business and earnings cannot be predicted.

Evolving Legislation and Regulatory Action

Congress may enact further legislation that affects the regulation of the financial services industry, and the Pennsylvania legislature may enact further legislation affecting the regulation of financial institutions chartered by the Commonwealth of Pennsylvania. Several bills that would impact our respective bank holding companies and banks are pending before the U.S. Congress and would be subject to rulemaking by the federal regulatory agencies. Federal and state regulatory agencies also periodically propose and adopt changes to their regulations or change the manner in which existing regulations are applied. We cannot predict the substance or impact of pending or future legislation or regulations, or the application thereof, although enactment of the proposed legislation could impact the regulatory structure under which our respective companies operate and may significantly increase costs, impede the efficiency of internal business processes, require an increase in regulatory capital, require modifications to our respective company’s business strategy, and limit our company’s ability to pursue business opportunities in an efficient manner. A change in statutes, regulations or regulatory policies applicable to our respective companies or any of their subsidiaries could have a material effect on our business.

THE MERGER

This section of the joint proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the merger. In addition, we incorporate important business and financial information about each of us into this document by reference. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 199.

Terms of the Merger

Each of CCFNB’s and MBF’s respective board of directors has unanimously approved the merger agreement. The merger agreement provides that, pursuant to the terms and subject to the conditions set forth in the merger agreement, MBF will merge with and into CCFNB, with CCFNB as the surviving entity, which is referred to as the merger. Immediately following the merger, Muncy Bank will merge with and into FCBT, with FCBT as the surviving bank, which is referred to as the bank merger. In connection with the merger, CCFNB will change its name to “Muncy Columbia Financial Corporation” and, in connection with the bank merger, FCBT will change its name to “Journey Bank.”

Each share of MBF common stock issued and outstanding immediately prior to the effective time, except for certain shares owned by CCFNB or MBF (subject to certain exceptions described in the merger agreement), will be converted into the right to receive 0.9259 shares of CCFNB common stock. MBF shareholders who would otherwise be entitled to receive a fraction of a share of CCFNB common stock in the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) based on the determination date market price of CCFNB common stock.

CCFNB shareholders are being asked to approve the CCFNB merger proposal, and MBF shareholders are being asked to approve the MBF merger proposal. See the section entitled “THE MERGER AGREEMENT” beginning on page 160 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

As part of the ongoing oversight and management of their respective companies, each of the CCFNB and MBF boards of directors and executive management teams regularly review and assess their respective companies’ long-term strategic goals and opportunities and their respective companies’ performance and prospects in light of competitive and other relevant developments, as part of their continuous efforts to enhance value for their respective shareholders and to deliver the best possible services and support to their respective customers and communities. For each company, these reviews have included periodic discussions regarding potential transactions that could further their strategic objectives and the potential benefits and risks of any such transactions and, in the case of CCFNB, resulted in the merger of equals between CCFNB and Columbia Financial Corporation in 2008.

In the late spring of 2021, CCFNB engaged a consultant to assist it with an executive search to attempt to identify a potential successor to Lance Diehl, President and CEO of CCFNB and FCBT, who had expressed to the CCFNB board of directors a desire to step back from his role as a full time CEO several years in the future. When, in the early fall of 2021, the executive search had not resulted in the hiring of an acceptable potential successor, CCFNB began to consider whether a strategic transaction with another company would enable it to not only resolve its succession planning issue, but also provide additional strategic benefits. In early November, 2021, Mr. Diehl and Ed Wenner, Chairman of the board of directors of CCFNB, along with a member of The

Kafafian Group, Inc., which we refer to as TKG, met with another company to begin discussions regarding a potential merger between the two companies. At the meeting it became apparent to both companies that a transaction was not then possible between the two companies.

Later in November, 2021, following a meeting involving a representative of Griffin Financial Group LLC, which we refer to as Griffin, with Lance Diehl, President and CEO, and Jeffrey Arnold, CFO, of CCFNB in which Griffin suggested that CCFNB have a discussion with MBF to explore merging the organizations in the context of both strategic growth and leadership, Robert Glunk, President and CEO of MBF, and Mr. Diehl, met in Millville, Pennsylvania at Mr. Diehl’s request. At the meeting, Mr. Diehl discussed CCFNB’s potential management succession plans, including his desire to step back from his role as a full time CEO several years in the future, and the possibility that a merger between MBF and CCFNB could provide a successor for Mr. Diehl (i.e., Mr. Glunk) and be beneficial to both organizations in other respects. Mr. Diehl and Mr. Glunk proceeded to engage in a broad conversation concerning the banking industry and its challenges, including specific challenges facing each of their respective institutions due to personnel needs, near and interim term retirements, the difficulties of banks of Muncy Bank and FCBT’s size in attracting replacement talent, and the ongoing economic and regulatory environmental costs and challenges faced by banks in their peer group. As a result of those discussions, Mr. Glunk and Mr. Diehl discovered that both organizations had personnel challenges, either at present or facing them in the near future, that could potentially be resolved by offsetting strengths of the other’s current operation, as well as operating systems and processing environments that were similar which could make a merger between CCFNB and MBF easier. They also went on to confirm they held common beliefs about their respective market areas as well as internal cultures, and that their general positions about the importance of ensuring the continuation of community banking services within core markets were similar in nature. Both Mr. Glunk and Mr. Diehl agreed at the conclusion of the meeting that the possibility of a merger of equals between MBF and CCFNB may be worth exploring in more detail, and they each agreed to discuss the matter further with their respective boards of directors.

On November 30, 2021, a meeting among Robert Glunk, Robert Rabb, board member of MBF, Lance Diehl and Edwin Wenner, Chairman of CCFNB, and a representative of Griffin, was held to explore potential transaction benefits and structure. On December 12, 2021, the board of directors of MBF met with a representative of Griffin at Mr. Glunk’s home to discuss the possibility of engaging in a transaction with CCFNB. The Griffin representative made a presentation at that meeting regarding the potential financial impact of the merger and other strategic considerations.

The MBF board met on December 14, 2021, a meeting at which a Griffin representative was in attendance, to discuss the potential transaction and pricing. The Board indicated a willingness to continue discussions pending CCFNB’s willingness to use an exchange ratio that would provide $50.00 per share to MBF shareholders based on financial models previously reviewed by the board with hypothetical prices. Based on the December month to date CCFNB trading price range at that time of $61.24 to $54.00, this financial model would have required an exchange ratio of 0.8033 to 0.9259 of a share of CCFNB for each share of MBF.

The CCFNB board of directors also met on December 14, 2021. Mr. Diehl reported on his earlier conversations with Mr. Glunk and on the November 20, 2021 meeting with Mr. Glunk, Mr. Raab and the Griffin representative which he and Mr. Wenner attended. He discussed the strategic benefits of a potential merger with MBF, including potential resolution of management succession issues and the other opportunities presented by combining the two companies. The CCFNB board expressed its support for continuing discussions with MBF.

On December 17, 2021, Mr. Glunk and Mr. Diehl met in Millville to discuss what the organizational structure of the merged companies would look like and if it would make sense, from that perspective, to engage in a merger. On December 22, 2021, Mr. Glunk and Mr. Diehl met with both parties’ chief financial officers to discuss how a merger would look, both financially and from a personnel perspective. Both parties were intrigued by how their respective balance sheets matched up and how the executive team might look for a merged organization.

MBF engaged Griffin on December 21, 2021 to advise it with respect to the potential transaction. CCFNB engaged TKG on December 23, 2021 to advise it with respect to the potential transaction.

On December 28, 2021, MBF and CCFNB executed a non-disclosure agreement and commenced detailed due diligence reviews. Discussions and negotiations regarding the transaction and terms, including pricing and the exchange ratio, continued through January, 2022. Given the illiquid nature of the CCFNB stock, the volatility in its trading price and recent pricing trends, the discussions regarding the exchange ratio and resulting transaction pricing intensified during January 2022.

On January 20, 2022, TKG discussed with Griffin that CCFNB was currently drafting an indication of interest and expected the proposed exchange ratio would be approximately 0.8800 shares of CCFNB common stock for each share of MBF common stock. Griffin indicated that the resulting implied valuation was too low, and suggested that CCFNB improve its offer. TKG noted that the proposed transaction was not a full change in control and more closely resembled a merger of equals, but would take the request under advisement and discuss it with CCFNB.

On January 21, 2022, the previous day’s discussion on pricing was revisited whereby Griffin again indicated to a representative of TKG that a 0.8800 exchange ratio was inadequate. The discussion also included required shareholder voting approvals for each company, the mechanics of a fixed exchange and how price fluctuations impact consideration value, and using an average closing price or volume weighted average trading price to measure consideration value. Griffin also requested that the termination provisions include a double trigger walk away using a broad banking index. The idea of a post-merger stock split to potentially improve trading liquidity was put forward and a proportionate board split, as well as a possible name (“Muncy Columbia Bank”), were discussed. The idea of an advisory board was introduced by TKG. Discussion included employment contracts for Mr. Glunk and Mr. Diehl, and that the material provisions should be similar.

On January 21, 2022, CCFNB provided a draft indication of interest to Griffin which included an exchange ratio of 0.9200 shares of CCFNB stock for each share of MBF stock, which, based on CCFNB’s 20 day volume weighted average closing price of $54.39 per share as of that date, translated into $50.04 per Muncy share, and based on the most recent trading price of CCFNB at that time of $53.00, resulted in an MBF valuation of $48.76 per share.

On each of January 25, February 1 and February 7, 2022, the MBF board of directors had a meeting to discuss the potential merger with CCFNB. A representative of Griffin was present at all three meetings. Barley Snyder, legal counsel to MBF, was first retained by MBF on January 28, 2022, and was present at the February 1 and February 7, 2022 meetings.

At the January 25, 2022 meeting, the board of directors and the Griffin representative discussed the draft indication of interest terms and pricing. At the meeting, the board directed Griffin to revisit the exchange ratio with CCFNB’s financial advisors.

On January 28, 2022, CCFNB provided MBF with a revised indication of interest which included an exchange ratio of 0.9259 shares of CCFNB stock for each share of MBF stock, which resulted in an MBF valuation of $50.00 per share based on a 20 day volume weighted average trading price of CCFNB of $54.00.

At the February 1, 2022 MBF board meeting, Barley Snyder’s representative presented a memo to the board outlining, and discussed with them, their duty of confidentiality with respect to the transaction, the ramifications of potential breaches of confidentiality and the fiduciary duties of the directors in considering a potential transaction with CCFNB. The memo and discussion presented a high level overview of the terms of the indication of interest dated January 28, 2022 (including pending revisions being requested by MBF and its advisors), including the proposed consideration of 0.9259 shares of CCFNB common stock for each share of MBF common stock owned, the structure of the transaction as a merger in which CCFNB and First Columbia

Bank would survive the holding company merger and bank merger, respectively, proposed board composition and staffing of management level positions in the merged organization, treatment of MBF employees in the proposed transaction, regulatory approvals required to proceed and a proposed termination fee if MBF were to pursue a superior transaction instead of the transaction being proposed by CCFNB. Griffin presented an overview of the financial terms of the proposed transaction.

After hearing from Barley Snyder and Griffin at the February 1, 2022 meeting, the MBF board proposed to further negotiate the indication of interest to restrict CCFNB from pursuing an alternative transaction except where failure to do so might be a breach of the CCFNB board’s fiduciary duties (a so-called “no shop” provision) and to pay MBF a break up fee under certain circumstances if CCFNB failed to complete the merger, specify that the terms of employment to be offered to Mr. Glunk be no less advantageous than Mr. Diehl’s employment terms, clarify the makeup of the board of directors (9 MBF directors and 13 CCFNB directors), request further details on the best long-term size of the board of directors and how that desired size would be achieved, and clarify benefits to be given to MBF’s employees generally. Also at the meeting, it was determined that a joint committee made up of directors from both MBF and CCFNB and each respective CEO would be created to identify the pro forma leadership structure of the combined company.

On February 4, 2022, CCFNB provided MBF with an indication of interest affirming the exchange ratio of 0.9259 shares of CCFNB stock for each share of MBF stock, agreeing to a mutual no-shop provision, but providing CCFNB the ability to pursue another deal with MBF having the right to object and be paid the termination fee if CCFNB went ahead with such a transaction, and confirming the other changes that had been negotiated to the January 28, 2022 indication of interest. Based on the last traded price of CCFNB and the exchange ratio of 0.9259, the implied valuation for MBF shares was $48.29 based on the CCFNB last traded price of $52.15.

At a subsequent meeting on February 7, 2022, the MBF board determined to authorize MBF to execute the indication of interest with CCFNB on the revised terms that had been negotiated. The executed indication of interest was delivered to CCFNB on February 8, 2022. Also on February 8, 2022, CCFNB and MBF executed an exclusivity agreement in which the parties agreed to exclusively negotiate with one another until April 9, 2022, during which time the parties were to complete their due diligence, and negotiate a definitive merger agreement and related documents on the terms of the indication of interest.

On February 11, 2022, Mr. Glunk, Mr. O’Neill, Mr. Diehl and Mr. Arnold met again in Millville to discuss next steps, including due diligence coordination, and toured FCBT’s loan and deposit operation sites.

On February 14, 2022, Mr. Diehl and Mr. Glunk, along with four directors from each company, met in Bloomsburg, Pennsylvania to discuss the post-merger name of the combined bank, the post-merger structure and number of the combined board of directors, and the division of duties between Mr. Diehl and Mr. Glunk.

In February and March of 2022, both parties and their respective advisors continued their respective due diligence reviews and continued to discuss and negotiate terms of the merger. Between March 1, 2022 and April 1, 2022, Stevens & Lee and Barley Snyder proceeded to draft and negotiate a proposed form of definitive merger agreement, bank merger agreement, employment agreements and related transaction documents. There were several discussions about the MBF director retirement plan and SERP agreements and the most appropriate way to deal with them, given the added cost burden that would be experienced upon payment or accrual of the required amounts under those agreements upon closing of the merger.

On March 1, 2022, the MBF board held a meeting at which Joseph O’Neill, CFO of MBF, made a financial presentation regarding the proposed merger. At this meeting, the MBF board discussed continuing to move forward with allowing CCFNB to conduct due diligence on MBF and for MBF to conduct its own due diligence on CCFNB. On this same day, Mr. Glunk and Mr. Diehl met in Millville to discuss possible board structure of a combined organization.

On March 16, 2022, Mr. Diehl met with Mr. Glunk and members of the MBF board at Mr. Glunk’s house to discuss concerns of the MBF board.

On March 29, 2022, a representative of Stevens and Lee, legal counsel to CCFNB, attended a meeting of the CCFNB board of directors and reviewed with the board in detail the terms and conditions of a draft proposed definitive merger agreement and the proposed employment agreements to be offered to Mr. Diehl, Mr. Glunk, and certain members of senior management of CCFNB and MBF, in connection with the proposed transaction. There was significant discussion regarding the proposal to pay certain bonus payments to Mr. Glunk and other key members of MBF senior management in consideration for their agreements not to treat the merger as a change in control under Mr. Glunk’s existing employment agreement with MBF and the existing supplemental executive retirement plans or SERPs of Mr. Glunk and other key members of MBF senior management because, if the merger otherwise would be considered to be a change in control, significant amounts would be required to be paid to or accrued for those persons upon the closing of the merger.

On March 30, 2022, the parties held a joint due diligence call to finalize outstanding diligence questions. The meeting was attended by representatives of both parties and representatives from their respective investment bankers and attorneys. At that meeting, Griffin and TKG each reviewed financial information with CCFNB’s and MBF’s respective management teams related to financial condition, growth, liquidity, earnings, profitability, asset quality, capital adequacy, future prospects and related issues. Discussion also was had regarding each company’s views on the potential strategic implications and operational benefits to be anticipated by the proposed merger. Also reviewed and discussed were certain other business and economic information.

On March 31, the parties agreed to extend the exclusivity period from April 9 to April 16, 2022.

On April 1, 2022, the MBF board met to review a draft of the proposed definitive merger agreement with CCFNB. At this meeting, the MBF board also reviewed a proposed timeline of events leading up to a potential signing of a definitive agreement, employment agreements with CCFNB intended to be executed as part of the transaction, treatment of SERPs and the director retirement plans, marketing, stock price, management of the combined organization and possible talking points about the proposed merger.

On April 7, 2022, Mr. Glunk and Mr. Diehl once again met in Millville to discuss feedback from the April 1, 2022 meeting in detail.

On April 8, 2022, the parties again agreed to extend the exclusivity agreement to April 23, 2022.

On April 11, 2022, Mr. Diehl, Mr. Arnold, and CCFNB board members Ed Wenner, Bill Kile, Rob Dillon and Brian Klingerman, met with representatives of TKG and Stevens and Lee, to review matters discussed by Mr. Diehl and Mr. Glunk at their meeting on April 7, 2022 in preparation for a meeting later that evening with Mr. Glunk and members of the MBF board of directors.

Later on April 11, 2022, Mr. Glunk and three MBF board members, Todd Arthur, Robert Hager and Bonnie Tompkins, met at Mr. Glunk’s home with CCFNB board members Brian Klingerman, Ed Wenner, Bill Kile and Mr. Diehl to discuss final details regarding the proposed merger. At that meeting, it became apparent to both parties that, despite the ongoing diligence and preparations for a definitive agreement to be signed, and despite perceived benefits to going ahead with the merger of equals, the parties were not yet fully ready to engage in a potential merger transaction given concerns with respect to differences of opinion related primarily to combined company operational matters. As a result, on April 14, 2022, each of CCFNB and MBF determined that it would not go forward with signing a definitive merger agreement at that time, and the parties executed an official termination letter, terminating the indication of interest and exclusivity agreement.

After termination of the indication of interest, MBF and CCFNB each continued its independent operations, and all discussions concerning the potential merger ceased for approximately 11 months. Early in this time period, CCFNB engaged in potential merger discussions with a third company. These discussions were terminated by the parties without any indication of interest or letter of intent being proposed.

After those discussions terminated, in September, 2022, CCFNB engaged a new consultant and resumed its search for a potential successor CEO candidate. At a CCFNB board meeting on February 14, 2023, while the board was considering a potential successor CEO candidate, the board suggested to Mr. Diehl that he reach back out to Mr. Glunk one more time regarding the possibility of a merger between MBF and CCFNB before the board would make any decisions regarding the candidates.

Mr. Diehl called Mr. Glunk on February 14, 2023 after the CCFNB board meeting, and asked for a tour of the new Muncy Bank office in South Williamsport, Pennsylvania. Mr. Glunk asked if Mr. Diehl was going to “rekindle” the prior merger discussions and Mr. Diehl replied that they would talk about that when they met for the tour.

On February 16, 2023, Mr. Diehl and Mr. Glunk met in South Williamsport to discuss the current state of banking, the challenges that each party was seeing in its operations, particularly with respect to the cost of funding and the status of CCFNB’s succession planning. Mr. Diehl and Mr. Glunk also discussed whether it would make sense to revisit merger discussions, and whether they believed that their boards would be open to further discussions given the significant opportunities presented by a combination. At the close of the meeting, Mr. Diehl and Mr. Glunk agreed to discuss the potential merger with their respective boards with a sense that the transaction, which had largely been negotiated, in most material respects, should not be “renegotiated”, but should reflect the prior agreements reached, including the exchange ratio to be used, and how the differences of opinion relating to operational matters that resulted in the termination of discussion in 2022 could be resolved.

On February 20, 2023, Griffin met with MBF’s senior management to discuss several strategic matters, including the meeting between Mr. Diehl and Mr. Glunk and potentially re-engaging in discussions with CCFNB regarding a potential merger.

On March 3, 2023, certain members of the MBF board of directors met telephonically with management to discuss the possibility of re-engaging in discussion with CCFNB regarding a potential merger. As a result of those discussions, management and the participating board members determined to call a special meeting on March 6, 2023 to discuss the matter with the full board.

On March 6 and again on March 8, 2023, the MBF board discussed the potential re-engagement of merger discussions with CCFNB. A representative of Barley Snyder was present at the March 8 MBF board meeting and discussed with directors their fiduciary duties in the context of considering a possible merger of equals with CCFNB. A representative of Griffin was present at the March 8, 2023 MBF board meeting and discussed with the board the recent trading prices of CCFNB and the volatility in its trading price due to the lack of trading volume and liquidity. Also discussed were the sharp increase in interest rates beginning in 2022 and the related impact on bank investment portfolios, total equity, net interest margin, earnings outlook, and the negative impact on bank sector stock valuations. At the March 8, 2023 MBF board meeting, the board unanimously approved reopening discussions with CCFNB.

On March 7, 2023, Mr. Diehl discussed with the CCFNB board of directors his meeting with Mr. Glunk and the reasons for reengaging in the discussions with MBF regarding a proposed merger, including the status of CCFNB’s executive search and other succession and staffing issues, the strategic opportunities presented by the merger, and the sense that the transaction had been largely negotiated and should not be renegotiated, including the 0.9259 shares of CCFNB common stock for each share of MBF common stock exchange ratio. The CCFNB board authorized Mr. Diehl to continue discussions.

On March 8, 2023, MBF engaged Griffin Financial Group, LLC to advise it with respect to the potential merger with CCFNB.

On March 9, 2023, MBF and CCFNB entered into a non-disclosure agreement.

On March 10, 2023, CCFNB engaged TKG to advise it with respect to the potential merger with MBF.

Between March 9 and early April, 2023, the parties, together with their respective advisors, discussed the financial terms of the offering, performed due diligence on each other and drafted and negotiated the definitive merger agreement, bank merger agreement, executive employment agreements and related documents for the proposed transaction as further explained below.

On or about March 14, 2023, Mr. Wenner contacted each CCFNB director regarding the terms of a proposed indication of interest, which was provided to MBF on March 16, 2023. The indication of interest included an exchange ratio of 0.9259 shares of CCFNB stock for each share of MBF stock, as had been previously discussed by Mr. Glunk and Mr. Diehl, which resulted in an implied MBF valuation of $40.92 per share based on the most recent trading price of CCFNB of $44.20. The indication of interest provided for the combined bank to be named “Muncy Columbia Bank”, for 6 MBF directors and 8 CCFNB directors to continue with the combined company, and a requirement that certain MBF officers agree to amend their existing supplemental executive retirement plans with MBF so that the vesting of retirement benefits thereunder would not accelerate upon the closing of the proposed merger. Other terms related to management positions, employee retention, positions and benefits, treatment of the MBF director retirement plan, and merger agreement termination provisions remained similar to those negotiated in 2022.

On March 21, 2023, MBF held a Board meeting including Griffin and Barley Snyder to review the indication of interest, dated March 16, 2023, and an exclusivity agreement dated March 15, 2023. The representative of Barley Snyder presented an overview of these agreements. Discussions at the meeting included the recent trading activity and price trends of CCFNB stock, the lack of liquidity of both MBF and CCFNB stock, the negative impact of recent bank failures on the valuations of more liquid bank sector stocks and the fact that the fundamentals of CCFNB’s business were unchanged. In addition, the board discussed the expected long term value of the combined organization and the opportunities presented by the merger, as well as the resolution of the differences of opinion relating to operational matters that resulted in the termination of merger discussions in 2022. The MBF board unanimously approved executing the indication of interest and exclusivity agreement with CCFNB.

On March 28, 2023, TKG discussed with the CCFNB board the proposed terms of the transaction and reviewed with the board financial modeling of the transaction and the status of due diligence.

On April 7, 2023, TKG and Griffin conducted a video conference discussion to review key financial modeling assumptions and to compare summary outputs for various financial metrics.

On April 13, 2023, representatives from CCFNB, MBF, TKG, Griffin, Barley Snyder and Stevens and Lee participated in a ‘bring down” meeting to review any remaining issues that may have been outstanding from the due diligence investigation.

At a board meeting on April 14, 2023, the MBF board met with representatives from Griffin and Barley Snyder. At the meeting, Griffin presented several analyses of the proposed financial terms of the merger, culminating in Griffin delivering its opinion that the merger was fair, from a financial point of view, to MBF’s shareholders. Barley Snyder presented an overview of the fiduciary duties of the directors in considering entering into the transaction with CCFNB, summarized the terms of the definitive merger agreement and related documents and discussed what next steps would occur if the board ultimately determined to approve the merger and the related transactions, including the bank merger. The MBF board unanimously approved the definitive merger agreement with CCFNB at the meeting.

Also on April 14, 2023, the CCFNB board met with representatives of TKG and Stevens and Lee. At the meeting, TKG presented several analysis of the proposed financial terms of the merger, culminating in TKG delivering its opinion that the merger consideration was fair, from a financial point of view, to CCFNB’s shareholders. Stevens and Lee presented an overview of the fiduciary duties of directors in considering entering int the transaction with MBF, summarized the terms of the definitive merger agreement and related documents and discussed the next steps if the CCFNB board ultimately determined to approve the merger and the related transactions, including the bank merger. The CCFNB board unanimously approved the definitive merger agreement with MBF at the meeting.

Both parties executed the merger agreement on April 17, 2023.

In June, 2023, the parties reconsidered the “Muncy Columbia Bank” name and determined to rename the combined bank “Journey Bank.” The parties also reconsidered the name of the holding company and determined to rename the holding company “Muncy Columbia Financial Corporation.” The parties entered into an amendment to the merger agreement, dated June 21, 2023, providing for the name changes. In the amendment the parties also agreed to the director fees to be paid to non-employee directors after the completion of the mergers and expressly agreed that the bank merger would occur on the effective date of the holding company merger. Both the CCFNB board of directors and the MBF board of directors unanimously approved the amendment.

CCFNB’s Reasons For the Merger; Recommendation of CCFNB’s Board of Directors

After careful consideration, the CCFNB board of directors, at a special meeting on April 14, 2023, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the mergers and the issuance of CCFNB common stock, are advisable and fair to and in the best interests of CCFNB and its shareholders, (ii) approved and adopted the merger agreement, and the transactions contemplated thereby (including the merger, the issuance of CCFNB common stock, and the bank merger agreement) and (iii) recommended the approval by CCFNB shareholders of the CCFNB merger proposal and the other matters to be voted on at the CCFNB special meeting.

In reaching this decision, the CCFNB board of directors evaluated the merger agreement, the mergers and the other matters contemplated by the merger agreement in consultation with CCFNB’s senior management, as well as with CCFNB’s legal and financial advisors, and considered a number of factors, including the following:

•	each of CCFNB’s and MBF’s business, operations, financial condition, asset quality, earnings and prospects;

•

the strategic rationale for the merger, which will enhance CCFNB’s ability to deliver products and services currently offered by both CCFNB and MBF, including commercial lending and other banking products and services, and will enable CCFNB to grow and expand customer relationships by offering new customers and existing customers of CCFNB and MBF a broader set of products and services through an expanded market footprint, and the ability to target larger loan relationships due to a higher combined legal lending limit;

•	the attractiveness of MBF’s stable low-cost deposit base, especially when taking into consideration the current rising interest rate environment;

•

the anticipated pro forma financial impact of the merger on CCFNB (assuming the merger would be completed in 2023), including projected net income for the combined company of approximately $23 million in 2024 and the resulting positive impact on CCFNB’s earnings per share of approximately 58% in 2024 and 50% in 2028 attributable to (i) the positive impact of fair value adjustments on interest income, (ii) the positive contribution of MBF’s net income to the combined company, (iii) the potential efficiencies to be realized from the combination of the companies, and (iv) the complimentary nature of the companies’ respective balance sheets (the post-merger CCFNB is expected to have a higher loan to deposit ratio than the pre-merger CCFNB due to MBF’s stronger level of loan demand); increase in the return on assets ratio to 1.50% and the return on average equity ratio of 16.75% due to such increased earnings; and, the generation of capital resulting from such increased earnings as represented by the anticipated increase in the combined bank’s tier 1 leverage ratio from a pro forma 8.20% at the completion of the merger to more than 9.00% by the end of 2024 and continuing increases thereafter;

•

the current and prospective environment in the financial services industry, including economic conditions and the interest rate and regulatory environments, the accelerating pace of technological change in the financial services industry, operating costs resulting from regulatory and compliance mandates, scale and marketing expenses, increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions, current employment market conditions and the likely effects of these factors on CCFNB’s potential growth, development, productivity and strategic options both with and without the mergers;

•	the expanded possibilities for growth that would be available to CCFNB, given its larger capital and deposit base, and broader footprint in central Pennsylvania;

•

the compatibility of CCFNB’s and MBF’s cultures and values, including their conservative risk management and compliance cultures and shared commitment to customer service, employee experience, community reinvestment, active community involvement, diversity, equity and inclusion and environmental, social and governance efforts;

•

the compatibility of CCFNB’s and MBF’s credit philosophies, and the expectation that following the completion of the mergers there will be an increase in CCFNB’s commercial lending opportunities in the greater Williamsport market area, consistent with the low credit-risk profile of both CCFNB and MBF;

•

the complementary nature of CCFNB’s and MBF’s products, customers and geographic market footprints, which CCFNB believes should provide the opportunity to mitigate risks, generate additional capital and increase potential returns;

•	the expectation of operating efficiencies and cost synergies resulting from the mergers and the likelihood that they would be achieved after the merger;

•

the expectation that the merger will offer potential revenue synergies, including opportunities to enhance revenue growth across multiple business lines by creating deeper customer relationships and the fact that such revenue synergies were identified but not included in the financial analysis;

•

the registration of the combined company’s stock under the Securities Exchange Act of 1934 following the merger will make additional information about the combined company publicly available and, along with a possible future listing of the stock on an exchange or the OTCQX, may result in enhanced stock liquidity and market depth for buying and selling shares in the combined company;

•	the fact that the merger is expected to increase shareholder value, including through increased liquidity of CCFNB common stock and the benefits of a stronger strategic position;

•

its review and discussions with MBF’s senior management concerning CCFNB’s due diligence examination of MBF, including with respect to, among other areas, its operations, financial condition, credit quality, loan portfolio, legal and regulatory compliance programs and prospects;

•	its understanding that CCFNB shareholders will own approximately fifty-eight percent (58%) of the combined company’s common stock;

•

the fact that the exchange ratio is fixed, with no adjustment in the merger consideration to be received by MBF shareholders as a result of possible increases or decreases in the trading prices of MBF common stock or CCFNB common stock following the announcement of the mergers, which the CCFNB board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the proposed transaction;

•

the opinion, dated April 17, 2023, of TKG to CCFNB’s board of directors as to the fairness to the holders of CCFNB common stock, from a financial point of view and as of the date of the opinion, of the merger consideration, as more fully described below under “The Merger—Opinion of CCFNB’s Financial Advisor”;

•

its review with TKG of the financial terms of the merger agreement and its review with CCFNB’s outside legal counsel of the material terms of the merger agreement, including the representations, covenants, deal protection and termination provisions, tax treatment and closing conditions;

•	its expectation that the requisite regulatory approvals could be obtained in a timely fashion;

•	the fact that CCFNB’s shareholders will have the opportunity to vote to approve the CCFNB merger proposal;

•	the fact that eight (8) of fourteen (14) total directors of the combined company will be current members of the CCFNB board of directors;

•	the fact that all current executive officers of CCFNB will remain executive officers of the combined company;

•

the execution of employment agreements with Mr. Glunk, Mr. O’Neill and other key Muncy Bank employees in connection with the execution of the merger agreement, and CCFNB’s belief that the continued service of these individuals will allow the combined company to benefit from a deeply experienced and highly respected group of executives with a track record of superior operational execution and will enhance the likelihood that the strategic benefits that CCFNB expects to achieve as a result of the mergers will be realized;

•

the ability to achieve a sustainable management succession plan for the combined company through the combination of the company’s management teams, including the orderly transition of senior leadership from Mr. Diehl to Mr. Glunk over a period of approximately two and a half years after completion of the merger;

•	the fact that CCFNB’s current headquarters in Bloomsburg, Pennsylvania will remain the headquarters for the combined holding company and the combined bank; and

•

CCFNB’s past record of integrating a merger of equals transaction and of realizing expected financial and other benefits of such transaction and the strength of CCFNB’s management and infrastructure, which can be leveraged to successfully complete the integration process.

The CCFNB board of directors also considered the potential risks related to the proposed transaction. The board concluded that the anticipated benefits of combining with MBF were likely to outweigh these risks substantially. These potential risks included:

•

the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or difficulties arising from, the integration of the two companies or as a result of general economic and market conditions and competitive factors in the areas where CCFNB and MBF operate businesses;

•

the costs to be incurred in connection with the merger and the integration of MBF’s business into CCFNB’s and the possibility that the proposed transaction and the integration may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•

the possibility that the anticipated pro forma impact of the merger on CCFNB will not be realized when expected or at all as a result of unexpected changes in financial market or economic conditions, including as a result of sustained market volatility, additional bank failures or significant changes in interest rates;

•

the impact of anticipated acquisition accounting adjustments, including to reflect the securities portfolio and loans that will be acquired from MBF at a preliminary estimate of their fair value, on the anticipated pro forma tangible book value and regulatory capital levels of CCFNB and FCBT;

•	the possibility of encountering difficulties in achieving anticipated cost savings in the amounts currently estimated or within the time frame currently contemplated;

•	the possibility of encountering difficulties in successfully integrating the businesses, operations and workforces of CCFNB and MBF;

•	the risk of losing key CCFNB or MBF employees during the pendency of the merger and following the closing;

•	the possible diversion of management focus and resources from the operation of CCFNB’s business while working to implement the proposed transaction and integrate the two companies;

•

the risk that, because the exchange ratio under the merger agreement will not be adjusted for changes in the market price of CCFNB common stock or MBF common stock, the value of the shares of CCFNB common stock to be issued to MBF shareholders upon the completion of the merger could be significantly more or less than the value of such shares immediately prior to the announcement of the parties’ entry into the merger agreement;

•

the risk that the regulatory and other approvals required in connection with the mergers may not be received in a timely manner or at all or may impose conditions that may adversely affect the anticipated operations, synergies and financial results of CCFNB following the completion of the merger;

•	the dilution caused by CCFNB’s issuance of additional shares of its common stock in connection with the proposed transaction;

•	the potential for legal claims challenging the merger; and

•	the other risks described under the sections entitled RISK FACTORS and CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.

The foregoing discussion of the information and factors considered by the CCFNB board of directors is not intended to be exhaustive, but includes the material factors considered by the board. In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, the CCFNB board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The board considered all these factors as a whole, including discussions with, and questioning of, CCFNB’s management and CCFNB’s independent financial and legal advisors, and overall considered the factors to support its determination.

For the reasons set forth above, the CCFNB board of directors determined that the merger agreement and the transactions contemplated thereby (including the mergers) are advisable and fair to and in the best interests of CCFNB and its shareholders.

Certain of CCFNB’s directors and executive officers have other interests in the merger that are different from, or in addition to, those of CCFNB’s shareholders generally, as discussed under the caption “The Merger – Interests of CCFNB Directors and Executive Officers in the Merger,” below. The CCFNB board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger and in making its recommendation to CCFNB shareholders.

It should be noted that this explanation of the reasoning of the CCFNB board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” on page 28.

Note Regarding Certain Financial Projections Concerning CCFNB and MBF

MBF and CCFNB do not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, earnings, or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates and the risk that such forecasts and projections will prove incorrect.

However, in connection with the merger, CCFNB’s management provided its financial advisor, TKG, and MBF’s financial advisor, Griffin, with certain non-public, unaudited financial forecasts regarding CCFNB, on a stand-alone basis, prepared by CCFNB’s management, that were utilized in financial analyses performed by TKG in connection with its fairness opinion to CCFNB’s board of directors and by Griffin in connection with its fairness opinion to MBF’s board of directors. These non-public, unaudited financial forecasts were prepared as part of CCFNB’s overall process of analyzing various strategic initiatives, and were not prepared for the purposes of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding projections, or generally accepted accounting principles.

In addition, in connection with the merger, MBF’s management provided its financial advisor, Griffin, and CCFNB’s financial advisor, TKG, with certain non-public, unaudited financial forecasts regarding MBF, on a stand-alone basis, prepared by MBF’s management, that were utilized in financial analyses performed by Griffin in connection with its fairness opinion to MBF’s board of directors and by TKG in connection with its fairness opinion to CCFNB’s board of directors. These non-public, unaudited financial forecasts were prepared as part of MBF’s overall process of analyzing various strategic initiatives, and were not prepared for the purposes of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding projections, or generally accepted accounting principles.

Although presented with numeric specificity, the financial forecasts reflect numerous estimates and assumptions of CCFNB’s and MBF’s managements, respectively, made at the time they were prepared and assume successful execution of various strategic initiatives that may change as a result of the merger. These and the other estimates and assumptions underlying the financial forecasts involved judgments with respect to, among other things, the future interest rate environment and other economic, competitive, regulatory, and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive, and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which CCFNB and MBF operate, and the risks and uncertainties described under “Risk Factors” beginning on page 46, and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 28, all of which are difficult to predict and many of which are outside the control of CCFNB and MBF. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results could differ materially from those reflected in the financial forecasts, whether or not the merger is completed. Further, these assumptions and the financial forecasts may otherwise be affected by CCFNB’s and MBF’s ability to achieve their respective strategic goals, objectives and targets over the applicable periods and do not include all potential actions that management could or might have taken during these time periods.

The financial forecasts of CCFNB and MBF summarized in the following “Opinion of CCFNB’s Financial Advisor” section and the later “Opinion of MBF’s Financial Advisor” section beginning on page 136 were prepared by and are the responsibility of the managements of CCFNB and MBF, respectively. No independent registered public accounting firm, including for the avoidance of doubt CCFNB’s or MBF’s respective independent registered public accounting firm, has examined, compiled, audited, or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect to such information or its achievability, and no independent registered public accounting firm assumes any responsibility for such financial forecasts. Furthermore, the financial forecasts do not take into account any circumstances or events occurring after the date they were prepared.

In light of the foregoing, and taking into account that the CCFNB and MBF special meetings are being held several months after their respective unaudited financial forecasts were prepared, as well as the uncertainties inherent in any forecasted information, CCFNB and MBF shareholders are strongly cautioned not to place unwarranted reliance on such information, and CCFNB and MBF urge all CCFNB and MBF shareholders to review the most recent reported results of CCFNB and MBF in this document or, in the case of CCFNB, as may be subsequently filed with the Securities and Exchange Commission. See documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” on page 199.

Opinion of CCFNB’s Financial Advisor

By letter dated March 8, 2023, CCFNB engaged The Kafafian Group, Inc., which we refer to as TKG, as its exclusive financial advisor and to render an opinion as to the fairness, from a financial point of view, to the holders of CCFNB common stock, of the merger consideration to be paid pursuant to the merger agreement.

The CCFNB board of directors engaged TKG based on TKG’s qualifications, industry experience, reputation and past assistance with providing financial advisory services to financial institutions. TKG, as part of its financial advisory business, is regularly engaged in the valuation of depository institutions and financial services industry firms and their securities in connection with mergers and acquisitions, and valuations for corporate and other purposes. In the ordinary course of business TKG provides consulting services to financial institutions, including performance measurement; profitability outsourcing; strategic, capital, and business planning; regulatory assistance; profit improvement; and various other financial advisory services. TKG has provided services to CCFNB within the past two years, but has not provided any services to MBF over the past two years.

At the request of the CCFNB board of directors, representatives of TKG participated in a board meeting held on April 14, 2023, at which the CCFNB board of directors considered the proposed merger with MBF ( the “Merger”). At that meeting, representatives of TKG made a presentation to the CCFNB board of directors of TKG’s analyses relating to the proposed merger and, in particular, of TKG’s determination regarding the fairness, from a financial point of view, of the proposed merger consideration to be paid by CCFNB to the holders of MBF common stock. At that meeting, TKG issued its written opinion that the merger consideration in the proposed Merger was fair, from a financial point of view, to the holders of CCFNB common stock. Except as discussed herein, no limitations were imposed by the CCFNB board of directors upon TKG with respect to investigations made or procedures followed in rendering TKG’s fairness opinion.

TKG’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the CCFNB board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the merger consideration. TKG’s opinion did not address the underlying business decision of CCFNB to enter into the merger or enter into the merger agreement or constitute a recommendation to the CCFNB board of directors in connection with the merger, and it does not constitute a recommendation to any holder of the CCFNB common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation as to whether or not any such holder of CCFNB common stock should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the merger.

In rendering its opinion, TKG, among other things:

•	Reviewed the merger agreement;

•	Analyzed regulatory filings and other financial information concerning CCFNB;

•	Analyzed regulatory filings and other financial information concerning MBF;

•	Discussed past, present, and future financial performance and operating philosophies with CCFNB and MBF senior managements;

•	Reviewed certain internal financial data and projections of CCFNB and MBF;

•	Compared the financial condition and financial performance of CCFNB and MBF to similar financial institutions;

•

Compared the merger consideration to be paid by CCFNB to the holders of MBF common stock pursuant to the merger agreement with the consideration paid in comparable merger transactions of other financial institutions;

•

Reviewed the pro forma impact of the merger on the earnings and book values of CCFNB and MBF and compared the contributions of each institution to the proposed combined company in a number of key financial categories; and,

•	Considered other financial studies, analyses, and investigations and reviewed other information it deemed appropriate by TKG to render its opinion.

TKG spoke with certain members of senior management and other representatives of CCFNB and MBF to discuss the foregoing, as well as other matters TKG deemed relevant. As part of its analyses, TKG took into account its assessment of general economic, market and financial conditions, its experience in similar transactions, as well as its experience in and knowledge of the banking industry. TKG’s opinion is based upon conditions as they existed and could be evaluated on the respective dates thereof and the information made available to TKG through the respective dates thereof.

TKG assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed and/or discussed for the purposes of its opinion, without independent investigation of such information. TKG assumed that the financial forecasts relied upon by TKG were prepared on a basis that reflected the best currently available estimates and judgments of senior management of each of CCFNB and MBF and were based on reasonable assumptions, estimates and judgments. Any estimates contained in the analyses performed by TKG are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by these analyses. Additionally, estimates of the values of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be bought or sold.

TKG did not make any independent evaluation or appraisals of either CCFNB’s or MBF’s respective assets or liabilities, nor was it furnished with any such appraisals. TKG has not made a review of the loans or loan loss reserves or reviewed any individual loan files of either CCFNB or MBF. TKG also assumed, without independent verification, that the aggregate allowances for loan losses (including any amounts incurred for either CCFNB or MBF upon the January 1, 2023 adoption of ASC Topic 326 “Financial Instruments—Credit Losses”) for CCFNB and MBF were adequate. TKG did not conduct a physical inspection of any properties or facilities of either CCFNB or MBF.

On April 17, 2023, TKG rendered its written fairness opinion to the CCFNB board of directors, a copy of which is included in this joint proxy statement/prospectus as Annex B. The summary set forth below does not purport to be a complete description of the analyses performed by TKG in connection with the merger or its review of the merger consideration. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, the fairness opinion is not readily translated to a summary description and as such, TKG believes that its analyses must be considered as a whole. Only selecting portions of TKG’s analyses and of the factors considered by TKG could create for a reader of the materials an incomplete view of the evaluation process underlying the fairness opinion. No one component of the analyses performed by TKG was assigned a greater significance than another component. Taken as a whole, TKG believes these analyses support the conclusion that the merger consideration to be paid by CCFNB to the holders of MBF common stock is fair, from a financial point of view, to the holders of CCFNB common stock.

Proposal Summary – Pursuant to the terms of the merger agreement, a holder of the MBF common stock will have the opportunity to receive for each share of MBF common stock they own 0.9259 shares of CCFNB common stock. The merger is expected to be a tax-free exchange for holders of MBF common stock receiving solely shares of CCFNB common stock.

Contribution Analysis – TKG reviewed the contribution made by each of CCFNB and MBF to various balance sheet and income statement categories of the combined company based on balance sheet data as of December 31, 2022 and income statement information estimated for the year ended December 31, 2022. Given the merger consideration was comprised of 100% stock to the holders of the MBF common stock (except for cash in lieu of fractional shares), at an exchange ratio of 0.9259 and a stock price for CCFNB common stock of $40.11 as of April 13, 2023, the implied value for a share of MBF common stock was $37.14, the analysis showed that CCFNB and MBF would each contribute the following percentages to the combined company:

Relative Contribution Analysis (prior to fair value adjustments)

	CCFNB	MBF
Balance Sheet (as of 12/31/2022)
Loans, Net of Allowance	52.2%	47.8%
Total Assets	59.9%	40.1%
Total Deposits	55.3%	44.7%
Total Common Equity	64.3%	35.7%
Income Statement (for year ended 12/31/22)
Net Interest Income	53.0%	47.0%
Non-Interest Income	67.6%	32.4%
Operating Expense	56.1%	43.9%
Net Income	60.2%	39.8%
Estimated Ownership	58.3%	41.7%

Peer Group Analysis – An integral part of the evaluation of the merger is to compare the financial condition and financial performance of MBF and CCFNB to banking organizations that possess characteristics that are believed to be similar to that of MBF and CCFNB.

Muncy Bank Financial, Inc. – TKG undertook a series of “Peer Group” comparisons as part of its analyses of the financial performance of MBF and based on Peer Group median valuation metrics data an imputed potential range of value of MBF on a going-concern basis.

For the purpose of the MBF peer analysis, TKG used financial information for Muncy Bank, MBF’s primary asset. For the purposes of TKG’s analysis, in the following Peer Group discussion, MBF and Muncy Bank data may be used interchangeably.

TKG compared certain of MBF’s financial condition and financial performance measures to three groups of financial institutions that are believed to possess characteristics similar to that of MBF, referred to as Muncy Peers. The financial condition and financial performance data for MBF and all companies in the peer groups was as of or for the year ended December 31, 2022. For those peer group members that were publicly traded companies, market data was as of April 12, 2023.

The first peer group was termed by TKG as Competitors of Interest Peers or “COI Peers”. Companies in this peer group were included based on three screening criteria (i) publicly traded, (ii) operate a branch within a ten mile radius of either a MBF or CCFNB branch, and (iii) had total assets of less than or equal to $20 billion. The seven (7) companies that comprise the COI Peers are shown in the table below labeled “MBF Peer Group Members”.

The second peer group was termed by TKG as “Regional Peers”. Companies in this peer group were included based on three screening criteria (i) publicly traded, (ii) headquartered in the Mid-Atlantic region of the United States and that do not operate in a “major metropolitan statistical area” such as New York City or Philadelphia, and (iii) total assets between $500 million and $750 million. The five (5) companies that comprise the Regional Peers are shown in the table below labeled “MBF Peer Group Members.”

The third peer group was termed by TKG as “National Peers”. Companies in this peer group were included based on five screening criteria (i) publicly traded, (ii) headquartered in the Mid-Atlantic, Northeast or Midwest regions of the United States and that do not operate in a “major metropolitan statistical area” such as Chicago, New York City or Philadelphia, (iii) total assets between $500 million and $750 million, (iv) NPAs/Assets less than 1.00% and, (v) Commercial real estate loans/Total Loans less than 25%. The nine (9) companies that comprise the National Peers are shown in the table below labeled “MBF Peer Group Members.”

MBF Peer Group Members

Competitors of Interest Peers (“COI Peers”)	Regional Peers	National Peers
• First Commonwealth Financial Corporation • First Keystone Corporation • LINKBANCORP, Inc. • Mid Penn Bancorp, Inc. • Penns Woods Bancorp, Inc. • Susquehanna Community Financial, Inc. • UNB Corp.	• First Community Financial Corporation • Jeffersonville Bancorp • Mifflinburg Bancorp, Inc. • Northumberland Bancorp • Susquehanna Community Financial, Inc.

•  Andover Bancorp, Inc.

•  Eastern Michigan Financial Corporation

•  FFW Corporation

•  First Community Financial Corporation

•  Guaranty Bancorp, Inc.

•  Madison County Financial, Inc.

•  Middlebury National Corporation

•  Northumberland Bancorp

•  Redwood Financial, Inc.

The following table provides a summary comparison of MBF’s financial condition and financial performance to that of the median for each of the Muncy’s Peers:

	MBF Peer Group Comparison
(financial data as of or annualized for three months ended December 31, 2022, market data as of close of business ended April 12, 2023)	MBF	COI Peers (Median)	Regional Peers (Median)	National Peers (Median)
Total Assets ($000)	632,605	1,329,194	691,671	571,887
Equity/ Assets (%)	7.51	9.06	6.49	5.44
Tang. Equity/ Tang. Assets (%)	7.33	7.73	6.49	5.45
Loans/ Deposits (%)	88.05	93.01	67.76	67.76
NPAs/ Total Assets (%)	0.24	0.19	0.27	0.16
Reserves/ NPAs (%)	331.68	231.49	270.35	327.13
Net Interest Margin (%)	3.43	3.23	2.98	2.91
Non-Int. Income/ Avg. Assets (%)	0.47	0.47	0.51	0.59
Non-Int. Expense/ Avg. Assets (%)	2.40	2.21	2.39	2.47
Efficiency Ratio (FTE * basis) (%)	65.45	62.24	67.67	70.74
Non-Int. Income/ Operating Rev. (%)	12.86	13.79	15.04	18.61
Return on Avg. Assets (%)	1.00	0.96	0.96	0.75
Return on Avg. Common Equity (%)	12.75	10.75	12.27	10.57
Market Capitalization ($ millions)	64.33	117.37	48.33	42.53
Price/ Book (%)	135.43	86.84	98.43	91.97
Price/ Tangible Book (%)	139.04	104.77	98.43	96.43
Price/ LTM Earnings (x)	10.26	8.59	8.66	8.03
Dividend Yield (%)	3.90	4.57	3.68	3.17

*	FTE = fully taxable equivalent

TKG noted that MBF was trading at a premium relative to the MBF Peers and that the merger consideration represented 125% of MBF’s December 31, 2022 stated book value of $29.41 and that the merger consideration implied a value of $37.14 for MBF, a modest discount to MBF’s closing price of $40.00 per share on April 13, 2023.

TKG also noted that if MBF’s accumulated other comprehensive loss as of December 31, 2022 was added back to the MBF’s stated shareholders’ common equity and MBF’s stated shareholders’ tangible common equity, then as of April 12, 2023 MBF’s trading price / book would have been 103.6% and price / tangible book would have been 106.5%.

CCFNB Bancorp, Inc. – TKG also undertook a series of “Peer Group” comparisons as part of its analyses of the financial performance of CCFNB and based on Peer Group median valuation metrics data an imputed potential range of value of CCFNB on a going-concern basis.

For the purpose of the CCFNB peer analysis, TKG used financial information for FCBT, CCFNB’s primary asset. For the purposes of TKG’s analysis, in the following Peer Group discussion, CCFNB and FCBT data may be used interchangeably.

TKG compared certain of CCFNB’s financial condition and financial performance measures to two groups of financial institutions. The financial condition and financial performance data for CCFNB and all companies in the peer groups was as of or for the year ended December 31, 2022. For those peer group members that were publicly traded companies, market data was as of April 12, 2023.

The first peer group was termed by TKG as “CCFNB Client Defined Peers”. Companies in this peer group were included based on their use in CCFNB’s strategic planning efforts. Nine (9) companies (including MBF) are listed under the column heading CCFNB Client Defined Peers in the table labeled “CCFNB Peer Group Members.”

The second peer group was termed by TKG as Competitors of Interest Peers or “COI Peers”. Companies in this peer group were included based on three screening criteria (i) publicly traded, (ii) operate a branch within a ten mile radius of either a MBF or CCFNB branch, and (iii) had total assets of less than or equal to $20 billion. The seven (7) companies that comprise the COI Peers are shown in the table below labeled “CCFNB Peer Group Members”. These were the same institutions that comprised the MBF COI Peers.

CCFNB Peer Group Members

CCFNB Client Defined Peers	CCFNB Competitor of Interest Peers (“COI Peers”)

•  Citizens Financial Services, Inc.

•  ENB Financial Corp

•  First Keystone Corporation

•  Mifflinburg Bancorp, Inc.

•  Muncy Bank Financial, Inc.

•  Northumberland Bancorp

•  Penns Woods Bancorp, Inc.

•  Susquehanna Community Financial, Inc.

•  Woodlands Financial Services Company

• First Commonwealth Financial Corporation • First Keystone Corporation • LINKBANCORP, Inc. • Mid Penn Bancorp, Inc. • Penns Woods Bancorp, Inc. • Susquehanna Community Financial, Inc. • UNB Corp.

Data for the two peer groups is presented in the table below titled “CCFN Peer Group Comparison”.

	CCFNB Peer Group Comparison
(financial data as of or annualized for three months ended December 31, 2022, market data as of close of business ended April 12, 2023)	CCFNB	Client Defined Peers (Median)	COI Peers (Median)
Total Assets ($000s)	944,014	691,671	1,329,194
Equity/ Assets (%)	9.10	7.51	9.06
Tang. Equity/ Tang. Assets (%)	8.33	7.32	7.73
Loans/ Deposits (%)	77.34	80.05	93.01
NPAs/ Total Assets (%)	0.24	0.27	0.19
Reserves/ NPAs (%)	325.97	270.35	231.49
Net Interest Margin (%)	2.55	3.10	3.23
Non-Int. Income/ Average Assets (%)	0.75	0.47	0.47
Non-Int. Expense/ Average Assets (%)	2.00	2.39	2.21
Efficiency Ratio (FTE * basis) (%)	64.76	65.45	62.24
Non-Int. Income/ Operating Rev. (%)	24.17	14.14	13.79
Return on Average Assets (%)	1.00	0.96	0.96
Return on Average Common Equity (%)	10.56	12.75	10.75
Market Capitalization ($ millions)	83.39	64.33	117.37
Price/ Book (%)	97.04	97.00	86.84
Price/ Tangible Book (%)	106.91	103.09	104.77
Price/ LTM Earnings (x)	8.76	8.21	8.59
Dividend Yield (%)	4.19	4.67	4.57

*	FTE = fully taxable equivalent

TKG noted that CCFNB was trading in line with the CCFNB Client Defined Peers and at a modest premium relative to the COI Peers.

Comparable Transaction Analysis – TKG reviewed various financial condition, financial performance and acquisition multiples for three groups of institutions that TKG believed to have characteristics similar to that of MBF (the “MBF Comparable Transactions”). TKG then compared the median acquisition multiples for the CCFNB and MBF merger relative to the median acquisition multiples derived from the transactions that comprised the MBF Comparable Transactions.

The first set of transactions included commercial bank transactions announced after January 1, 2019 where the target institution was (i) located in Pennsylvania, (ii) consideration was stock, cash or a mix and, (iii) excluded any transactions involving private equity investors or government assisted transactions. The criteria resulted in a list of sixteen (16) merger and acquisition transactions (the “PA Transactions”). The median transaction pricing metrics for this group are shown in the “MBF Comparable Transactions” table below.

The second set of transactions included commercial bank transactions announced after January 1, 2020 where the target institution (i) was located in the Mid-Atlantic region, (ii) at announce had total assets of $300 million to $1 billion, and (iii) excluded any transactions involving private equity investors, mergers of equals, government assisted transactions or credit union buyers. The criteria resulted in a list of seven (7) merger and acquisition transactions that possessed characteristics similar to that of the merger (“Regional Transactions”). The median transaction pricing metrics for this group are shown in the “MBF Comparable Transactions” table below.

The third set of transactions included commercial bank transactions announced after January 1, 2021 where the target institution (i) was located anywhere in the United States, (ii) received a consideration mix that was at least 50% common stock, (iii) at announce had total assets of $300 million to $1 billion, (iv) had an ROA of 0.75% or greater for the LTM prior to the announcement, (v) had a non performing assets / total assets (“NPAs/Assets) ratio of less than 0.50% at announcement, and (vi) excluded any transactions involving private equity investors, mergers of equals, government assisted transactions or credit union buyers. The criteria resulted in a list of ten (10) merger and acquisition transactions that possessed characteristics similar to that of the merger (“National Transactions”). The median transaction pricing metrics for this group are shown in the “MBF Comparable Transactions” table below.

The following table compares certain financial metrics of MBF relative to the median financial metrics for the MBF Comparable Transactions:

	MBF Comparable Transactions
Transaction Financial Metric (Muncy data as of or for the latest twelve months ended December 31, 2022)	MBF	PA Transactions	Regional Transactions	National Transactions
		(median values)
Total Assets ($000s)	632,605	1,051,934	570,647	516,562
Total Deposits ($000s)	551,613	788,199	387,912	427,952
Tangible Equity/ Tangible Assets (%)	7.33	9.57	10.23	10.46
NPAs/ Total Assets (%)	0.24	0.51	0.89	0.10
Non-Interest Income/ Avg. Assets (%)	0.47	0.42	0.88	0.44
Non-Interest Expense/ Avg. Assets (%)	2.40	2.07	2.00	2.03
Return on Average Assets (%)	1.00	0.68	0.83	1.23
Return on Average Equity (%)	12.75	8.42	8.74	11.33

	MBF Comparable Transactions
Transaction Valuation Metric	MBF*	PA Transactions	Regional Transactions	National Transactions
		(median values)
Deal Value ($M)	59.73	128.0	65.5	69.5
Price/ Book (%)	125.00	123.73	127.20	141.15
Price/ Tangible Book (%)	125.00	134.57	150.58	151.62
Price/ LTM EPS (x)	9.51	14.02	16.23	11.46
Price/ Deposits (%)	10.83	14.53	15.83	16.89
Franchise Premium/ Core Deposits (%)	3.09	3.94	5.39	6.98

*

Assumes Merger Consideration is valued at $37.14 for MBF based on a Conversion Ratio of 0.9259 and CCFNB closing price of $40.11 as of April 13, 2023; book-based multiples exclude MBF identifiable intangible assets

TKG then compared the merger consideration to the imputed value per common share for MBF based on the median transaction metrics for all three (3) of the MBF Comparable Transactions group. The following table (the “MBF Imputed Deal Values per Share”) summarizes the imputed value for MBF on a change-of-control basis using certain transaction valuation metrics from the PA Transactions, Regional Transactions and National Transactions:

MBF Imputed Deal Values per Share

	PA Transactions			Regional Transactions			National Transactions
	Price/ Book	Price/ Tang. Book	Price/ LTM EPS	Price/ Book	Price/ Tang. Book	Price/ LTM EPS	Price/ Book	Price/ Tang. Book	Price/ LTM EPS
MBF per Share Imputed Value	$36.78	$38.54	$54.68	$37.79	$43.13	$63.30	$41.94	$43.42	$44.69

TKG noted that the merger consideration valued at $37.14 compared favorably to eight of nine of the imputed values.

In evaluating the various financial condition, financial performance, trading multiples and acquisition multiples for the merger and the merger consideration, it is important to note that no company or transaction in the preceding analyses is identical to CCFNB, MBF, or the merger. Accordingly, an analysis of the results of the foregoing is not mathematically precise; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. The range of value resulting from the foregoing analyses should not be taken to represent TKG’s view of the actual value of CCFNB, MBF or the combined company.

Merger of Equals Transactions – In addition to the foregoing analyses of the MBF Comparable Transaction groups, TKG also reviewed summary data on transactions that may be considered “mergers of equals”. The term “merger of equals” does not have a universally accepted definition though for the purpose of TKG’s analyses, a merger of equals is defined as the buyer or lead institution having approximately 50% to 60% of the combined institution’s assets, equity or share ownership. TKG evaluated the various financial condition, financial performance, acquisition multiples, control premiums, buyer ownership and board representation for sixteen (16) merger of equal transactions announced after January 1, 2020. The following table titled “Merger of Equals Transactions” compares the median contribution of assets and tangible common equity for the buyer and target, buyer and target ownership in the proforma company, select transaction value multiples and the control premiums for the Merger of Equals Transaction group.

	Merger of Equals Transactions
Contribution and Ownership Characteristics	Buyer Median	CCFNB	Target Median	MBF
Total Assets	56.1%	59.9%	43.9%	40.1%
Tangible Equity	58.3%	62.0%	41.7%	38.0%
Ownership in Combined Company	52.1%	58.3%	47.9%	41.7%
Board Seats % of Combined	50.0%	57.1%	50.0%	42.9%

Transaction Valuation Metrics	CCFNB/MBF*	Merger of Equals Median
Price/Book (%)	125.0%	110.4%
Price/Tangible Book (%)	125.0%	143.7%
Price/LTM EPS (x)	9.5	10.7
Control Premium – 3 Months Prior **	11.6%	10.6%
Control Premium – 1 Day Prior	(7.2%)	11.0%

*

Assumes merger consideration is valued at $37.14 for MBF based on an exchange ratio of 0.9259 and CCFNB closing price of $40.11 as of April 13, 2023; book-based multiples exclude MBF identifiable intangible assets

**

3 Months prior to merger announce date is January 12, 2023; CCFNB closed at $47.00 and MBF closed at $39.00. The control premium of 11.6% is calculated as: (i) CCFNB closing price of $47.00 multiplied by 0.9259 equals $43.52, (ii) $43.52 dividend by $39.00 equals 111.58% and, (iii) 111.58% minus 1 = 11.58%, rounded up equals 11.6%.

TKG noted that the contribution and ownership percentages for CCFNB compared favorably to the buyer median of the Merger of Equal Transactions. TKG also noted that the transaction valuation metrics for the CCFNB/MBF merger were generally consistent with those of the median for the Merger of Equals Transactions, with TKG further observing that the control premium was negatively impacted by the material decline in trading valuations for bank stocks after the failures of Silicon Valley Bank and Signature Bank.

Range of Value Analysis – TKG used a capitalized earnings method to evaluate the range of value for MBF common stock as both a going-concern and under change of control basis. The capitalized earnings model for MBF uses a projected net income stream, applies a terminal earnings multiple to the last period’s net income and then discounts the net income stream and terminal value to arrive at a present value for one share of MBF common stock. The range of value produced by the capitalized earnings model analyses was then compared to the merger consideration that was offered by CCFNB to holders of MBF common stock.

The following additional assumptions were made by TKG in preparing a range of value for MBF on a going-concern basis:

I.

The financial projections and net income estimates (for the year ended December 31, 2024 through year ended December 31, 2028) as prepared by MBF management were reasonable and assumed 2028 net income of $9.6 million;

II.	TKG used price-to-earnings terminal multiples of 8.0 to 12.0 times MBF’s 2028 net income; and,

III.	Using various methodologies, TKG developed discount rates that ranged between 10.50% and 14.50%, with a primary assumption of a 12.50% discount rate.

The following table summarizes the results of the capitalized earnings model for one share of MBF common stock as a going concern and assuming a discount rate of 12.50%:

	Terminal Price /Earnings Multiple (x)
2028 Net Income ($000s)	8.0	10.0	12.0
$9,600	$24.33	$30.42	$36.50

TKG noted that the merger consideration of $37.14 per share as of April 12, 2023 was 22% greater than the midpoint value per common share of $30.42.

TKG also prepared a range of value for MBF under a change of control basis and made the following assumptions:

I.

The financial projections and net income estimates (for the year ended December 31, 2024 through year ended December 31, 2028) as prepared by MBF management were reasonable and assumed MBF stand alone 2028 net income of $9.6 million;

II.

TKG also included the after-tax impact of the fair value accounting adjustments and cost savings from only MBF on top of the MBF stand alone net income for December 31, 2024 through December 31, 2028. This resulted in a 2028 adjusted net income of $14.1 million for MBF;

III.	TKG used price-to-earnings terminal multiples of 8.0 to 12.0 times earnings were used; and,

IV.	Using various methodologies, TKG developed discount rates that ranged between 10.50% and 14.50%, with a primary assumption of a 12.50% discount rate.

The following table summarizes the results of the capitalized earnings model for one share of MBF common stock under a change of control basis, assuming a discount rate of 12.50%:

	Terminal Price /Earnings Multiple (x)
2028 Adjusted Net Income ($000s)	8.0	10.0	12.0
$14,141	$35.84	$44.81	$53.77

TKG noted that the merger consideration of $37.14 per share as of April 12, 2023 was 18% less than the midpoint value per common share of $44.81.

Although the capitalized earnings method is a widely used valuation methodology, it relies on numerous assumptions, including balance sheet and earnings growth rates, discount rates, and market trading multiples that may ultimately be materially different than those actually realizable or available in the capital markets. Therefore, the range of value developed by TKG does not purport to be indicative of the actual values or expected values of MBF common stock.

In using the capitalized earnings analysis for ascribing a range of value to MBF as both a going-concern and on change of control basis, TKG noted the rapidly declining earnings valuation multiples that were materializing as a result of the failure of Silicon Valley Bank and Signature Bank and further, the declining level of analyst estimates for forward looking earnings and one year price targets for publicly traded banks as of the date of TKG’s analyses.

Compensation of TKG – CCFNB paid TKG a fee of $50,000 upon the rendering of TKG’s written fairness opinion. TKG will be reimbursed for reasonable out-of-pocket expenses incurred in connection with its engagement and CCFNB has agreed to indemnify TKG against certain liabilities. TKG will also receive a fixed success fee of $325,000 upon closing of the merger.

MBF Reasons for the Merger; Recommendation of MBF’s Board of Directors

After careful consideration, at a meeting held on April 14, 2023, the MBF board of directors unanimously determined that the merger agreement and the merger are in the best interests of MBF, its shareholders, employees, community, customers and other constituents and approved the merger agreement. In reaching its decision to approve the merger agreement and the merger and to recommend that MBF’s shareholders vote “FOR” the merger agreement and the merger, the MBF board of directors evaluated the merger agreement and the merger in consultation with MBF management, as well as MBF’s financial and legal advisors, and considered a number of factors, including the following material factors, which are not presented in any order of priority:

•

its knowledge of MBF’s business, operations, regulatory and financial condition, asset quality, earnings, loan portfolio, capital and prospects both as an independent organization, and as a part of a combined company with CCFNB;

•

its understanding of CCFNB’s business, operations, regulatory and financial condition, asset quality, earnings, capital and prospects, taking into account discussions with senior management regarding their due diligence review of CCFNB;

•

the MBF board’s understanding of the current and prospective environment in which MBF and CCFNB operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, and the competitive effects of the continuing consolidation in the banking industry;

•

the board’s review with its legal and financial advisors of the structure of the merger, the financial and other terms of the merger and related documents, including the board’s assessment of the adequacy of the exchange ratio provided for in the merger;

•

the opinion, dated April 14, 2023, of Griffin Financial, MBF’s financial advisor, to the MBF board of directors that, as of such date, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of MBF common stock, as more fully described below under “Opinion of MBF’s Financial Advisor”;

•

the MBF board’s recognition that the trading activity for CCFNB and MBF common stock is less frequent and lower than that of larger companies listed on a major stock exchange and, as a result, the imputed value for a share of MBF common stock based upon the exchange ratio and the most recent closing sales price for CCFNB common stock at the signing of the merger agreement, as well as the historical and future trading prices for CCFNB and MBF common stock, may not reflect the pricing that might occur if CCFNB or MBF common stock would be listed on a major stock exchange;

•

the MBF board’s understanding that the merger will qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code, providing favorable tax consequences to MBF’s shareholders with respect to the CCFNB stock consideration to be received by MBF shareholders in the merger;

•

the MBF board’s review with its legal advisor, Barley Snyder, of the material terms of the merger agreement, including the board’s ability, under certain circumstances, to withhold, withdraw, qualify or modify its recommendation to MBF’s shareholders and to consider and pursue a better unsolicited acquisition proposal, subject to the potential payment by MBF of a termination fee to CCFNB, which the board of directors concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement, as well as the nature of the covenants, representations and warranties and termination provisions in the merger agreement;

•

the fact that, pursuant to the merger agreement, CCFNB gave MBF substantially the same representations and warranties as MBF gave to CCFNB and must generally conduct its business in the ordinary course and is subject to a variety of other restrictions on the conduct of its business prior to the completion of the merger or termination of the merger agreement that are substantially similar to the requirements applicable to MBF under the merger agreement;

•

the anticipated pro forma impact of the merger to MBF shareholders and on the combined company (assuming the merger would be completed in 2023), including projected net income for the combined company of approximately $21 million in 2024 and the resulting positive impact on MBF’s shareholder earnings per share of approximately 19% in 2024 attributable to (i) the net positive impact of fair value and purchase accounting adjustments related to the MBF investment and loan portfolios on interest income net of amortization of the estimated fair value of the core deposit intangible asset, (ii) the positive contribution of CCFNB’s net income to the combined company, and (iii) the potential efficiencies to be realized from the combination of the companies; the significant tangible book value per share dilution to be recognized by CCFNB and MBF shareholders of approximately 23% and 7%, respectively, noting that the CCFNB dilution would recover to current levels in less than 2 years and the MBF dilution would be earned back in less than 2 years as a result of the increased earnings and the expected recovery of CCFNB’s interest rate related unrealized losses on its available for sale debt security portfolio, as well as that a significant component of the tangible book value per share dilution related to the purchase accounting adjustment to record the MBF loan portfolio at a current fair value; and that the combined bank tier 1 leverage ratio would be in the 9.00% range at closing depending on the timing of recognition of certain conversion and personnel costs;

•

the higher capital levels of CCFNB that are able to absorb the required acquisition accounting adjustments of the merger, which will result in significantly higher yields on MBF’s investment and loan portfolios and in significant earnings accretion;

•	the stock component of the merger consideration offers MBF shareholders the opportunity to participate as shareholders of CCFNB in the future performance of the combined company;

•

the anticipation that the merger would result in a lower level of transaction expenses than typically would be experienced in transactions of this type and size due to the presence of common core vendors between the parties, and the realization of operating synergies and efficiencies as a larger combined company;

•

the anticipation that the merger would result in less customer disruption than typically would be experienced in a transaction of this type due to the presence of common core data processing vendors between the parties;

•

the expectation that the combination and strategic benefits of the transaction would result in future operational efficiencies, synergies and earnings accretion and the opportunity to increase the dividend;

•

the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments that significantly impact industry competitive conditions and to absorb operational expenses resulting from regulatory compliance mandates, including potential additional capital requirements;

•

the MBF board’s belief that the merger will create a larger banking franchise with an attractive branch footprint, strong capital ratios and an attractive funding base that has the potential to deliver a higher value to MBF’s shareholders as compared to continuing to operate as a stand-alone entity;

•	the benefits to MBF and its customers of operating as a substantially larger organization, including enhancements in products and services, higher lending limits, and greater financial resources;

•

the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its materially larger size, asset base, capital, market capitalization and footprint, compared to MBF;

•	the additional lending capacity for MBF and the opportunity to leverage CCFNB’s strong core deposit base;

•	the greater scale, operating leverage and resources of the combined company which are expected to allow the company to compete more effectively in the competitive Central Pennsylvania market;

•	the anticipation that the capital of combined organization will grow at a faster rate than on a stand-alone basis;

•	the anticipation that the combined company will have a more active trading market which could provide MBF shareholders with greater liquidity for their investment;

•

the registration of the combined company’s stock under the Securities Exchange Act of 1934 following the merger will make additional information about the combined company publicly available and, along with a possible future listing of the stock on an exchange or the OTCQX, may result in enhanced stock liquidity and market depth for buying and selling shares in the combined company;

•	the board’s perception that MBF’s operating philosophy as a community oriented financial services company with a strong customer focus is compatible with CCFNB’s similar operating philosophy;

•

the expectation that the combined company will continue to be operated as a community banking institution with local headquarters and decision-making, but with a scale that creates value to customers through its product and service offerings and responsive customer experiences;

•	the complimentary cultures, operating philosophies, business models, internal systems and product and service offerings of MBF and CCFNB;

•

the compatibility of MBF’s and CCFNB’s business activities, the enhanced management and personnel depth in critical departments and efficient staff levels that would result from the merger, and the opportunity to increase revenues resulting from the combined organization having a higher lending limit to originate larger loans;

•

no MBF branches are anticipated to be closed and no mandatory workforce reductions are expected such that all MBF employees desiring to remain employed by the combined organization are expected to be able to do so;

•	the prospects for more career path options and growth opportunities for MBF employees in a larger organization and various benefits agreed to be provided to MBF employees;

•

the prospects for improved recruitment and the ability to attract and retain talented employees at all levels of the combined organization by virtue of a broader geography, more diversified operations, a higher lending limit, greater name recognition due to SEC registration, and better performance;

•

the ability to achieve a sustainable management succession plan for the combined company through the combination of the company’s management teams, including the orderly transition of leadership of CCFNB from Mr. Diehl to Mr. Glunk over a period of approximately two and a half years after completion of the merger;

•	the geographic fit between MBF and CCFNB and the increased customer convenience of the expanded branch network of the combined companies;

•	the natural extension of each company’s geographic market due to the fact the two companies currently operate in adjacent markets and will now operate in a larger geographic footprint;

•	the ability of CCFNB to complete the merger from a financial and regulatory perspective;

•	the expectation that the required regulatory approvals could be obtained in a timely fashion;

•

the fact that the merger provides that MBF will have a significant voice in the combined company by virtue of significant membership on the combined company’s board of directors by current MBF directors, significant representation on the senior management team of the combined company and the significant ownership percentage in the combined company by MBF’s shareholders;

•	the structure of the merger as a “strategic merger of equals.”

•	The opportunity to preserve an element of MBF’s legacy through the proposed name of the combined holding company, i.e., “Muncy Columbia Financial Corporation.”

The MBF board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•

with the stock portion of the merger consideration based on a fixed exchange ratio, the risk that the consideration to be paid to MBF shareholders could be adversely affected by a decrease in the trading price of CCFNB common stock during the pendency of the merger;

•

the recent declines in trading values of stock of companies in the banking sector and the value of CCFNB’s stock leading up to the signing of the merger agreement including specifically that the implied value for a share of MBF common stock based upon the exchange ratio and the most recent closing sales price for CCFNB common stock at the signing of the merger agreement was less than the then most recent (April 7, 2023) closing sales price for MBF common stock;

•

the risk that potential business benefits, cost savings and other synergies sought in the merger may not be realized or may not be realized within the expected time period and the risks associated with the integration of MBF and CCFNB;

•

the fact that the interests of certain of MBF’s directors and executive officers may be different from, or in addition to, the interests of MBF’s other shareholders as described under the heading “The Merger – Interests of MBF’s Directors and Executive Officers”;

•	while the stock of the combined institution is anticipated to be more liquid than the market for MBF common stock, it is not anticipated that an active market will result;

•

the fact that: (i) MBF would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement; and (ii) MBF would be obligated to pay to CCFNB a termination fee if the merger agreement is terminated under certain circumstances, which may discourage other parties potentially interested in a strategic transaction with MBF from pursuing such a transaction;

•	the potential risk of diverting management attention and resources from the operation of MBF’s business and towards the completion of the merger;

•

the restrictions on the conduct of MBF’s business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent MBF from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of MBF absent the pending merger;

•

that, while MBF expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, including the risk that necessary regulatory approvals or MBF or CCFNB shareholder approval might not be obtained and, as a result, the merger may not be consummated;

•	the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger;

•

the regulatory and other approvals required in connection with the merger and the risk that such approvals may not be received or may not be received in a timely manner or may impose burdensome or unacceptable conditions; and

•	the possibility of litigation challenging the merger and the costs associated with such litigation.

The foregoing discussion of the information and factors considered by the MBF board of directors is not intended to be exhaustive, but is believed to include all the material factors considered by the MBF board of directors. In reaching its decision to approve the merger agreement and the transactions contemplated thereby, the MBF board of directors:

•	did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors;

•	relied on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the merger. See “Opinion of MBF’s Financial Advisor” below;

•	asked questions of MBF’s senior management, legal advisors and financial advisors regarding the merger and the transactions contemplated thereby; and

•	considered all these factors and discussions as a whole and, overall, considered the factors to be favorable to, and to support, its determination.

MBF’s board of directors realized there can be no assurance about future results, including results expected or considered in the factors listed above. However, the MBF board concluded the potential positive factors outweighed the potential risks of completing the merger.

MBF’s board of directors unanimously recommends that MBF’s shareholders vote “FOR” the approval of the merger proposal and “FOR” the adjournment proposal. MBF shareholders should be aware that MBF’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other MBF shareholders. The MBF board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the merger proposal be approved by the shareholders of MBF. See “The Merger – Interests of MBF’s Directors and Executive Officers”

This summary of the reasoning of MBF’s board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading Cautionary Statement Regarding Forward-Looking Statements”.

Opinion of MBF’s Financial Advisor

On March 8, 2023, MBF engaged Griffin Financial Group, LLC, to assist it in evaluating a potential merger transaction with CCFNB. Pursuant to this engagement, Griffin agreed to serve as financial advisor in connection with the proposed merger of MBF with and into CCFNB and to assist MBF in assessing the fairness, from a financial point of view, to the shareholders of MBF, of the exchange ratio in the proposed merger. MBF selected Griffin given its knowledge of both parties and because Griffin is a nationally recognized, Financial Industry Regulatory Authority-licensed investment banking firm that is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

As part of its engagement, representatives of Griffin attended the meeting of the MBF board of directors held on April 14, 2023, at which the MBF board evaluated the proposed merger. At this meeting, Griffin reviewed the financial aspects of the proposed merger and provided its opinion that, as of such date, the exchange ratio in the proposed merger was fair, from a financial point of view, to the shareholders of MBF. The MBF board approved the merger at this meeting.

The full text of Griffin’s written opinion is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. MBF shareholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered, procedures followed and qualifications and limitations on the review undertaken by Griffin. The description of the opinion set forth below is qualified in its entirety by reference to the full text of such opinion.

Griffin’s opinion speaks only as of the date of the opinion. The opinion is directed to the MBF board and is limited to the fairness of the exchange ratio, from a financial point of view, to the shareholders of MBF. Griffin did not, and does not, express an opinion as to the underlying decision by MBF to engage in the merger or the relative merits of the merger compared to other strategic alternatives which may be available to MBF.

In providing its opinion, Griffin:

(i)	reviewed a draft of the merger agreement;

(ii)	reviewed financial information for MBF and CCFNB as of and for the years ended December 31, 2022, December 31, 2021, and December 31, 2020;

(iii)

reviewed or discussed with the management of MBF and CCFNB matters relating to their respective financial condition, growth, liquidity, earnings, profitability, asset quality, capital adequacy, future prospects, and related matters (as applicable) as of such dates and for the periods then ended;

(iv)	reviewed MBF and CCFNB budgeted balance sheet growth and earnings for 2023, and expected future period trends for assets, loans, deposits, capital and earnings;

(v)	analyzed and discussed with the management of MBF and CCFNB the potential strategic implications and operational benefits anticipated by the management of MBF and CCFNB related to the proposed merger;

(vi)	evaluated the potential pro forma financial effects of the proposed merger on the regulatory capital ratios of CCFNB and MBF Columbia Bank;

(vii)

reviewed or discussed with the management of MBF and CCFNB certain publicly available documents and other business and financial information concerning MBF and CCFNB and the economic and regulatory environments in which they operate;

(viii)	compared the proposed financial terms of the proposed merger with the publicly available financial terms of certain transactions involving whole bank acquisitions that Griffin deemed relevant;

(ix)	compared the financial condition and implied valuation of MBF and CCFNB to the financial condition and valuation of certain institutions Griffin deemed relevant;

(x)	performed discounted cash flow analyses; and

(xi)	undertook such other financial studies and analyses, and considered such other information as Griffin deemed appropriate for the purpose of this opinion.

Griffin’s opinion has been approved by its fairness opinion committee in conformity with its policies and procedures established under the requirement of Rule 5150 of the Financial Industry Regulatory Authority. In conducting its review and arriving at its opinion, Griffin relied upon the accuracy and completeness of the financial and other information provided to it or otherwise publicly available or which was furnished to or discussed with Griffin by MBF or CCFNB or otherwise reviewed by Griffin including, particularly, the forward-looking earnings estimates, projections, cost savings, and growth rates. Griffin did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or accuracy. The MBF earnings estimates used by Griffin in certain of its analyses were prepared by MBF’s senior management team. Griffin relied upon the management of MBF as to the reasonableness and achievability of its earnings estimates (and the assumptions and bases therefore) and assumed that such earnings estimates reflected the best currently available estimates and judgments of MBF’s management and that such earnings will be realized in the amounts and in the time periods estimated by MBF’s management. Griffin did not independently verify the accuracy or completeness of any such information or the related inputs and assumptions or assume any responsibility for such verification or accuracy. Earnings estimates and future projections are based on numerous variables and assumptions, and actual results could vary significantly from those set forth in the estimates.

The CCFNB earnings estimates for 2023 used by Griffin in certain of its analyses were prepared by CCFNB or its financial advisor in conjunction with CCFNB’s senior management team. Griffin relied upon the management of CCFNB as to the reasonableness and achievability of these estimates (and the assumptions and bases therefore) and assumed that such earnings estimates reflected the best currently available estimates and judgments of CCFNB’s management and that such earnings will be realized in the amounts and in the time periods estimated by CCFNB’s management. Griffin did not independently verify the accuracy or completeness of any such information or the related inputs and assumptions or assume any responsibility for such verification or accuracy. Earnings estimates and future projections are based on numerous variables and assumptions, and actual results could vary significantly from those set forth in the estimates.

It is understood that the forward-looking financial information of MBF and CCFNB that was provided to Griffin was not prepared with the expectation of public disclosure and that all of the foregoing financial information was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions). Further, it is understood that recent and ongoing changes in interest rates and disruptions in the banking sector related to recent bank failures result in even greater uncertainties with respect to forward-looking financial information and, accordingly, actual results could vary significantly from those set forth in such information.

Griffin did not review individual loan files or deposit information of MBF or CCFNB, and did not conduct nor was provided with any valuation or appraisal of any assets, deposits, or other liabilities of MBF or CCFNB. Griffin is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowance for losses with respect thereto, and accordingly, Griffin assumed, without independent verification, that the aggregate allowances for loan and lease losses for each of MBF and CCFNB were adequate. Griffin is not a legal, regulatory, or tax expert and has relied on the assessments made by advisors to MBF with respect to such issues. In relying on financial analysis provided to Griffin or discussed with Griffin by MBF or CCFNB or derived therefrom, Griffin has assumed that such analyses have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of management of MBF and CCFNB, as applicable. Griffin expresses no view as to such analyses, forecasts, estimates or assumptions on which they were based.

For purpose of providing its opinion, Griffin assumed that, in all respects material to its analysis:

1.	the merger will be completed in accordance with the terms set forth in the merger agreement with no adjustments to the exchange ratio;

2.

the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct in all respects material to Griffin’s analyses;

3.

the covenants and conditions precedent to closing the proposed merger contained therein, including approval by Federal and State banking regulators, and by MBF’s shareholders, will be performed in all respects material to our analyses in a manner which will not give CCFNB the ability to terminate the Agreement or decline to close under the Agreement;

4.	all conditions to the completion of the merger will be satisfied without any waivers or modifications to the merger agreement; and

5.

in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including termination, divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

Griffin’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it, as of the date of its opinion. Subsequent developments may affect Griffin’s opinion, and Griffin does not have any obligation to update, revise, confirm or reaffirm its opinion. Griffin’s opinion is limited to the fairness of the exchange ratio, from a financial point of view, to the shareholders of MBF as of the date of the opinion. Griffin expressed no opinion as to the fairness of the merger as of any subsequent date or to creditors or other stakeholders of MBF or as to the underlying decision by MBF to engage in the merger, the relative merits of the merger compared to other merger transactions that may be available to MBF, or the relative merits of the merger compared to other strategic alternatives that may be available to MBF. Griffin did not, and was not asked to, contact or solicit interest from other interested parties. Furthermore, Griffin did not take into account, and expresses no opinion with respect to, the amount or nature of any bonuses and any other compensation or consideration to any officers, directors, or employees of MBF paid or payable by reason or as a result of the proposed merger.

In performing its analysis, Griffin made various assumptions with respect to economic, general business, industry performance, market and financial conditions and other matters, which are beyond the control of Griffin, MBF, and CCFNB. Any estimates contained in the analyses performed by Griffin are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Griffin opinion was among several factors taken into consideration by the MBF board in making its determination to approve the merger Agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the MBF board with respect to the fairness of the exchange ratio.

The following is a summary of the material analyses presented by Griffin to the MBF board on April 14, 2023, in connection with Griffin’s fairness opinion. The summary is not a complete description of the analyses underlying the Griffin opinion or the presentation made by Griffin to the MBF board but summarizes the material analyses performed and presented in connection with such opinion.

The preparation of the fairness opinion is a comprehensive and complex, analytical process, involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Griffin did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized within include information presented in a tabular format. Accordingly, Griffin believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

In addition, no transaction or company included in Griffin’s comparative analyses below is identical to the merger, MBF or CCFNB. Accordingly, such analyses are not purely mathematical and involve complex considerations and judgments concerning differences in transaction structure, financial and operating characteristics of the companies (such as, without limitation, differences in geographic markets, personnel, business model, performance, asset and liability rates and maturities, and other factors) and of the banking environment at the time of the opinion.

Summary of Proposal

Pursuant to the Agreement and Plan of Merger, dated as of April 17, 2023, as amended June 21, 2023, by and between MBF and CCFNB, MBF will be merged with and into CCFNB with CCFNB surviving the merger. Muncy Bank, the wholly-owned subsidiary of MBF, will merge with and into FCBT, a wholly-owned subsidiary of CCFNB, with FCBT surviving. Each of the 1,608,358 issued and outstanding shares of MBF common stock will be converted into the right to receive 0.9259 shares of CCFNB common stock. The terms and conditions of the merger are more fully described in the merger agreement.

Transaction Multiples

As of April 14, 2023, the date of Griffin’s opinion, based upon the 30-trading day average closing price of CCFNB stock for the period ended April 12, 2023, excluding closing prices for days on which less than 100 shares were traded1, of $44.66 per share, and based upon the exchange ratio of 0.9259, the value of the consideration to be received by the holders of MBF common stock was $41.35 per share. Based on this per share value, the total purchase price payable to the shareholders of MBF was approximately $66.5 million, which is equal to 143.7% of MBF’s tangible book value, 10.6 times MBF’s earnings for the twelve-month period ending December 31, 2022, reflected a tangible book value premium to MBF’s core deposits of 4.9%, and represented a 3.7% premium to the 30-trading day average closing price of MBF stock for the period ended April 12, 2023, excluding closing prices for days on which less than 100 shares were traded2, of $39.88 per share.

Contribution Analysis

Griffin analyzed the relative contribution of MBF and CCFNB to certain market, financial and operating metrics for the pro forma combined company resulting from the merger. The financial and operating metrics included: (1) average market capitalization, (2) total assets, (3) total net loans, (4) total deposits, (5) common equity,

[1]

CCFNB stock trades OTC Pink on limited volume and in small denominations, and as a result, Griffin determined that closing prices over a 30 day period would be more representative of common stock value than the price as of a single day. Further, odd lot trades under 100 shares are more frequently not representative of current market conditions, and accordingly, closing prices on days with only odd lot trades under 100 shares were excluded from the analyses.

[2]

Muncy stock trades OTCQB on limited volume and in small denominations and as a result, Griffin determined that closing prices over a 30 day period would be more representative of common stock value than the price as of a single day. Further, odd lot trades under 100 shares are more frequently not representative of current market conditions, and accordingly, closing prices on days with only odd lot trades under 100 shares were excluded from the analyses.

(6) tangible common equity, (7) tangible common equity adjusted for accumulated other comprehensive income (“AOCI”), (8) 2022 net income, and (9) 2022 adjusted net income. Tangible common equity was adjusted for AOCI by adding back the negative impact of AOCI for both companies as of December 31, 2022 while 2022 adjusted net income was adjusted by removing non-recurring items for both companies. The relative contribution analysis did not give effect to purchase accounting adjustments, any synergies or other adjustments resulting from the merger. The results of this analysis are summarized in the table below as of and for the twelve months ended December 31, 2022:

	Relative Contribution		Implied Exchange Ratio
	CCFNB	MBF
Balance sheet ($000)
Average Market Capitalization	92,844	64,145	0.8931
Total Assets	944,014	632,605	0.8663
Total Net Loans	525,018	480,762	1.1837
Total Deposits	682,325	551,613	1.0451
Common Equity	85,942	47,505	0.7146
Tangible Common Equity	78,005	46,271	0.7668
Tangible Common Equity Adj. for AOCI	105,389	60,617	0.7435
Income statement ($000)
2022 Net Income	9,514	6,279	0.8532
2022 Adjusted Net Income	9,017	6,191	0.8876
Exchange Ratio in the Merger			0.9259

Discounted Cash Flow Analysis

Griffin performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that MBF could provide to equity holders on a standalone basis. In performing this analysis, Griffin assumed discount rates ranging from 13.00% to 15.00%. Inputs to the discount rate were derived from the Kroll Cost of Capital Module as of March 31, 2023, including a normalized risk free rate of 3.50%, a long term equity risk premium of 6.0%, a size premium of 4.0% and a beta of 0.87%. The range of values was determined by adding (i) the present value of projected cash flows to MBF’s shareholders from 2022 to 2028, based upon the earnings and growth projections provided by MBF’s management, as adjusted for the estimated recapture of MBF’s net unrealized loss on investments over the weighted average life of the portfolio, and assuming a required capitalization rate of 8.00% of tangible assets and (ii) the present value of the terminal value of MBF’s projected forward earnings. In determining the terminal value cash flows, Griffin applied multiples ranging from 9.0x projected forward earnings to 11.0x projected forward earnings, based upon a projected terminal growth rate in the range of 3.0% to 4.0% using the Gordon Growth model. The amounts used in the analysis are as follows:

MBF Estimated Earnings, Growth and Cash Flows ($000)	2022	2023	2024	2025	2026	2027	2028
Projected Total Assets	632,605	680,000	727,000	774,000	820,000	861,000	904,000
Estimated Tangible Assets	631,371	678,367	725,826	772,606	818,828	859,586	902,343
Required Tangible Common Equity	50,510	54,269	58,066	61,808	65,506	68,767	72,187
Projected Net Income to Common	—	6,028	7,127	7,823	8,380	8,980	9,645
Estimated Recapture of Net Unrealized Loss on Investments	—	1,435	1,435	1,435	1,435	1,435	1,435
Required Capital Retention	(4,239)	(3,760)	(3,797)	(3,742)	(3,698)	(3,261)	(3,421)

Estimated Net Cash Flows	(4,239)	3,703	4,765	5,516	6,117	7,154	7,659
Estimated Terminal Value	—	—	—	—	—	—	86,801

Total Cash Flows	(4,239)	3,703	4,765	5,516	6,117	7,154	94,460

The analysis resulted in a range of values of MBF from $36.23 per share to $45.72 per share.

The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of MBF.

Griffin also performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that CCFNB could provide to equity holders on a standalone basis. In performing this analysis, Griffin assumed discount rates ranging from 13.00% to 15.00%. Inputs to the discount rate were derived from the Kroll Cost of Capital Module as of March 31, 2023, including a normalized risk free rate of 3.50%, a long term equity risk premium of 6.0%, a size premium of 4.0% and a beta of 0.87%. The range of values was determined by adding (i) the present value of projected cash flows to CCFNB’s shareholders from 2022 to 2028, based upon the earnings and growth projections provided by CCFNB’s management, as adjusted for the estimated recapture of CCFNB’s net unrealized loss on investments over the weighted average life of the portfolio, and assuming a required capitalization rate of 8.00% of tangible assets, and (ii) the present value of the terminal value of CCFNB’s projected forward earnings. In determining terminal value cash flows, Griffin applied multiples ranging from 9.0x projected forward earnings to 11.0x projected forward earnings, based upon a projected terminal growth rate in the range of 3.0% to 4.0% using the Gordon Growth model. The amounts used in the analysis are as follows:

CCFNB Estimated Earnings, Growth and Cash Flows ($000)	2022	2023	2024	2025	2026	2027	2028
Projected Total Assets	944,014	973,000	995,000	1,031,000	1,068,000	1,109,000	1,152,000
Estimated Tangible Assets	936,077	965,399	986,924	1,023,058	1,060,224	1,101,512	1,143,677
Required Tangible Common Equity	74,886	77,232	78,954	81,845	84,818	88,121	91,494
Projected Net Income	—	8,433	8,596	9,147	9,462	10,239	11,060
Estimated Recapture of Net Unrealized Loss on Investments	—	3,912	3,912	3,912	3,912	3,912	3,912
Required Capital Retention	3,119	(2,346)	(1,722)	(2,891)	(2,973)	(3,303)	(3,373)

Estimated Net Cash Flows	3,119	10,000	10,786	10,168	10,400	10,848	11,598
Estimated Terminal Value	—	—	—	—	—	—	99,537

Total Cash Flows	3,119	10,000	10,786	10,168	10,400	10,848	111,136

The analysis resulted in a range of values of CCFNB from $56.51 per share to $67.75 per share.

The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, capitalization requirements, terminal values, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of CCFNB.

The results of the discounted cash flow analysis and implied exchange ratios are summarized in the table below:

Implied Per Share Value ($)				Implied Exchange Ratio
MBF				CCFNB
Low	Midpoint	High	Low	Midpoint	High	High MBF /Low CCFNB	Midpoint MBF/ Midpoint CCFNB	Low MBF/ High CCFNB
$36.23	$40.78	$45.72	$56.51	$61.90	$67.75	0.8090	0.6588	0.5348

Selected Companies Analysis: MBF and CCFNB

Using publicly available information, Griffin compared the financial performance and condition of MBF to a peer group which included exchange-traded banks with total assets less than $1 billion, 2022 non-interest income less than 30% of total revenue, and 2022 return on average assets between 0.00% and 2.00% as well as OTCQX-listed banks headquartered in Pennsylvania with total assets under $1 billion, 2022 non-interest income less than 30% of total revenue, and 2022 return on average assets between 0.00% and 2.00% with greater than 1,000 shares average daily trading volume. The group excluded mutual holding companies and thrifts converting since January 1, 2019. Companies included in this group were:

First US Bancshares, Inc.	Bank of South Carolina Corporation

Sound Financial Bancorp, Inc.	Home Federal Bancorp, Inc. of Louisiana

Harleysville Financial Corporation	OptimumBank Holdings, Inc.

IF Bancorp, Inc.	First Resource Bancorp Inc.

Juniata Valley Financial Corp.	Commercial National Financial Corporation

United Bancorp, Inc.	Mid-Southern Bancorp, Inc.

To perform this analysis, Griffin used financial information as of the most recently available quarter end (generally December 31, 2022) and market price information as of April 12, 2023.

Griffin’s analysis showed the following results concerning MBF’s and the group’s financial and market information:

		Selected Companies
	MBF	First Quartile	Median	Third Quartile
Total Assets ($000)	632,605	561,589	702,081	842,538
Institutional Ownership	—	5.93	8.12	17.5
ADTV (shares)	311	1,449	1,922	4,101
ROAA (%)	1.00	0.82	0.96	1.07
ROAE (%)	12.75	8.44	10.40	14.80
Loans / Deposits (%)	88.05	70.19	81.05	90.49
Net Interest Margin (%)	3.43	3.08	3.59	3.73
TCE/TA (%)	7.33	7.46	7.89	8.83
Trading Price/LTM Earnings (x)	10.3	8.1	9.0	10.1
Trading Price/TBV (%)	139.0	88.8	99.8	117.3
YTD Price Change (%)	(5.33)	(10.50)	(6.65)	(2.91)

Using publicly available information, Griffin compared the financial performance and condition of CCFNB to a peer group which included exchange-traded banks with total assets between $700 million and $1.1 billion, 2022 non-interest income less than 30% of total revenue, and 2022 return on average assets between 0.00% and 2.00% as well as OTCQX-listed banks headquartered in Pennsylvania with total assets between $500 million and $1.5 billion, 2022 non-interest income to total revenue less than 30%, and 2022 return on average assets between 0.00% and 2.00% that are with greater than 1,000 shares average daily trading volume. The group excluded mutual holding companies and thrifts converting since January 1, 2019 and AmeriServ due to its unionized workforce and activist shareholder.

CB Financial Services, Inc.	Sound Financial Bancorp, Inc.

HMN Financial, Inc.	Harleysville Financial Corporation

Community West Bancshares	IF Bancorp, Inc.

Patriot National Bancorp, Inc.	Juniata Valley Financial Corp.

Auburn National Bancorporation, Inc.	United Bancorp, Inc.

First US Bancshares, Inc.	First Resource Bancorp Inc.

To perform this analysis, Griffin used financial information as of the most recently available quarter end (generally December 31, 2022) and market price information as of April 12, 2023.

Griffin’s analysis showed the following concerning CCFNB and the group’s financial and market information:

		Selected Companies
	CCFNB	First Quartile	Median	Third Quartile
Total Assets ($000)	944,014	829,088	985,509	1,055,395
Institutional Ownership	—	10.64	21.43	28.81
ADTV (shares)	313	1,418	2,349	4,451
ROAA (%)	1.00	0.74	0.94	1.14
ROAE (%)	10.56	8.93	11.12	13.05
Loans / Deposits (%)	77.34	77.87	83.97	100.55
Net Interest Margin (%)	2.55	3.07	3.34	3.78
TCE/TA (%)	8.33	6.87	7.80	8.97
Trading Price/LTM Earnings (x)	8.8	7.7	8.8	9.8
Trading Price/TBV (%)	106.9	83.2	99.5	116.8
YTD Price Change (%)	(16.44)	(11.73)	(6.65)	0.05

Griffin applied MBF’s and CCFNB’s selected company primary trading multiples to MBF’s and CCFNB’s financial information as of December 31, 2022 to determine an implied per share valuation for both CCFNB and MBF and an implied exchange ratio. The following table summarizes the results of this analysis:

	Price / LTM Earnings			Price / TBV
	Implied Per Share Value		Implied Exchange Ratio	Implied Per Share Value		Implied Exchange Ratio
	MBF	CCFNB		MBF	CCFNB
High MBF / Low CCFNB	$39.49	$35.23	1.1209	$33.76	$31.21	1.0817
Median MBF / Median CCFNB	$35.02	$40.06	0.8742	$28.70	$37.33	0.7688
Low MBF / High CCFNB	$31.52	$44.66	0.7059	$25.54	$43.82	0.5828
Exchange Ratio in the Merger			0.9259			0.9259

Selected Transactions Analysis – Mergers of Equals

Griffin reviewed publicly available information related to selected transactions identified as mergers of equals by S&P Global Market Intelligence that had a deal value less than $500 million and were announced after January 1, 2020. The transactions included in the group were:

Acquirer:	Acquiree:

Main Street Financial Services	Wayne Savings Bancshares

LINKBANCORP	Partners Bancorp

Shore Bancshares	The Community Financial Corporation

GNB Financial Services	LINKBANCORP

Virginia National Bankshares	Fauquier Bankshares

Broadway Financial	CFBanc Corporation

Blue Ridge Bankshares	Bay Banks of Virginia

Dime Community Bancshares	Bridge Bancorp

For each transaction referred to above, Griffin compared, among other things, the following reported or implied ratios based on the latest publicly available financial statements of the company prior to the announcement of the acquisition:

1.	Price per common share paid for the acquired company to last twelve months’ earnings per share of the acquired company;

2.	Price per common share paid for the acquired company to tangible book value per share of the acquired company;

3.	Aggregate transaction price in excess of tangible book value of the acquired company as a percentage of core deposits;

4.	Price per common share paid for the acquired company to the acquired company’s most recent closing stock price prior to the announcement of the transaction.

For each metric above, Griffin determined a range of implied valuation per MBF share. Griffin’s analysis showed the following results concerning the proposed merger and the selected transactions:

		Selected Transactions Multiples			MBF Valuation Per Share
	MBF/ CCFNB	1st Quartile	Median	3rd Quartile	1st Quartile	Median	3rd Quartile
Price/LTM Earnings	10.6x	9.5x	10.4x	13.7x	$36.97	$40.48	$53.31
Price/Tangible Book Value	143.7%	103.6%	127.3%	136.9%	$29.81	$36.63	$39.38
Premium/Core Deposits	4.9%	(1.4%)	2.6%	4.4%	$24.26	$37.15	$42.62
Premium/ Market	3.7%	8.1%	12.7%	15.2%	$43.11	$44.96	$45.95

Selected Transactions Analysis – Nationwide Non-Mergers of Equals

Griffin reviewed publicly available information related to selected nationwide transactions for stock banks with total deal values between $50 million and $100 million since June 30, 2022. The group excluded transactions identified as mergers of equals by S&P Global Market Intelligence. The transactions included in the group were:

Acquirer:	Acquiree:

First Mid Bancshares, Inc.	Blackhawk Bancorp, Inc.

Main Street Financial Services Corp.	Wayne Savings Bancshares, Inc.

Mid Penn Bancorp, Inc.	Brunswick Bancorp

Summit Financial Group, Inc.	PSB Holding Corp.

Republic Bancorp, Inc.	CBank

Citizens Financial Services, Inc.	HV Bancorp, Inc.

City Holding Company	Citizens Commerce Bancshares, Inc.

Taichung Commercial Bank	American Continental Bancorp

TowneBank	Farmers Bankshares, Inc.

MVB Financial Corp.	Integrated Financial Holdings, Inc.

Somerset Savings Bank, SLA	Regal Bancorp, Inc.

HomeTrust Bancshares, Inc.	Quantum Capital Corp.

For the transactions referred to above, Griffin compared, among other things, the following reported or implied ratios based on the latest publicly available financial statements of the company prior to the announcement of the acquisition:

1.	Price per common share paid for the acquired company to last twelve months’ earnings per share of the acquired company;

2.	Price per common share paid for the acquired company to tangible book value per share of the acquired company;

3.	Aggregate transaction price in excess of tangible book value of the acquired company as a percentage of core deposits.

4.	Price per common share paid for the acquired company to the acquired company’s most recent closing stock price prior to the announcement of the transaction.

For each metric above, Griffin determined a range of implied valuation per MBF share. Griffin’s analysis showed the following concerning the proposed merger and the selected transactions:

			Selected Transactions Multiples			MBF Valuation Per Share ($)
	MBF/ CCFNB	Low	1st Quartile	Median	3rd Quartile	1st Quartile	Median	3rd Quartile
Price/LTM Earnings	10.6x	4.2x	9.6x	12.6x	16.0x	37.36	49.25	62.63
Price/Tangible Book Value	143.7%	120.3%	133.3%	155.3%	186.7%	38.34	44.69	53.71
Premium/Core Deposits	4.9%	2.2%	3.9%	5.4%	10.6%	41.06	45.89	62.30
Premium/ Market	3.7%	4.2%	9.4%	25.0%	46.2%	43.65	49.86	58.31

Pro Forma Impact Analysis

Griffin performed pro forma merger analyses that combined projected MBF and CCFNB balance sheet and income statement information for periods through 2028. Projected growth, earnings estimates and other assumptions (including, without limitation, MBF fair value and other acquisition accounting adjustments, cost savings, transaction related expenses, and the estimated recapture of MBF’s and CCFNB’s net unrealized losses on investments) were provided by or derived from material provided by MBF and CCFNB.

Griffin’s analyses indicated that, based on the assumptions used, the merger is expected to be approximately 23% and 7% dilutive to CCFNB’s and MBF’s tangible book value per common share, respectively, as of the completion date of the merger, which for modeling purposes was estimated to be December 31, 2023. The analysis also indicated that the transaction is anticipated to be 43% and 24% accretive to CCFNB’s and MBF’s 2024 earnings per common share, respectively, and that FCBT is expected to maintain well-capitalized regulatory capital ratios. Actual results may differ from the projected results, and these differences may be material.

The summary set forth above is not a complete description of the analyses and procedures performed by Griffin while arriving at this opinion.

The board of directors of MBF retained Griffin as the financial adviser to MBF regarding the merger. As part of its investment banking business, Griffin is, from time to time, engaged in the valuation of bank and bank holding company securities in connection with mergers and acquisitions, public and private placement of listed and unlisted securities, rights offerings and other forms of valuations for various purposes. As specialists in the securities of banking companies, Griffin has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, Griffin may, from time to time, have a long or short position in, and buy or sell, debt or equity securities of institutions like, and possibly including MBF and CCFNB, for Griffin’s own account and for the accounts of its customers. To the extent Griffin held any such positions, it was disclosed to MBF.

Pursuant to the engagement agreement between Griffin and MBF, MBF has paid Griffin a fairness opinion fee of $125,000, and the remaining fee of $506,000 is payable at, and contingent upon, the closing of the transaction. MBF has agreed to indemnify Griffin for certain liabilities which could arise as a result of the engagement. In the 2 years preceding the date of the opinion, Griffin provided certain other investment banking advisory services to MBF for which it was paid, in aggregate, approximately $80,000, including advisory fees related to the prior merger process between the parties described in “Background of the Merger”, disposition activities and evaluation of a potential acquisition opportunity. An affiliated law firm, Stevens & Lee, P.C., has provided general corporate legal services to MBF and has been compensated at a market rate for those services. Griffin is currently engaged by CCFNB to advise it on an unrelated matter, and during the two years preceding the date of this letter, Griffin was engaged by CCFNB to assist it in evaluating another opportunity; fees for these engagements with CCFNB are anticipated to be less than $100,000. Stevens & Lee, P.C., has provided legal services to CCFNB generally and in connection with the merger and has been and will be compensated at a market rate for these services.

Interests of Certain CCFNB Directors and Named Executive Officers in the Merger

In considering the recommendation of the CCFNB board of directors to vote for the CCFNB merger proposal, CCFNB shareholders should be aware that the directors and named executive officers of CCFNB may have interests in the merger, including financial interests, that are different from, or in addition to, the interests of CCFNB shareholders generally and that may create potential conflicts of interest. The CCFNB board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and approving the merger agreement, and in recommending to CCFNB shareholders that they vote for the CCFNB merger proposal. For more information, see “—Background of the Merger” beginning on page 113 and “—CCFNB’s Reasons for the Merger; Recommendation of CCFNB’s Board of Directors” beginning on page 120. Such interests are described in more detail below.

Management of Combined Company

Following the consummation of the merger, each current CCFNB named executive officer is expected to continue in an executive officer role for the combined company and/or bank.

Membership on the Board of Directors

The Board of directors of the combined company as of the effective time will consist of twenty (20) members comprised of all twelve (12) of the current CCFNB directors and all eight (8) of the current MBF directors. Board compensation after completion of the merger is discussed below under “- Governance of CCFNB After the Merger; Boards of Directors of CCFNB and FCBT” beginning on page 153. As of the three month anniversary of the closing, the following CCFNB directors have agreed to resign from the CCFNB and FCBT boards of directors and to participate in an advisory board for a three year term: Robert M. Brewington, Jr., Russell S. Cotner, Joanne I. Keenan and Andrew P. Pruden. Each member of the advisory board will be paid $25,000 per year for service on the advisory board. For additional information, see “THE MERGER-Agreement Combined Company Governance” beginning on page 169.

Amendment and Restatement of Employment Agreements

CCFNB and FCBT have entered into amended and restated employment agreements with Lance Diehl and Jeffrey Arnold, providing for increases in their respective annual base salaries, to be effective upon completion of the merger, to $375,000 for Mr. Diehl, and $207,005 for Mr. Arnold, which amounts correspond to the currently higher annual base salaries of their respective MBF and/or Muncy Bank peer, and providing for their respective positions, to be effective upon the completion of the merger, as Chairman, President and Chief Executive Officer of CCFNB and Executive Chairman of FCBT, in the case of Mr. Diehl, and as Executive Vice President and Treasurer of CCFNB and Senior Executive Vice President of Finance and Risk Management of FCBT, in the

case of Mr. Arnold. Mr. Diehl’s amended and restated employment agreement also provides for him to provide his services in his post-merger roles on a part-time basis at least 4 months, but not later than 12 months, after the effective date of the merger, in order to facilitate both the successful integration of CCFNB and MBF after completion of the merger and an orderly transition in senior leadership from Mr. Diehl to Mr. Glunk.

Interests of Certain MBF Directors and Named Executive Officers in the Merger

In considering the recommendations of the MBF board, MBF shareholders should be aware that MBF’s directors and named executive officers have interests in the merger that may be different from, or in addition to, the interests of the MBF shareholders generally. MBF’s board of directors was aware of these interests, including the material terms thereof, and considered them, among other matters, in making its recommendation that MBF’s shareholders vote to approve the MBF merger proposal. These interests are described in more detail below.

The amounts shown below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, and do not reflect certain compensation actions that may be taken or that may occur before completion of the merger.

Employment Agreements of MBF Named Executive Officers

MBF and Muncy Bank are each a party to an Employment Agreement with Mr. Glunk, dated January 22, 2022, which we refer to as the MFB employment agreement. Mr. Glunk’s MBF employment agreement provides for a change in control payment to be made to him if, within twelve (12) months after a change of control (and in any case, before the last day of the term of Mr. Glunk’s MBF employment agreement), Mr. Glunk’s employment is terminated by Muncy Bank or its successor, other than due to disability, death or for cause, or by Mr. Glunk for good reason. The change in control payment that would be due to Mr. Glunk in that circumstance is an amount equal to the sum of 18 months’ annual salary and 150% of his most recent performance bonus, payable as a single lump sum within 60 days of termination of his employment. In addition, MBF will pay Mr. Glunk’s COBRA premium for his health benefits for a total of twelve (12) months, payable in 12 equal monthly payments over that period. If Mr. Glunk’s employment is terminated by Muncy Bank, other than due to disability, death or for cause, or by Mr. Glunk for good reason, and there has been no change in control, Mr. Glunk is entitled to a severance payment equal to (i) the sum of 12 months annual salary and a pro-rated amount of his most recent performance bonus, payable as a single lump sum within 60 days of termination of employment. In addition, MBF will pay Mr. Glunk’s COBRA premium for his health benefits for a total of twelve (12) months, payable in 12 equal monthly payments over that period. Mr. Glunk is prohibited from soliciting employees or clients and from competing with the Bank for a period of 12 months (18 months in the case he is entitled to receive a change of control payment) from the date his employment terminates.

Mr. Glunk entered into a new employment agreement with CCFNB and First Columbia Bank, which will become effective on the effective date of the merger, in which he agreed to waive his right to receive any change of control benefits under his MBF employment agreement related to the merger, terminate his MBF employment agreement and waive the right to accelerate the accrual of retirement benefit payments under a supplemental executive retirement plan, which we refer to as a SERP, with Muncy Bank, dated May 17, 2016, as amended, that would otherwise have been triggered by the merger (which would constitute a change in control under the SERP), in exchange for which CCFNB will pay Mr. Glunk, within 10 days after the merger becomes effective, $375,000, and will assume all future obligations under the SERP. See “SERP Waivers and Payments”, below, for a description of Mr. Glunk’s SERP. Mr. Glunk’s CCFNB employment agreement provides that he will be employed as the Executive Vice President and Chief Operating Officer of CCFNB (after the execution of the merger agreement and Mr. Glunk’s CCFNB employment agreement, the CCFNB board agreed to modify Mr. Glunk’s title to Senior Executive Vice President and Chief Operating Officer of CCFNB) and as President and Chief Executive Officer of FCBT. Mr. Glunk’s CCFNB employment agreement has a term of five years and will renew for another term of three years unless either party gives notice to the other of nonrenewal. Mr. Glunk will receive an initial salary of $375,000 per year under the CCFNB employment agreement. Following a change of control of CCFNB or FCBT, if Mr. Glunk’s employment is terminated other than for cause, disability or death or if Mr. Glunk terminates his employment for good reason, in either case within two years of the date of the change in control, he will be entitled to receive a payment equal to 2.99 times the sum of his salary and the highest cash bonus paid to him in the prior three calendar years, and shall also be entitled to continue to participate in all employee benefits for a period of 36 months or, if he is not permitted to participate in the plans, CCFNB will procure for him and pay for individual health, life, medical and disability plans and benefits that are substantially equivalent. If such payments would exceed the safe harbor payment amount provided by Section 4999 of the Internal Revenue Code, which we refer to as the Code, the payment would be reduced until the amount of the payment does not exceed the greater of (i) the safe harbor amount or (ii) the greatest after-tax amount payable to him after taking into account any excise tax imposed under section 4999 of the Code on the payments. If Mr. Glunk’s employment is involuntarily terminated other than for cause or if he terminates his employment for good reason and there has been no change in control, Mr. Glunk will be entitled to an amount equal to two times his base salary and shall also be entitled to continue to participate in all employee benefits for a period of 24 months or, if he is not permitted to participate in the plans, CCFNB will procure for him and pay for individual health, life, medical and disability plans and benefits that are substantially equivalent. In the CCFNB employment agreement, Mr. Glunk agreed not to solicit the employees or customers of CCFNB and its affiliates or to compete with CCFNB and its affiliates for 24 months after termination of his employment for any reason.

In connection with the merger, Mr. O’Neill entered into an employment agreement with CCFNB and FCBT which will become effective on the effective date of the merger, in which he agreed to waive his right to accelerate the accrual of retirement benefit payments under his SERP with Muncy Bank, dated September 24, 2020, that would otherwise have been triggered by the merger (which would constitute a change in control under the SERP), in exchange for which CCFNB will pay Mr. O’Neill, within 10 days after the merger becomes effective, $25,000, will assume all future obligations under the SERP and will amend the normal retirement age under the SERP from 65 to 60 years. Mr. O’Neill’s CCFNB employment agreement provides that he will be employed as the Senior Vice President and Chief Financial Officer of CCFNB and FCBT (after the execution of the merger agreement and Mr. O’Neill’s employment agreement, the CCFNB and FCBT boards agreed to change Mr. O’Neill’s titles to Executive Vice President and Chief Financial Officer). That agreement has a term of one year and renews annually for successive one year periods unless either party givens notice of nonrenewal. Mr. O’Neill will receive an initial salary of $175,000 per year under the CCFNB employment agreement. Following a change of control of CCFNB or FCBT, if Mr. O’Neill’s employment is terminated other than for cause, disability or death or if Mr. O’Neill terminates his employment for good reason, in either case within two years of the date of the change in control, he will be entitled to receive a payment equal to two times the sum of his salary and the highest cash bonus paid to him in the prior three calendar years, and shall also be entitled to continue to participate in all employee benefits for a period of 24 months or, if he is not permitted to participate in the plans, CCFNB will procure for him and pay for individual health, life, medical and disability plans and benefits that are substantially equivalent. If such payments would exceed the safe harbor payment amount provided by Section 4999 of the Code, the payment would be reduced until the payment does not exceed the greater of (i) the safe harbor amount or (ii) the greatest after-tax amount payable to him after taking into account any excise tax imposed under section 4999 of the Code on the payments. If Mr. O’Neill’s employment is involuntarily terminated other than for cause or if he terminates his employment for good reason and there has been no change in control, Mr. O’Neill will be entitled to an amount equal to two times his base salary and shall also be entitled to continue to participate in all employee benefits for a period of 24 month or, if he is not permitted to participate in the plans, CCFNB will procure for him and pay for individual health, life, medical and disability plans and benefits that are substantially equivalent. In the CCFNB employment agreement, Mr. O’Neill agreed not to solicit the employees or customers of CCFNB and its affiliates or to compete with CCFNB and its affiliates for 24 months after termination of his employment for any reason.

SERP Waivers and Payments

Mr. Glunk’s SERP is payable in equal monthly installments for fifteen (15) years, commencing on the first day of the month following the date of termination of Mr. Glunk’s employment after he attains normal retirement age of 65; however, in the event of a change in control prior to attaining normal retirement age, Mr. Glunk is entitled to receive an annual benefit, estimated as of May 1, 2023, of $109,710, paid in equal monthly installments for fifteen (15) years, commencing the month following separation from service. The SERP provides that Mr. Glunk cannot solicit employees or clients or compete with Muncy Bank or MBF for 2 years after he begins receiving payments under the SERP (which is reduced to 1 year in the event of a change of a change in control and does not include a non-compete). In his CCFNB employment agreement, Mr. Glunk agreed to waive the accelerated accrual of retirement benefit payments due to him under his SERP as a result of the merger (which would constitute a change in control under the SERP), in exchange for which CCFNB will assume the obligation under the SERP, going forward, and make a cash payment to Mr. Glunk as described above. See “Employment Agreements with MBF Executive Officers,” above.

Mr. O’Neill’s SERP is payable in equal monthly installments for fifteen (15) years, commencing on the first day of the month following the date of termination of Mr. O’Neill’s employment after he attains normal retirement age; however, in the event of a change in control prior to attaining normal retirement age, Mr. O’Neill is entitled to receive an annual benefit, estimated as of May 1, 2023, of $37,764, paid in equal monthly installments for fifteen (15) years, commencing the month following separation from service. The SERP provides that Mr. O’Neill cannot solicit employees or clients or compete with Muncy Bank or MBF for 2 years after he begins receiving payments under the SERP (which is reduced to 1 year in the event of a change of a change in control and does not include a non-compete). In his CCFNB employment agreement, Mr. O’Neill agreed to waive the accelerated accrual of retirement benefit payments due to him under his SERP as a result of the merger (which would constitute a change in control under the SERP), in exchange for which CCFNB will amend his normal retirement age under the SERP from 65 to 60 years, assume the obligation under the SERP, going forward, and make a cash payment to Mr. O’Neill as described above. See “Employment Agreements with MBF Executive Officers,” above.

At the effective time of the merger, MBF will terminate all MBF Director Retirement Agreements with its directors and will satisfy its obligations under those agreements by making a lump sum payment to each director of the full change in control benefit provided under each agreement (which would otherwise have been payable in monthly installments over five (5) years to each director). The agreements provide that the director cannot solicit employees or clients or compete with Muncy Bank or MBF for 2 years after he or she begins receiving payments (which is reduced to 1 year in the change of a change in control and in that circumstance does not include a non-compete). The lump sum to be paid to each director upon termination of his or her respective agreement, assuming that occurs on October 1, 2023, is as follows:

Name	Payment
Todd M. Arthur	$71,769
Robert P. Hager	$75,340
J. Howard Langdon	$71,769
Robert M. Rabb	$71,769
Stephen M. Tasselli	$75,340
Bonnie M. Tompkins	$71,769

Other employees having SERP agreements with Muncy Bank agreed to waive the accelerated accrual of retirement benefit payments under their SERPs as a result of the merger (which would constitute a change in control under the SERP) in exchange for a one-time payment from CCFNB, CCFNB’s agreement to assume the obligations under the SERPs going forward and in some cases, entry into an employment agreement with CCFNB.

Board and Advisory Board Service

Each current director of MBF will become a member of the board of directors of CCFNB. Board compensation after completion of the merger is discussed below under “-Governance of CCFNB After the Merger; Boards of Directors of CCFNB and FCBT” beginning on page 153. As of the three month anniversary of the closing, the following MBF directors have agreed to resign from the CCFNB board of directors and to participate in an advisory board for a three year term: Robert M. Rabb and David E. Wallis. Each member of the advisory board will be paid $25,000 per year for service on the advisory board.

Indemnification of Directors and Officers

Following the effective time, CCFNB has agreed to indemnify present and former directors and officers of MBF and its subsidiaries for a period of six years after the effective time of the merger to the fullest extent permitted by applicable laws and under the articles of incorporation or bylaws of MBF or an MBF subsidiary. CCFNB has also agreed to maintain in effect a directors’ and officers’ liability insurance policy for a period of six years after the effective time of the merger with respect to claims arising from facts or circumstances which occurred prior to the effective time of the merger and covering persons who are currently covered by such insurance. The insurance policy must contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the directors and officers as currently provided, subject to a cap on the cost of such policy equal to 250% of the last annual premium paid by MBF.

Governance of CCFNB After the Merger

Boards of Directors of CCFNB and FCBT

At the effective time of the merger, the number of directors that will comprise the full boards of directors of CCFNB and FCBT will be twenty, of which (i) twelve will be all of the existing directors of CCFNB immediately prior to the effective time and (ii) eight will be all of the existing directors of MBF immediately prior to the effective time. Four of the CCFNB directors and two of the MBF directors, however, have agreed, pursuant to the terms of their respective voting agreements, to resign from the boards of directors of CCFNB and FCBT effective as of the three month anniversary of the effective time of the mergers. As a result, the boards of directors of CCFNB and Muncy Bank will thereafter be comprised of fourteen directors, eight of whom will be directors of CCFNB prior to the effective time, referred to in this document as the CCFNB continuing directors, and six of whom will be directors of MFB prior to the effective time, referred to in this document as the MBF continuing directors.

CCFNB has a classified board of directors consisting of three classes. Each director generally holds office for a three-year term. The terms of the classes are staggered so that the term of office of one class expires each year. The eight MBF directors will be appointed among the three classes so that the numbers of directors in each class, both as of the effective time of the merger and after the resignation of directors to be effective upon the three month anniversary of the effective time, will be as nearly equal as possible.

CCFNB has agreed, pursuant to the merger agreement, to renominate each MBF continuing director to one additional term when the initial term of the class to which he or she is appointed expires. In addition, any vacancies in MBF continuing directors occurring during the initial term or the first additional term of the class affected by the vacancy will be generally filled by the remaining MBF continuing directors.

CCFNB also has agreed that after completion of the merger, non-employee director fees will be as follows: (i) $1,550 per month retainer fee; (ii) $700 per month board fee; (iii) $350 per committee meeting fee; (iv) $450 per special meeting fee; and (v) $600 per meeting committee chair fee in lieu of the standard committee meeting fee.

At the effective time, FCBT will establish an Advisory Board of Directors and will appoint to it, for a three year term, each director of CCFNB and FCBT and each director of MBF and Muncy Bank who retires from the CCFNB and Muncy Bank boards of directors, effective as of the three month anniversary of the effective time of the mergers. Advisory Board members will receive an annual fee in the amount of $25,000 for their service.

Key Officers of the Combined Company and the Combined Bank

Lance O. Diehl, currently President and Chief Executive Officer of CCFNB and FCBT, will become Chairman, President and Chief Executive Officer of CCFNB and Executive Chairman of FCBT upon the effective time of the mergers. Robert J. Glunk, currently Chairman, President and Chief Executive Officer of MBF and Muncy Bank, will become Senior Executive Vice President and Chief Operating Officer of CCFNB and President and Chief Executive Officer of FCBT upon the effective time of the mergers.

Mr. Diehl’s amended and restated employment agreement, dated August 2, 2023, with CCFNB and FCBT provides for a term expiring March 31, 2026, at which time it is anticipated that Mr. Diehl would retire from active service as an executive officer of CCFNB and FCBT and Mr. Glunk would succeed Mr. Diehl as chief executive officer of CCFNB. In order to facilitate both a successful integration of CCFNB and MBF upon completion of the merger and an orderly succession transition, Mr. Diehl’s employment agreement further provides that no later than 12 months after the effective date of the merger, but not earlier than 4 months after such effective date, Mr. Diehl, at his election or the election of the CCFNB board of directors, will fulfill his duties as Chairman, President and Chief Executive Officer of CCFNB and Executive Chairman of FCBT on a part-time basis consisting of not less than 3 days per week, or 24 hours per week, and that Mr. Diehl shall make himself available as may be necessary or appropriate to fulfill such duties and responsibilities.

At the effective time, the other key officers of CCFNB and FCBT will be as set forth below:

Other Key CCFNB Officers

•	Jeffrey T. Arnold, Executive Vice President and Treasurer

•	Joseph K. O’Neill, Jr., Executive Vice President and Chief Financial Officer

Other Key FCBT Officers

•	Jeffrey T. Arnold, Senior Executive Vice President of Finance and Risk Management

•	Tammy L. Gunsallus, Senior Executive Vice President of Retail, Operations and Mortgages

•	Paul Page, Executive Vice President and Chief Lending Officer

•	Jeffrey Whitenight, Executive Vice President and Retail Banking Manager

•	Kevin Weinhoffer, Executive Vice President and Chief Commercial Officer

•	Joseph K. O’Neill, Jr., Executive Vice President and Chief Financial Officer

Risk Management

FCBT’s risk management program is conducted under the auspices of a risk management team that includes representatives of the bank’s finance, branch operations, information technology, compliance, deposit operations, loan administration, e-banking, customer support, training and security functions. The risk management team meets on a weekly basis to assess the effectiveness of the FCBT’s processes and procedures affecting all integral operations. Minutes are kept and reported to the board of directors. Among the significant areas managed by the risk management team are exposure limits relating to online and mobile banking, remote deposit capture, wire transfers, debit cards and telephone banking; information security; Gramm, Leach Bliley Act compliance, cybersecurity, ransomware risk assessments; oversight of the bank’s business continuity program, which includes incident response, pandemic response, business impact analysis, department disaster recovery plans, bankwide disaster recovery plans and disaster recovery testing; oversight of the bank’s vendor management program, including review of due diligence results for all high risk vendors; oversight of VPN user access reviews and patch management log reviews; and FCBT’s customer awareness program.

FCBT’s risk management program will stay in place following completion of the merger. Jeffrey T. Arnold, who currently is a member of the FCBT risk management team and is CCFNB’s and FCBT’s chief financial officer, will transition after completion of the merger to become the combined bank’s Senior Executive Vice President of Finance and Risk Management and continue to serve as a member of and to lead the risk management team. He will be joined on the post-merger risk management team by, among others, the following members of the Muncy Bank team: Joseph K. O’Neill, Jr., MBF’s and Muncy Bank’s Senior Vice President and Chief Financial Officer who will become Executive Vice President and Chief Financial Officer of the post-merger CCFNB and FCBT; Tammy Gunsallus, Muncy Bank’s Senior Vice President and Chief Retail Officer who will become Senior Executive Vice President of Retail, Operations and Mortgages of the post-merger FCBT; Stephanie Oakes, Senior Vice President and Chief Operating Officer of Muncy Bank who will become Executive Vice President and Chief Operating Officer of the post-merger FCBT; and Kelli Smith, Muncy Bank’s Vice President Risk and Compliance, who will become the Senior Vice President Bank Secrecy Act/Fraud manager of the post-merger FCBT.

Following completion of the merger, FCBT’s credit risk management program, including the analysis of current and prospective real estate loan customers, will be lead by Muncy Bank’s current chief credit officer, Jason A. Fischer. Mr. Fischer has many years of credit management experience and will oversee a seasoned financial analyst department.

Name and Headquarters

The merger agreement provides that the name of the surviving corporation will be Muncy Columbia Financial Corporation and the name of the surviving bank will be Journey Bank, and that the headquarters and main office of Muncy Columbia Financial Corporation and Journey Bank will remain located in Bloomsburg, Pennsylvania.

Accounting Treatment

CCFNB and MBF prepare their respective financial statements in accordance with GAAP. The merger will be accounted for as an acquisition of MBF by CCFNB under the acquisition method of accounting, and CCFNB will be treated as the acquirer for accounting purposes.

Regulatory Approvals

To complete the merger, CCFNB and MBF need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank regulatory agencies. Subject to the terms of the merger agreement, CCFNB and MBF have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. The term “requisite regulatory approvals” means all regulatory authorizations, consents, orders or approvals (and the expiration or termination of all statutory waiting periods in respect thereof) from the Federal Reserve Board, the FDIC, the PADOBS, and as otherwise set forth in the merger agreement, that are necessary to consummate the transactions contemplated by the merger agreement, including the merger and the bank merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the surviving entity in the merger.

Under the terms of the merger agreement, CCFNB and MBF, and their respective subsidiaries, will not be required or, without the written consent of the other party, permitted to take any action, or commit to take any action, or agree to any condition or restriction in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental entities or regulatory agencies that would reasonably be expected to have a material adverse effect on CCFNB and its subsidiaries, taken as a whole, after giving effect to the merger and the bank merger (a “materially burdensome regulatory condition”).

The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by MBF shareholders in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

Federal Reserve Board and the FDIC

The merger is subject to the approval of (i) the Federal Reserve Board pursuant to section 3 of the Bank Holding Company Act of 1956, as amended, which we call the BHC Act, with respect to the merger, and (ii) the FDIC pursuant to section 18(c)(2)(C) of the Bank Merger Act with respect to the bank merger. The Federal Reserve Board and the FDIC take into consideration a number of factors when acting on applications under section 3 of the BHC Act and the Bank Merger Act, respectively. These factors include the effect of the applicable transaction on competitiveness in affected banking markets, the financial and managerial resources (including consideration of the capital adequacy, liquidity and earnings performance, as well as the competence, experience and integrity of the officers, directors and principal shareholders, and the records of compliance with applicable laws and regulations) and future prospects of the combined organization. The Federal Reserve Board and the FDIC also consider the effectiveness of the applicant in combatting money laundering, meeting the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. Neither the Federal Reserve Board nor the FDIC may approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.

In considering an application under Section 3 of the BHC Act and the Bank Merger Act, the Federal Reserve Board and the FDIC, as applicable, also review the records of performance of the relevant insured depository institutions under the Community Reinvestment Act, or CRA, pursuant to which the Federal Reserve Board and the FDIC must also take into account the record of performance of each of CCFNB and MBF in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by their depository institution subsidiaries. As part of the review process in merger transactions, the Federal Reserve Board and the FDIC may receive protests from community groups and others. In their most recent CRA performance evaluations, FCBT received an overall “outstanding” regulatory rating and Muncy Bank received an overall “satisfactory” regulatory rating.

Furthermore, the BHC Act and the Bank Merger Act require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve Board and the FDIC. Each of the Federal Reserve Board and the FDIC takes into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. Each of the Federal Reserve Board and the FDIC is also authorized to hold one or more public hearings or meetings if it determines that such hearings or meetings would be appropriate. The receipt of written comments or any public meeting or hearing could prolong the period during which the applicable application is under review.

Pursuant to applicable regulations, the Federal Reserve Board will waive the application requirement in connection with the holding company merger if the effective date of the subsidiary bank merger and the holding company merger are the same, the bank merger is subject to prior approval by a federal supervisory agency and both before and after the merger the bank holding company will meet applicable regulatory capital requirements, and the merger does not involve the acquisition of any nonbank company that would require the prior approval of the Federal Reserve Board under Section 4 of the BHC Act. CCFNB and MBF believe that the merger satisfies all of the conditions to qualify for the waiver.

As of the date of this joint proxy statement/prospectus, CCFNB has received notice of the approval of the bank merger by the FDIC and of the granting by the Federal Reserve Board of CCFNB’s request for a waiver, in accordance with applicable regulations, of the requirement to apply for approval of the merger.

PADOBS

The merger is subject to the approval of the PADOBS pursuant to Chapter 1 of the Pennsylvania Banking Code of 1965, as amended, and the bank merger is subject to the approval of the PADOBS pursuant to Chapter 16 of the Banking Code. The PADOBS must consider, among other things, whether the proposed transaction adequately protects the interests of depositors, other creditors and shareholders. The PADOBS also must consider whether the proposed transaction would be consistent with adequate and sound banking and in the public interest on the basis of the financial history and condition of the parties, their prospects, the character of their management, the potential effect of the merger or consolidation on competition and the convenience and needs of the area primarily to be served by the resulting institution.

As of the date of this joint proxy statement/prospectus, CCFNB has received notice that the merger and the bank merger have been approved by the PADOBS.

Department of Justice

In addition to the Federal Reserve Board, the FDIC and the PADOBS, the Antitrust Division of the U.S. Department of Justice, or DOJ, conducts a concurrent competitive review of the mergers to analyze the mergers’ competitive effects and determine whether the merger would result in a violation of the antitrust laws. Transactions approved under section 3 of the BHC Act or the Bank Merger Act generally may not be completed until thirty (30) days after the approval of the applicable federal agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than fifteen (15) days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the mergers, the DOJ could analyze their effect on competition differently than the Federal Reserve Board or the FDIC, and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board or the FDIC regarding the mergers’ effects on competition. A determination by the DOJ not to object to the mergers may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.

Appraisal or Dissenters’ Rights in the Merger

General

MBF shareholders have the right under Pennsylvania law to dissent from the merger agreement and obtain the “fair value” of their shares in cash as determined by an appraisal process in accordance with the procedures under Subchapter D of Chapter 15 of the PBCL. CCFNB shareholders do not have dissenters’ or appraisal rights. Following is a summary of the rights of dissenting shareholders. The summary is qualified in its entirety by reference to Annex F, which sets forth the applicable dissenters’ rights provisions of Pennsylvania law. MBF shareholders who are considering exercising dissenters’ rights should read carefully the summary below and the full text of the law set forth in Annex F.

In the discussion of dissenters’ rights, the term “fair value” means the value of a share of MBF common stock immediately before the day of the effective date of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.

Before the effective date of the merger, MBF shareholders should send any written notice or demand required in order to exercise dissenters’ rights to Muncy Bank Financial, Inc., 2 N. Main Street, Muncy PA (Attn: Secretary). After the effective date of the merger, all dissenters should send any correspondence to CCFNB Bancorp, Inc., 232 East Street, Bloomsburg, PA 17815 (Attn: Secretary).

Notice of Intention to Dissent

If you wish to dissent from the merger, you must do the following:

•

Prior to the vote on the merger agreement by MBF shareholders at the MBF special meeting, file with MBF a written notice of your intention to demand payment of the fair value of your shares of common stock if the merger is completed;

•	Make no change in your beneficial ownership of the MBF common stock from the date you give notice of your intention to demand fair value of your shares through the day of the merger; and

•	Not vote your shares of MBF common stock to adopt the merger agreement at the special meeting.

Simply providing a proxy against or voting against the proposed merger will not constitute notice of your intention to dissent. Further, if you submit a proxy, but do not indicate how you wish to vote, your right to dissent will be lost.

Notice to Demand Payment

If the merger is adopted by the required vote of MBF shareholders, MBF will mail a notice to all those dissenting shareholders who gave due notice of their intention to demand payment of the fair value of their shares and who did not vote to adopt the merger agreement. The notice will state where and when dissenting shareholders must deliver a written demand for payment and where such dissenting shareholder must deposit certificates for the shares of MBF common stock for which they dissented in order to obtain payment. The notice will include a form for demanding payment and a copy of the relevant provisions of Pennsylvania law. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.

Failure to Comply with Required Steps to Dissent

You must take each step in the indicated order and in strict compliance with Pennsylvania law in order to maintain your dissenters’ rights. If you fail to follow these steps, you will lose the right to dissent, and you will receive the same merger consideration as shareholders who do not dissent.

Payment of Fair Value of Shares

Promptly after the effective date of the merger, or upon timely receipt of demand for payment if the closing of the merger has already taken place, CCFNB will send each dissenting shareholder who has deposited his, her or its stock certificates, the amount that CCFNB estimates to be the fair value of the MBF common stock held by such dissenting shareholder. The remittance or notice will be accompanied by:

•

A closing balance sheet and statement of income of MBF for the fiscal year ending not more than 16 months before the date of remittance or notice, together with the latest available interim financial statements;

•	A statement of CCFNB’s estimate of the fair value of MBF’s common shares, and

•	A notice of the right of the dissenting shareholder to demand supplemental payment, accompanied by a copy of the relevant provisions of Pennsylvania law.

Estimate by Dissenting Shareholder of Fair Value of Shares

If a dissenting shareholder believes that the amount stated or remitted by CCFNB is less than the fair value of their MBF common stock, the dissenting shareholder must send its estimate of the fair value (deemed a demand for the deficiency) of such common stock to CCFNB within 30 days after CCFNB mails its remittance. If the dissenting shareholder does not file its estimated fair value within 30 days after the mailing by CCFNB of its remittance, the dissenting shareholder will be entitled to no more than the amount remitted by CCFNB.

Valuation Proceedings

If any demands for payment remain unsettled within 60 days after the latest to occur of:

•	The effective date of the merger;

•	Timely receipt by MBF or CCFNB, as the case may be, of any demands for payment; or

•

Timely receipt by MBF or CCFNB, as the case may be, of any estimates by dissenters of the fair value, then, CCFNB may file an application in the Court of Common Pleas requesting that the court determine the fair value of the MBF common stock. If this happens, all dissenting shareholders whose demands have not been settled, no matter where they reside, will become parties to the proceeding. In addition, a copy of the application will be delivered to each dissenting shareholder.

If CCFNB were to fail to file the application, then any dissenting shareholder, on behalf of all dissenting shareholders who have made a demand and who have not settled their claim against CCFNB, may file an application in the name of CCFNB at any time within the 30-day period after the expiration of the 60-day period and request that the Court of Common Pleas determine the fair value of the MBF common stock. The fair value determined by the Court of Common Pleas may, but need not, equal the dissenting shareholders’ estimates of fair value. If no dissenter files an application, then each dissenting shareholder entitled to do so shall be paid no more than CCFNB’s estimate of the fair value of their MBF common stock, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Court of Common Pleas finds fair and equitable.

CCFNB intends to negotiate in good faith with any dissenting shareholder. If, after negotiation, a claim cannot be settled, then CCFNB will file an application requesting that the fair value of the MBF common stock be determined by the Court of Common Pleas.

Cost and Expenses

The costs and expenses of any valuation proceedings performed by the Court of Common Pleas, including the reasonable compensation and expenses of any appraiser appointed by such court to recommend a decision on the issue of fair value, will be determined by such court and assessed against CCFNB, except that any part of the costs and expenses may be apportioned and assessed by such court against any or all of the dissenting shareholders who are parties and whose action in demanding supplemental payment is dilatory, obdurate, arbitrary, vexatious or in bad faith, in the opinion of such court.

MBF shareholders wishing to exercise their dissenters’ rights should consult their own counsel to ensure that they fully and properly comply with applicable requirements.

Income Tax Consequences

The exercise of dissenters’ rights may result in taxable income to you. Neither CCFNB nor MBF has obtained a tax opinion regarding the tax consequences of a shareholder’s exercise of dissenters’ rights. Accordingly, those who wish to exercise their dissenters’ rights should consult their own tax advisors regarding the tax consequences of such an election.

FAILURE TO FOLLOW THE PROCEDURES SET FORTH IN SUBCHAPTER D OF CHAPTER 15 OF THE PBCL REGARDING DISSENTERS’ RIGHTS WILL CONSTITUTE A WAIVER OF APPRAISAL RIGHTS. SHAREHOLDERS MAY WISH TO CONSULT INDEPENDENT COUNSEL BEFORE EXERCISING DISSENTERS’ RIGHTS.

THE MERGER AGREEMENT

This section of the joint proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this joint proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Annex A to this document and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about CCFNB or MBF. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings CCFNB and MBF make with the SEC, as described in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 199 of this joint proxy statement/prospectus.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about CCFNB and MBF contained in this joint proxy statement/prospectus or in public reports of CCFNB or MBF filed with the SEC, may supplement, update or modify the factual disclosures about CCFNB and MBF contained in the merger agreement. The merger agreement contains representations and warranties by MBF, on the one hand, and by CCFNB, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by CCFNB and MBF were made solely for the benefit of the parties to the merger agreement and are qualified and subject to important limitations agreed to by CCFNB and MBF in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that CCFNB and MBF each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about CCFNB and MBF at the time they were made or otherwise.

Structure of the Merger

Each of MBF’s and CCFNB’s respective board of directors has unanimously approved and adopted the merger agreement. In the merger, MBF will merge with and into CCFNB, with CCFNB as the surviving entity. Immediately following the merger, Muncy Bank will merge with and into FCBT, with FCBT as the surviving bank.

Merger Consideration

Each share of MBF common stock issued and outstanding immediately prior to the effective time, except for shares of MBF common stock owned by MBF as treasury stock or owned by MBF or CCFNB (in each case, other than shares of MBF common stock (i) held in any trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity and that are beneficially owned by third parties or (ii) held, directly or indirectly, by MBF or CCFNB in respect of debts previously contracted), will be converted into the right to receive 0.9259 shares of CCFNB common stock.

If the outstanding shares of MBF common stock or CCFNB common stock are increased, decreased, changed into or exchanged for a different number or class of shares as a result of a stock split, reverse stock split, stock dividend, extraordinary dividend, recapitalization, reclassification, subdivision, combination of shares or other similar change in capitalization, an appropriate and proportionate adjustment will be made to the exchange ratio to give CCFNB shareholders and MBF shareholders the same economic effect as contemplated by the merger agreement prior to such event.

Fractional Shares

CCFNB will not issue any fractional shares of CCFNB common stock in the merger. Instead, a former holder of MBF common stock who otherwise would have received a fraction of a share of CCFNB common stock will receive an amount in cash rounded to the nearest cent. This cash amount will be determined by multiplying (i) the average of the closing sale prices of CCFNB common stock on OTC Pink on each trading day in which 100 or more shares of CCFNB common stock trade during the thirty (30) consecutive trading days ending on the date which is five (5) business days before the date on which all required regulatory approvals have been received.

Closing and Effective Time of the Merger

The merger will become effective at such date and time specified in the statement of merger to be filed with the Department of State of the Commonwealth of Pennsylvania. The closing will occur remotely by electronic exchange of documents or overnight courier exchange of documents or at the headquarters of CCFNB on the first business day of the first month immediately following the month in which all of the conditions set forth in the merger agreement have been satisfied or, if permitted by applicable law, waived (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver thereof) provided, however, that if such conditions are satisfied within the last fifteen days of a month, the closing will occur on the first business day of the second month following such date provided that in no case shall closing occur earlier than October 1, 2023, unless another date, time or place is agreed to in writing by CCFNB and MBF.

Exchange of Shares

Exchange Procedures

As promptly as practicable after the effective time, but in no event later than five (5) business days thereafter, CCFNB will cause the exchange agent to mail to each holder of record of MBF shares a letter of transmittal and instructions for use in effecting the surrender of certificates in exchange for the merger consideration (which, for purposes of this joint proxy statement/prospectus, shall be deemed to include new certificates for CCFNB shares or, at CCFNB’s option, evidence in book-entry form) representing the number of whole shares of CCFNB common stock and any cash in lieu of fractional shares into which the shares of MBF common stock represented by such certificates for MBF shares shall have been converted, as well as any dividends or distributions to be paid as described in “—Dividends and Distributions” below.

If a certificate for MBF common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration in the merger upon receipt of (i) evidence to the reasonable satisfaction of CCFNB that any such certificate has been lost, wrongfully taken or destroyed; (ii) such security or indemnity as reasonably may be requested by CCFNB in accordance with industry standards to indemnify and hold harmless CCFNB and the exchange agent; and (iii) evidence satisfactory to CCFNB that such person is the owner of the shares represented by each certificate claimed to be lost, wrongfully taken or destroyed and is the person who would be entitled to present such certificate for exchange pursuant to the merger agreement.

Withholding

CCFNB will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any cash in lieu of fractional shares, any dividends or distributions or any other consideration payable under the merger agreement to any holder of MBF common stock the minimum amounts it is required to deduct and withhold under the Code or any provision of tax law. If any such amounts are withheld such amounts will be treated for all purposes of the merger agreement as having been paid to the holder from whom they were withheld.

Dividends and Distributions

No dividends or other distributions declared with respect to CCFNB common stock will be paid to the holder of any unsurrendered certificate representing shares of MBF common stock until the holder surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate representing shares of MBF common stock in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which theretofore had become payable with respect to the whole shares of CCFNB common stock into which the shares of MBF common stock represented by such certificate have been converted.

Representations and Warranties

The merger agreement contains representations and warranties made by MBF to CCFNB and by CCFNB to MBF relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the mergers;

•	required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the mergers;

•	reports to regulatory authorities;

•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;

•	dividends, distributions and purchases, sales or issuances of its stock;

•	absence of fees to brokers, finders and financial advisors in connection with the merger other than TKG and Griffin;

•	the absence of certain changes or events;

•	legal proceedings;

•	tax matters;

•	title to and condition of assets;

•	labor relations, employment agreements, and employee benefit plans;

•	compliance with applicable laws and governmental authorizations;

•	certain contracts;

•	risk management instruments;

•	environmental matters;

•	investment securities and commodities;

•	intellectual property and computer systems;

•	privacy;

•	related party transactions;

•	inapplicability of takeover statutes;

•	absence of action or circumstance that would prevent the merger from qualifying as a reorganization under Section 368(a) of the Code;

•	opinions from each party’s respective financial advisor(s);

•	director and officer voting agreements;

•	absence of beneficial ownership of more than five percent (5%) of outstanding CCFNB shares, in the case of MBF, and of MBF shares, in the case of CCFNB;

•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents;

•	loan portfolio matters;

•	insurance matters;

•	financial institutions bonds;

•	subordinated indebtedness;

•	no investment advisor subsidiaries or broker-dealer subsidiaries; and

•	administration of fiduciary accounts.

The representations and warranties in the merger agreement are subject, in some cases, to specified exceptions and qualifications contained in the confidential disclosure schedules delivered by CCFNB and MBF, respectively).

In addition, certain representations and warranties of CCFNB and MBF are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either CCFNB and MBF or CCFNB as the surviving entity in the merger, means any effect or circumstance that (i) has a material negative effect on the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole or (ii) does or would reasonably be expected to materially impair the ability of such party to perform its obligations under the merger agreement or to timely consummate the transactions contemplated by the merger agreement.

However, with respect to clause (i), a material adverse effect will not be deemed to include the impact of:

•	changes, after the date of the merger agreement, in U.S. generally accepted accounting principles or applicable regulatory accounting requirements;

•

changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

•

changes, events, or developments, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak or escalation of war or hostilities, any occurrence or threat of acts of terrorism or any armed hostilities associated therewith and any national or international calamity, natural disaster or other force majeure event or the declaration of any national or global epidemic, pandemic or disease outbreak (including the COVID-19 virus) or the material worsening of such conditions threatened or existing as of the date of this agreement, or emergency or any escalation thereof) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, or other changes, events or developments, after the date hereof, that affect bank or savings associations or their holding companies generally;

•

the failure, in and of itself, of such party to meet earnings projections or internal financial forecasts or any decrease in the market price of a party’s common stock, but not including the underlying causes thereof;

•

disclosure or consummation of the transactions contemplated by the merger agreement or actions expressly required by or authorized by the merger agreement in contemplation of the transactions contemplated by the merger agreement;

actions or omissions taken pursuant to the written consent or request of CCFNB, in the case of MBF, or MBF, in the case of CCFNB; or

•

the announcement of the merger agreement and the transactions contemplated thereby, and compliance with the merger agreement on the assets, business, financial condition or results of operation of a party and its subsidiaries, including reasonable expenses incurred in consummating the transactions contemplated by the merger agreement;

except, with respect to the first, second, third and fourth bullets described above, to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.

The representations and warranties in the merger agreement do not survive the effective time.

Covenants and Agreements

Conduct of Businesses Prior to the Consummation of the Merger

Prior to the effective time (or earlier termination of the merger agreement), except as expressly contemplated or permitted by the merger agreement (including as set forth in the confidential disclosure schedules), or as consented to in writing by the other party (such consent not to be unreasonably withheld), and subject to certain specified exceptions, each of CCFNB and MBF will, and will cause its subsidiaries to (a) use all reasonable efforts to carry on its business in the ordinary course, (b) use reasonable efforts to preserve its present business organization, retain the services of its present officers, (c) maintain its structures, equipment and other real property and tangible personal property in good repair, order and condition, except for ordinary wear and tear and damage by casualty, (d) use all reasonable efforts to preserve or collect all material claims and courses of action belonging to it, (e) keep in full force and effect all insurance policies now carried by it, (f) perform in all material respects its respective obligations under all material contracts to which it is a party or by which it may be bound or which relate to or affect its properties, assets and business, (g) maintain its books of account and other records in the ordinary course of business, (h) comply in all material respects with all statutes, laws, ordinances, rules and regulations, decrees, orders, consent agreements, memoranda of understanding and other federal, state and local government directives applicable to it and to the conduct of its business, (i) in determining the additions to loan loss reserves and loan write-offs, writedowns and other adjustments and reserves, and classifying, valuing and retaining its investment portfolio; it shall perform its accounting in accordance with GAAP and inform the other party of any material changes in accounting principles, (i) file all tax returns and pay in full or make adequate provision for the payment of all taxes, interest, penalties, assessments and deficiencies and report all such information truthfully, accurately and completely, (l) retain the services of its present officers and employees and maintain its relationships with customers, suppliers and others with whom it has business dealings.

Additionally, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, neither MBF nor CCFNB will take, and will not permit any of its subsidiaries to, without the prior written consent of the other party to the merger agreement (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:

•

other than in the ordinary course of business, incur any indebtedness for borrowed money, assume guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any person;

•

create, borrow, incur or assume any long-term (1 year or more) loan, borrowing or indebtedness in excess of $5,000,000 in the aggregate without the prior written approval of the chief financial officer or chief executive officer of the other party;

•	adjust, split, combine or reclassify any capital stock;

•

make, declare or pay any dividend other than payments of regular dividends at historical rates and amounts, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for shares of its capital stock, except dividends paid by FCBT or Muncy Bank, as applicable;

•

grant any stock options, stock appreciation rights, performance shares, restricted stock units, deferred stock units, shares of restricted stock or other equity-based awards or interests, or grant any person any right to acquire any shares of its capital stock;

•	issue, sell, transfer, or otherwise permit to become outstanding any additional shares of capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock;

•	enter into a new line of business;

•

make any material acquisition or disposition of any of its properties or assets, merge or consolidate with any entity or purchase or acquire all or substantially all of the business or assets of any person, or transfer or sell a substantial portion of its business or assets to any person, or subject any of its properties or assets to any material lien, claim, charge or encumbrance, except for loan and investment activity engaged in the ordinary course of business consistent with past practice;

•

except for transactions in the ordinary course of business make any material investment by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person other than a wholly owned subsidiary of MBF or CCFNB, as applicable;

•

terminate, materially amend, or waive any material provision of any material contracts, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts or leases in the ordinary course of business and without material adverse changes of terms with respect to MBF or CCFNB or enter into any material contract;

•

increase the rate of compensation of or pay a bonus or severance compensation to any employee, establish or amend any employee benefit plan, except as required by law, or, except pursuant to the terms and conditions of the merger agreement, enter into or amend any employment obligation, severance or “change in control” agreement or arrangement with any officer, director, employee or consultant, or hire any new employee, except for the hiring of at will employees at annual cash compensation not to exceed $75,000;

•

settle any material claim, suit, action or proceeding, except in the ordinary course of business, provided that the amount for which MBF or CCFNB would be liable, net of any insurance recoveries, for all such settlements shall not exceed $35,000 in the aggregate and no such settlement shall impose any material restriction on the business of MBF or CCFNB;

•

take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger and the bank merger, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•	amend its or its subsidiary bank’s articles of incorporation or bylaws, except in accordance with the terms of the merger agreement or as necessary to consummate the transaction;

•

materially restructure or materially change its investment securities or derivatives portfolio, or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or purchase any security below investment grade;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

•

make any loans or extensions of credit or grant additional credit to a current borrower, except in the ordinary course of business, provided that any individual unsecured loan or unsecured extension of credit, or grant of additional unsecured credit, in excess of $250,000, or any individual secured loan or secured extension of credit or grant of additional secured credit in excess of $3,000,000 that has not been approved and committed as of the date of the merger agreement shall require the prior written approval of the chief lending officer, chief commercial officer or chief executive officer of the other party;

•

sell any investment security, except in the ordinary course of business, provided that if the amount of investment securities sold in any transaction, together with all other sales of investment securities settled after the date of the merger agreement, shall exceed $5,000,000 in the aggregate, the prior written approval of the chief financial officer or chief executive officer of the other party shall be required;

•

create, borrow, incur or assume any long-term (1 year or more) loan, borrowing or indebtedness in excess of $5,000,000 in the aggregate without the prior written approval of the chief financial officer or the chief executive officer of the other party;

•

knowingly take or permit to be taken any action which would constitute or cause a material breach of representations and warranties set forth in the merger agreement as of or subsequent to the date of the merger agreement or as of the effective date of the merger, or that is intended or expected to result in any of the conditions to the merger not being satisfied;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its subsidiaries;

•

make any material changes in policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, buying or selling rights to service loans, (ii) investment, deposit pricing, risk and asset liability management or other banking and operating matters (including any change in the maximum ratio or similar limits as a percentage of capital exposure applicable with respect to the loan portfolio or any segment thereof) or (iii) hedging, in each case, except as required by law or requested by a governmental entity;

•

make any capital expenditures, except for capital expenditures in the ordinary course of business or as necessary to maintain existing assets in good repair in amounts not exceeding $100,000 in the aggregate;

•	make application for the opening, relocation or closing of any, or open, relocate or close any branch office, or automated banking location;

•

make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business; reduce the amount of insurance coverage or fail to renew any existing insurance policy, in each case, with respect to its key employees, properties or assets;

•	enter into any related party transaction, except loans in accordance with applicable federal banking regulations; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Regulatory Matters

CCFNB and MBF have agreed to cooperate with each other and use their respective best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger).

Each of CCFNB and MBF has agreed to use its reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any governmental entity with respect to the merger agreement or the transactions contemplated thereby. However, in no event will MBF or CCFNB, or any of their respective subsidiaries be required, and neither MBF or CCFNB, nor any of their respective subsidiaries will be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals and authorizations of governmental entities or regulatory agencies that would reasonably be expected to have a material burdensome effect on CCFNB, MBF or their subsidiaries, taken as a whole.

CCFNB and MBF have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement, as well as to consult with each other and keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement.

To the extent permitted by applicable law, CCFNB and MBF have also agreed to promptly advise each other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by this merger agreement that causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

Employee Matters

The merger agreement provides, subject to any positions that may be eliminated as a result of the consolidation of operations in connection with the mergers, that CCFNB and FCBT will use good faith efforts to retain each present employee of CCFNB and MBF in a comparable position or a position with comparable responsibilities and salary compensation or, if offered to and accepted by an employee, a position for which the employee is qualified at a compensation commensurate with the position. CCFNB and MBF will cooperate, prior to the effective time of the mergers, to identify those employees of each company who will be retained after the effective time of the merger.

Any employee of CCFNB or MBF, other than any employee who is or who becomes as of the date of the merger agreement a party to an employment agreement with CCFNB and First Columbia Bank, who is not offered employment with CCFNB as of the effective time of the mergers or who continues in the employment of CCFNB at the effective time and is subsequently terminated, other than as a result of unsatisfactory performance, within twelve (12) months following the effective time of the mergers, will be entitled to severance benefits equal to $1,000 for each full year of service with CCFNB or MBF, with a minimum of $5,000 and a maximum of $20,000.

Prior to the effective time, CCFNB and MBF will cooperate in reviewing, evaluating and analyzing the CCFNB benefit plans and MBF benefit plans in order to establish the benefit plans to be made available to CCFNB employees after the effective time of the merger. The review will take into consideration benefits that were provided to employees under the CCFNB and MBF benefit plans and benefits provided by peer institutions in the establishment of any new or amended benefits plans to be provided by CCFNB to employees after the effective time of the mergers. CCFNB and MBF may jointly determine to amend, freeze, merge or terminate any benefit plan of CCFNB or MBF before or after the effective time of the merger in connection with establishing the benefit plans to be made available for CCFNB employees after the effective time of the merger.

All retained employees will be provided with credit for all years of service with CCFNB or MBF and their predecessors prior to the effective time of the merger for purposes of eligibility and vesting, but not for purposes of benefit accrual in the case of former MBF employees. Any eligibility waiting periods under group health plans will be waived for all retained employees. Deductibles or out-of-pocket expenses incurred by former MBF employees and their beneficiaries and dependents during the portion of the calendar year prior to their participation in CCFNB’s health plans after the effective time of the merger will be credited to their benefit. CCFNB has agreed to honor, or cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to and contractual rights of current and former MBF employees including, without limitation, any benefits or rights arising as a result of the mergers, but CCFNB is not required to maintain any specific benefit plan or guarantee the employment of any employee for any period of time.

The merger agreement requires MBF to terminate or cancel and pay out in accordance with Muncy Bank’s applicable policies and procedures, all accrued sick time to all MBF employees who are at least sixty (60) years of age, are employed as of the effective time of the mergers and have accrued sick time for which they are entitled to be compensated, and obtain satisfactory receipts and releases from each such employee, and to amend its accrued sick time policy to terminate its policy of paying employees who retire at sixty-five (65) years of age or older for accrued sick time. Under the merger agreement, CCFNB has agreed to credit as sick time under First Columbia Bank’s sick time policies for each former MBF employee who is employed by CCFNB as of the effective time of the merger for the unused sick time accrued for such employee by Muncy Bank (i) for the period January 1, 2023 through the effective time of the mergers, plus two (2) additional days of sick time, but not more than, in any individual case, ten (10) days of sick time and (ii) for each employee who is less than sixty (60) years of age, up to 500 hours for the period through December 31, 2022.

Under the merger agreement, CCFNB also has agreed to credit as vacation time under First Columbia Bank’s vacation time policies, for each former MBF employee who is employed by CCFNB as of the effective time, the unused earned vacation time accrued for such employee by Muncy Bank as of the effective time.

CCFNB and MBF each have established a stay bonus pool in the amount of $100,000 to provide cash incentives to its respective employees to remain employed by CCFNB or MBF as the case may be. CCFNB and MBF will mutually agree on the employees to whom stay bonuses will be offered and the amounts and terms of payment of each stay bonus.

Under the merger agreement, MBF agrees to make its employees available for training to ensure that its facilities will be properly operating in accordance with the surviving corporation’s policies after the merger.

Director and Officer Indemnification, Insurance, and Retirement Agreements

The merger agreement provides that from and after the effective time, CCFNB, as the surviving entity in the merger, will indemnify and hold harmless all present and former directors, officers, managers and employees of MBF and its subsidiaries against, and will advance expenses as incurred to such persons in respect of, all costs and liabilities arising out of the fact that such person is or was a director, officer or employee of MBF or its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement, in each case to the extent (subject to applicable law) such persons are indemnified or entitled to such advancement of expenses as of the date of the merger agreement by MBF pursuant to the MBF or Muncy Bank articles of incorporation and bylaws; provided, that in the case of advancement of expenses, any such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

The merger agreement requires CCFNB, as the surviving entity in the merger, to maintain for a period of up to six (6) years after consummation of the merger, “tail” coverage relating to MBF’s existing directors’ and officers’ liability insurance policy, in such amount and with terms and conditions that are no less favorable than the directors and officers liability policy of MBF as of the date of the merger agreement. CCFNB, however, is not required to spend annually more than two hundred and fifty percent (250%) of the current premium for MBF’s existing directors and officers liability insurance policy (the “premium cap”), however, if CCFNB is unable to obtain and maintain such policy as a result of such limitations, it shall obtain as much comparable insurance as is available at such time for the premium cap. CCFNB may substitute for the tail coverage policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous with respect to claims arising from facts or circumstances which occur prior to the effective date of the merger covering persons who are covered by such insurance immediately prior to the effective date.

The merger agreement requires that MBF terminate any MBF director retirement agreements, in accordance with the terms thereof, and that each director whose retirement plan is so terminated be paid the change in control benefit in a lump sum at the effective time.

Name and Headquarters

The merger agreement provides that the name of the surviving corporation will be Muncy Columbia Financial Corporation and the name of the surviving bank will be Journey Bank, and that the headquarters of Muncy Columbia Financial Corporation and Journey Bank will remain located in Bloomsburg, Pennsylvania.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the preparation and filing of the registration statement of which this joint proxy statement/prospectus is a part, that upon the request of the other party, each company will retain a proxy solicitor in connection with the solicitation of shareholder approval, compliance with applicable state blue sky laws, no purchase or sale of the stock of the other party to the merger, access to information and officers of the other company, the payment of transaction expenses, notice of changes, the preparation of additional financial statements and the updating of schedules.

Combined Company Governance

Boards of Directors of the Combined Company and the Combined Bank

At the effective time of the merger, the number of directors that will comprise the full boards of directors of CCFNB and FCBT will be twenty, of which (i) twelve will be all of the existing directors of CCFNB immediately prior to the effective time and (ii) eight will be all of the existing directors of MBF immediately prior to the effective time. Four of the CCFNB directors and two of the MBF directors, however, have agreed, pursuant to the terms of their respective voting agreements, to resign from the boards of directors of CCFNB and FCBT effective as of the three month anniversary of the effective time of the mergers. As a result, the boards of directors of CCFNB and Muncy Bank will thereafter be comprised of fourteen directors, eight of whom will be directors of CCFNB prior to the effective time, referred to in this document as the CCFNB continuing directors, and six of whom will be directors of MFB prior to the effective time, referred to in this document as the MBF continuing directors.

CCFNB has a classified board of directors consisting of three classes. Each director generally holds office for a three-year term. The terms of the classes are staggered so that the term of office of one class expires each year. The eight MBF directors will be appointed among the three classes so that the numbers of directors in each class, both as of the effective time of the merger and after the resignation of directors to be effective upon the three month anniversary of the effective time, will be as nearly equal as possible.

CCFNB has agreed, pursuant to the merger agreement, to renominate each MBF continuing director to one additional term when the initial term of the class to which he or she is appointed expires. In addition, any vacancies in MBF continuing directors occurring during the initial term or the first additional term of the class affected by the vacancy will be generally filled by the remaining MBF continuing directors.

CCFNB also has agreed that after completion of the merger, non-employee director fees will be as follows: (i) $1,550 per month retainer fee; (ii) $700 per month board fees; (iii) $350 per committee meeting fee; (iv) $450 per special meeting fee; and (v) $600 per meeting committee chair fee in lieu of the standard committee meeting fee.

At the effective time, FCBT will establish an Advisory Board of Directors and will appoint to it, for a three year term, each director of CCFNB and FCBT and each director of MBF and Muncy Bank who retires from the CCFNB and Muncy Bank boards of directors, effective as of the three month anniversary of the effective time of the mergers. Advisory Board members will receive an annual fee in the amount of $25,000 for their service.

Key Officers of the Combined Company and the Combined Bank

Lance O. Diehl, currently President and Chief Executive Officer of CCFNB and FCBT, will become Chairman, President and Chief Executive Officer of CCFNB and Executive Chairman of FCBT upon the effective time of the mergers. Robert J. Glunk, currently Chairman, President and Chief Executive Officer of MBF and Muncy Bank, will become Senior Executive Vice President and Chief Operating Officer of CCFNB and President and Chief Executive Officer of FCBT upon the effective time of the mergers.

Mr. Diehl’s amended and restated employment agreement, dated August 2, 2023, with CCFNB and FCBT provides for a term expiring March 31, 2026, at which time it is anticipated that Mr. Diehl would retire from active service as an executive officer of CCFNB and FCBT and Mr. Glunk would succeed Mr. Diehl as chief executive officer of CCFNB. In order to facilitate both a successful integration of CCFNB and MBF upon completion of the merger and an orderly succession transition, Mr. Diehl’s employment agreement further provides that no later than 12 months after the effective date of the merger, but not earlier than 4 months after such effective date, Mr. Diehl, at his election or the election of the CCFNB board of directors, will fulfill his duties as Chairman, President and Chief Executive Officer of CCFNB and Executive Chairman of FCBT on a part-time basis consisting of not less than 3 days per week, or 24 hours per week, and that Mr. Diehl shall make himself available as may be necessary or appropriate to fulfill such duties and responsibilities.

At the effective time, the other key officers of CCFNB and FCBT will be as set forth below:

Other Key CCFNB Officers

•	Jeffrey T. Arnold, Executive Vice President and Treasurer

•	Joseph K. O’Neill, Jr., Executive Vice President and Chief Financial Officer

Other Key FCBT Officers

•	Jeffrey T. Arnold, Senior Executive Vice President of Finance and Risk Management

•	Tammy L. Gunsallus, Senior Executive Vice President of Retail, Operations and Mortgages

•	Paul Page, Executive Vice President and Chief Lending Officer

•	Jeffrey Whitenight, Executive Vice President and Retail Banking Manager

•	Kevin Weinhoffer, Executive Vice President and Chief Commercial Officer

•	Joseph K. O’Neill, Jr., Executive Vice President and Chief Financial Officer

Meetings; Recommendations of CCFNB’s and MBF’s Boards of Directors

Each of CCFNB and MBF has agreed to call a meeting of its shareholders for the purpose of voting upon the approval of the merger agreement (in the case of the MBF shareholders, we call this the requisite MBF vote, and in the case of the CCFNB shareholders, we call this the requisite CCFNB vote.

Each of CCFNB and MBF and their respective boards of directors has agreed to hold a meeting of its shareholders for the purpose of obtaining approval of the merger and the merger agreement and to include in this joint proxy statement/prospectus the recommendation of its board of directors to its shareholders to vote in favor of the merger and the merger agreement. Each of CCFNB and MBF has agreed that, except when following the procedures for acquisition proposals discussed below, neither its board of directors nor any board committee will (i) withdraw, modify or qualify or propose to do so, in a manner adverse to the other party, the CCFNB board recommendation, in the case of CCFNB, or the MBF board recommendation, in the case of MBF, or (ii) make any statement, filing or release in connection with its shareholders meeting or otherwise inconsistent with the CCFNB board recommendation, in the case of CCFNB, or the MBF board recommendation, in the case of MBF.

Unless the merger agreement has been terminated in accordance with its terms, each party is required to convene a meeting of its shareholders and to submit the CCFNB merger proposal (in the case of the CCFNB shareholders) and the MBF merger proposal (in the case of the MBF shareholders) to a vote of such shareholders. If there are insufficient shares of CCFNB common stock or MBF common stock, as the case may be, represented (either in person or by proxy) at the CCFNB shareholders meeting or the MBF shareholders meeting to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, CCFNB or MBF, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the requisite CCFNB vote or the requisite MBF vote, it is anticipated that CCFNB or MBF, as applicable, will adjourn or postpone the CCFNB shareholders meeting or the MBF shareholders meeting up to two (2) times in order to solicit proxies from its shareholders.

MBF’s Agreement Not to Solicit Other Offers

MBF has agreed that it will, and will cause Muncy Bank and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (“representatives”) to immediately cease and cause to be terminated, any discussions, negotiations or communications with any person with respect to any existing or potential acquisition proposal.

MBF has agreed that it will not, and will cause Muncy Bank and its respective representatives not to, directly or indirectly, (i) initiate, solicit, encourage or take any action to facilitate the making of any inquiry, offer or proposal which constitutes, relates or could reasonably be expected to lead to an acquisition proposal, (ii) respond to any inquiry relating to an acquisition proposal or an acquisition transaction, (iii) recommend or endorse an acquisition transaction, (iv) participate in any discussions or negotiations regarding any acquisition proposal or furnish or otherwise afford access to any person other than CCFNB any information with respect to MBF or Muncy Bank otherwise relating to an acquisition proposal, (v) release any person from, waive any provision of, or fail to enforce any confidentiality or standstill agreement to which MBF is a party, or (vi) enter into any agreement, agreement in principle or letter of intent relating to an acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” means, with respect to MBF and other than the transactions contemplated by the merger agreement, any inquiry offer or proposal, whether or not in writing, contemplating relating to, constituting or that could reasonably be expected to lead to an acquisition transaction. For purposes of the merger agreement, as it relates to MBF, an “acquisition transaction” means (i) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving MBF or Muncy Bank, (ii) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of MBF or Muncy Bank representing, in the aggregate, twenty-five percent (25%) or more of the assets of MBF and Muncy Bank on a consolidated basis, (iii) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of MBF or Muncy Bank, (iv) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of MBF or Muncy Bank, or (v) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

For purposes of the merger agreement, a “superior proposal” means with respect to MBF, any unsolicited bona fide written offer or proposal made by a third party to consummate an acquisition proposal that MBF’s board of directors determines in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors) (x) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of MBF common stock or all, or substantially all, of the assets of MBF; (y) would result in a transaction that (i) is, in the aggregate, more favorable, from a financial point of view than the merger, (ii) is, in light of the other terms of such proposal, any material regulatory approvals or other risks associated with the timing of the proposed transaction, more favorable to the shareholders of MBF than the merger, and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

However, in the event that after the date of the merger agreement and prior to the receipt of the requisite MBF vote, MBF receives an unsolicited bona fide written acquisition proposal that did not result from a breach of the merger agreement section restricting MBF’s actions with respect to acquisition proposals, it may, and may permit its subsidiaries and its and their subsidiaries’ officers, directors, agents, advisors and representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in negotiations or discussions with the person making the acquisition proposal but only to the extent that, prior to doing so, the MBF board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its outside financial advisors) that (A) such acquisition proposal constitutes or is reasonably likely to result in a superior proposal and provides notice of such determination to CCFNB within one business day thereafter, and (B) failure to take such actions would be inconsistent with its fiduciary duties under applicable law, provided that, prior to furnishing any confidential or nonpublic information, MBF provided such information to CCFNB and enters into a confidentiality agreement with the person making such acquisition proposal on terms no less favorable to it than the confidentiality agreement between CCFNB and MBF.

MBF has also agreed to (i) promptly (and, in any event, within forty-eight (48) hours notify CCFNB in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued, with MBF or any of its representatives, in connection with any acquisition proposal, and such notice shall indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers, and in the case of written materials, providing copies of such materials, including emails or other electronic communications, unless disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree and to keep CCFNB informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions, including any amendments or modifications to such proposal, offer or request.

Acquisition Proposals involving CCFNB

For purposes of the merger agreement, as it relates to CCFNB, “acquisition proposal” means any inquiry, offer or proposal, other than an inquiry, offer or proposal from MBF, whether or not in writing, contemplating, relating to, constituting or that could reasonably be expected to lead to an acquisition transaction. For purposes of the merger agreement, as it relates to CCFNB, “acquisition transaction” means (i) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving CCFNB or FCBT, (ii) any transaction pursuant to which any third party or group acquires or would acquire, whether through sale, lease or other disposition, directly or indirectly, any assets of CCFNB or FCBT representing, in the aggregate, twenty-five percent (25%) or more of the assets of CCFNB or FCBT on a consolidated basis, (iii) any issuance, sale or other disposition including by way of merger, consolidation, share exchange or any similar transaction, of securities or options, rights or warrants to purchase or securities convertible into such securities, representing twenty-five percent (25%) or more of the votes attached to outstanding securities of CCFNB or FCBT, (iv) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities by CCFNB or FCBT, (v) any purchase or other acquisition by CCFNB or FCBT of a substantial portion of the business, assets or twenty-five percent (25%) or more of the equity of any other person, or (vi) any transaction which is similar in form, substance or purpose to any of the foregoing transactions or any combination of the foregoing.

Prior to furnishing or affording access to any confidential information or data with respect to CCFNB or FCBT or otherwise relating to an acquisition proposal, CCFNB shall enter into a confidentiality agreement with terms no less favorable to CCFNB than those contained in the confidentiality agreement between CCFNB and MBF, CCFNB shall promptly provide to MBF any non-public information regarding CCFNB or FCBT provided to MBF, such additional information to be provided no later than the date of provisions of such information to such other party.

CCFNB shall promptly (and in any event within forty-eight (48) hours) notify MBF in writing if any acquisition proposal is made or received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued by or with, CCFNB or any CCFNB representative and such notice shall indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers and, in the case of written materials, providing copies of such materials, including emails or other electronic communications, unless disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree, and CCFNB will keep MBF informed on a current basis of the status and terms of any such proposal, offer, information request, negotiations or discussions, including any amendments or modifications to such proposal, offer or request.

Conditions to Complete the Merger

CCFNB’s and MBF’s respective obligations to complete the merger are subject to the satisfaction or, where legally permissible, waiver, at or prior to the effective time, of the following conditions:

•	the requisite CCFNB vote and the requisite MBF vote having been obtained;

•

all requisite regulatory approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated, without the imposition of any materially burdensome regulatory condition;

•

CCFNB shall have received an opinion of its legal counsel, Stevens & Lee, P.C., and MBF shall have received an opinion of its legal counsel, Barley Snyder, LLP, to the effect that the mergers will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that CCFNB and MBF, as applicable, will be a “party to a reorganization within the meaning of Section 368(b)(1) of the Code;

•

the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for such purpose initiated or threatened and not withdrawn);

•

no action, suit or proceeding shall be pending or threatened before any federal, state or local court or governmental authority or before any arbitration tribunal which seeks to modify, enjoin or prohibit or otherwise adversely and materially affect the transactions contemplated by the merger agreement; but if CCFNB agrees to defend and indemnify MBF and Muncy Bank and their respective officers and directors with regard to any such action, suit or proceeding pending or threatened against them or any of them on such specific terms and conditions as are mutually agreeable to MBF and CCFNB, then such pending or threatened action, suit or proceeding shall not be deemed to constitute the failure of a condition precedent to the obligation of MBF to consummate the merger;

•

all applicable securities and antitrust laws of the federal government and of any state government having jurisdiction over the transactions contemplated by the merger agreement have been complied with;

•

the accuracy of the representations and warranties of the other party contained in the merger agreement on the date the merger is completed as if made on such date (or on the date to which it relates in the case of a representation or warranty which expressly related to an earlier date), subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

•

the performance by the other party in all material respects of all covenants required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect); and

•

there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a material adverse effect with respect to the other party (and the receipt by each party of an officer’s certificate from the other party to such effect); and

•	holders of no more than five percent (5%) of the outstanding shares of MBF’s common stock have exercised dissenters’ rights.

Neither MBF nor CCFNB can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to the consummation of the merger, whether before or after the receipt of the requisite CCFNB vote or the requisite MBF vote, in the following circumstances:

•	by mutual written agreement of CCFNB and MBF;

•

by either CCFNB or MBF if (i) final action has been taken by a bank regulator whose approval is required, which final action has become nonappealable and does not approve the merger agreement or the transactions contemplated under the merger agreement, or (ii) any court of competent jurisdiction or other government entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action shall have become final and nonappealable;

•

by either CCFNB or MBF if the merger has not been completed on or before April 1, 2024 (the “termination date”), unless the material breach by the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement of any representation, warranty, or other agreement contained in the merger agreement;

•

by either CCFNB or MBF (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there is a material breach of any of the representations or warranties (or any such representation or warranty ceases to be true unless it speaks as of a specific date) set forth in the merger agreement on the part of MBF, in the case of a termination by CCFNB, or on the part of CCFNB, in the case of a termination by MBF, which breach by its nature cannot be cured by April 1, 2024 or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party (but in any event prior to April 1, 2024) provided that such breach, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated by the merger agreement due to the failure of a condition precedent to the terminating party’s obligation to close;

•

by either CCFNB or MBF (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), if there is a material failure to perform or comply with any of the covenants or agreements set forth in the merger agreement on the part of MBF, in the case of a termination by CCFNB, on the part of CCFNB, in the case of a termination by MBF, which failure by its nature cannot be cured by April 1, 2024 or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party (but in any event prior to April 1, 2024), provided that such breach of a covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated by the merger agreement due to the failure of a condition precedent to the terminating party’s obligation to close;

•

by either CCFNB or MBF if (i) the shareholders of MBF fail to approve the MBF merger proposal at a meeting of MBF shareholders called for that purpose, or (ii) the shareholders of CCFNB fail to approve the CCFNB merger proposal at a meeting of CCFNB shareholders called for that purpose; provided that a party shall not have the right to terminate the merger agreement on such basis if, prior to the vote of the party’s shareholders, the party’s board of directors shall have withdrawn, modified or changed in any manner adverse to the other party, its approval or recommendation of the merger agreement and the transactions contemplated by the merger agreement;

•

by the board of directors of CCFNB if the board of directors of MBF enters into any letter of intent, agreement or principle or agreement with respect to any acquisition proposal, withdraws, modifies or qualifies its recommendation of the merger agreement and the transactions contemplated by the merger agreement in a manner adverse to CCFNB, has provided written notice to CCFNB that it has received a superior proposal, or approves, recommends or publicly proposes to approve or recommend any acquisition proposal;

•	by the board of directors of MBF if MBF has received a superior proposal and the board of directors of MBF has delivered to CCFNB notice that it has received a superior proposal;

•

by the Board of directors of MBF if CCFNB has provided MBF with written notice that the CCFNB board of directors has determined to (i) withdraw, qualify or modify its recommendation of the merger agreement and the transactions contemplated by the merger agreement in a manner adverse to MBF or to make any statement, filing or release, in connection with the CCFNB special meeting that is inconsistent with its recommendation, (ii) approve, recommend or publicly propose to approve or recommend any acquisition proposal; or (iii) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any acquisition proposal or requiring CCFNB to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement;

•

by the board of directors of CCFNB if CCFNB has received or made an acquisition proposal and the board of directors of CCFNB, having given prior notice to MBF, has determined to (i) withdraw, qualify or modify its recommendation of the merger agreement and the transactions contemplated by the merger agreement in a manner adverse to MBF, or make any statement, filing or release in conjunction with the CCFNB special meeting that is inconsistent with its recommendation, or (ii) abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement; or

•

by the board of directors of MBF, within three days after the determination date, if the determination date market price of CCFNB common stock is less than $35.24 per share and the ratio of the determination date market price of CCFNB common stock to the starting price of $44.05 per share is more than 20% less than the ratio of the average of the NASDAQ Bank Index Value for the price determination period to the NASDAQ Bank Index Value on April 17, 2023. The “determination date” is the first date on which all required regulatory approvals necessary for consummation of the mergers have been received. The “determination date market price” is the average of the closing prices for CCFNB common stock, as reported by OTC Pink, for the thirty (30) consecutive trading days immediately preceding the date that is five (5) business days before the determination date (the “price determination period”), but excluding from the calculation the closing prices for trading days with less than one hundred (100) shares traded. CCFNB shall have the right, however, but not the obligation, to increase the conversion ratio such that the merger consideration, based on the determination date market price, would be at least equal to the amount that would not allow MBF to terminate the merger agreement under this provision.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, except that (i) neither MBF nor CCFNB will be relieved or released from any liabilities or damages arising out of its willful breach of any provision of the merger agreement and (ii) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses, the confidential treatment of information, public announcement and the termination fee described below.

Termination Fee

MBF will pay CCFNB a termination fee equal to $2,600,000 in cash, which we refer to as the termination fee, if the merger agreement is terminated in the following circumstances:

•

In the event that the merger agreement is terminated by CCFNB pursuant to the seventh bullet set forth under “Termination of the Merger Agreement” above, or MBF terminates the merger agreement pursuant to the eighth bullet. In such case, the termination fee must be paid to CCFNB within five (5) business days after CCFNB makes written demand for payment.

•	In the event MBF enters into a definitive agreement relating to an acquisition proposal or consummates an acquisition proposal within twelve (12) months after termination of the merger agreement:

•	By CCFNB pursuant to the fourth or fifth bullets set forth under “Termination of the Merger Agreement” above, because of a willful breach by MBF, or

•

By CCFNB or MBF pursuant to the sixth bullet set forth under “Termination of the Merger Agreement” above, because of a failure by MBF’s shareholders to approve the merger and either MBF has breached its obligations relating to acquisition proposals or a third party has publicly proposed or announced an acquisition proposal relating to MBF;

In either case, the termination fee must be paid to CCFNB within two (2) business days after CCFNB makes written demand for payment.

CCFNB will pay MBF the termination fee if the merger agreement is terminated in the following circumstances:

•

In the event that the merger agreement is terminated by MBF pursuant to the ninth bullet set forth under “Termination of the Merger Agreement” above, or CCFNB terminates the merger agreement pursuant to the tenth bullet. In such case, the termination fee must be paid to MBF within five (5) business days after MBF makes written demand for payment.

•	CCFNB enters into a definitive agreement relating to an acquisition proposal or consummates an acquisition proposal within twelve (12) months after the termination of the merger agreement:

•	By MBF pursuant to the fourth or fifth bullets set forth under “Termination of Merger Agreement” above, because of a willful breach by CCFNB, or

•

By CCFNB or MBF pursuant to the sixth bullet set forth under “Termination of the Merger Agreement” above, because of a failure by CCFNB’s shareholders to approve the merger, and either CCFNB has breached its obligations relating to acquisition proposals or a third party has publicly proposed an acquisition proposal relating to CCFNB.

In either case, the termination fee must be paid to MBF within two (2) business days after MBF makes written demand for payment.

The termination fee and any amounts payable by CCFNB and MBF in connection therewith, constitute liquidated damages and not a penalty, and except in the case of willful breach, will be the sole monetary remedy of the other party in the event of a termination of the merger agreement under specified circumstances.

Expenses and Fees

Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense. The merger agreement provides that the costs and expenses of printing and mailing this joint proxy statement/prospectus and all filing fees relating to required regulatory approvals will be shared equally by CCFNB and MBF, except that CCFNB will pay all registration fees to the SEC in connection with the registration statement of which this joint proxy statement/prospectus is a part.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before the effective date, except that after the receipt of the requisite MBF vote, there may not be, without further approval of MBF shareholders, any amendment to the merger consideration to be received by the MBF shareholders.

At any time prior to the effective time, each of the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of CCFNB, in the case of MBF, or MBF, in the case of CCFNB, (ii) waive any inaccuracies in the representations and warranties of CCFNB, in the case of MBF, or MBF, in the case of CCFNB, and (iii) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement.

Governing Law

The merger agreement is governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of law.

Specific Performance

CCFNB and MBF will be entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement (including the parties’ obligations to consummate the merger), in addition to any other remedy to which they are entitled at law or in equity.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion sets forth the anticipated material United States federal income tax consequences of the merger to U.S. holders (as defined below) of MBF common stock that exchange their shares of MBF common stock for the merger consideration. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this joint proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion. To the extent this section consists of statements as to matters of U.S. federal income tax law, this section constitutes the opinion of Stevens and Lee, P.C. and Barley Snyder LLP.

This discussion addresses only those MBF shareholders that hold their shares of MBF common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	· a partnership, an S-corporation, or other pass- through entity, or an investor in a pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, commodities or currencies;

•	a trader in securities that elects a mark-to-market method of accounting;

•	a holder of MBF common stock that received MBF common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder;

•	a person that has a functional currency other than the U.S. dollar;

•	a real estate investment trust;

•	regulated investment companies;

•	a person required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement;

•	a holder who actually or constructively owns five percent or more of MBF common stock;

•	a holder of MBF common stock that holds MBF common stock as part of a hedge, straddle, constructive sale, wash sale, conversion or other integrated transaction; or

•	a United States expatriate.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the merger to you may be complex. Such consequences will depend on your specific situation and on factors that are not within the control of MBF or CCFNB.

You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of MBF common stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (iv) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.

The United States federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds MBF common stock generally will depend on the status of the partner and the activities of the partnership. MBF in a partnership holding MBF common stock should consult their own tax advisors.

Tax Consequences of the Merger Generally

The parties intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to complete the merger that CCFNB receive an opinion from Stevens and Lee, P.C. dated the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to complete the merger that MBF receive an opinion from Barley Snyder LLP, dated the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The opinions will be subject to customary qualifications and assumptions, including that the merger will be completed according to the terms of the merger agreement. These opinions will also be based on the assumption that the representations found in the representation letters of CCFNB and MBF, are, as of the effective time, true and complete without qualification and that the representation letters of CCFNB and MBF are executed by appropriate and authorized officers of CCFNB and MBF. Neither of the opinions described above will be binding on the IRS. CCFNB and MBF have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. If any of the representations, warranties, covenants or assumptions upon which the opinions described above are based are inconsistent with the actual facts, or if any condition contained in the merger agreement and affecting these opinions is breached or is waived by any party, the U.S. federal income tax consequences of the merger could be adversely affected. Accordingly, each holder of MBF common stock should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

As a “reorganization,” the material U.S. federal income tax consequences of the merger to U.S. holders of MBF common stock are set forth in the remainder of this discussion:

•

a holder who receives solely shares of CCFNB common stock (or receives CCFNB common stock and cash solely in lieu of a fractional share) in exchange for shares of MBF common stock generally will not recognize any gain or loss upon the merger, except with respect to the cash received in lieu of a fractional share of CCFNB common stock (as discussed below);

•

the aggregate tax basis of the CCFNB common stock received in the merger (including fractional share interests in CCFNB common stock deemed received and exchanged for cash) will be equal to the holder’s aggregate tax basis in the MBF common stock for which it is exchanged; and

•

the holding period of CCFNB common stock received in the merger (including any fractional shares deemed received and redeemed as described below) will include the holder’s holding period of the MBF common stock for which it is exchanged.

If holders acquired different blocks of MBF common stock at different times and at different prices, a holder’s tax basis and holding period in CCFNB common stock may be determined with reference to each block of MBF common stock.

Cash Instead of a Fractional Share

A holder of MBF common stock who receives cash instead of a fractional share of CCFNB common stock will be treated as having received the fractional share of CCFNB common stock pursuant to the merger and then as having sold that fractional share for cash. As a result, generally such a holder will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to such holder’s fractional share of CCFNB common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for the shares (including the holding period of MBF common stock surrendered therefor) is greater than one (1) year. In general, long-term capital gains for non-corporate taxpayers may be eligible for a reduced rate of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding

Payments of cash to a non-corporate holder of MBF common stock in connection with the merger may be subject to information reporting and backup withholding (currently at a rate of twenty-four percent (24%)). A holder of MBF common stock generally will not be subject to backup withholding, however, if the holder:

•

furnishes a correct taxpayer identification number, certifies that the holder is not subject to backup withholding on IRS form W-9 (or an applicable substitute or successor form) included in the election form/letter of transmittal the holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof of an applicable exemption from backup withholding.

Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service. U.S. holders should consult their own tax advisors regarding the application of backup withholding based on their particular tax circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.

Appraisal or Dissenters’ Rights

The exercise of dissenters’ rights may result in taxable income to you. Neither CCFNB nor MBF has obtained a tax opinion regarding the tax consequences of a shareholder exercising its dissenters’ rights. Accordingly, those shareholders who wish to exercise their dissenters’ rights should consult their own tax advisors regarding the tax consequences of such an election.

This summary of certain material United States federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

DESCRIPTION OF CCFNB CAPITAL STOCK

As a result of the merger, MBF shareholders who receive shares of CCFNB common stock in the merger will become CCFNB shareholders. Your rights as CCFNB shareholders will be governed by Pennsylvania law, the CCFNB articles of incorporation and the CCFNB bylaws. The following description of the material terms of CCFNB’s capital stock, including the common stock to be issued in the merger, reflects the anticipated state of affairs upon consummation of the merger. We urge you to read the applicable provisions of CCFNB articles of incorporation and the CCFNB bylaws and federal law governing bank holding companies carefully and in their entirety.

General

As of the date of this joint statement/prospectus, CCFNB has 15,000,000 shares of authorized common stock, par value $1.25 per share and 1,000 shares of authorized preferred stock, $1.25 par value per share. Within the limits of applicable law, the preferred shares are available to be issued, without prior shareholder approval, in classes or series. As of the record date for the CCFNB special meeting, there were 2,080,109 shares of CCFNB common stock and no shares of CCFNB preferred stock issued and outstanding. All outstanding shares of CCFNB capital stock are duly authorized, fully paid, validly issued and non-assessable.

Common Stock

Dividends.

Holders of shares of CCFNB common stock are entitled to receive dividends when and as declared by the CCFNB board of directors out of funds legally available therefore. CCFNB’s ability to pay dividends is dependent on its earnings and financial condition and subject to certain restrictions imposed by state and federal laws.

Voting Rights.

Subject to such voting rights as may be allocated to preferred stock if and when issued, the holders of CCFNB common stock have exclusive voting rights in CCFNB. They elect CCFNB’s board of directors and act on other matters as are required to be presented to them under Pennsylvania law, the CCFNB articles of incorporation, or as are otherwise presented to them by the board of directors. Generally, each holder of CCFNB common stock is entitled to one vote per share and does not have any right to cumulate votes in the CCFNB election of directors.

Liquidation or Dissolution.

In the unlikely event of liquidation, dissolution or winding up of CCFNB, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of CCFNB available for distribution.

Preemptive Rights.

Holders of the common stock of CCFNB will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Listing.

CCFNB common stock is quoted on OTC Pink under the symbol “CCFN.” The transfer agent for CCFNB common stock is American Stock Transfer & Trust Company LLC.

For more information regarding the rights of CCFNB shareholders, please see the description captioned “COMPARISON OF THE RIGHTS OF CCFNB SHAREHOLDERS AND MBF SHAREHOLDERS,” beginning on page 184.

Restrictions on Acquisition of CCFNB Bancorp, Inc.

The following discussion is a general summary of the material provisions of Pennsylvania law, the CCFNB Articles of Incorporation and Bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description is necessarily general and is not intended to be a complete description of the document or regulatory provision in question.

Authorized but Unissued Stock.

The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future private or public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of CCFNB by means such as a proxy contest, tender offer, or merger, and thereby protect the continuity of CCFNB’s management.

No Cumulative Voting.

The CCFNB articles of incorporation does not provide for cumulative voting for the election of directors.

Shareholder Nominations and Proposals.

The CCFNB bylaws provide that any shareholder desiring to make a nomination for the election of directors or a proposal for new business at an annual meeting of shareholders must submit written notice to CCFNB not later than the January 15 preceding the date of the annual meeting at which the nominee is to be a candidate, and not later than 75 days prior to the anniversary date of the previous year’s annual meeting in connection with a proposal for new business.

Classified Board of Directors

CCFNB’s bylaws provide that the directors will be divided into three classes, as nearly equal in number as possible, with each class serving a three year term with the term of one class expiring each year. A classified board of directors has the effect of moderating the pace of change in board membership by requiring two annual elections to replace a majority of the CCFNB board of directors.

Bylaw Amendments.

The CCFNB articles of incorporation provide that the power to make, alter and amend the CCFNB bylaws is vested in the board of directors, subject to the right of the shareholders to change such action by the affirmative vote of a majority of the outstanding shares of the common and preferred stock. The CCFNB bylaws provide that the bylaws may be altered, amended or repealed by a majority vote of the members of the board of directors at any regular meeting or at any special meeting called and convened for that purpose, subject to the power of the shareholders to change such action by the affirmative vote of the holders of a majority of the outstanding shares.

Approval of Certain Transactions.

Under the CCFNB articles of incorporation, any merger, consolidation, liquidation or dissolution of CCFNB, or any action that would result in the sale or disposition of all or substantially all of CCFNB’s assets, is subject to a heightened shareholder vote standard, requiring the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of common and preferred stock of CCFNB. Additionally, the provision in the CCFNB articles of incorporation that sets forth this requirement may not be amended unless the amendment is approved by 66 2/3% of the outstanding shares of the common and preferred stock of CCFNB.

Control Events

Under CCFNB’s articles of incorporation, when any person is determined by the board of directors to be the beneficial owner of 25 percent or more of the outstanding shares of common stock or preferred stock of the corporation, then the board may issue on a pro rata basis to shareholders who are not affiliated with the substantial shareholder warrants to purchase additional shares of common stock at a purchase price equal to 50 percent of the average transaction price of all purchases and sales of CCFNB common stock during the previous 12 month period. Such warrants are to be issued without consideration, are not assignable, and are to expire six months from the date of issuance. The board if directors may determine in its sole discretion the number of shares of common stock that may be purchased pursuant to warrants.

Change in Control Law and Regulations.

Under the Change in Bank Control Act, a federal law, no person may acquire control of an FDIC-insured bank or its parent holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. The Federal Reserve Board takes into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. In addition, federal regulations provide that no company may acquire control of a bank without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board. Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the company’s directors, or a determination by the Federal Reserve Board that the acquirer has the power to direct, or directly or indirectly exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a bank holding company’s voting stock constitutes a rebuttable determination of control under the regulations under certain circumstances including where the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person will own, control or hold with power to vote a greater percentage of that class of voting securities. Federal Reserve Board regulations provide that parties seeking to rebut control will be provided an opportunity to do so in writing.

COMPARISON OF THE RIGHTS OF CCFNB SHAREHOLDERS AND MBF SHAREHOLDERS

If the merger is completed, MBF shareholders will receive shares of CCFNB common stock in the merger, and they will cease to be MBF shareholders.

Both MBF and CCFNB are incorporated under the laws of the Commonwealth of Pennsylvania. The following is a summary of certain material differences between (i) the current rights of MBF shareholders under the MBF articles of incorporation and MBF bylaws and (ii) the current rights of CCFNB shareholders under the CCFNB articles of incorporation and CCFNB bylaws and Pennsylvania law.

The following summary is not a complete statement of the rights of shareholders of the two (2) companies or a complete description of the specific provisions referred to below. The summary is qualified in its entirety by reference to MBF’s and CCFNB’s governing documents, which we urge you to read carefully and in their entirety. Copies of MBF’s and CCFNB’s governing documents have been filed with the SEC. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 199.

	MBF	CCFNB

Authorized Capital Stock	The aggregate number of shares which MBF may issue is 3,626,684 shares of common stock, par value $0.4167 per share. As of August 17, 2023, there were 1,608,358 shares of MBF common stock issued and outstanding.

CCFNB’s articles of incorporation authorize it to issue up to 15,000,000 shares of common stock, par value $1.25 per share and 1,000,000 shares of preferred stock, $1.25 par value per share. As of August 17, 2023, there were 2,080,109 shares of CCFNB common stock issued and outstanding and no shares of preferred stock outstanding.

CCFNB’s articles of incorporation provide that preferred stock may be issued from time to time by the Board of Directors of CCFNB in one or more series with the designations, relative rights, preferences and limitations of the preferred stock, and particularly of the shares of each series thereof, may, to the extent permitted by law, be similar to or may differ from those of any other series.

Voting	MBF shareholders entitled to vote on a matter are entitled to one (1) vote per share. MBF shareholders do not have cumulative voting rights in the election of directors.	CCFNB shareholders entitled to vote on a matter are entitled to one (1) vote per share. CCFNB shareholders do not have cumulative voting rights in the election of directors.

Size of Board of Directors	MBF’s bylaws provide that generally, the number of directors of the MBF board will be no less than 5 and no greater than 25.	CCFNB’s bylaws provide that generally the number of directors of the CCFNB board will be no less than 5 and no greater than 25.

	MBF	CCFNB
	There are currently 7 directors on the MBF board.	There are currently 12 directors on the CCFNB board.

Classes of Directors

The MBF Board is divided into three classes as nearly equal in number as possible. The members of each class are elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

The candidates receiving the highest number of votes up to the number of directors to be elected, shall be elected.

CCFNB’s board of directors is classified into three classes, as nearly equal in number as possible. The members of each class are elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

The candidates receiving the highest number of votes up to the number of directors to be elected, shall be elected.

Director Eligibility and Mandatory Retirement	Directors must be shareholders of MBF. No person may be elected or appointed as a director if they are 75 years of age on or prior to the date of election, except for certain grandfathered directors. In addition, a director who turns 75 years of age mid term is deemed to have resigned at the next occurring annual meeting of shareholders.

CCFNB’s bylaws provide that no person shall be elected or appointed as a director if he or she has attained 75 years of age. A director who attains 75 years of age shall cease to be a director at the close of business on the date prior to the date of the next annual meeting at which directors are to be elected, whether or not his or her term would otherwise expire at such annual meeting.

A director must hold shares of the Company on his or her own name or jointly with his or her spouse and in such amount, if any, as may be established from time to time by the board of directors. The board has established a minimum aggregate fair market value of $50,000.

Removal of Directors	A director may be removed without cause by a vote of the shareholders entitled to elect directors.	CCFNB’s bylaws provide that a director may be removed without cause by a vote of the shareholders entitled to elect directors.

Filing Vacancies on the Board of Directors	Any vacancy occurring in the MBF Board may be filled by a majority of the remaining members of the MBF board, though less than a quorum, and each person so appointed shall hold office for a term expiring at	CCFNB’s bylaws provide that any vacancy on the board of directors may be filled by a majority of the remaining members, though less than a quorum, and each person so appointed shall hold office for a term expiring at the annual

	MBF	CCFNB
	the annual meeting of shareholders at which the term of the class for which he or she was appointed expires	meeting of shareholders at which the term of the class for which he or she was appointed expires.

Calling Special Meetings of Shareholders	Special meetings of shareholders may be called at any time by the MBF board, MBF President, or by the shareholders entitled to cast at least 25% of the votes which all shareholders are entitled to cast at the particular meeting.	CCFNB’s bylaws provide that a special meeting of shareholders can be called by the Chairman of the Board of Directors, the Chief Executive Officer, or a majority of the board of directors, or by shareholders entitled to cast at least 20% of the votes which all shareholders are entitled to cast at the particular meeting.

Quorum for Shareholder Meetings

The presence (in person or by proxy) of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matter.

If a quorum shall fail to attend any meeting, the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting.

Under CCFNB’s bylaws, the presence (in person or by proxy) of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matter.

If a quorum shall fail to attend any meeting, the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting.

Notice of Shareholder Meetings	Written notice of the time and place of each meeting must be given to shareholders of record at least 5 days prior to the date of the meeting, except that a meeting to consider a fundamental transaction requires at least 10 days prior written notice.	CCFNB’s bylaws provide that, not less than ten days before the date of the meeting, shareholders will be given written notice stating the time, date, place, and in the case of special meetings, the purpose.

Advance Notice of Shareholder Proposals	There are no provisions in MBF’s articles or bylaws regarding the making of shareholder proposals (other than nominations for directors).

For consideration at the annual meeting, shareholders shall submit proposals by written notice to the corporate secretary not later than 75 days before the anniversary date of CCFNB’s mailing of its proxy statement in connection with the previous year’s annual meeting.

The notice shall include, as to each matter the shareholder proposes to bring before the annual meeting: (i) a description of the proposal, the reasons for

	MBF	CCFNB

presenting the proposal at the annual meeting and why the proposal is a proper subject for action by shareholders, (ii) the name and address of the shareholder making the proposal and, to the extent known, any other shareholders who support the proposal, (iii) the class and number of shares beneficially owned by the shareholder, and, to the extent known, by any other shareholders supporting the proposal, and (iv) any financial interest of the shareholder in such proposal.

The bylaws state that the CCFNB Board may reject any proposal by a shareholder not timely made in accordance with the procedural requirements stated therein, although the Board shall provide notice to the shareholder and an opportunity to cure any procedural defect. Notwithstanding the above, if the Board does not make a determination of the compliance of the proposal, the presiding officer at the meeting shall do so and any nomination declared to be noncompliant, shall not be acted upon.

Advance Notice of Shareholder Nominations	Shareholders entitled to vote for the election of directors may nominate a candidate by giving notice in writing to the corporate secretary, not less than 14 days nor more than 50 days immediately preceding the date of the annual meeting. The notice must include the shareholder’s name, address and ownership of MBF shares. It also must include information on the nominee, including his or her name and address, principal occupation, and the number of shares that will be voted for the nominee, as far as the shareholder knows.	CCFNB’s bylaws provide that any shareholder of record may nominate a candidate for director at an annual meeting of shareholders if the shareholder provides notice to the Secretary of CCFNB no later than the January 15 before the date of such annual meeting. The notice shall contain the following information to the extent known by the notifying shareholder: but not more than 120 days, prior to the first anniversary of the previous year’s annual meeting with the following information: (i) the name and address of the notifying shareholder, (ii) the number of

	MBF	CCFNB
	The bylaws state that the presiding officer of the annual meeting may disregard nominations that do not comply with the procedural requirements.	shares of CCFNB held by the notifying shareholder, (iii) the name, age address of the candidate, (iv) the principal occupation of the candidate and (v) the number of shares of CCFNB beneficially owned by the candidate, (iv) the total number of shares to the knowledge of the notifying shareholder will be voted for the candidate, (vii) the amount of monies borrowed by the candidate from any source to finance the purchase of any shares of CCFNB, (viii) any conviction of the candidate of any felonies, any assessment of a civil money penalty by a federal or state regulatory agency against the candidate, or the issuance of any cease-and-desist order by a federal or state regulatory agency against the candidate and a complete explanation thereof, and (ix) a description of any adjudication of bankruptcy of the candidate or any general assignment made by the candidate for the benefit of creditors, and a description of any entity of which the candidate is or has been an officer, director, partner or principal which is being or, within the last two years, was reorganized in bankruptcy, adjudged a bankrupt or made a general assignment for the benefit of creditors.

Business Combinations	Under Pennsylvania law, a merger or consolidation in which MBF is not the surviving corporation, or a sale of all or substantially all of MBF’s assets requires the approval of the holders of a majority of the shareholders present and voting at a meeting of shareholders. However, greater shareholder approval is required by MBF’s articles of incorporation in the situations described below. In each case, the described	Under the CCFNB’s articles of incorporation, any merger, consolidation, liquidation or dissolution of CCFNB, or any action that would result in the sale or disposition of all or substantially all of CCFNB’s assets, is subject to a heightened shareholder vote standard, requiring the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of common and preferred stock of CCFNB.

MBF	CCFNB

shareholder approval is in addition to any approval required by law.

The affirmative vote of shareholders holding at least 75% of the votes entitled to be cast by all shareholders is required to approve certain transactions (described below) with a person, which we refer to as an interested shareholder, who beneficially owns 5% or more of MBF’s voting stock, or is an affiliate of MBF and within the prior two years beneficially owned 5% or more of MBF’s voting stock, or becomes the beneficial owner of shares that were owned in the prior two years by any person already described above in a transaction not involving any public offering (which we refer to as an interested shareholder). Transactions requiring approval are:

•  A merger or consolidation of MBF or any subsidiary with an interested shareholder or into any other corporation which is related to the interested shareholder;

•  The sale lease, exchange, mortgage, pledge, transfer or other disposition to an interested shareholder of assets with a total fair market value in excess of $3,000,000 or more;

•  Reclassification of securities, recapitalization, merger or consolidation, or any other transaction that has the effect of increasing the proportionate share of MBF common stock beneficially owned by an interested shareholder;

•  Adoption of a plan of liquidation or dissolution

Additionally, this provision may not be amended unless the amendment is approved by 66 2/3% of the outstanding shares of the common and preferred stock of CCFNB.

MBF	CCFNB

proposed by or on behalf of an interested shareholder or its related parties; and

•  Any transaction or series of transaction similar in purpose or form to the foregoing.

Notwithstanding the foregoing, a simple majority of votes cast is required for approval of the above transactions if:

•  75% of the continuing directors (meaning a director not affiliated with an interested shareholder and who was a member of the MBF Board prior to an interested shareholder achieving that status, and any successor of such a director who is not affiliated with an interested shares and who is recommended for election by a majority of the then continuing directors) have approved it.

•  The consideration to be received by shareholders is in cash or in the same form as the interested shareholder paid in connection with his or her acquisition of shares;

•  After becoming an interested shareholder, but before the transaction is approved, (i) there has been no reduction in the annual rate of dividends paid on the common stock unless approved by the continuing directors, (ii) there has been an increase in the annual rate of dividends paid on the common stock as necessary to reflect any reclassification, recapitalization, reorganization or any similar transaction that has the effect of reducing the number of

	MBF	CCFNB

outstanding shares unless the failure so to increase the rate is approved by the continuing directors, and (iii) the interested shareholder has not become the beneficial owner of any additional shares except as a result of the transaction that resulted in him or her becoming an interested shareholder and except in a transaction that, after giving effect thereto, would not result in any increase in the interested shareholder’s percentage beneficial ownership of common stock;

•  After becoming an interested shareholder, the interested shareholder has not received the benefit (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by MBF; or

•  The interested shareholder has not made any major change in MBF’s business or equity capital structure without the approval of a majority of the continuing directors.

Control Events	MBF’s articles and bylaws do not impose any particular restrictions on control events.	CCFNB’s articles specify that, when the Board determines any person to be the beneficial owner of 25% or more of the outstanding shares of common or preferred stock, which we call a substantial owner, the Board may issue, on a pro rata basis, to shareholders not affiliated with the substantial Owner, warrants to purchase additional shares of the common stock at a purchase price equal to 50% of the average transaction

	MBF	CCFNB
price of all purchases and sales of common stock that occurred during the previous 12 months.

Limitation of Personal Liability of Officers and Directors

The PBCL provides that, if a bylaw adopted by the shareholders of a business corporation so provides, a director shall not be personally liable for monetary damages for any action taken unless the director did not act in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances, and such action constitutes self- dealing, willful misconduct or recklessness, MBF’s articles of corporation contain such a provision.

The PBCL also provides that except as otherwise provided in the bylaws, an officer who performs his duties as an officer in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances, shall not be liable by reason of having been an officer of the corporation.

The PBCL provides that, if a bylaw adopted by the shareholders of a business corporation so provides, a director shall not be personally liable for monetary damages for any action taken unless the director did not act in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances, and such action constitutes self- dealing, willful misconduct or recklessness, CCFNB’s articles of corporation contain such a provision.

The PBCL also provides that except as otherwise provided in the bylaws, an officer who performs his duties as an officer in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances, shall not be liable by reason of having been an officer of the corporation.

Indemnification of Directors and Officers and Insurance	MBF’s bylaws provide broad Directors and Officers and indemnification for current and former directors, officers and employees in civil, criminal administrative and investigative suits if the individual acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of MBF and with respect to any criminal action or proceeding, had no	CCFNB’s bylaws provide broad Directors and Officers and indemnification for current and former directors, officers and employees in civil, criminal administrative and investigative suits if the individual acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of CCFNB and with respect to any criminal action or proceeding, had no reasonable

	MBF	CCFNB

reasonable cause to believe that his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling MBF pursuant to the foregoing provisions, MBF has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

cause to believe that his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling CCFNB pursuant to the foregoing provisions, CCFNB has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Appraisal or Dissenters’ Rights	Under the PBCL, shareholders may, with certain exceptions for SEC reporting companies and companies not undergoing a change in control, in the case of a merger or consolidation, obtain a judicial appraisal of the fair value of their shares if they have neither voted in favor of nor consented in writing to the merger or consolidation. Shareholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders, are either (1) listed on a national securities exchange or (2) held of record by more than 2,000 holders, with certain exceptions. MBF does not have a class or series of stock that is listed on a national securities exchange or is held of record by more than 2,000 holders.	Under the PBCL, shareholders may, with certain exceptions for SEC reporting companies and companies not undergoing a change in control, in the case of a merger or consolidation, obtain a judicial appraisal of the fair value of their shares if they have neither voted in favor of nor consented in writing to the merger or consolidation. Shareholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders, are either (1) listed on a national securities exchange or (2) held of record by more than 2,000 holders, with certain exceptions. CCFNB does not have a class or series of stock that is listed on a national securities exchange or is held of record by more than 2,000 holders.

Dividends	Under the PBCL, the board of directors may declare and pay dividends, unless after paying such distribution the corporation would be unable to pay its debts as they come due, the total assets of the corporation would be less than the sum of its total liabilities plus	Under the PBCL, the board of directors may declare and pay dividends, unless after paying such distribution the corporation would be unable to pay its debts as they come due, the total assets of the corporation would be less than the sum of its total liabilities plus

	MBF	CCFNB
	the amount that would be needed, if the corporation were to be dissolved at the time as of which the distribution is measured, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distributions.	the amount that would be needed, if the corporation were to be dissolved at the time as of which the distribution is measured, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distributions.

Amendments to Articles and Bylaws

Articles: The MBF articles of incorporation may be amended by the affirmative vote at not less than a majority of the votes cast at the meeting of shareholders, except that amendment of the articles provisions addressing business combination transactions and amendment of Articles 7, 9, 10, and 11 requires the affirmative vote of not less than 75% of the votes entitled to be cast by all shareholders; provided that a majority of the votes cast is sufficient if the amendment was approved by 75% of the members of the Board who are not affiliated with a shareholder who beneficially owns 5% or more of MBF stock.

Bylaws: The bylaws of MBF may be amended by the majority vote of the MBF Board at a regular or special meeting, except that the Board may not alter any bylaws fixing their qualifications, classifications, or term of office. Such action by the Board is subject to the general right of the shareholders to change such action by vote of a majority of the votes cast or, the number or percentage of votes of the shareholders required to take the action set forth in the provision being amended. Any amendment to the provisions related to officer and director indemnification may not be applied retroactively.

Articles: CCFNB’s articles of incorporation generally may be amended by the affirmative vote at not less than a majority of the votes cast at the meeting of shareholders. The provision in the CCFNB articles of incorporation addressing the anti-takeover provisions, as described under “Anti-Takeover Provisions and Other Shareholder Protections” may not be amended unless the amendment is approved by 75% of the outstanding shares of the common stock of CCFNB.

Bylaws: The board of directors of CCFNB may make, amend, or repeal the CCFNB bylaws at any regular or special meeting of the Board of Directors at which a quorum is present, by a majority vote of the members attending, except with respect to any provision that the CCFNB charter, the CCFNB bylaws, or the PBCL requires action by the shareholders and is subject to the power of the shareholders to change such action.

Shareholder Rights Plan	MBF does not currently have a rights plan in effect.	CCFNB does not currently have a rights plan in effect.

	MBF	CCFNB

Forum Selection Bylaw	MBF governing documents do not require any exclusive forum with respect to legal actions against or involving MBF.	CCFNB governing documents do not require any exclusive forum with respect to legal actions against or involving CCFNB.

LEGAL MATTERS

The validity of CCFNB common stock to be issued in connection with the merger will be passed upon for CCFNB by Stevens and Lee, P.C., Harrisburg, Pennsylvania.

Stevens and Lee, P.C., Harrisburg, Pennsylvania, counsel for CCFNB, and Barley Snyder LLP, Lancaster, Pennsylvania, counsel for MBF, will provide, prior to the effective time, opinions regarding certain federal income tax consequences of the merger for CCFNB and MBF, respectively.

EXPERTS

CCFNB. The consolidated financial statements of CCFNB as of December 31, 2022 and 2021, and for each of the years in the two-year period ended December 31, 2022, have been included herein in reliance on the report of S.R. Snodgrass, P.C., independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

MBF. The consolidated financial statements of MBF as of December 31, 2022 and 2021, and for each of the years in the two-year period ended December 31, 2022, have been included herein in reliance on the report of SR Snodgrass, P.C., independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS

CCFNB

CCFNB held its 2023 annual meeting of shareholders on April 18, 2023. CCFNB will hold its 2024 annual meeting of shareholders regardless of whether the merger has been completed. Any shareholder nominations or proposals for other business intended to be presented at CCFNB’s next annual meeting must be submitted to CCFNB as set forth below.

SEC Rule 14a-8

In order for a shareholder proposal for the CCFNB 2024 annual meeting to be eligible for inclusion in CCFNB’s proxy statement pursuant to SEC Rule 14a-8, CCFNB must have received the proposal and supporting statements at its principal executive offices no later than November 8, 2023 unless the date of CCFNB’s 2024 annual meeting is changed by more than thirty (30) days from April 18, 2024, the one (1) year anniversary of CCFNB’s 2023 annual meeting of shareholders, in which case the proposal must be received a reasonable time before CCFNB begins to print and send its proxy materials. A CCFNB shareholder must provide its proposal to CCFNB in writing, and it must comply with the requirements of SEC Rule 14a-8. Any such proposals should be sent to the attention of the Corporate Secretary of CCFNB at CCFNB Bancorp, Inc., 232 East Street, Bloomsburg, PA 17815.

Advance Notice Procedures

Pursuant to CCFNB’s bylaws, any shareholder wishing to nominate a candidate for director must give written notice to CCFNB’s Corporate Secretary no later than January 15, 2024. The nomination notice must include certain information specified in CCFNB’s bylaws.

Pursuant to CCFNB’s bylaws, any shareholder wishing to submit a proposal at the CCFNB 2024 annual meeting must submit notice of the proposal not later than 75 days before the anniversary of the date of mailing of the proxy statement in connection with the previous year’s annual meeting of shareholders, or December 23, 2023. The notice proposal must include certain information specified in CCFNB’s bylaws.

In addition, shareholders who in connection with the CCFNB 2024 annual meeting, intend to solicit proxies in support of director nominees other than CCFNB’s nominees must provide notice to CCFNB that sets forth the information required by the SEC’s Rule 14a-19 no later than January 7, 2024, unless the date of the CCFNB 2024 annual meeting has changed by more than thirty (30) calendar days from April 18, 2024, the one (1) year anniversary of CCFNB’s 2023 annual meeting of shareholders, in which case such notice must be provided by the later of sixty (60) calendar days prior to the date of the 2024 annual meeting or the tenth (10th) calendar day following the day on which public announcement of the date of the annual meeting is first made by CCFNB.

These advance notice procedures are separate from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in CCFNB’s proxy statement pursuant to SEC Rule 14a-8.

MBF

MBF held its 2023 annual meeting of shareholders on April 18, 2023.

MBF will not hold a 2024 annual meeting of MBF shareholders if the merger is completed as currently expected. In the event that the merger is not completed within the expected time frame or at all, MBF may hold an annual meeting in 2024.

There are no provisions in MBF’s articles of incorporation or bylaws regarding the making of shareholder proposals other than nominations for director. MBF shareholders may nominate a candidate for director by giving notice to MBF not less than 14 nor more than 50 days before the date of the annual meeting. The nomination notice must include certain information specified in MBF’s bylaws. An MBF shareholder must provide written notice of its nomination to the Corporate Secretary, Muncy Bank Financial, Inc., 2 N. Main Street, Muncy, PA 17756.

WHERE YOU CAN FIND MORE INFORMATION

CCFNB has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to CCFNB’s securities to be issued in the merger. This document constitutes the prospectus of CCFNB filed as part of the registration statement. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus relating to the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete and are qualified in all respects by the complete text of the applicable contract, agreement or other document, you should refer to the exhibits that are a part of the registration for a copy of the contract, agreement or document.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be accessed at http://www.sec.gov. The registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will be available free of charge in the “Investor Relations” section of CCFNB’s website, https://www.firstcolumbiabank.com, CCFNB’s website and the information contained on, or that can be accessed through the website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus.

In connection with the registration statement, CCFNB has become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934. Under the Exchange Act, CCFNB will file annual, quarterly and current reports, as well as proxy statements and other periodic information with the SEC. These periodic reports, proxy statements and other information will be available for inspection free of charge at the website of the SEC referred to above.

The SEC allows CCFNB to incorporate by reference into this document documents filed with the SEC by CCFNB. This means that CCFNB can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document, and later information that we file with the SEC will update and supersede that information. CCFNB incorporates by reference any documents filed by CCFNB under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and until the date that the offering of CCFNB common stock is terminated. You may request a copy of the documents incorporated by reference into this document. Requests for documents should be directed to:

if you are a CCFNB shareholder: CCFNB Bancorp, Inc. 232 East Street Bloomsburg, PA 17815 Attention: Investor Relations (570) 784-1660	if you are a, MBF shareholder: Muncy Bank Financial, Inc. 2 N. Main Street Muncy, PA 17756 Attention: Investor Relations (570) 546-2211

This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this document, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this document nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this document by reference or in CCFNB’s and MBF’s affairs since the date of this document. CCFNB provided the information contained in this document with respect to CCFNB and MBF provided the information contained in this document with respect to MBF. The information contained in this document speaks only as of the date hereof unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

CCFNB BANCORP, INC.

FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

(AUDITED)

AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2022

(UNAUDITED)

MUNCY BANK FINANCIAL, INC.

FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

(AUDITED)

AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2022

(UNAUDITED)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of CCFNB Bancorp, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of CCFNB Bancorp, Inc. and subsidiary (the “Company”) as of December 31, 2022 and 2021; the related consolidated statements of income, comprehensive (loss) income, changes in stockholders’ equity, and cash flows for the years then ended; and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent, with respect to the Company, in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

PITTSBURGH, PA	PHILADELPHIA, PA	WHEELING, WV	STEUBENVILLE, OH

2009 Mackenzie Way • Suite 340 Cranberry Township, PA 16066 (724) 934-0344	2100 Renaissance Blvd. • Suite 110 King of Prussia, PA 19406 (610) 278-9800	980 National Road Wheeling, WV 26003 (304) 233-5030	511 N. Fourth Street Steubenville, OH 43952 (304) 233-5030

S.R. Snodgrass, P.C. d/b/a S.R. Snodgrass, A.C. in West Virginia

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the Audit Committee and that: (1) relate to accounts or disclosures that are material to the financial statements; and (2) involve our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter, in any way, our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Allowance for Loan Losses (ALL) – Qualitative Factors

Description of the Matter

The Company’s loan portfolio totaled $527.7 million as of December 31, 2022, and the associated ALL was $7.3 million. As discussed in Notes 1, 4, and 17 to the consolidated financial statements, determining the amount of the ALL requires significant judgment about the collectability of loans, which includes an assessment of quantitative factors such as historical loss experience within each risk category of loans and testing of certain commercial loans for impairment. Management applies additional qualitative adjustments to reflect the inherent losses that exist in the loan portfolio at the balance sheet date that are not reflected in the historical loss experience. Qualitative adjustments are made based upon changes in economic conditions, changes in loan personnel, changes in the loan portfolio mix and volumes, trends in loan delinquencies and classified loans, collateral values, and concentrations of credit risk for the commercial loan portfolios.

We identified these qualitative adjustments within the ALL as critical audit matters because they involve a high degree of subjectivity. In turn, auditing management’s judgments regarding the qualitative factors applied in the ALL calculation involved a high degree of subjectivity.

How We Addressed the Matter in Our Audit

We gained an understanding of the Company’s process for establishing the ALL, including the qualitative adjustments made to the ALL. We evaluated the design and tested the operating effectiveness of controls over the Company’s ALL process, which included, among others, management’s review and approval controls designed to assess the need and level of qualitative adjustments to the ALL, as well as the reliability of the data utilized to support management’s assessment.

To test the qualitative adjustments, we evaluated the appropriateness of management’s methodology and assessed whether all relevant risks were reflected in the ALL.

Regarding the measurement of the qualitative adjustments, we evaluated the completeness, accuracy, and relevance of the data and inputs utilized in management’s estimate. For example, we compared the inputs and data to the Company’s historical loan performance data and third-party macroeconomic data, and considered the existence of new and contrary information. We also compared the ALL to the base range of historical losses to evaluate the level of reserves, including the reasonableness of qualitative adjustments. Furthermore, we analyzed the changes in the components of the qualitative reserves relative to changes in external market factors, the Company’s loan portfolio, various internal risk metrics, and asset quality trends.

Allowance for Loan Losses (ALL) – Qualitative Factors (Continued)

We also utilized internal credit review specialists with knowledge to evaluate the appropriateness of management’s risk-rating processes, to ensure that the risk ratings applied to the commercial loan portfolio were reasonable.

We have served as the Company’s auditor since 2014.

Cranberry Township, Pennsylvania

June 29, 2023

CCFNB Bancorp, Inc.

Consolidated Balance Sheets

	December 31,
(In Thousands, Except Share Data)	2022	2021
ASSETS
Cash and due from banks	$9,750	$14,496
Interest-bearing deposits in other banks	3,333	74,868
Federal funds sold	1	8,179

Total cash and cash equivalents	13,084	97,543
Investment debt securities, available for sale, at fair value	341,051	337,832
Investment equity securities, at fair value	1,077	1,114
Restricted securities	3,223	3,060
Loans held for sale	4,568	3,935
Loans, net of unearned income	527,729	467,300
Less: Allowance for loan losses	7,279	9,136

Loans, net	520,450	458,164
Premises and equipment:
Operating lease right-of-use asset	298	914
Other premises and equipment, net	12,514	12,877
Accrued interest receivable	2,222	1,490
Cash surrender value of bank-owned life insurance	21,859	20,964
Investment in limited partnerships	3,745	1,499
Goodwill	7,937	7,937
Other assets	11,986	5,384

TOTAL ASSETS	$944,014	$952,713

LIABILITIES
Interest-bearing deposits	$500,480	$517,511
Noninterest-bearing deposits	181,845	183,984

Total deposits	682,325	701,495
Short-term borrowings	171,741	142,718
Long-term borrowings	24	28
Accrued interest payable	187	206
Operating lease liability	298	914
Other liabilities	3,497	3,010

TOTAL LIABILITIES	858,072	848,371

STOCKHOLDERS’ EQUITY
Common stock, par value $1.25 per share; authorized 15,000,000 shares, issued 2,343,835 shares in 2022 and 2,342,184 shares in 2021	2,930	2,928
Surplus	30,030	29,950
Retained earnings	90,156	84,113
Accumulated other comprehensive loss	(27,384)	(2,884)
Treasury stock, at cost; 264,700 and 264,200 shares in 2022 and 2021	(9,790)	(9,765)

TOTAL STOCKHOLDERS’ EQUITY	85,942	104,342

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$944,014	$952,713

See accompanying notes to consolidated financial statements

CCFNB Bancorp, Inc.

Consolidated Statements of Income

(In Thousands, Except Share and Per Share Data)	For the Years Ended December 31,
	2022	2021
INTEREST AND DIVIDEND INCOME
Interest and fees on loans:
Taxable	$20,604	$20,634
Tax-exempt	675	725
Interest and dividends on investment securities:
Taxable	4,321	2,343
Tax-exempt	185	229
Dividend and other interest income	198	213
Federal funds sold	20	1
Deposits in other banks	385	128

TOTAL INTEREST AND DIVIDEND INCOME	26,388	24,273

INTEREST EXPENSE
Deposits	1,773	1,923
Short-term borrowings	2,286	322
Long-term borrowings	2	2

TOTAL INTEREST EXPENSE	4,061	2,247

NET INTEREST INCOME	22,327	22,026
(CREDIT) PROVISION FOR LOAN LOSSES	(1,810)	120

NET INTEREST INCOME AFTER (CREDIT) PROVISION FOR LOAN LOSSES	24,137	21,906

NON-INTEREST INCOME
Service charges and fees	2,117	1,185
Gain on sale of loans	478	1,837
Earnings on bank-owned life insurance	652	421
Brokerage	597	599
Trust	845	901
(Loss) gain on equity securities	(37)	164
Investment security losses	(1,236)	—
Gain on sale of premises and equipment	—	149
Interchange fees	1,720	1,788
Other	935	954

TOTAL NON-INTEREST INCOME	6,071	7,998

NON-INTEREST EXPENSE
Salaries	7,655	7,411
Employee benefits	2,751	2,140
Occupancy	1,476	1,309
Furniture and Equipment	1,757	1,504
State shares tax	412	829
Professional fees	1,390	1,384
Director’s fees	314	335
FDIC assessments	262	242
Telecommunications	351	395
Automated teller machine and interchange	338	321
Other	2,362	2,281

TOTAL NON-INTEREST EXPENSE	19,068	18,151

INCOME BEFORE INCOME TAX PROVISION	11,140	11,753
INCOME TAX PROVISION	1,626	2,348

NET INCOME	$9,514	$9,405

EARNINGS PER SHARE	$4.58	$4.53

CASH DIVIDENDS PER SHARE	$1.67	$3.13

WEIGHTED AVERAGE SHARES OUTSTANDING	2,078,218	2,076,963

See accompanying notes to consolidated financial statements

CCFNB Bancorp, Inc.

Consolidated Statements of Comprehensive (Loss) Income

(In Thousands)	For the Years Ended December 31,
	2022	2021
Net Income	$9,514	$9,405
Other comprehensive loss:
Unrealized losses on investment debt securities available for sale	(32,249)	(5,476)
Tax effect	6,773	1,150
Realized loss included in net income	1,236	—
Tax effect	(260)	—

Other comprehensive loss, net	(24,500)	(4,326)

Total comprehensive (loss) income	$(14,986)	$5,079

See accompanying notes to consolidated financial statements

CCFNB Bancorp, Inc.

Consolidated Statements of Changes in Stockholders’ Equity

(In Thousands Except Share and Per Share Data)	Common Stock				Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Stockholders’ Equity
	Shares	Amount	Surplus	Retained Earnings
Balance, December 31, 2020	2,340,501	$2,926	$29,875	$81,209	$1,442	$(9,765)	$105,687
Net income				9,405			9,405
Other comprehensive loss					(4,326)		(4,326)
Common stock issuance under dividend reinvestment and stock purchase plans	1,683	2	67				69
Recognition of employee stock purchase plan expense			8				8
Cash dividends ($3.13 per share)				(6,501)			(6,501)

Balance, December 31, 2021	2,342,184	2,928	29,950	84,113	(2,884)	(9,765)	104,342
Net income				9,514			9,514
Other comprehensive loss					(24,500)		(24,500)
Common stock issuance under dividend reinvestment and stock purchase plans	1,651	2	72				74
Recognition of employee stock purchase plan expense			8				8
Purchase of treasury stock (500 shares)						(25)	(25)
Cash dividends ($1.67 per share)				(3,471)			(3,471)

Balance, December 31, 2022	2,343,835	$2,930	$30,030	$90,156	$(27,384)	$(9,790)	$85,942

See accompanying notes to consolidated financial statements

CCFNB Bancorp, Inc.

Consolidated Statements of Cash Flows

(In Thousands)	Years Ended December 31,
	2022	2021
OPERATING ACTIVITIES
Net Income	$9,514	$9,405
Adjustments to reconcile net income to net cash provided by operating activities:
(Credit) provision for loan losses	(1,810)	120
Depreciation and amortization of other premises and equipment	662	678
Loss (gain) on equity securities	37	(164)
Investment security losses, net	1,236	—
Amortization and accretion on investment debt securities	840	1,175
Gain on sale of premises and equipment	—	(149)
Deferred income tax benefit	67	108
Gain on sale of loans	(478)	(1,837)
Proceeds from sale of mortgage loans	15,428	55,388
Originations of mortgage loans held for resale	(15,583)	(50,117)
Amortization of investment in limited partnerships	213	339
(Increase) decrease in accrued interest receivable	(732)	455
Earnings on bank-owned life insurance	(426)	(421)
Gain on settlement of bank-owned life insurance claims	(226)	—
Decrease in accrued interest payable	(19)	(82)
Amortization of operating leases right-of-use assets	53	56
Other, net	887	(360)

Net cash provided by operating activities	9,663	14,594

INVESTING ACTIVITIES
Investment securities available for sale:
Purchases	(99,145)	(233,163)
Proceeds from sales	38,629	—
Proceeds from maturities, principal payments and calls	24,208	98,937
Purchase of bank-owned life insurance	(844)	(43)
Proceeds from redemption of restricted securities	518	609
Purchase of restricted securities	(681)	(210)
Net (increase) decrease in loans	(60,494)	15,177
Proceeds from sale of premises and equipment	—	172
Proceeds from sale of other real estate owned	18	—
Purchase of investment in limited partnership	(2,459)	(434)
Acquisition of premises and equipment	(299)	(281)

Net cash used for investing activities	(100,549)	(119,236)

FINANCING ACTIVITIES
Net (decrease) increase in deposits	(19,170)	68,152
Net increase in short-term borrowings	29,023	31,123
Repayment of long-term borrowings	(4)	(3)
Acquisition of treasury stock	(25)	—
Proceeds from issuance of common stock	74	69
Cash dividends paid	(3,471)	(6,501)

Net cash provided by financing activities	6,427	92,840

NET DECREASE IN CASH AND CASH EQUIVALENTS	(84,459)	(11,802)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	97,543	109,345

CASH AND CASH EQUIVALENTS, END OF PERIOD	$13,084	$97,543

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$4,080	$2,329
Income taxes paid	1,375	2,100
Loans transferred to other real estate owned	18	—
Early termination of right-of-use asset	563	—
Early termination of lease liability	563	—
Bank-owned life insurance death benefit receivable	601	—

CCFNB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of CCFNB Bancorp, Inc. (the “Corporation”) are in accordance with the accounting principles generally accepted in the United States of America and conform to common practices within the banking industry. The more significant policies follow:

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of CCFNB Bancorp, Inc. and its wholly-owned subsidiary, First Columbia Bank & Trust Co. (the “Bank”). All significant inter-company balances and transactions have been eliminated in consolidation.

NATURE OF OPERATIONS

The Corporation is a financial holding company that provides full service banking, including trust services, through the Bank, to individuals, municipality and corporate customers. The Bank operates twelve offices spanning the three counties of Columbia, Montour and Eastern Northumberland in Northcentral Pennsylvania. The Corporation and Bank are subject to the regulation of the Pennsylvania Department of Banking, the Federal Deposit Insurance Corporation, and the Federal Reserve Bank of Philadelphia.

Procuring deposits and making loans are the major lines of business. The deposits are mainly deposits of individuals and small businesses and include various types of checking accounts, statement savings, money market accounts, interest checking accounts, individual retirement accounts, and certificates of deposit. The Bank also offers non-FDIC insured “Repurchase sweep” accounts. Lending products include commercial, consumer, and mortgage loans. The trust services, trading under the name of B.B.C.T., Co. include administration of various estates, pension plans, self-directed IRA’s and other services. A third-party brokerage arrangement is also resident in the Buckhorn branch. This investment center offers a full line of stocks, bonds and other non-insured financial services.

SEGMENT REPORTING

The Bank acts as an independent community financial services provider, and offers traditional banking and related financial services to individual, business and government customers. Through its branch, remote capture, internet banking, telephone, mobile banking, and automated teller machine network, the Bank offers a full array of commercial and retail financial services, including the taking of time, savings and demand deposits; the making of commercial, consumer and mortgage loans; and the providing of other financial services. The Bank also performs personal, corporate, pension and fiduciary services through its B.B.C.T., Co. as well as offers diverse investment products through its investment center.

Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail, trust and investment center operations of the Corporation. As such, relevant financial information is not available and segment reporting would not be meaningful.

USE OF ESTIMATES

The preparation of these Consolidated Financial Statements in conformity with accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of these Consolidated Financial Statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes include the assessment for other than temporary impairment of certain investment securities, the allowance for loan losses, valuation of deferred tax assets, impairment of intangible assets, and fair value of financial instruments. Assumptions and factors used in the estimates are evaluated on an annual basis or whenever events or changes in circumstances indicate that the previous assumptions and factors have changed. The result of the analysis could result in adjustments to the estimates.

COMPREHENSIVE INCOME (LOSS)

Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale debt securities, are reported as a separate component of the stockholders’ equity section of the balance sheet, net of taxes, such items, along with net income, are components of comprehensive income (loss).

INVESTMENT – DEBT SECURITIES

The Corporation classifies its investment securities as either “held to maturity” or “available for sale” at the time of purchase. Debt securities are classified as held to maturity when the Corporation has the ability and positive intent to hold the securities to maturity. Investment debt securities held to maturity are carried at cost adjusted for amortization of premiums and accretion of discounts to maturity.

Debt securities not classified as held to maturity included in the available for sale category are carried at fair value, and the amount of any unrealized gain or loss net of the effect of deferred income taxes is reported as other comprehensive income in the Consolidated Statement of Comprehensive Income. Management’s decision to sell available-for-sale securities is based on changes in economic conditions controlling the sources and uses of funds, terms, availability of and yield of alternative investments, interest rate risk, and the need for liquidity.

The cost of debt securities classified as held to maturity or available for sale is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion, as well as interest, is included in interest income from investments. Realized gains and losses are included in net investment securities gains. The cost of investment securities sold, redeemed or matured is based on the specific identification method.

Declines in the fair value of available for sale debt securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, the Corporation considers: (1) the length of time and the extent to which the fair value has been less than cost; (2) the financial condition and near-term prospects of the issuer; (3) whether the market decline was affected by macroeconomic conditions, and (4) the Corporation’s intent to sell the security or whether it’s more likely than not that the Corporation would be required to sell the security before its anticipated recovery in market value.

INVESTMENT – EQUITY SECURITIES

Equity securities are carried at fair value. Holding gains and losses are recorded in income. Dividends on equity securities are recognized as income when earned.

RESTRICTED SECURITIES

Restricted securities consist of stock in the Federal Home Loan Bank of Pittsburgh (“FHLB – Pittsburgh”), and Atlantic Community Bankers Bank (“ACBB”) and do not have a readily determinable fair value because their ownership is restricted, and they can be sold back only to the FHLB-Pittsburgh, ACBB or to another member institution. Therefore, these securities are classified as restricted securities, carried at cost, and evaluated for impairment. At December 31, 2022, the Corporation held $3,188,000 in stock of the FHLB-Pittsburgh and $35,000 in stock of ACBB. At December 31, 2021, the Corporation held $3,025,000 in stock of FHLB-Pittsburgh and $35,000 in stock of ACBB.

The Corporation evaluated its holding of restricted stock for impairment and deemed the stock to not be impaired due to the expected recoverability of par value, which equals the value reflected within the Corporation’s financial statements. The decision was based on several items ranging from the estimated true economic losses embedded within FHLB’s mortgage portfolio to the FHLB’s liquidity position and credit rating. The Corporation utilizes the impairment framework outlined in Generally Accepted Accounting Principles to evaluate stock for impairment. The following factors were evaluated to determine the ultimate recoverability of the par value of the Corporation’s restricted stock holdings; (i) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted; (ii) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB; (iii) the impact of legislative and regulatory changes on the institutions and, accordingly, on the customer base of the FHLB; (iv) the liquidity position of the FHLB; and (v) whether a decline is temporary or whether it affects the ultimate recoverability of the FHLB stock based on (a) the materiality of the carrying amount to the member institution and (b) whether an assessment of the institution’s operational needs for the foreseeable future allow management to dispose of the stock.

LOANS

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff generally are reported at their outstanding principal balances, net of deferred fees or costs, unearned income, and the allowance for loan losses. Interest on loans is accrued on the principal amount outstanding, primarily on an actual day basis. Non-refundable loan fees and certain direct costs are deferred and amortized over the life of the loans using the interest method. The amortization is reflected as an interest yield adjustment, and the deferred portion of the net fees and costs is reflected as a part of the loan balance.

Real estate mortgage loans held for resale are carried at the lower of cost or market on an aggregate basis. A portion of these loans are sold with limited recourse by the Corporation.

Generally, a loan is classified as non-accrual, with the accrual of interest on such a loan discontinued when the contractual payment of principal or interest has become 90-days past due or management has serious doubts about further collectability of principal or interest, even though the loan may be currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well-secured. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed. Certain non-accrual loans may continue to perform wherein payments are still being received with those payments generally applied to principal. Non-accrual loans remain under constant scrutiny and if performance continues, interest income may be recorded on a cash basis based on management’s judgment as to collectability of principal.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect all amounts due according to the contractual terms of the loan agreement. Under current accounting standards, the allowance for loan losses related to impaired loans is based on discounted cash flows using the loan’s effective interest rate or the fair value of the collateral for certain collateral dependent loans. The recognition of interest income on impaired loans is the same as for non-accrual loans discussed above.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established through provisions for loan losses charged against income. Loan amounts deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is maintained at a level established by management to be adequate to absorb estimated potential loan losses. Management’s periodic evaluation of the adequacy of the allowance for loan losses is based on the Corporation’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires significant estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

In addition, the Bank is subject to periodic examination by its federal and state examiners, and may be required by such regulators to recognize additions to the allowance for loan losses based on their assessment of credit information available to them at the time of their examinations.

In addition, an allowance is provided for possible credit losses on off-balance sheet credit exposures. The allowance is estimated by management and is classified in other liabilities.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired. At the present time, select loans are not aggregated for collective impairment evaluation, as such, all loans are subject to individual impairment evaluation should the facts and circumstances pertinent to a particular loan suggest that such evaluation is necessary. Factors considered by management in determining impairment include payment status and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the liquidation of the collateral. Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, the Bank determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

The general component covers all other loans not identified as impaired and is based on historical losses adjusted for current factors. The historical loss component of the allowance is determined by losses recognized by portfolio segment over the preceding five years. In calculating the historical component of our allowance, we aggregate our loans into one of five portfolio segments: Commercial, Financial & Agriculture, Tax-exempt, Commercial Real Estate, Consumer Real Estate, and Installment Loans to Individuals. Risk factors impacting loans in each of the portfolio segments include broad deterioration of property values, reduced consumer and business spending as a result of continued high unemployment and reduced credit availability and lack of confidence in a sustainable recovery. Actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: the concentration of watch and substandard loans as a percentage of total loans, levels of loan concentration within the portfolio segment or division of a portfolio segment and broad economic conditions.

A loan is considered to be a troubled debt restructuring (“TDR”) loan when the Bank grants a concession to the borrower because of the borrower’s financial condition that it would not otherwise consider. Such concessions include the reduction of interest rates, forgiveness of principal or interest, extending repayment terms, creating balloon options or other modifications that would not be typically offered to new borrowers with acceptable credit risk.

PREMISES AND EQUIPMENT

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation computed principally on the straight-line method over the estimated useful lives of the assets, which range from 3 to 20 years for furniture, fixtures, and equipment and 15 to 40 years for buildings and the shorter of the lease period or useful life for leasehold improvements. Maintenance and minor repairs are charged to operations as incurred. The cost and accumulated depreciation of the premises and equipment retired or sold are eliminated from the property accounts at the time of retirement or sale, and the resulting gain or loss is reflected in current operations.

MORTGAGE SERVICING RIGHTS

The Bank originates and sells real estate loans to investors in the secondary mortgage market. After the sale, the Bank retains the right to service most of these loans. When originated mortgage loans are sold and servicing is retained, a servicing asset is capitalized based on relative fair value at the date of sale. Servicing assets are amortized as an offset to other fees in proportion to, and over the period of, estimated net servicing income. The servicing rights are periodically evaluated for impairment based on their relative fair value. Significant inputs to the valuation include expected net servicing income to be received, the expected life of the underlying loans and the discount rate.

INTANGIBLE ASSETS—GOODWILL

Goodwill represents the excess of the purchase price over the fair value of net assets acquired. The Corporation has recorded net goodwill of $7,937,000 at December 31, 2022 and 2021. In accordance with current accounting standards, goodwill is not amortized. Management performs an annual evaluation for impairment. Any impairment of goodwill results in a charge to income. The Corporation periodically assesses whether events or changes in circumstances indicate that the carrying amounts of goodwill and other intangible assets may be impaired. Goodwill is tested for impairment at the reporting unit level and an impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value. The Corporation employs general industry practices in evaluating the impairment of its goodwill and other intangible assets. The Corporation calculates the value of goodwill using a combination of the following valuation methods: dividend discount analysis under the income approach, which calculates the present value of all excess cash flows plus the present value of a terminal value, the price/earnings multiple under the market approach and the change in control premium to market price approach. Based upon these reviews, management determined there was no impairment of goodwill during 2022 or 2021. No assurance can be given that future impairment tests will not result in a charge to earnings.

TRANSFERS OF FINANCIAL ASSETS

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Corporation; (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets; and (3) the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

OTHER REAL ESTATE OWNED

Real estate properties acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value on the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell and is included in other assets. Revenues derived from and costs to maintain the assets and subsequent gains and losses on sales are included in other non-interest income and expense.

BANK OWNED LIFE INSURANCE

The Corporation invests in Bank Owned Life Insurance (BOLI). Purchase of BOLI provides life insurance coverage on certain present and former employees and Directors with the Corporation being owner and primary beneficiary of the policies. The cash surrender value of the policies is included as an asset on the Consolidated Balance Sheets, and any increases in the cash surrender value are recorded as non-interest income on the Consolidated Statements of Income.

INVESTMENTS IN LIMITED PARTNERSHIPS

The Corporation is a limited partner in six partnerships at December 31, 2022 that provide low income housing in the Corporation’s geographic market area. The investments are accounted for under the effective yield method. Under the effective yield method, the Corporation recognizes tax credits as they are allocated and amortizes the initial cost of the investment to provide a constant effective yield over the period that the tax credits are allocated to the Corporation. Under this method, the tax credits allocated, net of any amortization of the investment in the limited partnerships, are recognized in the Consolidated Statements of Income as a component of income tax expense. The amount of tax credits allocated to the Corporation was $234,000 and the amortization of the investments in limited partnerships was $213,000 in 2022. The amount of tax credits allocated to the Corporation was $249,000 and the amortization of the investments in limited partnerships was $339,000 in 2021.

INCOME TAXES

The provision for income taxes is based on the results of operations, adjusted primarily for tax-exempt income. Certain items of income and expense are reported in different periods for financial reporting and tax return purposes. Deferred tax assets and liabilities are determined based on the differences between the consolidated financial statement and income tax basis of assets and liabilities measured by using the enacted tax rates and laws expected to be in effect when the timing differences are expected to reverse. Deferred tax expense or benefit is based on the difference between deferred tax asset and liability from period to period.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, the projected future taxable income and tax planning strategies in making this assessment. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

The Corporation and the Bank are subject to U.S. federal income tax and Commonwealth of Pennsylvania tax. The Corporation recognizes interest related to income tax matters as interest expense and penalties related to income tax matters as other noninterest expense. At December 31, 2022 and December 31, 2021, the Corporation does not have any amounts accrued for interest and/or penalties.

PER SHARE DATA

Basic earnings per share are calculated by dividing net income by the weighted average number of shares of common stock outstanding at the end of each period. Diluted earnings per share are calculated by increasing the denominator for the assumed conversion of all potentially dilutive securities. The Corporation does not have any securities which have or will have a dilutive effect, so accordingly, basic and diluted per share data are the same. Treasury shares are not deemed outstanding for earnings per share calculations.

CASH AND CASH EQUIVALENTS

For purposes of reporting consolidated cash flows, cash and cash equivalents include cash on hand and due from banks, interest-bearing deposits in other banks and federal funds sold. The Corporation considers cash classified as interest-bearing deposits with other banks as a cash equivalent because they are represented by cash accounts essentially on a demand basis. Federal funds are also included as a cash equivalent because they are generally purchased and sold for one-day periods.

TREASURY STOCK

The purchase of the Corporation’s common stock is recorded at cost. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on a last-in first-out basis.

TRUST ASSETS AND INCOME

Property held by the Corporation in a fiduciary or agency capacity for its customers is not included in the accompanying consolidated financial statements because such items are not assets of the Corporation or the Bank.

ADVERTISING COSTS

It is the Corporation’s policy to expense advertising costs in the period in which they are incurred. Advertising expense for the years ended December 31, 2022 and 2021 was approximately $285,000 and $602,000, respectively.

CHANGE IN ACCOUNTING POLICY

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments (ASU 2016-13), which changes the impairment model for most financial assets. This update is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The underlying premise of the update is that financial assets measured at amortized cost should be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The allowance for credit losses should reflect management’s current estimate of credit losses that are expected to occur over the remaining life of a financial asset. The income statement will be affected for the measurement of credit losses for newly recognized financial assets, as well as the expected increases or decreases of expected credit losses that have taken place during the period. With certain exceptions, transition to the new requirements will be through a cumulative effect adjustment to opening retained earnings as of the beginning of the first reporting period in which the guidance is adopted. This update is effective for fiscal years beginning after December 15, 2022. The Corporation adopted ASU 2016-13 effective January 1, 2023 which resulted in a reduction to the allowance of $621,000 to $6.7 million. The allowance for credit losses (ACL) will now be based on our historical loss experience, borrower characteristics, reasonable and supportable forecasts of future economic conditions, and other relevant factors. We will also apply qualitative factors to account for information that may not be reflected in quantitatively derived results to ensure that the ACL reflects the best estimate of current expected credit losses.

RECLASSIFICATIONS

Certain amounts in the 2021 Consolidated Financial Statements have been reclassified to conform to presentations used in the 2022 Consolidated Financial Statements. Such reclassifications had no effect on the Corporation’s consolidated financial condition, stockholders equity or net income.

2.	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The following table presents the changes in accumulated other comprehensive (loss) income by component net of tax for the years ended December 31, 2022 and 2021:

(In Thousands)	Unrealized Losses Available For Sale Securities (a)
Balance, December 31, 2020	$1,442
Other comprehensive loss before reclassifications, net of tax	(4,326)
Amounts reclassified from accumulated other comprehensive income, net of tax	—

Net change in accumulated other comprehensive income	(4,326)

Balance, December 31, 2021	(2,884)
Other comprehensive loss before reclassifications, net of tax	(25,476)
Amounts reclassified from accumulated other comprehensive loss, net of tax	976

Net change in accumulated other comprehensive loss	(24,500)

Balance, December 31, 2022	$(27,384)

(a)	All amounts are net of tax. Amounts in parenthesis indicates debits.

The following table presents the significant amounts reclassified out of each component of accumulated other comprehensive income (loss) for the years ended December 31, 2022 and 2021:

(In Thousands) Details about accumulated other comprehensive income (loss) (a)	Amount Reclassified from Accumulated Other Comprehensive Income (Loss) Twelve Months Ended December 31,		Affected Line Item in the Consolidated Statements of Income
	2022	2021
Unrealized loss on available for sale securities	$(1,236)	$—	Investment security losses
	260	—	Income tax provision

	$(976)	$—

(a)	Amounts in parenthesis indicates debits to net income.

3.	INVESTMENT SECURITIES

DEBT SECURITIES

The amortized cost, related fair value, and unrealized gains and losses for available for sale investment debt securities were as follows at December 31, 2022 and 2021:

	2022
(In Thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Obligation of U.S. Government Corporations and Agencies:
Mortgage-backed	$144,806	$1	$(18,742)	$126,065
Other	217,254	—	(16,331)	200,923
Obligations of state and political subdivisions	13,654	451	(42)	14,063

Total debt securities, available for sale	$375,714	$452	$(35,115)	$341,051

	2021
(In Thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Obligation of U.S. Government Corporations and Agencies:
Mortgage-backed	$147,303	$684	$(2,070)	$145,917
Other	187,428	3	(2,370)	185,061
Obligations of state and political subdivisions	6,751	103	—	6,854

Total debt securities, available for sale	$341,482	$790	$(4,440)	$337,832

Securities available for sale with an aggregate fair value of $260,805,000 and $243,810,000 at December 31, 2022 and 2021, respectively, were pledged to secure public funds, trust funds, securities sold under agreements to repurchase and other balances of $207,828,000 and $178,627,000 at December 31, 2022 and 2021, respectively, as required by law.

The amortized cost and fair value of investment debt securities, by expected maturity, are shown below at December 31, 2022. Expected maturities on debt securities will differ from contractual maturities, because some borrowers may have the right to call or prepay obligations with or without call or prepayment penalties:

(In Thousands)	Amortized Cost	Fair Value
Due in one year or less	$20,096	$19,386
Due after one year to five years	198,590	182,942
Due after five years to ten years	16,068	15,748
Due after ten years	140,960	122,975

Total	$375,714	$341,051

There were no aggregate investments with a single issuer (excluding the U. S. Government and its Agencies) which exceeded ten percent of consolidated stockholders’ equity at December 31, 2022. The quality rating of all obligations of state and political subdivisions were “A” or higher on all securities, as rated by Moody’s or Standard and Poors. All of the state and political subdivision investments were actively traded in a liquid market.

Proceeds from the sale of investments in debt securities classified as available for sale during 2022 were $38,629,000. There were no sales of investments in debt securities classified as available for sale during 2021. For the year ended December 31, 2022, the Corporation realized gross losses of $1,236,000 and no gross gains.

Management evaluates securities for other-than-temporary impairment (“OTTI”) at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. In determining OTTI, management considers many factors, including (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether the entity has the intent to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. The assessment of whether an other-than-temporary decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.

When other-than-temporary-impairment occurs, the amount of the other-than-temporary-impairment recognized in earnings depends on whether an entity intends to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss. If an entity intends to sell or more likely than not will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss, the other-than-temporary impairment shall be recognized in earnings equal to the entire difference between the investments amortized cost basis and its fair value at the balance sheet date. If an entity does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security before recovery of its amortized cost basis less any current-period loss, the other-than-temporary impairment shall be separated into the amount representing the credit loss and the amount related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is determined based on the present value of cash flows expected to be collected and is recognized in earnings. The amount of the total other-than-temporary impairment related to the other factors shall be recognized in other comprehensive income, net of applicable taxes. The previous amortized cost basis less the other-than-temporary-impairment recognized in earnings shall become the new amortized cost basis of the investment.

The following summary shows the gross unrealized losses and fair value, aggregated by investment category of those individual securities that have been in a continuous unrealized loss position for less than or more than 12 months as of December 31, 2022 and 2021:

	2022
	Less than Twelve Months		Twelve Months or Greater		Total
(In Thousands)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Obligations of U.S. Government Corporations and Agencies:
Mortgage-backed	$31,981	$(2,344)	$93,981	$(16,398)	$125,962	$(18,742)
Other	52,746	(2,079)	148,177	(14,252)	200,923	(16,331)
Obligations of state and political subdivisions	3,848	(42)	—	—	3,848	(42)

Total	$88,575	$(4,465)	$242,158	$(30,650)	$330,733	$(35,115)

	2021
	Less than Twelve Months		Twelve Months or Greater		Total
(In Thousands)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Obligations of U.S. Government Corporations and Agencies:
Mortgage-backed	$97,875	$(1,521)	$27,045	$(549)	$124,920	$(2,070)
Other	171,134	(2,295)	3,924	(75)	175,058	(2,370)
Obligations of state and political subdivisions	—	—	—	—	—	—

Total	$269,009	$(3,816)	$30,969	$(624)	$299,978	$(4,440)

At December 31, 2022, the Corporation had a total of 169 debt securities. There were a total of 79 individual debt securities that were in a continuous unrealized loss position for less than twelve months and there were 90 debt securities in a continuous loss position for greater than twelve months.

The Corporation invests in various forms of agency debt including mortgage-backed securities and callable agency debt. The fair value of these securities is influenced by market interest rates, prepayment speeds on mortgage securities, bid to offer spreads in the market place and credit premiums for various types of agency debt. These factors change continuously and therefore the fair market value of these securities may be higher or lower than the Corporation’s carrying value at any measurement date. The Corporation does not consider the debt securities contained in the previous table to be other-than-temporarily impaired since it has both the intent and ability to hold the securities until a recovery of fair value, which may be maturity.

EQUITY SECURITIES

At December 31, 2022 and 2021, the Corporation had $1,077,000 and $1,114,000 in equity securities recorded at fair value, respectively. The following is a summary of unrealized and realized gains and losses recognized in net income on equity securities during the years ended December 31, 2022 and 2021:

	For the Year Ended December 31,
(In Thousands)	2022	2021
Net (losses) gains recognized in equity securities during the year	$(37)	$164
Less: Net gains (losses) realized on the sale of equity securities during the year	—	—

Unrealized (losses) gains recognized in equity securities held at reporting date	$(37)	$164

4.	LOANS

Major classifications of loans at December 31, 2022 and 2021 consisted of:

(In Thousands)	2022	2021
Commercial, financial and agricultural	$39,573	$29,459
Tax-exempt	30,679	36,457
Commercial real estate:
Commercial mortgages	145,622	130,154
Other construction and land development loans	18,649	10,885
Secured by farmland	13,120	13,737
Consumer real estate:
Home equity loans	13,391	14,650
Home equity lines of credit	12,262	10,750
1-4 family residential mortgages	241,179	208,750
Construction	7,430	6,703
Installment loans to individuals	5,824	5,755

Gross loans	$527,729	$467,300

During 2022 and 2021 the Corporation participated in the Paycheck Protection Program, administered directly by the U.S. SBA. The PPP provided loans to small businesses who were impacted by economic conditions as a result of COVID-19 to provide cash-flow assistance to employers who maintained their payroll (including healthcare and certain related expenses) and used the proceeds to cover mortgage interest, rent, leases, and utilities during the COVID-19 emergency. As of December 31, 2022 and 2021, the Corporation had outstanding principal balances of $4,000 and $2,715,000, respectively. The PPP loans are fully guaranteed by the SBA and may be eligible for forgiveness by the SBA to the extent that the proceeds were used to cover eligible payroll costs, mortgage interest costs, rent, and utility costs over a period of up to 24 weeks after the loan was made as long as certain conditions are met regarding employee retention and compensation levels. PPP loans deemed eligible for forgiveness by the SBA will be repaid by the SBA to the Corporation. PPP loans are included in the Commercial, financial, and agricultural loan category.

In accordance with the SBA terms and conditions on these PPP loans, the Corporation received fees associated with the processing of these loans. Upon funding of the loan, these fees were deferred and amortized over the life of the loan as an adjustment to yield in accordance with FASB ASC 310-20-25-2. For the years ended December 31, 2022 and 2021, fees recognized amounted to $205,000 and $1,723,000, respectively. There were minimal unrecognized fees at December 31, 2022.

Loan Origination and Risk Management

The Corporation has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews and the Board of Directors approve these policies and procedures on a regular basis. A reporting system supplements the review process by providing management with frequent reports related to loan production, loan quality, concentrations of credit, loan exceptions, loan delinquencies and non-performing and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions.

Commercial, financial, and agricultural loans are underwritten after evaluating and understanding the borrower’s ability to operate profitably and prudently. Underwriting standards are designed to promote relationship banking rather than transactional banking. Once it is determined that the borrower’s management possesses sound ethics and solid business acumen, the Corporation’s management examines current and projected cash flows to determine the ability of the borrower to repay their obligations as agreed. Commercial, financial, and agricultural loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers; however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial, financial, and agricultural loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may incorporate a personal guarantee; however, some short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

Commercial real estate loans are subject to underwriting standards and processes similar to commercial, financial, and agricultural loans, in addition to those of real estate loans. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The properties securing the Corporations’ commercial real estate portfolio are diverse in terms of type and geographic locations served by the Corporation. This diversity helps reduce the Corporation’s exposure to adverse economic events that affect any single market or industry. Management monitors and evaluates commercial real estate loans based on collateral. As a general rule the Corporation avoids financing single-purpose projects unless other underwriting factors are present to help mitigate risk.

The Corporation originates consumer loans using a credit scoring system to supplement the underwriting process. To monitor and manage consumer loan risk, policies and procedures are reviewed and modified on a regular basis. In addition, risk is reduced by keeping the loan amounts relatively small and spread across many individual borrowers. Additionally, trend reports are reviewed regularly by management. Underwriting standards for home equity loans are influenced by statutory requirements, which include such controls as maximum loan-to-value percentages, collection remedies and documentation requirements.

The Corporation contracts an independent third party consultant that reviews and validates the credit risk program on an annual basis. Results of these reviews are presented to management and the Board of Directors. The loan review process complements and reinforces the risk identification and assessment decisions made by lenders and credit personnel, as well as the Corporation’s loan policies and procedures.

The Corporation uses the following definitions for risk ratings, which are consistent with the definitions used in supervisory guidance:

Special Mention. Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard. Loans classified as substandard may be inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well–defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above are analyzed individually as part of the above described process and are considered to be pass rated loans.

As of December 31, 2022, based on the most recent credit analysis performed, the risk category of loans by class of loans is as follows:

	December 31, 2022
(In Thousands)	Commercial, Financial & Agricultural	Tax-exempt	Commercial Real Estate	Total
Pass	$38,827	$30,593	$171,806	$241,226
Special Mention	434	86	2,681	3,201
Substandard	312	—	2,904	3,216
Doubtful	—	—	—	—

Total	$39,573	$30,679	$177,391	$247,643

As of December 31, 2021, based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

	December 31, 2021
(In Thousands)	Commercial, Financial & Agricultural	Tax-exempt	Commercial Real Estate	Total
Pass	$28,316	$36,457	$148,082	$212,855
Special Mention	256	—	2,496	2,752
Substandard	887	—	4,198	5,085
Doubtful	—	—	—	—

Total	$29,459	$36,457	$154,776	$220,692

For consumer real estate loans, home equity loans and lines of credit, construction real estate loans, and installment loans to individuals, the Corporation evaluates credit quality based on the performance of the individual credits. The following table presents the recorded investment in the loan classes based on payment activity as of December 31, 2022 and December 31, 2021:

	December 31, 2022
(In Thousands)	Performing	Nonperforming	Total
Consumer real estate:
Home equity loans	$13,352	$39	$13,391
Home equity lines of credit	12,224	38	12,262
1-4 family residential mortgages	240,025	1,154	241,179
Construction	7,430	—	7,430
Installment loans to individuals	5,820	4	5,824

	$278,851	$1,235	$280,086

	December 31, 2021
(In Thousands)	Performing	Nonperforming	Total
Consumer real estate:
Home equity loans	$14,582	$68	$14,650
Home equity lines of credit	10,732	18	10,750
1-4 family residential mortgages	207,638	1,112	208,750
Construction	6,703	—	6,703
Installment loans to individuals	5,755	—	5,755

	$245,410	$1,198	$246,608

Concentrations of Credit Risk

Most of the Corporation’s lending activity occurs within the Bank’s primary market area which encompasses Columbia, Montour and Eastern Northumberland counties in Northcentral Pennsylvania. The majority of the Corporation’s loan portfolio consists of commercial and consumer real estate loans. As of December 31, 2022 and 2021, there were no concentrations of loans related to any single industry in excess of 10% of total loans.

Non-Accrual and Past Due Loans

Generally, a loan is classified as non-accrual, with the accrual of interest on such a loan discontinued when the contractual payment of principal or interest has become 90-days past due or management has serious doubts about further collectability of principal or interest, even though the loan may be currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well-secured. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed, and unpaid interest accrued in prior years is charged against the allowance for loan losses. Certain non-accrual loans may continue to perform wherein payments are still being received with those payments generally applied to principal. Non-accrual loans remain under constant scrutiny and if performance continues, interest income may be recorded on a cash basis based on management’s judgment as to collectability of principal.

Non-accrual loans, segregated by class of loans, were as follows as of December 31:

(In Thousands)	2022	2021
Commercial, financial and agricultural	$—	$—
Tax-exempt	—	—
Commercial real estate:
Commercial mortgages	614	1,041
Other construction and land development loans	—	—
Secured by farmland	—	—
Consumer real estate:
Home equity loans	39	68
Home equity lines of credit	38	18
1-4 family residential mortgages	1,154	1,112
Construction	—	—
Installment loans to individuals	4	—

Total	$1,849	$2,239

The gross interest that would have been recorded if all non-accrual loans during the year had been current in accordance with their original terms and the amounts actually recorded in income were as follows:

(In Thousands)	2022	2021
Gross interest due under terms	$173	$262
Amount included in income	(58)	(122)

Interest income not recognized	$115	$140

At December 31, 2022, there were no significant commitments to lend additional funds with respect to non-accrual and restructured loans.

Generally, a loan is considered past due when a payment is in arrears for a period of 10 or 15 days, depending on the type of loan. Delinquent notices are issued at this point and collection efforts will continue on loans past due beyond 60 days which have not been satisfied. Past due loans are continually evaluated with determination for charge-off being made when no reasonable chance remains that the status of the loan can be improved.

An age analysis of past due loans, segregated by class of loans, as of December 31, 2022 and 2021 are as follows:

	2022
(In Thousands)	Loans 30-89 Days Past Due	Loans 90 or more days Past Due	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or more Days Past Due
Commercial, financial and agricultural	$239	$—	$239	$39,334	$39,573	$—
Tax-exempt	—	—	—	30,679	30,679	—
Commercial real estate:
Commercial mortgages	439	405	844	144,778	145,622	—
Other construction and land development loans	48	—	48	18,601	18,649	—
Secured by farmland	258	—	258	12,862	13,120	—
Consumer real estate:
Home equity loans	132	—	132	13,259	13,391	—
Home equity lines of credit	16	17	33	12,229	12,262	—
1-4 family residential mortgages	1,061	229	1,290	239,889	241,179	—
Construction	—	—	—	7,430	7,430	—
Installment loans to individuals	35	—	35	5,789	5,824	—

Gross loans	$2,228	$651	$2,879	$524,850	$527,729	$—

	2021
(In Thousands)	Loans 30-89 Days Past Due	Loans 90 or more days Past Due	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or more Days Past Due
Commercial, financial and agricultural	$51	$—	$51	$29,408	$29,459	$—
Tax-exempt	—	—	—	36,457	36,457	—
Commercial real estate:
Commercial mortgages	28	—	28	130,126	130,154	—
Other construction and land development loans	—	—	—	10,885	10,885	—
Secured by farmland	—	—	—	13,737	13,737	—
Consumer real estate:
Home equity loans	167	—	167	14,483	14,650	—
Home equity lines of credit	139	—	139	10,611	10,750	—
1-4 family residential mortgages	473	505	978	207,772	208,750	—
Construction	—	—	—	6,703	6,703	—
Installment loans to individuals	22	—	22	5,733	5,755	—

Gross loans	$880	$505	$1,385	$465,915	$467,300	$—

Impaired Loans

A loan is considered impaired when, based on current information and events, it is probable the Corporation will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement, including scheduled principal and interest payments. Impairment is evaluated in smaller balance loans of a similar nature and on an individual basis for other loans. If a loan is impaired, a specific allowance is allocated, if necessary, so that the loan is reported net, at the present value of estimated cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. The recognition of interest income on impaired loans is the same as for non-accrual loans discussed above.

No additional charge to operations was required to provide for these impaired loans as the specifically allocated allowance of $0 and $38,000 at December 31, 2022 and 2021 are estimated by management to be adequate to provide for the potential loan losses associated with these impaired loans.

Impaired loans are set forth in the following table as of December 31:

	2022
(In Thousands)	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
Commercial, financial and agricultural	$3	$—	$—	$—	$—	$12	$1
Tax-exempt	—	—	—	—	—	—	—
Commercial real estate:
Commercial mortgages	773	614	—	614	—	773	3
Other construction and land development loans	—	—	—	—	—	—	—
Secured by farmland	345	345	—	345	—	345	24
Consumer real estate:
Home equity loans	50	44	—	44		53	2
Home equity lines of credit	45	38	—	38	—	47	1
1-4 family residential mortgages	1,142	1,021	—	1,021	—	1,145	26
Construction	—	—	—	—	—	—	—
Installment loans to individuals	4	4	—	4	—	5	—

Gross loans	$2,362	$2,066	$—	$2,066	$—	$2,380	$57

	2021
(In Thousands)	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
Commercial, financial and agricultural	$—	$—	$—	$—	$—	$68	$3
Tax-exempt	—	—	—	—	—	—	—
Commercial real estate:
Commercial mortgages	1,268	1,042	—	1,042	—	1,311	40
Other construction and land development loans	—	—	—	—	—	—	—
Secured by farmland	355	355	—	355	—	363	21
Consumer real estate:
Home equity loans	88	75	—	75		91	2
Home equity lines of credit	23	18	—	18	—	24	1
1-4 family residential mortgages	1,527	1,145	269	1,414	38	1,591	55
Construction	—	—	—	—	—	—	—
Installment loans to individuals	—	—	—	—	—	—	—

Gross loans	$3,261	$2,635	$269	$2,904	$38	$3,448	$122

Allowance for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is maintained at a level established by management to be adequate to absorb estimated potential loan losses. Management’s periodic evaluation of the adequacy of the allowance for loan losses is based on the Corporation’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

During 2022, the Corporation recorded a $1,810,000 credit for loan losses given the clarity that exists with the COVID-19 pandemic and the related financial condition of municipalities and the local businesses. The 2022 credit reflects management’s decision to reduce certain qualitative factors within our allowance for loan losses calculation. The related decreases in our qualitative factors for municipality and other lending areas caused a decrease to our commercial real estate and our consumer real estate allocation.

During 2021, the factor for commercial, financial and agriculture, and tax-exempt increased slightly as a result of increased loan balances. Also during 2021 commercial real estate allocations decreased slightly as a result of decreased loan balances. In addition, consumer and commercial allocations increased slightly as a result of increased economic risk factors related to large employers.

The following table details activity in the allowance for possible loan losses by portfolio segment for the years ended December 31, 2022 and 2021. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.

(In Thousands)	2022
	Commercial, Financial & Agricultural, Tax-exempt	Commercial Real Estate	Consumer Real Estate	Installment Loans Individuals	Unallocated	Total
Balance, beginning of year	$1,018	$3,438	$3,413	$74	$1,193	$9,136
(Credit) provision charged to operations	61	(542)	(343)	3	(989)	(1,810)
Loans charged off	(47)	—	(3)	(40)	—	(90)
Recoveries	9	1	10	23	—	43

Ending balance	$1,041	$2,897	$3,077	$60	$204	7,279

Ending balance individually evaluated for impairment	$—	$—	$—	$—	$—	$—

Ending balance collectively evaluated for impairment	$1,041	$2,897	$3,077	$60	$204	$7,279

(In Thousands)	2021
	Commercial, Financial & Agricultural, Tax-exempt	Commercial Real Estate	Consumer Real Estate	Installment Loans Individuals	Unallocated	Total
Balance, beginning of year	$960	$3,636	$3,433	$61	$1,029	$9,119
(Credit) provision charged to operations	130	(219)	7	38	164	120
Loans charged off	(84)	—	(29)	(35)	—	(148)
Recoveries	12	21	2	10	—	45

Ending balance	$1,018	$3,438	$3,413	$74	$1,193	9,136

Ending balance individually evaluated for impairment	$—	$—	$38	$—	$—	$38

Ending balance collectively evaluated for impairment	$1,018	$3,438	$3,375	$74	$1,193	$9,098

The Corporation’s recorded investment in loans as of December 31, 2022 and 2021 related to each balance in the allowance for possible loan losses by portfolio segment and disaggregated on the basis of the Corporation’s impairment methodology was as follows:

(In Thousands)	2022
	Commercial, Financial & Agricultural, Tax- exempt	Commercial Real Estate	Consumer Real Estate	Installment Loans Individuals	Total
Ending balance individually evaluated for impairment	$—	$959	$1,103	$4	$2,066
Ending balance collectively evaluated for impairment	70,252	176,432	273,159	5,820	525,663
Ending balance	$70,252	$177,391	$274,262	$5,824	$527,729

(In Thousands)	2021
	Commercial, Financial & Agricultural, Tax- exempt	Commercial Real Estate	Consumer Real Estate	Installment Loans Individuals	Total
Ending balance individually evaluated for impairment	$—	$1,397	$1,507	$—	$2,904
Ending balance collectively evaluated for impairment	65,916	153,379	239,346	5,755	464,396

Ending balance	$65,916	$154,776	$240,853	$5,755	$467,300

Loan Modifications

From time to time, the Bank may agree to modify the contractual terms of a borrower’s loan. In cases where such modifications represent a concession to a borrower experiencing financial difficulty, the modification is considered a troubled debt restructuring. Loans modified in a troubled debt restructuring may be placed on non-accrual status until the Bank determines the future collection of principal and interest is reasonably assured, which generally requires that the borrower demonstrate a period of performance according to the restructured terms of six months. Loan modifications considered troubled debt restructurings completed during the year ended December 31, 2022 and 2021 were as follows:

(In Thousands)	2022
	Commercial, Financial & Agricultural, Tax-exempt	Commercial Real Estate	Consumer Real Estate	Installment Loans Individuals	Total
Number of contracts:
Interest modification	—	—	—	—	—

Term modification	—	1	—	—	1

Pre-modification outstanding recorded investment	$—	$298	$—	$—	$298

Post-modification outstanding recorded investment	$—	$271	$—	$—	$271

(In Thousands)	2021
	Commercial, Financial & Agricultural, Tax-exempt	Commercial Real Estate	Consumer Real Estate	Installment Loans Individuals	Total
Number of contracts:
Interest modification	—	—	—	—	—

Term modification	—	—	1	—	1

Pre-modification outstanding recorded investment	$—	$—	$31	$—	$31

Post-modification outstanding recorded investment	$—	$—	$31	$—	$31

In addition, the risk-rating on COVID-19 modified loans did not change, and these loans will not be considered past due until after the deferral period is over and scheduled payments resume. The credit quality of these loans will be reevaluated after the deferral period ends.

During 2022 and 2021, no borrowers defaulted on their obligations pursuant to the modified loans.

Foreclosed assets acquired in settlement of loans are carried at fair value, less estimated costs to sell, and are included in the Consolidated Balance Sheet. As of December 31, 2022 and 2021, there were no foreclosed asset amounts included with other assets. As of December 31, 2022 and 2021, the Bank has not initiated formal proceedings on any loans that have not been transferred into foreclosed assets.

5.	MORTGAGE SERVICING RIGHTS

The Bank sells real estate mortgages. The mortgage loans sold which are serviced for others are not included in the accompanying Consolidated Balance Sheets. The unpaid principal balances of mortgage loans serviced for others were $195,143,000 and $203,820,000 at December 31, 2022 and 2021, respectively. The balances of mortgage servicing rights included in other assets at December 31, 2022 and 2021 were $1,290,000 and $1,425,000, respectively. Valuation allowances were not provided since fair values were determined to exceed carrying values. Fair values were determined using a discount rate of 6% and average expected lives of 4 to 8 years.

6.	PREMISES AND EQUIPMENT

A summary of premises and equipment at December 31, 2022 and 2021 follows:

(In Thousands)	2022	2021
Land	$2,577	$2,577
Premises	16,323	16,084
Furniture and equipment	11,829	11,777
Leasehold improvements	4	12

Total	30,733	30,450
Less accumulated depreciation and amortization	18,219	17,573

Other premises and equipment, net	$12,514	$12,877

Operating lease right-of-use asset	$298	$914

Depreciation and amortization expense on other premises and equipment amounted to $662,000 and $678,000 in 2022 and 2021, respectively.

7.	DEPOSITS

Major classifications of deposits at December 31, 2022 and 2021 consisted of:

(In Thousands)	2022	2021
Demand deposits	$181,845	$183,984
Interest-bearing demand deposits	152,656	159,027
Savings	223,312	218,144
Time deposits	124,512	140,340

Total deposits	$682,325	$701,495

The following is a schedule reflecting remaining maturities of time deposits at December 31, 2022:

(In Thousands)
2023	$45,993
2024	31,552
2025	28,210
2026	9,975
2027	8,782

Total	$124,512

Time deposits of $250,000 or more amounted to $15,951,000 and $21,729,000 as of December 31, 2022 and 2021, respectively.

8.	SHORT-TERM BORROWINGS

Securities sold under agreements to repurchase and Federal Home Loan Bank advances generally represented overnight or less than 30-day borrowings. Short-term borrowings consisted of the following at December 31, 2022 and 2021:

	2022
(In Thousands)	Ending Balance	Weighted Average Balance	Maximum Month End Balance	Average Rate	Weighted Average Rate At Year End
Securities sold under agreements to repurchase	$171,741	$149,247	$174,146	1.52%	3.76%
Other short-term borrowings	—	489	1,000	4.44%	—

Total	$171,741	$149,736	$175,146	1.53%	3.76%

	2021
(In Thousands)	Ending Balance	Weighted Average Balance	Maximum Month End Balance	Average Rate	Weighted Average Rate At Year End
Securities sold under agreements to repurchase	$142,718	$125,338	$144,377	0.26%	0.25%
Other short-term borrowings	—	—	—	—	—

Total	$142,718	$125,338	$144,377	0.26%	0.25%

Securities sold under agreements to repurchase. We utilize securities sold under agreements to repurchase to facilitate the needs of our customers and to facilitate secured short-term funding needs. Securities sold under agreements to repurchase are stated at the amount of cash received in connection with the transaction. We monitor collateral levels on a continuous basis. We may be required to provide additional collateral based on the fair value of the underlying securities. Securities pledged as collateral under repurchase agreements are maintained with our safekeeping agents.

The remaining contractual maturity of repurchase agreements in the consolidated balance sheets as of December 31, 2022 and 2021 is presented in the following tables.

	Remaining Contractual Maturity of the Agreements
(In Thousands)	Overnight and Continuous	Up to 30 Days	30-90 Days	Greater than 90 Days	Total
December 31, 2022
Securities sold under agreements to repurchase:
Obligation of U.S. Government Corporations and Agencies:
Mortgage-backed	$104,671	$—	$—	$—	$104,671
Other	62,941	1,269	1,055	1,805	67,070

Total borrowings	$167,612	$1,269	$1,055	$1,805	$171,741

Gross amount of recognized liabilities for repurchase agreements					$171,741

Amounts related to agreements not included in offsetting disclosure above					$—

	Remaining Contractual Maturity of the Agreements
(In Thousands)	Overnight and Continuous	Up to 30 Days	30-90 Days	Greater than 90 Days	Total
December 31, 2021
Securities sold under agreements to repurchase:
Obligation of U.S. Government Corporations and Agencies:
Mortgage-backed	$101,915	$—	$—	$—	$101,915
Other	36,698	—	1,048	3,057	40,803

Total borrowings	$138,613	$—	$1,048	$3,057	$142,718

Gross amount of recognized liabilities for repurchase agreements					$142,718

Amounts related to agreements not included in offsetting disclosure above					$—

9.	LONG-TERM BORROWINGS

Long-term borrowings consist of advances due to the FHLB—Pittsburgh. Under terms of a blanket agreement, the loans were secured by certain qualifying assets of the Bank which consisted principally of first mortgage loans. The carrying value of these collateralized items was $251,993,000 at December 31, 2022. The Bank has lines of credit with the Federal Reserve Bank Discount Window, FHLB – Pittsburgh, and Atlantic Community Bankers Bank in the aggregate amount of $261,993,000 at December 31, 2022. The unused portion of these lines of credit was $261,969,000 at December 31, 2022. Long-term borrowings consisted of the following at December 31, 2022 and 2021:

(In Thousands)	2022	2021
Loan dated June 25, 1998 in the original amount of $72,000 for a 30-year term requiring monthly payments of $425 including interest at 5.86%.	$24	$28

Total	$24	$28

The following is a schedule reflecting remaining maturities of long-term debt at December 31, 2022:

(In Thousands)
2023	$4
2024	4
2025	4
2026	4
2027	4
Thereafter	4

Total	$24

10.	STOCKHOLDERS’ EQUITY AND STOCK PURCHASE PLANS

The Amended Articles of Incorporation contain a provision that permits the Corporation to issue warrants for the purchase of shares of common stock, par value $1.25 per share (the “Common Stock”), at below market prices in the event any person or entity acquires 25% or more of the Common Stock.

The Corporation offers employees a stock purchase plan. The maximum number of shares of the Common Stock to be issued under this plan is 20,000. In addition, the Corporation may choose to purchase shares on the open market to facilitate this plan. The plan allows participating employees to elect quarterly deductions of at least 1% of base pay, but not more than 10% of base pay, to cover purchases of shares under this plan. A participating employee shall be deemed to have been granted an opportunity to purchase a number of shares of the Common Stock equal to the quarterly aggregate amount of payroll deductions elected by the employee divided by the lower of 90% of the fair market value of Common Stock on the average of the last ten days prior to the offering date or 90% of the fair market value of Common Stock on the average of the last ten days prior to purchase date as defined by the plan. Stock issued to participating employees under the plan for the most recent two year period was:

		Average Per Share
	Number of Shares	Employees’ Purchase Price	Market Value of Shares
Year Issued:
2022	1,651	$44.63	$49.59
2021	1,683	$41.79	$46.44

11.	INCOME TAXES

The provision for income tax expense consisted of the following components:

	For the Years Ended December 31,
(In Thousands)	2022	2021
Currently payable	$1,560	$2,240
Deferred tax (benefit)	66	108

Total income tax provision	$1,626	$2,348

A reconciliation of the actual provision for federal income tax expense and the amounts which would have been recorded based upon the statutory rate of 21% at December 31, 2022 and 2021 follows:

(In Thousands)	2022		2021
	Amount	%	Amount	%
Provision at statutory rate	$2,339	21.0%	$2,468	21.0%
Tax-exempt income	(177)	(1.6)	(200)	(1.7)
Bank-owned life insurance income-net	(137)	(1.2)	(88)	(0.8)
Tax credit from limited partnerships less amortization, net	(237)	(2.1)	(222)	(1.9)
Non-deductible expenses	(290)	(2.6)	47	0.4
Other, net	128	1.1	343	3.0

Effective income tax and rate	$1,626	14.6%	$2,348	20.0%

The net deferred tax asset recorded by the Corporation consisted of the following tax effects of temporary timing differences at December 31, 2022 and 2021:

(In Thousands)	2022	2021
Deferred tax assets:
Allowance for loan losses	$1,529	$1,918
Allowance for off balance sheet losses	14	14
Deferred compensation and director’s fees	738	644
Non-accrual loan interest	3	3
Investment in limited partnerships	251	239
Unrealized investment debt security losses	7,279	767
Intangibles	5	3
Other	58	21

Total	9,877	3,609

Deferred tax liabilities:
Loan fees and costs	(140)	(128)
Bond accretion	(9)	(93)
Depreciation	(312)	(345)
Mortgage servicing rights	(144)	(209)
Other	(859)	(859)
Unrealized equity security gains	(36)	(44)

Total	(1,500)	(1,678)

Deferred tax asset, net	$8,377	$1,931

The above net deferred tax asset is included in other assets on the accompanying Consolidated Balance Sheets. It is anticipated that all tax assets shown above will be realized and accordingly no valuation allowance was provided. The Corporation and the Bank file a consolidated federal income tax return. The Corporation is also required to file a separate state income tax return and has available state operating loss carry forwards totaling $1,768,000. The losses expire through 2041. The related deferred net state tax asset in the amount of $177,000 has been fully reserved and is not reflected in the net tax asset since management is of the opinion that such assets will not be realized in the foreseeable future.

The Corporation prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more- likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. With limited exception, the Corporation’s federal and state income tax returns for taxable years through 2019 have been closed for purposes of examination by the federal and state taxing jurisdictions.

12.	EMPLOYEE BENEFIT AND DEFERRED COMPENSATION PLANS

EMPLOYEE BENEFIT PLANS

The Bank maintains a 401K salary deferral profit sharing plan for the benefit of its employees. Under the salary deferral component, employees may elect to contribute a percentage of compensation up to the maximum amount allowable not to exceed the limits of IRS Code Section 401K. The Corporation matches 100% of employee contributions up to 4% of compensation. Under the profit sharing component, contributions are made at the discretion of the Bank’s Board of Directors. Matching contributions amounted to $263,000 and $270,000 for the years ended December 31, 2022 and 2021, respectively. There were no discretionary contributions for the years ended December 31, 2022 and 2021.

DEFERRED COMPENSATION PLANS

Directors

The directors have the option of receiving or deferring their directors’ fees under a non-qualified deferred compensation plan which allows the director to defer such fees until the year following the expiration of the directors’ term. Payments are then made over specified terms under these arrangements up to a ten-year period. Interest is to accrue on these deferred fees at a 5-year certificate of deposit rate, which was 2.08% in 2022 and 2021. The certificate of deposit rate will reset in January 2023. Three directors have elected to participate in this program and the total accrued liability as of December 31, 2022 and 2021 was $329,000, and $323,000, respectively.

Total directors’ fees, including amounts currently paid for the years ended December 31, 2022 and 2021 were $314,000 and $335,000, respectively.

The directors have the option of receiving or deferring their entire or partial directors’ fees under a second non-qualified deferred compensation plan with the same features as the above plan. The interest rate that was paid in 2022 and 2021 was 2.38%. The certificate of deposit rate will reset in January 2024. Total accrued liability as of December 31, 2022 and 2021 was $732,000 and $670,000.

Officers

The Bank entered into non-qualified deferred compensation agreements with three senior officers to provide supplemental retirement benefits commencing with the executive’s retirement and ending 15 years thereafter. One participant began payout during 2009 with amount received being $8,000 during 2009 and $20,000 each year thereafter. During 2013 a second participant began payout with amount received being $12,500 during 2013 and $50,000 each year thereafter. During June 2022, the Bank entered into an additional non-qualified deferred compensation agreement with a senior officer to provide a supplemental retirement benefit commencing with the executive reaching age 65 and ending 15 years thereafter. The deferred compensation expense related to these agreements for the years ended December 31, 2022 and 2021 was $182,000 and $87,000, respectively, and the total accrued liability as of December 31, 2022 and 2021 was $1,197,000 and $1,085,000, respectively.

In 2009, the Bank entered into a non-qualified deferred compensation agreement with one senior officer to provide supplemental retirement benefits commencing with the executive’s retirement and ending 15 years thereafter. The deferred compensation expense related to this agreement for the years ended December 31, 2022 and 2021 was $59,000 and $55,000, respectively, and the total accrued liability as of December 31, 2022 and 2021 was $489,000 and $430,000, respectively.

In December 2010, the Bank entered into a Supplemental Executive Retirement Plan for one senior officer to provide supplemental retirement benefits commencing with the executive’s retirement and ending 15 years thereafter. During June 2022, this plan was amended to increase the benefit payable to the executive. The deferred compensation expense related to this agreement for the years ended December 31, 2022 and 2021 was $172,000 and $41,000, respectively, and the total accrued liability as of December 31, 2022 and 2021 was $418,000 and $246,000.

In January 2018, the Bank entered into a Supplemental Executive Retirement Plan for one senior officer to provide supplemental retirement benefits commencing with the executive’s retirement and ending 15 years thereafter. The deferred compensation expense related to this agreement for the years ended December 31, 2022 and 2021 was $11,000 and $11,000, respectively, and the total accrued liability as of December 31, 2022 and 2021 was $74,000 and $63,000, respectively.

In March 2022, the Bank entered into a Supplemental Executive Retirement Plan for one senior officer to provide supplemental retirement benefits commencing with the executive’s retirement and ending 15 years thereafter. The deferred compensation expense related to this agreement for the year ended December 31, 2022 was $11,000 and the total accrued liability as of December 31, 2022 was $11,000.

In June 2016, the Bank entered into Split Dollar Life Insurance agreements with two senior officers. Upon the senior officer’s death, if while employed by the Bank, their beneficiary would receive a benefit of $250,000. During January 2018, the Bank terminated the Split Dollar Insurance agreement with one senior officer and entered into the Supplemental Executive Retirement Plan described above.

The Bank entered into agreements to provide post-retirement benefits to a group of current and/or former officers in the form of life insurance payable to the employee’s estate upon their death through endorsement split dollar life insurance arrangements. The Corporation recognizes a liability for future benefits as related to these agreements. The post-retirement benefit expense related to these split dollar arrangements amounted to $19,000 and $18,000 for the years ended December 31, 2022 and 2021. The total accrued liability for the split dollar post retirement benefits amounted to $262,000 and $247,000 for the years ended December 31, 2022 and 2021, respectively.

Total deferred compensation and split dollar post retirement benefit expense for current and retired officers for the years ended December 31, 2022 and 2021 was $454,000 and $212,000, respectively, and the total accrued liability under the officers’ deferred compensation and split dollar post retirement plans as of December 31, 2022 and 2021 was $2,451,000 and $2,071,000, respectively.

During 2022, net death benefits pertaining to a former employee amounted to $226,000, which is reported in non-interest income.

13. LEASE COMMITMENTS AND CONTINGENCIES

The Corporation leases two office locations under operating leases. The Corporation has elected to account for the variable nonlease components, such as common area maintenance charges, utilities, real estate taxes, and insurance, separately from the lease component. Such variable nonlease components are reported in net occupancy expense on the Consolidated Statements of Income when paid. These variable nonlease components were excluded from the calculation of the present value of the remaining lease payments, therefore, they are not included in the right-of-use assets and lease liabilities reported on the Consolidated Balance Sheets. The lease cost associated with the operating leases for the years ending December 31, 2022 and 2021 amounted to $82,000 and $85,000, respectively.

Certain of the Corporation’s leases contain options to renew the lease after the initial term. Management considers the Corporation’s historical pattern of exercising renewal options on leases and the positive performance of the leased locations, when determining whether it is reasonably certain that the leases will be renewed. If management concludes that there is reasonable certainty about the renewal option, it is included in the calculation of the remaining term of each applicable lease. The discount rate utilized in calculating the present value of the remaining lease payments for each lease was the Federal Home Loan Bank of Pittsburgh advance rate corresponding to the remaining maturity of the lease as of January 1, 2019. The following table presents the weighted-average remaining lease term and discount rate for the leases outstanding at December 31, 2022.

Operating
Weighted-average remaining term (years)	9.3
Weighted-average discount rate	3.94%

The following table presents the undiscounted cash flows due related to operating leases as of December 31, 2022, along with a reconciliation to the discounted amount recorded on the Consolidated Balance Sheets:

Undiscounted cash flows due (In thousands):	Operating
2023	$38
2024	38
2025	38
2026	38
2027	38
2028 and thereafter	166

Total undiscounted cash flows	356
Discount on cash flows	(58)

Total lease liabilities	$298

Under Topic 842, the lessee can elect to not record on the Consolidated Balance Sheets a lease whose term is twelve months or less and does not include a purchase option that the lessee is reasonably certain to exercise. As of December 31, 2022, the Corporation had no leases that had a term of twelve months or less.

Rental expense under operating leases totaled approximately $227,000 in 2022 and $105,000 in 2021. Effective November 19, 2022, the Corporation terminated a lease and paid a one-time fee of $132,000. The early termination fee was expensed and included in the rental expense costs in 2022. During 2022, one lease was terminated and resulted in a reduction of the right-of-use asset and liability in the amount of $563,000.

The Corporation and Bank are also subject to claims and litigation that arise primarily in the ordinary course of business. Based on information presently available and advice received from legal counsel representing the Corporation and Bank in connection with such claims and litigation, it is the opinion of management that the disposition or ultimate determination of such claims and litigation will not have a material adverse effect on the consolidated financial position, results of operations or liquidity of the Corporation.

14.	RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Corporation and the Bank, as well as companies in which they are principal owners (i.e., at least 10% ownership), were indebted to the Bank at December 31, 2022 and 2021. These loans were made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. These loans did not present more than the normal risk of collectability nor present other unfavorable features. A summary of the activity on these related party loans consisted of the following:

(In Thousands)	Beginning Balance	Additions	Payments	Ending Balance
2022	$8,211	$4,789	$(1,677)	$11,323
2021	5,105	3,768	(662)	8,211

The above loans represent funds drawn and outstanding at the date of the accompanying consolidated financial statement. Commitments by the Bank to related parties on loan commitments and standby letters of credit for 2022 and 2021 presented an off-balance sheet risk to the extent of undisbursed funds in the amount of $2,109,000 and $3,102,000 respectively.

Deposits from certain officers and directors and/or their affiliated companies held by the Bank amounted to $13,395,000 and $13,359,000 at December 31, 2022 and 2021, respectively.

15.	REGULATORY MATTERS

Dividends paid by the Corporation are generally provided from dividends paid to it by the Bank. Under provisions of the Pennsylvania Banking Code, cash dividends may be paid by the Bank from accumulated net earnings (retained earnings) as long as minimum capital requirements are met. The minimum capital requirements stipulate that the Bank’s surplus or excess of capital be equal to the amount of capital stock. The Bank carries capital in excess of capital requirements. The Bank has a balance of $63.5 million in its retained earnings at December 31, 2022, which is fully available for the payout of cash dividends. In order for the Corporation to maintain its financial holding company status, all banking subsidiaries must maintain a well capitalized status. The Corporation’s balance of retained earnings at December 31, 2022 is $90.2 million and would be available for the payout of cash dividends, although payment of dividends to such extent would not be prudent or likely. The Federal Reserve Board notified all bank holding companies that dividends should be eliminated, deferred or significantly reduced if the bank holding company’s net income for the past four quarters, net of dividends paid during that period, is not sufficient to fully fund the dividends; the bank holding company’s prospective rate of earnings retention is not consistent with the bank holding company’s capital needs and overall, current and prospective financial condition; or the bank holding company will not meet or is in danger of meeting its minimum regulatory capital adequacy ratios.

The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulatory capital standards to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I Capital (as defined in the regulations) to risk-weighted assets (as defined), Common Equity Tier I Capital (as defined) to risk-weighted assets (as defined), and of Tier I Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2022 and 2021, that the Corporation and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2022, the Bank was categorized as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, common equity Tier I risk-based capital, and Tier I leverage ratios as set forth in the table.

The following table reflects the Corporation’s actual consolidated capital amounts and ratios at December 31:

(In Thousands)	2022		2021
	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-weighted Assets)
Actual	$112,969	21.0%	$106,078	22.5%
For Capital Adequacy Purposes	42,956	8.0	37,686	8.0
To Be Well-Capitalized	53,695	10.0	47,108	10.0
Tier I Capital (to Risk-weighted Assets)
Actual	$106,249	19.8%	$100,149	21.3%
For Capital Adequacy Purposes	32,217	6.0	28,265	6.0
To Be Well-Capitalized	42,956	8.0	37,686	8.0
Tier I Capital (to Average Assets)
Actual	$106,249	11.0%	$100,149	10.5%
For Capital Adequacy Purposes	38,576	4.0	38,149	4.0
To Be Well-Capitalized	48,220	5.0	47,686	5.0
Common Equity Tier I Capital (to Risk-weighted Assets)
Actual	$106,249	19.8%	$100,149	21.3%
For Capital Adequacy Purposes	24,163	4.5	21,198	4.5
To Be Well-Capitalized	34,902	6.5	30,620	6.5

The Corporation’s capital ratios are not materially different from those of the Bank.

16.	FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby and commercial letters of credit, and dealer floor plans. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments. The Corporation does not engage in trading activities with respect to any of its financial instruments with off-balance sheet risk.

The Corporation may require collateral or other security to support financial instruments with off-balance sheet credit risk. The contract or notional amounts at December 31, 2022 and 2021 were as follows:

(In Thousands)	2022	2021
Financial instruments whose contract amounts represents credit risk:
Commitments to extend credit	$84,851	$96,904
Standby letters of credit	6,357	9,301
Dealer floor plans	1,705	1,696

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management’s credit evaluation of the counter-party. Collateral held varies but may include deposits, equity and debt securities, accounts receivable, inventory, property, plant, equipment and income-producing commercial properties.

Standby letters of credit and commercial letters of credit are conditional commitments issued by the Corporation to guarantee payment to a third party when a customer either fails to repay an obligation or fails to perform some non-financial obligation. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 2022 varied from 0 percent to 100 percent. The average amount collateralized was 89.3 percent.

The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

The Corporation granted commercial, consumer and residential loans to customers primarily within Pennsylvania. Of the total loan portfolio, 85.6 percent was for real estate loans, principally residential. It was the opinion of management that this high concentration did not pose an adverse credit risk. Further, it is management’s opinion that the remainder of the loan portfolio was balanced and diversified to the extent necessary to avoid any significant concentration of credit.

17.	FAIR VALUE MEASUREMENTS

The Corporation establishes a hierarchal disclosure framework associated with the level of pricing observability utilized in measuring assets and liabilities at fair value. The standard describes three levels of inputs that may be used to measure fair values:

Level I:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level II:	Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities include items for which quoted prices are available but traded less frequently, and items that are fair valued using other financial instruments of which can be directly observed.

Level III:	Assets and liabilities that have little to no pricing observability as of the reported date. These items do not have two-way markets and are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgement or estimation.

This hierarchy requires the use of observable market data available.

The following table presents the assets reported on the Consolidated Balance Sheet at their fair value on a recurring basis as of December 31, 2022 and 2021, by level within the fair value hierarchy. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

At December 31, 2022 and 2021, investments measured at fair value on a recurring basis and the valuation methods used are as follows:

	December 31, 2022
(In Thousands)	Level I	Level II	Level III	Total
Obligation of US Government Corporations and Agencies
Mortgage-backed	$—	$126,065	$—	$126,065
Other	—	200,923	—	200,923
Obligations of state and political subdivisions	—	14,063	—	14,063
Investment equity securities	1,077	—	—	1,077

	$1,077	$341,051	$—	$342,128

	December 31, 2021
(In Thousands)	Level I	Level II	Level III	Total
Obligation of US Government Corporations and Agencies
Mortgage-backed	$—	$145,917	$—	$145,917
Other	—	185,061	—	185,061
Obligations of state and political subdivisions	—	6,854	—	6,854
Investment equity securities	1,114	—	—	1,114

	$1,114	$337,832	$—	$338,946

The fair values of equity securities classified as Level I are derived from quoted market prices in active markets; these assets consist entirely of stocks held in other banks. The fair values of all debt securities classified as Level II are obtained from nationally-recognized third-party pricing agencies. The fair values are derived primarily from cash flow models, which include assumptions for interest rates, credit losses, and prepayment speeds. The significant inputs utilized in the cash flow models are based on market data obtained from sources independent of the Corporation (observable inputs), and are therefore classified as Level II within the fair value hierarchy.

The following tables present the assets measured on a nonrecurring basis on the Consolidated Balance Sheets at their fair value as of December 31, 2021, by level within the fair value hierarchy. There were no assets measured on a non-recurring basis as of December 31, 2022. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	December 31, 2021
(In Thousands)	Level I	Level II	Level III	Total
Assets Measured on a Non-recurring Basis:
Impaired Loans	$—	$—	$231	$231

	$—	$—	$231	$231

Impaired loans that are collateral dependent are written down to fair value through the establishment of specific reserves. Techniques used to value the collateral that secure the impaired loan includes quoted market prices for identified assets classified as Level I inputs; and observable inputs, employed by certified appraisers, for similar assets classified as Level II inputs. In cases where valuation techniques included inputs that are unobservable and are based on estimates and assumptions developed by management based on the best information available under each circumstance, the asset valuation is classified as Level III inputs. The fair value consists of loan balances of $269,000 less their valuation allowances of $38,000 at December 31, 2021.

The following table provides information describing the valuation processes used to determine nonrecurring fair value measurements categorized within Level III of the hierarchy.

	December 31, 2021
(In thousands)	Quantitative Information about Level III Fair Value Measurements
	Fair Value Estimate (In thousands)	Valuation Techniques	Unobservable Input	Range (Weighted Average)
Impaired Loans	$231	Appraisal of Collateral (1)	Appraisal adjustments (2)	25-50%(38%)

(1)	Fair value is generally determined through independent appraisals of the underlying collateral, which include various Level III inputs which are not identifiable.
(2)

Appraisals may be adjusted by management for qualitative factors such as economic conditions, aging, and/or estimated liquidation expenses incurred when selling the collateral. The range and weighted average of appraisal adjustment and liquidation expenses are presented as a percentage of the appraisal.

(3)	Includes qualitative adjustments by management.

18.	FAIR VALUES OF FINANCIAL INSTRUMENTS

At December 31, 2022 and 2021, the carrying values and fair values of financial instruments that are not required to be measured at fair value are presented in the table below:

	2022
(In Thousands)	Carrying Amount	Fair Value	Level I	Level II	Level III
Financial Assets:
Loans held for sale	$4,568	$4,568	$4,568	$—	$—
Loans, net	520,450	466,776	—	—	466,776
Mortgage servicing rights	1,290	1,678	—	—	1,678
Financial Liabilities:
Interest- bearing deposits	$500,480	$499,211	$375,968	$—	$123,243
Long-term borrowings	24	24	—	—	24

	2021
(In Thousands)	Carrying Amount	Fair Value	Level I	Level II	Level III
Financial Assets:
Loans held for sale	$3,935	$3,935	$3,935	$—	$—
Loans, net	458,164	458,074	—	—	458,074
Mortgage servicing rights	1,425	1,508	—	—	1,508
Financial Liabilities:
Interest- bearing deposits	$517,511	$518,879	$377,171	$—	$141,708
Long-term borrowings	28	37	—	—	37

Financial instruments are defined as cash, evidence of ownership interest in an entity, or a contract that creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms. The carrying value is a reasonable estimate of the true fair value for cash and cash equivalents, restricted securities, cash surrender value of bank owned life insurance, accrued interest receivable, noninterest bearing deposits, short-term borrowings, and accrued interest payable.

Fair value is defined as a financial instrument which could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument, but focuses on the exit price of the asset and liability.

If no readily available market exists, the fair value estimates for financial instruments should be based upon management’s judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimate losses, and other factors as determined through various option pricing formulas. As many of these assumptions result from judgments made by management based upon estimates that are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in assumptions on which the estimate fair values are based may have a significant impact on the resulting estimated fair values.

As certain assets, such as deferred tax assets and premises and equipment, are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Corporation.

19.	REVENUE RECOGNITION

Management determined that the primary sources of revenue associated with financial instruments, including interest income on loans and investments, along with certain noninterest revenue sources including investment security gains, loan servicing charges, gains on the sale of loans, and earnings on bank owned life insurance are not within the scope of Topic 606. As a result, no changes were made during the period related to these sources of revenue, which cumulatively comprise 82.4% of the total revenue of the Corporation.

Noninterest income within the scope of Topic 606 are as follows:

•

Trust and Brokerage fees – Trust and investment advisory income is primarily comprised of fees earned from the management and administration of trusts and customer investment portfolios. The Corporation’s performance obligation is generally satisfied over a period of time and the resulting fees are billed monthly or quarterly, based upon the month end market value of the assets under management. Payment is generally received after month end through a direct charge to customers’ accounts. Other performance obligations (such as delivery of account statements to customers) are generally considered immaterial to the overall transactions price. Commissions on transactions are recognized on a trade-date basis as the performance obligation is satisfied at the point in time in which the trade is processed.

•

Service charges and fees – The Corporation has contracts with its deposit account customers where fees are charged if certain parameters are not met. These agreements can be cancelled at any time by either the Corporation or the deposit customer. Revenue from these transactions is recognized on a monthly basis as the Corporation has an unconditional right to the fee consideration. The Corporation also has transaction fees related to specific transactions or activities resulting from a customer request or activity that include overdraft fees, online banking fees, interchange fees, ATM fees and other transaction fees. All these fees are attributed to specific performance obligations of the Corporation where revenue is recognized at a defined point in time upon the completion of the requested service/transaction.

•

Interchange fees—The Corporation issues debit cards to consumer and business customers with checking deposit accounts. Debit card and ATM transactions are processed via electronic systems that involve several parties. The Corporation’s debit card and ATM transaction processing is executed via contractual arrangements with payment processing networks, a processor and a settlement bank. As described above, all deposit liabilities are considered to have one-day terms and therefore interchange revenue from customers’ use of their debit cards to initiate transactions are recognized in income at the time when the services are provided and related fees received in the Corporation’s deposit account with the settlement bank. Incremental costs associated with ATM and interchange processing are recognized as expense when incurred within noninterest expense in the consolidated statements of income.

•

Other noninterest income – Other noninterest income consists of other recurring revenue streams such as safe deposit box rental fees, gain (loss) on sale of other real estate owned and other miscellaneous revenue streams. Safe deposit box rental fees are charged to the customer on an annual basis and recognized when billed. However, if the safe deposit box rental fee is prepaid (i.e. paid prior to issuance of annual bill), the revenue is recognized upon receipt of payment. The Corporation has determined that since rentals and renewals occur consistently over time, revenue is recognized on a basis consistent with the duration of the performance obligation. Gains and losses on the sale of other real estate owned are recognized at the completion of the property sale when the buyer obtains control of the real estate and all the performance obligations of the Corporation have been satisfied.

The following presents noninterest income, segregated by revenue streams in-scope and out-of-scope of Topic 606, for the year ended December 31, 2022 and 2021:

	For the Years Ended December 31,
(In Thousands)	2022	2021
Non-interest Income
In-Scope of Topic 606:
Trust and Brokerage Services	$1,441	$1,501
Service Charges and Fees	2,117	1,185
Interchange Fees	1,720	1,788
Other	441	544

Non-interest Income (in-scope of Topic 606)	5,719	5,018
Non-interest Income (out-of-scope of Topic 606)	352	2,980

Total Non-interest Income	$6,071	$7,998

20.	PARENT COMPANY FINANCIAL INFORMATION

Condensed financial information for CCFNB Bancorp, Inc. (Parent Company only) was as follows:

BALANCE SHEETS

	December 31,
(In Thousands)	2022	2021
Assets
Cash	$962	$1,006
Investment in subsidiary	80,991	99,100
Investment in debt securities	2,670	2,964
Investment in other equity securities	1,077	1,114
Other assets	242	158

Total Assets	$85,942	$104,342

Stockholders’ Equity
Common stock	2,930	2,928
Surplus	30,030	29,950
Retained earnings	90,156	84,113
Accumulated other comprehensive loss	(27,384)	(2,884)
Treasury stock	(9,790)	(9,765)

Total Stockholders’ Equity	$85,942	$104,342

STATEMENTS OF COMPREHENSIVE (LOSS) INCOME	Years Ended December 31,
(In Thousands)	2022	2021
Income
Dividends from subsidiary bank	$3,471	$6,501
Interest & dividends-other	67	64
(Loss) gain on equity securities	(38)	164

Total Income	3,500	6,729
Operating expenses	174	109

Income Before Taxes and Equity in Undistributed
Net Income of Subsidiary	3,326	6,620
Applicable income tax	36	42

Income Before Equity in Undistributed Net Income of Subsidiary	3,290	6,578
Equity in undistributed income of subsidiary	6,224	2,827

Net Income	$9,514	$9,405

COMPREHENSIVE (LOSS) INCOME	$(14,986)	$5,079

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(In Thousands)	2022	2021
Operating Activities:
Net income	$9,514	$9,405
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (gain) on equity securities	37	(164)
Equity in undistributed net income of subsidiary	(6,224)	(2,827)
Deferred income (benefit) tax	(7)	55
Increase in other assets	50	(41)
Other, net	8	8

Net Cash Provided By Operating Activities	3,378	6,436

Financing Activities:
Acquisition of treasury stock	(25)	—
Proceeds from issuance of common stock	74	69
Cash dividends	(3,471)	(6,501)

Net Cash Used In Financing Activities	(3,422)	(6,432)

(Decrease) Increase in Cash and Cash Equivalents	(44)	4
Cash and Cash Equivalents at Beginning of Year	1,006	1,002

Cash and Cash Equivalents at End of Year	$962	$1,006

21.	SUBSEQUENT EVENTS

On April 18, 2023, CCFNB Bancorp, Inc. (“CCFNB”) and Muncy Bank Financial, Inc. (“Muncy”) jointly announced the signing of Agreement and Plan of Merger (the “Merger Agreement”) to combine the two companies in a strategic merger of equals. The Merger Agreement has been unanimously approved by the boards of directors of both parties and provides that, upon the terms and subject to the conditions set forth therein, Muncy will merge with and into CCFNB (the “Merger”), with CCFNB as the surviving corporation. Following the consummation of the Merger, The Muncy Bank and Trust Company, a Pennsylvania bank and trust company and a wholly owned subsidiary of Muncy (“Muncy Bank”), will merge with and into First Columbia Bank & Trust Co., a Pennsylvania bank and trust company and a wholly owned subsidiary of CCFNB (“First Columbia Bank”), with First Columbia Bank as the surviving bank (the “Bank Merger”).

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger, Muncy shareholders will be entitled to receive 0.9259 shares of CCFNB common stock for each share of Muncy common stock owned. Fractional shares will be exchanged for cash.

CCFNB Bancorp, Inc.

Consolidated Balance Sheets

(In Thousands, except share data)	(Unaudited) March 31, 2023	December 31, 2022
ASSETS
Cash and due from banks	$8,837	$9,750
Interest-bearing deposits in other banks	1,351	3,333
Federal funds sold	6	1

Total cash and cash equivalents	10,194	13,084
Investment debt securities, available for sale, at fair value	344,148	341,051
Investment equity securities, at fair value	996	1,077
Restricted securities	3,467	3,223
Loans held for sale	2,825	4,568
Loans, net of unearned income	539,306	527,729
Less: Allowance for credit losses	6,288	7,279

Loans, net	533,018	520,450
Premises and equipment:
Operating lease right-of-use	291	298
Other premises and equipment, net	12,428	12,514
Accrued interest receivable	2,374	2,222
Cash surrender value of bank-owned life insurance	21,988	21,859
Investment in limited partnerships	5,086	3,745
Goodwill	7,937	7,937
Other assets	10,278	11,986

TOTAL ASSETS	$955,030	$944,014

LIABILITIES
Interest-bearing deposits	$496,938	$500,480
Noninterest-bearing deposits	178,438	181,845

Total deposits	675,376	682,325
Short-term borrowings	182,896	171,741
Long-term borrowings	23	24
Accrued interest payable	302	187
Operating lease liability	291	298
Other liabilities	3,565	3,497

TOTAL LIABILITIES	862,453	858,072

STOCKHOLDERS ‘ EQUITY
Common stock, par value $1.25 per share; authorized 15,000,000 shares, issued and outstanding 2,344,349 and 2,079,649 shares in 2023, respectively; and 2,343,835 and 2,079,135 shares in 2022, respectively	2,930	2,930
Surplus	30,052	30,030
Retained earnings	91,750	90,156
Accumulated other comprehensive loss	(22,365)	(27,384)
Treasury stock, at cost; 264,700 shares in 2023 and 2022	(9,790)	(9,790)

TOTAL S TOCKHOLDERS ‘ EQUITY	92,577	85,942

TOTAL LIABILITIES AND S TOCKHOLDERS ‘ EQUITY	$955,030	$944,014

See accompanying notes to unaudited consolidated financial statements

CCFNB Bancorp, Inc.

Consolidated Statements of Income

(Unaudited)

(In Thousands, Except Share and Per Share Data)	For the Three Months Ended March 31,
	2023	2022
INTEREST AND DIVIDEND INCOME
Interest and fees on loans:
Taxable	$5,934	$4,809
Tax-exempt	216	164
Interest and dividends on investment securities:
Taxable	1,208	807
Tax-exempt	129	37
Dividend and other interest income	67	45
Federal funds sold	—	1
Deposits in other banks	60	33

TOTAL INTEREST AND DIVIDEND INCOME	7,614	5,896

INTEREST EXPENSE
Deposits	627	414
Short-term borrowings	1,786	89

TOTAL INTEREST EXPENSE	2,413	503

NET INTEREST INCOME	5,201	5,393
CREDIT LOSS EXPENSE
(Credit) Provision for credit losses – loans	(418)	30
(Credit) Provision for credit losses – off-balance sheet commitments	9	—

TOTAL CREDIT LOSS EXPENSE	(409)	30

NET INTEREST INCOME AFTER (CREDIT) PROVISION FOR CREDIT LOSSES	5,610	5,363

NON-INTEREST INCOME
Service charges and fees	525	511
Gain on sale of loans	29	289
Earnings on bank-owned life insurance	109	103
Brokerage	128	160
Trust	191	209
Loss on equity securities	(81)	(3)
Interchange fees	424	412
Other	301	277

TOTAL NON-INTEREST INCOME	1,626	1,958

NON-INTEREST EXPENSE
Salaries	1,800	1,846
Employee benefits	792	735
Occupancy	323	327
Furniture and equipment	519	350
State shares tax	161	167
Professional fees	311	298
Director’s fees	82	88
FDIC assessments	108	67
Telecommunications	84	84
Automated teller machine and interchange	119	109
Other	518	443

TOTAL NON-INTEREST EXPENSE	4,817	4,514

INCOME BEFORE INCOME TAX PROVISION	2,419	2,807
INCOME TAX PROVISION	479	362

NET INCOME	$1,940	$2,445

EARNINGS PER SHARE	$0.93	$1.18

CASH DIVIDENDS PER SHARE	$0.42	$0.41

WEIGHTED AVERAGE SHARES OUTSTANDING	2,079,135	2,077,984

CCFNB Bancorp, Inc.

Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

(In Thousands)	Three Months Ended March 31,
	2023	2022
Net Income	$1,940	$2,445
Other comprehensive income (loss):
Change in unrealized gain (loss) on investment debt securities available for sale	6,354	(14,753)
Tax effect	(1,335)	3,098

Other comprehensive income (loss)	5,019	(11,655)

Total comprehensive income (loss)	$6,959	$(9,210)

See accompanying notes to unaudited consolidated financial statements

CCFNB Bancorp, Inc.

Consolidated Statements of Changes in Stockholders’ Equity

(Unaudited)

	Common Stock		Surplus	Retained Earnngs	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Stockholders’ Equity
(In Thousands Except Share and Per Share Data)	Shares	Amount
Balance, December 31, 2021	2,342,184	$2,928	$29,950	$84,113	$(2,884)	$(9,765)	$104,342
Net income	—	—	—	2,445	—	—	2,445
Other comprehensive loss	—	—	—	—	(11,655)	—	(11,655)
Common stock issuance under employee stock purchase plans	333	—	16	—	—	—	16
Recognition of employee stock purchase plan expense	—	—	2	—	—	—	2
Purchase of treasury stock (0 shares)	—	—	—	—	—	—	—
Cash dividends, ($0.41 per share)	—	—	—	(852)	—	—	(852)

Balance, March 31, 2022	2,342,517	$2,928	$29,968	$85,706	$(14,539)	$(9,765)	$94,298

Balance, December 31, 2022	2,343,835	$2,930	$30,030	$90,156	$(27,384)	$(9,790)	$85,942
Net income	—	—	—	1,940	—	—	1,940
Other comprehensive income	—	—	—	—	5,019	—	5,019
Common stock issuance under employee stock purchase plans	514	—	20	—	—	—	20
Recognition of employee stock purchase plan expense	—	—	2	—	—	—	2
Purchase of treasury stock (0 shares)	—	—	—	—	—	—	—
Cash dividends, ($0.42 per share)	—	—	—	(874)	—	—	(874)
Cumulative effect of adoption of ASU 2016-13	—	—	—	528	—	—	528

Balance, March 31, 2023	2,344,349	$2,930	$30,052	$91,750	$(22,365)	$(9,790)	$92,577

See accompanying notes to unaudited consolidated financial statements

CCFNB Bancorp, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	For The Three Months Ended March 31,
(In Thousands)	2023	2022
OPERATING ACTIVITIES
Net income	$1,940	$2,445
Adjustments to reconcile net income to net cash provided by operating activities:
(Credit) Provision for credit losses	(409)	30
Depreciation and amortization of premises and equipment	165	161
Loss on equity securities	81	3
Amortization and accretion on investment securities	141	260
Deferred income tax expense (benefit)	107	(151)
Gain on sale of loans	(29)	(289)
Proceeds from sale of mortgage loans	2,929	10,983
Originations of mortgage loans held for resale	(1,157)	(8,787)
Amortization of investment in limited partnerships	53	53
Increase in accrued interest receivable	(152)	(144)
Increase in cash surrender value of bank-owned life insurance	(109)	(103)
Increase (decrease) in accrued interest payable	115	(13)
Other, net	197	479

Net cash provided by operating activities	3,872	4,927

INVESTING ACTIVITIES
Investment securities available for sale:
Purchases	(789)	(29,825)
Proceeds from maturities and calls	3,904	8,134
Purchase of bank-owned life insurance	(20)	(820)
Proceeds from redemption of restricted securities	758	134
Purchase of restricted securities	(1,002)	(24)
Net (increase) decrease in loans	(11,491)	6,369
Purchase of investment in limited partnership	(1,394)	—
Acquisition of premises and equipment	(79)	(60)

Net cash used in investing activities	(10,113)	(16,092)

FINANCING ACTIVITIES
Net (decrease) increase in deposits	(6,949)	17,862
Net increase (decrease) in short-term borrowings	11,155	(15,002)
Repayment of long-term borrowings	(1)	(1)
Acquisition of treasury stock	—	—
Proceeds from issuance of common stock	20	16
Cash dividends paid	(874)	(852)

Net cash provided by financing activities	3,351	2,023

NET DECREASE IN CASH AND CASH EQUIVALENTS	(2,890)	(9,142)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	13,084	97,543

CASH AND CASH EQUIVALENTS, END OF PERIOD	$10,194	$88,401

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$2,298	$516
Income taxes paid	$—	$—
Securities acquired but not settled	$—	$10,000

CCFNB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2023

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of CCFNB Bancorp, Inc. (the “Corporation”) are in accordance with the accounting principles generally accepted in the United States of America and conform to common practices within the banking industry. The more significant policies follow:

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of CCFNB Bancorp, Inc. and its wholly-owned subsidiary, First Columbia Bank & Trust Co. (the “Bank”). All significant inter-company balances and transactions have been eliminated in consolidation.

BASIS OF PRESENTATION

The unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. In the opinion of management, all adjustments consisting of normal recurring entries considered necessary for a fair presentation have been included. They are not, however, necessarily indicative of the results of consolidated operations for a full-year.

For further information, refer to CCFNB’s Notes to the Consolidated Financial Statements included in the audited financial Statements for the year ended December 31, 2022 and 2021.

INVESTMENTS

Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

Investment securities classified as available for sale are those securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Securities available for sale are carried at fair value. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Unrealized gains or losses are reported as increases or decreases in other comprehensive income (loss), net of the deferred tax effect. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

Investments securities classified as held to maturity are those securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs, or changes in general economic conditions. These securities are carried at cost, adjusted for the amortization of premium and accretion of discount, and computed by a method that approximates the interest method over the terms of the securities.

Equity securities are measured at fair value with changes in fair value recognized in net income.

Allowance for Credit Losses – Available for Sale Securities

The Bank measures expected credit losses on available-for-sale debt securities when the Bank does not intend to sell, or when it is not more likely than not that it will be required to sell, the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For available-for-sale debt securities that do not meet the aforementioned criteria, the Bank evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, the Bank considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this evaluation indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, equal to the amount that the fair value is less than the amortized cost basis. Economic forecast data is utilized to calculate the present value of expected cash flows. The Bank obtains its forecast data through a subscription to a widely recognized and relied upon company who publishes various forecast scenarios. Management evaluates the various scenarios to determine a reasonable and supportable scenario, and utilizes a single scenario in the model. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income.

The allowance for credit losses on available-for-sale debt securities is included within investment securities available-for-sale on the consolidated balance sheet. Changes in the allowance for credit losses are recorded within provision for credit losses on the consolidated statement of income. Losses are charged against the allowance for credit losses when the Bank believes the collectability of an available-for-sale security is in jeopardy or when either of the criteria regarding intent or requirement to sell is met.

Accrued interest receivable on available-for-sale debt securities totaled $1.1 million at March 31, 2023 and is included within accrued interest receivable on the consolidated balance sheet. This amount is excluded from the estimate of expected credit losses. Available-for-sale debt securities are typically classified as non-accrual when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about the further collectability of principal or interest. When available-for-sale debt securities are placed on non-accrual status, unpaid interest credited to income is reversed.

Credit Losses on Investment Securities-Prior to adopting ASU 2016-13

The Bank adopted ASU No. 2016-13 effective January 1, 2023. Financial statement amounts related to Investment Securities recorded as of December 31, 2022 and for the periods ending December 31, 2022 are presented in accordance with the accounting polices described in the following sections. The following sections were carried forward from the Annual Report for the year ended December 31, 2022.

Management evaluates securities for other-than-temporary impairment (“OTTI”) at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. In determining OTTI, management considers many factors, including (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether the entity has the intent to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. The assessment of whether an other-than-temporary decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.

When other-than-temporary-impairment occurs, the amount of the other-than-temporary-impairment recognized in earnings depends on whether an entity intends to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss. If an entity intends to sell or more likely than not will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss, the other-than-temporary impairment shall be recognized in earnings equal to the entire difference between the investments amortized cost basis and its fair value at the balance sheet date. If an entity does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security before recovery of its amortized cost basis less any current-period loss, the other-than-temporary impairment shall be separated into the amount representing the credit loss and the amount related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is determined based on the present value of cash flows expected to be collected and is recognized in earnings. The amount of the total other-than-temporary impairment related to the other factors shall be recognized in other comprehensive income, net of applicable taxes. The previous amortized cost basis less the other-than-temporary-impairment recognized in earnings shall become the new amortized cost basis of the investment.

The Corporation invests in various forms of agency debt including mortgage-backed securities and callable agency debt. The fair value of these securities is influenced by market interest rates, prepayment speeds on mortgage securities, bid to offer spreads in the market place and credit premiums for various types of agency debt. These factors change continuously and therefore the fair market value of these securities may be higher or lower than the Corporation’s carrying value at any measurement date. The Corporation does not consider the debt securities contained in the previous table to be other-than-temporarily impaired since it has both the intent and ability to hold the securities until a recovery of fair value, which may be maturity.

LOANS RECEIVABLE

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for credit losses and any deferred fees or costs. Accrued interest receivable totaled $1.4 million at March 31, 2023 and was reported in the accrued interest receivable which is located on the consolidated balance sheets and is excluded from the estimate of credit losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Bank is amortizing these amounts over the contractual life of the loan. Premiums and discounts on purchased loans are amortized as adjustments to interest income using the effective yield method.

The loans receivable portfolio is segmented into commercial real estate, residential real estate, commercial and industrial, and consumer loans. Commercial real estate loans consist of the following classes: commercial real estate loans and student housing. Residential real estate consist of the following classes: residential rentals 1-4 family, 1-4 family residential loans, and construction. Commercial and industrial consist of the following classes: commercial, financial, agricultural, and tax-exempt loans. Consumer and other loans consist of installment loans to individuals.

For all classes of loans receivable, the accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for credit losses. Interest received on non-accrual loans, including impaired loans, generally is either applied against principal or reported as interest income on a cash basis, according to management’s judgment as to the collectability of principal. Generally loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time (generally six months), and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The past-due status of all classes of loans receivable is determined based on contractual due dates for loan payments.

Allowance for Credit Losses – Loans

The allowance for credit losses (“ACL”) is a valuation reserve established and maintained by charges against income and is deducted from the amortized cost basis of loans to present the net amount expected to be collected on the loans. Loans, or portions thereof, are charged off against the ACL when they are deemed uncollectible. Expected recoveries do not exceed the aggregate of the amounts previously charged-off and expected to be charged-off.

The ACL is an estimate of expected credit losses, measured over the contractual life of a loan, that considers our historical loss experience, current conditions and forecasts of future economic conditions. Determination of an appropriated ACL is inherently subjective and may have significant changes from period to period.

The methodology for determining the ACL has two main components: evaluation of expected credit losses for certain groups of homogeneous loans that share similar risk characteristics and evaluation of loans that do not share risk characteristics with other loans.

The allowance for credit losses is measured on a collective (pool) basis when similar risk characteristics exist. The Bank has identified the following portfolio segments and measures the allowance for credit losses using the following methods:

•	Residential real estate

•	Commercial real estate

•	Commercial and industrial

•	Consumer and other

Historical credit loss experience is the basis for the estimation of expected credit losses. We apply historical loss rates to pools of loans with similar risk characteristics. After consideration of the historic loss calculation, management applies qualitative adjustments to reflect the current conditions and reasonable and supportable forecasts not already reflected in the historical loss information at the balance sheet date. Our reasonable and supportable forecast adjustment is based on various economic forecasts, unemployment forecast and management judgment. For periods beyond our reasonable and supportable forecast, we revert to historical loss rates utilizing a straight-line method over a one year reversion period. The qualitative adjustments for current conditions are based upon changes in lending policies and practices, experience and ability of lending staff, quality of the Bank’s loan review system, value of underlying collateral, the existence of and changes in concentrations and other external factors. These modified historical loss rates are multiplied by the outstanding principal balance of each loan to calculate a required reserve.

The Bank has elected to exclude accrued interest receivable from the measurement of its ACL. When a loan is placed on non-accrual status, any outstanding accrued interest is reversed against interest income.

The ACL for individual loans begins with the use or normal credit review procedures to identify whether a loan no longer shares similar risk characteristics with other pooled loans and therefore, should be individually assessed. We evaluate all commercial loans that meet the following criteria: (1) when it is determined that foreclosure is probable; or (2) substandard, doubtful and nonperforming loans when repayment is expected to be provided substantially through the operation or sale of the collateral; or (3) when it is determined by management that a loan does not share similar risk characteristics with other loans. Specific reserves are established based on the following three acceptable methods for measuring the ACL: (1) the present value of expected future cash flows discounted at the loan’s original effective interest rate; (2) the loan’s observable market price; or (3) the fair value of the collateral when the loan is collateral dependent. Our individual loan evaluations consist primarily of the fair value of collateral method because most of our loans are collateral dependent. Collateral values are discounted to consider disposition costs when appropriate. A specific reserve is established or a charge-off is taken if the fair value of the loan is less than the loan balance.

Allowance for Loan Losses (“ALL”) – Prior to Adopting ASU 2016-13

Prior to the adoption of ASU 2016-13 Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, the Bank calculated our ALL using an incurred loan loss methodology.

The following policy related to the ALL in prior periods. The allowance for loan losses is established through provisions for loan losses charged against income. Loan amounts deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is maintained at a level established by management to be adequate to absorb estimated potential loan losses. Management’s periodic evaluation of the adequacy of the allowance for loan losses is based on the Corporation’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires significant estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

In addition, the Bank is subject to periodic examination by its federal and state examiners, and may be required by such regulators to recognize additions to the allowance for loan losses based on their assessment of credit information available to them at the time of their examinations.

In addition, an allowance is provided for possible credit losses on off-balance sheet credit exposures. The allowance is estimated by management and is classified in other liabilities.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired. At the present time, select loans are not aggregated for collective impairment evaluation, as such, all loans are subject to individual impairment evaluation should the facts and circumstances pertinent to a particular loan suggest that such evaluation is necessary. Factors considered by management in determining impairment include payment status and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the liquidation of the collateral. Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, the Bank determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

The general component covers all other loans not identified as impaired and is based on historical losses adjusted for current factors. The historical loss component of the allowance is determined by losses recognized by portfolio segment over the preceding five years. In calculating the historical component of our allowance, we aggregate our loans into one of five portfolio segments: Commercial, Financial & Agriculture, Tax-exempt, Commercial Real Estate, Consumer Real Estate, and Installment Loans to Individuals. Risk factors impacting loans in each of the portfolio segments include broad deterioration of property values, reduced consumer and business spending as a result of continued high unemployment and reduced credit availability and lack of confidence in a sustainable recovery. Actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: the concentration of watch and substandard loans as a percentage of total loans, levels of loan concentration within the portfolio segment or division of a portfolio segment and broad economic conditions.

A loan is considered to be a troubled debt restructuring (“TDR”) loan when the Bank grants a concession to the borrower because of the borrower’s financial condition that it would not otherwise consider. Such concessions include the reduction of interest rates, forgiveness of principal or interest, extending repayment terms, creating balloon options or other modifications that would not be typically offered to new borrowers with acceptable credit risk.

Allowance for Credit Losses on Off-Balance Sheet Credit Exposures

The Bank estimates expected credit losses over the contractual period in which the Bank is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Bank. The allowance for credit losses on off-balance sheet credit exposures is adjusted through credit loss expense. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life.

ACCOUNTING PRONOUNCEMENTS ADOPTED IN 2023

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments – Credit Losses (Topics 326): Measurement of Credit Losses on Financial Instruments” and subsequent related updates. This ASU replaces the incurred loss methodology for recognizing credit losses and requires businesses and other organizations to measure the current expected credit losses (CECL) on financial assets measured at amortized cost, including loans and held-to-maturity securities, net investment in leases, off-balance sheet credit exposures such as unfunded commitments, and other financial instruments. In addition, ASC 326 requires credit losses on available-for-sale debt securities to be presented as an allowance rather than as a write-down when management does not intend to sell or believes that it is not more likely than not they will be required to sell. This guidance became effective on January 1, 2023 for the Bank. The results reported for the period beginning after January 1, 2023 are presented under ASC 326 while prior period amounts continue to be reported in accordance with previously applicable accounting standards.

The Bank adopted this guidance, and subsequent related updates, using the modified retrospective approach for all financial assets measured at amortized cost, including loans, available-for-sale debt securities and unfunded commitments. On January 1, 2023, the Bank recorded a cumulative effect increase to retained earnings of $528, net of tax, of which $491 thousand related to loans, $38 thousand related to unfunded commitments, and $0 related to available-for-sale securities.

The Bank adopted the provisions of ACS 326 related to presenting other-than-temporary impairment on available-for-sale debt securities prior to January 1, 2023 using the prospective transition approach, though no such changes had been recorded on the securities held by the Bank as of the date of adoption.

The Bank expanded the pooling utilized under the legacy incurred loss method to include additional segmentation based on risk. The impact of the change from the incurred loss model to the current expected credit loss model is detailed below.

	January 1, 2023
(In Thousands)	Pre-ASC 326 Adoption	Impact of ASC 326 Adoption	As Reported Under ASC 326
Assets:
Allowance for Credit Losses—Loans
Residential Real Estate	$3,077	$(2,617)	$460
Commercial Real Estate	2,897	3,198	6,095
Commercial and Industrial	1,041	(959)	82
Consumer and other	60	(39)	21
Unallocated	204	(204)	—

	$7,279	$(621)	$6,658

Liabilities:
Allowance for Credit Losses on
Off-Balance Sheet Credit Exposure	$65	$(48)	$17

2.	INVESTMENT SECURITIES

DEBT SECURITIES – AVAILABLE FOR SALE

The amortized cost, related fair value, allowance for credit losses, and unrealized gains and losses for available for sale investment debt securities were as follows at March 31, 2023:

(In Thousands)	2023
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Fair Value
Obligation of U.S. Government Corporations and Agencies:
Mortgage-backed	$140,743	$2	$(15,948)	$—	$124,797
Other	217,254	—	(12,953)	—	204,301
Obligations of state and political subdivisions	14,460	616	(26)	—	15,050

Total debt securities, available for sale	$372,457	$618	$(28,927)	$—	$344,148

The amortized cost, related fair value, and unrealized gains and losses for available for sale investment debt securities were as follows at December 31, 2022:

	2022
(In Thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Obligation of U.S. Government Corporations and Agencies:
Mortgage-backed	$144,806	$1	$(18,742)	$126,065
Other	217,254	—	(16,331)	200,923
Obligations of state and political subdivisions	13,654	451	(42)	14,063

Total debt securities, available for sale	$375,714	$452	$(35,115)	$341,051

Securities available for sale with an aggregate fair value of $269,147,000 and $241,081,000 at March 31, 2023 and December 31, 2022, respectively, were pledged to secure public funds, trust funds, securities sold under agreements to repurchase and other balances of $203,278,000 and $162,818,000 at March 31, 2023 and December 31, 2022, respectively, as required by law.

The amortized cost and fair value of investment debt securities, by expected maturity, are shown below at March 31, 2023. Expected maturities on debt securities will differ from contractual maturities, because some borrowers may have the right to call or prepay obligations with or without call or prepayment penalties:

	Available for Sale
(In Thousands)	Amortized Cost	Estimated Fair Value
Due in one year or less	$40,617	$39,468
Due after one year to five years	178,083	166,263
Due after five years to ten years	18,595	18,270
Due after ten years	135,162	120,147

Total	$372,457	$344,148

There were no sales of investments in debt securities classified as available for sale during the three months ended March 31, 2023 and 2022.

The following tables summarizes debt securities available for sale in an unrealized loss position for which an allowance for credit losses has not been recorded at March 31, 2023 and December 31, 2022, aggregated by security type and length of time in a continuous loss position:

	March 31, 2023
(In Thousands)	Less than Twelve Months		Twelve Months or Greater		Total
	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
Obligations of U.S. Government Corporations and Agencies:
Mortgage-backed	$18,789	$(799)	$105,860	$(15,149)	$124,649	$(15,948)
Other	24,390	(610)	179,911	(12,343)	204,301	(12,953)
Obligations of state and political subdivisions	1,507	(3)	1,673	(23)	3,180	(26)

Total	$44,686	$(1,412)	$287,444	$(27,515)	$332,130	$(28,927)

	December 31, 2022
(In Thousands)	Less than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Obligations of U.S. Government Corporations and Agencies:
Mortgage-backed	$31,981	$(2,344)	$93,981	$(16,398)	$125,962	$(18,742)
Other	52,746	(2,079)	148,177	(14,252)	200,923	(16,331)
Obligations of state and political subdivisions	3,848	(42)	—	—	3,848	(42)

Total	$88,575	$(4,465)	$242,158	$(30,650)	$330,733	$(35,115)

At March 31, 2023, the Corporation had a total of 28 debt securities that have been in a gross unrealized loss position for less than twelve months with depreciation of 3.2 percent from the Corporation’s amortized cost basis.

At March 31, 2023, the Corporation had a total of 120 debt securities that have been in a gross unrealized loss position for greater than twelve months with depreciation of 8.7 percent from the Corporation’s amortized cost basis.

Unrealized losses on debt securities have not been recognized into income because the issuers bonds are of high credit quality (rated AA or higher), management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions. The issuers continue to make timely principal and interest payments on the bonds. The fair value is expected to recover as the bonds approach maturity.

As of March 31, 2023, no ACL was required for debt securities. The Bank does not have the intent to sell and does not believe it will be more likely than not to be required to sell any of these securities prior to a recovery of their fair value to amortized cost, which may be at maturity.

As of March 31, 2023, all debt securities were rated above investment grade. Based on the payment status, rating and management’s evaluation of these securities, no ACL was required for the debt securities as of March 31, 2023. As of March 31, 2023, the underlying issuers continue to make timely principal and interest payments on the securities.

EQUITY SECURITIES

At March 31, 2023 and 2022, the Corporation had $996,000 and $1,111,000 in equity securities recorded at fair value, respectively. The following is a summary of unrealized and realized gains and losses recognized in net income on equity securities during the quarters ended March 31, 2023 and 2022:

	For the Three Months Ending March 31,
(In Thousands)	2023	2022
Net losses recognized in equity securities during the quarter	$(81)	$(3)
Less: Net gains (losses) realized on the sale of equity securities during the quarter	—	—

Unrealized (losses) gains recognized in equity securities held at reporting date	$(81)	$(3)

3.	LOANS

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balance. Accrued interest receivable on loans total $1.4 million and $1.3 million at March 31, 2023 and December 31, 2022 respectively, which is reported in accrued interest receivable on the consolidated balance sheet and is excluded from the allowance for credit losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment to yield (interest income) over the life of the loan. Deferred fees and costs amounted to $699 thousand at March 31, 2023 and are netted against the outstanding unpaid principal balances. Deferred fees and costs amounted to $665 thousand at December 31, 2022 and are netted against the outstanding unpaid principal balances.

The segments of the Corporation’s loan portfolio are disaggregated into classes that allows management to monitor risk and performance. The loan classes used are consistent with the internal reports evaluated by the Corporation’s management and Board of Directors to monitor risk and performance within the various segments of its loan portfolio.

Major classifications of loans at March 31, 2023 and December 31, 2022 consisted of:

(In Thousands)
March 31, 2023
Commercial and industrial	$63,954
Commercial real estate:
Commercial mortgages	134,864
Student housing	32,393
Residential real estate:
Rental 1-4 family	47,651
1-4 family residential mortgages	255,614
Consumer and other	4,830

Gross loans	$539,306

(In Thousands)
December 31, 2022
Commercial, financial and agricultural	$39,573
Tax-exempt	30,679
Commercial real estate:
Commercial mortgages	145,622
Other construction and land development loans	18,649
Secured by farmland	13,120
Consumer real estate:
Home equity loans	13,391
Home equity lines of credit	12,262
1-4 family residential mortgages	241,179
Construction	7,430
Installment loans to individuals	5,824

Gross loans	$527,729

Allowance for Loan Losses and Recorded Investment in Financial Receivables

The allowance for credit losses is measured on a collective (pool) basis when similar risk characteristics exist. The Corporation has aligned our segmentation to internal loan reports. The Corporation has identified the following portfolio segments:

•	Residential Real Estate

•	Commercial Real Estate

•	Commercial and Industrial

•	Consumer and other

The following table presents the activity in the allowance for credit losses by portfolio segment for the three months ended March 31, 2023 and March 31, 2022:

(In Thousands)	March 31, 2023
	Commercial and Industrial	Commercial Real Estate	Residential Real Estate	Consumer and Other	Unallocated	Total
Balance, beginning of year	$1,041	$2,897	$3,077	$60	$204	$7,279
Impact of adopting ASC 326	(961)	3,205	(2,620)	(41)	(204)	(621)
(Credit) provision charged to operations	(117)	(391)	97	(7)	—	(418)
Loans charged off	—	—	(6)	—	—	(6)
Recoveries	49	1	4	—	—	54

Ending balance	$12	$5,712	$552	$12	$—	$6,288

(In Thousands)	March 31, 2022
	Commercial, Financial & Agricultural Tax-Exempt	Commercial Real Estate	Consumer Real Estate	Installment Loans Individuals	Unallocated	Total
Balance, beginning of year	$1,018	$3,438	$3,413	$74	$1,193	$9,136
Provision charged to operations	30	—	—	—	—	30
Loans charged off	(27)	—	—	(4)	—	(31)
Recoveries	2	—	8	14	—	24

Ending balance	$1,023	$3,438	$3,421	$84	$1,193	9,159

The cumulative loss rate used as the basis for the estimate of credit losses is comprised of the Corporation’s historical loss experience. As of March 31, 2023, the Corporation expects that the market in which it operates will experience a slight improvement in economic conditions based primarily on housing indexes, interest rate stabilization, and a steady unemployment rate causing the trend in delinquencies over the next year to follow historical levels. Management adjusted the historical loss experience for these expectations. No reversion adjustments were necessary, as the starting point for the Corporation’s estimate was a cumulative loss rate covering the expected contractual term of the loan portfolio.

The Corporation recorded a $418 thousand credit for credit losses in the first quarter 2023 as compared to a $30 thousand provision in the first quarter of 2022. The first quarter 2023 credit for credit losses was the result of reduced commercial real estate past dues, reduced balances of commercial student housing real estate, and slightly improved economic forecasts since December 31, 2022. Non-performing assets increased slightly from $2.7 million at December 31, 2022 to $2.8 million at March 31, 2023. Overall, non-performing assets remain well controlled at 0.52 percent of total loans at March 31, 2023. The Corporation experienced net recoveries of $48 thousand in the first quarter of 2023. In summary, the allowance for credit losses on our loan portfolio provided 223.9 percent coverage of non-performing assets, and 1.17 percent of total loans, on March 31, 2023, compared to 274.3 percent coverage of non-performing assets, and 1.38 percent total loans, on December 31, 2022.

Historical credit loss experience is the basis for the estimation of excepted credit losses. The Corporation applies historical loss rates to pools of loans with similar risk characteristics. After consideration of the historic loss calculation, management can apply qualitative adjustments to reflect the current conditions and reasonable and supportive forecasts not already captured in the historical loss information at the balance sheet date.

In accordance with ASC 2016-13, the Corporation will evaluate individual loans for expected credit losses when those loans do not share similar risk characteristics with loans evaluated using a collective (pooled) basis. In contrast to legacy accounting standards, this criterion is broader than the impairment concept and management may evaluate loans individually when no specific expectation of collectability is in place. Loans will not be included in both collective and individual analysis. The individual analysis will establish a specific reserve for loans in scope.

Specific reserves are established based on the following three acceptable methods for measuring the ACL:1) the present value of expected future cash flows discounted at the loan’s original interest rate; 2) the loan’s observable market price; 3) the fair value of the collateral when the loan is collateral dependent. The method is selected on a loan-by-loan basis with the evaluation of the need and amount of a specific allocation of the allowance being made on a quarterly basis.

The need for an updated appraisal on collateral dependent loans is determined on a case-by-case basis. The useful life of an appraisal or evaluation will vary depending upon the circumstances of the property and the economic conditions in the marketplace. A new appraisal is not required if there is an existing appraisal which, along with other information, is sufficient to determine a reasonable value for the property and to support an appropriate and adequate allowance for credit losses. At a minimum, annual documented reevaluation of the property is completed by the Bank’s Chief Lending Officer to support the value of the property.

When receiving an appraisal associated with an existing real estate collateral dependent transaction, the Bank’s Chief Lending Officer must determine if there have been material changes to the underlying assumptions in the appraisal which affect the original estimate of value. Some of the factors that could cause material changes to reported values include:

•	the passage of time;

•	the volatility of the local market;

•	the availability of financing;

•	natural disasters;

•	the inventory of competing properties;

•	new improvements to, or lack of maintenance of, the subject property or competing properties upon physical inspection by the Bank;

•

changes in underlying economic and market assumptions, such as material changes in current and projected vacancy, absorption rates, capitalization rates, lease terms, rental rates, sales prices, concessions, construction overruns and delays, zoning changes, etc.; and/or

•	environmental contamination.

The value of the property is adjusted to appropriately reflect the above listed factors and the value is discounted to reflect the value impact of a forced distressed sale, any outstanding senior liens, any outstanding unpaid real estate taxes, transfer taxes and closing costs that would occur with sale of the real estate. If the Chief Lending Officer determines that a reasonable value cannot be derived based on the available information, a new appraisal is ordered. The determination of the need for a new appraisal rests with the Chief Lending Officer and not the originating account officer.

The following tables summarize the loan portfolio and allowance for credit losses as of March 31, 2023 and December 31, 2022:

(In Thousands)	March 31, 2023
	Commercial and Industrial	Commercial Real Estate	Consumer Real Estate	Consumer and Other	Total
Loans:
Individually evaluated	$—	$32,393	$—	$—	$32,393
Collectively evaluated	63,954	134,864	303,265	4,830	506,913

Total loans	$63,954	$167,257	$303,265	$4,830	$539,306

Allowance for credit losses:
Specific reserve allocation	$—	$5,068	$—	$—	$5,068
General reserve allocation	12	644	552	12	1,220

Total allowance for credit losses	$12	$5,712	$552	$12	$6,288

(In Thousands)	December 31, 2022
	Commercial, Financial & Agricultural, Tax-exempt	Commercial Real Estate	Consumer Real Estate	Installment Loans Individuals	Total
Ending balance individually evaluated for impairment	$—	$959	$1,103	$4	$2,066
Ending balance collectively evaluated for impairment	70,252	176,432	273,159	5,820	525,663

Ending balance	$70,252	$177,391	$274,262	$5,824	$527,729

The following table presents the amortized cost basis of collateral-dependent loans by class of loans:

Collateral Type
March 31, 2023	Real Estate
Commercial real estate (non-owner occupied):
Student Housing	$32,393

Total	$32,393

Age Analysis of Past-Due Loans Receivable

The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The following table presents the classes of the loan portfolio summarized by the past-due status as of March 31, 2023 and December 31, 2022:

	March 31, 2023
(In Thousands)	Current	31-60 Days Past Due	61-90 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Total Loans
Residential Real Estate	$301,778	$953	$101	$433	$1,487	$303,265
Commercial Real Estate	166,682	405	—	170	575	167,257
Commercial and Industrial	63,672	130	—	152	282	63,954
Consumer	4,791	6	17	—	23	4,814
Other	16	—		—	—	16

	$536,939	$1,494	$118	$755	$2,367	$539,306

	December 31, 2022
(In Thousands)	Loans 30-89 Days Past Due	Loans 90 or more days Past Due	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or more Days Past Due
Commercial, financial and agricultural	$239	$—	$239	$39,334	$39,573	$—
Tax-exempt	—	—	—	30,679	30,679	—
Commercial real estate:
Commercial mortgages	439	405	844	144,778	145,622	—
Other construction and land development loans	48	—	48	18,601	18,649	—
Secured by farmland	258	—	258	12,862	13,120	—
Consumer real estate:
Home equity loans	132	—	132	13,259	13,391	—
Home equity lines of credit	16	17	33	12,229	12,262	—
1-4 family residential mortgages	1,061	229	1,290	239,889	241,179	—
Construction	—	—	—	7,430	7,430	—
Installment loans to individuals	35	—	35	5,789	5,824	—

Gross loans	$2,228	$651	$2,879	$524,850	$527,729	$—

Nonperforming Loans

The following table presents the amortized cost basis of loans on nonaccrual status and loans past due over 90 days still accruing interest as of March 31, 2023 and nonaccrual status as of December 31, 2022:

	March 31, 2023
(In Thousands)	Nonaccrual with no ACL	Nonaccrual with ACL	Total Nonaccrual	Loans Past Due over 90 Days Still Accruing	Total Nonperforming
Residential Real Estate	$—	$1,406	$1,406	$—	$1,406
Commercial Real Estate	188	414	602	—	602
Commercial and Industrial	175	—	175	—	175
Consumer and other	—	3	3	—	3

Total	$363	$1,823	$2,186	$—	$2,186

(In Thousands)	December 31, 2022
Commercial, financial and agricultural	$—
Tax-exempt	—
Commercial real estate:
Commercial mortgages	614
Other construction and land development loans	—
Secured by farmland	—
Consumer real estate:
Home equity loans	39
Home equity lines of credit	38
1-4 family residential mortgages	1,154
Construction	—
Installment loans to individuals	4

Total	$1,849

Credit Quality Indicators

The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Bank analyzes loans individually to classify the loans as to credit risk. This analysis includes non-homogeneous loans, such as commercial real estate, commercial construction, and commercial and industrial loans. This analysis is performed on a quarterly basis. The Bank uses the following definitions for risk ratings:

Special Mention. Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Based on the most recent analysis performed, the following table presents the recorded investment in non-homogenous loans by internal risk rating system as of March 31, 2023 and December 31, 2022:

	Term Loans Amortized Cost Basis by Origination Period						Revolving Loans Amortized Cost Basis	Revolving Loans Converted To Term	Total
		December 31,
(In Thousands)	March 31, 2023	2022	2021	2020	2019	Prior
Commercial Real Estate
Risk Rating
Pass	$11,621	$34,896	$26,766	$13,095	$14,088	$60,497	$—	$—	$160,963
Special Mention	—	1,406	981	286	312	495	—	—	3,480
Substandard	—	947	—	—	330	1,537	—	—	2,814
Doubtful	—	—	—	—	—	—	—	—	—

Total	$11,621	$37,249	$27,747	$13,381	$14,730	$62,529	$—	$—	$167,257

Current period gross charge-offs	$—	$—	$—	$—	$—	$300	$—	$—	$300

Commercial and Industrial
Risk Rating
Pass	$2,979	$16,421	$12,156	$10,250	$2,064	$16,231	$—	$—	$60,101
Special Mention	90	2,938	71	110	89	175	—	—	3,473
Substandard	11	103	20	—	—	246	—	—	380
Doubtful	—	—	—	—	—	—	—	—	—

Total	$3,080	$19,462	$12,247	$10,360	$2,153	$16,652	$—	$—	$63,954

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

Total
Risk Rating
Pass	$14,600	$51,317	$38,922	$23,345	$16,152	$76,728	$—	$—	$221,064
Special Mention	90	4,344	1,052	396	401	670	—	—	6,953
Substandard	11	1,050	20	—	330	1,783	—	—	3,194
Doubtful	—	—	—	—	—	—	—	—	—

	$14,701	$56,711	$39,994	$23,741	$16,883	$79,181	$—	$—	$231,211

	December 31, 2022
(In Thousands)	Commercial, Financial & Agricultural	Tax-exempt	Commercial Real Estate	Total
Pass	$38,827	$30,593	$171,806	$241,226
Special Mention	434	86	2,681	3,201
Substandard	312	—	2,904	3,216
Doubtful	—	—	—	—

Total	$39,573	$30,679	$177,391	$247,643

The Bank monitors the credit risk profile by payment activity for residential real estate, consumer, and other loan classes. Loans past due 90 days or more and loans on nonaccrual status are considered nonperforming. Nonperforming loans are reviewed quarterly. The following table presents the amortized cost in residential, consumer, and other loans based on payment activity for the quarter ended March 31, 2023 and December 31, 2022:

	Term Loans Amortized Cost Basis by Origination Period						Revolving Loans Amortized Cost Basis	Revolving Loans Converted To Term	Total
		December 31,
(In Thousands)	March 31, 2023	2022	2021	2020	2019	Prior
Consumer Real Estate
Payment Performance
Performing	$10,228	$77,382	$60,631	$28,166	$16,044	$106,091	$—	$—	$298,542
Nonperforming	—	—	228	—	161	1,334	—	—	1,723

Total	$10,228	$77,382	$60,859	$28,166	$16,205	$107,425	$—	$—	$300,265

Consumer and Other
Payment Performance
Performing	$758	$1,861	$837	$570	$184	$617	$—	$—	$4,827
Nonperforming	—	—	3	—	—	—	—	—	3

Total	$758	$1,861	$840	$570	$184	$617	$—	$—	$4,830

Total
Payment Performance
Performing	$10,986	$79,243	$61,468	$28,736	$16,228	$106,708	$—	$—	$303,369
Nonperforming	—	—	231	—	161	1,334	—	—	1,726

Total	$10,986	$79,243	$61,699	$28,736	$16,389	$108,042	$—	$—	$305,095

	December 31, 2022
(In Thousands)	Performing	Nonperforming	Total
Consumer real estate:
Home equity loans	$13,352	$39	$13,391
Home equity lines of credit	12,224	38	12,262
1-4 family residential mortgages	240,025	1,154	241,179
Construction	7,430	—	7,430
Installment loans to individuals	5,820	4	5,824

	$278,851	$1,235	$280,086

Modifications to Borrowers Experiencing Financial Difficulty

Occasionally, the Bank modifies loans to borrowers in financial distress by providing term extension, other-than-significant payment delay or interest rate reduction. In some cases, the Bank provides multiple types of concessions on one loan. Typically, one type of concession, such as an interest rate reduction, is granted initially. If the borrower continues to experience financial difficulty, another concession, such as term extension, may be granted.

For the quarter ended March 31, 2023, the Bank did not grant a loan modification. Loan modifications considered troubled debt restructurings completed during the quarter ended March 31, 2022 were as follows:

(In Thousands)	2022
	Commercial, Financial & Agricultural, Tax-exempt	Commercial Real Estate	Consumer Real Estate	Installment Loans Individuals	Total
Number of contracts:
Interest modification	—	—	—	—	—

Term modification	—	1	—	—	1

Pre-modification outstanding recorded investment	$—	$298	$—	$—	$298

Post-modification outstanding recorded investment	$—	$271	$—	$—	$271

During 2023 and 2022, no borrowers defaulted on their obligations pursuant to the modified loans.

Foreclosed assets acquired in settlement of loans are carried at fair value, less estimated costs to sell, and are included in the consolidated balance sheet. As of March 31, 2023 and December 31, 2022, there were no foreclosed asset amounts included with other assets.

As of March 31, 2023 and December 31, 2022, the Bank has not initiated formal proceedings on any loans that have not been transferred into foreclosed assets.

Concentrations of Credit Risk

Most of the Corporation’s lending activity occurs within the Bank’s primary market area which encompasses Columbia, Montour and Eastern Northumberland counties in Northcentral Pennsylvania. The majority of the Corporation’s loan portfolio consists of commercial and consumer real estate loans. As of March 31, 2023 and December 31, 2022, there were no concentrations of loans related to any single industry in excess of 10% of total loans.

4.	DEPOSITS

Major classifications of deposits at March 31, 2023 and December 31, 2022 consisted of:

(In Thousands)	2023	2022
Demand deposits	$178,438	$181,845
Interest-bearing demand deposits	151,191	152,656
Savings	218,077	223,312
Time deposits	127,670	124,512

Total deposits	$675,376	$682,325

Time deposits of $250,000 or more amounted to $17,773,000 and $15,951,000 as of March 31, 2023 and December 31, 2022, respectively.

5.	SHORT-TERM BORROWINGS

Securities sold under agreements to repurchase and Federal Home Loan Bank (“FHLB”) advances generally represented overnight or less than 30-day borrowings. Under terms of a blanket FHLB agreement, the loans were secured by certain qualifying assets of the Bank which consisted principally of first mortgage loans. The Bank has lines of credit with the Federal Reserve Bank Discount Window, FHLB – Pittsburgh, and Atlantic Community Bankers Bank in the aggregate amount of $270,633,000 at March 31, 2023. The unused portion of these lines of credit was $242,250,000 at March 31, 2023. Short-term borrowings consisted of the following at March 31, 2023 and December 31, 2022:

	March 31, 2023
(In Thousands)	Ending Balance	Weighted Average Balance	Maximum Month End Balance	Average Rate
Securities sold under agreements to repurchase	$170,546	$177,895	$182,818	3.92%
Other short-term borrowings	12,350	3,519	12,350	4.80%

Total	$182,896	$181,414	$195,168	3.99%

	December 31, 2022
(In Thousands)	Ending Balance	Weighted Average Balance	Maximum Month End Balance	Average Rate
Securities sold under agreements to repurchase	$171,741	$149,247	$174,146	1.52%
Other short-term borrowings	—	489	1,000	4.44%

Total	$171,741	$149,736	$175,146	1.53%

Securities sold under agreements to repurchase. We utilize securities sold under agreements to repurchase to facilitate the needs of our customers and to facilitate secured short-term funding needs. Securities sold under agreements to repurchase are stated at the amount of cash received in connection with the transaction. We monitor collateral levels on a continuous basis. We may be required to provide additional collateral based on the fair value of the underlying securities. Securities pledged as collateral under repurchase agreements are maintained with our safekeeping agents.

The remaining contractual maturity of repurchase agreements in the consolidated balance sheet as of March 31, 2023 and December 31, 2022 is presented in the following tables:

	Remaining Contractual Maturity of the Agreements
(In Thousands)	Overnight and Continuous	Up to 30 Days	30-90 Days	Greater than 90 Days	Total
March 31, 2023
Securities sold under agreements to repurchase:
Obligation of U.S. Government Corporations and Agencies:
Mortgage-backed	$103,636	$—	$—	$—	$103,636
Other	62,767	—	—	4,143	66,910

Total borrowings	$166,403	$—	$—	$4,143	$170,546

Gross amount of recognized liabilities for repurchase agreements					$170,546

Amounts related to agreements not included in offsetting disclosure above					$—

	Remaining Contractual Maturity of the Agreements
(In Thousands)	Overnight and Continuous	Up to 30 Days	30-90 Days	Greater than 90 Days	Total
December 31, 2022
Securities sold under agreements to repurchase:
Obligation of U.S. Government Corporations and Agencies:
Mortgage-backed	$104,671	$—	$—	$—	$104,671
Other	62,941	1,269	1,055	1,805	67,070

Total borrowings	$167,612	$1,269	$1,055	$1,805	$171,741

Gross amount of recognized liabilities for repurchase agreements					$171,741

Amounts related to agreements not included in offsetting disclosure above					$—

6.	FAIR VALUE MEASUREMENTS

The Corporation establishes a hierarchal disclosure framework associated with the level of pricing observability utilized in measuring assets and liabilities at fair value. The standard describes three levels of inputs that may be used to measure fair values:

Level I:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level II:

Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities include items for which quoted prices are available but traded less frequently, and items that are fair valued using other financial instruments of which can be directly observed.

Level III:	Assets and liabilities that have little to no pricing observability as of the reported date. These items do not have two-way markets and are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgement or estimation.

This hierarchy requires the use of observable market data available.

The following table presents the assets reported on the consolidated balance sheet at their fair value on a recurring basis as of March 31, 2023 and December 31, 2022, by level within the fair value hierarchy. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

At March 31, 2023 and December 31, 2022, investments measured at fair value on a recurring basis and the valuation methods used are as follows:

	March 31, 2023
(In Thousands)	Level I	Level II	Level III	Total
Obligation of US Government Corporations and Agencies
Mortgage-backed	$—	$124,797	$—	$124,797
Other	—	204,301	—	204,301
Obligations of state and political subdivisions	—	15,050	—	15,050
Investment equity securities	996	—	—	996

	$996	$344,148	$—	$345,144

	December 31, 2022
(In Thousands)	Level I	Level II	Level III	Total
Obligation of US Government Corporations and Agencies
Mortgage-backed	$—	$126,065	$—	$126,065
Other	—	200,923	—	200,923
Obligations of state and political subdivisions	—	14,063	—	14,063
Investment equity securities	1,077	—	—	1,077

	$1,077	$341,051	$—	$342,128

The fair values of equity securities classified as Level I are derived from quoted market prices in active markets; these assets consist entirely of stocks held in other banks. The fair values of all debt securities classified as Level II are obtained from nationally-recognized third-party pricing agencies. The fair values are derived primarily from cash flow models, which include assumptions for interest rates, credit losses, and prepayment speeds. The significant inputs utilized in the cash flow models are based on market data obtained from sources independent of the Corporation (observable inputs), and are therefore classified as Level II within the fair value hierarchy.

The following table presents the assets measured on a nonrecurring basis on the Consolidated Balance Sheets at their fair market value as of March 31, 2023, by level within the fair value hierarchy. There were no assets measured on a non-recurring basis as of December 31, 2022. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	March 31, 2023
(In Thousands)	Level I	Level II	Level III	Total
Assets Measured on a Nonrecurring Basis Collateral dependent loans	$	$	$27,325	$27,235

All collateral dependent loans have a fair value based upon the fair value of the underlying collateral.

7.	FAIR VALUES OF FINANCIAL INSTRUMENTS

At March 31, 2023 and December 31, 2022, the carrying values and fair values of financial instruments that are not required to be measured at fair value are presented in the table below:

	2023
(In Thousands)	Carrying Amount	Fair Value	Level I	Level II	Level III
Financial Assets:
Loans held for sale	$2,825	$2,825	$2,825	$—	$—
Loans, net	533,018	480,289	—	—	480,289
Mortgage servicing rights	1,258	1,656	—	—	1,656
Financial Liabilities:
Interest- bearing deposits	$496,938	$497,058	$369,268	$—	$127,790
Long-term borrowings	23	25	—	—	25

	2022
(In Thousands)	Carrying Amount	Fair Value	Level I	Level II	Level III
Financial Assets:
Loans held for sale	$4,568	$4,568	$4,568	$—	$—
Loans, net	520,450	466,776	—	—	466,776
Mortgage servicing rights	1,290	1,678	—	—	1,678
Financial Liabilities:
Interest- bearing deposits	$500,480	$499,211	$375,968	$—	$123,243
Long-term borrowings	24	24	—	—	24

Financial instruments are defined as cash, evidence of ownership interest in an entity, or a contract that creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms. The carrying value is a reasonable estimate of the true fair value for cash and cash equivalents, restricted securities, cash surrender value of bank owned life insurance, accrued interest receivable, noninterest bearing deposits, short-term borrowings, and accrued interest payable.

Fair value is defined as a financial instrument which could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument, but focuses on the exit price of the asset and liability.

If no readily available market exists, the fair value estimates for financial instruments should be based upon management’s judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimate losses, and other factors as determined through various option pricing formulas. As many of these assumptions result from judgments made by management based upon estimates that are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in assumptions on which the estimate fair values are based may have a significant impact on the resulting estimated fair values.

As certain assets, such as deferred tax assets and premises and equipment, are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Corporation.

8.	REVENUE RECOGNITION

Management determined that the primary sources of revenue associated with financial instruments, including interest income on loans and investments, along with certain noninterest revenue sources including investment security gains, loan servicing charges, gains on the sale of loans, and earnings on bank owned life insurance are not within the scope of Topic 606. As a result, no changes were made during the period related to these sources of revenue, which cumulatively comprise 84.3% of the total revenue of the Corporation for the three months ended March 31, 2023.

Noninterest income within the scope of Topic 606 are as follows:

•

Trust and Brokerage fees – Trust and investment advisory income is primarily comprised of fees earned from the management and administration of trusts and customer investment portfolios. The Corporation’s performance obligation is generally satisfied over a period of time and the resulting fees are billed monthly or quarterly, based upon the month end market value of the assets under management. Payment is generally received after month end through a direct charge to customers’ accounts. Other performance obligations (such as delivery of account statements to customers) are generally considered immaterial to the overall transactions price. Commissions on transactions are recognized on a trade-date basis as the performance obligation is satisfied at the point in time in which the trade is processed.

•

Service charges and fees – The Corporation has contracts with its deposit account customers where fees are charged if certain parameters are not met. These agreements can be cancelled at any time by either the Corporation or the deposit customer. Revenue from these transactions is recognized on a monthly basis as the Corporation has an unconditional right to the fee consideration. The Corporation also has transaction fees related to specific transactions or activities resulting from a customer request or activity that include overdraft fees, online banking fees, interchange fees, ATM fees and other transaction fees. All these fees are attributed to specific performance obligations of the Corporation where revenue is recognized at a defined point in time upon the completion of the requested service/transaction.

•

Interchange fees—The Corporation issues debit cards to consumer and business customers with checking deposit accounts. Debit card and ATM transactions are processed via electronic systems that involve several parties. The Corporation’s debit card and ATM transaction processing is executed via contractual arrangements with payment processing networks, a processor and a settlement bank. As described above, all deposit liabilities are considered to have one-day terms and therefore interchange revenue from customers’ use of their debit cards to initiate transactions are recognized in income at the time when the services are provided and related fees received in the Corporation’s deposit account with the settlement bank. Incremental costs associated with ATM and interchange processing are recognized as expense when incurred within noninterest expense in the consolidated statements of income.

•

Other noninterest income – Other noninterest income consists of other recurring revenue streams such as safe deposit box rental fees, gain (loss) on sale of other real estate owned and other miscellaneous revenue streams. Safe deposit box rental fees are charged to the customer on an annual basis and recognized when billed. However, if the safe deposit box rental fee is prepaid (i.e. paid prior to issuance of annual bill), the revenue is recognized upon receipt of payment. The Corporation has determined that since rentals and renewals occur consistently over time, revenue is recognized on a basis consistent with the duration of the performance obligation. Gains and losses on the sale of other real estate owned are recognized at the completion of the property sale when the buyer obtains control of the real estate and all the performance obligations of the Corporation have been satisfied.

The following presents noninterest income, segregated by revenue streams in-scope and out-of-scope of Topic 606, for the three months ended March 31, 2023 and 2022:

(In Thousands)	For the Three Months Ended March 31,
	2023	2022
Non-interest Income
In-Scope of Topic 606:
Trust and Brokerage Services	$319	$369
Service Charges and Fees	525	511
Interchange Fees	424	412
Other	183	154

Non-interest Income (in-scope of Topic 606)	1,451	1,446
Non-interest Income (out-of-scope of Topic 606)	175	512

Total Non-interest Income	$1,626	$1,958

9.	PROPOSED ACQUISITION OF MUNCY BANK FINANCIAL INC.

On April 18, 2023, CCFNB Bancorp, Inc. (“CCFNB”) and Muncy Bank Financial, Inc. (“Muncy”) jointly announced the signing of Agreement and Plan of Merger (the “Merger Agreement”) to combine the two companies in a strategic merger of equals. The Merger Agreement has been unanimously approved by the boards of directors of both parties and provides that, upon the terms and subject to the conditions set forth therein, Muncy will merge with and into CCFNB (the “Merger”), with CCFNB as the surviving corporation. Following the consummation of the Merger, The Muncy Bank and Trust Company, a Pennsylvania bank and trust company and a wholly owned subsidiary of Muncy (“Muncy Bank”), will merge with and into First Columbia Bank & Trust Co., a Pennsylvania bank and trust company and a wholly owned subsidiary of CCFNB (“First Columbia Bank”), with First Columbia Bank as the surviving bank (the “Bank Merger”).

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger, Muncy shareholders will be entitled to receive 0.9259 shares of CCFNB common stock for each share of Muncy common stock owned. Fractional shares will be exchanged for cash.

INDEPENDENT AUDITOR’S REPORT

Board of Directors and Shareholders

Muncy Bank Financial, Inc.

Muncy, Pennsylvania

Opinion

We have audited the accompanying consolidated financial statements of Muncy Bank Financial, Inc. and its subsidiary (the “Company”), which comprise the consolidated balance sheets as of December 31, 2022 and 2021; the related consolidated statements of income, comprehensive (loss) income, changes in shareholders’ equity and cash flows for the years then ended; and the related notes to the consolidated financial statements (collectively, the financial statements).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.

PITTSBURGH, PA	PHILADELPHIA, PA	WHEELING, WV	STEUBENVILLE, OH
2009 Mackenzie Way • Suite 340	2100 Renaissance Blvd. • Suite 110	980 National Road	511 N. Fourth Street
Cranberry Township, PA 16066	King of Prussia, PA 19406	Wheeling, WV 26003	Steubenville. OH 43952
(724)934-0344	(610)278-9800	(304)233-5030	(304)233-5030

S.R. Snodgrass, P.C. d/b/a S.R. Snodgrass, A.C. in West Virginia

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and, therefore, is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

King of Prussia, Pennsylvania

February 24, 2023

MUNCY BANK FINANCIAL, INC.

CONSOLIDATED BALANCE SHEET

	December 31,
(In Thousands, Except Share and Per Share Data)	2022	2021
Cash and due from banks	$4,928	$3,921
Interest-bearing deposits in other financial institutions	1,496	2,162

Total cash and cash equivalents	6,424	6,083
Interest-bearing time deposits	989	740
Available-for-sale debt securities, at fair value	99,140	111,943
Marketable equity securities, at fair value	383	409
Restricted investment in bank stocks, at cost	3,346	1,600
Loans held for sale	—	238
Loans receivable	485,714	446,650
Allowance for loan losses	(4,952)	(4,738)

Loans, net	480,762	441,912
Premises and equipment, net	17,363	11,866
Accrued interest receivable	2,086	1,571
Bank-owned life insurance	14,339	14,052
Deferred tax asset, net	5,169	1,018
Other assets	2,604	2,902

TOTAL ASSETS	$632,605	$594,334

LIABILITIES:
Interest-bearing deposits	$444,700	$416,570
Noninterest-bearing deposits	106,913	110,942

Total deposits	551,613	527,512
Short-term borrowings	27,369	1,875
Accrued interest payable	366	256
Other liabilities	5,752	5,584

TOTAL LIABILITIES	585,100	535,227

SHAREHOLDERS’ EQUITY:
Common stock, par value $0.4167 per share; 3,626,684 shares authorized; 1,793,475 shares issued; 1,608,358 shares outstanding at December 31, 2022 and 2021	747	747
Additional paid-in capital	9,297	9,297
Retained earnings	55,789	51,987
Accumulated other comprehensive (loss) income	(14,346)	1,058
Treasury stock, at cost; 185,117 shares at December 31, 2022 and 2021	(3,982)	(3,982)

TOTAL SHAREHOLDERS’ EQUITY	47,505	59,107

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUTY	$632,605	$594,334

See accompanying notes to the consolidated financial statements.

MUNCY BANK FINANCIAL, INC.

CONSOLIDATED STATEMENT OF INCOME

	Year Ended December 31,
(In Thousands, Except Per Share Data)	2022	2021
INTEREST AND DIVIDEND INCOME:
Interest and fees on loans	$21,025	$19,217
Interest on balances with depository institutions	86	54
Investment securities:
Taxable	754	330
Tax-exempt	1,702	1,716
Dividends	116	91

TOTAL INTEREST AND DIVIDEND INCOME	23,683	21,408

INTEREST EXPENSE:
Interest on deposits	3,521	2,330
Interest on short-term borrowings	339	8
Interest on long-term borrowings	—	76

TOTAL INTEREST EXPENSE	3,860	2,414

NET INTEREST INCOME	19,823	18,994
PROVISION FOR LOAN LOSSES	250	550

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	19,573	18,444

NON-INTEREST INCOME:
Service charges on deposit accounts	1,769	1,648
Realized gains (losses) on available-for-sale debt securities, net	3	(28)
(Losses) gains on marketable equity securities	(26)	|8
Earnings on bank-owned life insurance	287	313
Gain on bank-owned life insurance benefits	—	1,136
Investment services income	141	204
Trust income	40	265
Gains on sale of loans	111	1258
Other service charges and fees	243	320
Other non-interest income	335	375

TOTAL NON-INTEREST INCOME	2,903	5,509

NON-INTEREST EXPENSE:
Salaries and employee benefits	8,348	8,321
Occupancy	863	732
Furniture and equipment	338	330
Data processing	1,350	1,409
Pennsylvania shares tax	430	301
Federal deposit insurance	177	147
Automated teller machine expense	638	542
Professional fees	663	594
Loss on prepayment of debt	—	364
Other non-interest expense	2,243	2,314

TOTAL NON-INTEREST EXPENSE	15,050	15,054

INCOME BEFORE INCOME TAX PROVISION	7,426	8,899
INCOME TAX PROVISION	1,147	1,264

NET INCOME	$6,279	$7,635

EARNINGS PER SHARE- BASIC AND DILUTED	$3.90	$4.75

See accompanying notes to the consolidated financial statements.

MUNCY BANK FINANCIAL, INC.

CONSOLIDATED STATEMENT OF COMPREHENSIVE (LOSS) INCOME

	Year Ended December 31,
(In Thousands)	2022	2021
Net income	$6,279	$7,635
Other comprehensive loss:
Unrealized holding loss on available-for-sale debt securities	(19,496)	(824)
Tax effect	4,094	173
Net realized (gain) loss included in net income	(3)	28
Tax effect	1	(6)

Total other comprehensive loss	(15,404)	(629)

Comprehensive (loss) income	$(9,125)	$7,006

See accompanying notes to the consolidated financial statements.

MUNCY BANK FINANCIAL, INC.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

(In Thousands, Except Per Share Data)	COMMON STOCK	ADDITIONAL PAID-IN CAPITAL	RETAINED EARNINGS	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	TREASURY STOCK	TOTAL SHAREHOLDERS’ EQUITY
Balance, January 1, 2021	$712	$6,341	$49,692	$1,687	$(3,982)	$54,450
Net income	—	—	7,635	—	—	7,635
Other comprehensive loss	—	—	—	(629)	—	(629)
Cash dividends declared, $1.46 per share	—	—	(2,349)	—	—	(2,349)
Stock dividend declared –5%	35	2,956	(2,991)	—	—	—

Balance, December 31, 2021	747	9,297	51,987	1,058	(3,982)	59,107
Net income	—	—	6,279	—	—	6,279
Other comprehensive loss	—	—	—	(15,404)	—	(15,404)
Cash dividends declared, $1.54 per share	—	—	(2,477)	—	—	(2,477)

Balance, December 31, 2022	$747	$9.297	$55,789	$(14.346)	$(3,982)	$47,505

See accompanying notes to the consolidated financial statements.

MUNCY BANK FINANCIAL, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
(In Thousands)	2022	2021
OPERATING ACTIVITIES:
Net income	$6,279	$7,635
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	504	461
Provision for loan losses	250	550
Amortization and accretion of investment securities	419	454
Realized (gains) losses on available-for-sale debt securities, net	(3)	28
Losses (gains) on marketable equity securities	26	(18)
(Gain) loss on sale of foreclosed assets held for sale	(6)	12
Write-down of foreclosed assets held for sale	—	15
Earnings on bank-owned life insurance	(287)	(313)
Gain on life insurance benefits	—	(1,136)
Deferred income taxes	(56)	30
Origination of loans held for sale	(4,413)	(36,648)
Proceeds from sale of loans	4,762	38,259
Gains on sale of loans	(111)	(1,258)
Loss on sale of premises and equipment	3	—
Increase in accrued interest receivable and other assets	(217)	(1,687)
Increase in accrued interest payable and other liabilities	278	660

Net cash provided by operating activities	7,428	7,044

INVESTING ACTIVITIES:
Available-for-sale debt securities:
Proceeds from sales	—	3,000
Proceeds from paydowns, calls and maturities	10,810	19,348
Purchases	(17,922)	(48,572)
Purchases of interest-bearing time deposits	(249)	—
Net increase in loans	(39,146)	(41,070)
Proceeds from bank-owned life insurance	—	2,888
Purchases of restricted investment in bank stocks	(3,436)	(1,464)
Redemption of restricted investment in bank stocks	1,690	1,178
Acquisition of premises and equipment	(6,008)	(2,333)
Proceeds from sale of premises and equipment	4	3
Proceeds from sale of foreclosed assets	52	393

Net cash used by investing activities	(54,205)	(66,629)

FINANCING ACTIVITIES:
Net increase in interest-bearing deposits	28,130	48,647
Net (decrease) increase in noninterest-bearing deposits	(4,029)	24,759
Net increase (decrease) in short-term borrowings	25,494	(5,679)
Repayment of long-term borrowings	—	(10,024)
Cash dividends paid	(2,477)	(2,349)

Net cash provided by financing activities	47,118	55,354

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	341	(4,231)
CASH AND CASH EQUIVALENTS, BEGINNING	6,083	10,314

CASH AND CASH EQUIVALENTS, ENDING	$6,424	$6,083

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$3,750	$2,583

Income taxes paid	$1,350	$1,300

Loans transferred to foreclosed real estate during the year	$46	$260

Stock dividend	$—	$2,991

See accompanying notes to the consolidated financial statements.

MUNCY BANK FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Muncy Bank Financial, Inc. (Company), and its wholly-owned subsidiary, The Muncy Bank & Trust Company (Bank). All significant intercompany balances and transactions have been eliminated.

Nature of Operations

The Bank provides a variety of financial services including, but not limited to, consumer loans, credit lines, commercial loans, real estate loans, investment services, trust services, and various types of demand and time deposits including checking accounts, savings accounts, money market accounts, certificates of deposit, and IRAs. Deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to the extent provided by law. Services are provided to individuals, non-profits, and corporations through its nine offices located in Muncy, Hughesville, Clarkstown, Montoursville, Dewart, Avis, Linden, Montgomery and South Williamsport Pennsylvania.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting period. Actual results may differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, valuation of net deferred tax assets and liabilities, other than temporary impairment of available-for-sale debt securities and fair value of financial instruments.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and in banks and federal funds sold. Interest-earning deposits have original maturities of 90 days or less. Net cash flows are reported for loan, deposit, and short-term borrowing transactions.

Interest-Bearing Time Deposits

Interest-bearing time deposits have original maturities in excess of one year and are carried at cost.

Available-For-Sale Debt Securities

Debt securities classified as available-for-sale are carried at fair value with unrealized gains and losses, net of the related tax effects, reflected as a separate component of stockholders’ equity. Investment securities are classified at the time of purchase, based on management’s intention and ability, as securities held-to-maturity, securities available-for-sale, or securities held for trading. Debt securities acquired with the intent and ability to hold to maturity are stated at cost, adjusted for amortization of premium and accretion of discount, which are computed using the interest method and recognized as adjustments of interest income. Debt securities which are held principally as a source of liquidity are classified as available-for-sale. Debt securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in current earnings. Realized security gains and losses are computed using the specific identification method. The Company does not hold any held-to-maturity or trading securities as of December 31, 2022 and 2021. Interest and dividends on investment securities are recognized as income when earned.

Securities are periodically reviewed for other-than-temporary impairment based upon a number of factors, including, but not limited to, the length of time and extent to which the fair value has been less than cost, the financial condition of the underlying issuer, the ability of the issuer to meet contractual obligations, the likelihood of the security’s ability to recover any decline in its fair value, whether it is more likely than not that the Company would be required to sell the security before its anticipated recovery in fair value, and a review of the Company’s capital adequacy, interest rate risk position, and liquidity. The assessment of a security’s ability to recover any decline in fair value, the ability of the issuer to meet contractual obligations, and management’s intent and ability requires considerable judgment. A decline in value that is considered to be other-than-temporary is recorded as a loss within non-interest income in the Consolidated Statement of Income. The Company has not recognized any other-than-temporary impairment losses in the years ended December 31, 2022 or 2021.

Marketable Equity Securities

Marketable equity securities are carried at fair value with unrealized gains and losses included in net income.

Restricted Investment in Bank Stocks

Restricted investment in bank stocks represent required investments in the common stock of correspondent banks and consists of common stock of the Federal Home Loan Bank of Pittsburgh (FHLB) of $3,281,000 and $1,535,000 at December 31, 2022 and 2021, respectively, and other correspondent banks of $65,000 at December 31, 2022 and 2021. As no active market exists for this stock, it is carried at cost. As a member of the FHLB, the Bank is required to maintain an investment in FHLB stock based on advances and other criteria. The Bank evaluated its holding of restricted stock for impairment and deemed the stock to not be impaired at December 31, 2022 and 2021.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or estimated fair value, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

Mortgage loans held for sale are generally sold with servicing rights retained; the mortgage servicing rights are recognized as assets upon the sale. See further information for accounting for these assets under “Mortgage Servicing Rights.” Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff generally are reported at unpaid principal balance, net of unamortized deferred loan fees and costs, and an allowance for loan losses. Interest on fixed rate real estate loans and most business loans is accrued using a 360-day year. Interest on other loans is accrued over the term of each loan generally using the simple interest method based on a 365-day year. The Company recognizes nonrefundable loan origination fees and certain direct loan origination costs over the life of the related loans as an adjustment of loan yield using the interest method.

A loan is considered past due when a required payment is not received by the scheduled due date and is considered delinquent when it is 30 days or more past due. Loans are placed on nonaccrual status when principal or interest is past due 90 days or more and the collection of interest is doubtful, except for residential mortgage loans secured by 1-4 family dwellings. Residential mortgage loans are placed on nonaccrual status when it is established that funds are not available for repayment. Interest accrued but not collected as of the date of placement on nonaccrual status is reversed and charged against current income. Interest income on nonaccrual loans is recognized only to the extent of interest payments received. Loans are returned to the accrual status when the borrower makes six consecutive payments by the due date.

Allowance for Loan Losses

The allowance for loan losses (allowance) represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance for loan losses is increased by the provision for loan losses, and decreased by chargeoffs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. The Company’s charge-off policy considers each loan on an individual basis. Non-residential consumer loans are generally charged off no later than 120 days past due on a contractual basis, earlier in the event of bankruptcy, or if there is an amount deemed uncollectible. The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as residential real estate, home equity and other consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. These qualitative risk factors include:

1.	Lending policies and procedures, including underwriting standards and collection, chargeoff, and recovery practices.

2.	National, regional, and local economic and business conditions as well as the condition of various market segments.

3.	Nature and volume of the portfolio and terms of loans.

4.	Experience, ability, and depth of lending management and staff.

5.	Volume and severity of past due, classified and nonaccrual loans as well as and other loan modifications.

6.	Quality of the Company’s loan review system, and the degree of oversight by the Company’s Board of Directors.

7.	Underlying collateral on collateral-dependent loans, including collateral position trends.

8.	Existence and effect of any concentrations of credit and changes in the level of such concentrations.

9.	Other external factors, such as regulatory issues, competition, and the impact on the current level of the Company’s current loan losses.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance calculation.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.

Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial loans and commercial real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. An allowance for loan losses is established for an impaired loan if its carrying value exceeds its estimated fair value.

For loans secured by real estate, estimated fair values are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values may be discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.

For loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower’s financial statements, inventory reports, accounts receivable agings or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual residential mortgage loans, home equity loans and other consumer loans for impairment disclosures, unless such loans are the subject of a troubled debt restructuring agreement.

Loans whose terms are modified are classified as troubled debt restructurings if the Company grants such borrowers concessions for economic or legal reasons and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary or permanent reduction in interest rate, a modified rate that is below the market rate given the associated credit risk, an extension of a loan’s stated maturity date or payment modifications to better match the timing of cash flows due under the restructured terms with the cash flows from the borrowers’ operations. Loan modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. Non-accrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for a reasonable period of time, generally six consecutive months after modification. Loans classified as troubled debt restructurings are designated as impaired.

The Company identifies loans for potential restructure primarily through direct communication with the borrower and evaluation of the borrower’s financial statements, revenue projections, tax returns, and credit reports. Even if the borrower is not presently in default, management will consider the likelihood that cash flow shortages, adverse economic conditions, and negative trends may result in a payment default in the near future.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated annually for commercial and commercial real estate loans or when credit deficiencies arise, such as delinquent loan payments, for commercial and consumer loans. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss.

In addition, Federal and State regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses and may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

Mortgage Servicing Rights

When mortgage loans are sold with servicing retained, servicing rights are initially recorded at fair value with the income statement effect recorded in gains on sale of loans. Fair value is based on market prices for comparable mortgage servicing contracts, when available or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans. Mortgage servicing rights are reported in other assets on the Consolidated Balance Sheet. Servicing rights are evaluated for impairment annually based upon the fair value of the rights as compared to the carrying amount. Significant inputs to the fair value of mortgage servicing rights include expected net servicing income to be received, the expected life of the underlying loans and the discount rate. No impairment losses on mortgage servicing rights were recorded for the years ended December 31, 2022 and 2021.

Total loans serviced for the benefit of others amounted to $73,781,000 and $75,746,000 at December 31, 2022 and 2021, respectively, and are not included in the Consolidated Balance Sheet. Servicing fee income, which is reported on the Consolidated Statement of Income as other service charges and fees, is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Net servicing fees totaled $169,000 and $256,000 for the years ended December 31, 2022 and 2021, respectively.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Foreclosed Assets Held For Sale

Foreclosed assets are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and assets are carried at the lower of the carrying amount or fair value less cost to sell. Net operating expenses and gains and losses realized from disposition are included in non-interest expense and income, respectively, within the Consolidated Statement of Income. The carrying amount of foreclosed residential real estate properties held as a result of obtaining physical possession were $0 at December 31, 2022 and 2021. The recorded investment of consumer mortgage loans secured by residential real properties for which formal foreclosure proceedings were in process were $152,000 and $47,000 at December 31, 2022 and 2021, respectively.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the related assets, which range from five to ten years for furniture, fixtures, and equipment and fifteen to forty years for buildings and improvements. Costs incurred for routine maintenance and repairs are charged to operations as incurred. Costs of major additions and improvements are capitalized.

Bank-Owned Life Insurance

The Company has purchased life insurance policies on certain officers and directors. Bank-owned life insurance is recorded at its cash surrender value, or the amount that can be realized. Increases in the cash surrender value, and gains received upon the death of an insured, are recognized as a component of non-interest income within the Consolidated Statement of Income. The policies can be liquidated, if necessary, with tax costs associated. However, the Company intends to hold these policies and accordingly, the Company has not provided for deferred income taxes on the earnings from the increase in cash surrender value.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expenses amounted to $202,000 and $227,000 during the years ended December 31, 2022 and 2021, respectively.

Trust Assets and Income

Assets held by the Company in a fiduciary or agency capacity for its customers are not included in the consolidated financial statements since such items are not assets of the Company.

Income Taxes

The Company and Bank file a consolidated federal income tax return. Deferred tax assets and liabilities result from temporary differences in financial and income tax methods of accounting, and are reflected at currently enacted income tax rates. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

The Company has evaluated its material tax positions as of December 31, 2022 and 2021 in accordance with GAAP. Under the "more-likely-than-not" threshold guidelines, the Company believes no significant uncertain tax positions exist, either individually or in the aggregate, that would give rise to the non-recognition of an existing tax benefit. In periods subsequent to December 31, 2022, determinations of potentially adverse material tax positions will be evaluated to determine whether an uncertain tax position may have previously existed or has been originated. In the event an adverse tax position is determined to exist, penalty and interest will be accrued, in accordance with the Internal Revenue Service guidelines, and recorded as a component of non-interest expense in the Consolidated Statement of Income.

Treasury Stock

Common stock shares repurchased are recorded as treasury stock at cost. Shares reissued out of treasury are recorded utilizing the specific identification method on a last in first out basis.

Earnings Per Share

Earnings per share is calculated as net income divided by the weighted average number of shares outstanding during the period. The weighted average shares outstanding during 2022 and 2021 were 1,608,358. Treasury shares are not deemed outstanding for earnings per share calculations. Earnings per share calculations give retroactive effect to stock dividends declared by the Company.

Comprehensive Income

The Company is required to present comprehensive income and its components in a full set of general-purpose financial statements for all periods presented. The Company’s other comprehensive income is composed exclusively of the net unrealized gains attributable to available-for-sale debt securities.

Revenue Recognition

Under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 606, management determined that the primary sources of revenue, originating from interest and dividend income on loans and investments along with non-interest income resulting from investment securities gains, loans servicing, gains on loans sold, and earnings on bank-owned life insurance, are not within scope of this Topic. The main sources of non-interest income within the scope of the standard are as follows:

Service Charges on Deposit Accounts

Service charges on deposit accounts consist of monthly service fees and other deposit account related fees. The Company’s performance obligation for monthly service fees is generally satisfied, and the related revenue recognized, over the period in which the service is provided. Other deposit account related fees are largely transactional based, and therefore, the Company’s performance obligation is satisfied and related revenue recognized, at a point in time. Payment for service charges on deposit accounts is primarily received immediately or in the following month through a direct charge to customers’ accounts.

Investment Services Income

Investment services income primarily consists of commissions received on product sales. The Company acts as an intermediary between the Company’s customer and the insurance carrier or broker. The Company’s performance obligation is generally satisfied upon the issuance of the policy or purchase of investment. Shortly after the transaction is completed, the carrier or broker remits the commission payment to the Company, and the Company recognizes the revenue.

Trust Income

Trust income is primarily comprised of fees earned from the management and administration of trusts and other customer assets. The Company’s performance obligation is generally satisfied over time and the resulting fees are recognized quarterly, based upon the quarter-end market value of the assets under management and the applicable fee rate. Payment is generally received a few days prior to quarter-end through a direct charge to customers’ accounts. Optional services are also available to existing trust and asset management customers. The Company’s performance obligation for these transactional-based services is generally satisfied and related revenue recognized, at a point in time (i.e. as incurred). Payment is received shortly after services are rendered.

Other Operating Income

Other operating income is primarily comprised of credit card income, gains on disposal of assets, miscellaneous income, and other services charges and fees. Credit card income is primarily comprised of fees earned from issuance and dollars charged on credit cards. Other service charges include revenue from returned item service charges and safe deposit box rent. The Company’s performance obligation for credit card income, gains on disposal of assets, and other service charges are largely satisfied, and related revenue recognized when the services are rendered or upon completion. Payment is typically received immediately or in the following month.

Segment Reporting

The Company has determined that its only reportable segment is community banking.

Reclassification of Comparative Amounts

Certain items previously reported have been reclassified to conform to the current year’s format. Such reclassifications did not affect net income or shareholders’ equity.

Recently Issued But Not Yet Effective Accounting Pronouncements

In June 2016, the FASB issued Accounting Standard Update (ASU) No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, The FASB issued Topic 326 to replace the incurred loss model for loans and other financial assets with an expected loss model, which is referred to as the current expected credit loss (CECL) model. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities. It also applies to off balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and other similar instruments) and net investments in certain leases recognized by a lessor. In addition, the amendments in Topic 326 require credit losses on available-for-sale securities to be presented as a valuation allowance rather than as a direct write-down. ASU No. 2016-13 is effective for annual periods and interim periods within those annual periods beginning after December 15, 2022. The effect of implementing this ASU is recorded through a cumulative-effect adjustment to retained earnings. In 2021, the Company formed a cross functional management team and engaged an outside vendor to assess alternative loss estimation methodologies and the Company’s data and system needs to evaluate the impact of adoption. During 2022, the Company worked to refine its preliminary expected loss estimates and finalized operational and control structures supporting its methodology. The Company will adopt ASU 2016-13 on January I, 2023. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements.

In March 2022, the FASB issued ASU No. 2022-02, Financial Instruments-Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures. This update reduces the complexity of accounting for TDRs by eliminating certain accounting guidance, enhancing disclosures and improving the consistency of vintage disclosures. The Company will adopt ASU 2022-02 on January 1, 2023. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements.

NOTE 2 - ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME

The changes in accumulated other comprehensive (loss) income by component, net of tax, for the years ended December 31, 2022 and 2021 were as follows:

(In Thousands)	Unrealized Gain (Loss) on Available-for-Sale Debt Securities (a)
Balance, December 31, 2020	$1,687

Other comprehensive loss before reclassifications, net of tax	(651)
Amounts reclassified from accumulated other comprehensive income, net of tax	22

Net change in accumulated other comprehensive income	(629)

Balance, December 31, 2021	1,058

Other comprehensive loss before reclassifications, net of tax	(15,402)
Amounts reclassified from accumulated other comprehensive loss, net of tax	(2)

Net change in accumulated other comprehensive loss	(15,404)

Balance, December 31, 2022	$(14,346)

(a)	All amounts are net of tax. Amounts in parentheses indicate debits.

The reclassifications out of accumulated other comprehensive (loss) income shown, net of tax, as of December 31, 2022, and 2021 were as follows:

(In Thousands) Details about accumulated other comprehensive income	Amount Reclassified from Accumulated Other Comprehensive Income (a)		Affected Line Item in the Consolidated Statement of Income
	2022	2021
Net realized gains (losses) on available-for-sale debt securities	$3	$(28)	Realized gains (losses) on available-for-sale debt securities, net Income tax provision
Income tax effect	(1)	6

	$2	$(22)

(a)	All amounts are net of tax Amounts in parentheses indicate debits.

NOTE 3 - SECURITIES

The amortized cost, gross unrealized gains and losses, and fair value of securities are as follows at December 31:

	2022
(In Thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
State and political securities	$81,932	$1	$(13,053)	$68,880
Mortgage-backed securities	23,466	3	(3,368)	20,101
Collateralized mortgage obligations	11,602	—	(1,726)	9,876
Other debt securities	300	—	(17)	283

Total debt securities	117,300	4	(18,164)	99,140
Marketable equity securities	375	8	—	383
Restricted investment in bank stocks	3,346	—	—	3,346

Total investment securities	$121,021	$12	$(18,161)	$102,869

	2021
(In Thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
State and political securities	$82,902	$1,625	$(176)	$84,351
Mortgage-backed securities	18,066	140	(145)	18,061
Collateralized mortgage obligations	9,336	41	(144)	9,233
Other debt securities	300	—	(2)	298

Total debt securities	110,604	1,806	(467)	111,943
Marketable equity securities	375	34	—	409
Restricted investment in bank stocks	1,600	—	—	1,600

Total investment securities	$112,579	$1,840	$(467)	$113,952

The amortized cost and fair value of debt securities at December 31, 2022, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(In Thousands)	Amortized Cost	Fair Value
Due in one year or less	$1,015	$1,009
Due after 1 year to 5 years	4,240	4,020
Due after 5 years to 10 years	12,179	10,842
Due after 10 years	64,798	53,292

Sub-total	82,232	69,163
Mortgage-backed securities	23,466	20,101
Collateralized mortgage obligations	11,602	9,876

Total debt securities	$117,300	$99,140

The Company’s mortgage-backed securities and collateralized mortgage obligations have stated maturities that may differ from actual maturities due to borrowers’ ability to prepay obligations. Cash flows from such investments are dependent upon the performance of the underlying mortgage loans and are generally influenced by the level of interest rates. In the table above, mortgage-backed securities and collateralized mortgage obligations are shown in one period.

Investment securities with a carrying value of approximately $43,683,000 and $64,085,000 at December 31, 2022 and 2021, respectively, were pledged to secure public and trust funds, certain other deposits and for other purposes as provided by law.

Gross realized gains and losses and gross proceeds received from available-for-sale debt securities for the years ended December 31, 2022 and 2021 were as follows:

(In Thousands)	2022	2021
Gross realized gains	$3	$13
Gross realized losses	—	(41)

Net realized gains (losses)	$3	$(28)

Proceeds from sales	$—	$3,000

Proceeds from calls and maturities	$5,975	$12,845

Equity securities with a readily determinable fair value are stated at fair value with realized gains and losses reported in income. At December 31, 2022 and 2021, the Company had $383,000 and $409,000, respectively, in marketable equity securities recorded at fair value. The following is a summary of unrealized and realized gains and losses recognized in net income on marketable equity securities during the years ended December 31, 2022 and 2021:

(In Thousands)	2022	2021
Net (losses) gains recognized during the period on marketable equity securities	$(26)	$18
Less: Net gains and losses recognized during the period on marketable equity securities sold during the period	—	—

Unrealized (losses) gains recognized during the reporting period on marketable equity securities still held at the reporting date	$(26)	$18

The following tables show gross unrealized losses and fair values, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31, 2022 and 2021.

	2022
(In Thousands)	Less than 12 Months		12 Months or Greater		Total
	Fail Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
State and political securities	$29,121	$(3,652)	$39,475	$(9,401)	$68,596	$(13,053)
Mortgage-backed securities	7,929	(679)	11,709	(2,689)	19,638	(3,368)
Collateralized mortgage obligations	4,163	(332)	5,713	(1,394)	9,876	(1,726)
Other debt securities	—	—	183	(17)	183	(17)

	$41,213	$(4,663)	$57,080	$(13,501)	$98,293	$(18,164)

	2021
(In Thousands)	Less than 12 Months		12 Months or Greater		Total
	Fail Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
State and political securities	$20,758	$(154)	$2,000	$(22)	$22,758	$(176)
Mortgage-backed securities	13,156	(119)	666	(26)	13,822	(145)
Collateralized mortgage obligations	7,932	(144)	—	—	7,932	(144)
Other debt securities	198	(2)	—	—	198	(2)

	$42,044	$(419)	$2,666	$(48)	$44,710	$(467)

At December 31, 2022, there were 112 individual securities in a continuous unrealized loss position for less than twelve months and 141 individual securities in a continuous unrealized loss position for twelve months or greater-.

The Company reviews its position quarterly and has asserted that at December 31, 2022 and 2021 the declines outlined in the above table represent temporary declines and the Company does not intend to sell and does not believe they will be required to sell these securities before recovery of their cost basis, which may be at maturity. The Company has concluded that any impairment of its investment securities portfolio is not other-than-temporary but is the result of interest rate changes that are not expected to result in the non-collection of principal and interest.

NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES

Major segments of the loan portfolio are summarized as follows as of December 31, 2022 and 2021:

(In Thousands)	2022	2021
Residential mortgage:
Residential mortgage loans - first liens	$220,586	$202,741
Residential mortgage loans - junior liens	11,222	11,654
Home equity lines of credit	51,036	45,020
1-4 Family residential construction	23,558	18,279

Total residential mortgage	306,402	277,694

Commercial:
Commercial loans secured by real estate	89,838	70,436
Commercial and industrial	30,346	47,626
Political subdivisions	9,275	3,634
Commercial construction and land	1,182	—
Loans secured by farmland	12,252	12,767
Multi-family (5 or more) residential	23,965	21,065
Agricultural loans	1,320	1,578
Other commercial loans	299	454

Total commercial	168,477	157,560

Consume	10,835	11,396

Gross loans	485,714	446,650
Allowance for loan losses	(4,952)	(4,738)

Loans, net	$480,762	$441,912

At December 31, 2022 and 2021, net unamortized loan fees of approximately $69,000 and $318,000, respectively, have been included in the carrying value of loans shown above.

The Bank grants loans to customers primarily in Clinton, Lycoming, and Northumberland counties in Pennsylvania. Although the Bank has a diversified loan portfolio, a significant portion of its debtors* ability to honor their loan agreements is dependent upon the economic conditions of the area.

Allowance for Loan Losses

The Bank’s methodology for determining the allowance is based on the requirements of ASC 310-10-35 for loans individually evaluated for impairment (previously discussed) and ASC 450-20 for loans collectively evaluated for impairment, as well as the Interagency Policy Statements on the Allowance for Loan and Lease Losses and other bank regulatory guidance. The total of the two components represents the Bank’s allowance.

Loans that are collectively evaluated for impairment are segmented based on the portfolio segments previously disclosed and analyzed with general allowances being made as appropriate. For the general allowances, historical loss trends are used in the estimation of losses in the current portfolio. These historical loss amounts are modified by other qualitative factors. A historical loss factor is calculated utilizing an annualized twelve quarter moving average and are used in estimation of losses in the current portfolio.

Loans in the criticized pools, which possess certain qualities or characteristics that may lead to collection and loss issues, are closely monitored by management and subject to additional qualitative factors. Management reviews the loan portfolio on a quarterly basis in order to make appropriate and timely adjustments to the allowance. When information confirms all or part of specific loans to be uncollectible, these amounts are promptly charged off against the allowance.

The following table presents, by portfolio segment, the changes in the allowance for loan losses for the years ended December 31, 2022 and 2021:

	2022
(In Thousands)	Beginning Balance	Charge- offs	Recoveries	Provision (Credit)	Ending Balance	Individually Evaluated	Collectively Evaluated
Residential mortgage:
Residential mortgage loans - first liens	$1,943	$—	$—	$167	$2,110	$1	$2,109
Residential mortgage loans - junior liens	111	—	—	(3)	108	—	108
Home equity lines of credit	416	—	—	37	453	—	453
1-4 Family residential construction	175	—	—	51	226	—	226

Total residential mortgage	2,645	—	—	252	2,897	1	2,896

Commercial;
Commercial loans secured by real estate	810	—	—	187	997	—	997
Commercial and industrial	541	—	2	(207)	336	5	331
Political subdivisions	22	—	—	34	56	—	56
Commercial construction and land	—	—	18	(5)	13	—	13
Loans secured by farmland	147	—	—	(11)	136	—	136
Multi-family (5 or more) residential	242	—	—	24	266	—	266
Agricultural loans	18	—	—	(4)	14	—	14
Other commercial loans	5	—	—	(2)	3	—	3

Total commercial	1,785	—	20	16	1,821	5	1,816

Consumer	111	(61)	5	73	128	—	128
Unallocated	197	—	—	(91)	106	—	106

Total	$4,738	$(61)	$25	$250	$4,952	$6	$4,946

	2021
(In Thousands)	Beginning Balance	Charge- offs	Recoveries	Provision (Credit)	Ending Balance	Individually Evaluated	Collectively Evaluated
Residential mortgage:
Residential mortgage loans - first liens	$2,019	$(21)	$—	$(55)	$1,943	$—	$1,943
Residential mortgage loans - junior Hens	161	—	—	(50)	111	—	111
Home equity lines of credit	446	—	—	(30)	416	9	407
1-4 Family residential construction	118	—	—	57	175	—	175

Total residential mortgage	2,744	(21)	—	(78)	2,645	9	2,636

Commercial;
Commercial loans secured by real estate	614	—	—	196	810	—	810
Commercial and industrial	342	(10)	13	196	541		541
Political subdivisions	25	—	—	(3)	22	—	22
Commercial construction and land	—	(30)	7	23	—	—	—
Loans secured by farmland	153	—	—	(6)	147	—	147
Multi-family (5 or more) residential	113	—	—	129	242	—	242
Agricultural loans	17	—	—	1	18	—	18
Other commercial loans	7	—	—	(2)	5	—	5

Total commercial	1,271	(40)	20	534	1,785	—	1,785

Consumer	164	(46)	7	(14)	111	—	111
Unallocated	89	—	—	108	197	—	197

Total	$4,268	$(107)	$27	$550	$4,738	$9	$4,729

Impaired Loans

The following table summarizes the primary segments of the loan portfolio segregated into loans individually evaluated for impairment and loans collectively evaluated for impairment as of December 31, 2022 and 2021:

	2022			2021
(In Thousands)	Individually Evaluated	Collectively Evaluated	Total Loans	Individually Evaluated	Collectively Evaluated	Total Loans
Residential mortgage:
Residential mortgage loans - first liens	$897	$219,689	$220,586	$642	$202,099	$202,741
Residential mortgage loans - junior liens	—	11,222	11,222	100	11,554	11,654
Home equity Lines of credit	117	50,919	51,036	205	44,815	45,020
1-4 Family residential construction	—	23,558	23,558	—	18,279	18,279

Total residential mortgage	1,014	305,388	306,402	947	276,747	277,694

Commercial:
Commercial loans secured by real estate	—	89,838	89,838	60	70,376	70,436
Commercial and industrial	480	29,866	30,346	506	47,120	47,626
Political subdivisions	—	9,275	9,275	—	3,634	3,634
Commercial construction and land	—	1,182	1182	—	—	—
Loans secured by farmland	—	12,252	12,252	—	12,767	12,767
Multi-family (5 or more) residential	—	23,965	23,965	—	21,065	21,065
Agricultural loans	—	1,320	1,320	—	1,578	1,578
Other commercial loans	—	299	299	—	454	454

Total commercial	480	167,997	168,477	566	156,994	157,360

Consumer	—	10,835	10,835		11,396	11,396

Total	1,494	484,220	485,714	1,513	445,137	446,650

The following table presents information on impaired loans, by segment, as of December 31, 2022 and 2021:

	2022
(In Thousands)	Recorded Investment	Unpaid Principal	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Residential mortgage loans - first liens	$754	$754	$—	$796	$23
Residential mortgage loans - junior liens	—	—	—	40	—
Home equity lines of credit	117	117	—	153	3
Commercial loans secured by real estate	—	—	—	46	1

Total with no related allowance recorded	871	871	—	1,035	27

With an allowance recorded:
Residential mortgage loans - first liens	143	143	1	29	7
Commercial and industrial	480	480	5	492	26

Total with a related allowance recorded	623	623	6	521	33

Total impaired loans	1,494	1,494	6	1,556	60

	2021
(In Thousands)	Recorded Investment	Unpaid Principal	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Residential mortgage loans - first liens	$642	$642	$—	$930	$13
Residential mortgage loans - junior liens	100	100	—	161	—
Home equity lines of credit	80	80	—	131	—
Commercial loans secured by real estate	60	60	—	115	—
Commercial and industrial	506	506	—	543	28
Multi-family (5 or more) residential	—	—	—	657	18

Total with no related allowance recorded	1,388	1,388	—	2,557	59

With an allowance recorded:
Home equity lines of credit	125	125	9	25	2

Total impaired loans	1,513	1,513	9	2,562	61

Credit Quality

Management uses a nine-point internal risk rating system to monitor the credit quality of the overall loan portfolio. The first five categories are considered not criticized, and are aggregated as Pass rated. The criticized rating categories utilized by management generally follow bank regulatory definitions. Special Mention loans have potential weaknesses that, if left uncorrected, may result in deterioration of the repayment prospects or in the Bank’s credit position at some future date. Substandard loans have well-defined weaknesses that jeopardize the liquidation of the debt, and have a distinct possibility that some loss will be sustained if the weaknesses are not corrected. Doubtful loans exhibit the same weaknesses found in the Substandard loans; however, the weaknesses are more pronounced. Such loans are static and collection in full is improbable. However, these loans are not yet rated as loss because certain events may occur which would salvage the debt. Loans classified Loss are considered uncollectible and charge-off is imminent.

To help ensure that risk ratings are accurate and reflect the present and future capacity of borrowers to repay a loan as agreed, the Bank has a loan rating process with layers of internal and external oversight. Generally, residential mortgage and consumer loans are included in the pass category unless a specific action, such as bankruptcy, repossession, death, or significant delay in payment occurs to raise awareness of a possible credit event. An annual external loan review of large business relationships is performed, as well as a sample of smaller transactions.

Loan portfolio segments are classified by credit quality indicators as of December 31, 2022 and 2021:

	2022
(In Thousands)	Pass	Special Mention	Substandard	Total
Residential mortgage:
Residential mortgage loans - first liens	$219,821	$—	$765	$220,586
Residential mortgage loans - junior liens	11,222	—	—	11,222
Home equity lines of credit	50,919	—	117	51,036
1-4 Family residential construction	23,558	—	—	23,558

Total residential mortgage	305,520	—	882	306,402

Commercial:
Commercial loans secured by real estate	89,433	—	405	89,838
Commercial and industrial	29,866	—	480	30,346
Political subdivisions	9,275	—	—	9,275
Commercial construction and land	1,182	—	—	1,182
Loans secured by farmland	12,252	—	—	12,252
Multi-family (5 or more) residential	21,250	—	2,715	23,965
Agricultural loans	1,320	—	—	1,320
Other commercial loans	299	—	—	299

Total commercial	164,877	—	3,600	168,477

Consumer	10,835	—	—	10,835

Total	$481,232	$—	$4,482	$485,714

	2021
(In Thousands)	Pass	Special Mention	Substandard	Total
Residential mortgage:
Residential mortgage loans - first liens	$199,743	$—	$2,998	$202,741
Residential mortgage loans - junior liens	11,654	—	—	11,654
Home equity lines of credit	44,815	—	205	45,020
1-4 Family residential construction	18,279	—	—	18,379

Total residential mortgage	274,491	—	3,203	277,694

Commercial:
Commercial loans secured by real estate	69,963	—	473	70,436
Commercial and industrial	46,369	750	507	47,626
Political subdivisions	3,634	—	—	3,634
Commercial construction and land	—	—	—	—
Loans secured by farmland	12,767	—	—	12,767
Multi-family (5 or more) residential	19,832		1,233	21,065
Agricultural loans	1,578	—	—	1,578
Other commercial loans	454	—	—	454

Total commercial	154,597	750	2,213	157,560

Consumer	11,394	—	2	11,396

Total	$440,482	$750	$5,418	$446,650

The Company had no loans classified doubtful or loss as of December 31, 2022 or 2021.

Age Analysis of Past Due Loans

The following table presents the aging categories of loans, by segment, as of December 31, 2022 and 2021:

	2022
(In Thousands)	Current	30-89 Days Past Due	90+ Days Past Due	Total Loans	90+ Days & Accruing
Residential mortgage:
Residential mortgage loans - first liens	$218,082	$1,885	$619	$220,586	$212
Residential mortgage loans - junior liens	11,079	143	—	11,222	—
Home equity lines of credit	50,653	383	—	51,036	—
1-4 Family residential construction	23,558	—	—	23,558	—

Total residential mortgage	303,372	2,411	619	306,402	212

Commercial:
Commercial loans secured by real estate	89,838	—	—	89,838	—
Commercial and industrial	30,187	159	—	30,346	—
Political subdivisions	9,275	—	—	9,275	—
Commercial construction and land	1,182	—	—	1,182	—
Loans secured by farmland	12,252	—	—	12,252	—
Multi-family (5 or more) residential	23,965	—	—	23,965	—
Agricultural loans	1,320	—	—	1,320	—
Other commercial loans	299	—	—	299	—

Total commercial	168,318	159	—	168,477	—

Consumer	10,768	62	5	10,835	5

Total	$482,458	$2,632	$624	$485,714	$217

	2021
(In Thousands)	Current	30-89 Days Past Due	90+ Days Past Due	Total Loans	90+ Days & Accruing
Residential mortgage:
Residential mortgage loans - first liens	$200,989	$1,335	$417	$202,741	$164
Residential mortgage loans - junior liens	11,654	—	—	11,654	—
Home equity lines of credit	44,936	38	46	45,020	—
1-4 Family residential construction	18,279	—	—	18,379	—

Total residential mortgage	275,858	1,373	463	277,694	164

Commercial:
Commercial loans secured by real estate	70,240	196	—	70,436	—
Commercial and industrial	47,626	—	—	47,626	—
Political subdivisions	3,634	—	—	3,634	—
Commercial construction and land	—	—	—	—	—
Loans secured by farmland	12,767	—	—	12,767	—
Multi-family (5 or more) residential	21,065	—	—	21,065	—
Agricultural loans	1,578	—	—	1,578	—
Other commercial loans	454	—	—	454	—

Total commercial	157,364	196	—	157,560	—

Consumer	11,362	34	—	11,396	—

Total	$444,584	$1,603	$463	$446,650	$164

Non-Accrual

The following table presents loans by segment on non-accrual status as of December 31, 2022 and 2021:

(In Thousands)	2022	2021
Residential mortgage:
Residential mortgage loans—first liens	$685	$435
Residential mortgage loans —junior liens	—	100
Home equity lines of credit	117	205

Total residential mortgage	802	740

Commercial:
Commercial loans secured by real estate	—	60

Total	$802	$800

Troubled Debt Restructurings

The loan portfolio also includes certain loans that have been modified in a troubled debt restructuring (TDR), where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance, or other actions. Certain TDRs are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months. TDRs at December 31, 2022 and 2021 were $691,000 and $713,000, respectively. Accruing and non-accruing TDRs were $691,000 and $0 at December 31, 2022 and $713,000 and $0 at December 31, 2021. No specific reserves have been established for TDRs as of December 31, 2022 and 2021. The Company was not committed to lend additional funds to any loans classified as a TDR at December 31, 2022 and 2021. No loan modifications that were considered TDRs were completed during the years ended December 31, 2022 and 2021. There were no loan modifications considered troubled debt restructurings made during the twelve months previous to December 31, 2022 and 2021, which defaulted during the corresponding twelve-month periods.

Paycheck Protection Program

During 2022 and 2021, the Company participated in the Paycheck Protection Program (PPP), administered directly by the United States Small Business Administration (SBA). The PPP provides loans to small businesses who were affected by economic conditions as a result of COVID-19 to provide cash-flow assistance to employers who maintain their payroll (including healthcare and certain related expenses), mortgage interest, rent, leases, utilities and interest on existing debt during the COVID-19 emergency. As December 31, 2022 and 2021, the Company had outstanding principal balances on PPP loans of $0 and $4,522,000, respectively. The PPP loans are fully guaranteed by the SBA and may be eligible for forgiveness by the SBA to the extent that the proceeds are used to cover eligible payroll costs, interest costs, rent, and utility costs over a period of up to 24 weeks after the loan is made as long as certain conditions are met regarding employee retention and compensation levels. PPP loans deemed eligible for forgiveness by the SBA will be repaid by the SBA to the Company. PPP loans are included in the Commercial and industrial loan category.

In accordance with the SBA terms and conditions on these PPP loans, the Company received $0 and $894,000 for the years ended December 31, 2022 and 2021, respectively, in fees associated with the processing of these loans. Upon funding of loans, these fees were deferred and amortized over the life of the loan as an adjustment to yield in accordance with FASB ASC 310-20-25-2.

NOTE 5 - PREMISES AND EQUIPMENT

Major classifications of premises and equipment are summarized as follows at December 31, 2022 and 2021:

(In Thousands)	2022	2021
Land	$4,099	$4,099
Construction in process	137	1,405
Premises	15,097	8,447
Furniture and fixtures	2,324	1,710

Total	21,657	15,661
Accumulated depreciation	(4,294)	(3,795)

Premises and equipment, net	$17,363	$11,866

Depreciation charged to operations was $504,000 in 2022 and $461,000 in 2021.

NOTE 6 - DEPOSITS

Major segments of the deposit portfolio are summarized as follows as of December 31, 2022 and 2021:

(In Thousands)	2022	2021
Noninterest-bearing	$106,913	$110,942
Interest-bearing demand	164,058	139,842
Savings	63,902	61,952
Money market	78,059	60,748
Time	138,681	154,028

	$ 551,613	$ 527,512

At December 31, 2022, the scheduled maturities of time deposits are as follows:

(In Thousands)
2023	$101,401
2024	28,594
2025	2,258
2026	3,579
2027	2,849

Total	$138,681

Time deposits of $250,000 or more totaled approximately $33,014,000 and $51,887,000 at December 31, 2022 and 2021, respectively.

NOTE 7 - SHORT-TERM BORROWINGS

Short-term borrowings include repurchase agreements with customers and advances from the FHLB. As of December 31, 2022, the Bank was approved by the FHLB for borrowings of up to $233,355,000 of which $25,368,000 was outstanding in the form of advances and the FHLB had issued letters of credit on the Bank’s behalf totaling $58,250,000 against its borrowing capacity. Advances from the FHLB are secured by qualifying assets of the Bank. In addition to the outstanding balances noted below, the Bank also has additional lines of credit totaling $5,000,000 available from a correspondent bank other than the FHLB. The outstanding balances and related information for short-term borrowings are summarized as follows:

(In Thousands)	2022	2021
Balance at year-end	$27,369	$1,875
Average daily balance during the year	9,682	1,898
Average interest rate during the year	3.50%	0.42%
Maximum month-end balance during the year	36,790	2,447
Weighted average interest rate at year-end	4.30%	0.31%

The collateral pledged on the repurchase agreements by the remaining contractual maturity of the repurchase agreements in the Consolidated Balance Sheet as of December 31, 2022 and 2021, is presented in the following table.

(In Thousands)	Remaining Contractual Maturity
	Continuous
	2022	2021
Mortgage-backed securities pledged, fair value	$2,278	$2,153
Repurchase agreements	2,001	1,875

NOTE 8 - INCOME TAXES

The provision for income taxes consists of the following for the years ended December 31, 2022 and 2021:

(In Thousands)	2022	2021
Currently payable	$1,203	$1,234
Deferred	(56)	30

Total provision	$1,147	$1,264

The following temporary differences gave rise to the net deferred tax asset position at December 31, 2022 and 2021:

(In Thousands)	2022	2021
Deferred tax assets:
Unrealized loss on available-for-sale debt securities	$3,814	$—
Allowance for loan losses	994	949
Supplemental retirement	907	834
Operating lease liabilities	47	48
Other	40	39

Total	5,802	1,870

Deferred tax liabilities:
Premises and equipment	476	399
Unrealized gain on available-for-sale debt securities	—	281
Mortgage servicing rights	102	119
Operating lease right-of-use assets	44	46
Unrealized gain on marketable equity securities	2	7
Other	9	—

Total	633	852

Deferred tax asset, net	$5,169	$1,018

A reconciliation between the expected statutory income tax rate and the effective income tax rate on income before income taxes is as follows for the years ended December 31, 2022 and 2021:

	2022		2021
(In Thousands)	Amount	%	Amount	%
Provision at statutory rate	$1,559	21.0%	$1,869	21.0%
Tax-exempt income	(394)	(5.3)	(382)	(4.3)
Bank owned life insurance	(60)	(0.8)	(246)	(2.8)
Nondeductible interest expense	42	0.6	25	0.3
Other, net	—	—	(2)	(0.0)

Effective income tax and rate	$1,147	15.4%	$1,264	14.2%

NOTE 9 - EMPLOYEE BENEFIT PLANS

The Bank offers a 401(k) savings plan with a safe harbor match to all eligible employees. The Bank may also make discretionary’ contributions to the plan as determined by the Board of Directors. Participants are at all times fully vested in their contributions and employer matching contributions; however, discretionary contributions vest over six years. Contribution expense for the years ended December 31, 2022 and 2021 amounted to approximately $306,000 and $290,000 respectively.

The Bank sponsors two non-qualified, non-funded supplemental retirement plans, one for its executives and one for its directors, for which the Company has purchased cost recovery life insurance on the lives of the participants. The participant is the insured person under the policy and the Bank is the owner and beneficiary. The amount of the coverage is designed to provide sufficient revenues to cover all costs of the plans if assumptions made as to mortality experience, policy earnings, and other factors are realized. The Company incurred expenses related to the supplemental retirement plans of $435,000 and $418,000 for the years ended December 31, 2022 and 2021, respectively. At December 31, 2022 and 2021, the Company had an accrued liability related to the supplemental retirement plans of $3,020,000 and $2,780,000, respectively.

The Bank provides endorsed split-dollar life insurance benefits to certain executives and directors. These benefits are accounted for under ASC Topic 715 “Compensation—Retirement Benefits”. This pronouncement requires recognition of a liability for postretirement benefits provided through an endorsed split-dollar life insurance arrangement. The Bank incurred expenses related to these endorsed split-dollar life insurance arrangements of $107,000 and $282,000 for the years ended December 31, 2022 and 2021, respectively. At December 31, 2022 and 2021, the Company had an accrued liability related to these arrangements of $1,299,000 and $1,192,000, respectively.

NOTE 10 - RELATED PARTY TRANSACTIONS

In the normal course of business, loans are extended to directors, executive officers, and their associates. In management’s opinion, all of these loans are on substantially the same terms and conditions as loans to other individuals and businesses of comparable creditworthiness. A summary of loan activity for those directors, executive officers, and their associates is as follows for the years ended December 31, 2022 and 2021 (in thousands):

	Beginning Balance	Additions	Payments	Other Changes	Ending Balance
2022	$5,585	$1,474	$1,786	$(225)	$5,048
2021	5,662	1,985	1,976	(86)	5,585

The Bank held related party deposits of $1,292,000 and $1,250,000 at December 31, 2022 and 2021, respectively.

NOTE 11 - OFF-BALANCE SHEET RISK

In the normal course of business, the Bank makes various commitments which are not reflected in the accompanying consolidated financial statements. The Bank offers such products to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees elements of credit, interest rate, or liquidity risk in excess of the amount recognized in the Consolidated Balance Sheet.

The Bank’s maximum exposure to credit loss from nonperformance by the other party to the financial instruments for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Bank may require collateral or other security to support financial instruments with off-balance sheet credit risk.

Financial instruments whose contract amounts represent credit risk are as follows at December 31, 2022 and 2021:

(In Thousands)	2022	2021
Commitments to grant loans	$3,255	$8,772
Unfunded commitments under loans and lines of credit	78,147	68,785
Standby letters of credit	153	187

Commitments to extend credit are legally binding agreements to lend to customers. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements. The Company evaluates each customer’s creditworthiness on a case-by- case basis. The amount of collateral obtained if deemed necessary by the Company on extension of credit is based on management’s credit assessment of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

Unfunded commitments under commercial lines of credit, revolving credit lines, and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

Standby letters of credit are conditional commitments issued by the Company guaranteeing performance by a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

NOTE 12 - OPERATING LEASE COMMITMENTS AND CONTINGENCIES

The Company leases one of its branch locations. This lease is classified as an operating lease. Leases with an initial term of 12 months or less are not recorded on the balance sheet and the related lease expense is recognized on a straight-line basis over the lease term.

The Company’s branch lease agreement includes options to renew, with renewal terms that can extend the lease term from seven to twenty-two years that are reasonably certain of being exercised. The discount rate: used in determining the lease liability for the lease was the FHLB fixed advance rate which corresponded with the remaining lease term as of the lease commencement date. At December 31, 2022 and 2021, the discount rate utilized was 2.992%.

As of December 31, 2022 and 2021, the Company had recorded right-of-use assets in other assets for operating leases of $212,000 and $220,000, respectively, and related lease liabilities totaling $222,000 and $227,000, respectively, in other liabilities in its Consolidated Balance Sheet. For the years ended December 31, 2022 and 2021, operating lease expenses totaled $15,000 each year, and are included in other non-interest expense in its Consolidated Statement of Income.

A maturity analysis of the Company’s lease liability at December 31, 2022 is as follows:

(In Thousands)	Lease Payments Due
2023	$14
2024	14
2025	14
2026	14
2027	14
Thereafter	225

Total lease payments	295
Discount on cash flows	(73)

Total lease liabilities	$222

In the normal course of business, the Company is subject to pending and threatened litigation in which claims for monetary damages are asserted. In management’s opinion, the Company’s financial position and results of operations would not be materially affected by the outcome of these legal proceedings.

NOTE 13 - REGULATORY MATTERS

Cash and Due from Banks

Deposits with any one financial institution are insured up to $250,000. The Company maintains cash and cash equivalents with certain correspondent financial institutions in excess of federally insured limits.

Regulatory Capital Requirements

In August 2018, the Federal Reserve Board issued an interim final rule that expanded applicability of the Board’s small bank holding company policy statement. The interim final rule raised the policy statement’s asset threshold from $1 billion to $3 billion in total consolidated assets for a bank holding company or savings and loan holding company that: (1) is not engaged in significant nonbanking activities; (2) does not conduct significant off-balance sheet activities; and (3) does not have a material amount of debt or equity securities, other than trust-preferred securities, outstanding. The interim final rule provides that, if warranted for supervisory purposes, the Federal Reserve may exclude a company from the threshold increase. Management believes the Company meets the conditions of the Federal Reserve’s small bank holding company policy statement and is therefore excluded from consolidated capital requirements at December 31, 2022.

The Bank is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgements by regulators. Failure to meet capital requirements can initiate regulatory action. The net unrealized gain or loss on available-for-sale debt securities is not included in computing regulatory capital. Management believes as of December 31, 2022, the Bank meets all capital adequacy requirements to which it is subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At December 31, 2022 and 2021, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

In 2019, the federal banking agencies jointly issued a final rule that provides for an optional, simplified measure of capital adequacy, the community bank leverage ratio framework (CBLR framework), for qualifying community banking organizations, consistent with Section 201 of the Economic Growth, Regulatory Relief, and Consumer Protection Act. The final rule became effective on January 1, 2020 and was elected by the Bank as of December 31, 2022 and 2021. In April 2020, the federal banking agencies issued an interim final rule that makes temporary changes to the CBLR framework, pursuant to section 4012 of the CARES Act, and a second interim final rule that provides a graduated increase in the community bank leverage ratio requirement after the expiration of the temporary changes implemented pursuant to section 4012 of the CARES Act.

The community bank leverage ratio removes the requirement for qualifying banking organizations to calculate and report risk-based capital but rather only requires a Tier 1 to average assets (leverage) ratio. Qualifying banking organizations that elect to use the community bank leverage ratio framework and that maintain a leverage ratio of greater than required minimums will be considered to have satisfied the generally applicable risk based and leverage capital requirements in the agencies’ capital rules (generally applicable rule) and, if applicable, will be considered to have met the well capitalized ratio requirements for purposes of section 38 of the Federal Deposit Insurance Act. Under the interim final rules the community bank leverage ratio minimum requirement is 8.5% as of December 31, 2021 and 9% for calendar year 2022 and beyond. The interim rule allows for a two-quarter grace period to correct a ratio that falls below the required amount, provided that the bank maintains a leverage ratio greater than 7.5% as of December 31, 2021 and greater than 8% thereafter.

Under the final rule, an eligible banking organization can opt out of the CBLR framework and revert to the risk-weighting framework without restriction. As of December 31, 2022, the Bank was a qualifying community banking organization as defined by the federal banking agencies and elected to measure capital adequacy under the CBLR framework.

Actual and required capital amounts and ratios for the Bank are presented below as of December 31, 2022 and 2021:

	2022
(Dollar Amounts In Thousands)	Actual		To Be Well Capitalized Under Prompt Corrective Action Regulations (CBLR Framework)
	Amount	Ratio	Amount	Ratio
Tier 1 Leverage Ratio	$59,800	9.3%	$57,563	9.0%

	2021
	Actual		To Be Well Capitalized Under Prompt Corrective Action Regulations (CBLR Framework)
(Dollar Amounts In Thousands)	Amount	Ratio	Amount	Ratio
Tier 1 Leverage Ratio	$55,689	9.2%	$51,384	8.5%

Dividends

Banking regulations limit the amount of dividends that may be paid by the Bank to the Company without prior regulatory approval and are subject to the minimum capital ratio requirements noted above.

NOTE 14 - FAIR VALUE

The following disclosures show the hierarchal disclosure framework associated with the level of pricing observations utilized in measuring assets and liabilities at fair value. The three broad levels of pricing observations are as follows:

Level I:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level II:

Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities includes items for which quoted prices are available but traded less frequently, and items that are fair valued using other financial instruments, the parameters of which can be directly observed.

Level III:	Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

This hierarchy requires the use of observable market data when available.

The following tables present the assets reported on the Consolidated Balance Sheet at their fair value on a recurring basis as of December 31, 2022 and 2021, by level within the fair value hierarchy. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	2022
(In Thousands)	Level I	Level II	Level III	Total
Available-for-sale debt securities:
State and political securities	$—	$68,880	$—	$68,880
Mortgage-backed securities	—	20,101	—	20,101
Collateralized mortgage obligations	—	9,876	—	9,876
Other debt securities	—	283	—	283

Total	$—	$99,140	$—	$99,140

Marketable equity securities	$383	$—	$—	$383

	2021
(In Thousands)	Level 1		Level II	Level III	Total
Available-for-sale debt securities:
State and political securities		$—	$84,351	$—	$84,351
Mortgage-backed securities		—	18,061	—	18,061
Collateralized mortgage obligations		—	9,233	—	9,233
Other debt securities		—	298	—	298

Total	$		$111,943	$—	$111,943

Marketable equity securities		$409	$—	$—	$409

The following table presents the assets reported on the balance sheet at their fair value on a non-recurring basis as of December 31, 2022 and 2021, by level within the fair value hierarchy. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	2022
(In Thousands)	Level I	Level II	Level III	Total
Impaired loans	$—	$—	$617	$617

	2021
(In Thousands)	Level I	Level II	Level III	Total
Impaired loan	$—	$—	$116	$116

The following table provides a listing of significant unobservable inputs used in the fair value measurement process for items valued utilizing level III techniques as of December 31, 2022 and 2021:

	2022
	Quantitative Information about Level III Fair Value Measurements
(In Thousands)	Fair Value Estimate	Valuation Technique	Unobservable Input	Amount	Weighted Average
Impaired loan	$142	Appraisal of collateral	Discount to appraised value	26%	26%
Impaired loan	475	Discounted cash flows	Discount rate	5%	5%

	2021
	Quantitative Information about Level III Fair Value Measurements
(In Thousands)	Fair Value Estimate	Valuation Technique	Unobservable Input	Amount	Weighted Average
Impaired loan	$116	Appraisal of collateral	Discount to appraised value	28%	28%

The significant unobservable input used in the fair value measurement of the Company’s impaired loans using the appraisal of collateral valuation technique include appraisal adjustments, which are adjustments to appraisals by management for qualitative factors such as economic conditions and estimated liquidation expenses.

The estimated fair values, and related carrying amounts, of the Company’s financial instruments that are not recorded at fair value in the consolidated financial statements at December 31, 2022 and 2021 are as follows:

	2022
(In Thousands)	Carrying Value	Fair Value	Level I	Level II	Level III
Financial assets:
Cash and cash equivalents	$6,424	$6,424	$6,424	$—	$—
Interest-bearing time deposits	989	972	—	972	—
Restricted equity securities	3,346	3,346	—	3,346	—
Loans, net	480,762	458,147	—	—	458,147
Accrued interest receivable	2,086	2,086	—	2,086	—
Mortgage servicing rights	488	962	—	—	962
Financial liabilities:
Interest-bearing deposits	444,700	378,697	—	240,309	138,388
Noninterest-bearing deposits	106,913	106,913	—	106,913	—
Short-term borrowings	27,369	27,369	—	27,369	—
Accrued interest payable	366	366	—	366	—

	2021
(In Thousands)	Carrying Value	Fair Value	Level I	Level II	Level III
Financial assets:
Cash and cash equivalents	$6,083	$6,083	$6,083	$—	$—
Interest-bearing time deposits	740	775	—	775	—
Restricted equity securities	1,600	1,600	—	1,600	—
Loans, net	441,912	444,993	—	—	444,993
Accrued interest receivable	1,571	1,571	—	1,571	—
Mortgage servicing rights	566	878	—	—	878
Financial liabilities:
Interest-bearing deposits	416,570	407,975	—	252,879	155,096
Noninterest-bearing deposits	110,942	110,942	—	110,942	—
Short-term borrowings	1,875	1,875	—	1,875	—
Accrued interest payable	256	256	—	256	—

NOTE 15 - SUBSEQUENT EVENTS

Management has reviewed events occurring through February 24, 2023, the date the consolidated financial statements were available to be issued.

MUNCY BANK FINANCIAL, INC.

CONSOLIDATED BALANCE SHEET

(In Thousands, Except Share and Per Share Data) (Unaudited)	March 31, 2023	December 31, 2022
ASSETS:
Cash and due from banks	$6,851	$4,928
Interest-bearing deposits in other financial institutions	1,337	1,496

Total cash and cash equivalents	8,188	6,424
Interest-bearing time deposits	989	989
Available-for-sale debt securities, at fair value	101,785	99,140
Marketable equity securities, at fair value	330	383
Restricted investment in bank stocks, at cost	3,416	3,346
Loans receivable	497,175	485,714
Allowance for credit losses	(5,371)	(4,952)

Loans, net	491,804	480,762
Premises and equipment, net	17,431	17,363
Accrued interest receivable	2,051	2,086
Bank-owned life insurance	17,538	14,339
Deferred tax asset, net	4,645	5,169
Other assets	2,693	2,604

TOTAL ASSETS	$650,870	$632,605

LIABILITIES:
Interest-bearing deposits	$441,023	$444,700
Noninterest-bearing deposits	111,073	106,913

Total deposits	552,096	551,613
Short-term borrowings	21,782	27,369
Long-term borrowings	20,417	—
Accrued interest payable	725	366
Other liabilities	5,723	5,752

TOTAL LIABILITIES	600,743	585,100

SHAREHOLDERS’ EQUITY:
Common stock, par value $0.4167 per share; 3,626,684 shares authorized; 1,793,475 shares issued; 1,608,358 shares outstanding at March 31, 2023 and December 31, 2022	747	747
Additional paid-in capital	9,297	9,297
Retained earnings	56,011	55,789
Accumulated other comprehensive loss	(11,946)	(14,346)
Treasury stock, at cost; 185,117 shares at March 31, 2023 and December 31, 2022	(3,982)	(3,982)

TOTAL SHAREHOLDERS’ EQUITY	50,127	47,505

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$650,870	$632,605

See accompanying notes to the unaudited consolidated financial statements.

MUNCY BANK FINANCIAL, INC.

CONSOLIDATED STATEMENT OF INCOME

	Three Months Ended March 31,
(In Thousands, Except Per Share Data) (Unaudited)	2023	2022
INTEREST AND DIVIDEND INCOME:
Interest and fees on loans	$6,038	$4,899
Interest on balances with depository institutions	22	13
Investment securities:
Taxable	207	151
Tax-exempt	417	430
Dividends	62	23

TOTAL INTEREST AND DIVIDEND INCOME	6,746	5,516

INTEREST EXPENSE:
Interest on deposits	1,845	494
Interest on short-term borrowings	285	2
Interest on long-term borrowings	105	—

TOTAL INTEREST EXPENSE	2,235	496

NET INTEREST INCOME	4,511	5,020
Provision for credit losses—loans	75	75
Provision for credit losses—off balance sheet credit exposures	9	—

TOTAL PROVISION FOR CREDIT LOSSES	84	75

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	4,427	4,945

NON-INTEREST INCOME:
Service charges on deposit accounts	463	437
Realized gains on available-for-sale debt securities, net	—	3
Losses on marketable equity securities	(53)	(17)
Earnings on bank-owned life insurance	91	70
Investment services income	59	19
Trust income	—	21
Gains on sale of loans	9	43
Other service charges and fees	55	90
Other non-interest income	204	277

TOTAL NON-INTEREST INCOME	828	943

NON-INTEREST EXPENSE:
Salaries and employee benefits	2,245	2,147
Occupancy	316	219
Furniture and equipment	110	86
Data processing	293	315
Pennsylvania shares tax	80	102
Federal deposit insurance	43	43
Automated teller machine expense	129	173
Professional fees	147	170
Other non-interest expense	548	574

TOTAL NON-INTEREST EXPENSE	3,911	3,829

INCOME BEFORE INCOME TAX PROVISION	1,344	2,059
INCOME TAX PROVISION	184	327

NET INCOME	$1,160	$1,732

EARNINGS PER SHARE—BASIC AND DILUTED	$0.72	$1.08

See accompanying notes to the unaudited consolidated financial statements.

MUNCY BANK FINANCIAL, INC.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)

	Three Months Ended March 31,
(In Thousands) (Unaudited)	2023	2022
Net income	$1,160	$1,732
Other comprehensive income (loss):
Unrealized holding gain (loss) on available-for-sale debt securities	3,038	(9,634)
Tax effect	(638)	2,023
Net realized gain included in net income	—	(3)
Tax effect	—	1

Total other comprehensive income (loss)	2,400	(7,613)

Comprehensive income (loss)	$3,560	$(5,881)

See accompanying notes to the unaudited consolidated financial statements.

MUNCY BANK FINANCIAL, INC.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Three Months Ended March 31, 2023 and 2022

(In Thousands, Except Per Share Data) (Unaudited)	COMMON STOCK	ADDITIONAL PAID-IN CAPITAL	RETAINED EARNINGS	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	TREASURY STOCK	TOTAL SHAREHOLDERS’ EQUITY
Balance, January 1, 2022	$747	$9,297	$51,987	$1,058	$(3,982)	$59,107
Net income	—	—	1,732	—	—	1,732
Other comprehensive loss	—	—	—	(7,613)	—	(7,613)
Cash dividends declared, $0.38 per share	—	—	(611)	—	—	(611)

Balance, March 31, 2022	747	9,297	53,108	(6,555)	(3,982)	52,615

Balance, January 1, 2023	747	9,297	55,789	(14,346)	(3,982)	47,505
Adoption of ASU 2016-13 (CECL)	—	—	(311)	—	—	(311)
Net income	—	—	1,160	—	—	1,160
Other comprehensive income	—	—	—	2,400	—	2,400
Cash dividends declared, $0.39 per share	—	—	(627)	—	—	(627)

Balance, March 31, 2023	$747	$9,297	$56,011	$(11,946)	$(3,982)	$50,127

See accompanying notes to the unaudited consolidated financial statements.

MUNCY BANK FINANCIAL, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Three Months Ended March 31,
(In Thousands) (Unaudited)	2023	2022
OPERATING ACTIVITIES:
Net income	$1,160	$1,732
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	180	119
Provision for credit losses	84	75
Amortization and accretion of investment securities	97	113
Realized gains on available-for-sale debt securities, net	—	(3)
Losses on marketable equity securities	53	17
Earnings on bank-owned life insurance	(91)	(71)
Deferred income taxes	(114)	(31)
Origination of loans held for sale	(335)	(1,677)
Proceeds from sale of loans	344	1,958
Gains on sale of loans	(9)	(43)
Increase in accrued interest receivable and other assets	(54)	(237)
Increase in accrued interest payable and other liabilities	321	550

Net cash provided by operating activities	1,636	2,502

INVESTING ACTIVITIES:
Available-for-sale debt securities:
Proceeds from paydowns, calls and maturities	1,098	3,334
Purchases	(802)	(10,800)
Net increase in loans	(11,428)	(4,046)
Purchase of bank-owned life insurance	(3,108)	—
Purchases of restricted investment in bank stocks	(2,508)	(316)
Redemption of restricted investment in bank stocks	2,438	315
Acquisition of premises and equipment	(252)	(1,461)
Proceeds from sale of premises and equipment	4	—

Net cash used by investing activities	(14,558)	(12,974)

FINANCING ACTIVITIES:
Net (decrease) increase in interest-bearing deposits	(3,677)	21,450
Net increase in noninterest-bearing deposits	4,160	7,114
Net (decrease) increase in short-term borrowings	(5,587)	217
Proceeds of long-term borrowings	20,417	—
Cash dividends paid	(627)	(611)

Net cash provided by financing activities	14,686	28,170

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,764	17,698
CASH AND CASH EQUIVALENTS, BEGINNING	6,424	6,083

CASH AND CASH EQUIVALENTS, ENDING	$8,188	$23,781

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$1,876	$631

Available-for-sale debt securities purchased, not settled	$—	$537

See accompanying notes to the unaudited consolidated financial statements.

MUNCY BANK FINANCIAL, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – BASIS OF PRESENTATION

The consolidated financial statements include the accounts of Muncy Bank Financial, Inc. (“Company”), and its wholly-owned subsidiary, The Muncy Bank & Trust Company (“Bank”). All significant intercompany balances and transactions have been eliminated.

The consolidated financial information included herein, except the consolidated balance sheet dated December 31, 2022, is unaudited. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete consolidated financial statements. In the opinion of management, all adjustments considered necessary for fair presentation have been included. Operating results for the three months ended March 31, 2023, are not necessarily indicative of the results for the year ending December 31, 2023. For further information, refer to the consolidated financial statements and notes thereto for the year ended December 31, 2022.

The Company has evaluated events and transactions occurring subsequent to the consolidated balance sheet date of March 31, 2023 for items that should potentially be recognized or disclosed in these consolidated financial statements. The evaluation was conducted through the date these consolidated financial statements were issued.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Adoption of New Accounting Standards

On January 1, 2023, the Company adopted Accounting Standard Update (“ASU”) No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU No. 2016-13 required financial assets measured at amortized cost to be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. The Company took steps to prepare for the implementation over the past several years, such as: forming an internal committee, gathering pertinent data, consulting with outside professionals, subscribing to a new software system, and running existing and new methodologies concurrently through the period of implementation. The Company adopted the ASU’s provisions using the modified retrospective method and evaluated the impact the current expected credit loss (“CECL”) model had on the accounting for credit losses, and recognized a one-time, cumulative-effect adjustment to retained earnings at the beginning of the first reporting period in which the new standard became effective. The cumulative-effect adjustment resulted in a decrease to retained earnings of $311,000, as outlined in the table below. There was no impact on the securities portfolio upon adoption. This adoption method is considered a change in accounting principle requiring additional disclosure of the nature of and reason for the change, which is solely a result of the adoption of the required standard.

(In Thousands)	As Reported Under ASC 326 January 1, 2023	Pre-ASC 326 Adoption December 31, 2022	Impact of ASC 326 Adoption
Allowance for credit losses on loans	$5,301	$4,952	$349
Allowance for credit losses on off-balance sheet exposures (included in other liabilities)	45	—	45
Deferred tax asset, net	1,123	1,040	83
Retained earnings	55,478	55,789	(311)

On January 1, 2023, the Company adopted ASU No. 2022-02, Financial Instruments-Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures, which eliminated the accounting guidance on troubled debt restructurings (“TDRs”) by creditors that have adopted the CECL model and enhances disclosure requirements for certain loan refinancing and restructurings by creditors made to borrowers experiencing financial difficulty. The ASU also amended the guidance on “vintage disclosures” to require disclosure of current-period gross charge-offs by year of origination. The Company adopted the ASU’s provisions using the modified retrospective method in conjunction with the CECL adoption. The adoption of ASU 2022-02 did not have a material impact on the Company’s consolidated financial statements.

Accounting Policies

The Company’s significant accounting policies followed in the preparation of the unaudited consolidated financial statements are disclosed in Note 1 of the audited consolidated financial statements and notes for the year ended December 31, 2022. There have been no significant changes to the application of significant accounting policies since December 31, 2022, except for the following:

Allowance for Credit Losses – Available-for-Sale Debt Securities

For available-for-sale debt securities, management evaluates all investments in an unrealized loss position on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. If the Company has the intent to sell the security or it is more likely than not that the Company will be required to sell the security, an allowance for credit losses is recorded.

If either of the above criteria is not met, the Company evaluates whether the decline in fair value is the result of credit losses or other factors. The Company has elected the practical expedient of zero credit loss estimates for securities issued or guaranteed by U.S. Government entities or agencies. In making the credit loss assessment of securities not issued or guaranteed by U.S. Government entities or agencies, the Company may consider various factors including the extent to which fair value is less than amortized cost, performance on any underlying collateral, downgrades in the ratings of the security by a rating agency, the failure of the issuer to make scheduled interest or principal payments and adverse conditions specifically related to the security. If the assessment indicates that a credit loss exists, the present value of cash flows expected to be collected are compared to the amortized cost basis of the security and any excess is recorded as an allowance for credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any amount of unrealized loss that has not been recorded through an allowance for credit loss is recognized in other comprehensive income.

Changes in the allowance for credit losses are recorded as provision for (or reversal of) credit loss expense. Losses are charged against the allowance for credit losses when management believes an available-for-sale debt security is confirmed to be uncollectible or when either of the criteria regarding intent or requirement to sell is met. At March 31, 2023, there was no allowance for credit losses related to the available-for-sale portfolio.

Accrued interest receivable on available-for-sale debt securities totaled $612,000 at March 31, 2023 and was excluded from the estimate of credit losses.

Allowance for Credit Losses on Loans

The allowance for credit losses is a valuation account that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans. Loans are charged off against the allowance when management believes the uncollectibility of a loan balance is confirmed. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off.

The allowance for credit losses represents management’s estimate of lifetime credit losses inherent in loans as of the balance sheet date. The allowance for credit losses is estimated by management using relevant available information, from both internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts.

Accrued interest receivable on loans totaled $1,433,000 at March 31, 2023 and was excluded from the estimate of credit losses.

The allowance for credit losses (“ACL”) includes two primary components: (i) an allowance established on loans which share similar risk characteristics collectively evaluated for credit losses (collective basis), and (ii) an allowance established on loans which do not share similar risk characteristics with any loan segment and which are individually evaluated for credit losses (individual basis).

Loans evaluated on an individual basis are identified based on a detailed assessment of loan relationships, and their related credit risk ratings. The allowance will be determined on an individual basis using the present value of expected cash flows or, for collateral-dependent loans, the fair value of the collateral as of the reporting date, less estimated selling costs, as applicable. If the fair value of the collateral is less than the amortized cost basis of the loan, the Company will charge off the difference between the fair value of the collateral, less costs to sell at the reporting date and the amortized cost basis of the loan.

The Company measures expected credit losses for loans on a pooled basis when similar risk characteristics exist. The Company has identified the following portfolio segments and calculates the allowance for credit losses for each using the vintage method:

Residential mortgage:

Residential mortgage loans - first liens

Residential mortgage loans - junior liens

Home equity lines of credit

1-4 Family residential construction

Commercial:

Commercial loans secured by real estate

Commercial and industrial

Political subdivisions

Commercial construction and land

Loans secured by farmland

Multi-family (5 or more) residential

Agricultural loans

Other commercial loans

Consumer

In determining the pools for collective evaluation, management used a combination of loan purpose, collateral and payment type (for example, lines of credit vs. amortizing) as well as weighted average lives. The pools identified are the same as the loan classes used in Company’s financial reporting.

Estimation Method—Vintage

The vintage methodology under CECL measures the expected loss calculation for future periods based on historical performance by the origination period of loans with similar life cycles and risk characteristics. Loans are included in tracking historical losses in the period in which they originated. Upon renewal of a loan, a new vintage is created.

Loss rates applied in the Company’s vintage methodology start with historical loss rates for each vintage. Loss rates for future periods are based upon historical trends as well as factoring in any changes for current conditions and reasonable and supportable forecast periods, where these periods are different. When future years are no longer reasonably forecastable, loss rates are reverted to adjusted historical averages. To determine the ACL the

Company applies the expected loss rates determined from the historical loss rates adjusted for qualitative and forecast factors for each vintage to the origination balance of each vintage pool as of the reporting date and sum the totals for each vintage to determine the current expected loss.

Qualitative Factors

The allowance for credit losses calculation includes subjective adjustments for qualitative risk factors that are deemed likely to cause estimated credit losses to differ from historical experience. These qualitative adjustments generally increase allowance levels and include adjustments for factors deemed relevant, including: lending policies and procedures; economic conditions; nature and volume of the portfolio and terms of loans; experience, ability and depth of lending management and staff; volume and severity of past due, classified and nonaccrual loans; loan review; underlying collateral; concentrations of credit, and; other external factors and conditions not already captured.

Allowance for Credit Losses on Off-Balance Sheet Exposures

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for off-balance sheet loan commitments is represented by the contractual amount of those instruments. Such financial instruments are recorded when they are funded.

The Company records an allowance for credit losses on off-balance sheet credit exposures, unless the commitments to extend credit are unconditionally cancelable, through a charge to provision for unfunded commitments in the Company’s statement of income. The allowance for credit losses on off-balance sheet credit exposures is estimated by loan segment at each balance sheet date under the current expected credit loss model, taking into consideration the likelihood that funding will occur. The allowance for off-balance sheet exposures is included in other liabilities in the Company’s unaudited consolidated balance sheet and the related credit loss expense is recorded in the unaudited consolidated statement of income.

NOTE 3 – SECURITIES

The amortized cost, gross unrealized gains and losses, and fair value of securities are as follows at March 31, 2023 and December 31, 2022:

	March 31, 2023
(In Thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
State and political securities	$81,592	$7	$(10,558)	$71,041
Mortgage-backed securities	23,180	2	(3,004)	20,178
Collateralized mortgage obligations	11,835	1	(1,543)	10,293
Other debt securities	300	—	(27)	273

Total debt securities	116,907	10	(15,132)	101,785
Marketable equity securities	375	—	(45)	330
Restricted investment in bank stocks	3,416	—	—	3,416

Total investment securities	$120,698	$10	$(15,177)	$105,531

	December 31, 2022
(In Thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
State and political securities	$81,932	$1	$(13,053)	$68,880
Mortgage-backed securities	23,466	3	(3,368)	20,101
Collateralized mortgage obligations	11,602	—	(1,726)	9,876
Other debt securities	300	—	(17)	283

Total debt securities	117,300	4	(18,164)	99,140
Marketable equity securities	375	8	—	383
Restricted investment in bank stocks	3,346	—	—	3,346

Total investment securities	$121,021	$12	$(18,164)	$102,869

The amortized cost and fair value of debt securities at March 31, 2023, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(In Thousands)	Amortized Cost	Fair Value
Due in one year or less	$765	$763
Due after 1 year to 5 years	4,611	4,443
Due after 5 years to 10 years	14,268	13,011
Due after 10 years	62,248	53,097

Sub-total	81,892	71,314
Mortgage-backed securities	23,180	20,178
Collateralized mortgage obligations	11,835	10,293

Total debt securities	$116,907	$101,785

The Company’s mortgage-backed securities and collateralized mortgage obligations have stated maturities that may differ from actual maturities due to borrowers’ ability to prepay obligations. Cash flows from such investments are dependent upon the performance of the underlying mortgage loans and are generally influenced by the level of interest rates. In the table above, mortgage-backed securities and collateralized mortgage obligations are shown in one period.

Investment securities with a carrying value of approximately $40,876,000 and $43,683,000 at March 31, 2023 and December 31, 2022, respectively, were pledged to secure public funds and certain other deposits and for other purposes as provided by law.

The following tables show gross unrealized losses and fair values, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at March 31, 2023 and December 31, 2022.

	March 31, 2023
	Less than 12 Months		12 Months or Greater		Total
(In Thousands)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
State and political securities	$8,040	$(130)	$62,434	$(10,428)	$70,474	$(10,558)
Mortgage-backed securities	3,534	(98)	16,340	(2,906)	19,874	(3,004)
Collateralized mortgage obligations	1,151	(24)	8,665	(1,519)	9,816	(1,543)
Other debt securities	90	(10)	183	(17)	273	(27)

	$12,815	$(262)	$87,622	$(14,870)	$100,437	$(15,132)

	December 31, 2022
	Less than 12 Months		12 Months or Greater		Total
(In Thousands)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
State and political securities	$29,121	$(3,652)	$39,475	$(9,401)	$68,596	$(13,053)
Mortgage-backed securities	7,929	(679)	11,709	(2,689)	19,638	(3,368)
Collateralized mortgage obligations	4,163	(332)	5,713	(1,394)	9,876	(1,726)
Other debt securities	—	—	183	(17)	183	(17)

	$41,213	$(4,663)	$57,080	$(13,501)	$98,293	$(18,164)

A summary of information management considered in evaluating debt and equity securities for credit losses at March 31, 2023 and December 31, 2022 is provided below.

Debt Securities

As reflected in the table above, gross unrealized holding losses on available-for-sale debt securities totaled $15,132,000 at March 31, 2023 and $18,164,000 at December 31, 2022. At March 31, 2023, the Company does not have the intent to sell, nor is it more likely than not it will be required to sell, these securities before it is able to recover the amortized cost basis. The unrealized holding losses were consistent with significant increases in market interest rates that occurred in 2022.

At March 31, 2023 and December 31, 2022, management performed an assessment for possible credit losses of the Company’s debt securities on an issue-by-issue basis, relying on information obtained from various sources, including publicly available financial data, ratings by external agencies, brokers and other sources. At March 31, 2023 and December 31, 2022, all of the Company’s holdings of obligations of states and political subdivisions were investment grade and there have been no payment defaults.

Based on the results of the assessment, there was no ACL required on available-for-sale debt securities in an unrealized loss position at March 31, 2023. There was no other-than-temporary-impairment on available-for-sale debt securities in an unrealized loss position at December 31, 2022.

Equity Securities

The Bank is a member of the Federal Home Loan Bank of Pittsburgh (FHLB-Pittsburgh), which is one of 11 regional Federal Home Loan Banks. As a member, the Bank is required to purchase and maintain stock in FHLB-Pittsburgh. There is no active market for FHLB-Pittsburgh stock, and it must ordinarily be redeemed by FHLB-Pittsburgh in order to be liquidated. The Bank’s investment in FHLB-Pittsburgh stock was $3,351,000 at March 31, 2023 and $3,281,000 at December 31, 2022. The Company evaluated its holding of FHLB-Pittsburgh stock for impairment and deemed the stock to not be impaired at March 31, 2023 and December 31, 2022. In making this determination, management concluded that recovery of total outstanding par value, which equals the carrying value, is expected. The decision was based on review of financial information that FHLB-Pittsburgh has made publicly available.

The Company has marketable equity securities with a carrying value of $383,000 at March 31, 2023 and $409,000 at December 31, 2022, consisting exclusively of preferred stock of another financial institution. There was an unrealized loss of $45,000 at March 31, 2023 and an unrealized gain of $8,000 at December 31, 2022. Changes in the unrealized gains or losses on these securities are included in other noninterest income in the consolidated statement of income.

NOTE 4 – LOANS AND ALLOWANCE FOR CREDIT LOSSES

The loans receivable portfolio is segmented into residential mortgage, commercial and consumer loans. Loans outstanding at March 31, 2023 and December 31, 2022 are summarized by segment, and by classes within each segment, as follows:

(In Thousands)	March 31, 2023	December 31, 2022
Residential mortgage:
Residential mortgage loans—first liens	$223,550	$220,586
Residential mortgage loans—junior liens	11,353	11,222
Home equity lines of credit	51,273	51,036
1-4 Family residential construction	22,401	23,558

Total residential mortgage	308,577	306,402

Commercial:
Commercial loans secured by real estate	97,822	89,838
Commercial and industrial	31,757	30,346
Political subdivisions	8,886	9,275
Commercial construction and land	1,562	1,182
Loans secured by farmland	11,080	12,252
Multi-family (5 or more) residential	24,819	23,965
Agricultural loans	1,436	1,320
Other commercial loans	632	299

Total commercial	177,994	168,477

Consumer	10,604	10,835

Gross loans	497,175	485,714
Allowance for credit losses	(5,371)	(4,952)

Loans, net	$491,804	$480,762

The following table summarizes the activity related to the allowance for credit losses for the three months ended March 31, 2023 under the CECL methodology.

(In Thousands)	Balance, December 31, 2022	Adoption of CECL	Charge-offs	Recoveries	Provision (Credit)	Balance, March 31, 2023
Residential mortgage:
Residential mortgage loans—first liens	$2,110	$(1,095)	$—	$—	$57	$1,072
Residential mortgage loans—junior liens	108	(34)	—	—	5	79
Home equity lines of credit	453	(97)	—	—	(15)	341
1-4 Family residential construction	226	(130)	—	—	(24)	72

Total residential mortgage	2,897	(1,356)	—	—	23	1,564

Commercial:					—
Commercial loans secured by real estate	997	548	—	—	61	1,606
Commercial and industrial	336	657	—	1	1	995
Political subdivisions	56	(42)	—	—	(1)	13
Commercial construction and land	13	8	—	—	11	32
Loans secured by farmland	136	(89)	—	—	(11)	36
Multi-family (5 or more) residential	266	267	—	—	(1)	532
Agricultural loans	14	(8)	—	—	(1)	5
Other commercial loans	3	(2)	—	—	1	2

Total commercial	1,821	1,339	—	1	60	3,221

Consumer	128	245	(6)	—	(5)	362
Unallocated	106	121	—	—	(3)	224

Total	$4,952	$349	$(6)	$1	$75	$5,371

Prior to the adoption of ASC 326 on January 1, 2023, the Company calculated the allowance for loan losses under the incurred loss methodology. The following table is disclosed related to the allowance for loan losses in prior periods.

(In Thousands)	Balance, December 31, 2021	Charge-offs	Recoveries	Provision (Credit)	Balance, March 31, 2022
Residential mortgage:
Residential mortgage loans—first liens	$1,943	$—	$—	$39	$1,982
Residential mortgage loans—junior liens	111	—	—	(5)	106
Home equity lines of credit	416	—	—	33	449
1-4 Family residential construction	175	—	—	(20)	155

Total residential mortgage	2,645	—	—	47	2,692

Commercial:
Commercial loans secured by real estate	810	—	—	87	897
Commercial and industrial	541	—	1	(203)	339
Political subdivisions	22	—	—	(2)	20
Commercial construction and land	—	—	—	104	104
Loans secured by farmland	147	—	—	(10)	137
Multi-family (5 or more) residential	242	—	—	4	246
Agricultural loans	18	—	—	(3)	15
Other commercial loans	5	—	—	—	5

Total commercial	1,785	—	1	(23)	1,763

Consumer	111	(23)	1	22	111
Unallocated	197	—	—	29	226

Total	$4,738	$(23)	$2	$75	$4,792

The following table is a summary of the Company’s nonaccrual loans by major categories for the periods indicated.

	March 31, 2023			December 31, 2022
(dollars in thousands)	Nonaccrual Loans with No Allowance	Nonaccrual Loans with an Allowance	Total Nonaccrual Loans	Nonaccrual Loans
Residential mortgage	$723	$150	$873	$802
Commercial	—	—	—	—
Consumer	—	—	—	—

Total	$723	$150	$873	$802

The Company recognized $13,000 of interest income on nonaccrual loans during the three months ended March 31, 2023. All nonaccrual loans as of March 31, 2023 and December 31, 2022 were collateral-dependent and were collateralized by real estate.

The following table presents an analysis of past due loans as of March 31, 2023 and December 31, 2022:

	March 31, 2023
(In Thousands)	Current	30-89 Days Past Due	90+ Days Past Due	Total Loans	90+ Days & Accruing
Residential mortgage:
Residential mortgage loans—first liens	$221,577	$1,625	$348	$223,550	$—
Residential mortgage loans—junior liens	11,096	242	15	11,353	15
Home equity lines of credit	51,161	112	—	51,273	—
1-4 Family residential construction	22,401	—	—	22,401	—

Total residential mortgage	306,235	1,979	363	308,577	15

Commercial:
Commercial loans secured by real estate	97,417	405	—	97,822	—
Commercial and industrial	31,703	50	4	31,757	4
Political subdivisions	8,886	—	—	8,886	—
Commercial construction and land	1,562	—	—	1,562	—
Loans secured by farmland	11,080	—	—	11,080	—
Multi-family (5 or more) residential	24,819	—	—	24,819	—
Agricultural loans	1,436	—	—	1,436	—
Other commercial loans	632	—	—	632	—

Total commercial	177,535	455	4	177,994	4

Consumer	10,565	22	17	10,604	17

Total	$494,335	$2,456	$384	$497,175	$36

	December 31, 2022
(In Thousands)	Current	30-89 Days Past Due	90+ Days Past Due	Total Loans	90+ Days & Accruing
Residential mortgage:
Residential mortgage loans—first liens	$218,082	$1,885	$619	$220,586	$212
Residential mortgage loans—junior liens	11,079	143	—	11,222	—
Home equity lines of credit	50,653	383	—	51,036	—
1-4 Family residential construction	23,558	—	—	23,558	—

Total residential mortgage	303,372	2,411	619	306,402	212

Commercial:
Commercial loans secured by real estate	89,838	—	—	89,838	—
Commercial and industrial	30,187	159	—	30,346	—
Political subdivisions	9,275	—	—	9,275	—
Commercial construction and land	1,182	—	—	1,182	—
Loans secured by farmland	12,252	—	—	12,252	—
Multi-family (5 or more) residential	23,965	—	—	23,965	—
Agricultural loans	1,320	—	—	1,320	—
Other commercial loans	299	—	—	299	—

Total commercial	168,318	159	—	168,477	—

Consumer	10,768	62	5	10,835	5

Total	$482,458	$2,632	$624	$485,714	$217

Credit Quality Indicators

The Company categorized loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends and other factors. The Company analyzes loans individually to classify the loans as to credit risk. Management uses a nine-point internal risk rating system to monitor the credit quality of the overall loan portfolio. The first five categories are considered not criticized, and are aggregated as Pass rated. The criticized rating categories utilized by management generally follow bank regulatory definitions. Special Mention loans have potential weaknesses that, if left uncorrected, may result in deterioration of the repayment prospects or in the Bank’s credit position at some future date. Substandard loans have well-defined weaknesses that jeopardize the liquidation of the debt, and have a distinct possibility that some loss will be sustained if the weaknesses are not corrected. Doubtful loans exhibit the same weaknesses found in the Substandard loans; however, the weaknesses are more pronounced. Such loans are static and collection in full is improbable. However, these loans are not yet rated as loss because certain events may occur which would salvage the debt. Loans classified Loss are considered uncollectible and charge-off is imminent.

To help ensure that risk ratings are accurate and reflect the present and future capacity of borrowers to repay a loan as agreed, the Bank has a loan rating process with layers of internal and external oversight. Generally, residential mortgage and consumer loans are included in the pass category unless a specific action, such as bankruptcy, repossession, death, or significant delay in payment occurs to raise awareness of a possible credit event. An annual external loan review of large business relationships is performed, as well as a sample of smaller transactions.

Based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

(In Thousands)	Term Loans by Year of Origination
	2023	2022	2021	2020	2019	Prior	Revolving	Total
Residential mortgage loans—first liens
Pass	$8,358	$45,239	$35,288	$36,858	$16,713	$79,548	$829	$222,833
Substandard	—	—	95	—	134	488	—	717

Total residential mortgage loans—first liens	$8,358	$45,239	$35,383	$36,858	$16,847	$80,036	$829	$223,550

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

Residential mortgage loans—junior liens
Pass	$838	$756	$1,334	$593	$717	$7,115	$—	$11,353
Substandard	—	—	—	—	—	—	—	—

Total residential mortgage loans—junior liens	$838	$756	$1,334	$593	$717	$7,115	$—	$11,353

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

Home equity lines of credit
Pass	$—	$—	$—	$—	$—	$—	$51,157	$51,157
Substandard	—	—	—	—	—	—	116	116

Total home equity lines of credit	$—	$—	$—	$—	$—	$—	$51,273	$51,273

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

1-4 residential construction
Pass	$278	$8,824	$7,359	$5,700	$—	$240	$—	$22,401
Substandard	—	—	—	—	—	—	—	—

Total 1-4 family residential construction	$278	$8,824	$7,359	$5,700	$—	$240	$—	$22,401

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

Commercial loans secured by real estate
Pass	$5,718	$23,582	$29,893	$6,903	$7,297	$19,674	$4,350	$97,417
Substandard	—	—	—	—	—	405	—	405

Total commercial loans secured by real estate	$5,718	$23,582	$29,893	$6,903	$7,297	$20,079	$4,350	$97,822

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

Commercial and industrial
Pass	$1,774	$6,417	$9,689	$2,826	$725	$1,460	$8,392	$31,283
Substandard	—	—	—	—	—	474	—	474

Total commercial and industrial	$1,774	$6,417	$9,689	$2,826	$725	$1,934	$8,392	$31,757

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

Political subdivisions
Pass	$—	$6,341	$—	$23	$50	$2,105	$367	$8,886
Substandard	—	—	—	—	—	—	—	—

Total political subdivisions	$—	$6,341	$—	$23	$50	$2,105	$367	$8,886

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

Commercial construction and land
Pass	$110	$280	$326	$58	$—	$—	$788	$1,562
Substandard	—	—	—	—	—	—	—	—

Total commercial construction and land	$110	$280	$326	$58	$—	$—	$788	$1,562

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

Loans secured by farmland
Pass	$—	$837	$41	$1,204	$174	$8,346	$478	$11,080
Substandard	—	—	—	—	—	—	—	—

Total loans secured by farmland	$—	$837	$41	$1,204	$174	$8,346	$478	$11,080

(In Thousands)	Term Loans by Year of Origination
	2023	2022	2021	2020	2019	Prior	Revolving	Total
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

Multi-family (5 or more) residential
Pass	$594	$5,009	$9,550	$1,694	$294	$5,910	$85	$23,136
Substandard	—	—	—	—	—	1,565	118	1,683

Total multi-family (5 or more) residential	$594	$5,009	$9,550	$1,694	$294	$7,475	$203	$24,819

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

Agricultural loans
Pass	$—	$272	$132	$325	$192	$5	$510	$1,436
Substandard	—	—	—	—	—	—	—	—

Total agricultural loans	$—	$272	$132	$325	$192	$5	$510	$1,436

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

Other commercial loans
Other commercial loans	$—	$289	$29	$92	$47	$90	$85	$632
Substandard	—	—	—	—	—	—	—	—

Total other commercial loans	$—	$289	$29	$92	$47	$90	$85	$632

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

Consumer
Pass	$784	$2,770	$2,367	$1,164	$539	$244	$2,736	$10,604
Substandard	—	—	—	—	—	—	—	—

Total consumer loans	$784	$2,770	$2,367	$1,164	$539	$244	$2,736	$10,604

Current period gross charge-offs	$—	$4	$—	$1	$—	$1	$—	$6

Total
Pass	$18,454	$100,616	$96,008	$57,440	$26,748	$124,737	$69,777	$493,780
Substandard	—	—	95	—	134	2,932	234	3,395

Total loans	$18,454	$100,616	$96,103	$57,440	$26,882	$127,669	$70,011	$497,175

Total current period gross charge-offs	$—	$4	$—	$1	$—	$1	$—	$6

The Company had no loans classified as special mention, doubtful or loss at March 31, 2023.

Credit quality indicators are as follows at December 31, 2022:

(In Thousands)	Pass	Special Mention	Substandard	Total
Residential mortgage:
Residential mortgage loans—first liens	$219,821	$—	$765	$220,586
Residential mortgage loans—junior liens	11,222	—	—	11,222
Home equity lines of credit	50,919	—	117	51,036
1-4 Family residential construction	23,558	—	—	23,558

Total residential mortgage	305,520	—	882	306,402

Commercial:
Commercial loans secured by real estate	89,433	—	405	89,838
Commercial and industrial	29,866	—	480	30,346
Political subdivisions	9,275	—	—	9,275
Commercial construction and land	1,182	—	—	1,182
Loans secured by farmland	12,252	—	—	12,252
Multi-family (5 or more) residential	21,250	—	2,715	23,965
Agricultural loans	1,320	—	—	1,320
Other commercial loans	299	—	—	299

Total commercial	164,877	—	3,600	168,477

Consumer	10,835	—	—	10,835

Total	$481,232	$—	$4,482	$485,714

The allowance for credit losses incorporates an estimate of lifetime expected credit losses and is recorded on each asset upon asset origination. The starting point for the estimate of the allowance for credit losses is historical loss information, which includes losses from modifications of receivables to borrowers experiencing financial difficulty. An assessment of whether a borrower is experiencing financial difficulty is made on the date of a modification.

Because the effect of most modifications made to borrowers experiencing financial difficulty, such as extensions of terms, insignificant payment delays and interest rate reductions, is already included in the allowance for credit losses because of the measurement methodologies used to estimate the allowance, a change to the allowance for credit losses is generally not recorded upon modification.

Occasionally, the Company modifies loans to borrowers in distress by providing an other-than-insignificant payment delay. There were no loans modified to borrowers experiencing financial difficulty during the first quarter 2023. The Company has not committed to lending any additional amounts on loans modified to borrowers experiencing financial difficulty at March 31, 2023.The Company experienced no payment defaults during the first quarter 2023 on loans modified to borrowers experiencing financial difficulty.

NOTE 5 – BORROWINGS

SHORT-TERM BORROWINGS

Short-term borrowings include repurchase agreements with customers and advances from the FHLB. As of March 31, 2023, the Bank was approved by the FHLB for borrowings of up to $241,195,000 of which $39,600,000 was outstanding in the form of advances and the FHLB had issued letters of credit on the Bank’s behalf totaling $48,650,000 against its borrowing capacity. Advances from the FHLB are secured by qualifying assets of the Bank. In addition to the outstanding balances noted below, the Bank also has additional lines of credit totaling $5,000,000 available from a correspondent bank other than the FHLB. The outstanding balances of short-term borrowings are summarized as follows:

(In Thousands)	March 31, 2023	December 31, 2022
FHLB-Pittsburgh borrowings	$19,183	$25,368
Customer repurchase agreements	2,599	2,001

Total short-term borrowings	$21,782	$27,369

The weighted average rate paid by the Company on customer repurchase agreements was 2.25% at March 31, 2023 and 1.40% at December 31, 2022. The carrying value of the underlying securities was $3,595,000 at March 31, 2023 and $2,278,000 at December 31, 2022.

At March 31, 2023, short-term FHLB-Pittsburgh borrowings were composed of overnight borrowings of $13,975,000 at an interest rate of 5.15%, as well as a short-term advance of $5,208,000 at an interest rate of 5.10%. At December 31, 2022, short-term FHLB-Pittsburgh borrowings were composed of overnight borrowings of $13,910,000 at an interest rate of 4.45%, as well as a short-term advance of $11,458,000 at a weighted average interest rate of 4.48%.

LONG-TERM BORROWINGS – FHLB ADVANCES

Long-term borrowings from FHLB-Pittsburgh are as follows:

(In Thousands)	March 31, 2023	December 31, 2022
Loans maturing in 2024 with a weighted-average rate of 5.30%	$10,209	$—
Loans maturing in 2025 with a weighted-average rate of 4.98%	10,208	—

Total long-term FHLB-Pittsburgh borrowings	$20,417	$—

NOTE 6 – FAIR VALUE

The following disclosures show the hierarchal disclosure framework associated with the level of pricing observations utilized in measuring assets and liabilities at fair value. The three broad levels of pricing observations are as follows:

Level I:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level II:	Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities includes items for which quoted prices are available but traded less frequently, and items that are fair valued using other financial instruments, the parameters of which can be directly observed.

Level III:	Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

This hierarchy requires the use of observable market data when available.

The following tables present the assets reported on the Consolidated Balance Sheet at their fair value on a recurring basis as of March 31, 2023 and December 31, 2022, by level within the fair value hierarchy. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	March 31, 2023
(In Thousands)	Level I	Level II	Level III	Total
Available-for-sale debt securities:
State and political securities	$—	$71,041	$—	$71,041
Mortgage-backed securities	—	$20,178	—	20,178
Collateralized mortgage obligations	—	$10,293	—	10,293
Other debt securities	—	$273	—	273

Total	$—	$101,785	$—	$101,785

Marketable equity securities	$330	$—	$—	$330

	December 31, 2022
(In Thousands)	Level I	Level II	Level III	Total
Available-for-sale debt securities:
State and political securities	$—	$68,880	$—	$68,880
Mortgage-backed securities	—	20,101	—	20,101
Collateralized mortgage obligations	—	9,876	—	9,876
Other debt securities	—	283	—	283

Total	$—	$99,140	$—	$99,140

Marketable equity securities	$383	$—	$—	$383

The following table presents the assets reported on the balance sheet at their fair value on a non-recurring basis as of March 31, 2023 and December 31, 2022, by level within the fair value hierarchy. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	March 31, 2023
(In Thousands)	Level I	Level II	Level III	Total
Loans individually evaluated for credit loss	$—	$—	$141	$141

	December 31, 2022
(In Thousands)	Level I	Level II	Level III	Total
Impaired loans	$—	$—	$617	$617

The following table provides a listing of significant unobservable inputs used in the fair value measurement process for items valued utilizing level III techniques as of March 31, 2023 and December 31, 2022:

	March 31, 2023
	Quantitative Information about Level III Fair Value Measurements
(In Thousands)	Fair Value Estimate	Valuation Technique	Unobservable Input	Amount	Weighted Average
Loans individually evaluated for credit loss	$141	Appraisal of collateral	Discount to appraised value	20%	20%

	December 31, 2022
	Quantitative Information about Level III Fair Value Measurements
(In Thousands)	Fair Value Estimate	Valuation Technique	Unobservable Input	Amount	Weighted Average
Impaired loan	$142	Appraisal of collateral	Discount to appraised value	26%	26%
Impaired loan	475	Discounted cash flows	Discount rate	5%	5%

The significant unobservable input used in the fair value measurement of the Company’s impaired loans using the appraisal of collateral valuation technique include appraisal adjustments, which are adjustments to appraisals by management for qualitative factors such as economic conditions and estimated liquidation expenses.

The estimated fair values, and related carrying amounts, of the Company’s financial instruments that are not recorded at fair value in the consolidated financial statements at March 31, 2023 and December 31, 2022 are as follows:

	March 31, 2023
(In Thousands)	Carrying Value	Fair Value	Level I	Level II	Level III
Financial assets:
Cash and cash equivalents	$8,188	$8,188	$8,188	$—	$—
Interest-bearing time deposits	989	970	—	970	—
Restricted equity securities	3,416	3,416	—	3,416	—
Loans, net	491,804	470,843	—	—	470,843
Accrued interest receivable	2,051	2,051	—	2,051	—
Mortgage servicing rights	472	930	—	—	930
Financial liabilities:
Interest-bearing deposits	441,023	373,315	—	199,824	173,491
Noninterest-bearing deposits	111,073	111,073	—	111,073	—
Short-term borrowings	21,782	21,782	—	21,782	—
Long-term borrowings	20,417	20,395	—	—	20,395
Accrued interest payable	725	725	—	725	—

	December 31, 2022
(In Thousands)	Carrying Value	Fair Value	Level I	Level II	Level III
Financial assets:
Cash and cash equivalents	$6,424	$6,424	$6,424	$—	$—
Interest-bearing time deposits	989	972	—	972	—
Restricted equity securities	3,346	3,346	—	3,346	—
Loans, net	480,762	458,147	—	—	458,147
Accrued interest receivable	2,086	2,086	—	2,086	—
Mortgage servicing rights	488	962	—	—	962
Financial liabilities:
Interest-bearing deposits	444,700	378,697	—	240,309	138,388
Noninterest-bearing deposits	106,913	106,913	—	106,913	—
Short-term borrowings	27,369	27,369	—	27,369	—
Accrued interest payable	366	366	—	366	—

Annex A

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Amendment to Agreement and Plan of Merger (this “Amendment”) is made as of June 21, 2023, by and between CCFNB Bancorp, Inc., a Pennsylvania corporation having its administrative headquarters at 232 East Street, Bloomsburg, Pennsylvania 17815 (“CCFNB”), and Muncy Bank Financial, Inc., a Pennsylvania corporation having its administrative headquarters at 2 North Main Street, Muncy, Pennsylvania 17756 (“MBF”).

BACKGROUND:

CCFNB and MBF entered into that certain Agreement and Plan of Merger dated April 17, 2023 (the “Agreement”), providing for the merger (the “Merger”) of MBF with and into CCFNB, with CCFNB surviving (the “Surviving Corporation”), and further providing for the merger (the “Bank Merger”) of The Muncy Bank and Trust Company, a Pennsylvania bank and trust company and wholly owned subsidiary of MBF (“Muncy Bank”), with and into First Columbia Bank & Trust Co., a Pennsylvania bank and trust company and wholly owned subsidiary of CCFNB (“First Columbia Bank”), with First Columbia Bank surviving (the “Surviving Bank”). In connection with the Bank Merger, Muncy Bank and First Columbia Bank have entered into that certain Bank Plan of Merger dated April 17, 2023 (the “Bank Merger Agreement”).

The Agreement provides that the post-merger name of the Surviving Corporation in the Merger, shall be “CCFNB Bancorp, Inc.,” and that the post-merger name of the Surviving Bank in the Bank Merger shall be “Muncy Columbia Bank.”

CCFNB and MBF have subsequently determined and agreed that the post-merger name of the Surviving Corporation in the Merger, shall be “Muncy Columbia Financial Corporation,” and that the post-merger name of the Surviving Bank in the Bank Merger shall be “Journey Bank.”

CCFNB and MBF desire to amend the Agreement to provide that the post-merger name of the Surviving Corporation in the Merger, shall be “Muncy Columbia Financial Corporation,” and that the post-merger name of the Surviving Bank in the Bank Merger shall be “Journey Bank,” and to provide for certain other amendments as set forth in this Amendment including, without limitation:

(i) amending Section 1.5 of the Agreement to expressly provide that the Bank Merger is to occur on the Effective Date as intended by CCFNB and MBF;

(ii) making it clear that dissenters’ rights are available only to MBF shareholders;

(iii) clarifying Robert J. Glunk’s title as an officer of the Surviving Corporation;

(iv) providing for the fees to be paid to directors of the Surviving Corporation and the Surviving Bank; and

(v) revising the form of the Bank Merger Agreement to provide for the “Journey Bank” post-Bank Merger name.

WITNESSETH:

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the Parties hereby agree as follows:

1. Definitions. Capitalized terms used herein shall have the respective meanings given in the Agreement, unless a different meaning is given herein or the context clearly requires otherwise.

2. Amendment of Section 1.2. Section 1.2 of the Agreement is hereby amended to read in its entirety as follows:

“1.2 Name. The name of the Surviving Corporation shall be ‘Muncy Columbia Financial Corporation.’ The address of the principal office of the Surviving Corporation will be the address of CCFNB at the Effective Time, 232 East Street, Bloomsburg, Pennsylvania 17815.”

3. Amendment of Section 1.5. Section 1.5 of the Agreement is hereby amended to read in its entirety as follows:

“1.5 Bank Merger. Subject to the terms and conditions of the Bank Merger Agreement, on the Effective Date Muncy Bank shall merge with and into First Columbia Bank pursuant to the provisions of the Applicable Banking Law, whereupon the separate existence of Muncy Bank shall cease, and First Columbia Bank shall be the surviving bank (hereinafter sometimes referred to as the ‘Surviving Bank’).”

4. Amendment of Section 1.6. Section 1.6 of the Agreement is hereby amended to read in its entirety as follows:

“1.6 Surviving Bank Name. The name of the Surviving Bank shall be ‘Journey Bank.’ The address of the principal executive office of the Surviving Bank will be the address of First Columbia Bank at the Effective Time, 232 East Street, Bloomsburg, Pennsylvania, 17815.”

5. Amendment of Section 2.6. Section 2.6 of the Agreement is hereby amended to read in its entirety as follows:

“2.6 Dissenters’ Rights. Pursuant to Applicable Corporate Law, the shareholders of MBF shall be entitled to exercise dissenters’ rights.”

6. Amendment of Section 6.14. Section 6.14 of the Agreement is hereby amended to read in its entirety as follows:

“6.14 Executive Officers. At the Effective Time, Lance O. Diehl will become Chairman, President and Chief Executive Officer of the Surviving Corporation and Executive Chairman of the Surviving Bank. At the Effective Time, Robert J. Glunk will become Senior Executive Vice President and Chief Operating Officer of the Surviving Corporation and President and Chief Executive Officer of the Surviving Bank.”

7. Amendment of Section 6.15. Section 6.15 of the Agreement is hereby amended to read in its entirety as follows:

“6.15 Directors of the Surviving Corporation. As of the Effective Time, each of the then serving members of MBF’s board of directors shall be appointed to CCFNB’s board of directors, subject only to any applicable regulatory approvals, to the classes and for the respective terms specified in Schedule 6.15. Subject to applicable legal requirements and director qualification requirements contained in the CCFNB bylaws or in a written policy adopted by the CCFNB board of directors after the Effective Date, CCFNB shall nominate each former MBF director who has not agreed to resign in his or her respective Voting Agreement and who is then serving on the board of the Surviving Corporation for at least one additional full term (an “Additional Term”) and shall recommend to the CCFNB shareholders that they vote for such nominee. Subject to applicable legal requirements and director qualification requirements contained in the CCFNB bylaws or in a written policy adopted by the CCFNB board of directors after the Effective Date, if any former MBF director appointed to CCFNB’s board of directors cannot or does not serve out their full initial term or Additional Term, the person nominated by the CCFNB board of directors to fill such vacancy shall be selected by the former MBF directors who are then continuing to serve on the CCFNB board of directors; provided, however, that this sentence shall not apply with respect to vacancies created by the resignations of former MBF directors from the CCFNB board of directors as contemplated by Section 6.16. Director fees for non-employee directors will be as follows: (i) $1,550 per month retainer fee; (ii) $700 per month board fee; (iii) $350 per committee meeting fee; (iv) $450 per special meeting fee; and (v) $600 per meeting committee chair fee in lieu of the standard committee meeting fee.”

8. Amendment of Section 7.3. Section 7.3 of the Agreement is hereby amended by the deletion of paragraph (e) therefrom in its entirety.

9. Amendment of Exhibit A. Exhibit A to the Agreement, the form of Bank Merger Agreement, is hereby amended to read in its entirety as set forth in Exhibit A attached to and incorporated by reference into this Amendment. Any and all references in the Agreement to the Bank Merger Agreement, from and after the date of this Amendment, shall be deemed and understood to mean and be references to the form of Bank Merger Agreement attached to this Amendment as Exhibit A.

10. Execution of Bank Merger Agreement. CCFNB and MBF each agree to cause First Columbia Bank and Muncy Bank, respectively, to execute and deliver as of the date hereof the Bank Merger Agreement in the form attached to this Amendment as Exhibit A.

11. Other Terms; Incorporation. Other than the amendments to the Agreement set forth in Sections 2 through 9 of this Amendment, all other terms and conditions of the Agreement shall remain unchanged and in full force and effect. All other terms and conditions of the Agreement are incorporated by reference and made a part of this Amendment as if fully set forth herein.

12. Miscellaneous.

(a) This Amendment shall inure to the benefit of and shall be binding upon the parties and their respective successors and permitted assigns.

(b) This Amendment may not be amended, changed, modified, altered or terminated except by a written instrument executed by CCFNB and MBF.

(c) This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of such counterparts together shall be deemed to be one and the same instrument. A signed counterpart of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed counterpart.

(d) This Amendment is prepared and entered into with the intention that the laws of the Commonwealth of Pennsylvania shall govern its construction.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized officers all as of the day and year first above written.

CCFNB BANCORP, INC.

By:	/s/ Lance O. Diehl
Lance O. Diehl, President & CEO

MUNCY BANK FINANCIAL, INC.

By:	/s/ Robert J. Glunk
Robert J. Glunk, Chairman,
President & CEO

Exhibit A

BANK PLAN OF MERGER

The following is the Plan of Merger approved and adopted by the respective Boards of Directors of First Columbia Bank & Trust Co. (“First Columbia Bank”), a Pennsylvania-chartered financial institution and a wholly-owned subsidiary of CCFNB Bancorp, Inc., a Pennsylvania corporation (“CCFNB”), and Muncy Bank & Trust Company (“Muncy Bank”), a Pennsylvania-chartered financial institution and wholly-owned subsidiary of Muncy Bank Financial, Inc. (“MBF”), a Pennsylvania corporation. This Plan of Merger is subject to the effectiveness of the Agreement and Plan of Merger, dated as of April 17, 2023, as amended (the “Holding Company Merger Agreement”), between CCFNB and MBF pursuant to which MBF shall merge with and into CCFNB, and CCFNB will be the surviving corporation.

ARTICLE I. MERGER

1.1. On the Effective Date (as defined in Section 7 hereof), Muncy Bank shall merge with and into First Columbia Bank (the “Bank Merger”) pursuant to the applicable provisions of the Pennsylvania Banking Code of 1965, as amended (the “Banking Code”), and subject to the approval of the Pennsylvania Department of Banking and Securities (the “Department”) and the Federal Deposit Insurance Corporation (the “FDIC”), whereupon the separate existence of Muncy Bank shall cease and First Columbia Bank shall be the resulting bank (hereinafter sometimes referred to as the “Surviving Bank”).

ARTICLE II. REQUIRED APPROVALS

2.1. Board of Directors’ Approval. The Plan of Merger has been unanimously approved by the members of the Board of Directors of Muncy Bank and the members of the Board of Directors of First Columbia Bank, respectively.

2.2. Shareholder Approvals. The Plan of Merger was approved and adopted by MBF, as the sole shareholder of Muncy Bank, pursuant to a written consent of sole shareholder of Muncy Bank dated June 20, 2023, and by CCFNB, as the sole shareholder of First Columbia Bank, pursuant to a written consent of sole shareholder of First Columbia Bank dated June 20, 2023.

ARTICLE III. NAME

3.1. The name of the Surviving Bank, which shall operate as a wholly-owned subsidiary of CCFNB, shall be “Journey Bank”.

ARTICLE IV. ARTICLES OF INCORPORATION

4.1. The Articles of Incorporation of the Surviving Bank shall be the Articles of Incorporation of First Columbia Bank, as in effect immediately prior to the Effective Date, subject, however, to the amendment of the name of First Columbia Bank to “Journey Bank” as provided in Section 3.1.

ARTICLE V. BYLAWS

5.1 The Bylaws of the Surviving Bank shall be the Bylaws of First Columbia Bank, as in effect immediately prior to the Effective Date.

ARTICLE VI. DIRECTORS AND OFFICERS

6.1. The following persons serving as the directors of Muncy Bank and First Columbia Bank immediately prior to the Effective Date shall serve as the directors of the Surviving Bank from and after the Effective Date and until such time as he or she resigns, dies or his or her successor has been duly elected and qualified:

Todd M. Arthur Robert J. Glunk Robert P. Hager, CPA J. Howard Langdon Robert M. Rabb Steve M. Tasselli Bonnie M. Tompkins David E. Wallis Edwin A. Wenner Lance O. Diehl	Robert W. Dillon Willard H. Kile, Jr. Brian D. Klingerman W. Bruce McMichael, Jr. Steven H. Shannon Brenda R. H. Williams Robert M. Brewington, Jr. Joanne I. Keenan Russell S. Cotner Andrew B. Pruden

6.2. Except as set forth below, the persons who are officers of First Columbia Bank immediately p rior to the Effective Date shall serve as the officers of the Surviving Bank from and after the Effective Date and until such time as the Board of Directors of the Surviving Bank shall otherwise determine. The following persons shall be the executive officers of the Surviving Bank from and after the Effective Date and until such time as the Board of Directors of the Surviving Bank shall otherwise determine:

Lance O. Diehl Executive Chairman	Robert J. Glunk President and Chief Executive Officer

ARTICLE XII. EFFECTIVE DATE

The Bank Merger shall become effective, and this Plan of Merger shall be consummated, on the date on which articles of merger executed by Muncy Bank and First Columbia Bank are endorsed by the Department and filed with the Pennsylvania Department of State, unless a later date is specified in such articles of merger (the “Effective Date”).

ARTICLE XIII. ASSUMPTION OF LIABILITIES

The effect of the Bank Merger shall be as set forth in Section 1606 of the Banking Code.

ARTICLE IX. CONVERSION OF SHARES AND CANCELLATION OF STOCK

9.1. Conversion of First Columbia Bank Stock. On the Effective Date, all of the then issued and outstanding shares of common stock, no par value, of First Columbia Bank shall continue to be issued and outstanding and be owned by CCFNB.

9.2. Cancellation of Muncy Bank Common Stock. On the Effective Date, all of the shares of common stock and preferred stock of Muncy Bank which are issued and outstanding immediately prior thereto, shall, by virtue of the merger, be thereupon cancelled. No new shares of the capital stock of the Surviving Bank shall be issued or be deemed to have been issued in exchange for the cancelled shares of Muncy Bank common stock, and such cancelled shares shall not be converted into any other shares or other securities of the Surviving Bank.

ARTICLE X. MISCELLANEOUS

10.1. Acknowledgement. Each party to this Plan of Merger, by executing the same, acknowledges and affirms that its Board of Directors, has, by the affirmative vote of at least a majority of its members, approved this Plan of Merger and the transactions contemplated hereby, authorized the execution of this Plan of Merger, empowered its undersigned officers to execute this Plan of Merger, and authorized the filing of this Plan of Merger with the Department and the FDIC.

10.2. Counterparts, Modifications, Successors, Headings.

(a) This Plan of Merger may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(b) Subject to applicable law, this Plan of Merger may be amended or modified by the parties; provided, however, that all such amendments and modifications must be in writing and signed by both parties.

(c) This Plan of Merger shall be binding upon and shall inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives; provided, however, that neither party may assign any of its rights nor delegate its duties under this Plan of Merger without the prior written consent of the other party.

(d) Section headings are not to be considered part of this Plan of Merger, are solely for convenience of reference, and shall not affect the meaning or interpretation of this Plan of Merger or any of its provisions.

10.3. Governing Law. This Plan of Merger and the legal obligations among the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without taking into account provisions regarding choice of law), except to the extent that certain matters may be governed by federal law.

10.4. Substitution. This Plan of Merger terminates, substitutes for and replaces in its entirety that certain Plan of Merger dated April 17, 2023, by and between First Columbia Bank and Muncy Bank.

10.5. Termination. This Plan of Merger shall terminate and forthwith become void automatically upon the termination of the Holding Company Merger Agreement in accordance with its terms, unless earlier terminated with the signed written consent of both parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Plan of Merger to be duly executed, and their respective seals to be hereunto affixed, as of the 21st day of June, 2023

MUNCY BANK & TRUST COMPANY

By:
Name: Robert J. Glunk
Title: Chairman, President and Chief Executive Officer

(BANK SEAL)

Attest:
Name:
Title:

FIRST COLUMBIA BANK & TRUST CO.

By:
Name: Lance O. Diehl
Title: President and Chief Executive Officer

(BANK SEAL)

Attest:
Name:
Title:

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

MUNCY BANK FINANCIAL, INC.

AND

CCFNB BANCORP, INC.

April 17, 2023

APPENDIX

Appendix I	Definitions

INDEX OF EXHIBITS

Exhibit A	Bank Plan of Merger

Exhibit B	Form of Voting Agreement

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”), entered into as of April 17, 2023, by and between CCFNB Bancorp, Inc., a Pennsylvania corporation having its administrative headquarters at 232 East Street, Bloomsburg, Pennsylvania 17815 (“CCFNB”), and Muncy Bank Financial, Inc., a Pennsylvania corporation having its administrative headquarters at 2 North Main Street, Muncy, Pennsylvania 17756 (“MBF”).

BACKGROUND:

CCFNB is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and is the parent holding company of First Columbia Bank & Trust Co., a Pennsylvania chartered financial institution (“First Columbia Bank”).

MBF is a bank holding company registered under the BHC Act and is the parent holding company of The Muncy Bank and Trust Company, a Pennsylvania chartered financial institution (“Muncy Bank”).

The Boards of Directors of CCFNB and MBF have determined that it is in the best interests of CCFNB and MBF, respectively, for MBF to merge with and into CCFNB with CCFNB surviving (the “Merger”), and for Muncy Bank to merge with and into First Columbia Bank, with First Columbia Bank surviving (the “Bank Merger”). In connection with the Bank Merger, First Columbia Bank and Muncy Bank have entered into that certain Bank Plan of Merger, of even date herewith, attached hereto as Exhibit A (the “Bank Merger Agreement”).

In connection with the Merger, all of the outstanding shares of the common stock of MBF, par value $0.4167 per share (the “MBF Common Stock”), will be converted into shares of the common stock of CCFNB, par value $1.25 per share (the “CCFNB Common Stock”), on the terms described in this Agreement.

Concurrently with the execution and delivery of this Agreement, as a condition and an inducement for CCFNB to enter into this Agreement, the directors and executive officers of MBF have simultaneously herewith entered into separate voting agreements with CCFNB substantially in the form attached hereto as Exhibit B (collectively, the “MBF Voting Agreements”), pursuant to which each such person has agreed to vote certain shares of MBF Common Stock beneficially owned by him or her in favor of this Agreement, the Merger and, to the extent required, all transactions incident thereto.

Concurrently with the execution and delivery of this Agreement, as a condition and an inducement for MBF to enter into this Agreement, the directors and executive officers of CCFNB have simultaneously herewith entered into separate voting agreements with MBF substantially in the form attached hereto as Exhibit B (collectively, the “CCFNB Voting Agreements”), pursuant to which each such person has agreed to vote certain shares of CCFNB Common Stock beneficially owned by him or her in favor of this Agreement, the Merger and, to the extent required, all transactions incident thereto.

WITNESSETH:

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.A.

DEFINITIONS

Appendix I sets forth (i) definitions of capitalized terms used in this Agreement which are not otherwise defined within the text of this Agreement, and (ii) cross references to capitalized terms defined within the text of the Agreement.

ARTICLE I. THE MERGER

1.1. Merger. Subject to the terms and conditions of this Agreement, at the Effective Time: (i) MBF shall merge with and into CCFNB pursuant to the provisions of the Applicable Corporate Law, whereupon the separate existence of MBF shall cease, and CCFNB shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Corporation”), and (ii) all of the outstanding shares of MBF Common Stock will be converted into CCFNB Common Stock and cash in accordance with the provisions of ARTICLE II.

1.2. Name. The name of the Surviving Corporation shall be “CCFNB Bancorp, Inc.” The address of the principal office of the Surviving Corporation will be the address of CCFNB at the Effective Time, 232 East Street, Bloomsburg, Pennsylvania 17815.

1.3. Articles of Incorporation and Bylaws. The articles of incorporation and bylaws of the Surviving Corporation shall be the articles of incorporation and bylaws of CCFNB as in effect at the Effective Time.

1.4. Directors and Officers. Subject to the provisions of Sections 6.14, 6.15 and 6.16, the directors and officers of the Surviving Corporation shall be the directors and officers of CCFNB in office at the Effective Time. Each of such directors and officers shall serve until such time as his or her successor is duly elected and has qualified.

1.5. Bank Merger. Subject to the terms and conditions of the Bank Merger Agreement, Muncy Bank shall merge with and into First Columbia Bank pursuant to the provisions of the Applicable Banking Law, whereupon the separate existence of Muncy Bank shall cease, and First Columbia Bank shall be the surviving bank (hereinafter sometimes referred to as the “Surviving Bank”).

1.6. Surviving Bank Name. The name of the Surviving Bank shall be “Muncy Columbia Bank.” The address of the principal office of the Surviving Bank will be the address of First Columbia Bank at the Effective Time, 232 East Street, Bloomsburg, Pennsylvania 17815.

ARTICLE II.

CONVERSION AND EXCHANGE OF SHARES

2.1. Conversion of Shares. At the Effective Time, the shares of MBF Common Stock then outstanding shall be converted into shares of CCFNB Common Stock and cash, as follows:

(a) Conversion of Shares.

(i) Except for the Canceled Shares and Dissenting MBF Shares, each share of MBF Common Stock issued and outstanding immediately prior to the Effective Time (a “MBF Share” and, collectively, the “MBF Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be canceled and extinguished and converted into the right to receive, upon the surrender of the share certificates evidencing the MBF Shares (it being understood that any reference herein to a “certificate” of MBF Shares shall be deemed to include reference to book-entry account statements relating to the ownership of shares of MBF Common Stock), the Merger Consideration.

(ii) Shares of MBF Common Stock owned as of the Effective Time by CCFNB, First Columbia Bank, MBF or Muncy Bank (except for MBF Common Stock held in trust accounts, managed accounts, and the like, or otherwise held in a fiduciary capacity and that are beneficially owned by third parties, including all shares and share equivalents held in connection with MBF’s 401(k) Plan or shares or shares held directly or indirectly in respect of debts previously contracted) (collectively, the “Canceled Shares”) shall not be converted into the Merger Consideration and shall be canceled at the Effective Time.

(iii) Each share of CCFNB Common Stock that is issued and outstanding immediately before the Effective Time shall, on and after the Effective Time, remain issued and outstanding as one (1) share of CCFNB Common Stock, and each holder thereof shall retain his or her rights therein. The holders of the shares of CCFNB Common Stock outstanding immediately prior to the Effective Time shall, immediately after the Effective Time, continue to hold a majority of the outstanding shares of CCFNB Common Stock.

(b) Definitions. For purposes hereof, the following terms have the following meanings:

“CCFNB Share Value” means the closing price of CCFNB Common Stock on the Market on the trading day immediately prior to the Effective Date.

“Conversion Ratio” means 0.9259, which is the number of shares of CCFNB Common Stock payable in the Merger per MBF Share exchanged therefor; provided, however, that if CCFNB or MBF shall, at any time after the date of this Agreement and before the Effective Time, change its issued and outstanding shares into a different number of shares or a different class of shares as a result of a stock split, reverse stock split, stock dividend, spin-off, extraordinary dividend, recapitalization, reclassification, subdivision, combination of shares or other similar transaction, or there shall have been a record date declared for any such matter, then the Conversion Ratio shall be proportionately adjusted (calculated to four (4) decimal places), so that each MBF shareholder shall receive at the Effective Time, in exchange for his or her shares of MBF Common Stock, the number of shares of CCFNB Common Stock as would then have been owned by such MBF shareholder if the Effective Time had occurred before the record date of such event. For example, if CCFNB were to declare a five percent (5%) stock dividend after the date of this Agreement, and if the record date for that stock dividend were to occur before the Effective Time, the Conversion Ratio would be adjusted from 0.9259 to 0.9722 shares.

“Merger Consideration” means a number of shares of CCFNB Common Stock equal to the number of MBF Shares to be converted into CCFNB Common Stock multiplied by the Conversion Ratio.

(c) No Fractional Shares. No fractional shares of CCFNB Common Stock shall be issued in connection with the Merger. In lieu of the issuance of any fractional share to which an MBF shareholder would otherwise be entitled, such shareholder shall instead receive, in cash, an amount equal to the product of  (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the Determination Date Market Price.

(d) Issuance of Merger Consideration.

(i) Immediately prior to the Effective Time, CCFNB shall deliver to the Exchange Agent, in trust for the benefit of the holders of MBF Shares, certificates representing an aggregate number of whole shares of CCFNB Common Stock equal to the number of whole shares of CCFNB Common Stock into which such MBF Shares are to be converted as determined in Section 2.1(b). Notwithstanding the foregoing, CCFNB may, at its election, deliver the required shares of CCFNB Common Stock in book entry form via direct registration in lieu of the delivery of physical certificates of CCFNB Common Stock.

(ii) As soon as practicable following the Effective Time, each holder of MBF Shares that are to be converted into Merger Consideration, upon proper surrender to the Exchange Agent of one or more certificates for such MBF Shares for cancellation accompanied by a properly completed Letter of Transmittal, shall be entitled to receive (and the Exchange Agent shall deliver) certificates or electronic book entry to their account representing the number of whole shares of CCFNB Common Stock into which such MBF Shares shall have been converted in the Merger and a check for any fractional interests in accordance with Section 2.1(e).

(iii) No dividends or distributions that have been declared, if any, will be paid to persons entitled to receive certificates for shares of CCFNB Common Stock until such persons surrender their certificates for MBF Shares, at which time all such dividends and distributions shall be paid. In no event shall the persons entitled to receive such dividends be entitled to receive interest on such dividends. If any CCFNB Common Stock is to be issued in a name other than that in which the MBF certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer taxes or other taxes required by reason of issuance in a name other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of MBF Shares for any CCFNB Common Stock or dividends thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Payment of Cash in Lieu of Fractional Shares. Immediately prior to the Effective Time, CCFNB shall deposit with the Exchange Agent, in trust for the benefit of the holders of MBF Shares, an amount in cash equal to the cash in lieu of fractional shares to be paid in accordance with Section 2.1(c). As soon as practicable following the Effective Time, each holder of fractional shares that are to be converted to cash, upon proper surrender to the Exchange Agent of one or more certificates for such MBF Shares for cancellation accompanied by a properly completed Letter of Transmittal, shall be entitled to receive (and the Exchange Agent shall deliver) a bank check for an amount equal to the fractional shares to be converted into cash. In no event shall the holder of any such surrendered certificates be entitled to receive interest on any of the cash in lieu of fractional shares. If such check is to be issued in the name of a person other than the person in whose name the certificates surrendered for exchange therefor are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of issuance of such check to a person other than the registered holder of the certificates surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of MBF Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Letter of Transmittal. CCFNB will instruct the Exchange Agent to mail to each holder of record of MBF Shares as soon as reasonably practical but in no event later than five (5) Business Days after the Effective Time: (i) a Letter of Transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such holder’s certificates shall pass, only upon proper delivery of the certificates to the Exchange Agent and shall be in such form and have such other provisions as shall be agreed upon by MBF and CCFNB prior to the Effective Time) and (ii) instructions for use in effecting the surrender of certificates in exchange for the Merger Consideration (the “Letter of Transmittal”).

(g) Missing Certificates.

(i) If any holder of MBF Shares convertible into the right to receive the Merger Consideration is unable to deliver the certificates which represent such shares, the Exchange Agent shall deliver to such holder the Merger Consideration to which the holder is entitled for such shares upon presentation of the following:

(A) evidence to the reasonable satisfaction of CCFNB that any such certificate has been lost, wrongfully taken or destroyed;

(B) such security or indemnity as may be reasonably requested by CCFNB in accordance with industry standards, to indemnify and hold harmless CCFNB and the Exchange Agent; and

(C) evidence satisfactory to CCFNB that such person is the owner of the shares theretofore represented by each certificate claimed to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present such certificate for payment pursuant to this Agreement.

2.2. Undisbursed Consideration. The Exchange Agent shall return to CCFNB any remaining cash and Merger Consideration on deposit with the Exchange Agent on the date which is one (1) year after the Effective

Date. Any shareholder of MBF who has not surrendered his or her certificate(s) to the Exchange Agent (an “Unexchanged Shareholder”) prior to such time shall be entitled to receive the Merger Consideration, without interest, upon the surrender of such certificate(s) to CCFNB, subject to applicable escheat or abandoned property laws. No dividends or distributions that have been declared, if any, on Merger Consideration will be paid to Unexchanged Shareholders entitled to receive Merger Consideration until such persons surrender their certificates (or electronic equivalents) for MBF Common Stock, at which time all such dividends and distributions shall be paid, without interest.

(a) None of CCFNB, MBF, the Exchange Agent or any other person shall be liable to any former holder of MBF Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(b) No Unexchanged Shareholder shall be considered a “shareholder of record” of CCFNB for purposes of voting at any special or annual meeting of CCFNB’s shareholders. The voting rights of Unexchanged Shareholders entitled to receive Merger Consideration shall commence only upon the surrender of their MBF certificate(s) and the issuance to them of certificates for the Merger Consideration in exchange therefor.

(c) In the event that any certificates for MBF Shares have not been surrendered for exchange in accordance with this Section on or before the first anniversary of the Effective Time, CCFNB may at any time thereafter, with or without notice to the holders of record of such certificates, sell for the accounts of any or all of such holders any or all of the shares of CCFNB Common Stock which such holders are entitled to receive under this Agreement (the “Unclaimed Shares”). Any such sale may be made by public or private sale or sale at any broker’s board or on any securities exchange in such manner and at such times as CCFNB shall determine. If, in the opinion of counsel for CCFNB, it is necessary or desirable, any Unclaimed Shares may be registered for sale under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state laws. CCFNB shall not be obligated to make any sale of Unclaimed Shares if it shall determine not to do so, even if notice of the sale of the Unclaimed Shares has been given. The net proceeds of any such sale of Unclaimed Shares shall be held for holders of the unsurrendered certificates for MBF Shares whose Unclaimed Shares have been sold, to be paid to them upon surrender of the certificates for shares of CCFNB Common Stock. From and after any such sale, the sole right of the holders of the unsurrendered certificates for MBF Shares whose Unclaimed Shares have been sold shall be the right to collect the net sale proceeds held by CCFNB for their respective accounts, and such holders shall not be entitled to receive any interest on such net sale proceeds held by CCFNB. If outstanding certificates are not surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property laws, escheat laws and any other applicable law, become the property of CCFNB (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of CCFNB, MBF, the Exchange Agent or any other person shall be liable to any former holder of MBF Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.3. Reservation and Registration of Shares. (i) Prior to the Effective Time, CCFNB shall take appropriate action to reserve a sufficient number of authorized but unissued shares of CCFNB Common Stock to be issued in accordance with this Agreement as Merger Consideration, and (ii) at the Effective Time, CCFNB will issue shares of CCFNB Common Stock to the extent set forth in, and in accordance with, this Agreement.

2.4. Withholding Rights. CCFNB shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from funds provided by the holder or from the consideration otherwise payable pursuant to this Agreement to any holder of MBF Shares, the minimum amounts (if any) that CCFNB is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of tax law. To the extent that amounts are so withheld by CCFNB, such withheld amounts shall be treated for all purposes of this

Agreement as having been paid to the holder of such MBF Shares in respect of which such deduction and withholding was made by CCFNB.

2.5. Expenses. All costs and expenses associated with the surrender and exchange of MBF Shares for the Merger Consideration shall be borne by CCFNB.

2.6. Dissenters’ Rights. Pursuant to Applicable Corporate Law, the shareholders of each of MBF and CCFNB shall be entitled to exercise dissenters’ rights.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF MBF

MBF represents and warrants to CCFNB that the statements contained in this ARTICLE III are correct and complete, as of the date of this Agreement, except as set forth in the Schedules delivered by MBF to CCFNB on the date hereof.

3.1. Organization.

(a) MBF is a corporation that is duly organized, validly existing and in good standing under the laws of the state of its incorporation. MBF is a bank holding company under the BHC Act, and has full corporate power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

(b) Muncy Bank is a Pennsylvania chartered financial institution that is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Muncy Bank is an insured bank under the provisions of the Federal Deposit Insurance Act, as amended (the “FDI Act”). Muncy Bank has full corporate power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

3.2. Authority.

(a) The execution and delivery of this Agreement and the Bank Merger Agreement, and the performance of the transactions contemplated herein and therein, have been authorized by the board of directors of MBF and of Muncy Bank, as required by law. The board of directors of MBF has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of MBF, has directed that this Agreement and the transactions contemplated hereby be submitted to MBF’s shareholders for adoption at a meeting of such shareholders along with a recommendation that the shareholders approve this Agreement and the transactions contemplated hereby, and has adopted a resolution to the foregoing effect. MBF has approved the Bank Merger and the Bank Merger Agreement and the transactions contemplated thereby as sole shareholder of Muncy Bank. Except for the approval of this Agreement by MBF’s shareholders, MBF and Muncy Bank have taken all corporate action necessary to authorize this Agreement and the Bank Merger Agreement and the performance of the transactions contemplated herein and therein, including the Merger and the Bank Merger.

(b) This Agreement has been duly executed and delivered by MBF and, assuming due authorization, execution and delivery by CCFNB, constitutes the valid and binding obligation of MBF, enforceable against MBF in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, regulations and rules affecting financial institutions and subject as to enforceability, to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity (the “Bankruptcy and Equity Exceptions”). The Bank Merger Agreement has been duly executed and delivered by Muncy Bank and, assuming due authorization, execution and delivery by First Columbia Bank, constitutes the valid and binding obligation of Muncy Bank, enforceable against Muncy Bank in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(c) The execution, delivery and performance of this Agreement and the Bank Merger Agreement will not constitute a violation or breach of or default under (i) the articles of incorporation or bylaws of MBF or Muncy Bank, (ii) any statute, rule, regulation, order, decree or directive of any governmental authority or court applicable to MBF or Muncy Bank, subject to the receipt of all required governmental approvals, or (iii) any agreement, contract, memorandum of understanding, indenture or other instrument to which MBF or Muncy Bank is a party or by which MBF or Muncy Bank or any of their properties are bound.

3.3. Subsidiaries. Muncy Bank is a wholly-owned subsidiary of MBF, and except for Muncy Bank, MBF has no Subsidiaries.

3.4. Capitalization.

(a) The authorized capital of MBF consists exclusively of three million, six hundred twenty-six thousand, six hundred eighty-four (3,626,684) shares of common stock, par value $0.4167 per share. As of the date of this Agreement, no shares of capital stock or other voting securities of MBF are issued, reserved for issuance or outstanding, other than as set forth on Schedule 3.4(a). All of the issued and outstanding shares of MBF Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of MBF may vote are issued or outstanding. As of the date of this Agreement, no trust preferred or subordinated debt securities of MBF are issued or outstanding. There are no outstanding subscriptions, options, restricted shares, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating MBF to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b) MBF owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of Muncy Bank, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Muncy Bank is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of Muncy Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c) There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which MBF or Muncy Bank has a contractual or other obligation with respect to the voting or transfer of the MBF Common Stock or other equity interests of MBF. Schedule 3.4(c) sets forth a true, correct and complete list of all MBF plans pursuant to which MBF equity interests may be issued (each a “MBF Stock Plan”) and the aggregate numbers of stock options and restricted shares that have been and may be issued under such MBF Stock Plan as of the date hereof. Other than as set forth on Schedule 3.4(a), no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of MBF or Muncy Bank) are outstanding.

(d) The equity ownership interests of Muncy Bank are sometimes collectively referred to herein as the “Muncy Bank Common Stock.”

3.5. Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Bank Regulators as required by applicable law in connection with the Merger and the Bank Merger and approval of such applications, filings and notices and the expiration of all applicable waiting periods, (ii) the filing of any required applications, filings or notices, as applicable, with the Financial Industry Regulatory Authority (“FINRA”) and the approval of such applications, filings and notices, (iii) the filing with the SEC of a combined proxy statement and prospectus in definitive form relating to the meeting of MBF’s shareholders and the meeting of CCFNB’s shareholders to be held in connection with this Agreement, the offering of CCFNB’s

Common Stock in the Merger and the other transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement/Prospectus”), and of the Registration Statement on Form S-4 in which the Proxy Statement/Prospectus will be included, to be filed with the SEC by CCFNB in connection with the transactions contemplated by this Agreement (the “Registration Statement”) and declaration of effectiveness of the Registration Statement, (iv) the filing of Articles of Merger with the Filing Offices and the filing of Articles of Merger with respect to the Bank Merger as set forth in the Bank Merger Agreement, (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CCFNB Common Stock pursuant to this Agreement and (vi) the approval, to the extent necessary, of the Market of the quotation of such CCFNB Common Stock on the Market, no consents or approvals of or filings or registrations with any court or administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary by MBF in connection with (A) the execution and delivery by MBF of this Agreement or (B) the consummation by MBF of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, MBF is not aware of any reason why the Requisite Regulatory Approvals will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.6. Charter, Bylaws and Minute Books. Copies of the articles of incorporation and bylaws of MBF and Muncy Bank have been previously made available to CCFNB for inspection and are true, correct and complete. Except as previously disclosed to CCFNB in writing, the minute books of MBF and Muncy Bank that have been made available to CCFNB for inspection are true, correct and complete in all material respects and accurately record the actions taken by the boards of directors and shareholders or members of MBF and Muncy Bank at the meetings documented in such minutes.

3.7. Reports.

(a) MBF and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1 of the Current Year with (i) any state regulatory authority, (ii) the Bank Regulators, (iii) any foreign regulatory authority and (iv) any SRO ((i) - (iv), each, a “Regulatory Agency”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on MBF. As of their respective dates, all such reports, registrations and statements filed with a Regulatory Agency complied as to form, in all material respects, with the published rules and regulations of such Regulatory Agency. Except for examinations of MBF and its Subsidiaries conducted by a Regulatory Agency in the Ordinary Course of Business, no Regulatory Agency has initiated or has pending any proceeding or, to the Knowledge of MBF, investigation into the business or operations of MBF or any of its Subsidiaries since January 1 of the Current Year, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on MBF. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of MBF or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on MBF.

(b) An accurate and complete copy of each final securities registration statement, securities offering prospectus, annual, quarterly or other financial statement or report or letter to shareholders, and any proxy statement produced by MBF, including any such materials filed with a Regulatory Agency, as of and for the years ended December 31, 2022 and 2021 and since January 1 of the Current Year (the “MBF Reports”) has previously been made available by MBF to CCFNB. No such MBF Report, at the time filed, mailed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information provided as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.

3.8. Financial Statements.

(a) The financial statements of MBF and its Subsidiaries included (or incorporated by reference) in the MBF Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of MBF and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of MBF and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing, issuance and use, in all material respects with applicable accounting requirements and with applicable law, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of MBF and its Subsidiaries have been, since January 1 of the Current Year, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. No auditor of MBF has resigned (or informed MBF that it intends to resign) or been dismissed as independent public accountants of MBF as a result of or in connection with any disagreements with MBF on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure in the past two (2) completed fiscal years.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on MBF, neither MBF nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of MBF included in its audited financial statements as of and for the period ended December 31 of the Prior Year (including any notes thereto) and for liabilities incurred in the Ordinary Course of Business consistent with past practice since such date, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of MBF and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of MBF or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on MBF. MBF has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes. MBF has designed disclosure controls and procedures sufficient to provide reasonable assurances that material information relating to MBF is made known to the management of MBF by others within MBF as appropriate. Management of MBF has disclosed, based on its most recent evaluation prior to the date hereof, to MBF’s auditors and the audit committee of MBF’s board of directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect MBF’s ability to record, process, summarize and report financial data and have identified for MBF’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in MBF’s internal controls.

(d) Since January 1 of the Current Year, (i) neither MBF nor any of its Subsidiaries, nor, to the Knowledge of MBF, any director, officer, auditor, accountant or representative of MBF or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or, to the Knowledge of MBF, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of MBF or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that MBF or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing MBF or any of its Subsidiaries, whether or not employed by MBF or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by MBF or any of its officers, directors or employees to the board of directors of MBF or any committee thereof or, to the Knowledge of MBF, to any director or officer of MBF.

3.9. Absence of Undisclosed Liabilities. Except as disclosed in Schedule 3.9, or as reflected, noted or adequately reserved against in the most recent balance sheet provided by MBF to CCFNB prior to the date of this Agreement (the “MBF Balance Sheet”), as of the date of the MBF Balance Sheet, MBF had no material liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in the MBF Balance Sheet under GAAP that were not reflected, noted or reserved against in accordance with GAAP therein. Except as disclosed in Schedule 3.9, MBF and Muncy Bank have not incurred, since the date of the MBF Balance Sheet, any such liability, other than liabilities of the same nature as those set forth in the MBF Balance Sheet, all of which have been incurred in the Ordinary Course of Business and are not unusual or extraordinary in amount.

3.10. Absence of Changes. Since the date of the MBF Balance Sheet, MBF and Muncy Bank have each conducted their businesses in the Ordinary Course of Business and, except as disclosed in Schedule 3.10, neither MBF nor Muncy Bank have undergone any changes in their condition (financial or otherwise), assets, liabilities, business, results of operations or future prospects, which, in the aggregate, had a Material Adverse Effect as to MBF and Muncy Bank on a consolidated basis.

3.11. Dividends, Distributions and Stock Purchases. Except as set forth in Schedule 3.11, since the date of the MBF Balance Sheet, MBF has not declared, set aside, made or paid any dividend or other distribution in respect of the MBF Common Stock, or purchased, issued or sold any shares of MBF Common Stock or Muncy Bank Common Stock, other than as described in the MBF Reports.

3.12. Taxes. Each of MBF and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of MBF and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid or adequate provision has been made for any such Taxes on the MBF Balance Sheet in accordance with GAAP. Each of MBF and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither MBF nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Except as set forth on Schedule 3.12, the federal income Tax Returns of MBF and its Subsidiaries for all years in the five (5) year period ending December 31 of the Prior Year have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against MBF or any of its Subsidiaries. There are no pending or, threatened, in writing, disputes, claims, audits, examinations or other proceedings regarding any material Taxes of MBF and its Subsidiaries or the assets of MBF and its Subsidiaries. In the last six (6) years, neither MBF nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that MBF or any of its Subsidiaries was required to file any Tax Return that was not filed. MBF has made available to CCFNB true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of MBF or any of its Subsidiaries. Neither MBF nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among MBF and its Subsidiaries and set forth on Schedule 3.12). Neither MBF nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was MBF) or (B) has any liability for the Taxes of any person (other than MBF or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither MBF nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither MBF nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). At no time during the past five (5) years has MBF been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither MBF nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Effective Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Effective Date, or (v) prepaid amount received on or prior to the Effective Date, in the case of (i), (iii), (iv) and (v), outside of the Ordinary Course of Business.

3.13. Title to and Condition of Assets. Except as disclosed in Schedule 3.13, MBF and Muncy Bank have good and marketable title to all material consolidated real and personal properties and assets reflected in the MBF Balance Sheet or acquired subsequent to the date of the MBF Balance Sheet, (other than OREO or property and assets disposed of in the Ordinary Course of Business), free and clear of all liens or encumbrances of any kind whatsoever; provided, however, that the representations and warranties contained in this sentence do not cover liens or encumbrances that: (i) are reflected in the MBF Balance Sheet or in Schedule 3.13; (ii) represent liens of current taxes not yet due or which, if due, may be paid without penalty, or which are being contested in good faith by appropriate proceedings; and (iii) represent such imperfections of title, liens, encumbrances, zoning requirements and easements, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use, of the properties and assets subject thereto. The material structures and other improvements to real estate, furniture, fixtures and equipment reflected in the MBF Balance Sheet or acquired subsequent to the date of the MBF Balance Sheet: (A) are in good operating condition and repair (ordinary wear and tear excepted), and (B) comply in all material respects with all applicable laws, ordinances and regulations, including without limitation all building codes, zoning ordinances and other similar laws, except where any noncompliance would not materially detract from the value, or interfere with the present use, of such structures, improvements, furniture, fixtures and equipment. MBF and Muncy Bank own or have the right to use all real and personal properties and assets that are material to the conduct of their respective businesses as presently conducted.

3.14. Contracts.

(a) Except as set forth in Schedule 3.14, as of the date hereof, neither MBF nor Muncy Bank is a party to or bound by any Material Contract, other than any MBF Benefit Plan. Neither MBF nor Muncy Bank knows of, or has received written, or to MBF’s Knowledge, oral notice of, any violation of a Material Contract by any of the other parties thereto which would reasonably be likely to be, either individually or in the aggregate, material to MBF and its Subsidiaries, taken as a whole.

(b) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on MBF: (i) each Material Contract is valid and binding on MBF or one of its Subsidiaries, as applicable, and in full force and effect, (ii) MBF and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Material Contract, (iii) to MBF’s Knowledge, each third-party counterparty to each Material Contract has performed all obligations required to be performed by it to date under such Material Contract, (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of MBF or any of its Subsidiaries under any such Material Contract, and (v) to MBF’s Knowledge, no event or condition exists which reasonably could give rise to a claim for indemnification thereunder for which the Surviving Corporation or the Surviving Bank would be liable after the Effective Time.

3.15. Litigation and Governmental Directives. Except as disclosed in Schedule 3.15, (i) there is no litigation, investigation or proceeding pending, or to the Knowledge of MBF or Muncy Bank, threatened, that involves MBF or Muncy Bank or any of their properties; (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any Governmental Entity against, or with the consent of, MBF or Muncy Bank; and (iii) neither MBF nor Muncy Bank have Knowledge of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding. All litigation in which MBF or Muncy Bank are involved as a plaintiff in which the amount sought to be recovered is greater than $50,000 is identified in Schedule 3.15. Neither MBF nor Muncy Bank is, or has been since January 1 of the Current Year, subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or a recipient of any supervisory letter from, or, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in a Schedule, a “Regulatory Agreement”), nor been advised in writing or, to MBF’s Knowledge, orally, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.

3.16. Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements (each, a “Derivative Contract”), whether entered into for the account of MBF, any of its Subsidiaries or for the account of a customer of MBF or one of its Subsidiaries, were entered into in the Ordinary Course of Business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of MBF or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Bankruptcy and Equity Exceptions), and are in full force and effect. MBF and each of its Subsidiaries have duly performed in all material respects all of their material obligations under each Derivative Contract to the extent that such obligations to perform have accrued, and, to MBF’s Knowledge, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder. Each such Derivative Contract has been reflected in the books and records of MBF and such Subsidiaries in accordance with GAAP consistently applied. Each Derivative Contract is evidenced by customary and appropriate documentation (including an ISDA master agreement and long-form confirmation).

3.17. Environmental Matters. Neither MBF nor Muncy Bank has any material liability relating to any environmental contaminant, pollutant, toxic or hazardous waste or other similar substance that has been generated, used, stored, processed, disposed of or discharged onto any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by MBF or Muncy Bank and which is required to be reflected, noted or adequately reserved against in MBF’s consolidated financial statements under GAAP. In particular, without limiting the generality of the foregoing sentence, but subject to the materiality and financial statement disclosure standards stated therein, except as disclosed in Schedule 3.17, neither MBF nor Muncy Bank have environmental liabilities based on their use or incorporation of: (i) any materials containing asbestos in any building or other structure or improvement located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by MBF or Muncy Bank; (ii) any electrical transformers, fluorescent light fixtures with ballasts or other equipment containing PCBs on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by MBF or Muncy Bank; or (iii) any underground storage tanks for the storage of gasoline, petroleum products or other toxic or hazardous wastes or similar substances located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by MBF or Muncy Bank.

3.18. Intellectual Property. MBF and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Schedule 3.18 sets forth a list of all such trademarks, service marks, brand names, internet domain names, social media accounts, pages and registrations, logos, symbols, certification marks, trade dress, patents and patent applications. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MBF: (i) (A) the use of any Intellectual Property by MBF and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which MBF or any of its Subsidiaries acquired the right to use any Intellectual Property, and (B) no person has asserted to MBF that MBF or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (ii) no person is challenging, or to the Knowledge of MBF, infringing on or otherwise violating any right of MBF or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to MBF or its Subsidiaries; and (iii) neither MBF nor any of its Subsidiaries has received any notice of any claim with respect to any Intellectual Property owned or licensed by MBF or any of its Subsidiaries, and MBF and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by MBF and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, social media accounts, pages and registrations, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.19. Privacy. The computer, information technology and data processing systems, facilities and services used by MBF or Muncy Bank, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “MBF Systems”), are reasonably sufficient for the conduct of the respective businesses of MBF and Muncy Bank as currently conducted, and the MBF Systems are in sufficiently good working condition to effectively perform all computing, information technology and data processing operations reasonably necessary for the operation of the respective businesses of MBF and Muncy Bank as currently conducted, in each case, except for such failures that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MBF. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MBF, to the Knowledge of MBF, since January 1, 2020, no third party has gained unauthorized access to any MBF Systems owned or controlled by MBF or Muncy Bank. MBF and Muncy Bank have taken commercially reasonable steps and implemented commercially reasonable safeguards (i) to protect the MBF Systems from unauthorized access and from disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials and (ii) that are designed for the purpose of reasonably mitigating the risks of cybersecurity breaches and attacks. Each of MBF and Muncy Bank has in all material respects implemented reasonably appropriate backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably mitigate the risk of a material disruption to the operation of the respective businesses of MBF and Muncy Bank. Each of MBF and its Subsidiaries has (a) complied in all material respects with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of Personal Information, and with all applicable Privacy Laws; (b) the requisite consent or other authority under all applicable laws regarding the collection, use, storage, disclosure, or other processing of Personal Information to use, disclose, store, and otherwise process Personal Information, which consent or other authority is sufficient for the business as currently conducted, and (c) taken commercially reasonable measures to ensure that all Personal Information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. No communication from any Governmental Entity with respect to or alleging non-compliance with any law regarding the collection, use, storage, disclosure or other processing of Personal Information has been received by MBF or any of its Subsidiaries. To the Knowledge of MBF, since January 1, 2020, there has been no material loss, damage, or unauthorized access, use, modification, or other misuse of any such information by MBF or Muncy Bank.

3.20. Compliance with Laws; Governmental Authorizations. MBF and each of its Subsidiaries hold, and have at all times since December 31 of the Prior Year held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on MBF, and to the Knowledge of MBF no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. MBF and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to MBF or any of its Subsidiaries, including (to the extent applicable to MBF or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Coronavirus Aid, Relief and Economic Security (CARES) Act (the “CARES Act”), the Sarbanes-Oxley Act of 2002 (the “SOX Act”), and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Muncy Bank has a Community Reinvestment Act rating of “satisfactory” or better.

3.21. Insurance. MBF and Muncy Bank hold, and at all times since January 1, 2017 have held, policies of insurance with respect to all such risks as is customary for bank holding companies and for banks and other companies engaged in the business and the activities in which MBF and/or Muncy Bank was engaged at any time during such period (except for title insurance policies), including without limitation all financial institutions bonds. All policies of insurance held by or on behalf of MBF or Muncy Bank are listed in Schedule 3.21. All such policies of insurance are in full force and effect, and no notices of rejected claims or cancellation have been received in connection therewith.

3.22. Financial Institutions Bonds. Since January 1, 2017, Muncy Bank has continuously maintained in full force and effect one or more financial institutions bonds listed in Schedule 3.22 insuring Muncy Bank against acts of dishonesty by each of its employees. No claim has been made under any such bond and Muncy Bank has no Knowledge of any fact or condition presently existing which might form the basis of a claim under any such bond. Muncy Bank has received no notice that its present financial institutions bond or bonds will not be renewed by its carrier on substantially the same terms as those now in effect.

3.23. Labor Relations and Employment Agreements.

(a) Neither MBF nor Muncy Bank is a party to or bound by any collective bargaining agreement. MBF and Muncy Bank enjoy good working relationships with their employees, and there are no labor disputes pending, or to the Knowledge of MBF threatened, that would have a Material Adverse Effect on MBF. To MBF’s Knowledge, in the last five (5) years, (i) no allegations of sexual harassment have been made against any employee at the level of vice president or above, and (ii) neither MBF nor Muncy Bank has entered into any settlement agreements related to allegations of sexual harassment or misconduct by any employee at the level of vice president or above. All Employment Obligations to which MBF and/or Muncy Bank is a party or by which either or both is bound, are disclosed on Schedule 3.23. Except as disclosed in Schedule 3.23, as of the Effective Time, neither MBF nor Muncy Bank will have any liability for employee termination rights or payments arising out of any Employment Obligation, and neither the execution of this Agreement nor the consummation of the Merger shall, by itself, entitle any employee of MBF or Muncy Bank to any “change of control” payments or benefits and, except as disclosed on Schedule 3.23, each employee who is a party to or beneficiary of a change in control or deferred compensation agreement, benefit or obligation of MBF and/or Muncy Bank has waived in writing any payment, benefit vesting or accrual that otherwise would have inured to such employee’s benefit as a result of the execution of this Agreement or the consummation of the Merger. Except as set forth on Schedule 3.23, no payment that is owed or may become due to any director, officer, employee, or agent of MBF or Muncy Bank as a result of the consummation of the Merger will be non-deductible to MBF or Muncy Bank or subject to tax under Sections 280G or 4999; nor, except as set forth on Schedule 3.23, will MBF or Muncy Bank be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person as a result of the consummation of the Merger.

(b) Each of MBF and Muncy Bank has, since January 1, 2017, been in compliance with all applicable laws with respect to employment and employee relations, including those in respect of discrimination, harassment or retaliation in employment, pay equity, terms and conditions of employment, pay rates, termination of employment, wages, hours, overtime pay, vacation, disability, leave, occupational safety and health, employee whistle-blowing, immigration, data protection, employee privacy, employment practices and classification of employees, consultants and independent contractors. MBF and Muncy Bank have not engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable labor laws or been in breach of any other applicable law. There are no claims, charges, complaints, grievances, disciplinary matters or controversies pending or, to MBF’s Knowledge, threatened, between MBF or Muncy Bank and any current or former employees, including any such claims, complaints, grievances, disciplinary matters or controversies that have resulted or reasonably could be expected to result in a legal proceeding.

(c) As of the date hereof, Robert J. Glunk, Tammy L. Gunsallus, Joseph K. O’Neill, Jr., Kathleen M. Bower and Kevin E. Weinhoffer have entered into employment agreements for continued employment with the Surviving Corporation and the Surviving Bank, to be effective at the Effective Time.

(d) As of the date hereof, Beth Benson, Jason Fischer and Stephanie Oakes have entered into amendments of their respective supplemental executive retirement plans with the Surviving Bank, to be effective at the Effective Time.

3.24. Employee Benefit Plans.

(a) Schedule 3.24(a) sets forth a complete list of: (i) each Benefit Plan, including an employee benefit plan defined in Section 3(3) of ERISA including each employee pension benefit plan and each employee welfare benefit plan as defined, respectively, in Sections 3(2) and 3(1) of ERISA, and (ii) each other benefit plan, policy, program, arrangement or agreement, which is sponsored or maintained by MBF or Muncy Bank for the benefit of its employees.

(b) MBF or Muncy Bank has made available to CCFNB with respect to each Benefit Plan, accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all plan terms; (iii) where applicable, copies of any trust and/or custodial agreements, insurance policies, administrative service agreements, adoption agreements, any investment management or investment advisory agreement, each as now in effect; (iv) copies of the most recent summary plan description, summary of material modifications, and summary annual report; (v) in the case of any Benefit Plan that is intended to be qualified under Code Section 401(a), a copy of the most recent determination letter or advisory letter (for a volume submitter document) issued by the IRS; (vi) a copy of the most recently filed Forms 5500, with schedules and financial statements attached for each Benefit Plan, as applicable; (vii) the most recent coverage and non-discrimination tests performed under the applicable Sections of the Code with respect to any Benefit Plan; and (viii) copies of any correspondence from the IRS, U.S. Department of Labor or other governmental or regulatory agency relating to any Benefit Plan within the past three (3) years.

(c) Each Benefit Plan has been operated and administered in compliance with its terms and all applicable requirements of ERISA and the Code, the Age Discrimination in Employment Act (“ADEA”), Part 6 of Subtitle B of Title I of ERISA or Code Section 4980B (“COBRA”), the Health Insurance Portability and Accountability Act (“HIPAA”), the Patient Protection and Affordable Care Act of 2010 as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, “ACA”) and any regulations or rules promulgated thereunder, and all filings, disclosures, notices and payments required by ERISA, the Code, ADEA, COBRA, HIPAA and the ACA and any other applicable law have been timely made. Each Benefit Plan that is intended to be qualified under Code Section 401(a) has received a determination letter or advisory letter (for a volume submitter document) issued by the IRS. With respect to each Benefit Plan, neither MBF or Muncy Bank has engaged in any nonexempt “prohibited transaction,” as such term is defined in Section 406 of ERISA or Code Section 4975 and there is no action, suit or claim pending against any Benefit Plan (nor to the Knowledge of MBF or Muncy Bank, any facts or circumstances that could reasonably be expected to give rise to any such suit, action or claim), other than routine claims for benefits.

(d) Neither MBF or Muncy Bank maintains or is required to contribute to, either currently, or at any time since December 31, 2004 any Benefit Plan that: (i) is a “multiemployer plan” within the meaning of Section 3(37) of ERISA; (ii) is a “multiple employer plan” within the meaning of Code Section 413(c); (iii) is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; (iv) is subject to the funding requirements of Code Section 412 or Title IV of ERISA; (v) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by COBRA or under a similar state law); or (vi) is an employee welfare benefit plan within the meaning of ERISA Section 3(1) for which contributions are made or are required to be made, either by law or by contract, to a trust.

(e) Each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Code Section 409A(d)(1)) is operated in compliance with the provisions of Code Section 409A and the regulations promulgated thereunder.

3.25. Loan Portfolio.

(a) As of the date hereof, except as set forth in Schedule 3.25(a), neither MBF nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which MBF or any Subsidiary of MBF is a creditor which as of the end of the last full month prior to the date of this Agreement, had an outstanding balance of $50,000 or more and under the terms of which the obligor was, as of the end of the last full month prior to the date of this Agreement, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or principal shareholder of MBF or any of its Subsidiaries (as such terms are defined in 12 C.F.R. Part 215). Except as such disclosure may be limited by any applicable law, rule or regulation, Schedule 3.25(a) sets forth a true, correct and complete list of all of the Loans of MBF and its Subsidiaries that, as of the end of the last full month prior to the date of this Agreement (i) had an outstanding balance of $50,000 or more and were classified by MBF as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, or (ii) for which MBF or Muncy Bank has afforded payment accommodation, forbearance or otherwise modified or amended in accordance with the CARES Act or otherwise as a result of the effects of the COVID-19 pandemic, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on MBF, each outstanding Loan of MBF and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of MBF and its Subsidiaries as a secured Loan, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(c) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on MBF, each outstanding Loan of MBF and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of MBF and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d) None of the agreements pursuant to which MBF or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e) There are no outstanding Loans made by MBF or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of MBF or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f) Neither MBF nor any of its Subsidiaries is now nor has it ever been since December 31 of the Prior Year, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(g) Neither MBF nor Muncy Bank has directly contracted with an agent for providing assistance to eligible borrowers in connection with any Paycheck Protection Program (“PPP”) loans.

3.26. Investment Portfolio.

(a) Except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on MBF or Muncy Bank, each of MBF and its Subsidiaries has good title in all material respects to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the Ordinary Course of Business to secure obligations of MBF or its Subsidiaries. Such securities are valued on the books of MBF in accordance with GAAP in all material respects.

(b) MBF and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that MBF believes are prudent and reasonable in the context of their respective businesses, and MBF and its Subsidiaries have, since January 1 of the Current Year, been in compliance with such policies, practices and procedures in all material respects.

3.27. Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between MBF or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of MBF or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding MBF Common Stock (or any of such person’s immediate family members or Affiliates) (other than Subsidiaries of MBF) on the other hand, of the type that would be required to be reported by MBF in any SEC report to which MBF would be subject (if MBF would be subject thereto) pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (a “Related Party Transaction”).

3.28. Certain Activities.

(a) Neither MBF, nor Muncy Bank:

(i) provides investment management, investment advisory or sub-advisory services to any person, including management and advice provided to separate accounts and participation in wrap fee programs, and that would require MBF or Muncy Bank to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended;

(ii) is a broker-dealer, or is required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant or introducing broker under any applicable laws or regulations;

(iii) originates, maintains or administers credit card accounts; or

(iv) provides, or has provided, merchant credit card processing services to any merchants.

(b) Trust Accounts. Each of MBF and Muncy Bank has administered all accounts for which it acts or has acted as a fiduciary, including, but not limited to, accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable laws and regulations. To MBF’s Knowledge, neither MBF, Muncy Bank, nor any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account. No such accounts are currently held by Muncy Bank.

3.29. Brokers, Finders and Financial Advisors. Neither MBF nor Muncy Bank have paid or become obligated to pay any fee or commission of any kind whatsoever to any investment banker, broker, finder, financial advisor or other intermediary for, on account of or in connection with the transactions contemplated in this Agreement except for the retention of Griffin Financial Group (“Griffin”) by MBF and the fee payable pursuant thereto.

3.30. Complete and Accurate Disclosure. Neither this Agreement (insofar as it relates to MBF, Muncy Bank, the MBF Common Stock, Muncy Bank common equity, and the involvement of MBF and Muncy Bank in the transactions contemplated hereby) nor any Exhibits or Schedules to this Agreement nor the financial statements delivered by MBF to CCFNB pursuant to Section 3.8 contains, at the time and under the circumstances under which it is made, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.31. Proxy Statement/Prospectus. The information relating to MBF and Muncy Bank to be contained in the Proxy Statement/Prospectus and Registration Statement, or in any other document filed with any Regulatory Agency or other Governmental Entity in connection herewith, and any amendments or supplements thereto, will: (i) comply in all material respects with applicable provisions of the Securities Act, and the Exchange Act and the applicable rules and regulations of the SEC thereunder; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact that is required to be stated therein or necessary in order (A) to make the statements therein not false or misleading, or (B) to correct any statement in an earlier communication with respect to the Proxy Statement/Prospectus or Registration Statement which has become false or misleading.

3.32. Beneficial Ownership of CCFNB Common Stock. MBF and Muncy Bank do not, and prior to the Effective Time, MBF and Muncy Bank will not, own beneficially (within the meaning of SEC Rule 13d 3(d)(1)) more than five percent (5%) of the outstanding shares of CCFNB Common Stock.

3.33. Fairness Opinion. MBF’s board of directors has received a written opinion from Griffin (a copy of such written opinion having been provided to CCFNB), to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration is fair to MBF’s shareholders, from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.34. State Takeover Laws. The board of directors of MBF has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby Chapter 25 of the PBCL and any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, and similar provisions in its Articles of Incorporation “Takeover Statutes”).

3.35. Reorganization. MBF has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.36. Voting Agreements. As of the date hereof, each member of the MBF board of directors and each executive officer of MBF has entered into a voting agreement with CCFNB, substantially in the form attached to this Agreement as Exhibit “B.”

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF CCFNB

CCFNB represents and warrants to MBF that the statements contained in this ARTICLE IV are correct and complete, as of the date of this Agreement, except as set forth in the Schedules delivered by CCFNB to MBF on the date hereof.

4.1. Organization.

(a) CCFNB is a corporation that is duly organized, validly existing and in good standing under the laws of the state of its incorporation. CCFNB is a bank holding company under the BHC Act, and has full corporate power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

(b) First Columbia Bank is a Pennsylvania-chartered financial institution that is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. First Columbia Bank is an insured bank under the provisions of the FDI Act, and is not a member of the Federal Reserve System. First Columbia Bank has full corporate power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

4.2. Authority.

(a) The execution and delivery of this Agreement and the Bank Merger Agreement, and the performance of the transactions contemplated herein and therein, have been authorized by the board of directors of CCFNB and of First Columbia Bank, as required by law. The board of directors of CCFNB has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of CCFNB and has directed that this Agreement and the transactions contemplated hereby be submitted to CCFNB’s shareholders for adoption at a meeting of such shareholders along with a recommendation that the shareholders approve this Agreement and the transactions contemplated hereby, and has adopted a resolution to the foregoing effect. CCFNB has approved the Bank Merger and the Bank Merger Agreement and the transactions contemplated thereby as sole shareholder of First Columbia Bank. Except for the approval of this Agreement by CCFNB’s shareholders, CCFNB and First Columbia Bank have taken all corporate action necessary to authorize this Agreement and the Bank Merger Agreement and the performance of the transactions contemplated herein and therein, including the Merger and the Bank Merger.

(b) This Agreement has been duly executed and delivered by CCFNB and, assuming due authorization, execution and delivery by MBF, constitutes the valid and binding obligation of CCFNB, enforceable against CCFNB in accordance with its terms, subject to applicable Bankruptcy and Equity Exceptions. The Bank Merger Agreement has been duly executed and delivered by First Columbia Bank and, assuming due authorization, execution and delivery by First Columbia Bank, constitutes the valid and binding obligation of First Columbia Bank, enforceable against First Columbia Bank in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(c) The execution, delivery and performance of this Agreement and the Bank Merger Agreement will not constitute a violation or breach of or default under (i) the articles of incorporation or bylaws of CCFNB or First Columbia Bank, (ii) any statute, rule, regulation, order, decree or directive of any governmental authority or court applicable to CCFNB or First Columbia Bank, subject to the receipt of all required governmental approvals, or (iii) any agreement, contract, memorandum of understanding, indenture or other instrument to which CCFNB or First Columbia Bank is a party or by which CCFNB or First Columbia Bank or any of their properties are bound.

4.3. Subsidiaries. First Columbia Bank is a wholly-owned subsidiary of CCFNB, and except for First Columbia Bank, CCFNB has no Subsidiaries.

4.4. Capitalization.

(a) The authorized capital of CCFNB consists exclusively of one million (1,000,000) shares of preferred stock and fifteen million (15,000,000) shares of CCFNB Common Stock. As of the date of this Agreement, no shares of capital stock or other voting securities of CCFNB are issued, reserved for issuance or outstanding, other than as set forth on Schedule 4.4(a). All of the issued and outstanding shares of CCFNB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of CCFNB may vote are issued or outstanding. Except as set forth in Schedule 4.4(a), as of the date of this Agreement, no trust preferred or subordinated debt securities of CCFNB are issued or outstanding. Other than the stock options and shares of restricted stock listed on Schedule 4.4(a), there are no outstanding subscriptions, options, restricted shares, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating CCFNB to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b) CCFNB owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of First Columbia Bank, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. First Columbia Bank is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of First Columbia Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of First Columbia Bank.

(c) There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which CCFNB or First Columbia Bank has a contractual or other obligation with respect to the voting or transfer of the CCFNB Common Stock or other equity interests of CCFNB. Schedule 4.4(c) sets forth a true, correct and complete list of all CCFNB plans pursuant to which CCFNB equity interests may be issued (each an “CCFNB Stock Plan”) and the aggregate numbers of stock options and restricted shares that may be and have been issued under such CCFNB Stock Plan as of the date hereof. Other than the stock options and restricted shares set forth on Schedule 4.4(a), no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of CCFNB or First Columbia Bank) are outstanding.

(d) The equity ownership interests of First Columbia Bank are sometimes collectively referred to herein as the “First Columbia Bank Common Stock.”

4.5. Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Bank Regulators as required by applicable law in connection with the Merger and the Bank Merger and approval of such applications, filings and notices and the expiration of all applicable waiting periods, (ii) the filing of any required applications, filings or notices, as applicable, with FINRA and the approval of such applications, filings and notices, (iii) the filing with the SEC of a combined Proxy Statement/Prospectus and of the Registration Statement and declaration of effectiveness of the Registration Statement, (iv) the filing of Articles of Merger with the Filing Offices and the filing of articles of merger with respect to the Bank Merger as set forth in the Bank Merger Agreement, (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CCFNB Common Stock pursuant to this Agreement and (vi) the approval by the Market of the listing of such CCFNB Common Stock on the Market, no consents or approvals of or filings or registrations with any Governmental Entity are necessary by CCFNB in connection with (A) the execution and delivery by CCFNB of this Agreement or (B) the consummation by CCFNB of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, CCFNB is not aware of any reason why the Requisite Regulatory Approvals will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.6. Charter, Bylaws and Minute Books. Copies of the articles of incorporation and bylaws of CCFNB and First Columbia Bank have been previously made available to MBF for inspection and are true, correct and complete. Except as previously disclosed to MBF in writing, the minute books of CCFNB and First Columbia Bank that have been made available to MBF for inspection are true, correct and complete in all material respects and accurately record the actions taken by the boards of directors and shareholders or members of CCFNB and First Columbia Bank at the meetings documented in such minutes.

4.7. Reports.

(a) CCFNB and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1 of the Current Year with any Regulatory Agency, including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on CCFNB. As of their respective dates, all such reports, registrations and statements filed with a Regulatory Agency complied as to form, in all material respects, with the published rules and regulations of such Regulatory Agency. Except for examinations of CCFNB and its Subsidiaries conducted by a Regulatory Agency in the Ordinary Course of Business, no Regulatory Agency has initiated or has pending any proceeding or, to the Knowledge of CCFNB, investigation into the business or operations of CCFNB or any of its Subsidiaries since January 1 of the Current Year, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CCFNB. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of CCFNB or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CCFNB.

(b) An accurate and complete copy of each final securities registration statement, securities offering prospectus, annual, quarterly or other financial statement or report or letter to shareholders, and any proxy statement produced by CCFNB, including any such materials filed with a Regulatory Agency, as of and for the years ended December 31, 2022 and 2021 and since January 1 of the Current Year (the “CCFNB Reports”) has previously been made available by CCFNB to MBF. No such CCFNB Report, at the time filed, mailed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information provided as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.

4.8. Financial Statements.

(a) The financial statements of CCFNB and its Subsidiaries included (or incorporated by reference) in the CCFNB Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of CCFNB and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of CCFNB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing, issuance and use, in all material respects with applicable accounting requirements and with applicable law, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of CCFNB and its Subsidiaries have been, since January 1 of the Current Year, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. No auditor of CCFNB has resigned (or informed CCFNB that it intends to resign) or been dismissed as independent public accountants of CCFNB as a result of or in connection with any disagreements with CCFNB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure in the past two (2) completed fiscal years.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CCFNB, neither CCFNB nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of CCFNB included in its audited financial statements as of and for the period ended December 31 of the Prior Year (including any notes thereto) and for liabilities incurred in the Ordinary Course of Business consistent with past practice since such date, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of CCFNB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CCFNB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on CCFNB. CCFNB has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes. CCFNB has designed disclosure controls and procedures sufficient to provide reasonable assurances that material information relating to CCFNB is made known to the management of CCFNB by others within CCFNB as appropriate. Management of CCFNB has disclosed, based on its most recent evaluation prior to the date hereof, to

CCFNB’s auditors and the audit committee of CCFNB’s board of directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect CCFNB’s ability to record, process, summarize and report financial data and have identified for CCFNB’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in MBF’s internal controls.

(d) Since January 1 of the Current Year, (i) neither CCFNB nor any of its Subsidiaries, nor, to the Knowledge of CCFNB, any director, officer, auditor, accountant or representative of CCFNB or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or, to the Knowledge of CCFNB, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of CCFNB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that CCFNB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing CCFNB or any of its Subsidiaries, whether or not employed by CCFNB or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by CCFNB or any of its officers, directors or employees to the board of directors of CCFNB or any committee thereof or, to the Knowledge of CCFNB, to any director or officer of CCFNB.

4.9. Absence of Undisclosed Liabilities. Except as disclosed in Schedule 4.9, or as reflected, noted or adequately reserved against in the most recent balance sheet provided by CCFNB to MBF prior to the date of this Agreement (the “CCFNB Balance Sheet”), as of the date of the CCFNB Balance Sheet, CCFNB had no material liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in the CCFNB Balance Sheet under GAAP that were not reflected, noted or reserved against in accordance with GAAP therein. Except as disclosed in Schedule 4.9, CCFNB and First Columbia Bank have not incurred, since the date of the CCFNB Balance Sheet, any such liability, other than liabilities of the same nature as those set forth in the CCFNB Balance Sheet, all of which have been incurred in the Ordinary Course of Business and are not unusual or extraordinary in amount.

4.10. Absence of Changes. Since the date of the CCFNB Balance Sheet, CCFNB and First Columbia Bank have each conducted their businesses in the Ordinary Course of Business and, except as disclosed in Schedule 4.10, neither CCFNB nor First Columbia Bank have undergone any changes in their condition (financial or otherwise), assets, liabilities, business, results of operations or future prospects which, in the aggregate, had a Material Adverse Effect as to CCFNB and First Columbia Bank on a consolidated basis.

4.11. Dividends, Distributions and Stock Purchases. Except as set forth in Schedule 4.11, since the date of the CCFNB Balance Sheet, CCFNB has not declared, set aside, made or paid any dividend or other distribution in respect of the CCFNB Common Stock, or purchased, issued or sold any shares of CCFNB Common Stock or the First Columbia Bank Common Stock, other than as described in the CCFNB Reports.

4.12. Taxes. Each of CCFNB and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of CCFNB and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid or adequate provision has been made for any such Taxes on the CCFNB Balance Sheet in accordance with GAAP. Each of CCFNB and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither CCFNB nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Except as set forth on Schedule 4.12, the federal income Tax Returns of CCFNB and its Subsidiaries for all years in the five (5) year period ending December 31 of the Prior Year have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against CCFNB or any of its Subsidiaries. There are no pending or threatened, in writing, disputes, claims, audits, examinations or other proceedings regarding any material Taxes of CCFNB and its Subsidiaries or the assets of CCFNB and its Subsidiaries. In the last six (6) years, neither CCFNB nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that CCFNB or any of its Subsidiaries was required to file any Tax Return that was not filed. CCFNB has made available to MBF true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of CCFNB or any of its Subsidiaries. Neither CCFNB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among CCFNB and its Subsidiaries and set forth on Schedule 4.12). Neither CCFNB nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was CCFNB) or (B) has any liability for the Taxes of any person (other than CCFNB or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither CCFNB nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither CCFNB nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). At no time during the past five (5) years has CCFNB been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither CCFNB nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Effective Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Effective Date, or (v) prepaid amount received on or prior to the Effective Date, in the case of (i), (iii), (iv) and (v), outside of the Ordinary Course of Business.

4.13. Title to and Condition of Assets. Except as disclosed in Schedule 4.13, CCFNB and First Columbia Bank have good and marketable title to all material consolidated real and personal properties and assets reflected in the CCFNB Balance Sheet or acquired subsequent to the date of the CCFNB Balance Sheet, (other than OREO or property and assets disposed of in the Ordinary Course of Business), free and clear of all liens or encumbrances of any kind whatsoever; provided, however, that the representations and warranties contained in this sentence do not cover liens or encumbrances that: (i) are reflected in the CCFNB Balance Sheet or in Schedule 4.13; (ii) represent liens of current taxes not yet due or which, if due, may be paid without penalty, or which are being contested in good faith by appropriate proceedings; and (iii) represent such imperfections of title, liens, encumbrances, zoning requirements and easements, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use, of the properties and assets subject thereto. The material structures and other improvements to real estate, furniture, fixtures and equipment reflected in the CCFNB Balance Sheet or acquired subsequent to the date of the CCFNB Balance Sheet: (A) are in good operating condition and repair (ordinary wear and tear excepted), and (B) comply in all material respects with all applicable laws, ordinances and regulations, including without limitation all building codes, zoning ordinances and other similar laws, except where any noncompliance would not materially detract from the value, or interfere with the present use, of such structures, improvements, furniture, fixtures and equipment. CCFNB and First Columbia Bank own or have the right to use all real and personal properties and assets that are material to the conduct of their respective businesses as presently conducted.

4.14. Contracts.

(a) Except as set forth in Schedule 4.14, as of the date hereof, neither CCFNB nor First Columbia Bank is a party to or bound by any Material Contract, other than any CCFNB Benefit Plan. Neither CCFNB nor

First Columbia Bank knows of, or has received written, or to CCFNB’s Knowledge, oral notice of, any violation of a Material Contract by any of the other parties thereto which would reasonably be likely to be, either individually or in the aggregate, material to CCFNB and its Subsidiaries, taken as a whole.

(b) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CCFNB: (i) each Material Contract is valid and binding on CCFNB or one of its Subsidiaries, as applicable, and in full force and effect, (ii) CCFNB and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Material Contract, (iii) to CCFNB’s Knowledge, each third-party counterparty to each Material Contract has performed all obligations required to be performed by it to date under such Material Contract and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of CCFNB or any of its Subsidiaries under any such Material Contract.

4.15. Litigation and Governmental Directives. Except as disclosed in Schedule 4.15, (i) there is no litigation, investigation or proceeding pending, or to the Knowledge of CCFNB or First Columbia Bank, threatened, that involves CCFNB or First Columbia Bank or any of their properties; (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any Governmental Entity against, or with the consent of, CCFNB or First Columbia Bank; and (iii) neither CCFNB nor First Columbia Bank have Knowledge of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding. All litigation in which CCFNB or First Columbia Bank are involved as a plaintiff in which the amount sought to be recovered is greater than $100,000 is identified in Schedule 4.15. Neither CCFNB nor any of its Subsidiaries is, or has been since January 1 of the Current Year, subject to any Regulatory Agreement, nor been advised in writing or, to CCFNB’s Knowledge, orally by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.

4.16. Risk Management Instruments. All Derivative Contracts, whether entered into for the account of CCFNB, any of its Subsidiaries or for the account of a customer of CCFNB or one of its Subsidiaries, were entered into in the Ordinary Course of Business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of CCFNB or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Bankruptcy and Equity Exceptions), and are in full force and effect. CCFNB and each of its Subsidiaries have duly performed in all material respects all of their material obligations under each Derivative Contract to the extent that such obligations to perform have accrued, and, to CCFNB’s Knowledge, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder. Each such Derivative Contract has been reflected in the books and records of CCFNB and such Subsidiaries in accordance with GAAP consistently applied. Each Derivative Contract is evidenced by customary and appropriate documentation (including an ISDA master agreement and long-form confirmation).

4.17. Environmental Matters. Neither CCFNB nor First Columbia Bank has any material liability relating to any environmental contaminant, pollutant, toxic or hazardous waste or other similar substance that has been generated, used, stored, processed, disposed of or discharged onto any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by CCFNB or First Columbia Bank and which is required to be reflected, noted or adequately reserved against in CCFNB’s consolidated financial statements under GAAP. In particular, without limiting the generality of the foregoing sentence, but subject to the materiality and financial statement disclosure standards stated therein, except as disclosed in Schedule 4.17, neither CCFNB nor First Columbia Bank have environmental liabilities based on their use or incorporation of: (i) any materials containing asbestos in any building or other structure or improvement located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by CCFNB or First Columbia Bank; (ii) any electrical transformers, fluorescent light fixtures with ballasts or other equipment containing PCBs on any of the real estate now or previously owned or acquired

(including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by CCFNB or First Columbia Bank; or (iii) any underground storage tanks for the storage of gasoline, petroleum products or other toxic or hazardous wastes or similar substances located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by CCFNB or First Columbia Bank.

4.18. Intellectual Property. CCFNB and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Schedule 4.18 sets forth a list of all such trademarks, service marks, brand names, internet domain names, social media accounts, pages and registrations, logos, symbols, certification marks, trade dress, patents and patent applications. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CCFNB: (i) (A) the use of any Intellectual Property by CCFNB and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which CCFNB or any of its Subsidiaries acquired the right to use any Intellectual Property, and (B) no person has asserted to CCFNB that CCFNB or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (ii) no person is challenging, or to the Knowledge of CCFNB, infringing on or otherwise violating any right of CCFNB or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to CCFNB or its Subsidiaries; and (iii) neither CCFNB nor any of its Subsidiaries has received any notice of any claim with respect to any Intellectual Property owned or licensed by CCFNB or any of its Subsidiaries, and CCFNB and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by CCFNB and its Subsidiaries.

4.19. Privacy. The computer, information technology and data processing systems, facilities and services used by CCFNB or First Columbia Bank, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “CCFNB Systems”), are reasonably sufficient for the conduct of the respective businesses of CCFNB and First Columbia Bank as currently conducted and the CCFNB Systems are in sufficiently good working condition to effectively perform all computing, information technology and data processing operations reasonably necessary for the operation of the respective businesses of CCFNB and First Columbia Bank as currently conducted, in each case, except for such failures that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CCFNB. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CCFNB, to the Knowledge of CCFNB, since January 1, 2020, no third party has gained unauthorized access to any CCFNB Systems owned or controlled by CCFNB or First Columbia Bank. CCFNB and First Columbia Bank have taken commercially reasonable steps and implemented commercially reasonable safeguards (i) to protect the CCFNB Systems from unauthorized access and from disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials and (ii) that are designed for the purpose of reasonably mitigating the risks of cybersecurity breaches and attacks. Each of CCFNB and First Columbia Bank has in all material respects implemented reasonably appropriate backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably mitigate the risk of a material disruption to the operation of the respective businesses of CCFNB and First Columbia Bank. Each of CCFNB and its Subsidiaries has (a) complied in all material respects with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of Personal Information, and with all applicable Privacy Laws; (b) the requisite consent or other authority under all applicable laws regarding the collection, use, storage, disclosure, or other processing of Personal Information to use, disclose, store, and otherwise process Personal Information, which consent or other authority is sufficient for the business as currently conducted, and (c) taken commercially reasonable measures to ensure that all Personal Information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. No communication from any Governmental Entity with respect to or alleging non-compliance with any law regarding the collection, use, storage, disclosure or other processing of Personal

Information has been received by CCFNB or any of its Subsidiaries. To the Knowledge of CCFNB, since January 1, 2020, there has been no material loss, damage, or unauthorized access, use, modification, or other misuse of any such information by CCFNB or First Columbia Bank.

4.20. Compliance with Laws; Governmental Authorizations. CCFNB and each of its Subsidiaries hold, and have at all times since December 31 of the Prior Year held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on CCFNB, and to the Knowledge of CCFNB no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. CCFNB and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to CCFNB or any of its Subsidiaries, including (to the extent applicable to CCFNB or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the CARES Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the SOX Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. First Columbia Bank has a Community Reinvestment Act rating of “satisfactory” or better.

4.21. Insurance. CCFNB and First Columbia Bank hold, and at all times since January 1, 2017 have held, policies of insurance with respect to all such risks as is customary for bank holding companies and for banks and other companies engaged in the business and the activities in which CCFNB and/or First Columbia Bank was engaged at any time during such period (except for title insurance policies), including without limitation all financial institutions bonds. All policies of insurance held by or on behalf of CCFNB or First Columbia Bank are listed in Schedule 4.21. All such policies of insurance are in full force and effect, and no notices of rejected claims or cancellation have been received in connection therewith.

4.22. Financial Institutions Bonds. Since January 1, 2017, First Columbia Bank has continuously maintained in full force and effect one or more financial institutions bonds listed in Schedule 4.22 insuring First Columbia Bank against acts of dishonesty by each of its employees. No claim has been made under any such bond and First Columbia Bank has no Knowledge of any fact or condition presently existing which might form the basis of a claim under any such bond. First Columbia Bank has received no notice that its present financial institutions bond or bonds will not be renewed by its carrier on substantially the same terms as those now in effect.

4.23. Employee Benefit Plans.

(a) Schedule 4.23(a) sets forth a complete list of: (i) each Benefit Plan, including an employee benefit plan defined in Section 3(3) of ERISA including each employee pension benefit plan and each employee welfare benefit plan as defined, respectively, in Sections 3(2) and 3(1) of ERISA, and (ii) each other benefit plan, policy, program, arrangement or agreement, which is sponsored or maintained by CCFNB or First Columbia Bank for the benefit of its employees.

(b) CCFNB or First Columbia Bank has made available to MBF with respect to each Benefit Plan, accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all plan terms; (iii) where applicable, copies of any trust and/or custodial agreements, insurance policies, administrative service agreements, adoption agreements, any investment management or investment advisory agreement, each as now in effect; (iv) copies of the most recent summary plan description, summary of material modifications, and summary annual report; (v) in the case of any Benefit Plan that is intended to be qualified under Code Section 401(a), a copy of the most recent determination letter or advisory letter (for a volume submitter document) issued by the IRS; (vi) a copy of the most recently filed Forms 5500, with schedules and financial statements attached for each Benefit Plan, as applicable; (vii) the most recent coverage and non-discrimination tests performed under the applicable Sections of the Code with respect to any Benefit Plan; and (viii) copies of any correspondence from the IRS, U.S. Department of Labor or other governmental or regulatory agency relating to any Benefit Plan within the past three (3) years.

(c) Each Benefit Plan has been operated and administered in compliance with its terms and all applicable requirements of ERISA and the Code, the ADEA, COBRA, HIPAA, ACA and any regulations or rules promulgated thereunder, and all filings, disclosures, notices and payments required by ERISA, the Code, ADEA, COBRA, HIPAA and the ACA and any other applicable law have been timely made. Each Benefit Plan that is intended to be qualified under Code Section 401(a) has received a determination letter or advisory letter (for a volume submitter document) issued by the IRS. With respect to each Benefit Plan, neither CCFNB or First Columbia Bank has engaged in any nonexempt “prohibited transaction,” as such term is defined in Section 406 of ERISA or Code Section 4975 and there is no action, suit or claim pending against any Benefit Plan (nor to the Knowledge of CCFNB or First Columbia Bank, any facts or circumstances that could reasonably be expected to give rise to any such suit, action or claim), other than routine claims for benefits.

(d) Neither CCFNB or First Columbia Bank maintains or is required to contribute to, either currently, or at any time since December 31, 2004 any Benefit Plan that: (i) is a “multiemployer plan” within the meaning of Section 3(37) of ERISA; (ii) is a “multiple employer plan” within the meaning of Code Section 413(c); (iii) is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; (iv) is subject to the funding requirements of Code Section 412 or Title IV of ERISA; (v) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by COBRA or under a similar state law); or (vi) is an employee welfare benefit plan within the meaning of ERISA Section 3(1) for which contributions are made or are required to be made, either by law or by contract, to a trust.

(e) Each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Code Section 409A(d)(1)) is operated in compliance with the provisions of Code Section 409A and the regulations promulgated thereunder.

4.24. Loan Portfolio.

(a) As of the date hereof, except as set forth in Schedule 4.24(a), neither CCFNB nor any of its Subsidiaries is a party to any written or oral (i) Loans in which CCFNB or any Subsidiary of CCFNB is a creditor which as of the end of the last full month prior to the date of this Agreement, had an outstanding balance of $50,000 or more and under the terms of which the obligor was, as of the end of the last full month prior to the date of this Agreement, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or principal shareholder of CCFNB or any of its Subsidiaries (as such terms are defined in 12 C.F.R. Part 215). Except as such disclosure may be limited by any applicable law, rule or regulation, Schedule 4.24(a) sets forth a true, correct and complete list of all of the Loans of CCFNB and its Subsidiaries that, as of the end of the last full month prior to the date of this Agreement (i) had an outstanding balance of $50,000 or more and were classified by CCFNB as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, or (ii) for which CCFNB or First Columbia Bank has afforded payment accommodation, forbearance or otherwise modified or amended in accordance with the CARES Act or otherwise as a result of the effects of the

COVID-19 pandemic, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CCFNB, each outstanding Loan of CCFNB and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of CCFNB and its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(c) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CCFNB, each outstanding Loan of CCFNB and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of CCFNB and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d) None of the agreements pursuant to which CCFNB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e) There are no outstanding Loans made by CCFNB or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of CCFNB or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f) Neither CCFNB nor any of its Subsidiaries is now nor has it been since December 31 of the Prior Year, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(g) Neither CCFNB nor First Columbia Bank has directly contracted with an agent for providing assistance to eligible borrowers in connection with any PPP loans.

4.25. Investment Portfolio.

(a) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CCFNB, each of CCFNB and its Subsidiaries has good title in all material respects to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the Ordinary Course of Business to secure obligations of CCFNB or its Subsidiaries. Such securities are valued on the books of CCFNB in accordance with GAAP in all material respects.

(b) CCFNB and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that CCFNB believes are prudent and reasonable in the context of their respective businesses, and CCFNB and its Subsidiaries have, since January 1 of the Current Year, been in compliance with such policies, practices and procedures in all material respects.

4.26. Related Party Transactions. There are no Related Party Transactions nor are there any currently proposed Related Party Transactions or series of Related Party Transactions, between CCFNB or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of CCFNB or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding CCFNB Common Stock (or any of such person’s immediate family members or Affiliates) (other than Subsidiaries of CCFNB) on the other hand.

4.27. Certain Activities.

(a) Neither CCFNB, nor First Columbia Bank:

(i) provides investment management, investment advisory or sub-advisory services to any person, including management and advice provided to separate accounts and participation in wrap fee programs, and that would require CCFNB or First Columbia Bank to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended;

(ii) is a broker-dealer, or is required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant or introducing broker under any applicable laws or regulations;

(iii) originates, maintains or administers credit card accounts; or

(iv) provides, or has provided, merchant credit card processing services to any merchants.

(b) Each of CCFNB and First Columbia Bank has administered all accounts for which it acts or has acted as a fiduciary, including, but not limited to, accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable laws and regulations. To CCFNB’s Knowledge, neither CCFNB, First Columbia Bank, nor any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

4.28. Brokers, Finders and Financial Advisors. Neither CCFNB nor First Columbia Bank have paid or become obligated to pay any fee or commission of any kind whatsoever to any investment banker, broker, finder, financial advisor or other intermediary for, on account of or in connection with the transactions contemplated in this Agreement except for the retention of The Kafafian Group, Inc. (“TKG”) by CCFNB and the fee payable pursuant thereto.

4.29. Fairness Opinion. The board of directors of CCFNB has received a written opinion from TKG (a copy of such written opinion having been provided to MBF) to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration is fair to CCFNB’s shareholders, from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.30. Complete and Accurate Disclosure. Neither this Agreement (insofar as it relates to CCFNB, First Columbia Bank, the CCFNB Common Stock, the First Columbia Bank common equity, and the involvement of CCFNB and First Columbia Bank in the transactions contemplated hereby) nor any Exhibits or Schedules to this Agreement nor the financial statements delivered by CCFNB to MBF pursuant to Section 4.8 contains, at the time and under the circumstances under which it is made, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.31. Proxy Statement/Prospectus. The information relating to CCFNB and First Columbia Bank to be contained in the Proxy Statement/Prospectus and Registration Statement, or in any other document filed with any Regulatory Agency or other Governmental Entity in connection herewith, and any amendments or supplements thereto, will: (i) comply in all material respects with applicable provisions of the Securities Act, and the Exchange Act and the applicable rules and regulations of the SEC thereunder; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact that is required to be stated therein or necessary in order (A) to make the statements therein not false or misleading, or (B) to correct any statement in an earlier communication with respect to the Proxy Statement/Prospectus or Registration Statement which has become false or misleading.

4.32. Beneficial Ownership of MBF Common Stock. CCFNB and First Columbia Bank do not, and prior to the Effective Time, CCFNB and First Columbia Bank will not, own beneficially (within the meaning of SEC Rule 13d 3(d)(1)) more than five percent (5%) of the outstanding shares of MBF Common Stock.

4.33. Reorganization. CCFNB has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.34. Labor Relations and Employment Agreements.

(a) Neither CCFNB nor First Columbia Bank is a party to or bound by any collective bargaining agreement. CCFNB and First Columbia Bank enjoy good working relationships with their employees, and there are no labor disputes pending, or to the Knowledge of CCFNB threatened, that would have a Material Adverse Effect on CCFNB. To CCFNB’s Knowledge, in the last five (5) years, (i) except as previously disclosed to MBF, no allegations of sexual harassment have been made against any employee at the level of vice president or above, and (ii) neither CCFNB nor First Columbia Bank has entered into any settlement agreements related to allegations of sexual harassment or misconduct by any employee at the level of vice president or above. All Employment Obligations to which CCFNB and/or First Columbia Bank is a party or by which either or both is bound, are disclosed on Schedule 4.34. Except as disclosed in Schedule 4.34, as of the Effective Time, neither CCFNB nor First Columbia Bank will have any liability for employee termination rights or payments arising out of any Employment Obligation, and neither the execution of this Agreement nor the consummation of the Merger shall, by itself, entitle any employee of CCFNB or First Columbia Bank to any “change of control” payments or benefits and, except as disclosed on Schedule 4.34, each employee who is a party to or beneficiary of a change in control or deferred compensation agreement, benefit or obligation of CCFNB and/or First Columbia Bank has waived in writing any payment, benefit vesting or accrual that otherwise would have inured to such employee’s benefit as a result of the execution of this Agreement or the consummation of the Merger. Except as set forth on Schedule 4.34, no payment that is owed or may become due to any director, officer, employee, or agent of CCFNB or First Columbia Bank as a result of the consummation of the Merger will be non-deductible to CCFNB or First Columbia Bank or subject to tax under Sections 280G or 4999; nor, except as set forth on Schedule 4.34, will CCFNB or First Columbia Bank be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person as a result of the consummation of the Merger.

(b) Each of CCFNB and First Columbia Bank has, since January 1, 2016, been in compliance with all applicable laws with respect to employment and employee relations, including those in respect of discrimination, harassment or retaliation in employment, pay equity, terms and conditions of employment, pay rates, termination of employment, wages, hours, overtime pay, vacation, disability, leave, occupational safety and health, employee whistle-blowing, immigration, data protection, employee privacy, employment practices and classification of employees, consultants and independent contractors. CCFNB and First Columbia Bank have not engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable labor laws or been in breach of any other applicable law. There are no claims, charges, complaints, grievances, disciplinary matters or controversies pending or, to CCFNB’s Knowledge, threatened, between CCFNB or First Columbia Bank and any current or former employees, including any such claims, complaints, grievances, disciplinary matters or controversies that have resulted or reasonably could be expected to result in a legal proceeding.

4.35. State Takeover Laws. The board of directors of CCFNB has approved this Agreement and the transactions contemplated hereby as required to render the Takeover Statutes inapplicable to this Agreement and the transactions contemplated hereby.

4.36. Voting Agreements. As of the date hereof, each member of the CCFNB board of directors and each executive officer of CCFNB has entered into a voting agreement with MBF substantially in the form attached to this Agreement as Exhibit “B.”

ARTICLE V.

COVENANTS OF MBF

From the date of this Agreement until the Effective Time, MBF covenants and agrees to comply, and shall cause Muncy Bank to comply, with the following covenants:

5.1. Conduct of Business. Except as otherwise consented to by CCFNB in writing (such consent not to be unreasonably withheld) or as set forth on Schedule 5.1, MBF and Muncy Bank shall:

(a) use all reasonable efforts to carry on their respective businesses in the Ordinary Course of Business;

(b) use all reasonable efforts to preserve their present business organizations, to retain the services of substantially all of their present officers and employees, and to maintain their relationships with customers, suppliers and others having business dealings with MBF or Muncy Bank;

(c) maintain all of their structures, equipment and other real property and tangible personal property in good repair, order and condition, except for ordinary wear and tear and damage by casualty;

(d) use all reasonable efforts to preserve or collect all material claims and causes of action belonging to MBF or Muncy Bank;

(e) keep in full force and effect all insurance policies now carried by MBF or Muncy Bank;

(f) perform in all material respects each of their obligations under all Material Contracts to which MBF or Muncy Bank are a party or by which any of them may be bound or which relate to or affect their properties, assets and business;

(g) maintain their books of account and other records in the Ordinary Course of Business;

(h) comply in all material respects with all statutes, laws, ordinances, rules and regulations, decrees, orders, consent agreements, memoranda of understanding and other federal, state, and local governmental directives applicable to MBF or Muncy Bank and to the conduct of their businesses;

(i) not amend MBF’s or Muncy Bank’s Articles of Incorporation or Bylaws, except in accordance with the terms hereof or to the extent necessary to consummate the transactions contemplated by this Agreement;

(j) not terminate, materially amend, or waive any material provision of, any Material Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or any material lease or contract, other than normal renewals of contracts and leases in the Ordinary Course of Business (to the extent that the amounts owed under the terms of such contract or lease is less than $100,000) and without material adverse changes of terms with respect to MBF, or enter into any contract that would constitute a Material Contract if it were in effect on the date of this Agreement;

(k) not make any material acquisition or disposition of any properties or assets (except for acquisitions or dispositions of properties or assets in accordance with any Material Contract disclosed on Schedule 3.14 or which do not exceed, in any case, $100,000), merge or consolidate with any entity (except pursuant to the terms and conditions of this Agreement) or purchase or acquire capital stock or other interest in any other entity, purchase or otherwise acquire all or substantially all of the business or assets of any other person, or transfer or sell a substantial portion of its business or assets to any person (except pursuant to the terms and conditions of this Agreement), or subject any of their properties or assets to any material lien, claim, charge, or encumbrance of any kind whatsoever, except for loan and investment activity engaged in the Ordinary Course of Business and consistent with past practice;

(l) not knowingly take or permit to be taken any action which would constitute or cause a material breach of any representation, warranty or covenant set forth in this Agreement as of or subsequent to the date of this Agreement or as of the Effective Date, or that is intended or expected to result in any of the conditions to the Merger set forth in ARTICLE VII not being satisfied or in any violation of any provision of this Agreement;

(m) not (i) adjust, split, combine or reclassify any capital stock; (ii) make, declare or pay any dividend (other than payments of regular dividends at historical rates and amounts), or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except dividends paid by Muncy Bank); (iii) grant any stock options, stock appreciation rights, performance shares, restricted stock units, deferred stock units, shares of restricted stock or other equity or equity-based awards or interests or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or (iv) issue, sell or otherwise permit to become outstanding (including by issuing any shares of MBF Common Stock that are held as “treasury shares” as of the date of this Agreement) any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of capital stock;

(n) except for transactions in the Ordinary Course of Business, not make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary of MBF;

(o) not increase the rate of compensation of, pay a bonus or severance compensation to, establish or amend any MBF Benefit Plan, except as required by law, or, except pursuant to the terms and conditions of this Agreement, enter into or amend any Employment Obligation, severance or “change in control” agreement or arrangement with any officer, director, employee or consultant of MBF or Muncy Bank, or hire any new employees, except for the hiring of at will employees to replace employees of Muncy Bank after the date hereof and only at annual cash compensation not to exceed $75,000;

(p) not:

(i) enter into a new line of business;

(ii) make any loans or extensions of credit or grant additional credit to a current borrower, except in the Ordinary Course of Business; provided that any individual unsecured loan or unsecured extension of credit, or grant of additional unsecured credit, in each case, in excess of $250,000 that is not as of the date of this Agreement approved and committed (a schedule of which approved and committed loans has been made available to CCFNB) or any individual secured loan or secured extension of credit or grant of additional secured credit, in each case, in excess of $3,000,000 that is not as of the date of this Agreement approved and committed (a schedule of which approved and committed loans has been made available to CCFNB) shall require the prior written approval of the Chief Lending Officer of CCFNB or in such officer’s absence, the Chief Executive Officer, which approval or rejection shall be given in writing (e-mail to suffice) within two (2) Business Days after the loan package is delivered by e-mail or other written form of delivery to such officer, or it shall be deemed approved;

(iii) sell any investment security, except in the Ordinary Course of Business; provided that if the amount of investment securities sold in any transaction, together with all other sales of investment securities settled after the date of this Agreement, shall exceed $5,000,000 in the aggregate, the prior written approval of the Chief Financial Officer of CCFNB or, in such officer’s absence, the Chief Executive Officer, shall be required, which approval or rejection shall be given in writing (e-mail to suffice) within two (2) Business Days after the written request for approval is delivered by email or other written form of delivery to such officer, or it shall be deemed approved; or

(iv) create, borrow, incur or assume any long-term (1 year or more) loan, borrowing or indebtedness in excess of $5,000,000 in the aggregate without the prior written approval of the Chief Financial Officer of CCFNB or, in such officer’s absence, the Chief Executive Officer, which approval or rejection shall be given in writing (e-mail to suffice) within two (2) Business Days after the written request for approval is delivered by e-mail or other written form of delivery to such officer, or it shall be deemed approved.

(q) make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, buying or selling rights to service Loans, (ii) investment, deposit pricing, risk and asset liability management or other banking and operating matters (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof) or (iii) hedging, in each case, except as required by applicable law or requested by a Bank Regulator;

(r) not enter into any Related Party Transaction, except loans in accordance with Regulation O;

(s) in determining the additions to loan loss reserves and loan write-offs, writedowns and other adjustments and reserves, write-offs, writedowns and other adjustments with respect to other real estate owned that reasonably should be made by Muncy Bank and classifying, valuing and retaining its investment portfolio, during the Current Year and thereafter, MBF and Muncy Bank shall act in accordance with GAAP and shall advise CCFNB of any material changes thereto;

(t) file with appropriate federal, state, local and other governmental agencies all Tax Returns and other material reports required to be filed, pay in full or make adequate provisions for the payment of all Taxes, interest, penalties, assessments or deficiencies shown to be due on Tax Returns or by any taxing authorities and report all information on such returns truthfully, accurately and completely;

(u) other than in the Ordinary Course of Business, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(v) not settle any material claim, suit, action or proceeding, except in the Ordinary Course of Business; provided that (x) the amount for which MBF or any of its Subsidiaries is liable, net of any insurance recoveries received by MBF or any of its Subsidiaries, for all such settlements shall not exceed $35,000 in the aggregate and (y) no such settlement shall impose any material restriction on the business of MBF or its Subsidiaries or the Surviving Corporation;

(w) not merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Subsidiaries except pursuant to the terms of this Agreement;

(x) not materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;

(y) not implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(z) except as permitted by (k) above, not make any capital expenditures other than in the Ordinary Course of Business or as necessary to maintain existing assets in good repair not exceeding, in the aggregate, $100,000;

(aa) not make application for the opening, relocation or closing of any, or open, relocate or close any, branches or automated banking locations;

(bb) not reduce the amount of insurance coverage or fail to renew any existing insurance policy, in each case, with respect to the key employees, properties or assets of MBF or any of its Subsidiaries;

(cc) not make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the Ordinary Course of Business consistent with customary banking practice;

(dd) not take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger and the Bank Merger, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code; and

(ee) not agree to take, make any commitment to take, or adopt any resolutions of MBF’s board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.1.

5.2. Best Efforts. MBF and Muncy Bank shall cooperate with CCFNB and First Columbia Bank and shall use their respective best efforts to do or cause to be done all things necessary or appropriate on their part in order to effectuate the transactions contemplated by this Agreement, fulfill the conditions precedent set forth in ARTICLE VII of this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger. In particular, without limiting the generality of the foregoing sentence, MBF agrees to do the following:

(a) Applications for Regulatory Approval. MBF shall cooperate with and assist CCFNB and CCFNB’s counsel and accountants in the preparation of all required applications for all Requisite Regulatory Approvals.

(b) Registration Statement; Proxy Statement/Prospectus. MBF shall cooperate with and assist CCFNB and CCFNB’s counsel and accountants in the preparation of the Registration Statement and combined Proxy Statement/Prospectus.

(c) Employee Training. MBF and Muncy Bank shall coordinate with CCFNB in making employees reasonably available for training by CCFNB at MBF’s and Muncy Bank’s facilities a reasonable period of time prior to the Effective Time, to the extent that such training is deemed reasonably necessary by CCFNB to ensure that MBF’s and Muncy Bank’s facilities will be properly operated in accordance with the Surviving Corporation’s policies after the Merger.

5.3. MBF Recommendation. MBF shall hold a meeting of its shareholders for the purpose of obtaining approval of the Merger and this Agreement and the Proxy Statement/Prospectus shall contain the recommendation of the MBF board of directors to its Shareholders that they vote in favor thereof (the “MBF Recommendation”).

5.4. Proxy Solicitor. If CCFNB requests, MBF shall retain a proxy solicitor in connection with the solicitation of MBF shareholder approval of this Agreement. The selection of the proxy solicitor shall be at the discretion of MBF, provided it is reasonably acceptable to CCFNB.

5.5. Access to Properties and Records. MBF and Muncy Bank shall give to CCFNB and to its authorized employees and representatives (including, without limitation, CCFNB’s counsel, accountants, economic and environmental consultants and other designated representatives) such access during normal business hours to all properties, books, contracts, documents and records of MBF and Muncy Bank as CCFNB may reasonably request (other than the portions of the minutes that discuss any of the transactions contemplated by the Agreement), subject to the obligation of CCFNB and its authorized employees and representatives to maintain the confidentiality of all nonpublic information concerning MBF and Muncy Bank obtained by reason of such access and subject to applicable law. Notwithstanding the forgoing, MBF and Muncy Bank shall not be required to provide access to or to disclose information where such access or disclosure would result in the waiver by it of the privilege protecting communications between it and any of its counsel or that is otherwise prohibited by law; provided, however, that MBF and Muncy Bank acknowledge that they share a common goal of sharing information with CCFNB and First Columbia Bank, that the Parties and their respective subsidiaries are each represented by counsel and such counsel have agreed to take a joint approach to any litigation involving a Party or its Subsidiary and, accordingly, the Parties intend that all information shared in this Agreement, the Schedules hereto and the due diligence related to this Agreement shall be received and held in confidence pursuant to the terms and conditions of the Confidentiality Agreement and be subject to and protected by each Party, individually, and both Parties’ joint attorney client privileges, and further protected pursuant to the work product doctrine afforded to each Party’s respective counsel. CCFNB shall use commercially reasonable efforts to minimize any interference with MBF’s regular business operations during any such access to the property, books and records of MBF or Muncy Bank.

5.6. Termination of Director Retirement Agreements. Not more than thirty (30) days prior to and effective as of the Effective Time, MBF shall terminate the MBF director retirement agreements in accordance with Section 7.3(a) (as amended) thereof. Payment of the change in control benefit shall be made in a lump sum payment to each MBF director whose director retirement plan is so terminated at the Effective Time.

5.7. Subsequent Financial Statements. Between the date of signing of this Agreement and the Effective Time, MBF shall promptly prepare and deliver to CCFNB as soon as practicable, all Additional Financial Statements. MBF shall be deemed to make the representations and warranties set forth in Sections 3.8, 3.9 and 3.10 to CCFNB with respect to MBF’s Additional Financial Statements upon delivery thereof.

5.8. Update Schedules. MBF shall promptly disclose to CCFNB in writing any change, addition, deletion or other modification to the information set forth in its Schedules to this Agreement. No such modification shall, however, be deemed an acceptance by CCFNB thereof.

5.9. Notice. MBF shall promptly notify CCFNB in writing of any actions, claims, investigations, proceedings or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to CCFNB in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise would have a Material Adverse Effect on MBF or restrict in any material manner the right or ability of MBF to carry on its business as presently conducted.

5.10. No Solicitation.

(a) Except as set forth in Section 5.10(b), MBF shall not, and shall cause Muncy Bank and its respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates and other agents (collectively, the “MBF Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, relates or could reasonably be expected to lead to an Acquisition Proposal; (ii) respond to any inquiry relating to an Acquisition Proposal or an Acquisition Transaction (defined below); (iii) recommend or endorse an Acquisition Transaction; (iv) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any person (other than CCFNB) any information or data with respect to MBF or Muncy Bank or otherwise relating to an Acquisition Proposal; (v) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which MBF is a party; or (vi) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by MBF or any MBF Representative, whether or not such MBF Representative is so authorized and whether or not such MBF Representative is purporting to act on behalf of MBF or otherwise, shall be deemed to be a breach of this Agreement by MBF. MBF and Muncy Bank shall, and shall cause each of the MBF Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, as it relates to MBF, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from CCFNB), whether or not in writing, contemplating, relating to, constituting or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, as it relates to MBF, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving MBF or Muncy Bank; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of MBF or Muncy Bank representing, in the aggregate, twenty-five percent (25%) or more of the assets of MBF and Muncy Bank on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of MBF or Muncy Bank; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of MBF or any Muncy Bank; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 5.10(a), MBF may respond to or engage in discussions or negotiations with, or provide confidential information or data to, any person making an unsolicited bona fide Acquisition Proposal that did not result from a breach of this Section 5.10, if, but only if: (A) the MBF Shareholders’ Meeting shall not have occurred; (B) MBF shall have complied, in all material respects, with the provisions of this Section 5.10; (C) MBF’s board of directors shall have determined, with the advice of its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law; (D) MBF’s board of directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and, with respect to financial matters, its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal; (E) MBF has provided CCFNB with notice of such determination within one (1) business day thereafter; and (F) prior to furnishing or affording access to any confidential information or data with respect to MBF or Muncy Bank or otherwise relating to an Acquisition Proposal, MBF receives from such person a confidentiality agreement with terms no less favorable to MBF than those contained in the Confidentiality Agreement. MBF shall promptly provide to CCFNB any non-public information regarding MBF or Muncy Bank provided to any other person that was not previously provided to CCFNB, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the MBF board of directors determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and, with respect to financial matters, its financial advisor, (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of MBF Common Stock or all, or substantially all, of the assets of MBF and Muncy Bank on a consolidated basis; (ii) would result in a transaction that (A) in the aggregate is more favorable from a financial point of view than the Merger, (B) is more favorable, in the aggregate, to all of MBF’s shareholders than the Merger and the transactions contemplated by this Agreement, in light of the other terms of such proposal, any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby; and (C) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c) MBF shall promptly (and in any event within forty-eight (48) hours) notify CCFNB in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, MBF or any MBF Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree). MBF agrees that it shall keep CCFNB informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Except as set forth in Section 5.10(e), neither the MBF board of directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to

CCFNB in connection with the transactions contemplated by this Agreement (including the Merger), the MBF Recommendation, or make any statement, filing or release, in connection with the MBF Shareholders’ Meeting or otherwise, inconsistent with the MBF Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the MBF Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause MBF or Muncy Bank to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.10(b)) or (B) requiring MBF to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 5.10(d), prior to the date of the MBF Shareholders’ Meeting, the MBF board of directors may approve or recommend to the shareholders of MBF a Superior Proposal or withdraw, qualify or modify the MBF Recommendation in connection therewith after the fifth (5th) Business Day following CCFNB’s receipt of a notice (the “Notice of Superior Proposal”) from MBF advising CCFNB that the MBF board of directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.10) constitutes a Superior Proposal (it being understood that MBF shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its Affiliates that MBF proposes to accept and the subsequent notice period shall be two (2) Business Days) if, but only if, (i) the MBF board of directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and, with respect to financial matters, its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties under applicable law, and (ii) at the end of such five (5) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been committed to it in writing by CCFNB since its receipt of such Notice of Superior Proposal (provided, however, that CCFNB shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), MBF’s board of directors has again in good faith made the determination (A) in clause (i) of this Section 5.10(e) and (B) that such MBF Acquisition Proposal constitutes an Superior Proposal; and MBF shall provide written notice (the “Final Notice of Superior Proposal”) to CCFNB of its determination to accept the Superior Proposal no later than one (1) Business Day following expiration of such five (5) Business Day period.

(f) Nothing contained in this Section 5.10 or elsewhere in this Agreement shall prohibit MBF from (i) taking and disclosing to its shareholders a position contemplated by 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if, in each case, in the good faith judgment of the board of directors, with the advice of outside counsel, making such disclosure to MBF’s shareholders is required under applicable law.

5.11. No Purchase or Sales of CCFNB or MBF Common Stock. MBF and Muncy Bank shall not purchase or sell on the Market, or submit a bid to purchase or an offer to sell on the Market, directly or indirectly, any shares of CCFNB Common Stock or MBF Common Stock or any options, rights or other securities convertible into shares of CCFNB Common Stock or MBF Common Stock.

5.12. Internal Controls. Between the date of this Agreement and the Effective Date, MBF shall permit CCFNB senior officers to meet with the chief financial officer of MBF and other officers responsible for the preparation of MBF’s financial statements, the internal controls of MBF and the disclosure controls and procedures of MBF to discuss such matters as CCFNB may deem reasonably necessary or appropriate for CCFNB to satisfy its obligations under applicable law. CCFNB shall have continuing access through the Effective Time to both the MBF books and records and internal audit team for the purpose of ongoing assessment of internal controls and shall cause its outside auditors to provide any documentation regarding MBF’s internal control to CCFNB and cause its auditors to be available for discussions with CCFNB’s representatives regarding MBF’s systems of internal controls. Notwithstanding the forgoing, MBF shall not be required to provide access to or to disclose information where such access or disclosure would waive any privilege.

5.13. Accrued Sick Time and Vacation Time.

(a) MBF will, or will cause Muncy Bank to, as of the Effective Time, terminate or cancel and pay out in accordance with Muncy Bank’s applicable policies and procedures, all accrued sick time to all Muncy Bank employees who are a least sixty (60) years of age, employed as of the Effective Time and have accrued sick time for which they are entitled to be compensated, and to obtain satisfactory receipts and releases with respect thereto from each and every such employee.

(b) MBF will, or will cause Muncy Bank to, before the Effective Time, amend its accrued sick time policy to terminate its policy of paying employees who retire at sixty-five years of age or older for accrued sick time.

(c) CCFNB agrees that up to 500 hours of unused earned sick time accrued by Muncy Bank as of December 31, 2022 for each Muncy Bank employee who is less than sixty (60) years of age will be credited to each such employee who is employed by First Columbia Bank as of the Effective Time under First Columbia Bank’s leave of absence policies.

(d) CCFNB agrees to credit as sick time under First Columbia Bank’s sick time policies for each Muncy Bank employee who is employed by First Columbia Bank as of the Effective Time the unused earned sick time accrued for each such employee by Muncy Bank for the period January 1, 2023 through the Effective Time plus two (2) additional days of sick time, but not more than, in any individual case, ten (10) days of sick time total.

(e) CCFNB agrees to credit as vacation time under First Columbia Bank’s vacation time policies, for each Muncy Bank employee who is employed by First Columbia Bank as of the Effective Time, the unused earned vacation time accrued for each such employee by Muncy Bank as of the Effective Time.

5.14. Transaction Expenses of MBF.

(a) MBF shall cause its and Muncy Bank’s professionals to render monthly invoices within 30 days after the end of each month. MBF shall advise CCFNB monthly of all out-of-pocket expenses which MBF and Muncy Bank have incurred in connection with the transactions contemplated hereby. MBF shall not, and shall cause Muncy Bank not to, pay fees and expenses to its accountants or attorneys on any basis different than the basis on which such professionals would be paid in the absence of any business combination. All fees and expenses are to be accrued as of the day prior to the Effective Date.

(b) The Parties shall equally share the expenses with respect to the printing and mailing of the Proxy Statement/Prospectus; however, CCFNB shall pay the SEC registration fees for the Registration Statement of which the combined Proxy Statement/Prospectus is a part. The Parties shall equally share the filing fees with respect to the preparation of filing of all required applications for Requisite Regulatory Approval.

(c) MBF shall establish a “stay bonus pool” in the amount of $100,000 to be used by MBF to provide cash incentives to employees of MBF to remain employed by MBF. The Parties shall mutually agree on the employees to whom a stay-bonus will be offered, as well as the amount and terms of payment of such stay-bonuses.

ARTICLE VI.

COVENANTS OF CCFNB

From the date of this Agreement until the Effective Time, or until such later date as may be expressly stipulated in any Section of this ARTICLE VI, CCFNB covenants and agrees to comply, and shall cause First Columbia Bank to comply, with the following covenants:

6.1. Conduct of Business. Except as otherwise consented to by MBF in writing (such consent not to be unreasonably withheld) or as set forth on Schedule 6.1, CCFNB and First Columbia Bank shall:

(a) use all reasonable efforts to carry on their respective businesses in the Ordinary Course of Business;

(b) use all reasonable efforts to preserve their present business organizations, to retain the services of substantially all of their present officers and employees, and to maintain their relationships with customers, suppliers and others having business dealings with CCFNB and First Columbia Bank;

(c) maintain all of their structures, equipment and other real property and tangible personal property in good repair, order and condition, except for ordinary wear and tear and damage by casualty;

(d) use all reasonable efforts to preserve or collect all material claims and causes of action belonging to CCFNB or First Columbia Bank;

(e) keep in full force and effect all insurance policies now carried by CCFNB or First Columbia Bank;

(f) perform in all material respects each of their obligations under all Material Contracts to which CCFNB or First Columbia Bank are a party or by which any of them may be bound or which relate to or affect their properties, assets and business;

(g) maintain their books of account and other records in the Ordinary Course of Business;

(h) comply in all material respects with all statutes, laws, ordinances, rules and regulations, decrees, orders, consent agreements, memoranda of understanding and other federal, state, and local governmental directives applicable to CCFNB or First Columbia Bank and to the conduct of their businesses;

(i) not amend CCFNB’s or First Columbia Bank’s articles of incorporation or bylaws, except in accordance with the terms hereof or to the extent necessary to consummate the transactions contemplated by this Agreement;

(j) not terminate, materially amend, or waive any material provision of, any Material Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or any material lease or contract, other than normal renewals of contracts and leases in the Ordinary Course of Business (to the extent that the amounts owed under the terms of such contract or lease is less than $100,000) and without material adverse changes of terms with respect to CCFNB, or enter into any contract that would constitute a Material Contract if it were in effect on the date of this Agreement;

(k) not make any material acquisition or disposition of any properties or assets (except for acquisitions or dispositions of properties or assets in accordance with any Material Contract disclosed on Schedule 4.14 or which do not exceed, in any case, $100,000), merge or consolidate with any entity (except pursuant to the terms and conditions of this Agreement) or purchase or acquire capital stock or other interest in any other entity, purchase or otherwise acquire all or substantially all of the business or assets of any other person, or transfer or sell a substantial portion of its business or assets to any person (except pursuant to the terms and conditions of this Agreement), or subject any of their properties or assets to any material lien, claim, charge, or encumbrance of any kind whatsoever, except for loan and investment activity engaged in the Ordinary Course of Business and consistent with past practice;

(l) not knowingly take or permit to be taken any action which would constitute or cause a material breach of any representation, warranty or covenant set forth in this Agreement as of or subsequent to the date of this Agreement or as of the Effective Date, or that is intended or expected to result in any of the conditions to the Merger set forth in ARTICLE VII not being satisfied or in any violation of any provision of this Agreement;

(m) not (i) adjust, split, combine or reclassify any capital stock; (ii) make, declare or pay any dividend (other than payments of regular dividends at historical rates and amounts), or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except dividends paid by First Columbia Bank); (iii) grant any stock options, stock appreciation rights, performance shares, restricted stock units, deferred stock units, shares of restricted stock or other equity or equity-based awards or interests or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, except pursuant to CCFNB’s employee stock purchase plan; or (iv) issue, sell or otherwise permit to become outstanding (including by issuing any shares of MBF Common Stock that are held as “treasury shares” as of the date of this Agreement) any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of capital stock, except pursuant to CCFNB’s employee stock purchase plan;

(n) except pursuant to the terms and conditions of this Agreement and for transactions in the Ordinary Course of Business, not make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary of CCFNB;

(o) not increase the rate of compensation of, pay a bonus or severance compensation to, establish or amend any CCFNB Benefit Plan, except as required by law, or, except pursuant to the terms and conditions of this Agreement, enter into or amend any Employment Obligation, severance or “change in control” agreement or arrangement with any officer, director, employee or consultant of CCFNB or First Columbia Bank, or hire any new employees, except for the hiring of at will employees to replace employees of First Columbia Bank after the date hereof and only at annual cash compensation not to exceed $75,000;

(p) not:

(i) enter into a new line of business;

(ii) make any loans or extensions of credit or grant additional credit to a current borrower, except in the Ordinary Course of Business; provided that any individual unsecured loan or unsecured extension of credit, or grant of additional unsecured credit, in each case, in excess of $250,000 that is not as of the date of this Agreement approved and committed (a schedule of which approved and committed loans has been made available to Muncy) or any individual secured loan or secured extension of credit or grant of additional secured credit, in each case, in excess of $3,000,000 that is not as of the date of this Agreement approved and committed (a schedule of which approved and committed loans has been made available to Muncy) shall require the prior written approval of the Chief Commercial Officer of Muncy or in such officer’s absence, the Chief Executive Officer, which approval or rejection shall be given in writing (e-mail to suffice) within two (2) Business Days after the loan package is delivered by email or other written form of delivery to such individual or it shall be deemed approved;

(iii) sell any investment security, except in the Ordinary Course of Business; provided that if the amount of investment securities sold in any transaction, together with all other sales of investment securities settled after the date of this Agreement, shall exceed $5,000,000 in the aggregate, the prior written approval of the Chief Financial Officer of Muncy or, in such officer’s absence, the Chief Executive Officer, shall be required, which approval or rejection shall be given in writing (e-mail to suffice) within two (2) Business Days after the written request for approval is delivered by email or other written form of delivery to such officer, or it shall be deemed approved; or

(iv) create, borrow, incur or assume any long-term (1 year or more) loan, borrowing or indebtedness in excess of $5,000,000 in the aggregate without the prior written approval of the Chief Financial Officer of Muncy or, in such officer’s absence, the Chief Executive Officer, which approval or rejection shall be given in writing (e-mail to suffice) within two (2) Business Days after the written request for approval is delivered by e-mail or other written form of delivery to such officer, or it shall be deemed approved.

(q) make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, buying or selling rights to service Loans, (ii) investment, deposit pricing, risk and asset liability management or other banking and operating matters (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof) or (iii) hedging, in each case, except as required by applicable law or requested by a Bank Regulator;

(r) not enter into any Related Party Transaction, except loans in accordance with Regulation O;

(s) in determining the additions to loan loss reserves and loan write-offs, writedowns and other adjustments and reserves, write-offs, writedowns and other adjustments with respect to other real estate owned that reasonably should be made by First Columbia Bank and classifying, valuing and retaining its investment portfolio, during the Current Year and thereafter, CCFNB and First Columbia Bank shall act in accordance with GAAP and shall advise MBF of any material changes thereto;

(t) file with appropriate federal, state, local and other governmental agencies all Tax Returns and other material reports required to be filed, pay in full or make adequate provisions for the payment of all Taxes, interest, penalties, assessments or deficiencies shown to be due on Tax Returns or by any taxing authorities and report all information on such returns truthfully, accurately and completely;

(u) other than in the Ordinary Course of Business, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(v) not settle any material claim, suit, action or proceeding, except in the Ordinary Course of Business; provided that (x) the amount for which CCFNB or any of its Subsidiaries is liable, net of any insurance recoveries received by CCFNB or any of its Subsidiaries, for all such settlements shall not exceed $35,000 in the aggregate and (y) no such settlement shall impose any material restriction on the business of CCFNB or its Subsidiaries;

(w) not merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Subsidiaries except pursuant to the terms of this Agreement;

(x) not materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;

(y) not implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(z) except as permitted by (k) above, not make any capital expenditures other than in the Ordinary Course of Business or as necessary to maintain existing assets in good repair not exceeding, in the aggregate, $100,000;

(aa) not make application for the opening, relocation or closing of any, or open, relocate or close any, branches or automated banking locations;

(bb) not reduce the amount of insurance coverage or fail to renew any existing insurance policy, in each case, with respect to the key employees, properties or assets of CCFNB or any of its Subsidiaries;

(cc) not make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the Ordinary Course of Business consistent with customary banking practice;

(dd) not take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger and the Bank Merger, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code; and

(ee) not agree to take, make any commitment to take, or adopt any resolutions of CCFNB’s board of directors or similar governing body in support of, any of the actions prohibited by this Section 6.1.

6.2. Best Efforts. CCFNB and First Columbia Bank shall cooperate with MBF and Muncy Bank and shall use their respective best efforts to do or cause to be done all things necessary or appropriate on their part in order to effectuate the transactions contemplated by this Agreement, fulfill the conditions precedent set forth in Article VII of this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger. In particular, without limiting the generality of the foregoing sentence, CCFNB agrees to do the following:

(a) Applications for Regulatory Approval. As promptly as practicable, CCFNB shall prepare and file, with the cooperation and assistance of (and after review by) MBF and its counsel and accountants, all required applications for all Requisite Regulatory Approval. MBF and CCFNB will furnish each other and each other’s counsel with all information concerning themselves, their respective subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of MBF or CCFNB to any Regulatory Agency in connection with the Merger, and the other transactions contemplated by this Agreement. Each party shall have the right to review and approve in advance all characterizations of the information relating to such party and of its subsidiaries, which appear in any filing made in connection with the transactions contemplated by the Agreement with any Regulatory Agency. Each party shall give the other party and its counsel reasonable opportunity to review and comment on each filing prior to its being filed with a Regulatory Agency and shall give the other party and its counsel reasonable opportunity to review and comment on all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Regulatory Agency. Notwithstanding the foregoing, MBF acknowledges that CCFNB or First Columbia Bank, as applicable, will be the applicant with respect to the Requisite Regulatory Approvals and CCFNB’s legal counsel will be counsel of record for such purposes.

(b) Registration Statement; Proxy Statement/Prospectus. CCFNB shall promptly prepare, with the cooperation and assistance of (and after review by) MBF and its counsel and accountants and file with the SEC for the purpose of registering under the Securities Act the shares of CCFNB Common Stock to be issued to shareholders of MBF under the provisions of this Agreement the Registration Statement of which the combined Proxy Statement/Prospectus is a part for the purpose of soliciting proxies of MBF’s and CCFNB’s shareholders in favor of the Merger, under the provisions of this Agreement. CCFNB may rely upon all information provided to it by MBF and Muncy Bank in connection with the preparation of the Proxy Statement/Prospectus and CCFNB shall not be liable for any untrue statement of a material fact or any omission to state a material fact in the Registration Statement, or in the Proxy Statement/Prospectus, if such statement is made by CCFNB in reliance upon any information provided to CCFNB by MBF or Muncy Bank or by any of their officers, agents or representatives. Except as set forth in the preceding sentence, none of the information supplied or to be supplied by CCFNB for inclusion or incorporation by reference in the Registration Statement or in the Proxy Statement/Prospectus will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances made, not misleading, at the time the Registration Statement and each amendment or supplement thereto becomes effective or at the date of mailing the Proxy Statement/Prospectus, or any amendment or supplement thereto, to MBF shareholders. CCFNB shall provide a draft of the Registration Statement to MBF and its counsel for comment and review at least ten (10) Business Days in advance of the anticipated filing date. CCFNB shall notify MBF promptly of the receipt of any comments of the SEC with respect to the Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to MBF promptly copies of all correspondence between CCFNB or any of their representatives and the SEC. CCFNB shall give MBF and its counsel reasonable opportunity to review and comment on the Proxy Statement/Prospectus prior to its being filed with the SEC and shall give MBF and its counsel the reasonable opportunity to review and comment on all amendments and supplements to the Proxy Statement/Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of CCFNB and MBF agrees to use commercially reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC. CCFNB shall use commercially reasonable efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of CCFNB and MBF will use their commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the CCFNB and MBF shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. CCFNB will advise MBF, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of CCFNB Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to CCFNB or MBF, or any of their respective Affiliates, officers or directors, is discovered by CCFNB or MBF which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by CCFNB with the SEC and disseminated by the Parties to CCFNB’s and MBF’s shareholders as, and to the extent required, under the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder. Notwithstanding the foregoing, MBF acknowledges that CCFNB will be the registrant with respect to the Registration Statement and CCFNB’s legal counsel will be counsel of record for such purposes.

6.3. CCFNB Recommendation. CCFNB shall hold a meeting of its shareholders for the purpose of obtaining approval of the Merger and this Agreement and the Proxy Statement/Prospectus shall contain the recommendation of the CCFNB board of directors to its Shareholders that they vote in favor thereof (the “CCFNB Recommendation”).

6.4. Proxy Solicitor. If MBF requests, CCFNB shall retain a proxy solicitor in connection with the solicitation of CCFNB shareholder approval of this Agreement. The selection of the proxy solicitor shall be at the discretion of CCFNB, provided it is reasonably acceptable to MBF.

6.5. State Securities Laws. CCFNB, with the cooperation and assistance of MBF and its counsel and accountants, shall promptly take all such actions as may be necessary or appropriate in order to comply with all applicable Blue Sky laws of any state having jurisdiction over the transactions contemplated by this Agreement.

6.6. Changes in Accounting. CCFNB shall not implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

6.7. Access to Properties and Records. CCFNB and First Columbia Bank shall give to MBF and to its authorized employees and representatives (including, without limitation, MBF’s counsel, accountants, economic and environmental consultants and other designated representatives) such access during normal business hours to all properties, books, contracts, documents and records of CCFNB and First Columbia Bank as MBF may reasonably request (other than the portions of the minutes that discuss any of the transactions contemplated by the Agreement), subject to the obligation of MBF and its authorized employees and representatives to maintain the confidentiality of all nonpublic information concerning CCFNB and First Columbia Bank obtained by reason of such access and subject to applicable law. Notwithstanding the foregoing, CCFNB and First Columbia Bank shall not be required to provide access to or to disclose information where such access or disclosure would result in the waiver by it of the privilege protecting communications between it and any of its counsel or that is otherwise prohibited by law; provided, however, that CCFNB and First Columbia Bank acknowledge that they share a common goal of sharing information with MBF and Muncy Bank, that the Parties and their respective subsidiaries are each represented by counsel and such counsel have agreed to take a joint approach to any litigation involving a Party or its Subsidiary and, accordingly, the Parties intend that all information shared in this Agreement, the Schedules hereto and the due diligence related to this Agreement shall be received and held in confidence pursuant to the terms and conditions of the Confidentiality Agreement and be subject to and protected by each Party, individually, and both Parties’ joint attorney client privileges, and further protected pursuant to the work product doctrine afforded to each Party’s respective counsel. MBF shall use commercially reasonable efforts to minimize any interference with CCFNB’s regular business operations during any such access to the property, books and records of CCFNB or First Columbia Bank.

6.8. Subsequent Financial Statements. Between the date of signing of this Agreement and the Effective Time, CCFNB shall promptly prepare and deliver to MBF as soon as practicable all Additional Financial Statements. CCFNB shall be deemed to make the representations and warranties set forth in Sections 4.8, 4.9 and 4.10 herein to MBF with respect to CCFNB’s Additional Financial Statements upon delivery thereof.

6.9. Update Schedules. CCFNB shall promptly disclose to MBF in writing any change, addition, deletion or other modification to the information set forth in its Schedules to this Agreement. No such modification shall, however, be deemed an acceptance by MBF thereof.

6.10. Notice. CCFNB shall promptly notify MBF in writing of any actions, claims, investigations, proceedings or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to MBF in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise would have a Material Adverse Effect on CCFNB or restrict in any material manner the right or ability of CCFNB to carry on its business as presently conducted.

6.11. Acquisition Proposals.

(a) For purposes of this Agreement, as it relates to CCFNB, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from MBF), whether or not in writing, contemplating, relating to, constituting or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, as it relates to CCFNB, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving CCFNB or First Columbia Bank; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of CCFNB or First Columbia Bank representing, in the aggregate, twenty-five percent (25%) or more of the assets of CCFNB and First Columbia Bank on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of CCFNB or First Columbia Bank; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of CCFNB or any First Columbia Bank; (E) any purchase or other acquisition by CCFNB or First Columbia Bank of a substantial portion of the business, assets or 25% or more of the equity of any other person; or (F) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing. For purposes of this Section 6.11, “CCFNB Representatives” shall mean the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates and other agents of CCFNB and First Columbia Bank.

(b) Prior to furnishing or affording access to any confidential information or data with respect to CCFNB or First Columbia Bank or otherwise relating to an Acquisition Proposal, CCFNB shall enter into a confidentiality agreement with terms no less favorable to CCFNB than those contained in the Confidentiality Agreement. CCFNB shall promptly provide to MBF any non-public information regarding CCFNB or First Columbia Bank provided to any other person that was not previously provided to MBF, such additional information to be provided no later than the date of provision of such information to such other party.

(c) CCFNB shall promptly (and in any event within forty-eight (48) hours) notify MBF in writing if any Acquisition Proposal is made or received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued by or with, CCFNB or any CCFNB Representatives, and such notice shall indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree). CCFNB agrees that it shall keep MBF informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Neither the CCFNB board of directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to MBF, the CCFNB Recommendation, or make any statement, filing or release, in connection with the CCFNB Shareholders’ Meeting or otherwise, inconsistent with the CCFNB Recommendation; (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause CCFNB or First Columbia Bank to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.11(b)) or (B) requiring CCFNB to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, without first providing MBF with not less than five (5) Business Days prior written notice thereof. MBF shall have a period of five (5) Business Days thereafter in which to provide to CCFNB written notice of termination of this Agreement pursuant to Section 8.1(i); provided, however, that no such termination shall become effective until the fifth (5th) Business Day after CCFNB’s receipt of such notice of termination, and provided that MBF shall not have withdrawn, in writing, such notice of termination prior thereto. MBF agrees to consider in good faith such proposals, if any, as CCFNB, during such five (5) Business Day period, may present to MBF in good faith to preserve the transactions contemplated by this Agreement, provided that CCFNB shall have no obligation to make any such proposal and MBF shall have no obligation to accept any such proposal.

(e) Nothing contained in this Section 6.11 or elsewhere in this Agreement shall prohibit CCFNB from (i) taking and disclosing to its shareholders a position contemplated by 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if, in each case, in the good faith judgment of the board of directors, with the advice of outside counsel, making such disclosure to CCFNB’s shareholders is required under applicable law.

6.12. Employment Arrangements.

(a) Subject to any positions eliminated as a result of consolidation of operations, from and after the Effective Time, (i) CCFNB, First Columbia Bank or another subsidiary of CCFNB (any such parties employing employees of MBF or Muncy Bank, the “CCFNB Employers”) shall use its good faith efforts to retain each present employee of CCFNB and MBF, in a comparable position or a position with comparable responsibilities and salary compensation (or, if offered to, and accepted by, an employee, a position for which the employee is qualified with the CCFNB Employers at a compensation commensurate with the position). The Parties will cooperate, prior to the Effective Time, to identify those employees of each institution to be retained after the Effective Time.

(b) Any employee of either Party (excluding any employee identified on Schedule 6.12(b) who is or who becomes as of the date of this Agreement a party to an employment agreement with CCFNB and First Columbia Bank (the “Contract Employees”)) who is employed by a Party as of the Effective Time and who either (i) is an MBF employee or CCFNB employee and is not offered employment by the CCFNB Employers as of the Effective Time; or (ii) continues in the employment of the CCFNB Employers at the Effective Time and is subsequently terminated (other than as a result of unsatisfactory performance) within twelve (12) months following the Effective Time, shall be entitled to severance benefits as follows: $1,000 of severance for each full year of service with MBF or CCFNB, with a minimum of $5,000 and a maximum of $20,000.

(c) CCFNB and MBF shall, promptly after the date of this Agreement, jointly review all Benefit Plans of MBF and CCFNB in order to establish the Benefit Plans to be made available to CCFNB employees after the Effective Time. The Parties’ review shall take into consideration benefits that were provided to employees under the CCFNB and MBF Benefit Plans and benefits provided by peer institutions in the establishment of any new and/or amended Benefit Plans to be provided by CCFNB to employees after the Effective Time. CCFNB shall: (1) provide all retained employees with credit for all years of service with CCFNB or MBF or any of their respective subsidiaries and predecessors, as the case may be, prior to the Effective Time for the purpose of eligibility and vesting but not, in the case of former MBF employees, benefit accrual; (2) cause any eligibility waiting periods under group health plans to be waived with respect to their employees who remain as employees of CCFNB or its subsidiaries (and their eligible dependents) after the Effective Time; and (3) cause to be credited any deductibles or out-of-pocket expenses incurred by MBF employees and their beneficiaries and dependents during the portion of the calendar year prior to their participation in CCFNB’s health plans after the Effective Time with the objective that there be no double counting during the year in which the Effective Time occurs of such deductible or out-of-pocket expenses. Subject to the terms and conditions of this Agreement, CCFNB and MBF agree to honor, or to cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of their current and former employees, including, without limitation, any benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event). In order to accomplish the foregoing, the Parties may jointly determine to amend, freeze, merge or terminate before or after the Effective Time any Benefit Plan of MBF or CCFNB in order to establish the Benefit Plans to be made available to CCFNB employees after the Effective Time. This section shall inure exclusively to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors and legal representatives. Without limiting the generality of this section, nothing in this section, express or implied: (i) is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement; or (ii) shall require CCFNB to maintain any specific Benefit Plan or to guarantee employment of any employee for any period of time after the Effective Time.

(d) Subject to the terms and conditions of this Agreement, the CCFNB Employers shall honor those Employment Obligations listed on Schedule 3.23.

(e) CCFNB shall establish a “stay bonus pool” in the amount of $100,000 to be used by CCFNB to provide cash incentives to employees of CCFNB to remain employed by CCFNB. The Parties shall mutually agree on the employees to whom a stay-bonus will be offered, as well as the amount and terms of payment of such stay-bonuses.

6.13. Insurance; Indemnification.

(a) For a period of up to six (6) years (the exact number of years to be determined by the policy cost cap stated below) after the Effective Date, CCFNB shall (and Muncy Bank shall cooperate in these efforts) obtain and maintain “tail” coverage relating to MBF’s existing directors and officers liability insurance policy in such amount and with terms and conditions no less favorable than the director and officer liability policy of MBF as of the date of this Agreement, subject to the caveat that CCFNB shall not be required to pay premiums for such policy in excess of 250% of the current premium for MBF’s existing directors and officers liability insurance policy; provided, however, if CCFNB is unable to obtain and maintain such policy as a result of such limitations, it shall obtain as much comparable insurance as is available at such time for the maximum amount that it is obligated to spend. CCFNB may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous with respect to claims arising from facts or circumstances which occur prior to the Effective Date (including facts or circumstances relating to this Agreement and the transactions contemplated herein to the extent coverage therefor is available) and covering persons who are covered by such insurance immediately prior to the Effective Date.

(b) For a period of six (6) years from and after the Effective Date, CCFNB shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Date, an officer, employee, director or manager of MBF or Muncy Bank (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of CCFNB, which consent shall not be unreasonably withheld) or in connection with any claim, action, suit, proceeding or investigation (a “Claim”) in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part out of the fact that such person is or was a director, officer or employee of MBF or Muncy Bank if such Claim pertains to any matter of fact arising, existing or occurring prior to the Effective Date (including, without limitation, the Merger and other transactions contemplated by this Agreement) regardless of whether such Claim is asserted or claimed prior to, at, or after the Effective Date to the full extent permitted under applicable law as of the date hereof or amended prior to the Effective Date and under the Articles of Incorporation or Bylaws of MBF or Muncy Bank as in effect as of the date hereof (and CCFNB shall pay expenses in advance of the full disposition of any such action or proceeding to each of the Indemnified Parties to the full extent permitted by applicable law and CCFNB’s Articles of Incorporation and Bylaws). Any Indemnified Party wishing to claim indemnification under this provision, upon learning of any Claim, shall notify CCFNB (but the failure to so notify CCFNB shall not relieve CCFNB from any liability which CCFNB may have under this section except to the extent CCFNB is materially prejudiced thereby). In the defense of any Claim covered by this Section, CCFNB shall have the right to direct the defense of such action and retain counsel of its choice; provided, however, that, notwithstanding the foregoing, the Indemnified Parties as a group may retain a single law firm to represent them with respect to each matter under this section if there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of CCFNB and the Indemnified Parties (the Indemnified Parties may also retain more than one law firm if there is, under applicable standards of professional conduct, a conflict of any significant issues between the positions of two or more Indemnified Parties). CCFNB shall have an obligation to advance funds to satisfy an obligation of CCFNB or any successor to CCFNB under this Section to the same extent that CCFNB would be obligated to advance funds under the indemnification provisions of its Articles of Incorporation and/or Bylaws.

(c) Any indemnification payments made pursuant to this Section are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

6.14. Executive Officers. At the Effective Time, Lance O. Diehl will become Chairman, President and Chief Executive Officer of the Surviving Corporation and Executive Chairman of the Surviving Bank. Robert J. Glunk will become Executive Vice President and Chief Operating Officer of the Surviving Corporation and President and Chief Executive Officer of the Surviving Bank.

6.15. Directors of the Surviving Corporation. As of the Effective Time, each of the then serving members of MBF’s board of directors shall be appointed to CCFNB’s board of directors, subject only to any applicable regulatory approvals, to the classes and for the respective terms specified in Schedule 6.15. Subject to applicable legal requirements and director qualification requirements contained in the CCFNB bylaws or in a written policy adopted by the CCFNB board of directors after the Effective Date, CCFNB shall nominate each former MBF director who has not agreed to resign in his or her respective Voting Agreement and who is then serving on the board of the Surviving Corporation for at least one additional full term (an “Additional Term”) and shall recommend to the CCFNB shareholders that they vote for such nominee. Subject to applicable legal requirements and director qualification requirements contained in the CCFNB bylaws or in a written policy adopted by the CCFNB board of directors after the Effective Date, if any former MBF director appointed to CCFNB’s board of directors cannot or does not serve out their full initial term or Additional Term, the person nominated by the

CCFNB board of directors to fill such vacancy shall be selected by the former MBF directors who are then continuing to serve on the CCFNB board of directors; provided, however, that this sentence shall not apply with respect to vacancies created by the resignations of former MBF directors from the CCFNB board of directors as contemplated by Section 6.16.

6.16. Advisory Board. Each of the persons identified on Schedule 6.16 has agreed in writing to resign from the boards of directors of the Surviving Corporation and the Surviving Bank, such resignations to be effective on the date that is three (3) months after the Effective Date, and CCFNB shall then invite such persons to serve as members of an advisory board for a term of three (3) years. Members of the advisory board will receive advisory board fees of $25,000 per year. As of the 3 month anniversary of the Effective Time: (i) all such directors have agreed to resign as members of the board of directors in their respective Voting Agreements and (ii) the board of directors of CCFNB shall be reduced to 14 members, 8 of whom shall be directors who were directors of CCFNB prior to Closing (and one of such 8 shall be Lance O. Diehl), and 6 of whom shall be directors who were directors of MBF prior to Closing (and one of such 6 shall be Robert J. Glunk).

ARTICLE VII.

CONDITIONS PRECEDENT

7.1. Common Conditions. The obligations of the Parties to consummate this Agreement shall be subject to the satisfaction of each of the following common conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived in accordance with the provisions of Section 8.4 herein:

(a) Shareholder Approval. This Agreement shall have been duly authorized, approved and adopted by the shareholders of MBF and CCFNB, respectively, in accordance with the Applicable Corporate Law and the Articles of Incorporation of MBF and CCFNB, respectively.

(b) Regulatory Approvals. The Requisite Regulatory Approvals shall have been obtained and all applicable waiting and notice periods shall have expired, and such approvals shall be subject to no terms or conditions which would (i) require or could reasonably be expected to require (A) any divestiture by CCFNB of a portion of the business of CCFNB, or any subsidiary of CCFNB or (B) any divestiture by MBF or Muncy Bank of a portion of their businesses, in each case which will have a Material Adverse Effect on the business of CCFNB or MBF, or their other Subsidiaries, as the case may be, or (ii) impose any condition upon CCFNB or MBF, or their other subsidiaries, taken as a whole, which (x) would be materially burdensome to CCFNB or MBF, or their other Subsidiaries, taken as a whole, (y) would significantly increase the costs incurred or that will be incurred by CCFNB or MBF as a result of consummating the Merger or (z) would prevent CCFNB or MBF from obtaining any material benefit contemplated by it to be attained as a result of the Merger.

(c) Tax Opinion. CCFNB shall have received an opinion of CCFNB’s counsel, Stevens & Lee, P.C., reasonably acceptable to CCFNB, and MBF shall have received an opinion of MBF’s counsel, Barley Snyder, LLP, reasonably acceptable to MBF, with respect to federal tax laws or regulations, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and CCFNB and MBF, as applicable, will be a “party to a reorganization” within the meaning of Section 368(b)(1) of the Code.

(d) Registration Statement. The Registration Statement, including any amendments thereto, shall have been declared effective by the SEC; the information contained therein shall be true, complete and correct in all material respects as of the date of mailing of the Proxy Statement/Prospectus to the shareholders of MBF; regulatory clearance for the offering contemplated by the Registration Statement (the “Offering”) shall have been received from each federal and state regulatory authority having jurisdiction over the Offering; and no stop order shall have been issued and no proceedings shall have been instituted or threatened by any federal or state regulatory authority to suspend or terminate the effectiveness of the Registration Statement or the Offering.

(e) No Suits. No action, suit or proceeding shall be pending or threatened before any federal, state or local court or governmental authority or before any arbitration tribunal which seeks to modify, enjoin or prohibit or otherwise adversely and materially affect the transactions contemplated by this Agreement; provided, however, that if CCFNB agrees to defend and indemnify MBF and Muncy Bank and their respective officers and directors with regard to any such action, suit or proceeding pending or threatened against them or any of them on such specific terms and conditions as are mutually agreeable to MBF and CCFNB, then such pending or threatened action, suit or proceeding shall not be deemed to constitute the failure of a condition precedent to the obligation of MBF to consummate this Agreement.

(f) Federal and State Securities and Antitrust Laws. All applicable securities and antitrust laws of the federal government and of any state government having jurisdiction over the transactions contemplated by this Agreement shall have been complied with.

7.2. Conditions Precedent to Obligations of CCFNB. The obligations of CCFNB to consummate this Agreement shall be subject to the satisfaction of each of the following conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived by CCFNB in accordance with the provisions of Section 8.4 herein:

(a) Accuracy of Representations and Warranties. All of the representations and warranties of MBF as set forth in this Agreement shall be true and correct in all material respects as of the Closing as if made on such date (or on the date to which it relates in the case of any representation or warranty which expressly relates to an earlier date).

(b) Covenants Performed. MBF shall have performed or complied in all material respects with each of the covenants required by this Agreement to be performed or complied with by it.

(c) No Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to MBF or Muncy Bank. MBF and Muncy Bank, on a consolidated basis, shall not have sustained any Material Adverse Effect since the date of this Agreement.

(d) Closing Documents. On or before the Effective Time, MBF shall have delivered to CCFNB: (i) a certificate signed by MBF’s chief executive officer (or other officers reasonably acceptable to CCFNB) verifying that, to their Knowledge, all of the representations and warranties of MBF set forth in this Agreement are true and correct in all material respects as of the Closing and that MBF has performed in all material respects each of the covenants required to be performed by it under this Agreement; (ii) a certificate confirming the absence of any event or circumstance having a Material Adverse Effect on MBF since the date of this Agreement; (iii) a certificate (from appropriate officers of MBF or transfer agent) as to the issued and outstanding shares of MBF Common Stock and any outstanding obligations, options or rights of any kind entitling persons to purchase or sell any shares of MBF Common Stock and any outstanding securities or other instruments of any kind that are convertible into such shares; and (iv) such other certificates and documents as CCFNB and its counsel may reasonably request including, without limitation, such consents and waivers as CCFNB and MBF shall mutually determine to obtain from counterparties to contracts and agreements to which MBF or Muncy Bank is a party which are required by the terms and conditions thereof (all of the foregoing certificates and other documents being herein referred to as the “MBF Closing Documents”).

(e) Holders of no more than five percent (5%) of the outstanding MBF Common Stock shall have exercised dissenters’ rights.

7.3. Conditions Precedent to the Obligations of MBF. The obligation of MBF to consummate this Agreement shall be subject to the satisfaction of each of the following conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived by MBF in accordance with the provisions of Section 8.4 herein:

(a) Accuracy of Representations and Warranties. All of the representations and warranties of CCFNB as set forth in this Agreement shall be true and correct in all material respects as of the Closing as if made on such date (or on the date to which it relates in the case of any representation or warranty which expressly relates to an earlier date).

(b) Covenants Performed. CCFNB shall have performed or complied in all material respects with each of the covenants required by this Agreement to be performed or complied with by CCFNB.

(c) No Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to CCFNB or First Columbia Bank. CCFNB and First Columbia Bank, on a consolidated basis, shall not have sustained any Material Adverse Effect since the date of this Agreement.

(d) Closing Documents. On or before the Effective Time, CCFNB shall have delivered to MBF: (i) a certificate signed by CCFNB’s chief executive officer (or other officer reasonably acceptable to MBF) verifying that, to their Knowledge, all of the representations and warranties of CCFNB set forth in this Agreement are true and correct in all material respects as of the Closing and that CCFNB has performed in all material respects each of the covenants required to be performed by it under this Agreement; (ii) a certificate confirming the absence of any event or circumstance having a Material Adverse Effect on CCFNB since the date of this Agreement; and (iii) such other certificates and documents as MBF and its counsel may reasonably request (all of the foregoing certificates and documents being herein referred to as the “CCFNB Closing Documents”).

(e) Holders of no more than five percent (5%) of the outstanding CCFNB Common Stock shall have exercised dissenters’ rights.

ARTICLE VIII.

TERMINATION, AMENDMENT AND WAIVER

8.1. Termination. This Agreement may be terminated at any time prior to the Effective Date, whether before or after approval of the Merger by the shareholders of MBF:

(a) At any time by the mutual written agreement of CCFNB and MBF;

(b) By either Party (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties (or, except with respect to a representation or warranty which speaks as of a specific date, a representation or warranty shall cease to be true) set forth in this Agreement on the part of the other Party, which breach by its nature cannot be cured prior to April 1, 2024 (the “Termination Date”) or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party but in any event prior to the Termination Date; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(b) unless the breach or failure to be true of such representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby due to the failure of a condition precedent to the non-breaching Party’s obligation to close contained in Article VII;

(c) By either Party (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party but in any event prior to the Termination Date; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(c) unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby due to the failure of the condition precedent to the non-breaching Party’s obligation to close contained in Article VII;

(d) By either Party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by CCFNB and MBF; provided, that no Party may terminate this Agreement pursuant to this Section 8.1(d) if the failure of the Closing to have occurred on or before said date was due to such Party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e) By either Party if (i) the shareholders of MBF fail to approve the transactions contemplated by this Agreement at a meeting of MBF shareholders called for that purpose or (ii) the shareholders of CCFNB fail to approve the transactions contemplated by this Agreement at a meeting of CCFNB shareholders called for that purpose; provided, however, that no termination right shall exist for a Party hereunder if prior to such shareholder vote, the board of directors of such Party shall have withdrawn, modified or changed in a manner adverse to the other Party its approval or recommendation of this Agreement and the transactions contemplated thereby;

(f) By either Party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (A) has become nonappealable and (B) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(g) By the board of directors of CCFNB if the board of directors of MBF enters into, any letter of intent, agreement in principal or agreement with respect to any Acquisition Proposal, withdraws, modifies or qualifies the MBF Recommendation in a manner adverse to CCFNB, delivers a Final Notice of Superior Proposal or approves or recommends, or publicly proposes to approve or recommend, any Acquisition Proposal;

(h) By the board of directors of MBF if MBF has received a Superior Proposal and, in accordance with Section 5.10, the board of directors of MBF has delivered a Final Notice of Superior Proposal; or

(i) By the board of directors of MBF in accordance with Section 6.11(d) of this Agreement;

(j) By the board of directors of CCFNB if CCFNB has received or made an Acquisition Proposal and, in accordance with Section 6.11(d), the board of directors of CCFNB has determined to (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to MBF, the CCFNB Recommendation, or make any statement, filing or release, in connection with the CCFNB Shareholders’ Meeting or otherwise, inconsistent with the CCFNB Recommendation, or (ii) abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; or

(k) By the board of directors of MBF, through a resolution adopted by its board of directors within three (3) days after the Determination Date, if both (x) the Determination Date Market Price is less than $35.24 (the “Floor Price”) and (y) the CCFNB Price Ratio is less than the Index Ratio by more than twenty percent (20%) a (the “Market Termination Test”).

(i) For purposes of this Section 8.1(k), the following terms shall have the meanings indicated:

(A) “Starting Price” shall mean $44.05.

(B) “CCFNB Price Ratio” shall mean the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Determination Date Market Price by the Starting Price, calculated to four (4) decimal places.

(C) “Index Ratio” shall mean the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Average NASDAQ Bank Index Value For The Price Determination Period by the NASDAQ Bank Index Value on April 17, 2023 (the “Starting Date”), calculated to four (4) decimal places.

(D) “Average NASDAQ Bank Index Value For The Price Determination Period” means the average of the NASDAQ Bank Index as quoted by NASDAQ for the Price Determination Period.

(E) “Determination Date” shall mean the first date on which all Requisite Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger and the Bank Merger have been received (disregarding any waiting period).

(F) “Determination Date Market Price” shall be the average of the closing prices for CCFNB Common Stock, as reported by the Market, calculated to two (2) decimal places, for the thirty (30) consecutive trading days immediately preceding the date which is five (5) Business Days before the Determination Date (the “Price Determination Period”); provided that closing prices for trading days in the Price Determination Period with less than one hundred (100) shares traded will be excluded from the calculation.

(ii) The Starting Price, the Determination Date Market Price, the Floor Price and the other amounts above shall be appropriately adjusted for any event described in the definition of Conversion Ratio.

(iii) In the event MBF desires to effect a Market Termination, it shall give prompt written notice thereof to CCFNB (provided that such notice of election to terminate may be withdrawn at any time within the three-day period set forth in Section 8.1(k). CCFNB shall have the right, through a resolution adopted by its board of directors, to cause MBF to amend this Agreement to increase the Conversion Ratio such that the aggregate Merger Consideration, based on the Determination Date Market Price, is at least equal to an aggregate amount which would satisfy the Market Termination Test (i.e. an amount which would not allow termination under this Section 8.1(k)), in lieu of terminating the agreement (and, upon such amendment, MBF shall not have the right to terminate this Agreement pursuant to this Section 8.1(k)(iii)); provided, however that any such amendment shall not cause the Merger not to qualify as a tax-free reorganization under Section 368 of the Code.

8.2. Effect of Termination.

(a) Effect. In the event of a permitted termination of this Agreement under Section 8.1 herein, the Agreement shall become null and void and the transactions contemplated herein shall thereupon be abandoned, except that Sections 8.2(b), 8.2(c), 11.1 and 11.2 shall survive such termination.

(b) Liability. If this Agreement is terminated, expenses and damages of the Parties hereto shall be determined as follows:

(i) Except as provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(ii) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all actual and direct damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(iii) In the event MBF enters into a definitive agreement relating to an Acquisition Proposal or consummates an Acquisition Proposal within twelve (12) months after termination of this Agreement (i) by CCFNB pursuant to Sections 8.1(b) or 8.1(c) because of a willful breach by MBF; or (ii) by

CCFNB or MBF pursuant to Section 8.1(e) following failure of the shareholders of MBF to approve the transactions contemplated by this Agreement and, in the case of (ii), (A) MBF has breached the provisions of Section 5.10 or (B) a third party has publicly proposed or announced an Acquisition Proposal relating to MBF, MBF shall pay to CCFNB the Termination Fee within two (2) Business Days after CCFNB makes written demand therefor. Such payments shall be made by wire transfer of immediately available funds to an account designated by CCFNB.

(iv) In the event that CCFNB terminates this Agreement in accordance with Section 8.1(g) or MBF terminates this Agreement in accordance with Section 8.1(h), MBF shall pay to CCFNB the Termination Fee within five (5) Business Days after CCFNB makes written demand therefor. Such payments shall be made by wire transfer of immediately available funds to an account designated by CCFNB.

(v) In the event that CCFNB enters into a definitive agreement relating to an Acquisition Proposal or consummates an Acquisition Proposal within twelve (12) months after the termination of this Agreement (i) by MBF pursuant to Sections 8.1(b) or 8.1(c) because of a willful breach by CCFNB; or (ii) by CCFNB or MBF pursuant to Section 8.1(e) following failure of the shareholders of CCFNB to approve the transactions contemplated by this Agreement and in the case of (ii), (A) CCFNB has breached the provisions of Section 6.11 or (B) a third party has publicly proposed an Acquisition Proposal, CCFNB shall pay to MBF the Termination Fee within two (2) Business Days after MBF makes written demand therefor. Such payments shall be made by wire transfer of immediately available funds to an account designated by MBF.

(vi) In the event that MBF terminates this Agreement in accordance with Section 8.1(i) or CCFNB terminates this Agreement in accordance with Section 8.1(j), CCFNB shall pay to MBF the Termination Fee within five (5) Business Days after MBF makes written demand therefor. Such payments shall be made by wire transfer of immediately available funds to an account designated by MBF.

(vii) For purposes of this Agreement, the “Termination Fee” shall mean $2,600,000.

(viii) The right to receive payment of the Termination Fee under Section 8.2(b)(iii), (iv), (v) or (vi) will constitute the sole and exclusive remedy of either party against the other and their respective officers and directors with respect to a termination under that Section.

(c) Confidentiality. In the event of a termination of this Agreement, neither CCFNB nor First Columbia Bank nor MBF nor Muncy Bank shall use or disclose to any other person any confidential information obtained by it during the course of its investigation of the other party or parties, except as may be necessary in order to establish the liability of the other party or parties for breach as contemplated under Section 8.2(b) herein.

8.3. Amendment. To the extent permitted by law, this Agreement may be amended at any time before the Effective Time (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of MBF), but only by a written instrument duly authorized, executed and delivered by CCFNB and by MBF; provided, however, that any amendment to the Merger Consideration to be received by the former shareholders of MBF in exchange for their shares of MBF Common Stock shall not take effect until such amendment has been approved, adopted or ratified by the shareholders of MBF in accordance with applicable provisions of the Applicable Corporate Law.

8.4. Waiver. Any term or condition of this Agreement may be waived, to the extent permitted by applicable federal and state law, by the party or parties entitled to the benefit thereof at any time before the Effective Time (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of MBF) by a written instrument duly authorized, executed and delivered by such party or parties.

ARTICLE IX.

CLOSING AND EFFECTIVE TIME

9.1. Closing. Subject to the terms and conditions of this Agreement, the Parties shall hold a closing (the “Closing”), by the electronic (PDF) facsimile or overnight courier exchange of executed documents or at the headquarters of CCFNB on the first Business Day of the first month immediately following the month in which the conditions set forth in Article VII hereof have been satisfied or, if permitted by applicable law, waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof); provided, however, if the foregoing conditions are satisfied within the last fifteen days of a month, the Closing shall occur on the first Business Day of the second month following such date, provided, further, that in no case shall the Closing occur earlier than October 1, 2023, unless another date, time or place is agreed to in writing by the Parties.

9.2. Effective Time. Immediately following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to Article VIII hereof, CCFNB and MBF will cause Articles of Merger (the “Articles of Merger”) to be delivered and properly filed with the Filing Offices. The Merger shall become effective at 12:01 a.m. (or such other time as the Parties may agree) on the day on which the Closing occurs and Articles of Merger are filed with the Filing Offices or such later date and time as may be specified in the Articles of Merger (the “Effective Time”). The “Effective Date” when used herein means the day on which the Effective Time occurs.

ARTICLE X.

NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES

10.1. No Survival. The representations and warranties of MBF and of CCFNB set forth in this Agreement shall expire and be terminated on the Effective Time by consummation of this Agreement, and no such representation or warranty shall thereafter survive. Except with respect to the agreements of the Parties which by their terms are intended to be performed either in whole or in part after the Effective Time, the agreements of the Parties set forth in this Agreement shall not survive the Effective Time, and shall be terminated and extinguished at the Effective Time, and from and after the Effective Time none of the Parties hereto shall have any liability to the other on account of any breach of such agreements.

ARTICLE XI.

GENERAL PROVISIONS

11.1. Expenses. Except as expressly provided in this Agreement to the contrary, each party shall pay its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated herein.

11.2. Press Releases, Etc. CCFNB and MBF agree that all press releases or other public communications relating to this Agreement or the transactions contemplated hereby will require mutual approval by CCFNB and MBF, unless counsel has advised any such party that such release or other public communication must immediately be issued and the issuing party has not been able, despite its good faith efforts, to obtain such approval.

11.3. Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery, mailed by United States prepaid registered or certified mail (return receipt requested), or by a nationally recognized overnight courier promising next Business Day delivery, addressed as follows:

(a)	If to CCFNB, to:

CCFNB Bancorp, Inc.

232 East Street

Bloomsburg, Pennsylvania 17815

Attn: Lance O. Diehl, President and Chief Executive Officer

With a copy (which shall not constitute notice) to:

Stevens & Lee, P.C.

17 N 2nd Street

Harrisburg, Pennsylvania 17101

Attn: Dean H. Dusinberre, Esq.

(b)	If to MBF, to:

Muncy Bank Financial, Inc.

2 North Main Street

Muncy, Pennsylvania 17756

Attn: Robert J. Glunk, President and Chief Executive Officer

With a copy (which shall not constitute notice) to:

Barley Snyder, LLP

126 East King Street

Lancaster, Pennsylvania 17602

Attn: Kimberly J. Decker, Esq.

11.4. Electronic Delivery; Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all such counterparts together shall be deemed to be one and the same instrument. A signed counterpart of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed counterpart.

11.5. Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be deemed to have been made in, and shall be governed by and construed in accordance with the substantive laws of, the Commonwealth of Pennsylvania, except to the extent that the Applicable Corporate Law or federal law specifically applies to the Merger and the transactions contemplated thereby.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5(b).

11.6. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, assigns and legal representatives; provided, however, that neither party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other party (which consent may be withheld in such other party’s sole and absolute discretion). Except as otherwise specifically provided in Section 6.12 with respect to MBF’s directors, who shall be deemed third party beneficiaries of such provision, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

11.7. Specific Performance; Jurisdiction. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the United States District Court for the Middle District of Pennsylvania or in any state court in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Middle District of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other United States District Court for the Middle District of Pennsylvania or a state court located in the Commonwealth of Pennsylvania.

11.8. Disclosure Schedules. The inclusion of a given item in a disclosure schedule annexed to this Agreement shall not be deemed a conclusion or admission that such item (or any other item) is material or is a material and adverse change. Information disclosed for one section shall constitute disclosure for other sections whether or not specifically referenced.

11.9. Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), sets forth the entire understanding and agreement of the Parties hereto and supersedes any and all prior agreements, arrangements and understandings, whether oral or written, relating to the subject matter hereof and thereof.

[Signature Page to follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers all as of the day and year first above written.

CCFNB BANCORP, INC.

By:	/s/ Lance O. Diehl
Name: Lance O. Diehl
Title: President and Chief Executive Officer

MUNCY BANK FINANCIAL, INC.

By:	/s/ Robert J. Glunk
Name: Robert J. Glunk
Title: Chairman, President and Chief Executive Officer

[SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER]

APPENDIX I

DEFINED TERMS

Definitions of the following capitalized terms used in this Agreement are set forth below or in the indicated sections:

“ACA” has the meaning given to it in Section 3.24(d).

“ADEA” has the meaning given to it in Section 3.24(d).

“Acquisition Proposal” has the meaning given to it in Section 5.10(a) or 6.11(a) as applicable.

“Acquisition Transaction” has the meaning given to it in Section 5.10(a) or 6.11(a) as applicable.

“Additional Financial Statements” means any internal monthly and quarterly financial reports, all quarterly or annual reports to shareholders and all regulatory reports to regulatory authorities normally prepared by the Party in question or by its banking Subsidiary.

“Affiliates” means, with respect to any person, any other person controlling, controlled by or under common control with such person. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management or policies of a person whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning given to it in the introductory paragraph of this Agreement.

“Applicable Banking Law” shall mean the Pennsylvania Banking Code of 1965, as amended, and the Bank Merger Act.

“Applicable Corporate Law” shall mean the Pennsylvania Business Corporation Law of 1988, as amended.

“Articles of Merger” has the meaning given to it in Section 9.2.

“Average NASDAQ Bank Index Value For the Price Determination Period” has the meaning given to it in Section 8.1(k)(i)(D).

“Bank Merger” has the meaning given to it in the Background.

“Bank Merger Act” shall mean Section 18(c) of the Federal Deposit Insurance Act, as amended.

“Bank Merger Agreement” has the meaning given to it in the Background.

“Bank Regulators” means of the Federal Reserve Board, the FDIC, and the Pennsylvania Department.

“Bankruptcy and Equity Exceptions” has the meaning given to it in Section 3.2(b).

“Benefit Plan” means all employee benefit plans, contracts or arrangements including, without limitation, pension, retirement, deferred compensation, savings, incentive, bonus, profit sharing, stock purchase, stock option, life insurance, death or survivor’s benefit, health insurance, sickness, disability, medical, surgical, hospital, severance, layoff or vacation plans, contracts or arrangements for the benefit of any current or former employee, officer, director or independent contractor of a Party or any of its Subsidiaries, or the spouse, spousal equivalent or dependents of any such person.

“BHC Act” has the meaning given to it in the Background.

“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in Harrisburg, Pennsylvania are authorized or obligated pursuant to legal requirements or executive order to be closed.

“CCFNB” has the meaning given to it in the introductory paragraph of this Agreement.

“CCFNB Balance Sheet” has the meaning given to it in Section 4.9.

“CCFNB Closing Documents” has the meaning given to it in Section 7.3(d).

“CCFNB Common Stock” has the meaning given to it in the Background.

“CCFNB Employers” has the meaning given to it in Section 6.12(a).

“CCFNB Price Ratio” has the meaning given to it in Section 8.1(k)(i)(B).

“CCFNB Recommendation” has the meaning given to it in Section 6.3.

“CCFNB Reports” has the meaning given to it in Section 4.7(b).

“CCFNB Representatives” has the meaning given to it in Section 6.11(a).

“CCFNB Share Value” has the meaning given to it in Section 2.1(b).

“CCFNB Shareholders’ Meeting” means the meeting of CCFNB for purposes of obtaining the approval of its shareholders as required by this Agreement, and any adjournment or postponement thereof.

“CCFNB Stock Plan” has the meaning given to it in Section 4.4(c).

“CCFNB Systems” has the meaning given to it in Section 4.19.

“CCFNB Voting Agreements” has the meaning given to it in the Background.

“Canceled Shares” has the meaning given to it in Section 2.1(a)(ii).

“CARES Act” has the meaning given to it in Section 3.20.

“Claim” has the meaning given to it in Section 6.13(b).

“Closing” has the meaning given to it in Section 9.1.

“COBRA” has the meaning given to it in Section 3.24(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Amended, Restated and Extended Non-Disclosure Agreement between the Parties, dated March 9, 2023.

“Contract Employees” has the meaning given to it in Section 6.12(b).

“Conversion Ratio” has the meaning given to it in Section 2.1(b).

“Current Year” means the calendar year in which this Agreement was executed.

“Derivative Contract” has the meaning given to it in Section 3.16.

“Determination Date” has the meaning given to it in Section 8.1(k)(i)(E).

“Determination Date Market Price” has the meaning given to it in Section 8.1(k)(i)(F).

“Dissenting MBF Shares” means shares of MBF Common Stock, the holders of which have timely filed written notices of intention to demand appraisal for their shares pursuant to Subchapter D of the Pennsylvania Business Corporation Law of 1988, as amended, and have not effectively withdrawn or lost their dissenters’ rights thereunder. Dissenting MBF Shares shall not be converted into or represent a right to receive the Merger Consideration, and the holders thereof shall be entitled only to such rights as are granted by Subchapter D of the Pennsylvania Business Corporation Law of 1988, as amended.

“Effective Date” has the meaning given to it in Section 9.2.

“Effective Time” has the meaning given to it in Section 9.2.

“Employment Obligation” means any obligation of a Party or its Subsidiaries arising under or in connection with any employment contract, change of control agreement or policy, severance agreement or policy, deferred compensation agreement, consulting agreement or similar obligation, in each case including any amendments thereto, owing to any current or former employee, officer, director or independent contractor, or the spouse, spousal equivalent or dependents of any such person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Security Exchange Act of 1934, as amended.

“Exchange Agent” shall mean American Stock Transfer.

“FDI Act” has the meaning given to it in Section 3.1(b).

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Filing Offices” shall mean the Pennsylvania Department of State.

“Final Notice of Superior Proposal” has the meaning given to it in Section 5.10(e).

“FINRA” has the meaning given to it in Section 3.5.

“First Columbia Bank” has the meaning given to it in the Background.

“First Columbia Bank Common Stock” has the meaning given to it in Section 4.4(d).

“Floor Price” has the meaning given to it in Section 8.1(k).

“GAAP” means United States Generally Accepted Accounting Principles.

“Governmental Entity” has the meaning given to it in Section 3.5.

“Griffin” has the meaning given to it in Section 3.29.

“HIPAA” has the meaning given to it in Section 3.24(d).

“Indemnified Parties” has the meaning given to it in Section 6.13(b).

“Index Ratio” has the meaning given to it in Section 8.1(k)(i)(C).

“Intellectual Property” has the meaning given to it in Section 3.18.

“IRS” has the meaning given to it in Section 3.12.

“Knowledge” means, with respect to CCFNB, the actual knowledge of Lance O. Diehl and Jeffrey Arnold. With respect to MBF, “Knowledge” means the actual knowledge of Robert J. Glunk and Joseph K. O’Neill, Jr.

“Liens” has the meaning given to it in Section 3.4(b).

“Letter of Transmittal” has the meaning given to it in Section 2.1(f).

“Loans” has the meaning given to it in Section 3.25(a).

“MBF” has the meaning given to it in the introductory paragraph of this Agreement.

“MBF Balance Sheet” has the meaning given to it in Section 3.9.

“MBF Closing Documents” has the meaning given to it in Section 7.2(d).

“MBF Common Stock” has the meaning given to it in the Background.

“MBF Recommendation” has the meaning given to it in Section 5.3.

“MBF Reports” has the meaning given to it in Section 3.7(b).

“MBF Representatives” has the meaning given to it in Section 5.10(a).

“MBF Share/MBF Shares” has the meaning given to it in Section 2.1(a)(i).

“MBF Shareholders’ Meeting” means the meeting of MBF for purposes of obtaining the approval of its shareholders as required by this Agreement, and any adjournment or postponement thereof.

“MBF Stock Plan” has the meaning given to it in Section 3.4(c).

“MBF Systems” has the meaning given to it in Section 3.19.

“MBF Voting Agreements” has the meaning given to it in the Background.

“Market” shall mean the market on which CCFNB stock is quoted i.e., the OTC Pink Sheets.

“Market Termination Test” has the meaning given to it in Section 8.1(k).

“Material Adverse Effect” means, with respect to MBF, CCFNB or the Surviving Corporation, as the case may be, an event or circumstance that (i) has a material negative impact on the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole; provided however that “Material Adverse Effect” shall not be deemed to include the impact of the following: (A) changes, after the date hereof, in U.S. GAAP or applicable regulatory accounting requirements; (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities; (C) changes, events, or developments, after the date hereof, in global, national or regional political conditions (including the outbreak or escalation of war or hostilities, any occurrence or threat of acts of terrorism or any armed hostilities associated therewith and any national or international calamity, natural disaster or other force majeure event or the declaration of any national or global epidemic, pandemic or disease outbreak (including the COVID-19 virus) or the material worsening of such conditions threatened or existing as of the date of this agreement, or emergency or any escalation thereof) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, or other changes, events or developments, after the date hereof, that affect bank or savings associations or their holding companies generally; (D) the failure, in and of itself, of such party to meet earnings projections or internal financial forecasts or any decrease in the market price of a party’s common stock, but not including the underlying causes thereof; (E) disclosure or consummation of the transactions contemplated hereby or actions expressly required by or authorized by this Agreement in contemplation of the transactions contemplated hereby; (F) actions or omissions taken pursuant to the written consent or request of CCFNB, in the case of MBF, or MBF, in the case of CCFNB, or (G) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the assets, business, financial condition or results of operations of the Parties and their respective subsidiaries, including reasonable expenses incurred by the Parties hereto in consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate; or (ii) does or would reasonably be expected to materially impair the ability of either MBF, on the one hand, or CCFNB on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the timely consummation of the transactions contemplated by this Agreement.

“Material Contract” means any of the following agreements of a party or any of its direct or indirect subsidiaries (the “Subject Company”):

(1) any contract for outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of the Subject Company in excess of $100,000 or by which the Subject Company is bound;

(2) any contract containing covenants that limit in any material respect the ability of the Subject Company to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which or with whom, the Subject Company may carry on its business (other than as may be required by law or applicable regulatory authorities), and any contract that could require the disposition of any material assets or line of business of the Subject Company;

(3) any joint venture, partnership, strategic alliance, or other similar contract (including any franchising agreement, but in any event excluding introducing broker agreements), and any contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets, or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing material obligations or contains continuing indemnity obligations of the Subject Company or any of the Subject Company subsidiaries;

(4) any real property lease, and any other lease with annual rental payments aggregating $100,000 or more;

(5) other than with respect to loans, any contract providing for, or reasonably likely to result in, the receipt or expenditure of more than $250,000 on an annual basis, including the payment or receipt of royalties or other amounts calculated based upon revenues or income;

(6) any contract or arrangement under which the Subject Company or any of the Subject Company subsidiaries is licensed or otherwise permitted by a third party to use any Intellectual Property that is material to its business (except for any “shrinkwrap” or “click through” license agreements or other agreements for software that is generally available to the public and has not been customized for the Subject Company or the Subject Company subsidiaries) or under which a third party is licensed or otherwise permitted to use any Intellectual Property owned by the Subject Company or any of the Subject Company subsidiaries;

(7) any contract that by its terms limits the payment of dividends or other distributions by the Subject Company;

(8) any standstill or similar agreement pursuant to which any party has agreed not to acquire assets or securities of another person;

(9) any contract that would reasonably be expected to prevent, materially delay, or materially impede the Subject Company’s ability to consummate the transactions contemplated by this Agreement;

(10) any contract providing for indemnification by the Subject Company of any person, except for otherwise immaterial contracts entered into in the Ordinary Course of Business;

(11) any contract that contains a put, call, or similar right pursuant to which the Subject Company could be required to purchase or sell, as applicable, any equity interests or assets;

(12) any other contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K (including Employment Obligations); and

(13) any contract of the Subject Company that was, or was required to be, filed as an exhibit pursuant to Section 10 of Item 601 of Regulation S-K (or would have been required if the Subject Company was subject to compliance with the Exchange Act of 1934).

“Merger” has the meaning given to it in the Background.

“Merger Consideration” has the meaning given to it in Section 2.1(b).

“Muncy Bank” has the meaning given to it in the Background.

“Muncy Bank Common Stock” has the meaning given to it in Section 3.4(d).

“NASDAQ” shall mean the National Market System of the National Association of Securities Dealers Automated Quotation System.

“Notice of Superior Proposal” has the meaning given to it in Section 5.10(e).

“Offering” has the meaning given to it in Section 7.1(d).

“Ordinary Course of Business” means the ordinary course of operations of a person, consistent with its customary business practices.

“Parties” means CCFNB and MBF.

“Pennsylvania Department” means the Pennsylvania Department of Banking and Securities.

“Person” means an individual, partnership, limited partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, labor union, Governmental Entity or other entity.

“Personal Information” means the type of information regulated by Privacy Laws and collected, used, disclosed or retained by a Party in its business including information regarding the customers, suppliers, employees and agents of such business, such as an individual’s name, address, age, gender, identification number, income, family status, citizenship, employment, assets, liabilities, source of funds, payment records, credit information, personal references and health records.

“PPP” has the meaning given to it in Section 3.25(g).

“Price Determination Period” has the meaning given to it in Section 8.1(k)(i)(F).

“Prior Year” means the calendar year most recently ended prior to the date of this Agreement.

“Privacy Laws” means all applicable federal, state, municipal or other legal requirements governing the collection, use, disclosure and retention of Personal Information.

“Proxy Statement/Prospectus” has the meaning given to it in Section 3.5.

“Registration Statement” has the meaning given to it in Section 3.5.

“Regulatory Agency” has the meaning given to it in Section 3.7(a).

“Regulatory Agreement” has the meaning given to it in Section 3.15.

“Related Party Transaction” has the meaning given to it in Section 3.27.

“Requisite Regulatory Approvals” means (i) all regulatory authorizations, consents, permits, orders or approvals from the Federal Reserve Board, the FDIC and the Pennsylvania Department and (ii) any other approvals set forth in Sections 3.5 and 4.5, in each case (x) that are necessary to consummate the transactions contemplated by this Agreement (including the Mergers and the Bank Merger) or (y) the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning given to it in Section 2.2(c).

“SOX Act” has the meaning given to it in Section 3.20.

“SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

“Starting Date” has the meaning given to it in Section 8.1(k)(i)(A).

“Starting Price” has the meaning given to it in Section 8.1(k)(i)(A).

“Subject Company” has the meaning given to it in the definition of “Material Contract.”

“Subsidiary” means a corporation, partnership, joint venture or other entity in which CCFNB or MBF, as the case may be, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” has the meaning given to it in Section 5.10(b).

“Surviving Bank” has the meaning given to it in Section 1.5.

“Surviving Corporation” has the meaning given to it in Section 1.1.

“Takeover Statutes” has the meaning given to it in Section 3.34.

“Tax or Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

“Termination Date” has the meaning given to it in Section 8.1(b).

“Termination Fee” has the meaning given to it in Section 8.2(b)(vii).

“TKG” has the meaning given to it in Section 4.28.

“Unclaimed Shares” has the meaning given to it in Section 2.2(c).

“Unexchanged Shareholder” has the meaning given to it in Section 2.2.

Exhibit A

BANK PLAN OF MERGER

The following is the Plan of Merger approved and adopted by the respective Boards of Directors of First Columbia Bank & Trust Co. (“First Columbia Bank”), a Pennsylvania-chartered financial institution and a wholly-owned subsidiary of CCFNB Bancorp, Inc., a Pennsylvania corporation (“CCFNB”), and Muncy Bank & Trust Company (“Muncy Bank”), a Pennsylvania-chartered financial institution and wholly-owned subsidiary of Muncy Bank Financial, Inc. (“MBF”), a Pennsylvania corporation. This Plan of Merger is subject to the effectiveness of the Agreement and Plan of Merger, dated as of April 17, 2023 (the “Holding Company Merger Agreement”) between CCFNB and MBF pursuant to which MBF shall merge with and into CCFNB, and CCFNB will be the surviving corporation.

ARTICLE I. MERGER

1.1. On the Effective Date (as defined in Section 7 hereof), Muncy Bank shall merge with and into First Columbia Bank (the “Bank Merger”) pursuant to the applicable provisions of the Pennsylvania Banking Code of 1965, as amended (the “Banking Code”), and subject to the approval of the Pennsylvania Department of

Banking and Securities (the “Department”) and the Federal Deposit Insurance Corporation (the “FDIC”), whereupon the separate existence of Muncy Bank shall cease and First Columbia Bank shall be the resulting bank (hereinafter sometimes referred to as the “Surviving Bank”).

ARTICLE II. REQUIRED APPROVALS

2.1. Board of Directors’ Approval. The Plan of Merger has been unanimously approved by the members of the Board of Directors of Muncy Bank and the members of the Board of Directors of First Columbia Bank, respectively.

2.2. Shareholder Approvals. The Plan of Merger was approved and adopted by MBF, as the sole shareholder of Muncy Bank, pursuant to a written consent of sole shareholder of Muncy Bank dated April 14, 2023, and by CCFNB, as the sole shareholder of First Columbia Bank, pursuant to a written consent of sole shareholder of First Columbia Bank dated April 14, 2023.

ARTICLE III. NAME

3.1. The name of the Surviving Bank, which shall operate as a wholly-owned subsidiary of CCFNB, shall be “Muncy Columbia Bank”.

ARTICLE IV. ARTICLES OF INCORPORATION

4.1 The Articles of Incorporation of the Surviving Bank shall be the Articles of Incorporation of First Columbia Bank, as in effect immediately prior to the Effective Date, subject, however, to the amendment of the name of First Columbia Bank to “Muncy Columbia Bank” as provided in Section 3.1.

ARTICLE V. BYLAWS

5.1. The Bylaws of the Surviving Bank shall be the Bylaws of First Columbia Bank, as in effect immediately prior to the Effective Date.

ARTICLE VI. DIRECTORS AND OFFICERS

6.1. The following persons serving as the directors of Muncy Bank and First Columbia Bank immediately prior to the Effective Date shall serve as the directors of the Surviving Bank from and after the Effective Date and until such time as he or she resigns, dies or his or her successor has been duly elected and qualified:

Todd M. Arthur Robert J. Glunk Robert P. Hager, CPA J. Howard Langdon Robert M. Rabb Steve M. Tasselli Bonnie M. Tompkins David E. Wallis Edwin A. Wenner Lance O. Diehl	Robert W. Dillon Willard H. Kile, Jr. Brian D. Klingerman W. Bruce McMichael, Jr. Steven H. Shannon Brenda R. H. Williams Robert M. Brewington, Jr. Joanne I. Keenan Russell S. Cotner Andrew B. Pruden

6.2. Except as set forth below, the persons who are officers of First Columbia Bank immediately prior to the Effective Date shall serve as the officers of the Surviving Bank from and after the Effective Date and until such time as the Board of Directors of the Surviving Bank shall otherwise determine. The following persons shall be the executive officers of the Surviving Bank from and after the Effective Date and until such time as the Board of Directors of the Surviving Bank shall otherwise determine:

Lance O. Diehl Executive Chairman	Robert J. Glunk President and Chief Executive Officer

ARTICLE VII. EFFECTIVE DATE

7.1. The Bank Merger shall become effective, and this Plan of Merger shall be consummated, on the date on which articles of merger executed by Muncy Bank and First Columbia Bank are endorsed by the Department and filed with the Pennsylvania Department of State, unless a later date is specified in such articles of merger (the “Effective Date”).

ARTICLE VIII. ASSUMPTION OF LIABILITIES

8.1. The effect of the Bank Merger shall be as set forth in Section 1606 of the Banking Code.

ARTICLE IX. CONVERSION OF SHARES AND CANCELLATION OF STOCK

9.1. Conversion of First Columbia Bank Stock. On the Effective Date, all of the then issued and outstanding shares of common stock, no par value, of First Columbia Bank shall continue to be issued and outstanding and be owned by CCFNB.

9.2. Cancellation of Muncy Bank Common Stock. On the Effective Date, all of the shares of common stock and preferred stock of Muncy Bank which are issued and outstanding immediately prior thereto, shall, by virtue of the merger, be thereupon cancelled. No new shares of the capital stock of the Surviving Bank shall be issued or be deemed to have been issued in exchange for the cancelled shares of Muncy Bank common stock, and such cancelled shares shall not be converted into any other shares or other securities of the Surviving Bank.

ARTICLE X. MISCELLANEOUS

10.1. Acknowledgement. Each party to this Plan of Merger, by executing the same, acknowledges and affirms that its Board of Directors, has, by the affirmative vote of at least a majority of its members, approved this Plan of Merger and the transactions contemplated hereby, authorized the execution of this Plan of Merger, empowered its undersigned officers to execute this Plan of Merger, and authorized the filing of this Plan of Merger with the Department and the FDIC.

10.2. Counterparts, Modifications, Successors, Headings.

(a) This Plan of Merger may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(b) Subject to applicable law, this Plan of Merger may be amended or modified by the parties; provided, however, that all such amendments and modifications must be in writing and signed by both parties.

(c) This Plan of Merger shall be binding upon and shall inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives; provided, however, that neither party may assign any of its rights nor delegate its duties under this Plan of Merger without the prior written consent of the other party.

(d) Section headings are not to be considered part of this Plan of Merger, are solely for convenience of reference, and shall not affect the meaning or interpretation of this Plan of Merger or any of its provisions.

10.3. Governing Law. This Plan of Merger and the legal obligations among the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without taking into account provisions regarding choice of law), except to the extent that certain matters may be governed by federal law.

10.4. Termination. This Plan of Merger shall terminate and forthwith become void automatically upon the termination of the Holding Company Merger Agreement in accordance with its terms, unless earlier terminated with the signed written consent of both parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Plan of Merger to be duly executed, and their respective seals to be hereunto affixed, as of the day and year first above written.

MUNCY BANK & TRUST COMPANY

By:
Name: Robert J. Glunk
Title: Chairman, President and Chief Executive Officer

(BANK SEAL)

Attest:
Name:
Title:

FIRST COLUMBIA BANK & TRUST CO.

By:
Name: Lance O. Diehl
Title: President and Chief Executive Officer

(BANK SEAL)

Attest:
Name:
Title:

Exhibit B

April ___, 2023

Board of Directors CCFNB Bancorp, Inc. 323 East Street Bloomsburg, PA 17815	Board of Directors Muncy Bank Financial, Inc. 2 North Main Street Muncy, PA 17756

Re: Shareholder Voting Agreement

Dear Ladies and Gentlemen:

The undersigned shareholder (“Shareholder”) of Muncy Bank Financial, Inc., a Pennsylvania corporation (“MBF”) or CCFNB Bancorp, Inc., a Pennsylvania corporation (“CCFNB”), in order to induce MBF or CCFNB, as the case may be, to enter into the Agreement and Plan of Merger, of even date herewith, executed by and between MBF and CCFNB (the “Agreement”), hereby represents, warrants and agrees as follows:

1. Shareholder hereby represents and warrants that Shareholder owns of record, or beneficially, good and valid title to all of the shares of the capital stock of MBF and/or CCFNB shown on Schedule 1, attached hereto, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, voting trusts or agreements, or impositions, except as otherwise disclosed on Schedule 1, and such shares represent all of the shares of capital stock of MBF and/or CCFNB beneficially owned by Shareholder, as determined in accordance with Securities and Exchange Commission (“SEC”) Rule 13d-3. For purposes hereof, the capital stock of MBF and/or CCFNB set forth on Schedule 1 shall be referred to herein as the “Shares”. It is understood and agreed that the term Shares shall not include any securities beneficially owned by Shareholder as a trustee or fiduciary, and that this Agreement is not in any way intended to affect the exercise by the Shareholder of Shareholder’s fiduciary responsibility with respect to any such securities.

2. Shareholder will vote, or cause to be voted, all of the Shares over which the Shareholder has sole voting power, in person or by proxy, (a) for approval of the Agreement and the transactions contemplated thereby at any meeting of the shareholders of MBF and/or CCFNB duly held for such purpose and (b) against any action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the transactions contemplated by the Agreement, unless and until the Agreement is terminated as set forth therein (the “Expiration Date”). Shareholder will use his or her reasonable efforts to cause any Shares over which Shareholder shares voting power to be voted in the same manner. Shareholder will use his or her best efforts to vote or cause to be voted all other Shares, in person or by proxy, in accordance with Section 2(a) and 2(b), above.

3. Shareholder will not, nor will Shareholder permit any entity under Shareholder’s control to, deposit any of the Shares over which the Shareholder holds or shares voting power in a voting trust or subject any of the Shares to any arrangement with respect to the voting of the Shares in any manner inconsistent with this Agreement.

4. Shareholder will not sell, transfer, pledge, give, hypothecate, assign or otherwise alienate or transfer, by proxy or otherwise, the Shares over which the Shareholder shares or holds the power of disposition or any of Shareholder’s voting rights with respect to the Shares, except to a person who is or becomes a party to a voting agreement with CCFNB in the form of this Agreement.

5. [Intentionally omitted.] [MBF and CCFNB intend that Shareholder be appointed to the boards of directors of the Surviving Corporation and/or the Surviving Bank on or promptly after the Effective Date. Shareholder agrees that, contingent upon the consummation of the Merger, and contingent upon Shareholder being appointed to the board of directors of Surviving Corporation and/or Surviving Bank, Shareholder will, and hereby does, resign from the boards of directors of the Surviving Corporation and the Surviving Bank on and as of the date that is three (3) months following the Effective Date.]

6. Irreparable damage would occur in the event any of the provisions of this Agreement are not performed in accordance with the terms hereof and, therefore, CCFNB and MBF shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity to which it may be entitled.

7. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of its obligations hereunder will not, constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, or result in the creation of any lien on any of such Shares under, (i) any contract, commitment or agreement, to which Shareholder is a party or by which Shareholder is bound, or (ii) any judgment, order or ruling applicable to Shareholder.

8. Shareholder has full power and authority to execute, deliver and perform this Agreement, to vote the Shares over which the Shareholder holds sole voting power as required herein and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized, and no other actions on the part of Shareholder are required in order to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms.

9. Shareholder understands that the shares of CCFNB Common Stock into which his or her Shares may be converted will be issued in a transaction subject to the Securities Act of 1933, as amended (the “1933 Act”), and registered on a Registration Statement on Form S-4. Shareholder further understands that, should he or she become an affiliate of CCFNB, within the meaning of SEC Rule 144, Shareholder may become subject to certain restrictions with respect to the sale, transfer or other disposition of any CCFNB Common Stock received in connection with the transactions contemplated by the Agreement (the “Merger”).

10. Accordingly, the Shareholder acknowledges, agrees and undertakes that, if he or she becomes an affiliate of CCFNB, he or she will not, directly or indirectly, make any sale, transfer or other disposition of any of the CCFNB Common Stock owned beneficially by him or her as a result of the Merger unless (i) such sale, transfer or other disposition is made pursuant to an effective registration or a valid exemption from registration under the 1933 Act, (ii) such sale, transfer or other disposition is made pursuant to the resale provisions contained in Rule 144, or (iii) in the opinion of counsel in form and substance reasonably satisfactory to CCFNB or under a “no-action” letter obtained by Shareholder from the staff of the SEC, such sale, transfer or other disposition will not violate the registration requirements of, or is otherwise exempt from registration under, the 1933 Act. Shareholder agrees that a restrictive legend reflecting the foregoing may be imprinted on the face of the stock certificate(s) representing the CCFNB Common Stock to be issued to him or her in connection with the Merger. Shareholder further understands and agrees that the transfer agent for CCFNB will be instructed not to effect, or to record on the books of CCFNB, any transfer of shares of CCFNB Common Stock owned beneficially by Shareholder unless such person has satisfied the requirements of this Agreement.

11. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and shall be binding upon the heirs, successors and assigns (as applicable) of the parties hereto.

12. Except as otherwise set forth herein, this Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

13. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.

14. It is understood and hereby agreed that this Agreement relates solely to the capacity of Shareholder as a shareholder or beneficial owner of the Shares and is not in any way intended to affect the exercise of

Shareholder’s responsibilities and fiduciary duties as a director or officer of MBF, CCFNB or their respective subsidiaries.

15. [Except as to the provisions of Section 5, which shall survive the Effective Time of the Merger], [T]this Agreement shall terminate and shall have no further force or effect as of the earlier the termination of the Agreement in accordance with its terms and the Effective Time of the Merger.

16. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

Printed
Name:

[Signature Page to Voting Agreement]

Schedule 1

Name of Issuer	Class of Shares	Number of Shares

Encumbrances

Annex B

OPINION OF THE KAFAFIAN GROUP, INC.

April 17, 2023

Board of Directors

CCFNB Bancorp, Inc.

232 East Street

Bloomsburg, Pennsylvania 17815

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the CCFNB Bancorp, Inc. (“CCFN” or the “Company”) Common Stock, of the Merger Consideration in the proposed merger (the “Merger”) of Muncy Bank Financial, Inc. (“Muncy”) and its wholly owned subsidiary The Muncy Bank and Trust Company (“MBT”), into CCFN and CCFN’s wholly owned subsidiary First Columbia Bank & Trust Company (“FCBT”) pursuant to the April 17, 2023 “Agreement and Plan of Merger By and Between Muncy Bank Financial, Inc. and CCFNB Bancorp, Inc.” (the “Agreement”). As provided for in the Agreement and subject to the terms, conditions and limitations set forth in the Agreement, holders of shares of Muncy common stock (“Muncy Common Stock”) shall, by virtue of the Merger and without any further action by the holder thereof, be converted into and represent the right to receive 0.9259 of a share of CCFN Common Stock for each share of Muncy Common Stock they own (the “Merger Consideration”). Defined terms in this fairness opinion letter shall have the same meaning as in the Agreement, unless otherwise noted. The terms and conditions of the Merger are more fully set forth in the Agreement.

The Kafafian Group, Inc. (“TKG”), as part of our financial advisory business, is regularly engaged in the valuation of businesses operating in the financial services industry and their securities in connection with mergers and acquisitions, and valuations for corporate and other purposes. In the ordinary course of business TKG provides consulting services to financial institutions, including performance measurement; profitability outsourcing; strategic, capital, and business planning; regulatory assistance; profit and process improvement; and various other financial advisory services.

TKG will receive a fee for rendering this fairness opinion. CCFN has also agreed to indemnify TKG against certain claims and liabilities arising out of TKG’s engagement and to reimburse TKG for out-of-pocket expenses incurred in connection with TKG’s engagement. TKG’s fee for rendering this fairness opinion is not contingent upon any conclusion that TKG may reach or upon completion of the Merger; however, TKG as financial advisor to CCFN is entitled to an additional fixed fee from CCFN upon the successful completion of the Merger. TKG has provided investment banking services and consulting services to CCFN in the two years preceding the date hereof. In the two years preceding the date hereof TKG has not provided any services to Muncy or MBT.

In connection with this fairness opinion and as part of its analyses, TKG took into account its assessment of general economic, market and financial conditions as of the date hereof and the information made available to TKG through the respective dates thereof, its experience in similar transactions, as well as its experience in and knowledge of the banking industry and reviewed and considered, among other things deemed relevant by TKG: (i) an executable copy of the Agreement, dated April 17, 2023, (ii) certain publicly available financial statements and other historical financial information of CCFN and FCBT, (iii) certain publicly available financial statements and other historical financial information of Muncy and MBT, (iv) budget information for CCFN and Muncy respectively for 2023, (v) the pro forma financial impact of the Merger on CCFN based on certain assumptions relating to transaction expenses, acquisition accounting adjustments, anticipated cost savings and other operating assumptions as provided by the management of CCFN, (vi) the publicly reported historical price and trading activity for CCFN Common Stock and Muncy Common Stock, including a comparison of certain stock trading information for CCFN Common Stock and Muncy Common Stock, relative to certain stock indices as well as to publicly available information for certain other companies the securities of which are publicly traded and are considered to be comparable to CCFN and Muncy, (vii) a comparison of certain financial information for CCFN and Muncy relative to banking institutions considered comparable to CCFN and Muncy for which information is publicly available, (viii) the financial terms of certain recent business combinations in the banking industry (on a regional and nationwide basis) that are considered by TKG to be similar to that of the Merger, for which information is publicly available, and (ix) other such information, studies, analyses and investigations and financial, economic and market criteria as TKG considered relevant.

In preparing its analyses, TKG was also provided by the management of CCFN and Muncy 2023 budget data and long-term earnings per share, estimated dividends per share, if any, and asset growth rates for the years ending December 31, 2024 to December 31, 2028. TKG also received and used in its pro forma analyses certain preliminary assumptions relating to transaction expenses, acquisition accounting adjustments, anticipated cost savings and other operating assumptions, as provided by the management of CCFN. With respect to the foregoing information, the respective managements of CCFN and Muncy confirmed to TKG that such information reflected the best currently available estimates and judgments of those respective managements of the future financial performance of CCFN and Muncy, respectively, and TKG assumed that such performance would be achieved. TKG does not express an opinion as to such information, or the assumptions on which such information is based. TKG has also assumed that there has been no material change in CCFN’s or Muncy’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to TKG and that CCFN and Muncy will remain as going concerns for all periods relevant to TKG’s analyses. Any estimates contained in the analyses performed by TKG are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses.

TKG also discussed with certain members of the management of CCFN the business, financial condition, results of operations and prospects of CCFN and held similar discussions with certain members of the management of Muncy regarding the business, financial condition, results of operations and prospects of Muncy.

In performing its review, TKG relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by TKG from public sources, that was provided to TKG by CCFN, Muncy or their respective representatives or that was otherwise reviewed by TKG and as such, TKG has assumed such accuracy and completeness for purposes of rendering this fairness opinion without any independent verification or investigation. TKG has further relied on the assurances of the respective managements of CCFN and Muncy that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. TKG has not been asked to and has not undertaken an independent verification of any of such information and TKG does not assume any responsibility or liability for the accuracy or completeness thereof. Additionally, TKG assumes that the Merger is, in all respects, lawful under applicable law as of the date hereof.

TKG has assumed (i) that CCFN will provide the Merger Consideration in accordance with the terms of the Agreement and all applicable laws and regulations, (ii) in all respects material to its analyses that all of the representations and warranties contained in the Agreement and all related agreements were true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Agreement have not been nor will be waived, (iii) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval and that all conditions to the completion of the Merger will be satisfied without any waivers or modifications to the Agreement and, (iv) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of CCFN or Muncy.

TKG did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of CCFN or Muncy, nor has TKG been furnished with any such evaluations or appraisals. TKG does not render an opinion or evaluation on the collectability of any assets or the future performance of any loans of CCFN or Muncy nor did TKG make an independent evaluation of the adequacy of the allowance for credit losses of CCFN or Muncy, or the combined entity after the Merger and TKG has not reviewed individual credit files relating to CCFN or Muncy. TKG has assumed, with CCFN’s consent, that the respective allowances for credit losses for both CCFN and Muncy are currently adequate to cover such losses and will be adequate on a combined basis for CCFN with Muncy and after application of certain acquisition accounting adjustments.

TKG expresses no opinion as to the trading values of CCFN’s Common Stock or Muncy’s Common Stock at any time or what the value of CCFN’s Common Stock may be priced at once it is received by the holders of Muncy Common Stock. Nothing in TKG’s fairness opinion is to be construed as constituting tax advice or a recommendation to take any tax position, nor does TKG’s fairness opinion address any legal, tax, regulatory or accounting matters, as to which we understand that CCFN has obtained such advice as it deemed necessary from qualified professionals. TKG does not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any of the officers, directors, or employees of any party to the Agreement, or any class of such persons, relative to the compensation to be received by the holders of Muncy’s Common Stock in the Merger.

TKG’s fairness opinion is for the benefit of CCFN’s Board of Directors in connection with its evaluation of the Merger and does not constitute a recommendation to the Board of Directors of CCFN in connection with the Merger. TKG’s fairness opinion is directed to the Board of Directors of CCFN in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of CCFN as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. TKG’s fairness opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to CCFN and does not address the underlying business decision of CCFN to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for CCFN, or the effect of any other transaction in which CCFN might engage. This fairness opinion should not be construed as creating any fiduciary duty on the part of TKG to any party or person, or any duties whatsoever to the holders of CCFN’s Common Stock.

This fairness opinion has been approved by TKG’s fairness opinion committee. This fairness opinion shall not be reproduced or summarized without TKG’s prior written consent; provided, however, TKG will provide its consent for the fairness opinion to be included in regulatory or securities filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Merger Consideration, as defined herein and described in the Agreement is fair from a financial point of view, to the holders of the Common Stock of CCFNB Bancorp, Inc.

Very truly yours,

The Kafafian Group, Inc.

Annex C

OPINION OF GRIFFIN FINANCIAL GROUP, LLC

620 Freedom Business Center

Suite 210

King of Prussia, PA 19406

Phone:                    (410) 467-1188

Email:     crs@griffinfingroup.com

April 14, 2023

The Board of Directors

Muncy Bank Financial, Inc.

2 North Main Street

Muncy, PA 17756

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Muncy Bank Financial, Inc. (“MBF”) of the Exchange Ratio in the proposed merger of MBF with and into CCFNB Bancorp, Inc. (“CCFNB”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between CCFNB and MBF.

Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), each share of MBF common stock, par value $0.4167 per share, issued and outstanding immediately prior to the Effective Time, excluding the Canceled Shares (as defined in the Agreement), shall be converted into the right to receive 0.9259 of a share of common stock, par value $1.25 per share, of CCFNB.

The Agreement further provides that, simultaneously with the Merger, The Muncy Bank and Trust Company, a wholly owned subsidiary of MBF, shall merge with and into First Columbia Bank & Trust Company, a wholly owned subsidiary of CCFNB, (the “Bank Merger”), pursuant to a subsidiary plan of merger in the form attached to the Agreement. First Columbia Bank & Trust Company will be renamed “Muncy Columbia Bank”. The terms and conditions of the proposed merger are more fully described in the Agreement.

In arriving at our opinion, we: (i) reviewed a draft of the Agreement; (ii) reviewed financial information for MBF and CCFNB as of and for the years ended December 31, 2022, December 31, 2021 and December 31, 2020; (iii) reviewed or discussed with the management of MBF and CCFNB matters relating to their respective financial condition, growth, liquidity, earnings, profitability, asset quality, capital adequacy, future prospects, and related matters (as applicable) as of such dates and for the periods then ended; (iv) reviewed MBF and CCFNB budgeted balance sheet growth and earnings for 2023, and expected future period trends for assets, loans, deposits, capital and earnings; (v) analyzed and discussed with the management of MBF and CCFNB the potential strategic implications and operational benefits anticipated by the management of MBF and CCFNB related to the proposed merger; (vi) evaluated the potential pro forma financial effects of the proposed merger on the regulatory capital ratios of CCFNB and First Columbia Bank; (vii) reviewed or discussed with the management of MBF and CCFNB certain publicly available documents and other business and financial information concerning MBF and CCFNB and the economic and regulatory environments in which they operate;

(viii) compared the proposed financial terms of the proposed merger with the publicly available financial terms of certain transactions involving whole bank acquisitions that we deemed relevant; (ix) compared the financial condition and implied valuation of MBF and CCFNB to the financial condition and valuation of certain institutions we deemed relevant; (x) performed discounted cash flow analyses; and (xi) undertook such other financial studies and analyses, and considered such other information as we deemed appropriate for the purpose of this opinion.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of information which was publicly available to us or which was furnished to or discussed with us by MBF or CCFNB or otherwise reviewed by us including, particularly, the forward looking earnings estimates, projections, cost savings and pro forma growth rates. We have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not reviewed individual loan files or deposit information of MBF or CCFNB, nor have we conducted or been provided with any valuation or appraisal of any assets, deposits, or other liabilities of MBF or CCFNB. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowance for losses with respect thereto, and accordingly, we have assumed that such allowances for losses are adequate. In relying on financial analyses provided to or discussed with us by MBF or CCFNB or derived therefrom, we have assumed that such analyses have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management. We express no view as to such analyses, forecasts, estimates, or the assumptions on which they were based.

We have also assumed that the representations and warranties made by MBF and CCFNB in the Agreement are and will be true and correct in all respects material to our analyses, that the covenants and conditions precedent to closing the proposed merger contained therein, including approval by Federal and State banking regulators, and by MBF’s shareholders will be performed in all respects material to our analyses in a manner which will not give CCFNB the ability to terminate the Agreement or decline to close under the Agreement. We are not legal, regulatory, or tax experts and have relied on the assessments made by advisors to MBF with respect to such issues. We have further assumed that all material governmental, regulatory, shareholder, and any other consents and approvals necessary for the completion of the proposed merger will be obtained without any adverse effect to MBF or CCFNB or to the contemplated benefits of the proposed merger. Our opinion assumes, with your consent, that the proposed merger will be completed in accordance with the terms set forth in the draft of the Agreement we reviewed.

Our opinion is necessarily based on economic, market, and other conditions as in effect on, as well as the information made available to us as of, the date of this letter. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, confirm, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to MBF with regard to the Exchange Ratio in the proposed merger, and we express no opinion as to the fairness of the proposed merger to creditors or other stakeholders of MBF, the underlying decision by MBF to engage in the proposed merger, the relative merits of the proposed merger compared to other transactions available to MBF, or the relative merits of the proposed merger compared to other strategic alternatives which may be available to MBF. We did not and were not asked to contact any other interested parties other than those specifically indicated by the Board. Furthermore, we did not take into account and express no opinion with respect to the amount or nature of any bonuses and any other compensation or consideration to any officers, directors, or employees of MBF paid or payable by reason or as a result of the proposed merger.

We have acted as financial advisor to MBF with respect to the proposed merger and will receive a fee from MBF for our services; a substantial portion of which will become payable only if the proposed merger is completed. MBF has agreed to indemnify us for certain liabilities which could arise as a result of our engagement. During the two years preceding the date of this letter, we were engaged by MBF to advise it with respect to exploring a potential merger transaction and with respect to MBF divesting of certain bank related operations. We are currently engaged by CCFNB to advise it on another matter, and during the two years preceding the date of this letter, we were engaged by CCFNB to assist it in evaluating another opportunity; fees for these engagements with CCFNB are anticipated to be less than $100,000. We call to MBF’s attention, as we have previously disclosed to MBF, that we are affiliated with Stevens & Lee, which firm has provided certain legal services to CCFNB generally and in connection with the proposed merger and has been/will be compensated at a market rate for these services.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the proposed merger is fair, from a financial point of view, to the shareholders of MBF.

The delivery of this opinion has been approved by the fairness opinion committee of Griffin Financial Group, LLC in conformity with our policies and procedures established under the requirement of Rule 5150 of the Financial Industry Regulatory Authority. This opinion does not constitute a recommendation to any shareholder of MBF as to how such shareholder should vote with respect to the proposed merger or any other matter. This opinion speaks as of the date hereof, and we have no obligation to update, confirm, or revise it. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may, however, be reproduced in any registration statement that MBF will prepare in connection with the proposed merger, provided that such reproduction is legally required, the opinion is reproduced in such document in its entirety, and such document includes a summary of the opinion and related analyses in a form prepared or approved by us (such approval not to be unreasonably withheld), but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

GRIFFIN FINANCIAL GROUP, LLC

Annex D

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND

RESULTS OF OPERATIONS OF CCFNB

This discussion and analysis reflects CCFNB Bancorp Inc.’s “CCFNB” consolidated financial statement and other relevant statistical data and is intended to enhance your understanding of CCFNB’s consolidated financial condition and results of operations. You should read the information in this section in conjunction with CCFNB’s audited consolidated financial statements, the notes to the audited consolidated financial statements, the unaudited consolidated interim financial information, and the accompanying notes to the unaudited financial information included in this joint proxy statement/prospectus. CCFNB’s Management’s Discussion and Analysis is presented in the following sections:

•	Overview and Strategy

•	Comparison and Financial Condition at December 31, 2022 and December 31, 2021

•	Comparison of Operating Results for the Years Ended December 31, 2022 and 2021

•	Comparison and Financial Condition at March 31, 2023 and December 31, 2022

•	Comparison of Operating Results for the Quarter Ended March 31, 2023 and 2022

•	Rate/Volume Analysis

•	Liquidity

•	Interest Rate Risk Management

•	Commitments

•	Off-Balance Sheet Arrangements

•	Critical Accounting Policies

•	Recently Issued Accounting Standards

Overview and Strategy

CCFNB’s core strategy is to further its mission of being an independent bank which strives to be the community bank of choice by providing quality financial services to its customers, a rewarding work environment for its employees, exceptional long-term value for its shareholders and an unwavering commitment to community reinvestment.

CCFNB is a financial holding company that, through its sole subsidiary First Columbia Bank & Trust Co. “FCBT”, provides full service banking to individual, municipality and corporate customers. FCBT operates twelve offices spanning the three counties of Columbia, Montour and Eastern Northumberland in Northcentral Pennsylvania. Procuring deposits and making loans are the major lines of business. The deposits are mainly deposits of individuals and small businesses and include various types of checking accounts, statement savings, money market accounts, interest checking accounts, individual retirement accounts, and certificates of deposit. FCBT also offers non-FDIC insured “Repurchase sweep” accounts. Lending products include commercial, consumer, and mortgage loans. The trust services, trading under the name of B.B.C.T., Co., include administration of various estates, pension plans, self-directed IRA’s and other services. A third-party brokerage arrangement resides in the Buckhorn branch. This investment center offers a full line of stocks, bonds and other non-insured financial services.

CCFNB’s revenues consist primarily of interest income it earns on loans and investments. Interest income is partially offset by interest expense incurred on deposits, borrowings and other interest-bearing liabilities. Net interest income is affected by the balances of interest-earning assets and interest-bearing liabilities and their relative interest rates. Net interest income is typically further reduced by FCBT’s provision for loan losses.

Non-interest income also contributes to CCFNB’s operating results, consisting of service charges and fees, interchange fees, brokerage, Trust services, and gains and losses on the sales of securities and loans. Non-interest expenses, which include salaries and employee benefits, occupancy and equipment costs, data processing, professional services, advertising and other general and administrative expenses, are CCFNB’s primary expenditures incurred as a result of CCFNB’s operations.

Financial institutions like CCFNB, in general, are significantly affected by economic conditions, competition, and the monetary and fiscal policies of the federal government. Lending activities are influenced by the demand for and supply of housing and commercial real estate, competition among lenders, interest rate conditions, and funds availability. CCFNB’s operations and lending are concentrated in Northcentral Pennsylvania in Columbia, Montour, and Eastern Northumberland Counties, and CCFNB’s operations are influenced by local economic conditions. Deposit balances and cost of funds are influenced by prevailing market rates on competing investments, customer preferences, and levels of personal income and savings in CCFNB’s primary market area. Operations are also significantly impacted by government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact CCFNB.

To operate successfully, CCFNB must manage various types of risk, including but not limited to: interest rate risk, credit risk, liquidity risk, operational and information technology risk, reputation risk, and compliance risk. See the section of this joint proxy statement/prospectus entitled “Risk Factors” for additional discussion.

Recent Market Conditions

CCFNB’s financial condition and performance area are highly dependent on the business environment in the market area in which CCFNB operates and in the United States as a whole. During 2022, the country and our local market area saw a significant increase of inflation and interest rates. While a rise in interest rates was expected in 2022 to counter rising inflation, the pace and frequency by which the Federal Reserve increased rates was aggressive. What began as a 25 basis point warning shot in the first quarter of 2022 ended with a total of six additional rate increases, ending the year with a total increase of 4.25 percent. This steep acceleration was further magnified coming off a lengthy period of historically low rates.

The rapid rate acceleration resulted in an inverted yield curve wherein long-term rates were less than short-term rates. This presented unique challenges for the entire banking industry as we worked to manage interest rate margins and balance sheets.

In addition to impacting account balances and interest rates, inflation has affected other areas of our Bank, just as it has most businesses. Labor shortages created during the pandemic persisted and were further amplified by inflation in terms of wage pressures, gas prices, and an overall increase in the cost of living.

Comparison of Financial Condition at December 31, 2022 and December 31, 2021

Total assets at December 31, 2022, were $944.0 million, a decrease of $8.7 million, or 0.9 percent from $952.7 million at December 31, 2021. The decrease in total assets was primarily due to the net increase in gross loans receivable of $60.4 million, and an increase of $3.2 million in securities available for sale, offset by related decrease in cash and cash equivalents of $84.5 million.

Total average assets increased 2.8 percent from $922.6 million at December 31, 2021 to $948.1 million at December 31, 2022.    Average earning assets were $884.6 million in 2022 and $863.3 million in 2021. Average interest-bearing liabilities were $667.6 million in 2022 and $634.6 million in 2021.

Cash and cash equivalents decreased $84.5 million or 86.6 percent from $97.5 million at December 31, 2021 to $13.1 million at December 31, 2022. The decrease is primarily due to the loan and investment security growth offset by the decrease in deposits.

Loans increased 12.9 percent to $527.7 million at December 31, 2022 from $467.3 million at December 31, 2021.

Interest bearing deposits decreased 3.3 percent to $500.5 million at December 31, 2022 from $517.5 million at December 31, 2021. Noninterest-bearing deposits decreased 1.2 percent from $184.0 million in 2021 to $181.8 million in 2022.

Total stockholder’s equity decreased by $18.4 million, or 17.6 percent, from $104.3 million at December 31, 2021, to $85.9 million at December 31, 2022. The decrease is primarily attributable to the increase in accumulated other comprehensive loss due to decreased fair values in the available for sale investment securities. Accumulated other comprehensive loss from the decrease in the available for sale investment securities amounted to $24.5 million for the year ended December 31, 2022.

The loan-to-deposit ratio is a key measurement of liquidity. Our loan-to-deposit ratio was unchanged during 2022 at 70.3 percent at both December 31, 2022 and 2021.

It is our opinion that the asset/liability mix and the interest rate risk associated with the balance sheet are within manageable parameters. Constant monitoring using asset/liability reports and interest rate risk scenarios are in place along with quarterly asset/liability management meetings on the committee level by the Bank’s Board of Directors. Additionally, the Bank’s Asset/Liability Committee meets quarterly with an investment consultant and works with independent third parties regularly to review key assumptions and other metrics used in the modeling software.

Investment Securities

Debt Securities – Available for Sale

Debt securities available-for-sale increased by $3.2 million or 0.9 percent to $341.1 million at December 31, 2022 from $337.8 million at December 31, 2021. The increase was due to the purchases of callable obligations of U.S. Government Corporations and Agencies during 2022; offset by the temporary decline of the debt security portfolio market value in the amount of $31.0 million and MBS reductions. The temporary decline was caused by the rapid increase of interest rates during the last six months of 2022. The fair value of these securities was influenced by market interest rates, prepayment speeds on mortgage securities, bid to offer spreads in the market place and credit premiums for the various types of agency debt. CCFNB did not consider the debt securities to be other-than-temporarily impaired since it had both the intent and ability to hold the securities until a recovery of fair value, which may be maturity.

Equity Securities

At December 31, 2022 and 2021, CCFNB had $1,077,000 and $1,114,000 in equity securities recorded at fair value, respectively. The following is a summary of unrealized and realized gains and losses recognized in net income on equity securities during the years ended December 31, 2022 and 2021:

	For the Year
(In Thousands)	Ended December 31,
	2022	2021
Net (losses) gains recognized in equity securities during the year	$(37)	$164
Less: Net gains (losses) realized on the sale of equity securities during the year	—	—

Unrealized (losses) gains recognized in equity securities held at reporting date	$(37)	$164

See Note 3 within CCFNB’s Notes to the Consolidated Financial Statements which are included in this joint proxy statement/prospectus for more information regarding CCFNB’s Investment portfolio as of December 31, 2022 and 2021.

Loans

Gross loans receivable increased 12.9 percent from $467.3 million in 2021 to $527.7 million in 2022. The percentage distribution in the loan portfolio is shown in the table below:

(In Thousands)			Change
	2022	2021	Amount	%
Commercial, financial and agricultural	$39,573	$29,459	$10,114	34.3%
Tax-exempt	30,679	36,457	(5,778)	(15.8)
Commercial real estate:
Commercial mortgages	145,622	130,154	15,468	11.9
Other construction and land development loans	18,649	10,885	7,764	71.3
Secured by farmland	13,120	13,737	(617)	(4.5)
Consumer real estate:
Home equity loans	13,391	14,650	(1,259)	(8.6)
Home equity lines of credit	12,262	10,750	1,512	14.1
1-4 family residential mortgages	241,179	208,750	32,429	15.5
Construction	7,430	6,703	727	10.8
Installment loans to individuals	5,824	5,755	69	1.2

Gross loans	$527,729	$467,300	$60,429	12.9%

The amount of loans outstanding by category as of December 31, 2022, which are due in one year or less, more than one year through five years, more than five years through 15 years, and over 15 years, are shown in the following table:

(In Thousands, except percentage)	One Year or Less	More Than One Year Through Five Years	More Than Five Years Through 15 Years	Over 15 Years	Total Loans
Commercial, financial and agricultural	$11,352	$9,517	$9,741	$8,963	$39,573
Tax-exempt	902	4,926	11,990	12,861	30,679
Commercial real estate:
Commercial mortgages	5,576	1,863	58,693	79,490	145,622
Other construction and land development loans	4,272	872	2,531	10,974	18,649
Secured by farmland	736	2,920	4,105	5,359	13,120
Consumer real estate:
Home equity loans	1,561	1,592	8,633	1,605	13,391
Home equity lines of credit	286	—	553	11,423	12,262
1-4 family residential mortgages	4,880	5,903	58,947	171,449	241,179
Construction	1,674	91	45	5,620	7,430
Installment loans to individuals	770	4,425	629	—	5,824

Gross loans	$32,009	$32,109	$155,867	$307,744	$527,729

Loans with fixed-rate	$8,314	$23,489	$68,524	$30,992	$131,319
Loans with floating-rate	23,695	8,620	87,343	276,752	396,410

Total	$32,009	$32,109	$155,867	$307,744	$527,729

Percent composition of maturity	6.1%	6.1%	29.5%	58.3%	100.0%

Fixed-rate loans as a percentage of total loans					24.9%

Floating-rate loans as a percentage of total loans					75.1%

During 2022 and 2021, the Corporation participated in the Paycheck Protection Program (PPP), administered directly by the U.S. Small Business Administration (SBA). The PPP provided loans to small businesses that were impacted by economic conditions as a result of COVID-19 to provide cash-flow assistance to employers who maintained their payroll (including healthcare and certain related expenses) and used the proceeds to cover mortgage interest, rent, leases, and utilities during the COVID-19 emergency. As of December 31, 2022 and 2021, the Corporation had outstanding principal balances of $4,000 and $2,715,000, respectively. The PPP loans were fully guaranteed by the SBA and may be eligible for forgiveness by the SBA to the extent that the proceeds were used to cover eligible payroll costs, mortgage interest costs, rent, and utility costs over a period of up to 24 weeks after the loan was made as long as certain conditions were met regarding employee retention and compensation levels. PPP loans deemed eligible for forgiveness by the SBA will be repaid by the SBA to the Corporation. PPP loans are included in the Commercial, financial, and agricultural loan category.

In accordance with the SBA terms and conditions on these PPP loans, the Corporation received fees associated with the processing of these loans. Upon funding of the loan, the fees were deferred and amortized over the life of the loan as an adjustment to yield in accordance with FASB ASC 310-20-25-2. For the years ended December 31, 2022 and 2021, fees recognized amounted to $205,000 and $1,723,000, respectively. There were minimal unrecognized fees at December 31, 2022.

See Note 4 within CCFNB’s Notes to the Consolidated Financial Statements which are included in this joint proxy statement/prospectus for more information regarding CCFNB’s loan portfolio as of December 31, 2022 and 2021.

Allowance for Loan Losses

The allowance for loan losses was $7.3 million at December 31, 2022, compared to $9.1 million at December 31, 2021. This allowance equaled 1.38 percent and 1.96 percent of total loans, net of unearned income, at the end of 2022 and 2021, respectively. The loan loss reserve was analyzed quarterly and reviewed by the Bank’s Board of Directors. No concentration or apparent deterioration in classes of loans or pledged collateral was evident. Regular loan meetings with the Bank’s Board of Directors reviewed new loans. Delinquent loans, loan exceptions and certain large loans are addressed by the full Board no less than monthly to determine compliance with policies. Allowance for loan losses was considered adequate based on delinquency trends and actual loans written as it relates to the loan portfolio.

The following table details activity in the allowance for possible loan losses by portfolio segment for the years ended December 31, 2022 and 2021. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.

(In Thousands)	2022
	Commercial, Financial & Agricultural, Tax-exempt	Commercial Real Estate	Consumer Real Estate	Installment Loans Individuals	Unallocated	Total
Balance, beginning of year	$1,018	$3,438	$3,413	$74	$1,193	$9,136
(Credit) provision charged to operations	61	(542)	(343)	3	(989)	(1,810)
Loans charged off	(47)	—	(3)	(40)	—	(90)
Recoveries	9	1	10	23	—	43

Ending balance	$1,041	$2,897	$3,077	$60	$204	$7,279

Ending balance individually evaluated for impairment	$—	$—	$—	$—	$—	$—

Ending balance collectively evaluated for impairment	$1,041	$2,897	$3,077	$60	$204	$7,279

(In Thousands)	2021
	Commercial, Financial & Agricultural, Tax-exempt	Commercial Real Estate	Consumer Real Estate	Installment Loans Individuals	Unallocated	Total
Balance, beginning of year	$960	$3,636	$3,433	$61	$1,029	$9,119
(Credit) provision charged to operations	130	(219)	7	38	164	120
Loans charged off	(84)	—	(29)	(35)	—	(148)
Recoveries	12	21	2	10	—	45

Ending balance	$1,018	$3,438	$3,413	$74	$1,193	$9,136

Ending balance individually evaluated for impairment	$—	$—	$38	$—	$—	$38

Ending balance collectively evaluated for impairment	$1,018	$3,438	$3,375	$74	$1,193	$9,098

See Note 4 within CCFNB’s Notes to the Consolidated Financial Statements which are included in this joint proxy statement/prospectus for more information regarding CCFNB’s Allowance for Loan Losses as of December 31, 2022 and 2021.

Deposits

Total average deposits increased by 2.0 percent from $687.5 million in 2021 to $701.6 million in 2022. Average savings deposits increased 9.7 percent to $172.1 million in 2022 from $156.9 million in 2021. Average time deposits decreased 5.2 percent from $141.7 million in 2021 to $134.4 million in 2021. Average non-interest bearing demand deposits increased 3.1 percent to $183.7 million in 2022 from $178.3 million in 2021. Average interest bearing NOW accounts decreased 0.7 percent from $159.9 million in 2021 to $158.8 million in 2022.

The average balance and average rate paid on deposits are summarized as follows:

	December 31, 2022		December 31, 2021		Change
	Balance	Average	Balance	Average
(In Thousands)		Rate		Rate	Amount	%
Non-interest bearing	$183,724	—%	$178,254	—%	$5,470	3.1%
Savings	172,084	0.03	156,862	0.03	15,222	9.7
Now deposits	158,825	0.04	159,897	0.04	(1,072)	(0.7)
Money market deposits	52,505	0.53	50,764	0.14	1,741	3.4
Time deposits	134,414	1.03	141,732	1.23	(7,318)	(5.2)

Total deposits	$701,552	0.25%	$687,509	0.28%	$14,043	2.0%

The Federal Deposit Insurance Corporation (FDIC) is an independent agency of the United States government that protects bank depositors against loss. The Bank is an FDIC-insured institution, therefore, deposits are insured up to the standard insurance amount of $250,000 per depositor. As of December 31, 2022, the estimated amount of uninsured deposits was $203.4 million. The estimate of uninsured deposits was done using total customer deposit balances in the Bank. It should be noted that approximately 10% of these uninsured deposits relate to public funds from municipalities, government entities, and school districts which by law are required to be collateralized with investment securities or FHLB letters of credit to protect these depositor funds.

The maturities of time deposits with balances that exceed the FDIC insurance limit of $250,000 as of December 31, 2022, are as follows:

(In Thousands)
Maturing In:
Three months or less	$1,208
Over three through six months	3,361
Over six through twelve months	3,173
Over twelve months	7,709

Total	$15,451

See Note 7 within CCFNB’s Notes to the Consolidated Financial Statements which are included in this joint proxy statement/prospectus for more information regarding CCFNB’s deposits as of December 31, 2022 and 2021.

Borrowed Funds

The average balance of short-term borrowings, including securities sold under agreements to repurchase and day-to-day FHLB—Pittsburgh borrowings increased $24.4 million or 19.5 percent from $125.4 million in 2021 to $149.8 million in 2022. Average short-term borrowings amounted to 22.4 percent of total interest-bearing liabilities as of December 31, 2022 as compared to 19.7 percent in 2021. Long-term borrowings, namely borrowings from the FHLB-Pittsburgh, averaged $26 thousand in 2022 and $29 thousand in 2021.

Short-term borrowings consist primarily of securities sold under agreements to repurchase and periodic overnight or less than 30-day Federal Home Loan Bank advances. Short-term borrowings consisted of the following at December 31, 2022 and 2021:

	2022
(In Thousands)	Ending Balance	Weighted Average Balance	Maximum Month End Balance	Average Rate	Weighted Average Rate At Year End
Securities sold under agreements to repurchase	$171,741	$149,247	$174,146	1.52%	3.76%
Other short-term borrowings	—	489	1,000	4.44%	—

Total	$171,741	$149,736	$175,146	1.53%	3.76%

	2021
(In Thousands)	Ending Balance	Weighted Average Balance	Maximum Month End Balance	Average Rate	Weighted Average Rate At Year End
Securities sold under agreements to repurchase	$142,718	$125,338	$144,377	0.26%	0.25%
Other short-term borrowings	—	—	—	—	—

Total	$142,718	$125,338	$144,377	0.26%	0.25%

See Note 8 and 9 within CCFNB’s Notes to the Consolidated Financial Statements which are included in this joint proxy statement/prospectus for more information regarding CCFNB’s short and long term borrowings as of December 31, 2022 and 2021.

Capital Resources

Capital continues to be a strength for CCFNB. Capital is critical as it must provide growth, payment to shareholders, and absorption of unforeseen losses. The federal regulators provide standards that must be met. As of December 31, 2022, CCFNB was categorized as well-capitalized under the regulatory framework for prompt corrective action. Quantitative measures established by regulatory capital standards to ensure capital adequacy require CCFNB to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I Capital (as defined in the regulations) to risk-weighted assets (as defined), Common Equity Tier I Capital (as defined) to risk-weighted assets (as defined), and of Tier I Capital (as defined) to average assets (as defined).    Management believes, as of December 31, 2022 and 2021, that CCFNB and FCBT met all capital adequacy requirements to which they are subject.

The following table reflects CCFNB’s actual consolidated capital amounts and ratios at December 31, 2022 and 2021:

(In Thousands )	2022		2021
	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-weighted Assets )
Actual	$112,969	21.0%	$106,078	22.5%
For Capital Adequacy Purposes	42,956	8.0	37,686	8.0
To Be Well-Capitalized	53,695	10.0	47,108	10.0
Tier I Capital (to Risk-weighted Assets )
Actual	$106,249	19.8%	$100,149	21.3%
For Capital Adequacy Purposes	32,217	6.0	28,265	6.0
To Be Well-Capitalized	42,956	8.0	37,686	8.0
Tier I Capital (to Average Assets )
Actual	$106,249	11.0%	$100,149	10.5%
For Capital Adequacy Purposes	38,576	4.0	38,149	4.0
To Be Well-Capitalized	48,220	5.0	47,686	5.0
Common Equity Tier I Capital (to Risk-weighted Assets )
Actual	$106,249	19.8%	$100,149	21.3%
For Capital Adequacy Purposes	24,163	4.5	21,198	4.5
To Be Well-Capitalized	34,902	6.5	30,620	6.5

See Note 15 within CCFNB’s Notes to the Consolidated Financial Statements which are included in this joint proxy statement/prospectus for more information regarding CCFNB’s capital resources as of December 31, 2022 and 2021.

Comparison of Results of Operations for the Years Ended December 31, 2022 and 2021

General: Net income was $9.5 million for the year ended December 31, 2022, or $4.58 per share, an increase of $109 thousand, or 1.2 percent, compared to net income of $9.4 million, or $4.53 per share, for the year ended December 31, 2021. Net income for the year ended December 31, 2022, reflected an increase in net interest income of $301 thousand, and a decrease in non-interest income of $1.9 million. These changes in income were offset by a decrease in the provision for loan losses of $1.9 million and an increase in non-interest expenses of $917 thousand.

Net Interest Income: Net interest income before provision for loan losses increased by $301 thousand, or 1.4 percent, to $22.3 million for the year ended December 31, 2022, compared to $22.0 million for the year ended December 31, 2021. Interest income and interest expense both increased for the year ended December 31, 2022 when compared to the year ended December 31, 2021, due to increased average balances in loans and higher rates on investment securities which outpaced an impact from the increased deposit and other borrowing interest rate environment in 2022.

Interest Income: Interest income increased to $26.4 million for the year ended December 31, 2022, compared with $24.3 million for the year ended December 31, 2021. The average yield on the earning assets increased 17 basis points from 2.84 percent for the year ended December 31, 2021 to 3.01 percent for the year ended December 31, 2022. This increase in rates was in addition to the growth in average balance of earning assets which increased $21.3 million to $884.6 million for the year ended December 31, 2022 compared to $863.3 million for 2021.

Interest Expense: Interest expense increased by $1.8 million or 80.7 percent to $4.1 million for the year ended December 31, 2022, compared to $2.2 million for the year ended December 31, 2021. The increase in expense is due to the increase in average balance of interest bearing deposits of $8.6 million to $517.8 million for the year ended December 31, 2022 compared to $509.2 million for 2021. The increase in average balance of deposits was partially offset by a decrease in rates paid on interest bearing deposits of 4 basis points from 0.38 percent for 2021 to 0.34 percent in 2022. In addition to interest expense incurred on deposit accounts, CCFNB incurred $2.3 million of interest expense on short-term borrowings during the year ended December 31, 2022 as compared to $322 thousand for the year ended December 31, 2021. The average interest rate paid on short-term borrowing increased 127 basis points from 0.26 percent for 2021 to 1.53 percent for 2022.

Analysis of Net Interest Income

Net interest income represents the difference between the interest CCFNB earns on its interest-earning assets, such as loans and investment securities, and the expense CCFNB pays on interest-bearing liabilities, such as deposits and borrowings. Net interest income depends on both the volume of CCFNB’s interest-earning assets and interest-bearing liabilities and the interest rates CCFNB earns or pays on them.

Average Balances, Interest and Average Yields: The following table sets forth certain information relating to CCFNB’s average balance sheets and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities, interest earned and interest paid for the years indicated. Such yields and costs are derived by dividing income or expenses by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the years presented. Average balances are derived from daily balances over the years indicated. The loan yields include net amortization of certain deferred fees and costs that are considered adjustments to yields.

AVERAGE BALANCE SHEET AND RATE ANALYSIS

YEARS ENDED DECEMBER 31,

(In Thousands)	2022			2021
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
ASSETS :	(1)			(1)
Tax-exempt loans	$25,730	$855	3.32%	$28,955	$917	3.17%
All other loans	467,345	20,603	4.41%	454,269	20,634	4.54%

Total loans (2)(3)(4)	493,075	21,458	4.35%	483,224	21,551	4.46%

Taxable securities	344,867	4,520	1.31%	261,790	2,556	0.98%
Tax-exempt securitites (3)	6,564	235	3.58%	9,548	290	3.04%

Total securities	351,431	4,755	1.35%	271,338	2,846	1.05%

Federal funds sold	3,011	20	0.66%	4,859	2	0.04%
Interest-bearing deposits	37,106	384	1.03%	103,912	128	0.12%

Total interest-earning assets	884,623	26,617	3.01%	863,333	24,527	2.84%

Other assets	63,525			59,235

TOTAL ASSETS	$948,148			$922,568

LIABILITIES :
Savings	$172,084	52	0.03%	$156,862	47	0.03%
Now deposits	158,825	64	0.04%	159,897	58	0.04%
M oney market deposits	52,505	280	0.53%	50,764	73	0.14%
Time deposits	134,414	1,378	1.03%	141,732	1,745	1.23%

Total deposits	517,828	1,774	0.34%	509,255	1,923	0.38%

Short-term borrowings	149,736	2,285	1.53%	125,338	322	0.26%
Long-term borrowings	26	2	7.69%	29	2	6.90%

Total borrowings	149,762	2,287	1.53%	125,367	324	0.26%

Total interest-bearing liabilities	667,590	4,061	0.61%	634,622	2,247	0.35%

Demand deposits	183,724			178,254
Other liabilities	5,799			4,173
Stockholders’ equity	91,035			105,519

TOTAL LIABILITIES AND
STOCKHOLDERS ‘ EQUITY	$948,148			$922,568

Interest rate spread (6)			2.40%			2.49%

Net interest income/margin (5)		$22,556	2.55%		$22,280	2.58%

(1)	Average volume information was compared using daily averages for interest-earning and bearing accounts.
(2)	Interest on loans includes loan fee income.
(3)	Tax exempt interest revenue is shown on a tax-equivalent basis using a statutory federal income tax rate of 21 percent for 2022 and 2021.
(4)	Nonaccrual loans have been included with loans for the purpose of analyzing net interest earnings.
(5)	Net interest margin is computed by dividing annualized tax-equivalent net interest income by total interest earning assets.
(6)	Interest rate spread represents the difference between the average rate earned on interest-earning assets and the average rate paid on interest-bearing liabilities.

Reconcilement of Taxable Equivalent Net Interest Income

	For the Years Ended December 31,
(In Thousands)	2022	2021
Total interest income	$26,388	$24,273
Total interest expense	4,061	2,247

Net interest income	22,327	22,026
Tax equivalent adjustment	229	254

Net interest income (fully taxable equivalent)	$22,556	$22,280

Provision for Loan Losses: During 2022, CCFNB recorded a $1.8 million credit for loan losses given the clarity that exists with the COVID-19 pandemic and the related financial condition of municipalities and the local businesses. The 2022 credit reflected management’s decision to reduce certain qualitative factors within our allowance for loan losses calculation. The related decreases in our qualitative factors for municipality and other lending areas caused a decrease to our commercial real estate and our consumer real estate allocation. The allowance for loan losses decreased by $1.8 million from $9.1 million in 2021 to $7.3 million in 2022.

CCFNB completes a comprehensive quarterly evaluation to determine its provision for loan losses. The evaluation reflected analyses of individual borrowers and historical loss experiences, and changes in net loan balances, supplemented as necessary by credit judgment that considers observable trends, conditions, and other relevant environmental and economic factors.

See Note 4 within CCFNB’s Notes to the Consolidated Financial Statements which are included in this joint proxy statement/prospectus for more information regarding CCFNB’s provision for loan losses as of December 31, 2022 and 2021.

Non-interest Income: Non-interest income decreased by $1.9 million to $6.1 million for the year ended December 31, 2022, from the $8.0 million recognized during the same period of 2021. Included in non-interest income for the year ended December 31, 2022, is a loss on sale of investment securities of $1.2 million, for which there was no comparable loss during 2021. In addition, the gain on the sale of loan income decreased by $1.4 million as a result of decreased sale volume during 2022. Offsetting the loss on sale investment securities and reduced loan sales was increased service charges on deposit accounts for the year ended December 31, 2022 compared to 2021.

(In Thousands)	For The Year Ended
	December 31, 2022		December 31, 2021		Change
	Amount	% Total	Amount	% Total	Amount	%
Service charges and fees	$2,117	35.0%	$1,185	14.7%	$932	78.6%
Gain on sale of loans	478	7.9	1,837	23.0	(1,359)	(74.0)
Earnings on bank-owned life insurance	652	10.7	421	5.3	231	54.9
Brokerage	597	9.8	599	7.5	(2)	(0.3)
Trust	845	13.9	901	11.3	(56)	(6.2)
(Loss) gain on equity securities	(37)	(0.6)	164	2.1	(201)	(122.6)
Investment security losses	(1,236)	(20.4)	—	—	(1,236)	100.0
Gain on sale of premises and equipment	—	—	149	1.9	(149)	(100.0)
Interchange fees	1,720	28.3	1,788	22.3	(68)	(3.8)
Other	935	15.4	954	11.9	(19)	(2.0)

Total non-interest income	$6,071	100.0%	$7,998	100.0%	$(1,927)	(24.1)%

Non-interest Expenses: Non-interest expenses increased $917 thousand or 5.1 percent, from $18.1 million for the twelve months ended December 31, 2021, to $19.1 million for the twelve months ended December 31, 2022.

The increase was largely due to: (1) an increase of $855 thousand in compensation and employee benefit expenses primarily due to annual salary increase and increased health insurance costs; (2) a $167 thousand increase in occupancy costs due to early lease termination costs from the closure of an in store branch; and (3) a $253 thousand increase in furniture and equipment expense due to a core and related system conversion.

(In Thousands)	For The Years Ended
	December 31, 2022		December 31, 2021		Change
	Amount	% Total	Amount	% Total	Amount	%
Salaries	$7,655	40.2%	$7,411	40.9%	$244	3.3%
Employee benefits	2,751	14.4	2,140	11.8	611	28.6
Occupancy	1,476	7.7	1,309	7.2	167	12.8
Furniture and equipment	1,757	9.2	1,504	8.3	253	16.8
State shares tax	412	2.2	829	4.6	(417)	(50.3)
Professional fees	1,390	7.3	1,384	7.6	6	0.4
Directors fees	314	1.6	335	1.8	(21)	(6.3)
FDIC assessments	262	1.4	242	1.3	20	8.3
Telecommunications	351	1.8	395	2.2	(44)	(11.1)
Automated teller machine and interchange	338	1.8	321	1.8	17	5.3
Other	2,362	12.4	2,281	12.5	81	3.6

Total non-interest expense	$19,068	100.0%	$18,151	100.0%	$917	5.1%

Comparison of Financial Condition at March 31, 2023 and December 31, 2022

Total assets at March 31, 2023, were $955.0 million, an increase of $11.0 million, or 1.17 percent from $944.0 million at December 31, 2022. The increase in total assets was primarily due to the net increase in gross loans receivable of $11.6 million and an increase of $3.1 million in debt securities available for sale. Investments in limited partnerships increased $1.3 million as CCFNB continued funding a new project. Deposit balances decreased by $7.0 million as funds moved into higher yielding securities sold under agreements to repurchase accounts. Other borrowings increased $11.2 million since December 31, 2022.

Total average assets increased 0.19 percent from $950.4 million at March 31, 2022 to $952.2 million at March 31, 2023. Average earning assets were $889.0 million in 2023 and $889.5 million in 2022. Average interest-bearing liabilities were $683.5 million in 2023 and $662.0 million in 2022.

Cash and cash equivalents decreased $2.9 million or 22.1 percent from $13.1 million at December 31, 2022 to $10.2 million at March 31, 2023. The decrease is primarily due to the loan and investment security growth.

Loans increased 2.2 percent to $539.3 million at March 31, 2023 from $527.7 million at December 31, 2022.

Interest bearing deposits decreased 0.7 percent to $496.9 million at March 31, 2023 from $500.5 million at December 31, 2022. Noninterest-bearing deposits decreased 1.9 percent from $181.8 million in 2022 to $178.4 million in 2023.

Total stockholder’s equity increased by $6.6 million, or 7.7 percent, from $85.9 million at December 31, 2022, to $92.6 million at March 31, 2023. The increase is primarily attributable to the decrease in accumulated other comprehensive loss due to increased fair values in the available for sale investment securities. Accumulated other comprehensive loss from the decrease in the available for sale investment securities amounted to $22.4 million as of March 31, 2023 and $27.4 million as of December 31, 2022.

The loan-to-deposit ratio is a key measurement of liquidity. Our average loan-to-deposit ratio increased from 70.3 percent as of December 31, 2022 to 79.3 percent at March 31, 2023.

It is our opinion that the asset/liability mix and the interest rate risk associated with the balance sheet are within manageable parameters. Constant monitoring using asset/liability reports and interest rate risk scenarios are in place along with quarterly asset/liability management meetings on the committee level by the Bank’s Board of Directors. Additionally, the Bank’s Asset/Liability Committee meets quarterly with an investment consultant and works with independent third parties regularly to review key assumptions and other metrics used in the modeling software.

Investment Securities

Debt Securities – Available for Sale

Debt securities available-for-sale increased by $3.1 million or 0.9 percent to $344.1 million at March 31, 2023 from $341.1 million at December 31, 2022. The increase is due to the improvement of the debt security portfolio market value in the amount of $6.4 million and MBS reductions. CCFNB did not consider the decline in debt securities market values to be other-than-temporarily impaired since it had both the intent and ability to hold the securities until a recovery of fair value, which may be maturity.

Equity Securities

At March 31, 2023 and December 31, 2022, CCFNB had $996 thousand and $1.1 million in equity securities recorded at fair value, respectively. The following is a summary of unrealized and realized gains and losses recognized in net income on equity securities during the period ended March 31, 2023 and 2022:

	For the Three Months Ending March 31,
(In Thousands)	2023	2022
Net losses recognized in equity securities during the quarter	$(81)	$(3)
Less: Net gains (losses) realized on the sale of equity securities during the quarter	—	—

Unrealized (losses) gains recognized in equity securities held at reporting date	$(81)	$(3)

See Note 2 within CCFNB’s Notes to the Consolidated Financial Statements (Unaudited) which are included in this joint proxy statement/prospectus for more information regarding CCFNB’s investment portfolio as of March 31, 2023.

Loans

Gross loans receivable increased 2.2 percent from $527.7 million at December 31, 2022 to $539.3 million at March 31, 2023. The percentage distribution in the loan portfolio as shown in the table below:

(In Thousands)			Change
	2023	2022	Amount	%
Commercial, financial and agricultural	$45,663	$39,573	$6,090	15.4%
Tax-exempt	30,521	30,679	(158)	(0.5)
Commercial real estate:
Commercial mortgages	145,263	145,622	(359)	(0.2)
Other construction and land development loans	18,729	18,649	80	0.4
Secured by farmland	12,792	13,120	(328)	(2.5)
Consumer real estate:
Home equity loans	13,876	13,391	485	3.6
Home equity lines of credit	11,964	12,262	(298)	(2.4)
1-4 family residential mortgages	248,420	241,179	7,241	3.0
Construction	6,135	7,430	(1,295)	(17.4)
Installment loans to individuals	5,943	5,824	119	2.0
Unearned discount	—	—	—	—

Gross loans	$539,306	$527,729	$11,577	2.2%

See Note 3 within CCFNB’s Notes to the Consolidated Financial Statements (Unaudited) which are included in this joint proxy statement/prospectus for more information regarding CCFNB’s loan portfolio as of March 31, 2023.

The amount of loans outstanding by category as of March 31, 2023, which are due in one year or less, more than one year through five years, more than five years through 15 years, and over 15 years, are shown in the following table:

(In Thousands, except percentage)	One Year or Less	More Than One Year Through Five Years	More Than Five Years Through 15 Years	Over 15 Years	Total Loans
Commercial and industrial	$9,932	$15,998	$19,468	$18,556	$63,954
Commercial real estate:
Commercial mortgages	8,409	7,332	45,741	73,382	134,864
Student housing	1,793	857	17,430	12,313	32,393
Residential real estate:
Rental 1-4 family	1,410	2,715	9,848	33,678	47,651
1-4 family residential mortgages	6,896	5,381	58,937	184,400	255,614
Consumer and other	759	3,459	612	0	4,830

Gross loans	$29,199	$35,742	$152,036	$322,329	$539,306

Loans with fixed-rate	$8,334	$23,826	$70,067	$29,170	$131,397
Loans with floating-rate	20,865	11,916	81,969	293,159	407,909

Total	$29,199	$35,742	$152,036	$322,329	$539,306

Percent composition of maturity	5.4%	7%	28%	60%	100.0%

Fixed-rate loans as a percentage of total loans					24.4%

Floating-rate loans as a percentage of total loans					75.6%

Allowance for Credit Losses

The allowance for credit losses was $6.3 million at March 31, 2023, compared to $7.3 million at December 31, 2022. This allowance equaled 1.2 percent and 1.4 percent of total loans, net of unearned income, at the period end March 31, 2023 and December 31, 2022, respectively. The allowance for credit was analyzed quarterly and reviewed by the CCFNB’s Board of Directors. No concentration or apparent deterioration in classes of loans or pledged collateral was evident. Regular loan meetings with the CCFNB’s Board of Directors reviewed new loans. Delinquent loans, loan exceptions and certain large loans are addressed by the full Board no less than monthly to determine compliance with policies. Allowance for credit losses was considered adequate based on delinquency trends and actual loans written as it relates to the loan portfolio.

See Note 3 within CCFNB’s Notes to the Consolidated Financial Statements (Unaudited) which are included in this joint proxy statement/prospectus for more information regarding CCFNB’s allowance for credit losses as of March 31, 2023.

Deposits

Total average deposits decreased by 3.3 percent from $701.6 million in 2022 to $678.5 million in 2023. Average savings deposits decreased 1.7 percent to $169.2 million in 2023 from $172.1 million in 2022. Average time deposits decreased 5.8 percent from $134.4 million in 2022 to $126.6 million in 2023. Average non-interest bearing demand deposits decreased 4.0 percent to $176.4 million in 2023 from $183.7 million in 2022. Average interest bearing NOW accounts decreased 2.2 percent from $160.9 million in 2022 to $155.4 million in 2023.

The average balance and average rate paid on deposits are summarized as follows:

	March 31, 2023		December 31, 2022		Change
(In Thousands)	Balance	Average Rate	Balance	Average Rate	Amount	%
Non-interest bearing	$176,403	-%	$183,724	-%	$(7,321)	(4.0)%
Savings	169,236	0.03	172,084	0.03	(2,848)	(1.7)
Now deposits	155,357	0.04	158,825	0.04	(3,468)	(2.2)
Money market deposits	50,907	1.25	52,505	0.53	(1,598)	(3.0)
Time deposits	126,608	1.41	134,414	1.03	(7,806)	(5.8)

Total deposits	$678,511	0.37%	$701,552	0.25%	$(23,041)	(3.3)%

The Federal Deposit Insurance Corporation (FDIC) is an independent agency of the United States government that protects bank depositors against loss. The Bank is an FDIC-insured institution, therefore, deposits are insured up to the standard insurance amount of $250,000 per depositor. As of March 31, 2023, the estimated amount of uninsured deposits was $194.2 million. The estimate of uninsured deposits was done using total customer deposit balances in the Bank. It should be noted that approximately 10% of these uninsured deposits relate to public funds from municipalities, government entities, and school districts which by law are required to be collateralized with investment securities or FHLB letters of credit to protect these depositor funds.

The maturities of time deposits with balances that exceed the FDIC insurance limit of $250,000 as of March 31, 2023, are as follows:

(In Thousands)
Maturing In:
Three months or less	$3,377
Over three through six months	965
Over six through twelve months	3,350
Over twelve months	9,331

Total	$17,023

See Note 4 within CCFNB’s Notes to the Consolidated Financial Statements (Unaudited) which are included in this joint proxy statement/prospectus for more information regarding CCFNB’s deposits as of March 31, 2023.

Borrowed Funds

The average balance of short-term borrowings, including securities sold under agreements to repurchase and day-to-day FHLB—Pittsburgh borrowings increased $40.6 million or 28.9 percent from $140.8 million in 2022 to $181.4 million in 2023. Average short-term borrowings amounted to 26.5 percent of total interest-bearing liabilities as of March 31, 2023 as compared to 21.3 percent in 2022. Long-term borrowings, namely borrowings from the FHLB-Pittsburgh, averaged $24 thousand in 2023 and $27 thousand in 2022.

Short-term borrowings consist primarily of securities sold under agreements to repurchase and periodic overnight or less than 30-day Federal Home Loan Bank advances. Short-term borrowings consisted of the following at March 31, 2023 and December 31, 2022:

	March 31, 2023
(In Thousands)	Ending Balance	Weighted Average Balance	Maximum Month End Balance	Average Rate
Securities sold under agreements to repurchase	$170,546	$177,895	$182,818	3.92%
Other short-term borrowings	12,350	3,519	12,350	4.80%

Total	$182,896	$181,414	$195,168	3.99%

	December 31, 2022
(In Thousands)	Ending Balance	Weighted Average Balance	Maximum Month End Balance	Average Rate
Securities sold under agreements to repurchase	$171,741	$149,247	$174,146	1.52%
Other short-term borrowings		489	1,000	4.44%

Total	$171,741	$149,736	$175,146	1.53%

See Note 5 within CCFNB’s Notes to the Consolidated Financial Statements (Unaudited) which are included in this joint proxy statement/prospectus for more information regarding CCFNB’s short and long term borrowings as of March 31, 2023.

Capital Resources

Capital continues to be a strength for CCFNB. Capital is critical as it must provide growth, payment to shareholders, and absorption of unforeseen losses. The federal regulators provide standards that must be met. As of March 31, 2023, CCFNB was categorized as well-capitalized under the regulatory framework for prompt corrective action. Quantitative measures established by regulatory capital standards to ensure capital adequacy require CCFNB to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I Capital (as defined in the regulations) to risk-weighted assets (as defined), Common Equity Tier I Capital (as defined) to risk-weighted assets (as defined), and of Tier I Capital (as defined) to average assets (as defined).Management believes, as of March 31, 2023 and December 31, 2022, that CCFNB and FCBT met all capital adequacy requirements to which they are subject.

The following table reflects CCFNB’s actual consolidated capital amounts and ratios at March 31, 2023 and December 31, 2022:

(In Thousands)	March 31, 2023		December 31, 2022
	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-weighted Assets)
Actual	$114,180	21.0%	$112,969	21.0%
For Capital Adequacy Purposes	43,526	8.0	42,956	8.0
To Be Well-Capitalized	54,407	10.0	53,695	10.0
Tier I Capital (to Risk-weighted Assets)
Actual	$107,685	19.8%	$106,249	19.8%
For Capital Adequacy Purposes	32,644	6.0	32,217	6.0
To Be Well-Capitalized	43,526	8.0	42,956	8.0
Tier I Capital (to Average Assets)
Actual	$107,685	11.1%	$106,249	11.0%
For Capital Adequacy Purposes	38,851	4.0	38,576	4.0
To Be Well-Capitalized	48,564	5.0	48,220	5.0
Common Equity Tier I Capital (to Risk-weighted Assets)
Actual	$107,685	19.8%	$106,249	19.8%
For Capital Adequacy Purposes	24,483	4.5	24,163	4.5
To Be Well-Capitalized	35,365	6.5	34,902	6.5

Comparison of Results of Operations for the Quarters Ended March 31, 2023 and 2022

General: Net income was $1.9 million for the quarter ended March 31, 2023, or $0.93 per share, a decrease of $505 thousand, or 20.7 percent, compared to net income of $2.4 million, or $1.18 per share, for the quarter ended March 31, 2022. Net income for the quarter ended March 31, 2023, reflected a decrease in net interest income of $192 thousand, and a decrease in non-interest income of $332 thousand. These changes in income were offset by a decrease in the provision for credit losses of $409 thousand and an increase in non-interest expenses of $303 thousand.

Net Interest Income: Net interest income before provision for credit losses decreased by $192 thousand, or 3.6 percent, to $5.2 million for the quarter ended March 31, 2023, compared to $5.4 million for the quarter ended March 31, 2022. Interest income and interest expense both increased for the quarter ended March 31, 2023 when compared to the quarter ended March 31, 2022, due to increased average balances in loans and investment securities which outpaced the impact from the increased deposit and short term borrowing interest rates.

Interest Income: Interest income increased to $7.6 million for the quarter ended March 31, 2023, compared with $5.9 million for the quarter ended March 31, 2022. The average yield on the earning assets increased 80 basis points from 2.71 percent for the quarter ended March 31, 2022 to 3.51 percent for the quarter ended March 31, 2023.

Interest Expense: Interest expense increased by $1.9 million or 379.7 percent to $2.4 million for the quarter ended March 31, 2023, compared to $503 thousand for the quarter ended March 31, 2022. The decrease in average balance of interest bearing deposits was offset by an increase in rates paid on interest bearing deposits of 19 basis points from 0.32 percent for 2022 to 0.51 percent in 2023. In addition to interest expense incurred on deposit accounts, CCFNB incurred $1.8 million of interest expense on short-term borrowings during the quarter ended March 31, 2023 as compared to $89 thousand for the quarter ended March 31, 2022. The average interest rate paid on short-term borrowing increased 376 basis points from 0.26 percent for 2022 to 3.99 percent for 2023.

Analysis of Net Interest Income

Net interest income represents the difference between the interest CCFNB earns on its interest-earning assets, such as loans and investment securities, and the expense CCFNB pays on interest-bearing liabilities, such as deposits and borrowings. Net interest income depends on both the volume of CCFNB’s interest-earning assets and interest-bearing liabilities and the interest rates CCFNB earns or pays on them.

Average Balances, Interest and Average Yields: The following table sets forth certain information relating to CCFNB’s average balance sheets and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities, interest earned and interest paid for the years indicated. Such yields and costs are derived by dividing income or expenses by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the years presented. Average balances are derived from daily balances over the years indicated. The loan yields include net amortization of certain deferred fees and costs that are considered adjustments to yields.

AVERAGE BALANCE SHEET AND RATE ANALYSIS

THREE MONTHS ENDED MARCH 31,

(In Thousands)	2023			2022
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
ASSETS :	(1)			(1)
Tax-exempt loans	$30,848	$274	3.60%	$26,063	$207	3.22%
All other loans	507,527	5,934	4.74%	440,146	4,809	4.43%

Total loans (2)(3)(4)	538,375	6,208	4.68%	466,209	5,016	4.36%

Taxable securities	330,898	1,275	1.54%	337,412	852	1.01%
Tax-exempt securitites (3)	14,427	163	4.52%	6,261	48	3.07%

Total securities	345,325	1,438	1.67%	343,673	900	1.05%

Federal funds sold	5	—	0.00%	6,254	1	0.06%
Interest-bearing deposits	5,282	60	4.61%	73,316	33	0.18%

Total interest-earning assets	888,987	7,706	3.51%	889,452	5,950	2.71%

Other assets	63,195			60,966

TOTAL ASSETS	$952,182			$950,418

LIABILITIES :
Savings	$169,236	13	0.03%	$167,594	12	0.03%
Now deposits	155,357	16	0.04%	160,878	16	0.04%
M oney market deposits	50,907	157	1.25%	53,378	22	0.17%
Time deposits	126,608	441	1.41%	139,352	364	1.06%

Total deposits	502,108	627	0.51%	521,202	414	0.32%

Short-term borrowings	181,414	1,786	3.99%	140,782	88	0.25%
Long-term borrowings	24	—	0.00%	27	1	15.02%

Total borrowings	181,438	1,786	3.99%	140,809	89	0.26%

Total interest-bearing liabilities	683,546	2,413	1.43%	662,011	503	0.31%

Demand deposits	176,403			182,556
Other liabilities	4,343			4,449
Stockholders’ equity	87,890			101,402

TOTAL LIABILITIES AND STOCKHOLDERS ‘ EQUITY	$952,182			$950,418

Interest rate spread (6)			2.07%			2.40%

Net interest income/margin (5)		$5,293	2.41%		$5,447	2.48%

(1)	Average volume information was compared using daily (or monthly) averages for interest-earning and bearing accounts. Certain balance sheet items utilized quarter-end balances for averages.
(2)	Interest on loans includes fee income.
(3)	Tax exempt interest revenue is shown on a tax-equivalent basis using a statutory federal income tax rate of 21 percent for 2023 and 2022.
(4)	Nonaccrual loans have been included with loans for the purpose of analyzing net interest earnings.
(5)	Net interest margin is computed by dividing annualized net interest income by total interest earning assets.

(6)	Interest rate spread represents the difference between the average rate earned on interest-earning assets and the average rate paid on interest-bearing liabilities.

(In Thousands)	2023	2022
Total interest income	$7,614	$5,896
Total interest expense	2,413	503

Net interest income	5,201	5,393
Tax equivalent adjustment	92	54

Net interest income
(fully taxable equivalent)	$5,293	$5,447

Provision for Credit Losses: For the quarter ended March 31, 2023, CCFNB recorded a $409 thousand credit for credit losses given the clarity that exists with the COVID-19 pandemic and the related financial condition of municipalities and the local businesses. The March 31, 2023 credit, calculated under the new Current Expected Credit Losses “CECL”, reflected improvements in the projected economic forecasts and real estate valuations. CCFNB adopted the CECL accounting standard effective January 1, 2023. For the quarter ended March 31, 2022, CCFNB recorded a provision for credit losses of $30 thousand.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments – Credit Losses (Topics 326): Measurement of Credit Losses on Financial Instruments” and subsequent related updates. This ASU replaces the incurred loss methodology for recognizing credit losses and requires businesses and other organizations to measure the current expected credit losses (CECL) on financial assets measured at amortized cost, including loans and held-to-maturity securities, net investment in leases, off-balance sheet credit exposures such as unfunded commitments, and other financial instruments. In addition, ASC 326 requires credit losses on available-for-sale debt securities to be presented as an allowance rather than as a write-down when management does not intend to sell or believes that it is not more likely than not they will be required to sell. This guidance became effective on January 1, 2023 for the Bank. The results reported for period beginning after January 1, 2023 are presented under ASC 326 while prior period amounts continue to be reported in accordance with previously applicable accounting standards.

The Bank adopted this guidance, and subsequent related updates, using the modified retrospective approach for all financial assets measured at amortized cost, including loans, available-for-sale debt securities and unfunded commitments. On January 1, 2023, the Bank recorded a cumulative effect increase to retained earnings of $528, net of tax, of which $491 thousand related to loans, $38 thousand related to unfunded commitments, and $0 related to available-for-sale securities.

The Bank adopted the provisions of ACS 326 related to presenting other-than-temporary impairment on available-for-sale debt securities prior to January 1, 2023 using the prospective transition approach, though no such changes had been recorded on the securities held by the Bank as of the date of adoption.

The Bank expanded the pooling utilized under the legacy incurred loss method to include additional segmentation based on risk. The impact of the change from the incurred loss model to the current expected credit loss model is detailed below.

	January 1, 2023
(In Thousands)	Pre-ASC 326 Adoption	Impact of ASC 326 Adoption	As Reported Under ASC 326
Assets:
Allowance for Credit Losses—Loans
Residential Real Estate	$3,077	$(2,617)	$460
Commercial Real Estate	2,897	3,198	6,095
Commercial and Industrial	1,041	(959)	82
Consumer and other	60	(39)	21
Unallocated	204	(204)	—

	$7,279	$(621)	$6,658

Liabilities:
Allowance for Credit Losses on

Off-Balance Sheet Credit Exposure	$65	$(48)	$17

See Note 3 within CCFNB’s Notes to the Consolidated Financial Statements (unaudited) which are included in this joint proxy statement/prospectus for more information regarding CCFNB’s provision for loan losses as of March 31, 2023.

Non-interest Income: Non-interest income decreased by $332 thousand to $1.6 million for the quarter ended March 31, 2023, from the $2.0 million recognized during the same period of 2022. Included in non-interest income for the quarter ended March 31, 2023, is a loss on equity securities of $81 thousand. In addition, the gain on the sale of loan income decreased by $260 thousand as a result of decreased sale volume during 2023.

(In Thousands)	For The Three Months Ended
	March 31, 2023		March 31, 2022		Change
	Amount	% Total	Amount	% Total	Amount	%
Service charges and fees	$525	32.3%	$511	26.1%	$14	2.7%
Gain on sale of loans	29	1.8	289	14.8	(260)	(90.0)
Earnings on bank-owned life insurance	109	6.7	103	5.3	6	5.8
Brokerage	128	7.9	160	8.2	(32)	(20.0)
Trust	191	11.7	209	10.7	(18)	(8.6)
Loss on equity securities	(81)	(5.0)	(3)	(0.2)	(78)	—
Interchange fees	424	26.1	412	21.0	12	2.9
Other	301	18.5	277	14.1	24	8.7

Total non-interest income	$1,626	100.0%	$1,958	100.0%	$(332)	(17.0)%

Non-interest Expenses: Non-interest expenses increased $303 thousand or 6.7 percent, from $4.5 million for the three months ended March 31, 2022, to $4.8 million for the three months ended March 31, 2023. The increase was largely due to: (1) an increase of $57 thousand in employee benefit expenses primarily due to increased health insurance costs; (2) a $41 thousand increase in FDIC assessment costs due to increased rates; and (3) a $169 thousand increase in furniture and equipment expense due to a core and related system conversion.

(In Thousands)	For The Three Months Ended
	March 31, 2023		March 31, 2022		Change
	Amount	% Total	Amount	% Total	Amount	%
Salaries	$1,800	37.4%	$1,846	40.9%	$(46)	(2.5)%
Employee benefits	792	16.4	735	16.3	57	7.8
Occupancy	323	6.7	327	7.2	(4)	(1.2)
Furniture and equipment	519	10.8	350	7.8	169	48.3
State shares tax	161	3.3	167	3.7	(6)	(3.6)
Professional fees	311	6.5	298	6.6	13	4.4
Directors fees	82	1.7	88	1.9	(6)	(6.8)
FDIC assessments	108	2.2	67	1.5	41	61.2
Telecommunications	84	1.7	84	1.9	—	—
Automated teller machine and interchange	119	2.5	109	2.4	10	9.2
Other	518	10.8	443	9.8	75	16.9

Total non-interest expense	$4,817	100.0%	$4,514	100.0%	$303	6.7%

Rate/Volume Analysis

To enhance the understanding of the effects of volumes (the average balance of earning assets and costing liabilities) and average interest rate fluctuations on the balance sheet as it pertains to net interest income on a tax equivalent basis, the tables below reflects these changes for December 31, 2022 versus 2021, and March 31, 2023 versus 2022:

(In Thousands)	Year Ended December 31,
	2022 vs 2021 Increase (Decrease) Due to
	Volume	Rate	Net
Interest income:
Loans, tax-exempt	$(105)	$43	$(62)
Loans	1,392	(1,421)	(29)
Taxable investment securities	(2,708)	4,672	1,964
Tax-exempt investment securities	(101)	46	(55)
Federal funds sold	(1)	19	18
Interest bearing deposits	(132)	386	254

Total interest-earning assets	(1,655)	3,745	2,090

Interest expense:
Savings	4	—	4
NOW deposits	—	6	6
Money market deposits	2	205	207
Time deposits	(97)	(270)	(367)
Short-term borrowings	50	1,902	1,952
Long-term borrowings, FHLB	—	12	12

Total interest-bearing liabilities	(41)	1,855	1,814

Change in net interest income	$(1,614)	$1,890	$276

(In Thousands)	Three Months Ended March 31,
	2023 vs 2022 Increase (Decrease) Due to
	Volume	Rate	Net
Interest income:
Loans, tax-exempt	$43	$24	$67
Loans	788	337	1,125
Taxable investment securities	(25)	448	423
Tax-exempt investment securities	92	23	115
Federal funds sold	—	—	—
Interest bearing deposits	(773)	799	26

Total interest-earning assets	125	1,631	1,756

Interest expense:
Savings	—	—	—
NOW deposits	(1)	1	—
Money market deposits	(8)	143	135
Time deposits	(44)	121	77
Short-term borrowings	400	1,299	1,699
Long-term borrowings, FHLB	—	(1)	(1)

Total interest-bearing liabilities	347	1,563	1,910

Change in net interest income	$(222)	$68	$(154)

Liquidity

CCFNB’s liquidity, represented by cash and due from banks, is a product of CCFNB’s operating, investing and financing activities. CCFNB’s primary sources of funds are deposits, securities sold under agreements to repurchase, principal repayments of securities, outstanding loans, and funds provided from operations. In addition, CCFNB invests excess funds in short-term interest-earning assets such as overnight deposits or U.S. agency securities, which provide liquidity to meet lending requirements. While scheduled payments from the amortization of loans, securities and short-term investments are relatively predictable sources of funds, general interest rates, economic conditions and competition greatly influence deposit flows and repayments on loans and mortgage backed securities.

CCFNB strives to maintain sufficient liquidity to fund operations, loan demand and to satisfy fluctuations in deposit levels. CCFNB is required to have enough investments that qualify as liquid assets in order to maintain sufficient liquidity to ensure safe and sound banking operations. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. CCFNB attempts to maintain adequate but not excessive liquidity, and liquidity management is both a daily and long-term function of CCFNB’s business management. CCFNB manages its liquidity in accordance with a board of directors-approved asset liability policy, which is administered by CCFNB’s asset-liability committee (“ALCO”). ALCO reports interest rate sensitivity, liquidity, capital and investment-related matters on a quarterly basis to CCFNB’s board of directors.

CCFNB reviews cash flow projections quarterly and updates them in order to maintain liquid assets at levels believed to meet the requirements of normal operations, including loan commitments and potential deposit outflows from maturing certificates of deposit and savings withdrawals. CCFNB also has a board approved Liquidity Contingency Plan and prepares a monthly review of liquidity contingency plan indicators which are presented and reviewed by the board of directors. While deposits and securities sold under agreements to repurchase are CCFNB’s primary source of funds, when needed CCFNB is also able to generate cash through borrowings from the Federal Home Loan Bank of Pittsburgh (“FHLB). At March 31, 2023, CCFNB had $240.9 million of overnight borrowing availability at the FHLB, $6.1 million of short-term borrowing availability at the Federal Reserve Bank and $10 million of unsecured federal funds lines with correspondent banks. The Company believes it has ample liquidity available to fund outstanding loan commitments if they were fully drawn upon.

Liability liquidity can be met by attracting deposits with competitive rates, using repurchase agreements, buying federal funds, or utilizing the facilities of the Federal Reserve, the FHLB systems, brokered deposit market, or other third party facilities. CCFNB utilizes a variety of these methods of liability liquidity. Additionally, CCFNB’s subsidiary bank is a member of the FHLB, which provides the opportunity to obtain short-term to longer-term advances based upon the investment in certain residential mortgage, commercial real estate, and commercial and industrial loans.

CCFNB’s liquidity position continues to be strong. Deposit volumes remain at a high level by historical standards and continue to reflect the favorable impact of government stimulus which provided support to many Americans and financial assistance to municipalities and school districts during the pandemic. Deposit volumes have been positively impacted due to effective business development efforts as well as management’s ability to retain the significant influx of deposits that resulted from the government stimulus programs. CCFNB’s loyal core deposit base continues to prove to be a source of strength during periods of market volatility. Overall, total deposits continued to demonstrate stability during 2022 and into 2023 despite a modest decrease during the first quarter of 2023. Greater pricing competition in the market to retain deposits because of the increasing national interest rates has resulted in a slight reduction of overall deposits for the quarter ended March 31, 2023. Total average deposits as of March 31, 2023 were $23.0 million, or 3.3%, lower compared to December 31, 2022 average balances. The core deposit base is adequate to fund CCFNB’s operations. Cash flow from maturities, prepayments and amortization of investment securities is used to help fund loan growth when needed

Due to a combination of loan growth and total deposits modestly declining in the first quarter of 2023, other term borrowings increased as CCFNB utilized FHLB borrowings to offset the funding needs. The challenge remains as to the uncertainty regarding the duration that the existing government stimulus funds will remain on the balance sheet which will be determined by customer behavior as the economic conditions change. Diligent monitoring and management of our short-term investment position remains a priority. Continued loan growth and prudent investment in securities are critical to achieve the best return on the remaining liquid funds. We strive to operate our loan to deposit ratio in a range of 80% to 100%. The Company’s loan to deposit ratio averaged 79.35% in the first quarter of 2023, which indicates that CCFNB has ample capacity to continue to grow its loan portfolio and is well positioned to support our customers and our community during times of economic volatility. We are also well positioned to service our existing loan pipeline and grow our loan to deposit ratio while remaining within our guideline parameters.

Liquidity can also be analyzed by utilizing the Consolidated Statements of Cash Flows. Cash and cash equivalents decreased by $2.9 million from December 31, 2022, to $10.2 million at March 31, 2023, due to $10.1 million of net cash used in investing activities which more than offset $3.4 million of net cash provided by financing activities and $3.9 million of net cash provided by operating activities. Within investing activities, net loan activity decreased cash and cash equivalents by $11.1 million as cash advanced for new loans originated exceeded cash received from loan principal payments. Within financing activities, total short-term borrowings increased by $11.2 million and total deposits decreased by $7.0 million. Within operating activities, $1.2 million of mortgage loans held for sale were originated while $2.9 million of mortgage loans were sold into the secondary market.

Financial institutions must maintain liquidity to meet day-to-day requirements of depositors and borrowers, take advantage of market opportunities, and provide a cushion against unforeseen needs. Liquidity needs can be met by either reducing assets or increasing liabilities. Sources of asset liquidity are provided by short-term investments, interest bearing deposits with banks, and federal funds sold. These assets totaled $10.2 million and $13.1 million at March 31, 2023 and December 31, 2022, respectively. Maturing and repaying loans, as well as the monthly cash flow associated with mortgage-backed securities and security maturities are other significant sources of asset liquidity for the Company. CCFNB has historically managed its investment securities as a source of liquidity and maintained shorter durations which provide access to the funds, when needed. Because of this strategy, CCFNB has sufficient access to these securities as they mature over the next three years. As of March 31, 2023, scheduled maturities of the callable agency debt, at par value, over the next 12 months amounted to $40.5 million, 13 to 24 months amounted to $44.0 million, and 25 to 36 months amounted to $69.8 million. Additionally, CCFNB is expecting monthly cash flows from mortgage-backed securities. Based on the projected investment cash flow, scheduled loan repayment, and modest projected deposit growth, CCFNB’s ability to fund continued operating, finance, and investing activity and serve its customers remains strong.

Interest Rate Risk Management

Interest rate risk management involves managing the extent to which interest-sensitive assets and interest-sensitive liabilities are matched. Interest rate sensitivity is the relationship between market interest rates and earnings volatility due to the repricing characteristics of assets and liabilities. CCFNB’s net interest income is affected by changes in the level of market interest rates. In order to maintain consistent earnings performance, CCFNB seeks to manage, to the extent possible, the repricing characteristics of its assets and liabilities.

One major objective of CCFNB when managing the rate sensitivity of its assets and liabilities is to stabilize net interest income. The management of and authority to assume interest rate risk is the responsibility of the Asset/Liability Committee (“ALCO”), which is comprised of senior management and Board members. ALCO meets quarterly to monitor the ratio of interest sensitive assets to interest sensitive liabilities. The process to review interest rate risk management is a regular part of the management of the CCFNB. Consistent policies and practices of measuring and reporting interest rate risk exposure, particularly regarding the treatment of noncontractual assets and liabilities, are in effect. In addition, there is an annual process to review the interest rate risk policy with the Board of Directors which includes limits on the impact to earnings from shifts in interest rates.

The ratio between assets and liabilities repricing in specific time intervals is referred to as an interest rate sensitivity gap. Interest rate sensitivity gaps can be managed to take advantage of the slope of the yield curve as well as forecasted changes in the level of interest rates.

To manage the interest sensitivity position, an asset/liability model called “gap analysis” is used to monitor the difference in the volume of CCFNB’s interest sensitive assets and liabilities that mature or reprice within given periods. A positive gap (asset sensitive) indicates that more assets reprice during a given period compared to liabilities, while a negative gap (liability sensitive) has the opposite effect. CCFNB employs computerized net interest income simulation modeling to assist in quantifying interest rate risk exposure. This process measures and quantifies the impact on net interest income through varying interest rate changes and balance sheet compositions. The use of this model assists the ALCO to gauge the effects of the interest rate changes on interest sensitive assets and liabilities in order to determine what impact these rate changes will have upon our net interest spread.

In addition to gap analysis, the Bank uses earnings simulation to assist in measuring and controlling interest rate risk. The Bank also simulates the impact on net interest income of plus and minus 100, 200, 300 and 400 basis point rate shocks. The results of these theoretical rate shocks provide an additional tool to help manage the Bank’s interest rate risk.

The table below presents an analysis of the changes in net interest income and Economic Value of Equity (EVE) resulting from various increases or decreases in the level of interest rates, such as two percentage points (200 basis points) in the level of interest rates as of March 31, 2023. The calculated estimates of change in net interest income and EVE are compared to current limits approved by the ALCO and the Board of Directors. The earnings simulation model projects net interest income would decrease 18.32% and 8.78% in the 200 and 300 basis point increasing rate scenarios presented. In addition, the earnings simulation model projects net interest income would increase 0.40%, 9.70% % and 15.67% in the increasing 100 and the decreasing 100 and 200 basis point rate scenarios presented. The simulation model projects EVE would decrease 29.42%, 19.47%, and 10.00% in the increasing 300, 200 and 100 basis point scenarios presented. In addition, the model results show EVE increasing 8.50% and 13.75% in the decreasing 100 and 200 basis point rate scenarios presented. All of these forecasts are within CCFNB’s one year policy guidelines.

Effect of Change in Interest Rates

Effect on Net Interest Income	Projected Change
1 - Year Net Interest Income Simulation Projection
+300 bp Immediate Rate	(18.32)%
+200 bp Immediate Rate	(8.78)%
+100 bp Immediate Rate	0.40%
Unchanged Rate	9.70%
-100 bp Immediate Rate	15.67%
-200 bp Immediate Rate	20.23%

Effect on Economic Value of Equity (EVE)
+300 bp Immediate Rate	(29.42)%
+200 bp Immediate Rate	(19.47)%
+100 bp Immediate Rate	(10.00)%
Unchanged Rate
-100 bp Immediate Rate	8.50%
-200 bp Immediate Rate	13.75%

The computation of the effects of hypothetical interest rate changes are based on many assumptions. They should not be relied upon solely as being indicative of actual results, since the computations do not account for actions management could undertake in response to changes in interest rates.

Commitments

See Note 13 within CCFNB’s Notes to the Consolidated Financial Statements as of December 31, 2022 which are included in this joint proxy statement/prospectus for more information regarding CCFNB’s lease commitments and contingencies.

Off-Balance Sheet Arrangements See Note 16 within CCFNB’s Notes to the Consolidated Financial Statements as of December 31, 2022 which are included in this joint proxy statement/prospectus for more information regarding CCFNB’s off-balance sheet arrangements.

Critical Accounting Policies and Estimates

The accounting and reporting policies of CCFNB are in accordance with Generally Accepted Accounting Principles (GAAP) and conform to general practices within the banking industry. Accounting and reporting policies for the investment securities, allowance for credit losses, intangible assets, income taxes are deemed critical because they involve the use of estimates and require significant management judgments. Application of assumptions different than those used by the CCFNB could result in material changes in the financial position or results of operation.

ACCOUNT — Investment securities

BALANCE SHEET REFERENCE — Investment securities

INCOME STATEMENT REFERENCE — Net realized gains on investment securities

DESCRIPTION

Available-for-sale securities are reviewed quarterly for possible other-than-temporary impairment. The review includes an analysis of the facts and circumstances of each individual investment such as the severity of loss, the length of time the fair value has been below cost, the expectation for that security’s performance, the creditworthiness of the issuer and CCFNB’s intent and ability to hold the security to recovery. A decline in value that is considered to be other-than-temporary is recorded as a loss within non-interest income in the Consolidated Statements of Operations. With the adoption of ASU 2016-13, CCFNB measures expected credit losses on available-for-sale debt securities when CCFNB does not intend to sell, or when it is not more likely than not that it will be required to sell, the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For available-for-sale debt securities that do not meet the aforementioned criteria, CCFNB evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, CCFNB considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this evaluation indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, equal to the amount that the fair value is less than the amortized cost basis. Economic forecast data is utilized to calculate the present value of expected cash flows. CCFNB obtains its forecast data through a subscription to a widely recognized and relied upon company who publishes various forecast scenarios. Management evaluates the various scenarios to determine a reasonable and supportable scenario, and utilizes a single scenario in the model. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income. At March 31, 2023 and December 31, 2022, the unrealized losses in the available-for-sale security portfolio were comprised of securities issued by government agencies or government sponsored agencies and certain high quality municipal securities. CCFNB believes the unrealized losses are primarily a result of increases in market yields from the time of purchase. In general, as market yields rise, the value of securities will decrease; as market yields fall, the fair value of securities will increase. Management generally views changes in fair value caused by changes in interest rates as temporary; therefore, these securities have not been classified as other-than-temporarily impaired. Management has also concluded that based on current information we expect to continue to receive scheduled interest payments as well as the entire principal balance. Furthermore, management does not intend to sell these securities and does not believe it will be required to sell these securities before they recover in value.

ACCOUNT — Allowance for credit losses

BALANCE SHEET REFERENCE — Allowance for credit losses

INCOME STATEMENT REFERENCE — (Credit) Provision for credit losses

DESCRIPTION

The allowance for credit losses is calculated with the objective of maintaining reserve levels believed by management to be sufficient to absorb estimated probable credit losses. Management’s determination of the adequacy of the allowance is based on periodic evaluations of the credit portfolio and other relevant factors. However, this quarterly evaluation is inherently subjective as it requires material estimates, including, among others, likelihood of customer default, loss given default, exposure at default, the amounts and timing of expected future cash flows on impaired loans, value of collateral, estimated losses on consumer loans and residential mortgages, and general amounts for historical loss experience. This process also considers economic conditions, uncertainties in estimating losses and inherent risks in the various credit portfolios. All of these factors may be susceptible to significant change. Also, the allocation of the allowance for credit losses to specific loan pools is based on historical loss trends and management’s judgment concerning those trends.

Commercial real estate loans are the largest category of credits and the most sensitive to changes in assumptions and judgments underlying the determination of the allowance for credit losses. Approximately $5.7 million, or 90%, of the total allowance for credit losses at March 31, 2023 has been allocated to this category. This allocation also considers other relevant factors such as actual versus estimated losses, economic trends, delinquencies, levels of non-performing and troubled debt restructured (TDR) loans, concentrations of credit, trends in loan volume, experience and depth of management, examination and audit results, effects of any changes in lending policies and trends in policy, financial information and documentation exceptions. To the extent actual outcomes differ from management estimates, additional provision for credit losses may be required that would adversely impact earnings in future periods.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments – Credit Losses (Topics 326): Measurement of Credit Losses on Financial Instruments” and subsequent related updates. This ASU replaces the incurred loss methodology for recognizing credit losses and requires businesses and other organizations to measure the current expected credit losses (CECL) on financial assets measured at amortized cost, including loans and held-to-maturity securities, net investment in leases, off-balance sheet credit exposures such as unfunded commitments, and other financial instruments. In addition, ASC 326 requires credit losses on available-for-sale debt securities to be presented as an allowance rather than as a write-down when management does not intend to sell or believes that it is not more likely than not they will be required to sell. This guidance became effective on January 1, 2023 for the Bank. The results reported for the period beginning after January 1, 2023 are presented under ASC 326 while prior period amounts continue to be reported in accordance with previously applicable accounting standards.

CCFNB adopted this guidance, and subsequent related updates, using the modified retrospective approach for all financial assets measured at amortized cost, including loans, available-for-sale debt securities and unfunded commitments. On January 1, 2023, CCFNB recorded a cumulative effect increase to retained earnings of $528, net of tax, of which $491 thousand related to loans, $38 thousand related to unfunded commitments, and $0 related to available-for-sale securities.

CCFNB adopted the provisions of ACS 326 related to presenting other-than-temporary impairment on available-for-sale debt securities prior to January 1, 2023 using the prospective transition approach, though no such changes had been recorded on the securities held by them as of the date of adoption.

CCFNB expanded the pooling utilized under the legacy incurred loss method to include additional segmentation based on risk. The impact of the change from the incurred loss model to the current expected credit loss model is detailed below.

	January 1, 2023
(In Thousands)	Pre-ASC 326 Adoption	Impact of ASC 326 Adoption	As Reported Under ASC 326
Assets:
Allowance for Credit Losses - Loans
Residential Real Estate	$3,077	$(2,617)	$460
Commercial Real Estate	2,897	3,198	6,095
Commercial and Industrial	1,041	(959)	82
Consumer and other	60	(39)	21
Unallocated	204	(204)	—

	$7,279	$(621)	$6,658

Liabilities:
Allowance for Credit Losses on Off-Balance Sheet Credit Exposure	$65	$(48)	$17

ACCOUNT — Intangible assets

BALANCE SHEET REFERENCE — Intangible assets

INCOME STATEMENT REFERENCE — Other expense

DESCRIPTION

CCFNB considers our accounting policies related to goodwill to be critical because the assumptions or judgment used in determining the fair value of assets and liabilities acquired in past acquisitions are subjective and complex. As a result, changes in these assumptions or judgment could have a significant impact on our financial condition or results of operations.

The fair value of acquired assets and liabilities, including the resulting goodwill, was based either on quoted market prices or provided by other third party sources, when available. When third party information was not available, estimates were made in good faith by management primarily through the use of internal cash flow modeling techniques. The assumptions that were used in the cash flow modeling were subjective and are susceptible to significant changes.

Goodwill arising from business combinations represents the value attributable to unidentifiable intangible elements in the business acquired. CCFNB’s goodwill relates to value inherent in the banking and wealth management businesses, and the value is dependent upon CCFNB’s ability to provide quality, cost-effective services in the face of free competition from other market participants on a regional basis. This ability relies upon continuing investments in processing systems, the development of value-added service features and the ease of use of CCFNB’s services. As such, goodwill value is supported ultimately by revenue that is driven by the volume of business transacted and the loyalty of CCFNB’s deposit and customer base over a longer time frame. The quality and value of CCFNB’s assets is also an important factor to consider when performing goodwill impairment testing. A decline in earnings as a result of a lack of growth or the inability to deliver cost-effective value added services over sustained periods can lead to the impairment of goodwill. Goodwill, which has an indefinite useful life, is tested for impairment at least annually and written down and charged to results of operations only in periods in which the recorded value is more than the estimated fair value. CCFNB has recorded net Goodwill of $7,937,000 as of March 31, 2023 and December 31, 2022. Based on the annual reviews, CCFNB determined there was no impairment of goodwill during 2022. No assurance can be given that future impairment tests will not result in a charge to earnings.

ACCOUNT — Income taxes

BALANCE SHEET REFERENCE — Net deferred tax asset and Net deferred tax liability

INCOME STATEMENT REFERENCE — Provision for income taxes

DESCRIPTION

The provision for income taxes is the sum of income taxes both currently payable and deferred. The changes in deferred tax assets and liabilities are determined based upon the changes in differences between the basis of assets and liabilities for financial reporting purposes and the basis of assets and liabilities as measured by the enacted tax rates that management estimates will be in effect when the differences reverse. This income tax review is completed on a quarterly basis.

In relation to recording the provision for income taxes, management must estimate the future tax rates applicable to the reversal of tax differences, make certain assumptions regarding whether tax differences are permanent or temporary and the related timing of the expected reversal. Also, estimates are made as to whether taxable operating income in future periods will be sufficient to fully recognize any gross deferred tax assets. If recovery is not likely, we must increase our provision for taxes by recording a valuation allowance against the deferred tax assets that we estimate will not ultimately be recoverable. Alternatively, we may make estimates about the potential usage of deferred tax assets that decrease our valuation allowances. As of March 31, 2023 and December 31, 2022, we believe that all of the deferred tax assets recorded on our balance sheet will ultimately be recovered and that no valuation allowances were needed.

In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for anticipated tax audit issues based on our estimate of whether, and the extent to which, additional taxes will be due. If we ultimately determine that payment of these amounts is unnecessary, we reverse the liability and recognize a tax benefit during the period in which we determine that the liability is no longer necessary. We record an additional charge in our provision for income taxes in the period in which we determine that the recorded tax liability is less than we expect the ultimate assessment to be.

Recently Issued Accounting standards

Recently issued accounting standards are included in Note 1 of CCFNB’s Notes to the Consolidated Financial statements as of December 31, 2022 and Notes to the Consolidated Financial Statements (Unaudited) as of March 31, 2023 which are included in this joint proxy statement/prospectus.

Annex E

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS OF MBF

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A, represents an overview of the financial condition and results of operations of MBF and should be read in conjunction with our consolidated financial statements and the notes thereto. This MD&A may contain forward-looking statements. See the section of this document titled “Cautionary Statement Regarding Forward-Looking Statements”.

MFB is in the business of providing customary retail, commercial banking and financial services to individuals, businesses and local governments through its 10 branch offices operated by The Muncy Bank & Trust Company, MBF’s wholly-owned subsidiary. MBF’s 10 branch offices are operated in Clinton, Lycoming and Northumberland counties in central Pennsylvania.

IMPACT OF INTEREST RATES, INFLATION AND CHANGING PRICES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to measure MBF’s financial position and operating results primarily in terms of historic dollars. Changes in the relative value of money due to inflation or recession are generally not considered. The primary effect of inflation on MBF’s operations is related to increases in operating expenses. Management considers changes in interest rates to impact our financial condition and results of operations to a far greater degree than changes in prices due to inflation. Although interest rates are influenced by changes in the inflation rate, they do not necessarily change at the same rate or in the same magnitude as the inflation rate. MBF manages interest rate risk in several ways. There can be no assurance that MBF will not be materially adversely affected by future changes in interest rates, as interest rates are highly sensitive to many factors that are beyond its control. Additionally, inflation may adversely impact the financial condition of MBF’s borrowers and could impact their ability to repay their loans, which could negatively affect MBF’s asset quality through higher delinquency rates and increased charge-offs. Management carefully considers the impact of inflation and rising interest rates on MBF borrowers in managing credit risk related to the loan portfolio.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

MBF’s financial statements have been prepared in accordance with U.S. GAAP and conform to general practices within the banking industry. In the preparation of its financial statements, MBF is required to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses as well as the disclosure of contingent assets and liabilities. Actual results could differ from those estimates. MBF’s critical accounting policies are fundamental to understanding MBF’s MD&A and are more fully described in Note 1 (“Summary of Significant Accounting Policies”) to its consolidated financial statements for the years ended December 31, 2022 and 2021 included elsewhere in this document.

MBF defines its critical accounting policies, in accordance with U.S. GAAP. U.S. GAAP requires MBF to make subjective estimates and judgments about matters that are uncertain and are likely to have a material impact on its financial condition and results of operations, as well as the specific manner in which those principles are applied. Application of assumptions different than those used by MBF could result in material changes in MBF’s financial position or results of operations. MBF believes its critical accounting policies governing the determination of the allowance for loan/credit losses, assessment of other than temporary impairment of securities and the determination of income taxes are critical accounting policies. MBF’s management has reviewed and approved these critical accounting policies and has discussed these policies with its Audit

Committee. MBF believes the critical accounting policies used in the preparation of its financial statements that require significant estimates and judgments are as follows:

Allowance for Loan Losses – Prior to Adopting ASU 2016-13

The allowance for loan losses represents MBF’s best estimate of probable credit losses inherent in the loan portfolio. The adequacy of MBF’s allowance for loan losses is evaluated regularly. However, this evaluation is inherently subjective as it includes material estimates and uncertainties, as outlined in the following paragraph. This process also considers economic conditions and uncertainties in estimating losses and inherent risks in the various credit portfolios. All of these factors may be susceptible to significant change. Also, the allocation of the allowance for loan losses to specific loan pools is based on historical loss trends and management’s judgment concerning those trends. The allowance for loan losses has been determined in accordance with U.S. GAAP, under which MBF is required to maintain an adequate allowance for loan losses. The allowance for loan losses is based upon management’s assessment of several factors, including an assessment of probable losses included in the portfolio, giving consideration to the size and composition of the loan portfolio, actual loan loss experience, level of delinquencies, detailed analysis of specific loans for which full collectability may not be assured, the existence and estimated net realizable value of any underlying collateral and guarantees securing the loan, and current economic and market conditions. Although MBF’s management uses the best information available, the level of the allowance for loan losses remains an estimate which is subject to significant judgment and short-term change. Various regulatory agencies, as an integral part of their examination process, periodically review MBF’s allowance for loan losses. Such agencies may require MBF to make additional provisions for loan losses based upon information available to them at the time of their examination. Furthermore, most of MBF’s loans are secured by real estate. Accordingly, the collectability of a substantial portion of the carrying value of MBF’s loan portfolio is susceptible to changes in local market conditions and may be adversely affected by declines in real estate values. Future adjustments to the allowance for loan losses may be necessary due to economic, operating, regulatory and other conditions beyond MBF’s control. MBF believes that its allowance for loan losses is adequate to cover probable loan losses which are specifically identifiable, as well as losses inherent in its portfolio which are probable but not specifically identifiable.

Allowance for Credit Losses—Loans

As of January 1, 2023, MBF adopted ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): “Measurement of Credit Losses on Financial Instruments,” which replaced the current loss impairment methodology under GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to form credit loss estimates in an effort to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit. ASU 2016-13, commonly referred to as Current Expected Credit Losses “CECL”), requires a financial asset (or a group of financial assets) to be measured at an amortized cost basis and presented at the net amount expected to be collected. The amendments in this update affect financial assets and net investment in leases that are not accounted for at fair value through net income, including such financial assets as loans, debt securities, trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. Upon adoption of ASU 2016-13 on January 1, 2023, MBF recorded an incremental increase in the ACL through a cumulative effect adjustment to equity, with subsequent adjustments charged to earnings through a provision for credit losses.

Management evaluates the credit quality of MBF’s loan portfolio on an ongoing basis and performs a formal review of the adequacy of the ACL on a quarterly basis. The ACL is established through a provision for credit losses charged to earnings and is maintained at a level that management considers to be an estimate of the lifetime expected credit losses of the portfolio as of the evaluation date. Loans, or portions of loans, determined by management to be uncollectible are charged off against the ACL, while recoveries of amounts previously charged off are credited to the ACL.

Determining the amount of the ACL is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows, estimated losses on pools of homogeneous loans based on peer-based historical loss experience, reasonable and supportable forecasts and qualitative factors, as well as consideration of current economic trends and conditions, all of which may be susceptible to significant change. Banking regulators, as an integral part of their examination of MBF, also review the ACL, and may require, based on information available to them at the time of their examination, that certain loan balances be charged off or require that adjustments be made to the ACL. Additionally, the ACL is determined, in part, by the composition and size of the loan portfolio.

The ACL consists of two components, a specific component and a general component. The specific component relates to loans that are individually analyzed for impairment. For such loans, an allowance is established when the discounted cash flows, collateral value or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers all other loans and is based on historical loss experience adjusted by qualitative factors. The general reserve component of the ACL is based on pools of unimpaired loans segregated by loan segment. Historical loss factors and various qualitative factors are applied based on the risk profile in each risk rating category to determine the appropriate reserve related to those loans.

Although MBF’s management uses the best information available, the level of the ACL remains an estimate which is subject to significant judgment and short-term change which could have a significant impact on MBF’s financial condition or results of operations. From January 1, 2023 to March 31, 2023, the level of the ACL increased from $5.3 million to $5.4 million and the ACL to total loans decreased from 1.09% to 1.08%. MBF’s ACL is highly sensitive to the methods, assumptions and estimates underlying its calculation. See Note 2, “Summary of Significant Accounting Policies” and Note 4 “Loans and Allowance for Credit Losses” of the unaudited consolidated financial statements for the three months ended March 31, 2023 included elsewhere in this document for additional qualitative and quantitative information about MBF’s ACL.

Assessment of Other than Temporary Impairment – Prior to Adopting ASU 2016-13

Certain of MBF’s assets are carried on the balance sheet at fair value or at the lower of cost or fair value. Valuation allowances are established when necessary to recognize impairment of such assets. MBF periodically performs analyses to test for impairment of various assets. In addition to MBF’s impairment analyses related to loans and other real estate owned, which we refer to as OREO, another significant analysis relates to other than temporary declines in the value of its investment securities portfolio. MBF conducts a quarterly review and evaluation of the investment securities portfolio to determine if the value of any security has declined below its carrying value and whether such decline is other than temporary. If such decline is deemed to be other than temporary, MBF would adjust the carrying value of the security by writing down the security to fair value through a charge to current period earnings. MBF believes the unrealized losses in its available-for-sale securities portfolio are primarily a result of increases in market yields from the time of purchase. In general, as market yields rise, the value of securities will decrease; as market yields fall, the fair value of securities will increase. Management generally views changes in fair value caused by changes in interest rates as temporary; therefore, these securities have not been classified as other-than-temporarily impaired. Management has also concluded that based on current information we expect to continue to receive scheduled interest payments as well as the entire principal balance. Furthermore, management does not intend to sell these securities and does not believe it will be required to sell these securities before they recover in value. At December 31, 2022 and 2021, MBF determined that all unrealized losses were temporary in nature.

Income Taxes

MBF is subject to the income tax laws of the United States, the Commonwealth of Pennsylvania and other states where MBF conducts its business. MBF accounts for income taxes by recognizing the amount of taxes payable or refundable for the current year and deferred tax assets and liabilities for estimated future tax consequences, which require judgment with respect to events that have been recognized in its financial statements or tax returns.

Fluctuations in the actual outcome of future tax consequences, including the recoverability of deferred tax assets, could materially impact MBF’s financial condition or results of operations.

In relation to recording the provision for income taxes, management must estimate the future tax rates applicable to the reversal of tax differences, make certain assumptions regarding whether tax differences are permanent or temporary and the related timing of the expected reversal. Also, estimates are made as to whether taxable operating income in future periods will be sufficient to fully recognize any gross deferred tax assets. If recovery is not likely, we must increase our provision for taxes by recording a valuation allowance against the deferred tax assets that we estimate will not ultimately be recoverable. Alternatively, we may make estimates about the potential usage of deferred tax assets that decrease our valuation allowances. As of December 31, 2022 and March 31, 2023, we believe that all of the deferred tax assets recorded on our balance sheet will ultimately be recovered and that no valuation allowances were needed.

DECEMBER 31, 2022 COMPARED TO DECEMBER 31, 2021

EXECUTIVE OVERVIEW

The following overview should be read in conjunction with this MD&A in its entirety.

Results of Operations

Net income in 2022 amounted to $6.3 million, or $3.90 per share, a decrease of $1.3 million, or 17.8%, compared to $7.6 million, or $4.75 per share, in 2021. The decrease in 2022 net income compared to 2021 was primarily due to a decrease in non-interest income, which were partially offset by a decrease in the provision for loan losses and an increase in net interest income. Non-interest income was $2.9 million in 2022, a decrease of $2.6 million, or 47.3%, from $5.5 million in 2021, which reflected a $1.1 million, or 91.2%, decrease in gains on sales of secondary market mortgages as well as a $1.1 million, or 100%, decrease in gains on bank-owned life insurance benefits. The provision for loan losses decreased $300 thousand, to $250 thousand in 2022, from $550 thousand in 2021, due primarily to lower growth in loans and qualitative factors. Net interest income increased $0.8 million, or 4.4%, to $19.8 million in 2022 from $19.0 million in 2021.

Return on average assets and return on average shareholders’ equity equaled 1.02% and 12.40%, respectively, in the 2022 period, compared to 1.33% and 13.44%, respectively, for the 2021 period. MBF paid dividends to holders of common stock of $1.54 per share in 2022, an increase of $0.08 per share, or 5.5%, compared to $1.46 per share paid in 2021. Total dividends declared and paid in 2022 equated to a dividend yield of approximately 3.64% based on the closing stock price of $42.25 per share on December 31, 2022. The dividend payout ratio was 39.4% in 2022 compared to 30.8% in 2021.

Balance Sheet Profile

Total assets increased $38.3 million, or 6.4%, to $632.6 million at December 31, 2022 from $594.3 million at December 31, 2021. The balance sheet expansion primarily reflected substantial increases in loans, net of allowance for loan losses, partially offset by a decrease in available-for-sale debt securities. Loans, net of allowance, increased $38.9 million, or 8.8%, to $480.8 million at December 31, 2022 from $441.9 million at December 31, 2021. Meanwhile, available-for-sale debt securities decreased $12.8 million, or 11.4%, to $99.1 million at December 31, 2022 from $111.9 million at December 31, 2021, which was caused largely by a decline in the fair value of these securities due to rising interest rates. Total deposits increased $24.1 million, or 4.6%, to $551.6 million at December 31, 2022 from $527.5 million at December 31, 2021, which reflected increases in interest-bearing deposits of $28.1 million, or 6.8%, offset by decreases in noninterest bearing deposits of $4.0 million, or 3.6%. Borrowed funds increased $25.5 million, to $27.4 million at December 31, 2022, compared to $1.9 million at December 31, 2021, as MBF increased its use of short-term borrowings for funding.

Total shareholders’ equity decreased $11.6 million, or 19.6%, to $47.5 million at December 31, 2022 from $59.1 million at December 31, 2021. The decrease in shareholders’ equity was primarily due to an accumulated other comprehensive loss of $14.3 million at December 31, 2022, compared to accumulated other comprehensive income of $1.1 million at December 31, 2021. The negative change of $15.4 million was related primarily to the depreciation in the fair value of MBF’s available-for-sale debt securities, net of deferred taxes, due to the substantial increase in market interest rates. Also impacting capital in 2022 was net income of $6.3 million, which was partially offset by dividends declared and paid of $2.5 million. At December 31, 2022, Muncy Bank’s total Tier 1 leverage ratio was 9.3%, which exceeded the 9.0% threshold required to be well capitalized under the prompt corrective action provisions of the Community Bank Leverage Ratio- (“CBLR”) capital framework for U.S. banking organizations. Muncy Bank can opt out of the CBLR framework and revert to the generally applicable risk-based and leverage capital requirements without restriction at any time, in which case it would be subject to a 5.0% Tier 1 leverage ratio to be considered well capitalized.

SUMMARY OF FINANCIAL PERFORMANCE

Net Interest Income

Net interest income is the difference between (i) interest income from interest-earning assets, and (ii) interest expense paid on deposits and borrowed funds. Net interest income represents the largest component of MBF’s operating income and, as such, is the primary determinant of MBF’s profitability. Net interest income is impacted by variations in the volume, rate and composition of earning assets and interest-bearing liabilities, changes in general market interest rates and the level of non-performing assets. Interest income is shown on a fully tax-equivalent basis using the corporate statutory tax rate of 21.0% in 2022, 2021 and 2020.

Tax-equivalent net interest income increased $1.0 million, or 4.9%, to $20.3 million in 2022 compared to $19.3 million in 2021. The increase in tax-equivalent net interest income was due to an increase in tax-equivalent interest income that was driven by higher earning asset volumes and yields, partially offset by an increase in interest expense which resulted primarily from an increase in interest-bearing deposits and increased utilization of borrowed funds. Tax-equivalent net interest margin, a key measurement used in the banking industry to measure income from earning assets relative to the cost to fund those assets, is calculated by dividing tax-equivalent net interest income by average interest-earning assets. MBF’s tax-equivalent net interest margin declined 13 basis points to 3.42% in 2022 compared to 3.55% in 2021, which was largely caused by an increase in average earning assets, coupled with higher funding costs. Additionally, significant rate increases in 2022 led to a decrease in MBF’s interest rate spread, the difference between the average yield on interest-earning assets on a fully tax-equivalent basis, and the average cost of interest-bearing liabilities, as funding costs increased to a greater extent than asset yields. MBF’s interest rate spread was 3.21% in 2022, a decrease of 20 basis points as compared to 3.41% in 2021.

Tax-equivalent interest income increased $2.4 million, or 11.0%, to $24.1 million in 2022 from $21.7 million in 2021, which was largely caused by significant growth in average earning assets, coupled with an increase in the tax-equivalent yield on average earning assets. Average earning assets increased $48.5 million, or 8.9%, to $592.9 million in 2022 from $544.4 million in 2021, resulting in a corresponding increase to tax-equivalent interest income of $2.3 million. Specifically, average loans increased $42.9 million, or 10.3%, to $460.8 million in 2022 from $417.9 million in 2021, which reflected strong organic loan demand. Investment securities averaged $118.0 million in 2022, an increase of $20.0 million, or 20.4%, compared to $98.0 million in 2021, which contributed $357 thousand to tax-equivalent interest income. The tax-equivalent yield on earning assets increased 8 basis points to 4.07% in 2022 from 3.99% in 2021, which resulted in a corresponding increase in tax-equivalent interest income of $58 thousand. MBF’s tax-equivalent yield on loans decreased 3 basis points to 4.57% in 2022 compared to 4.60% in 2021, resulting in a corresponding decrease in tax-equivalent interest income of $147 thousand, due primarily to a decrease in Paycheck Protection Program (“PPP”) fee income recognized in 2022 compared to 2021. Meanwhile, the tax-equivalent yield on investment securities increased 3 basis points to 2.43% in 2022 from 2.40% in 2021 and caused a corresponding increase to tax-equivalent interest income of $162 thousand.

Interest expense increased $1.5 million, or 59.9%, to $3.9 million in 2022 from $2.4 million in 2021, which was primarily due to an increase in average deposits, coupled with an increase in funding costs. MBF increased its use of wholesale funding in 2022. As a result, average borrowed funds, which is largely comprised of FHLB of Pittsburgh advances, averaged $9.7 million for 2022, an increase of $3.6 million from the average of $6.1 million for 2021. Higher volumes of average borrowed funds resulted in a corresponding increase in interest expense of $49 thousand. Total average interest-bearing deposits increased $34.7 million, or 8.6%, to $439.4 million for 2022, compared to $404.7 million for 2021, which had little impact on interest expense as increases in lower-costing interest-bearing demand and savings volumes were offset by a reduction in higher-cost time deposit volumes. Specifically, average interest-bearing demand deposits increased $36.8 million, or 18.8%, to $232.9 million in 2022, compared to $196.1 million in 2021. Savings deposits averaged $66.0 million in 2022, an increase of $8.9 million, or 15.6%, from $57.1 million in 2021. Conversely, average time deposits decreased $11.1 million, or 7.9%, to $140.5 million in 2022 from $151.6 million in 2021. In the latter half of 2022, following the rapid rise in market interest rates, competition for deposits intensified, and depositors became increasingly rate sensitive. MBF responded with increases in deposit rates in the second half of 2022. As a result, MBF experienced an increase in interest expense due to an increase in these funding costs. For the year-ended December 31, 2022, MBF’s cost of funds increased 27 basis points, to 0.86% from 0.59% for the year ended December 31, 2021, which resulted in a corresponding increase in interest expense of $1.4 million.

The following table presents the components of net interest income for the three years ended December 31, 2022, 2021 and 2020:

Summary of Net Interest Income

	For the Year Ended December 31,
	2022			2021			2020
(dollars in thousands)	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost
Assets:
Earning assets
Interest-bearing due from banks	$10,807	$62	0.57%	$25,953	$33	0.13%	$7,796	$15	0.19%
Available-for-sale debt securities, at amortized cost:
Taxable	37,488	754	2.01%	19,326	330	1.71%	15,629	344	2.20%
Tax-exempt	80,546	2,116	2.63%	78,711	2,021	2.57%	59,676	1,655	2.77%

Total available-for-sale debt securities	118,034	2,870	2.43%	98,037	2,351	2.40%	75,305	1,999	2.65%

Loans receivable:
Taxable	455,972	20,849	4.57%	414,956	19,114	4.61%	392,803	19,300	4.91%
Tax-exempt	4,866	221	4.54%	2,956	130	4.40%	4,858	238	4.90%

Total loans receivable	460,838	21,070	4.57%	417,912	19,244	4.60%	397,661	19,538	4.91%

Other earning assets	3,267	140	4.29%	2,522	112	4.44%	1,934	77	3.98%

Total earning assets	592,946	24,142	4.07%	544,424	21,740	3.99%	482,696	21,629	4.48%

Non-earning assets	27,576			35,349			32,956
Allowance for loan losses	(4,864)			(4,430)			(5,154)

Total assets	$615,658			$575,343			$510,498

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities
Interest-bearing demand deposits	$232,897	2,258	0.97%	$196,080	803	0.41%	$160,386	940	0.59%
Savings deposits	65,999	49	0.07%	57,053	15	0.03%	48,790	39	0.08%
Time deposits	140,541	1,214	0.86%	151,615	1,512	1.00%	150,972	2,395	1.59%

Total interest-bearing deposits	439,437	3,521	0.80%	404,748	2,330	0.58%	360,148	3,374	0.94%
Borrowed funds and other interest-bearing liabilities	9,682	339	3.50%	6,126	84	1.37%	12,943	198	1.53%

Total interest-bearing liabilities	449,119	3,860	0.86%	410,874	2,414	0.59%	373,091	3,572	0.96%

Demand deposits	109,423			101,137			79,188
Other liabilities	6,462			6,543			6,207
Shareholders’ equity	50,654			56,789			52,012

Total liabilities and shareholders’ equity	$615,658			$575,343			$510,498

Net interest income/interest rate spread		20,282	3.21%		19,326	3.41%		18,057	3.52%

Tax equivalent adjustment		(459)			(332)			(278)

Net interest income as reported		$19,823			$18,994			$17,779

Net interest margin			3.42%			3.55%			3.74%

(1)	Interest income is presented on a tax-equivalent basis using a 21% federal income tax rate.

(2)	Loans are stated net of unearned income.
(3)	Non-accrual loans are included in loans within earning assets.

The most significant impact on net income between periods is derived from the interaction of changes in the volume and rates earned or paid on interest-earning assets and interest-bearing liabilities. The volume of earning assets, specifically loans and investments, compared to the volume of interest-bearing liabilities represented by deposits and borrowings, combined with the interest rate spread, produces the changes in net interest income between periods.

The following table summarizes the effect that changes in volumes of earning assets and interest-bearing liabilities and the interest rates earned and paid on these assets and liabilities have on net interest income.

Rate Volume Analysis

	For the Year Ended December 31,
	2022 vs. 2021			2021 vs. 2020
	Increase (Decrease) Due to Change in			Increase (Decrease) Due to Change in
(in thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest income:
Interest-bearing due from banks	$(19)	$48	$29	$35	$(17)	$18
Available-for-sale debt securities, at amortized cost:
Taxable	310	114	424	81	(95)	(14)
Tax-exempt	47	48	95	528	(162)	366

Total available-for-sale debt securities	357	162	519	609	(257)	352

Loans receivable:
Taxable	1,889	(154)	1,735	1,088	(1,274)	(186)
Tax-exempt	84	7	91	(93)	(15)	(108)

Total loans receivable	1,973	(147)	1,826	995	(1,289)	(294)

Other earning assets	33	(5)	28	23	12	35

Total interest income	2,344	58	2,402	1,663	(1,552)	111

Interest expense:
Interest-bearing demand deposits	151	1,304	1,455	209	(346)	(137)
Savings deposits	2	32	34	7	(31)	(24)
Time deposits	(110)	(188)	(298)	10	(893)	(883)

Total interest-bearing deposits	43	1,148	1,191	226	(1,270)	(1,044)

Borrowed funds and other interest-bearing liabilities	49	206	255	(104)	(10)	(114)

Total interest expense	91	1,355	1,446	122	(1,280)	(1,158)

Net interest income	$2,253	$(1,297)	956	$1,541	$(272)	1,269

Provision for Loan Losses

The provision for loan losses is an expense charged against net interest income to provide for probable losses attributable to uncollectible loans and is based on management’s analysis of the adequacy of the allowance. A credit to loan losses reflects the reversal of amounts previously charged to the allowance. Management closely monitors the loan portfolio and the adequacy of the allowance by considering the underlying financial performance of the borrower, collateral values and associated credit risks. Future material adjustments may be necessary to the provision for loan losses and the allowance if economic conditions or loan performance differ substantially from the assumptions management considered in its evaluation of the allowance.

MBF recorded a provision for loan losses of $250 thousand for the year ended December 31, 2022, a decrease of $300 thousand compared to $550 thousand for the year ended December 31, 2021, due primarily to lower growth in loans and qualitative factors. Despite continued economic uncertainty and inflationary pressures, which have resulted in monetary policy tightening, MBF’s asset quality metrics remained favorable throughout 2022 and 2021.

Non-Interest Income

The following table presents the components of non-interest income for the years ended December 31, 2022 and 2021:

Components of Non-Interest Income

	Year Ended December 31,
			Change
(in thousands)	2022	2021	$	%
Service charges on deposit accounts	1,769	1,648	$121	7.3%
Realized gains (losses) on available-for-sale debt securities, net	3	(28)	31	-110.7%
(Losses) gains on marketable equity securities	(26)	18	(44)	-244.4%
Earnings on bank-owned life insurance	287	313	(26)	-8.3%
Gain on bank-owned life insurance benefits	—	1,136	(1,136)	-100.0%
Investment services income	141	204	(63)	-30.9%
Trust income	40	265	(225)	-84.9%
Gains on sale of loans	111	1,258	(1,147)	-91.2%
Other service charges and fees	243	320	(77)	-24.1%
Other non-interest income	335	375	(40)	-10.7%

Total non-interest income	$2,903	$5,509	$(2,606)	-47.3%

For the year ended December 31, 2022, non-interest income decreased $2.6 million, or 47.3%, to $2.9 million compared to $5.5 million for the year ended December 31, 2021. The 47.3% decrease in non-interest income was primarily related to reductions in gains on sales of secondary market mortgages, a decrease in non-recurring gains on bank-owned life insurance benefits as well as a decrease in trust income. Net gains on the sale of mortgages held for sale decreased $1.1 million, or 91.2%, to $111 thousand for the year ended December 31, 2022, compared to $1.2 million for the year ended December 31, 2021, as pricing margins on loans and the volume of loan sales decreased due to the rapid rise in market interest rates. MBF recorded nonrecurring income associated with BOLI death benefit claims of $1.1 million in 2021. Trust income decreased $225 thousand, or 84.9%, to $40 thousand for the year ended December 31, 2022, compared to $265 thousand for the year ended December 31, 2021, as MBF sold and transitioned its trust related accounts to a partner financial institution in 2021 and into 2022.

Partially offsetting these decreases in non-interest income was an increase in service charges on deposit accounts. Service charges on deposit accounts increased $121 thousand, or 7.3%, to $1.8 million in 2022, compared to $1.7 million in 2021, which was primarily due to increases in transactional-related charges and non-sufficient funds and overdraft fees due to an increase in volume.

Non-Interest Expense

The following table presents the major components of non-interest expense for the years ended December 31, 2022 and 2021:

Components of Non-Interest Expense

	Year Ended December 31,
			Change
(in thousands)	2022	2021	$	%
Salaries and employee benefits	$8,348	$8,321	$27	0.3%
Occupancy	863	732	131	17.9%
Furniture and equipment	338	330	8	2.4%
Data processing	1,350	1,409	(59)	-4.2%
Pennsylvania shares tax	430	301	129	42.9%
Federal deposit insurance	177	147	30	20.4%
Automated teller machine expense	638	542	96	17.7%
Professional fees	663	594	69	11.6%
Loss on prepayment of debt	—	364	(364)	-100.0%
Other non-interest expense	2,243	2,314	(71)	-3.1%

Total non-interest income	$15,050	$15,054	$(4)	0.0%

Non-interest expense totaled $15.1 million in both 2022 and 2021. Salaries and employee benefits increased $27 thousand, or 0.3%, to $8.3 million in 2022. The increase in salaries and employee benefits was primarily due to higher full-time salaries and payroll taxes associated with staff additions, partially offset by decreases in employee benefit plan expenses. Occupancy expense increased $131 thousand, or 17.9%, to $863 thousand in 2022 compared to $732 thousand in 2021, due primarily to increases in maintenance and cleaning costs as well as costs associated with MBF’s new branch location in South Williamsport. Pennsylvania shares tax expense increased $129 thousand, or 42.9%, to $430 thousand in 2022 compared to $301 thousand in 2021, due to lower state tax credits in 2022. Automated teller machine, or ATM, expense increased $96 thousand, or 17.7%, to $638 thousand in 2022 compared to $542 thousand in 2021, due to an increase in electronic transaction volumes and related costs.

Offsetting these increases in non-interest expense was a decrease in loss on prepayment of debt of $364 thousand. MBF prepaid $10 million in long-term borrowing in 2021 in an effort to manage excess liquidity and optimize net interest margin.

Provision for Income Taxes

MBF recorded income tax expense of $1.1 million in 2022, a decrease of $117 thousand, or 9.3%, compared to $1.3 million in 2021. The decrease in income tax expense was due to lower taxable income in 2022 as compared to 2021. MBF’s effective tax rate increased to 15.4% at December 31, 2022, compared to 14.2% at December 31, 2021, which resulted primarily from a decrease in tax-exempt income related to proceeds received on bank-owned life insurance policies.

Management evaluates the carrying amount of its deferred tax assets on a quarterly basis, or more frequently, as necessary, in accordance with guidance set forth in ASC Topic 740 “Income Taxes,” and applies the criteria in the guidance to determine whether it is more likely than not that some portion, or all, of the deferred tax asset will not be realized within its life cycle, based on the weight of available evidence. If management determines based on available evidence, both positive and negative, that it is more likely than not that some portion or all of the deferred tax asset will not be realized in future periods, a valuation allowance is calculated and recorded. These determinations are inherently subjective and depend upon management’s estimates and judgments used in their evaluation of both positive and negative evidence.

In evaluating available evidence, management considers, among other factors, historical financial performance, expectation of future earnings, the ability to carry back losses to recoup taxes previously paid, length of statutory carry forward periods, experience with operating loss and tax credit carry forwards not expiring unused, tax planning strategies and timing of reversals of temporary differences. In assessing the need for a valuation allowance, management carefully weighs both positive and negative evidence currently available.

Management performed an evaluation of MBF’s deferred tax assets at December 31, 2022, taking into consideration both positive and negative evidence as of that date. Based on this evaluation, management believes that MBF’s future taxable income will be sufficient to utilize deferred tax assets. Accordingly, management concluded that no valuation allowance for deferred tax assets was required at December 31, 2022 or 2021.

FINANCIAL CONDITION

Total assets increased $38.3 million, or 6.4%, to $632.6 million at December 31, 2022 from $594.3 million at December 31, 2021. The balance sheet expansion primarily reflected substantial increases in loans, net of the allowance for loan losses, partially offset by decreases in available-for-sale debt securities. Loans, net of the allowance for loan losses, increased $38.9 million, or 8.8%, to $480.8 million at December 31, 2022 from $441.9 million at December 31, 2021. Available-for-sale debt securities decreased $12.8 million, or 11.4%, to $99.1 million at December 31, 2022 from $111.9 million at December 31, 2021, with the decrease caused largely by a decline in the fair value of these securities due to rising interest rates. Total deposits increased $24.1 million, or 4.6%, to $551.6 million at December 31, 2022 from $527.5 million at December 31, 2021, which reflected an increase in municipal and money market deposits largely as a result of MBF’s newest branch location in South Williamsport which opened in the fourth quarter of 2022. MBF increased its utilization of wholesale funding, specifically advances through the FHLB of Pittsburgh, to fund loan growth. As a result, short-term borrowed funds increased $25.5 million to $27.4 million at December 31, 2022, compared to $1.9 million at December 31, 2021.

Total shareholders’ equity decreased $11.6 million, or 19.6%, to $47.5 million at December 31, 2022 from $59.1 million at December 31, 2021. The decrease in shareholders’ equity was primarily due to an accumulated other comprehensive loss of $14.3 million at December 31, 2022, compared to accumulated other comprehensive income of $1.1 million at December 31, 2021. The negative change of $15.4 million was related primarily to the depreciation in the fair value of MBF’s available-for-sale debt securities, net of deferred taxes. Also impacting capital in 2022 was net income of $6.3 million, which was partially offset by dividends declared and paid of $2.5 million. At December 31, 2022, Muncy Bank’s total Tier 1 leverage ratio was 9.3%, which exceeded the 9.0% threshold required to be well capitalized under the prompt corrective action provisions of the Community Bank Leverage Ratio- (“CBLR”) capital framework for U.S. banking organizations. The Bank can opt out of the CBLR framework and revert to the generally applicable risk-based and leverage capital requirements without restriction at any time, in which case it would be subject to a 5.0% Tier 1 leverage ratio to be considered well capitalized.

Securities

MBF’s investment securities portfolio provides a source of liquidity needed to meet expected loan demand and interest income to increase profitability. Additionally, the investment securities portfolio is used to meet pledging requirements to secure public deposits and for other purposes. Debt securities are classified as either available-for-sale or held-to-maturity at the time of purchase based on management’s intent. Available-for-sale securities are carried at fair value, with unrealized holding gains and losses reported as a component of shareholders’ equity in accumulated other comprehensive income (loss), net of tax, while held-to-maturity securities are carried at amortized cost. At December 31, 2022 and 2021, all debt securities were classified as available-for-sale. Equity securities with readily determinable fair values are carried at fair value, with gains and losses due to fluctuations in market value included in the consolidated statements of income. Securities with limited marketability and/or restrictions, such as FHLB of Pittsburgh stock, are carried at cost. Decisions to purchase or sell investment securities are based upon management’s current assessment of long- and short-term economic and financial conditions, including the interest rate environment and asset/liability management, liquidity and tax-planning strategies.

At December 31, 2022, the investment portfolio was comprised principally of available-for-sale debt securities including, fixed-rate, taxable and tax-exempt obligations of state and political subdivisions and fixed-rate and floating-rate securities issued by U.S. government or U.S. government-sponsored agencies, which include mortgage-backed securities and residential and commercial collateralized mortgage obligations, or CMOs. Additionally, MBF holds equity investments in the preferred stock of certain publicly traded bank holding companies. Except for U.S. government and government-sponsored agencies, there were no securities of any individual issuer that exceeded 10.0% of shareholders’ equity as of December 31, 2022.

The majority of MBF’s debt securities are fixed-rate instruments and inherently subject to interest rate risk, as the value of fixed-rate securities fluctuate with changes in interest rates. Generally, a security’s value reacts inversely with changes in interest rates. Available-for-sale securities are carried at fair value, with unrealized gains or losses reported in the accumulated other comprehensive income or loss component of shareholder’s equity, net of deferred income taxes. At December 31, 2022, MBF reported a net unrealized loss, included in accumulated other comprehensive loss, of $14.3 million, net of deferred income taxes of $3.8 million, a decrease of $15.4 million compared to the net unrealized holding gain of $1.1 million, net of deferred income taxes of $0.3 million, at December 31, 2021. Any further increase in interest rates could result in further depreciation in the fair value of MBF’s securities portfolio and capital position. However, accumulated other comprehensive income and loss related to available-for-sale debt securities is excluded from regulatory capital and does not have an impact on MBF’s regulatory capital ratios.

The following table presents the carrying value of available-for-sale debt securities and equity securities, at fair value at December 31, 2022, 2021 and 2020:

Composition of the Investment Portfolio

	2022		2021		2020
(In Thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
AVAILABLE-FOR-SALE DEBT SECURITIES:
State and political securities	$81,932	$68,880	$82,902	$84,351	$72,139	$73,903
Mortgage-backed securities	23,466	20,101	18,066	18,061	10,313	10,603
Collateralized mortgage obligations	11,602	9,876	9,336	9,233	1,986	2,067
Other debt securities	300	283	300	298	425	425

Total Available-for-Sale Debt Securities	$117,300	$99,140	$110,604	$111,943	$84,863	$86,998

Aggregate Unrealized (Loss) Gain		$(18,160)		$1,339		$2,135
Aggregate Unrealized (Loss) Gain as a % of Amortized Cost		-15.5%		1.2%		2.5%

The following table presents the weighted-average yields on available-for-sale debt securities by major category and maturity period at December 31, 2022. Yields are calculated on the basis of the amortized cost and weighted for the scheduled maturity of each security. The yields on tax-exempt obligations of states and political subdivisions are presented on a tax-equivalent basis using the federal corporate income tax rate of 21.0%. Because mortgage-backed securities and collateralized mortgage obligations are not due at a single maturity date, they are not included in the maturity categories in the following summary.

(Dollars In Thousands)	Within One Year	Yield	One- Five Years	Yield	Five- Ten Years	Yield	After Ten Years	Yield	Total	Yield
AVAILABLE-FOR-SALE DEBT SECURITIES:
State and political securities	$1,015	2.52%	$4,140	2.76%	$11,979	2.60%	$64,798	2.66%	$81,932	2.63%
Other debt securities	—	—	100	1.62%	200	2.64%	—	—	300	2.30%

Sub-total	$1,015	2.52%	$4,240	2.73%	$12,179	2.60%	$64,798	2.66%	$82,232	2.63%
Mortgage-backed securities									23,466	2.25%
Collateralized mortgage obligations									11,602	1.83%

Total									$117,300	2.47%

OTTI Evaluation

There was no other than temporary impairment, or OTTI, recognized during the years ended December 31, 2022 and 2021. For additional information regarding management’s evaluation of securities for OTTI, see Note 3, “Securities”, to the consolidated financial statements for the years ended December 31, 2022 and 2021 included elsewhere in this document.

Management noted no indicators of impairment for the FHLB of Pittsburgh or Atlantic Community Bankers Bank stock at December 31, 2022 and 2021.

Loans

Loans receivable increased by $39.0 million, or 8.7%, to $485.7 million at December 31, 2022 from $446.7 million at December 31, 2021. The growth in the loan portfolio reflected increases in all major loan categories, which was primarily due to strong organic loan demand. Included in commercial and industrial loans at December 31, 2022 and 2021, were $0 and $4.5 million, respectively, in outstanding balances of PPP loans, which are 100.0% guaranteed by the SBA. Accordingly, management excluded PPP loans in its evaluations of the allowance for loan losses, and there was no allowance established for PPP loans at December 31, 2022 or 2021.

From a collateral standpoint, a majority of MBF’s loan portfolio consists of loans secured by real estate. Real estate secured loans, which consist of residential mortgage, commercial real estate, commercial construction and land, farmland and multi-family residential loans, increased by $51.6 million, or 13.5%, to $433.6 million at December 31, 2022 from $382.0 million at December 31, 2021. Additionally, the percentage of real estate secured loans to total loans increased to 89.3% at December 31, 2022 from 85.5% at December 31, 2021, which primarily reflected an increase in residential mortgage and commercial real estate loans.

Commercial real estate loans, which include long-term commercial mortgage financing and are primarily secured by first or second lien mortgages, increased $19.4 million, or 27.5%, to $89.8 million at December 31, 2022, from $70.4 million at December 31, 2021. Commercial and industrial loans consist primarily of equipment loans, working capital financing, revolving lines of credit and loans secured by cash and marketable securities and remaining PPP loans. Commercial and industrial loans decreased $17.3 million, or 36.3%, during the year to $30.3 million at December 31, 2022 from $47.6 million at December 31, 2021. The decrease was primarily due to several large loan payoffs made during 2022 as well as forgiveness of PPP loans.

Residential mortgage loans include fixed-rate and variable-rate, amortizing mortgage loans and home equity lines of credit. MBF primarily underwrites fixed-rate purchase and refinance of residential mortgage loans for sale in the secondary market to reduce interest rate risk and provide funding for additional loans. Additionally, MBF offers a propriety in-house home equity line of credit branded as “MyLine”. Residential mortgage loans totaled $306.4 million at December 31, 2022, an increase of $28.7 million, or 10.3%, from $277.7 million at December 31, 2021.

The following table presents loans receivable by major category at December 31, 2022 and 2021:

Loan Portfolio Detail

(Dollars In Thousands)	2022	%	2021	%
Residential mortgage:
Residential mortgage loans - first liens	$220,586	45.41%	$202,741	45.39%
Residential mortgage loans - junior liens	11,222	2.31%	11,654	2.61%
Home equity lines of credit	51,036	10.51%	45,020	10.08%
1-4 Family residential construction	23,558	4.85%	18,279	4.09%

Total residential mortgage	306,402	63.08%	277,694	62.17%

Commercial:
Commercial loans secured by real estate	89,838	18.50%	70,436	15.77%
Commercial and industrial	30,346	6.25%	47,626	10.66%
Political subdivisions	9,275	1.91%	3,634	0.81%
Commercial construction and land	1,182	0.24%	—	0.00%
Loans secured by farmland	12,252	2.52%	12,767	2.86%
Multi-family (5 or more) residential	23,965	4.93%	21,065	4.72%
Agricultural loans	1,320	0.27%	1,578	0.35%
Other commercial loans	299	0.06%	454	0.10%

Total commercial	168,477	34.69%	157,560	35.28%

Consumer	10,835	2.23%	11,396	2.55%

Total	485,714	100.00%	446,650	100.00%

Less: allowance for loan losses	(4,952)		(4,738)

Loans, net	$480,762		$441,912

Real estate secured loans as a percentage of total loans	89.3%		85.5%

The following tables present the maturity distribution and interest rate information of the loan portfolio by major category as of December 31, 2022:

	As of December 31, 2022
	Fixed-Rate Loans					Variable-or Adjustable-Rate Loans					All Loans
(In Thousands)	1 Year or Less	1-5 Years	5-15 Years	>15 Years	Total	1 Year or Less	1-5 Years	5-15 Years	>15 Years	Total	Total
Residential mortgage:
Residential mortgage loans—first liens	$421	$2,343	$17,161	$14,977	$34,902	$529	$72	$20,129	$164,954	$185,684	$220,586
Residential mortgage loans—junior liens	60	930	2,629	666	4,285	82	216	2,455	4,184	6,937	11,222
Home equity lines of credit	—	47	3,402	—	3,449	5,630	1,661	770	39,526	47,587	51,036
1-4 Family residential construction	27	11	1,943	8,715	10,696	—	—	1,829	11,033	12,862	23,558

Total residential mortgage	508	3,331	25,135	24,358	53,332	6,241	1,949	25,183	219,697	253,070	306,402

Commercial:
Commercial loans secured by real estate	1	898	3,588	—	4,487	3,676	869	14,951	65,855	85,351	89,838
Commercial and industrial	2,687	7,061	3,570	625	13,943	5,678	1,378	8,046	1,301	16,403	30,346
Political subdivisions	1,499	421	—	143	2,063	—	—	2,078	5,134	7,212	9,275
Commercial construction and land	—	—	—	—	—	132	20	263	767	1,182	1,182
Loans secured by farmland	—	—	395	109	504	377	209	4,366	6,796	11,748	12,252
Multi-family (5 or more) residential	—	265	1,354	119	1,738	91	12	6,585	15,539	22,227	23,965
Agricultural loans	45	222	—	—	267	392	91	142	428	1,053	1,320
Other commercial loans	—	270	—	—	270	25	—	—	4	29	299

Total commercial	4,232	9,137	8,907	996	23,272	10,371	2,579	36,431	95,824	145,205	168,477

Consumer	143	5,359	2,145	—	7,647	14	165	1,755	1,254	3,188	10,835

Total	$4,883	$17,827	$36,187	$25,354	$84,251	$16,626	$4,693	$63,369	$316,775	$401,463	$485,714

Asset Quality

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal, net of unearned interest, deferred loan fees and costs, and reduced by the allowance for loan losses. The allowance for loan losses is established through a provision for loan losses charged to earnings.

MBF has established and consistently applies loan policies and procedures designed to foster sound underwriting and credit monitoring practices. Credit risk is managed through the efforts of loan officers, the Chief Credit

Officer, the loan review function, as well as oversight from the Board of Directors. Management continually evaluates its credit risk management practices to ensure problems in the loan portfolio are addressed in a timely manner, although, as is the case with any financial institution, a certain degree of credit risk is dependent in part on local and general economic conditions that are beyond management’s control. Under MBF’s risk rating system, loans are rated pass, special mention, substandard, doubtful, or loss, with all categories reviewed regularly as part of the risk management practices.

Non-performing loans are monitored on an ongoing basis as part of MBF’s loan review process. Additionally, work-outs for non-performing loans and foreclosed assets held for sale are actively monitored through the Bank’s Credit Department. A potential loss on a non-performing asset is generally determined by comparing the outstanding loan balance to the fair market value of the pledged collateral, less estimated cost to sell.

Management actively manages impaired loans in an effort to mitigate loss to MBF by working with customers to develop strategies to resolve borrower difficulties, through sale or liquidation of collateral, foreclosure and other appropriate means. In addition, management monitors employment and economic conditions within MBF’s market area, as weakening of conditions could result in real estate devaluations and an increase in loan delinquencies, which could negatively impact asset quality and cause an increase in the provision for loan losses.

The following table presents information about non-performing assets and accruing troubled debt restructurings, or TDRs, as of December 31, for each of the last five years:

Non-performing Assets and Accruing TDRs

	December 31,
(dollars in thousands)	2022	2021	2020	2019	2018
Non-accrual loans, including non-accrual TDRs	$802	$800	$1,710	$1,481	$1,058
Loans past due 90 days or more and still accruing	217	164	524	432	26

Total non-performing loans	1,019	964	2,234	1,913	1,084
Foreclosed assets held for sale	—	—	160	—	—

Total non-performing assets	$1,019	$964	$2,394	$1,913	$1,084

Accruing TDRs	$691	$713	$2,449	$2,757	$1,270
Non-performing loans as a percentage of total loans, gross	0.21%	0.22%	0.55%	0.50%	0.29%

MBF’s asset quality remained favorable throughout 2022. Total non-performing assets increased $55 thousand, or 5.7%, to $1.0 million at December 31, 2022 from $964 thousand at December 31, 2021. MBF’s ratio of non-performing loans to total gross loans decreased to 0.21% at December 31, 2022 from 0.22% at December 31, 2021.

Accruing TDRs, at December 31, 2022 and 2021 were $691 thousand and $713 thousand, respectively. MBF had no non-accrual TDRs at December 31, 2022 or 2021. There were no loans modified as TDRs during 2022 or 2021.

The average balance of impaired loans, including TDRs, was $1.6 million and $2.6 million for the years ended December 31, 2022 and 2021, respectively. MBF recognized interest on impaired loans of $60 thousand in 2022 and $61 thousand in 2021.

For additional information about impaired loans and TDRs, see Note 4, “Loans”, to the consolidated financial statements for the years ended December 31, 2022 and 2021 included elsewhere in this document.

Allowance for Loan Losses

The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance for loan losses is increased by the provision for loan losses and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Because all identified losses are immediately charged off, no portion of the allowance for loan losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on MBF’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

For further discussion of MBF’s accounting policies and discussion of the allowance for loan losses, see Notes 1 and to the consolidated financial statements for the years ended December 31, 2022 and 2021 included elsewhere in this document.

The following table presents an allocation of the allowance by major loan category and percent of loans in each category to total loans at December 31, for each of the last five years:

Allocation of the Allowance for Loan Losses

	At December 31,
(dollars in thousands)	2022			2021			2020
	Allowance for Loan Losses	Percent of Allowance	Percent of Loans to Gross Loans	Allowance for Loan Losses	Percent of Allowance	Percent of Loans to Gross Loans	Allowance for Loan Losses	Percent of Allowance	Percent of Loans to Gross Loans
Residential mortgage:
Residential mortgage loans—first liens	$2,110	42.61%	45.41%	$1,943	41.01%	45.39%	$2,020	47.33%	50.53%
Residential mortgage loans—junior liens	108	2.18%	2.31%	111	2.34%	2.61%	161	3.77%	3.29%
Home equity lines of credit	453	9.15%	10.51%	416	8.78%	10.08%	446	10.45%	11.33%
1-4 Family residential construction	226	4.56%	4.85%	175	3.69%	4.09%	118	2.76%	2.95%

Total residential mortgage	2,897	58.50%	63.08%	2,645	55.83%	62.17%	2,745	64.32%	68.10%

Commercial:
Commercial loans secured by real estate	997	20.13%	18.50%	810	17.10%	15.77%	614	14.39%	13.61%
Commercial and industrial	336	6.79%	6.25%	541	11.42%	10.66%	342	8.01%	7.75%

	At December 31,
(dollars in thousands)	2022			2021			2020
	Allowance for Loan Losses	Percent of Allowance	Percent of Loans to Gross Loans	Allowance for Loan Losses	Percent of Allowance	Percent of Loans to Gross Loans	Allowance for Loan Losses	Percent of Allowance	Percent of Loans to Gross Loans
Political subdivisions	56	1.13%	1.91%	22	0.46%	0.81%	25	0.59%	0.95%
Commercial construction and land	13	0.26%	0.24%	—	0.00%	0.00%	—	0.00%	0.00%
Loans secured by farmland	136	2.75%	2.52%	147	3.10%	2.86%	153	3.58%	3.39%
Multi-family (5 or more) residential	266	5.37%	4.93%	242	5.11%	4.72%	113	2.65%	2.91%
Agricultural loans	14	0.28%	0.27%	18	0.38%	0.35%	17	0.40%	0.37%
Other commercial loans	3	0.06%	0.06%	5	0.11%	0.10%	7	0.16%	0.15%

Total commercial	1,821	36.77%	34.69%	1,785	37.67%	35.28%	1,271	29.78%	29.13%

Consumer	128	2.58%	2.23%	111	2.34%	2.55%	164	3.84%	2.77%
Unallocated	106	2.14%	0.00%	197	4.16%	0.00%	88	2.06%	—

Total	$4,952	100.00%	100.00%	$4,738	100.00%	100.00%	$4,268	100.00%	100.00%

	At December 31,
(dollars in thousands)	2019			2018
	Allowance for Loan Losses	Percent of Allowance	Percent of Loans to Gross Loans	Allowance for Loan Losses	Percent of Allowance	Percent of Loans to Gross Loans
Residential mortgage:
Residential mortgage loans - first liens	$1,797	44.66%	50.24%	$1,798	45.01%	50.00%
Residential mortgage loans - junior liens	187	4.65%	4.50%	232	5.81%	5.57%
Home equity lines of credit	383	9.52%	10.14%	337	8.44%	9.18%
1-4 Family residential construction	100	2.49%	2.92%	92	2.30%	2.57%

Total residential mortgage	2,467	61.31%	67.80%	2,459	61.55%	67.32%

Commercial:
Commercial loans secured by real estate	553	13.74%	14.35%	554	13.87%	13.65%
Commercial and industrial	241	5.99%	6.27%	209	5.23%	5.15%
Political subdivisions	31	0.77%	1.62%	50	1.25%	2.94%
Commercial construction and land		0.00%	0.00%		0.00%	0.00%
Loans secured by farmland	135	3.35%	3.51%	147	3.68%	3.62%
Multi-family (5 or more) residential	246	6.11%	3.27%	195	4.88%	4.26%
Agricultural loans	8	0.20%	0.21%	6	0.15%	0.15%
Other commercial loans	7	0.17%	0.18%	5	0.13%	0.13%

Total commercial	1,221	30.34%	29.41%	1,166	29.19%	29.90%

Consumer	155	3.85%	2.79%	153	3.83%	2.78%
Unallocated	181	4.50%	—	217	5.43%	—

Total	$4,024	100.00%	100.00%	$3,995	100.00%	100.00%

The following table presents an analysis of changes in the allowance and the ratio of net charge-offs (recoveries) to average loans by major loan category and certain credit ratios for each of the last five years:

Reconciliation of the Allowance for Credit/Loan Losses

	For the Year Ended December 31,
(dollars in thousands)	2022	2021	2020	2019	2018
Balance, January 1,	$4,738	$4,268	$4,024	$3,995	$3,854
Charge-offs:
Residential mortgage	—	21	68	2	11
Commercial	—	40	336	134	18
Consumer	61	46	44	14	106

Total charge-offs	61	107	448	150	135
Recoveries of charged-off loans:
Residential mortgage	—	—	7	—	—
Commercial	20	20	14	39	219
Consumer	5	7	21	15	2

Total recoveries	25	27	42	54	221

Net charge-offs (recoveries)	36	80	406	96	(86)

Provision for loan losses	250	550	650	125	55

Balance, December 31,	$4,952	$4,738	$4,268	$4,024	$3,995

Net charge-offs (recoveries) to average loans	0.01%	0.02%	0.10%	0.03%	-0.02%

Ratios:
Allowance for loan losses to gross loans at period end	1.02%	1.06%	1.05%	1.04%	1.07%
Allowance for loan losses to non-accrual loans	617.46%	592.25%	249.59%	271.71%	377.60%

Deposits

Total deposits averaged $548.9 million in 2022, an increase of $43.0 million, or 8.5%, compared to $505.9 million in 2021. Non-interest-bearing demand deposits averaged $109.4 million, or 8.2%, higher in 2022 as compared to $101.1 million in 2021. Interest-bearing deposits averaged $439.4 million in 2022, an increase of $34.7 million, or 8.6%, from $404.7 million in 2021. The increase was concentrated in average interest-bearing demand deposits which increased $36.8 million, or 18.8%, comparing 2022 and 2021. Average savings deposits increased $8.9 million, or 15.7%, to $66.0 million in 2022 from $57.1 million in 2021. Partially offsetting these increases was a decrease of $11.1 million, or 7.3%, in average time deposits, to $140.5 million in 2022 from $151.6 million in 2021. MBF’s deposit funding costs increased 22 basis points, to 0.80% in 2022 from 0.58% in 2021. Rates on interest-bearing demand and savings deposits increased by 56 basis points and 4 basis points, respectively, while time deposit rates decreased by 14 basis points, comparing 2022 and 2021.

At December 31, 2022, uninsured deposits, or the portion of deposit accounts which exceeded the Federal Deposit Corporation insurance limit, totaled $194.1 million. Of this amount, $101.6 million was collateralized by securities pledged by MBF or letters of credit issued through the Federal Home Loan Bank of Pittsburgh. Time deposits of $250,000 or more totaled approximately $33.0 million at December 31, 2022.

The average balance of, and the rate paid on, the major classifications of deposits for the past three years are summarized in the following table:

Deposit Distribution

	For the Year Ended December 31,
	2022		2021		2020
(dollars in thousands)	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate
Interest-bearing deposits:
Demand	$232,897	0.97%	$196,080	0.41%	$160,386	0.59%
Savings	65,999	0.07%	57,053	0.03%	48,790	0.08%
Time	140,541	0.86%	151,615	1.00%	150,972	1.59%

Total interest-bearing deposits	439,437	0.80%	404,748	0.58%	360,148	0.94%

Non-interest-bearing deposits	109,423		101,137		79,188

Total deposits	$548,860		$505,885		$439,336

The following table presents the maturity distribution of time deposits in excess of insurance limit at December 31, 2022 and 2021:

Maturity Distribution of Time Deposits $250,000 or More

	December 31,
(in thousands)	2022	2021
3 months or less	$2,002	$11,500
Over 3 through 12 months	21,607	34,324
Over 1 year through 3 years	6,157	5,063
Over 3 years	747	—

Total	$30,513	$26,531

Borrowings

MBF has an agreement with the FHLB of Pittsburgh which allows for borrowings, either overnight or term, up to a maximum borrowing capacity based on a percentage of qualifying loans pledged under a blanket pledge agreement. In addition to pledging loans, MBF is required to purchase FHLB of Pittsburgh stock based upon the amount of credit extended. Loans that were pledged to collateralize borrowings under this agreement were $332.6 million at December 31, 2022 and $296.3 million at December 31, 2021. MBF’s maximum borrowing capacity was $233.4 million at December 31, 2022. There were $58.3 million in letters of credit to secure municipal deposits outstanding at December 31, 2022 under this agreement. Additionally, there were $13.9 million in overnight advances and $11.5 million in short-term advances outstanding at December 31, 2022 under this agreement.

Average borrowed funds increased $3.6, million to $9.7 million in 2022 from $6.1 million in 2021. The average rate paid on borrowed funds increased 213 basis points to 3.50% in 2022 from 1.37% in 2021. The increase in rate on borrowed funds reflected higher average volumes of overnight and short-term borrowings through the FHLB of Pittsburgh in 2022 as compared to 2021, as short-term borrowing rates were at historical lows. Average borrowed funds in 2022 was comprised mainly of overnight advances through the FHLB of Pittsburgh.

See Note 7, “Short-Term Borrowings” of the consolidated financial statements for the years ended December 31, 2022 and 2021 to the consolidated financial statements for the years ended December 31, 2022 and 2021 included elsewhere in this document for additional information about MBF’s borrowed funds.

Liquidity

The term liquidity refers to the ability to generate sufficient amounts of cash to meet cash flow needs. Liquidity is required to fulfill the borrowing needs of MBF’s credit customers and the withdrawal and maturity requirements of its deposit customers, as well as to meet other financial commitments. MBF’s liquidity position is impacted by several factors, which include, among others, loan origination volumes, loan and investment maturity structure and cash flows, deposit demand and time deposit maturity structure and retention. MBF has liquidity and contingent funding policies in place that are designed with controls to provide advanced detection of potentially significant funding shortfalls, establish methods for assessing and monitoring risk levels and institute prompt responses that may alleviate a potential liquidity crisis. Management monitors fluctuations in MBF’s liquidity position on a continual basis and forecasts future liquidity needs. Additionally, management performs periodic stress tests on MBF’s liquidity position that attempt to model liquidity in varying degrees of stress in order to proactively develop strategies to ensure adequate liquidity at all times. Additionally, management regularly monitors MBF’s wholesale funding sources taking into consideration the cost of funds, diversification between funding sources and asset/liability management strategies. MBF utilizes brokered deposits, including one-way purchases through the IntraFiSM Network, deposits acquired through a national listing service, as well as overnight and term advances through the FHLB of Pittsburgh as wholesale sources of funds to supplement its deposit gathering initiatives.

The statement of cash flows presents the change in cash and cash equivalents from operating, investing and financing activities. Cash and due from banks and interest-bearing deposits in other financial institutions, which comprise cash and cash equivalents, are MBF’s most liquid assets. Cash and cash equivalents totaled $6.4 million at December 31, 2022, an increase of $341 thousand, or 5.6%, from $6.1 million at December 31, 2021, as net cash inflows from operating and financing activities offset net cash outflows from investing activities.

Net cash outflows from investing activities used $54.2 million of cash and cash equivalents during the year ended December 31, 2022. Accounting for the majority of the net cash outflow was a net increase in loans and leases of $39.1 million, which reflected increased demand. Additionally, cash outflows for purchases of available-for-sale debt securities, net of inflows for sales, maturities, calls and repayments, were $7.1 million in 2022. Also contributing to the net cash outflow for investing activities were purchases of $3.4 million of restricted stock, and $6.0 million for acquisition of premises and equipment.

Financing activities provided $47.1 million in net cash, which resulted primarily from a net increase in deposits of $24.1 million and proceeds from short-term advances through the FHLB of Pittsburgh, of $25.5 million. These inflows were partially offset by the $2.5 million cash used to pay dividends to shareholders. Operating activities include net income, adjusted for the effects of non-cash transactions including, among others, depreciation and amortization and the provision for loan losses, and is the primary source of cash flows from operations. In 2022, operating activities provided MBF with $7.4 million in net cash, which primarily reflected net income of $6.3 million.

MBF regularly analyzes its ability to generate adequate amounts of cash to meet its short and long-term cash requirements and plans. As part of its quarterly asset liability management procedures, MBF performs liquidity cash flow forecasts in various base level and stress scenarios to monitor future cash needs. As of December 31, 2022, MBF is expected to maintain a level cash balance over the next 12 months. MBF has not identified any known demands, commitments, events or uncertainties that would result or that are reasonably likely to result in its liquidity position materially increasing or decreasing over the next 12 months. MBF’s long-term cash needs are regularly analyzed through its strategic planning process, which includes a detailed review of liquidity and funding needs.

Management actively monitors MBF’s liquidity position and capital adequacy in light of the changing circumstances related to economic uncertainty, liquidity constraints, current inflation levels, rising interest rates and increased competition. Management believes that MBF’s current liquidity position was sufficient to meet its cash flow needs as of December 31, 2022. In addition to cash and cash equivalents of $6.4 million at December 31, 2022, MBF had ample sources of additional liquidity, including approximately $148.6 million in available borrowing capacity with the FHLB of Pittsburgh, and available borrowing capacity of $5.0 million under back-up lines of credit. In addition, MBF had access to wholesale deposit markets. As of December 31, 2022, MBF had recorded a balance of $10.5 million in brokered deposits, but does not anticipate continued reliance on these deposits for a significant amount of its funding.

Stockholders’ Equity and Capital Adequacy

Details concerning capital ratios at December 31, 2022 and December 31, 2021 are presented in Note 13, “Regulatory Matters,” to the consolidated financial statements for the years ended December 31, 2022 and 2021 included elsewhere in this document. MBF meets the conditions of the Federal Reserve’s small bank holding company policy statement and is therefore excluded from consolidated capital requirements. Muncy Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material adverse effect on MBF’s financial statements. Management believes, as of December 31, 2022, that Muncy Bank met all capital adequacy requirements to which it was subject. Management annually performs stress testing on its regulatory capital levels and expects to maintain capital levels that exceed the regulatory standards for well-capitalized institutions for the next 12 months and for the foreseeable future.

Future dividend payments and repurchases of common stock will depend upon maintenance of a strong financial condition, future earnings and capital and regulatory requirements. In addition, Muncy Bank is subject to restrictions on the amount of dividends that may be paid without approval of banking regulatory authorities. Further, although MBF is not subject to the specific consolidated capital requirements, its ability to pay dividends, repurchase stock or engage in other activities may be limited by the Federal Reserve if it fails to hold sufficient capital commensurate with its overall risk profile.

Muncy Bank’s total Tier 1 Capital increased $4.1, million to $59.8 million at December 31, 2022 from $55.7 million at December 31, 2021. The Bank’s resulting Tier 1 Leverage Ratio increased to 9.3% at December 31, 2022 from 9.2% at December 31, 2021.

Interest Rate Risk

Market risk is the risk to earnings and/or financial position resulting from adverse changes in market rates or prices, such as interest rates, foreign exchange rates or equity prices. MBF’s exposure to market risk is primarily interest rate risk associated with our lending, investing and deposit gathering activities, all of which are other than trading. Changes in interest rates affect earnings by changing net interest income and the level of other interest-sensitive income and operating expenses. In addition, variations in interest rates affect the underlying economic value of our assets, liabilities and off-balance sheet items.

Asset and Liability Management

The Asset/Liability Management Committee (“ALCO”) is comprised of members of MBF’s board of directors, executive management and other appropriate officers, and oversees MBF’s interest rate risk management program. Members of ALCO meet quarterly, or more frequently as necessary to develop balance sheet strategies affecting the future level of net interest income, liquidity and capital.

MBF primarily utilizes the pricing and structure of loans and deposits, the size and duration of the investment securities portfolio and the size and duration of the wholesale funding portfolio, if applicable, to manage interest rate risk. ALCO monitors MBF’s exposure to changes in net interest income over both a one-year planning horizon and a longer-term strategic horizon. ALCO uses net interest income simulations and economic value of equity (“EVE”) simulations as the primary tools in measuring and managing MBF’s position and considers balance sheet forecasts, MBF’s liquidity position, the economic environment, anticipated direction of interest rates and MBF’s earnings sensitivity to changes in these rates in its modeling. In addition, ALCO has established policy tolerance limits for acceptable negative changes in net interest income. Furthermore, as part of its ongoing monitoring, ALCO requires annual back testing of modeling results, which involves after-the-fact comparisons of projections with MBF’s actual performance to measure the validity of assumptions used in the modeling techniques.

Earnings at Risk and Economic Value at Risk Simulations

Earnings at Risk

Earnings-at-risk simulations measure the change in net interest income and net income under various interest rate scenarios. Specifically, given the current market rates, ALCO looks at “earnings at risk” to determine anticipated changes in net interest income from a base case scenario with scenarios of +100, +200, +300, +400, -100, and -200 basis points for simulation purposes.

Economic Value at Risk

While earnings-at-risk simulation measures the short-term risk in the balance sheet, economic value at risk measures the long-term risk by finding the net present value of MBF’s existing assets and liabilities. ALCO examines this ratio regularly, and given the current rate environment, has utilized rate shocks of +100, +200, +300, +400, -100, and -200 basis points for simulation purposes. Management recognizes that, in some instances, this ratio may contradict the “earnings at risk” ratio.

While ALCO regularly performs a wide variety of simulations under various strategic balance sheet and treasury yield curve scenarios, the following results reflect MBF’s sensitivity over the subsequent twelve months based on the following assumptions:

•	asset and liability levels using December 31, 2022 as a starting point;

•	cash flows are based on contractual maturity and amortization schedules with applicable prepayments derived from internal historical data and external sources; and

•	cash flows are reinvested into similar instruments so as to keep interest-earning asset and interest-bearing liability levels constant.

The following table illustrates the simulated impact of parallel and instantaneous interest rate shocks of +100, +200, +300, +400, -100, and -200 basis points on net interest income and the change in economic value over a one-year time horizon from the December 31, 2022 levels:

	Rates +100		Rates +200		Rates +300		Rates +400		Rates -100		Rates -200
	Simulation Results	Policy Limit	Simulation Results	Policy Limit	Simulation Results	Policy Limit	Simulation Results	Policy Limit	Simulation Results	Policy Limit	Simulation Results	Policy Limit
Earnings at risk:
Percent change in net interest income	13.99%	-7.50%	11.62%	-11.25%	9.47%	-15.00%	8.19%	-18.75%	16.46%	-7.50%	18.43%	-11.25%

Economic value at risk:
Percent change in economic value of equity	-4.93%	-17.50%	-11.32%	-27.50%	-18.77%	-32.50%	-26.48%	-37.50%	2.91%	-17.50%	3.25%	-27.50%

Model results from the simulation at December 31, 2022 indicated that MBF was projected to experience an increase in net interest income over a one-year horizon in any of the rate shock scenarios, however the change was greater in the decreasing rates scenarios. The percent change in economic value of equity (“EVE”) is expected to decrease in all increased rate scenarios and increase in all decreasing rate scenarios. All modeled exposures to net interest income and EVE for the next twelve-month horizon are within internal ALCO policy guidelines.

This analysis does not represent a forecast for MBF and should not be relied upon as being indicative of expected operating results. These simulations are based on numerous assumptions, including but not limited to, the nature and timing of interest rate levels, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, reinvestment/replacements of asset and liability cash flows, and other factors. While assumptions reflect current economic and local market conditions, MBF cannot make any assurances as to the predictive nature of these assumptions, including changes in interest rates, customer preferences, competition and liquidity needs, or what actions ALCO might take in responding to these changes.

Off-Balance Sheet Arrangements

The Company’s consolidated financial statements do not reflect various off-balance sheet arrangements that are made in the normal course of business, which may involve some liquidity risk, credit risk and interest rate risk. These commitments consist mainly of loans approved but not yet funded, unused lines of credit and outstanding letters of credit. Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third-party. Generally, financial and performance letters of credit have expiration dates within one year of issuance, while commercial letters of credit have longer term commitments. The credit risk involved in issuing letters of credit is essentially the same as the risks that are involved in extending loan facilities to customers. The Company generally holds collateral and/or personal guarantees supporting these commitments.

For the year ended December 31, 2022, MBF did not engage in any off-balance sheet transactions that would have or would be reasonably likely to have a material effect on its consolidated financial condition. For a further discussion of MBF’s off-balance sheet arrangements, refer to Note 11, “Off-Balance Sheet Risk” to the consolidated financial statements for the years ended December 31, 2022 and 2021 included elsewhere in this document.

The following table presents off-balance financial instruments whose contractual amounts represent credit risk at December 31, 2022 and 2021.

Off-Balance Sheet Commitments

	December 31,
(in thousands)	2022	2021
Commitments to extend credit	$81,402	$77,557
Standby letters of credit	153	187

MARCH 31, 2023 COMPARED TO DECEMBER 31, 2022 AND MARCH 31, 2022

EXECUTIVE OVERVIEW

The following overview should be read in conjunction with this MD&A in its entirety.

Results of Operations

Net income for the three months ended March 31, 2023 amounted to $1.2 million, or $0.72 per share, a decrease of $572 thousand, or 33.0%, compared to $1.7 million, or $1.08 per share, for the three months ended March 31, 2022. The decrease in first quarter 2023 net income compared to 2022 was primarily due to decreases in net interest income and non-interest income, coupled with increases in non-interest expense. Net interest income decreased $509 thousand, or 10.1%, as a $1.7 million increase in interest expense was partially mitigated by $1.2 million increase in interest income. Non-interest income decreased by $115 thousand, or 12.2%, to $828 thousand for the three months ended March 31, 2023 from $943 thousand for the three months ended March 31, 2022, which primarily reflected a $73 thousand decrease in other non-interest income. Non-interest expense increased $82 thousand, or 2.1%, to $3.9 million for the three months ended March 31, 2023, compared to $3.8 million for the three months ended March 31, 2022, primarily due to increases in salaries and employee benefits. Income tax expense was $184 thousand for the three months ended March 31, 2023, a decrease of $143 thousand, or 43.7%, from $327 thousand for the same three months of 2022.

Return on average assets and return on average shareholders’ equity equaled 0.73% and 9.64%, respectively, for the three months ended March 31, 2023, compared to 1.14% and 12.57%, respectively, for the same period in 2022. MBF paid dividends to holders of common stock of $0.39 per share during the three months ended March 31, 2023, an increase of $0.01 per share, or 2.6%, compared to $0.38 per share in for the same period in 2022.

Balance Sheet Profile

Total assets increased $18.3 million, or 2.9%, to $650.9 million at March 31, 2023 from $632.6 million at December 31, 2022. The change in total assets primarily reflected increases in available-for-sale debt securities, loans and bank-owned life insurance. Available-for-sale debt securities increased $2.7 million, or 2.7%, to $101.8 million at March 31, 2023 from $99.1 million at December 31, 2022, due primarily to an increase in market values during the first quarter. Loans, net of the allowance for credit losses, increased $11.0 million, or 2.3%, to $491.8 million at March 31, 2023 from $480.8 million at December 31, 2022. MBF experienced increases in the commercial real estate and commercial and industrial loan categories, reflecting strong commercial loan demand during the first quarter. Bank-owned life insurance increased $3.2 million, or 22.3%, to $17.5 million at March 31, 2023 from $14.3 million at December 31, 2022, reflecting a bank-owned life insurance purchase during the first quarter. Total deposits increased $483 thousand, or 0.1%, to $552.1 million at March 31, 2023 from $551.6 million at December 31, 2022. Total borrowed funds increased $14.8 million, to $42.2 million, at March 31, 2023 from $27.4 million at December 31, 2022, due entirely to an increase in Federal Home Loan Bank of Pittsburgh advances.

Total shareholders’ equity increased $2.6 million, or 5.5%, to $50.1 million at March 31, 2023 from $47.5 million at December 31, 2022. The increase in shareholders’ equity was primarily due to market value appreciation of MBF’s available-for-sale debt securities, net of deferred taxes, which resulted in a $2.4 million, or 16.7%, reduction in accumulated other comprehensive loss, which declined to $11.9 million at March 31, 2023 from $14.3 million at December 31, 2022, coupled with net income for the three months ended March 31, 2023, of $1.2 million. Partially offsetting these increases to shareholders equity were dividends declared and paid of $627 thousand for the three months ended March 31, 2023. At March 31, 2023, Muncy Bank’s total Tier 1 leverage ratio was 9.2%, which exceeded the 9.0% threshold required to be well capitalized under the prompt corrective action provisions of the CBLR capital framework for U.S. banking organizations. Muncy Bank can opt out of the CBLR framework and revert to the generally applicable risk-based and leverage capital requirements without restriction at any time and would be subject to a 5.0% Tier 1 leverage ratio to be considered well capitalized.

SUMMARY OF FINANCIAL PERFORMANCE

Net Interest Income

Net interest income is the difference between (i) interest income, interest and fees on interest-earning assets, and (ii) interest expense, interest paid on deposits and borrowed funds. Net interest income represents the largest component of MBF’s operating income and, as such, is the primary determinant of profitability. Net interest income is impacted by variations in the volume, rate and composition of earning assets and interest-bearing liabilities, changes in general market interest rates and the level of non-performing assets. Interest income is shown on a fully tax-equivalent basis using the corporate statutory tax rate of 21.0% in 2023, 2022 and 2021.

Tax-equivalent net interest income decreased $499 thousand, or 9.8%, to $4.6 million for the three months ended March 31, 2023 compared to $5.1 million for the same period of 2022. The decrease in tax-equivalent net interest income primarily reflected an increase in interest expense of $1.7 million, to $2.2 million for the first quarter of 2023 from $0.5 million for the same quarter of 2022, partially offset by an increase in tax equivalent interest income of $1.2 million, or 22.1%, to $6.8 million from $5.6 million when comparing the first quarters of 2023 and 2022, respectively. The tax-equivalent net interest margin, a key measurement used in the banking industry to measure income from earning assets relative to the cost to fund those assets, is calculated by dividing tax-equivalent net interest income by average interest-earning assets. MBF’s tax-equivalent net interest margin decreased 51 basis points to 3.03% for the first quarter of 2023 from 3.54% for the same quarter of 2022. Additionally, interest rate spread, the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities shown on a fully tax-equivalent basis, declined 80 basis points to 2.62% for the three months ended March 31, 2023 from 3.42% for the same three months of 2022.

The $1.2 million, or 22.1% increase in tax-equivalent interest income largely reflected growth in average earning assets, coupled with increases in the tax-equivalent yields on earning assets. Total average earning assets increased $31.1 million, or 5.3%, to $616.9 million for the three months ended March 31, 2023, from $585.8 million for the same three months of 2022, which resulted in a corresponding increase in tax-equivalent interest income of $497 thousand. Average total loans increased $44.0 million, or 9.9%, to $491.1 million for the first quarter of 2023 from $447.1 million for the same quarter of 2022, which largely reflected strong organic loan demand. In addition, total securities averaged $117.1 million for the first quarter of 2023, an increase of $2.2 million, or 1.9%, from $114.9 million for the first quarter of 2022. Increases in the average balances of loans and securities resulted in corresponding increases to tax-equivalent interest income of $483 thousand and $7 thousand, respectively, comparing the three months ended March 31, 2023, and 2022. The positive impact from higher earning asset volumes was coupled a 62-basis point increase in the tax-equivalent yield on average earning assets, which increased to 4.50% for the first quarter of 2023 from 3.88% for the same quarter of 2022, resulting in a corresponding $743 thousand increase to tax-equivalent interest income.

The $1.7 million, or 350.6%, increase in interest expense was primarily due to an increase in average interest-bearing liabilities, specifically average borrowed funds, coupled with higher funding costs. Average interest-bearing liabilities increased $43.2 million, or 9.9%, to $481.0 million for the three months ended March 31, 2023, from $437.8 million for the same three months of 2022. The increase in average interest-bearing liabilities resulted in a corresponding increase to interest expense of $50 thousand, which was primarily due to a $31.0 million, or 1,509.6%, increase in average borrowed funds to $33.1 million for the first quarter of 2023 from $2.1 million for the same quarter of 2022, as MBF increased its use of wholesale funding. This increase in the average balance was coupled with a 439-basis point increase in the cost of wholesale funding in the first quarter of 2023 compared to the same period of 2022, which resulted in a corresponding increase to interest expense of $358 thousand. Average interest-bearing deposits increased $12.1 million, or 2.8%, to $447.9 million from $435.8 million when comparing the first quarters of 2023 and 2022, respectively. The increase in average interest-bearing deposits resulted in a $20 thousand increase in interest expense. Average interest-bearing demand deposits increased $6.8 million, or 3.1%, to $225.4 million for the first quarter of 2023 compared to $218.6 million for the same quarter of 2022. Conversely, average time deposits increased $7.5 million, or 4.9%, to $160.5 million for the three months ended March 31, 2023, from $153.0 million for the same three months of 2022, as changing customer deposit preferences, due to the economic and rate environment, continued to result in deposit migration from non-maturity deposits to higher-costing time deposits. MBF increased deposit interest rates in response to rising market interest rates and increased competition for deposits. As a result, MBF experienced a 142-basis point increase in the cost of funds, to 1.88% for the three months ended March 31, 2023 from 0.46% for the same three months of 2022, which resulted in a corresponding increase in interest expense of $1.7 million. Specifically, the average rate paid for interest-bearing deposits increased 121 basis points, to 1.67% for the first quarter of 2023 from 0.46% for the same period of 2022, resulting in a corresponding increase to interest expense of $1.3 million. The average rates paid on interest bearing demand deposits increased 119 basis points, resulting in a corresponding increase to interest expense of $657 thousand. Comparing the first quarters of 2023 and 2022, the average rate paid for time deposits increased 170 basis points, resulting in a corresponding increase to interest expense of $670 thousand.

The following table presents the components of net interest income for the three-month periods ended March 31, 2023, 2022 and 2021:

Summary of Net Interest Income

	For the Three Months Ended March 31,
	2023			2022			2021
(dollars in thousands)	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost
Assets:
Earning assets
Interest-bearing due from banks	$5,282	$22	1.69%	$21,782	$13	0.24%	$13,436	$8	0.24%
Available-for-sale debt securities, at amortized cost:
Taxable	38,175	207	2.20%	33,394	161	1.96%	14,509	64	1.79%
Tax-exempt	78,907	497	2.55%	81,516	512	2.55%	74,261	483	2.64%

Total available-for-sale debt securities	117,082	704	2.44%	114,910	673	2.38%	88,770	547	2.50%

Loans receivable:
Taxable	481,985	5,959	5.01%	444,331	4,865	4.44%	401,986	4,657	4.70%
Tax-exempt	9,134	98	4.35%	2,732	30	4.45%	3,068	33	4.36%

Total loans receivable	491,119	6,057	5.00%	447,063	4,895	4.44%	405,054	4,690	4.70%

Other earning assets	3,454	62	7.28%	2,012	24	4.84%	1,395	26	7.56%

Total earning assets	616,937	6,845	4.50%	585,767	5,605	3.88%	508,655	5,271	4.20%

Non-earning assets	28,846			34,066			35,504
Allowance for credit/loan losses	(5,371)			(4,792)			(4,353)

Total assets	$640,412			$615,041			$539,806

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities
Interest-bearing demand deposits	$225,368	865	1.56%	$218,619	202	0.37%	$177,149	214	0.49%
Savings deposits	62,064	8	0.05%	64,107	4	0.03%	51,669	3	0.02%
Time deposits	160,489	972	2.46%	153,032	288	0.76%	146,607	425	1.18%

Total interest-bearing deposits	447,921	1,845	1.67%	435,758	494	0.46%	375,425	642	0.69%
Borrowed funds and other interest-bearing liabilities	33,046	390	4.79%	2,053	2	0.40%	11,933	47	1.60%

Total interest-bearing liabilities	480,967	2,235	1.88%	437,811	496	0.46%	387,358	689	0.72%

Demand deposits	104,707			112,655			91,273
Other liabilities	5,951			8,714			6,457
Shareholders’ equity	48,787			55,861			54,718

Total liabilities and shareholders’ equity	$640,412			$615,041			$539,806

Net interest income/interest rate spread		4,610	2.62%		5,109	3.42%		4,582	3.48%

Tax equivalent adjustment		(99)			(89)			(76)

Net interest income as reported		$4,511			$5,020			$4,506

Net interest margin			3.03%			3.54%			3.65%

(1)	Interest income is presented on a tax-equivalent basis using a 21% federal income tax rate.
(2)	Loans and leases are stated net of unearned income.
(3)	Non-accrual loans are included in loans within earning assets.

The most significant impact on net income between periods is derived from the interaction of changes in the volume and rates earned or paid on interest-earning assets and interest-bearing liabilities. The volume of earning assets, specifically loans and investments, compared to the volume of interest-bearing liabilities represented by deposits and borrowings, combined with the interest rate spread, produces the changes in net interest income between periods.

The following table summarizes the effect that changes in volumes of earning assets and interest-bearing liabilities and the interest rates earned and paid on these assets and liabilities have on net interest income.

Rate Volume Analysis

	For the Three Months Ended March 31,
	2023 vs. 2022			2022 vs. 2021
	Increase (Decrease) Due to Change in			Increase (Decrease) Due to Change in
(in thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest income:
Interest-bearing due from banks	$(10)	$19	$9	$5	$—	$5
Available-for-sale debt securities, at amortized cost:
Taxable	23	23	46	83	14	97
Tax-exempt	(16)	1	(15)	47	(18)	29

Total available-for-sale debt securities	7	24	31	130	(4)	126

Loans receivable:
Taxable	412	682	1,094	491	(283)	208
Tax-exempt	70	(2)	68	(4)	1	(3)

Total loans receivable	483	679	1,162	487	(282)	205

Other earning assets	17	21	38	11	(13)	(2)

Total interest income	497	743	1,240	634	(300)	334

Interest expense:
Interest-bearing demand deposits	6	657	663	50	(62)	(12)
Savings deposits	—	4	4	1	—	1
Time deposits	14	670	684	19	(156)	(137)

Total interest-bearing deposits	20	1,331	1,351	69	(218)	(148)

Borrowed funds and other interest-bearing liabilities	30	358	388	(39)	(6)	(45)

Total interest expense	50	1,689	1,739	31	(224)	(193)

Net interest income	$446	$(945)	(499)	$603	$(76)	527

Provision for Credit Losses

The provision for credit losses is an expense charged against net interest income to provide for probable losses attributable to uncollectible loans and is based on management’s analysis of the adequacy of the ACL. A release of reserves, resulting in a credit for credit losses, reflects the reversal of amounts previously charged to the ACL. Management closely monitors the loan portfolio and the adequacy of the ACL by considering the underlying financial performance of the borrower, collateral values and associated credit risks. Future material adjustments may be necessary to the provision for credit losses and the ACL if economic conditions or loan performance differ substantially from the assumptions management considered in its evaluation of the

ACL. Management will continue to closely monitor MBF’s asset quality and adjust credit provisioning as appropriate. MBF recorded a provision for credit losses of $84 thousand for the three-month period ended March 31, 2023 compared to a $75 thousand provision for credit losses for the three months ended March 31, 2022.

Non-Interest Income

The following table presents the components of non-interest income for the three-month periods ended March 31, 2023 and 2022:

Components of Non-Interest Income

	Three Months Ended March 31,
			Change
(in thousands)	2023	2022	$	%
Service charges on deposit accounts	$463	$437	$26	5.9%
Realized gains on available-for-sale debt securities, net	—	3	(3)	-100.0%
Losses on marketable equity securities	(53)	(17)	(36)	211.8%
Earnings on bank-owned life insurance	91	70	21	30.0%
Investment services income	59	19	40	210.5%
Trust income	—	21	(21)	-100.0%
Gains on sale of loans	9	43	(34)	-79.1%
Other service charges and fees	55	90	(35)	-38.9%
Other non-interest income	204	277	(73)	-26.4%

Total non-interest income	$828	$943	$(115)	-12.2%

For the three months ended March 31, 2023, non-interest income decreased $115 thousand, or 12.2%, to $828 thousand from $943 thousand for the three months ended March 31, 2022. The decrease was largely due to recognized net losses on equity securities and a decrease in other non-interest income, partially offset by an increase in investment services income. Net losses on equity securities totaled $53 thousand for the three months ended March 31, 2023, a $36 thousand, or 211.8%, increase, compared to $17 thousand in losses on equity securities recorded for the same quarter of 2022. Other non-interest income decreased $73 thousand, or 26.4%, to $204 thousand for the first quarter of 2023, compared to $277 thousand for the comparable period of 2022. This decrease was primarily related to sales proceeds recognized in 2022 related to the sale of MBF’s trust related accounts to a partner financial institution, which were not recurring in 2023. Investment services income increased $40 thousand, or 210.5%, to $59 thousand for the first quarter of 2023, compared to $19 thousand for the comparable period of 2022, which was related to an increase in non-deposit investment products during the quarter.

Non-Interest Expense

The following table presents the major components of non-interest expense for the three-month periods ended March 31, 2023 and 2022:

Components of Non-Interest Expense

	Three Months Ended March 31,
			Change
(in thousands)	2023	2022	$	%
Salaries and employee benefits	$2,245	$2,147	$98	4.6%
Occupancy	316	219	97	44.3%
Furniture and equipment	110	86	24	27.9%
Data processing	293	315	(22)	-7.0%
Pennsylvania shares tax	80	102	(22)	-21.6%
Federal deposit insurance	43	43	—	0.0%
Automated teller machine expense	129	173	(44)	-25.4%
Professional fees	147	170	(23)	-13.5%
Other non-interest expense	548	574	(26)	-4.5%

Total non-interest income	$3,911	$3,829	$82	2.1%

Non-interest expense increased $82 thousand, or 2.1%, to $3.9 million for the three months ended March 31, 2023, from $3.8 million for the three months ended March 31, 2022, which primarily reflected increases in salaries and employee benefits and occupancy expenses. Salaries and employee benefits increased $98 thousand, or 4.6%, to $2.2 million for the first quarter of 2023 from $2.1 million for the same quarter of 2022, which primarily reflected higher salaries and benefits associated with staff additions, in addition to an increase in starting salaries and salary ranges, to stay competitive in attracting and retaining qualified staff. Occupancy expenses increased $97 thousand, or 44.3%, to $316 thousand for the three months ended March 31, 2023, compared to $219 thousand for the same three months in 2022, which was largely due to increases in depreciation expense, cleaning and maintenance costs related to MBF’s new branch location in South Williamsport.

Provision for Income Taxes

MBF recorded income tax expense of $184 thousand for the three months ended March 31, 2023, a decrease of $143 thousand, or 43.7%, compared to income tax expense of $327 thousand for the same period of 2022. MBF’s effective tax rate decreased to 13.7% at March 31, 2023, compared to 15.9% for the same period of 2022. The decrease in income tax expense and the effective tax rate primarily reflected a reduction in pretax income for the first three months of 2023, compared to the same period of 2022.

FINANCIAL CONDITION

Total assets increased $18.3 million, or 2.9%, to $650.9 million at March 31, 2023 from $632.6 million at December 31, 2022. The change in total assets primarily reflected increases in available-for-sale debt securities, loans and bank-owned life insurance. Available-for-sale debt securities increased $2.7 million, or 2.7%, to $101.8 million at March 31, 2023 from $99.1 million at December 31, 2022, due primarily to an increase in market values during the first quarter. Loans, net of the allowance for credit losses, increased $11.0 million, or 2.3%, to $491.8 million at March 31, 2023 from $480.8 million at December 31, 2022. MBF experienced increases in the commercial real estate and commercial and industrial loan categories, reflecting strong commercial loan demand during the first quarter. Bank-owned life insurance increased $3.2 million, or 22.3%, to $17.5 million at March 31, 2023 from $14.3 million at December 31, 2022, reflecting a bank-owned life insurance purchase during the first quarter. Total deposits increased $483 thousand, or 0.1%, to $552.1 million at March 31, 2023 from $551.6 million at December 31, 2022. Total borrowed funds increased $14.8 million, to $42.2 million, at March 31, 2023 from $27.4 million at December 31, 2022, due entirely to an increase in Federal Home Loan Bank of Pittsburgh advances.

Securities

MBF’s investment securities portfolio provides a source of liquidity needed to meet expected loan demand and interest income to increase profitability. Additionally, the investment securities portfolio is used to meet pledging requirements to secure public deposits and for other purposes. Debt securities are classified as either available-for-sale or held-to-maturity at the time of purchase based on management’s intent. Available-for-sale securities are carried at fair value, with unrealized holding gains and losses reported as a component of shareholders’ equity in accumulated other comprehensive income (loss), net of tax, while held-to-maturity securities are carried at amortized cost. At March 31, 2023, December 31, 2022 and 2021, all debt securities were classified as available-for-sale. Equity securities with readily determinable fair values are carried at fair value, with gains and losses due to fluctuations in market value included in the consolidated statements of income. Securities with limited marketability and/or restrictions, such as FHLB of Pittsburgh stock, are carried at cost. Decisions to purchase or sell investment securities are based upon management’s current assessment of long- and short-term economic and financial conditions, including the interest rate environment and asset/liability management, liquidity and tax-planning strategies.

At March 31, 2022 and December 31, 2022, the investment portfolio was comprised principally of available-for-sale debt securities including, fixed-rate, taxable and tax-exempt obligations of state and political subdivisions and fixed-rate and floating-rate securities issued by U.S. government or U.S. government-sponsored agencies, which include mortgage-backed securities and residential and CMOs. Additionally, MBF holds equity investments in the preferred stock of certain publicly traded bank holding companies. Except for U.S. government and government-sponsored agencies, there were no securities of any individual issuer that exceeded 10.0% of shareholders’ equity as of March 31, 2023.

The majority of MBF’s debt securities are fixed-rate instruments and inherently subject to interest rate risk, as the value of fixed-rate securities fluctuate with changes in interest rates. Generally, a security’s value reacts inversely with changes in interest rates. Available-for-sale securities are carried at fair value, with unrealized gains or losses reported in the accumulated other comprehensive income or loss component of shareholder’s equity, net of deferred income taxes. At March 31, 2023, MBF reported a net unrealized loss, included in accumulated other comprehensive loss, of $11.9 million, net of deferred income taxes of $3.2 million, an increase of $2.4 million compared to the net unrealized holding loss of $14.3 million, net of deferred income taxes of $3.8 million, at December 31, 2022. Any further increase in interest rates could result in further depreciation in the fair value of MBF’s securities portfolio and capital position. However, accumulated other loss related to available-for-sale debt securities is excluded from regulatory capital and does not have an impact on MBF’s regulatory capital ratios.

The following table presents the carrying value of available-for-sale debt securities and equity securities, at fair value at March 31, 2023 and at December 31, 2022 and 2021:

Composition of the Investment Portfolio

	March 31, 2023		December 31, 2022		December 31, 2021
(In Thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost		Fair Value
AVAILABLE-FOR-SALE DEBT SECURITIES:
State and political securities	$81,592	$71,041	$81,932	$68,880	$	$ 82,902	$84,351
Mortgage-backed securities	23,180	20,178	23,466	20,101		18,066	18,061
Collateralized mortgage obligations	11,835	10,293	11,602	9,876		9,336	9,233
Other debt securities	300	273	300	283		300	298

Total Available-for-Sale Debt Securities	$116,907	$101,785	$117,300	$99,140		$110,604	$111,943

Aggregate Unrealized (Loss) Gain		$(15,122)		$(18,160)			$1,339
Aggregate Unrealized (Loss) Gain as a % of Amortized Cost		-12.9%		-15.5%			1.2%

The following table presents the weighted-average yields on available-for-sale debt securities by major category and maturity period at March 31, 2023. Yields are calculated on the basis of the amortized cost and weighted for the scheduled maturity of each security. The yields on tax-exempt obligations of states and political subdivisions are presented on a tax-equivalent basis using the federal corporate income tax rate of 21.0%. Because mortgage-backed securities and collateralized mortgage obligations are not due at a single maturity date, they are not included in the maturity categories in the following summary.

(Dollars In Thousands)	Within One Year	Yield	One- Five Years	Yield	Five- Ten Years	Yield	After Ten Years	Yield	Total	Yield
AVAILABLE-FOR-SALE DEBT SECURITIES:
State and political securities	$765	2.52%	$4,511	2.72%	$14,068	2.46%	$62,248	2.68%	$81,592	2.65%
Other debt securities	—	—	100	1.62%	200	2.64%	—	—	300	2.30%
Sub-total	$765	2.52%	$4,611	2.73%	$14,268	2.60%	$62,248	2.66%	$81,892	2.63%
Mortgage-backed securities									23,180	2.30%
Collateralized mortgage obligations									11,835	1.92%

Total									$116,907	2.49%

Loans

Loans, receivable gross increased by $11.5 million, or 2.4%, to $497.2 million at March 31, 2023 from $485.7 million at December 31, 2022. The growth in the loan portfolio reflected increases in residential mortgage and commercial loans, which was primarily due to strong organic loan demand.

From a collateral standpoint, a majority of MBF’s loan portfolio consists of loans secured by real estate. Real estate secured loans, which consist of residential mortgage, commercial real estate, commercial construction and land, farmland and multi-family residential loans, increased by $10.2 million, or 2.4%, to $443.9 million at March 31, 2023 from $443.7 million at December 31, 2022. Additionally, the percentage of real estate secured loans to total loans remained at 89.3% at both March 31, 2023 and December 31, 2022.

Commercial real estate loans, which include long-term commercial mortgage financing and are primarily secured by first or second lien mortgages, increased $8.0 million, or 8.9%, to $97.8 million at March 31, 2023, from $89.8 million at December 31, 2022. Commercial and industrial loans consist primarily of equipment loans, working capital financing and revolving lines of credit and loans secured by cash and marketable securities. Commercial and industrial loans increased $1.5 million, or 4.6%, during the first quarter to $31.8 million at March 31, 2023 from $30.3 million at December 31, 2022. The increase was primarily due to expanded commercial loan staffing and the addition of the Bank’s South Williamsport branch.

Residential mortgage loans include fixed-rate and variable-rate, amortizing mortgage loans and home equity lines of credit. MBF primarily underwrites fixed-rate purchase and refinance of residential mortgage loans for sale in the secondary market to reduce interest rate risk and provide funding for additional loans. Additionally, MBF offers a propriety in-house home equity line of credit branded as “MyLine”. Residential mortgage loans totaled $308.6 million at March 31, 2023, an increase of $2.2 million, or 0.7%, from $306.4 million at December 31, 2022.

The following table presents loans receivable by major category at March 31, 2023 and December 31, 2022:

Loan Portfolio Detail

(Dollars In Thousands)	March 31, 2023%		December 31, 2022%
Residential mortgage:
Residential mortgage loans - first liens	$223,550	44.96%	$220,586	45.41%
Residential mortgage loans - junior liens	11,353	2.28%	11,222	2.31%
Home equity lines of credit	51,273	10.31%	51,036	10.51%
1-4 Family residential construction	22,401	4.51%	23,558	4.85%

Total residential mortgage	308,577	62.07%	306,402	63.08%

Commercial:
Commercial loans secured by real estate	97,822	19.68%	89,838	18.50%
Commercial and industrial	31,757	6.39%	30,346	6.25%
Political subdivisions	8,886	1.79%	9,275	1.91%
Commercial construction and land	1,562	0.31%	1,182	0.24%
Loans secured by farmland	11,080	2.23%	12,252	2.52%
Multi-family (5 or more) residential	24,819	4.99%	23,965	4.93%
Agricultural loans	1,436	0.29%	1,320	0.27%
Other commercial loans	632	0.13%	299	0.06%

Total commercial	177,994	35.80%	168,477	34.69%

Consumer	10,604	2.13%	10,835	2.23%

Total	497,175	100.00%	485,714	100.00%

Less: allowance for credit/loan losses	(5,371)		(4,952)

Loans, net	$491,804		$480,762

Real estate secured loans as a percentage of total loans	89.3%		89.3%

The following tables present the maturity distribution and interest rate information of the loan portfolio by major category as of March 31, 2023:

	As of March 31, 2023
	Fixed-Rate Loans					Variable- or Adjustable-Rate Loans					All Loans
(In Thousands)	1 Year or Less	1-5 Years	5-15 Years	>15 Years	Total	1 Year or Less	1-5 Years	5-15 Years	>15 Years	Total	Total
Residential mortgage:
Residential mortgage loans - first liens	$479	$2,192	$16,634	$14,644	$33,949	$298	$503	$20,164	$168,636	$189,601	$223,550
Residential mortgage loans - junior liens	54	879	2,633	660	4,226	22	220	2,521	4,364	7,127	11,353
Home equity lines of credit	11	56	5,403	—	5,470	5,725	1,680	782	37,616	45,803	51,273
1-4 Family residential construction	26	10	1,902	6,032	7,970	—	—	1,798	12,633	14,431	22,401

Total residential mortgage	570	3,137	26,572	21,336	51,615	6,045	2,403	25,265	223,249	256,962	308,577

Commercial:
Commercial loans secured by real estate	—	2,350	3,269	—	5,619	3,128	1,006	15,426	72,643	92,203	97,822
Commercial and industrial	2,640	7,083	4,251	—	13,974	4,332	3,793	7,838	1,820	17,783	31,757
Political subdivisions	1,202	390	—	142	1,734	—	—	2,023	5,129	7,152	8,886
Commercial construction and land	—	—	—	—	—	304	21	365	872	1,562	1,562
Loans secured by farmland	—	—	388	109	497	530	147	4,147	5,759	10,583	11,080
Multi-family (5 or more) residential	—	258	1,319	119	1,696	25	216	6,394	16,488	23,123	24,819
Agricultural loans	56	185	—	—	241	444	86	137	528	1,195	1,436
Other commercial loans	—	258	—	—	258	60	22	—	292	374	632

Total commercial	3,898	10,524	9,227	370	24,019	8,823	5,291	36,330	103,531	153,975	177,994

Consumer	139	5,294	1,936	—	7,369	81	151	1,729	1,274	3,235	10,604

Total	$4,607	$18,955	$37,735	$21,706	$83,003	$14,949	$7,845	$63,324	$328,054	$414,172	$497,175

As of March 31, 2023, MBF had two loans totaling $3,627,098, or 0.7% of total gross loans, that were LIBOR based. The replacement benchmark for these loans is SOFR. The remainder of MBF’s variable rate loans are based on prime.

Asset Quality

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal, net of unearned interest, deferred loan fees and costs, and reduced by the allowance for credit losses. The allowance for credit losses is established through a provision for credit losses charged to earnings.

MBF has established and consistently applies loan policies and procedures designed to foster sound underwriting and credit monitoring practices. Credit risk is managed through the efforts of loan officers, the Chief Credit Officer, the loan review function, as well as oversight from the Board of Directors. Management continually evaluates its credit risk management practices to ensure problems in the loan portfolio are addressed in a timely manner, although, as is the case with any financial institution, a certain degree of credit risk is dependent in part on local and general economic conditions that are beyond management’s control. Under MBF’s risk rating system, loans are rated pass, special mention, substandard, doubtful, or loss, with all categories reviewed regularly as part of the risk management practices.

Non-performing loans are monitored on an ongoing basis as part of MBF’s loan review process. Additionally, work-outs for non-performing loans and foreclosed assets held for sale are actively monitored through the Bank’s Credit Department. A potential loss on a non-performing asset is generally determined by comparing the outstanding loan balance to the fair market value of the pledged collateral, less estimated cost to sell.

Management actively manages non-performing loans in an effort to mitigate loss to MBF by working with customers to develop strategies to resolve borrower difficulties, through sale or liquidation of collateral, foreclosure and other appropriate means. In addition, management monitors employment and economic conditions within MBF’s market area, as weakening of conditions could result in real estate devaluations and an increase in loan delinquencies, which could negatively impact asset quality and cause an increase in the provision for credit losses.

The following table presents information about non-performing assets, as of March 31, 2023 and December 31, 2022, 2021, 2020 and 2019:

Non-performing Assets

	March 31,	December 31,
(dollars in thousands)	2023	2022	2021	2020	2019
Non-accrual loans	$873	$802	$800	$1,710	$1,481
Loans past due 90 days or more and still accruing	36	217	164	524	432

Total non-performing loans	909	1,019	964	2,234	1,913
Foreclosed assets held for sale	—	—	—	160	—
Total non-performing assets	$909	$1,019	$964	$2,394	$1,913

Non-performing loans as a percentage of total loans, gross	0.18%	0.21%	0.22%	0.55%	0.50%

MBF’s asset quality remained favorable throughout the first quarter of 2023. Total non-performing assets decreased $110 thousand, or 10.8%, to $909 thousand at March 31, 2023 from $1.0 million at December 31, 2022. MBF’s ratio of non-performing loans to total gross loans decreased to 0.18% at March 31, 2023 from 0.23% at December 31, 2022.

Allowance for Credit Losses

The ACL equaled $5.4 million at March 31, 2023, compared to $5.0 million at December 31, 2022. The increase resulted from a $349 thousand adjustment from the impact of the adoption of ASU 2016-13, on January 1, 2023, in addition to $5 thousand in net charge-offs that were offset by a provision for credit losses of $75 thousand for the three months ended March 31, 2023. The ratio of the ACL to total loans and leases decreased to 1.08% of total loans and leases, net of net deferred loan origination fees and unearned income at March 31, 2023 from 1.06% of total loans at December 31, 2022.

The following table presents an allocation of the allowance by major loan category and percent of loans in each category to total loans at March 31, 2023 and December 31, 2022, 2021, 2020 and 2019:

Allocation of the Allowance for Credit/Loan Losses

				December 31,
(dollars in thousands)	March 31, 2023			2022			2021
	Allowance for Credit Losses	Percent of Allowance	Percent of Loans to Gross Loans	Allowance for Loan Losses	Percent of Allowance	Percent of Loans to Gross Loans	Allowance for Loan Losses	Percent of Allowance	Percent of Loans to Gross Loans
Residential mortgage:
Residential mortgage loans—first liens	$1,072	19.96%	44.96%	$2,110	42.61%	45.41%	$1,943	41.01%	45.39%
Residential mortgage loans—junior liens	79	1.47%	2.28%	108	2.18%	2.31%	111	2.34%	2.61%
Home equity lines of credit	341	6.35%	10.31%	453	9.15%	10.51%	416	8.78%	10.08%
1-4 Family residential construction	72	1.34%	4.51%	226	4.56%	4.85%	175	3.69%	4.09%

Total residential mortgage	1,564	29.12%	62.06%	2,897	58.50%	63.08%	2,645	55.83%	62.17%

Commercial:
Commercial loans secured by real estate	1,606	29.90%	19.68%	997	20.13%	18.50%	810	17.10%	15.77%
Commercial and industrial	995	18.53%	6.39%	336	6.79%	6.25%	541	11.42%	10.66%
Political subdivisions	13	0.24%	1.79%	56	1.13%	1.91%	22	0.46%	0.81%
Commercial construction and land	32	0.60%	0.31%	13	0.26%	0.24%	—	0.00%	0.00%
Loans secured by farmland	36	0.67%	2.23%	136	2.75%	2.52%	147	3.10%	2.86%
Multi-family (5 or more) residential	532	9.91%	4.99%	266	5.37%	4.93%	242	5.11%	4.72%
Agricultural loans	5	0.09%	0.29%	14	0.28%	0.27%	18	0.38%	0.35%
Other commercial loans	2	0.04%	0.13%	3	0.06%	0.06%	5	0.11%	0.10%

Total commercial	3,221	59.97%	35.81%	1,821	36.77%	34.69%	1,785	37.67%	35.28%

Consumer	362	6.74%	2.13%	128	2.58%	2.23%	111	2.34%	2.55%
Unallocated	224	4.17%	0.00%	106	2.14%	0.00%	197	4.16%	0.00%

Total	$5,371	100.00%	100.00%	$4,952	100.00%	100.00%	$4,738	100.00%	100.00%

	December 31,
(dollars in thousands)	2020			2019
	Allowance for Loan Losses	Percent of Allowance	Percent of Loans to Gross Loans	Allowance for Loan Losses	Percent of Allowance	Percent of Loans to Gross Loans
Residential mortgage:
Residential mortgage loans—first liens	$2,020	47.33%	50.53%	$1,797	44.66%	50.24%
Residential mortgage loans—junior liens	161	3.77%	3.29%	187	4.65%	4.50%
Home equity lines of credit	446	10.45%	11.33%	383	9.52%	10.14%
1-4 Family residential construction	118	2.76%	2.95%	100	2.49%	2.92%

Total residential mortgage	2,745	64.32%	68.10%	2,467	61.31%	67.80%

Commercial:
Commercial loans secured by real estate	614	14.39%	13.61%	553	13.74%	14.35%
Commercial and industrial	342	8.01%	7.75%	241	5.99%	6.27%
Political subdivisions	25	0.59%	0.95%	31	0.77%	1.62%
Commercial construction and land	—	0.00%	0.00%		0.00%	0.00%
Loans secured by farmland	153	3.58%	3.39%	135	3.35%	3.51%
Multi-family (5 or more) residential	113	2.65%	2.91%	246	6.11%	3.27%
Agricultural loans	17	0.40%	0.37%	8	0.20%	0.21%
Other commercial loans	7	0.16%	0.15%	7	0.17%	0.18%

Total commercial	1,271	29.78%	29.13%	1,221	30.34%	29.41%

Consumer	164	3.84%	2.77%	155	3.85%	2.79%
Unallocated	88	2.06%	—	181	4.50%	—

Total	$4,268	100.00%	100.00%	$4,024	100.00%	100.00%

The following table presents an analysis of changes in the allowance and the ratio of net charge-offs (recoveries) to average loans by major loan category and certain credit ratios for the three-month periods ended March 31, 2023, 2022, 2021, 2020 and 2019:

Reconciliation of the Allowance for Credit/Loan Losses

	For the Three Months Ended March 31,
(dollars in thousands)	2023	2022	2021	2020	2019
Balance, January 1,	$4,952	$4,738	$4,268	$4,024	$3,995
Increase due to the adoption of CECL	349	—	—	—	—
Charge-offs:
Residential mortgage	—	—	30	5	—
Commercial	—	—	—	118	18
Consumer	6	23	16	35	17

Total charge-offs	6	23	46	158	35
Recoveries of charged-off loans:
Residential mortgage	—	—	3	2	4
Commercial	1	1	2	12	27
Consumer	—	1	1	6	1

Total recoveries	1	2	6	20	32

Net charge-offs (recoveries)	5	21	40	138	3

Provision for credit/loan losses	75	75	125	125	—

Balance, March 31,	$5,371	$4,792	$4,353	$4,011	$3,992

Net charge-offs (recoveries) to average loans	0.00%	0.00%	0.01%	0.04%	0.00%

Ratios:
Allowance for credit/loan losses to gross loans at period end	1.08%	1.06%	1.07%	1.04%	1.07%
Allowance for credit/loan losses to non-accrual loans	615.23%	505.49%	361.54%	235.25%	367.25%

Deposits

Total deposits averaged $552.6 million in the first quarter 2023, an increase of $4.2 million, or 0.8%, compared to $548.4 million in the first quarter 2022. Non-interest-bearing demand deposits averaged $104.7 million, or 7.1% lower in the first quarter 2023 as compared to $112.7 million in the first quarter 2022. Interest-bearing deposits averaged $447.9 million in the first quarter 2023, an increase of $12.2 million, or 2.8%, from $435.8 million in the first quarter 2022. The increase was concentrated in average interest-bearing demand deposits, which increased $6.7 million, or 3.1%, and time deposits, which increased $7.5 million, or 4.9%, comparing the first quarters of 2023 and 2022. Average savings deposits decreased $2.0 million, or 3.2%, to $62.1 million in the first quarter 2023 from $64.1 million in the first quarter 2022. MBF’s deposit funding costs increased 121 basis points to 1.67% in the first quarter 2023 from 0.46% in the first quarter 2022. Rates on interest-bearing demand, savings and time deposits increased by 119 basis points, 2 basis points, and 170 basis points, respectively, comparing the first quarters of 2023 and 2022.

At March 31, 2023, uninsured deposits, or the portion of deposit accounts which exceeded the Federal Deposit Corporation insurance limit, totaled $184.3 million. Of this amount, $75.3 million was collateralized by securities pledged by MBF or letters of credit issued through the Federal Home Loan Bank of Pittsburgh. Time deposits of $250,000 or more totaled approximately $59.2 million at March 31, 2023.

The average balance of, and the rate paid on, the major classifications of deposits for the three-month periods ended March 31, 2023, 2022 and 2021 are summarized in the following table:

Deposit Distribution

	For the Three Months Ended March 31,
	2023		2022		2021
(dollars in thousands)	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate
Interest-bearing deposits:
Demand	$225,368	1.56%	$218,619	0.37%	$177,149	0.49%
Savings	62,064	0.05%	64,107	0.03%	51,669	0.02%
Time	160,489	2.46%	153,032	0.76%	146,607	1.18%

Total interest-bearing deposits	447,921	1.67%	435,758	0.46%	375,425	0.69%

Non-interest-bearing deposits	104,707		112,655		91,273

Total deposits	$552,628		$548,413		$466,698

The following table presents the maturity distribution of time deposits in excess of insurance limit at March 31, 2023 and December 31, 2022:

Maturity Distribution of Time Deposits $250,000 or More

(in thousands)	March 31, 2023	December 31, 2022
3 months or less	$3,800	$2,002
Over 3 through 12 months	41,583	21,607
Over 1 year through 3 years	9,360	6,157
Over 3 years	747	747

Total	$55,490	$30,513

Borrowings

MBF has an agreement with the FHLB of Pittsburgh which allows for borrowings, either overnight or term, up to a maximum borrowing capacity based on a percentage of qualifying loans pledged under a blanket pledge agreement. In addition to pledging loans, MBF is required to purchase FHLB of Pittsburgh stock based upon the amount of credit extended. Loans that were pledged to collateralize borrowings under this agreement were $344.4 million at March 31, 2023 and $332.6 million at December 31, 2022. MBF’s maximum borrowing capacity was $241.2 million at March 31, 2023. There were $48.7 million in letters of credit to secure municipal deposits outstanding at March 31, 2023 under this agreement. Additionally, there were $14.0 million in overnight advances, $5.2 million in short-term advances and $20.4 million in long-term advances outstanding at March 31, 2023 under this agreement.

Average borrowed funds increased $31.0 million to $33.1 million, in 2023 from $2.1 million in 2022. The average rate paid on borrowed funds increased 439 basis points, to 4.79% in 2023 from 0.40% in 2022. The increase in rate on borrowed funds reflected higher average volumes of overnight, short and long-term borrowings through the FHLB of Pittsburgh in 2023 as compared to 2022, as short-term borrowing rates had been at historical lows.

Liquidity

The term liquidity refers to the ability to generate sufficient amounts of cash to meet cash flow needs. Liquidity is required to fulfill the borrowing needs of MBF’s credit customers and the withdrawal and maturity requirements of its deposit customers, as well as to meet other financial commitments. MBF’s liquidity position is impacted by several factors, which include, among others, loan origination volumes, loan and investment maturity structure and cash flows, deposit demand and time deposit maturity structure and retention. MBF has liquidity and contingent funding policies in place that are designed with controls to provide advanced detection of potentially significant funding shortfalls, establish methods for assessing and monitoring risk levels and institute prompt responses that may alleviate a potential liquidity crisis. Management monitors fluctuations in MBF’s liquidity position on a continual basis and forecasts future liquidity needs. Additionally, management performs periodic stress tests on MBF’s liquidity position that attempt to model liquidity in varying degrees of stress in order to proactively develop strategies to ensure adequate liquidity at all times. Additionally, management regularly monitors MBF’s wholesale funding sources taking into consideration the cost of funds, diversification between funding sources and asset/liability management strategies. MBF utilizes brokered deposits, including one-way purchases through the IntraFiSM Network, deposits acquired through a national listing service, as well as overnight and term advances through the FHLB of Pittsburgh as wholesale sources of funds to supplement its deposit gathering initiatives.

The statement of cash flows presents the change in cash and cash equivalents from operating, investing and financing activities. Cash and due from banks and interest-bearing deposits in other financial institutions, which comprise cash and cash equivalents, are MBF’s most liquid assets. Cash and cash equivalents totaled $8.2 million at March 31, 2023, an increase of $1.8 million, or 27.5%, from $6.4 million at December 31, 2022, as net cash inflows from operating and financing activities offset net cash outflows from investing activities.

Net cash outflows from investing activities used $14.6 million of cash and cash equivalents during the three months ended March 31, 2023. Accounting for the majority of the net cash outflow was a net increase in loans and leases of $11.4 million, which reflected increased demand. Additionally, cash outflows for purchases of bank-owned life insurance and restricted stock were $3.1 million and $2.5 million, respectively, during the three months ended March 31, 2023.

Financing activities provided $14.7 million in net cash, which resulted primarily from an increase in long-term advances through the FHLB of Pittsburgh, of $20.4 million. These inflows were offset by the pay down of $5.6 million of short-term borrowings. Operating activities include net income, adjusted for the effects of non-cash transactions including, among others, depreciation and amortization and the provision for loan losses, and is the primary source of cash flows from operations. For the three months ended March 31, 2023, operating activities provided MBF with $1.6 million in net cash, which primarily reflected net income of $1.2 million.

MBF regularly analyzes its ability to generate adequate amounts of cash to meet its short and long-term cash requirements and plans. As part of its quarterly asset liability management procedures, MBF performs liquidity cash flow forecasts in various base level and stress scenarios to monitor future cash needs. As of March 31, 2023, MBF is expected to maintain a level cash balance over the next 12 months. MBF has not identified any known demands, commitments, events or uncertainties that would result or that are reasonably likely to result in its liquidity position materially increasing or decreasing over the next 12 months. MBF’s long-term cash needs are regularly analyzed through its strategic planning process, which includes a detailed review of liquidity and funding needs.

Management actively monitors MBF’s liquidity position and capital adequacy in light of the changing circumstances related to economic uncertainty, liquidity constraints, current inflation levels, rising interest rates and increased competition. Management believes that MBF’s current liquidity position was sufficient to meet its cash flow needs as of March 31, 2023. In addition to cash and cash equivalents of $8.2 million at March 31, 2023, MBF had ample sources of additional liquidity, including approximately $151.8 million in available borrowing capacity with the FHLB of Pittsburgh, and available borrowing capacity of $5.0 million under back-up lines of credit. In addition, MBF had access to wholesale deposit markets. As of March 31, 2023, MBF had recorded a balance of $10.0 million in brokered deposits, but does not anticipate continued reliance on these deposits for a significant amount of its funding.

Stockholders’ Equity and Capital Adequacy

MBF meets the conditions of the Federal Reserve’s small bank holding company policy statement and is therefore excluded from consolidated capital requirements. Muncy Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material adverse effect on MBF’s financial statements. Management believes, as of March 31, 2023, that Muncy Bank met all capital adequacy requirements to which it was subject. Management annually performs stress testing on its regulatory capital levels and expects to maintain capital levels that exceed the regulatory standards for well-capitalized institutions for the next 12 months and for the foreseeable future.

Future dividend payments and repurchases of common stock will depend upon maintenance of a strong financial condition, future earnings and capital and regulatory requirements. In addition, Muncy Bank is subject to restrictions on the amount of dividends that may be paid without approval of banking regulatory authorities. Further, although MBF is not subject to the specific consolidated capital requirements, its ability to pay dividends, repurchase stock or engage in other activities may be limited by the Federal Reserve if it fails to hold sufficient capital commensurate with its overall risk profile.

Muncy Bank’s total Tier 1 Capital increased $0.3 million, to $60.1 million at March 31, 2023 from $59.8 million at December 31, 2022. The Bank’s resulting Tier 1 Leverage Ratio decreased to 9.2% at March 31, 2023 from 9.3% at December 31, 2022.

Interest Rate Risk

Market risk is the risk to earnings and/or financial position resulting from adverse changes in market rates or prices, such as interest rates, foreign exchange rates or equity prices. MBF’s exposure to market risk is primarily interest rate risk associated with our lending, investing and deposit gathering activities, all of which are other than trading. Changes in interest rates affect earnings by changing net interest income and the level of other interest-sensitive income and operating expenses. In addition, variations in interest rates affect the underlying economic value of our assets, liabilities and off-balance sheet items.

Asset and Liability Management

The Asset/Liability Management Committee (“ALCO”) is comprised of members of MBF’s board of directors, executive management and other appropriate officers, and oversees MBF’s interest rate risk management program. Members of ALCO meet quarterly, or more frequently as necessary to develop balance sheet strategies affecting the future level of net interest income, liquidity and capital.

MBF primarily utilizes the pricing and structure of loans and deposits, the size and duration of the investment securities portfolio and the size and duration of the wholesale funding portfolio, if applicable, to manage interest rate risk. ALCO monitors MBF’s exposure to changes in net interest income over both a one-year planning horizon and a longer-term strategic horizon. ALCO uses net interest income simulations and economic value of equity (“EVE”) simulations as the primary tools in measuring and managing MBF’s position and considers balance sheet forecasts, MBF’s liquidity position, the economic environment, anticipated direction of interest rates and MBF’s earnings sensitivity to changes in these rates in its modeling. In addition, ALCO has established policy tolerance limits for acceptable negative changes in net interest income. Furthermore, as part of its ongoing monitoring, ALCO requires annual back testing of modeling results, which involves after-the-fact comparisons of projections with MBF’s actual performance to measure the validity of assumptions used in the modeling techniques.

Earnings at Risk and Economic Value at Risk Simulations

Earnings at Risk

Earnings-at-risk simulations measure the change in net interest income and net income under various interest rate scenarios. Specifically, given the current market rates, ALCO looks at “earnings at risk” to determine anticipated changes in net interest income from a base case scenario with scenarios of +100, +200, +300, -100, -200 and -300 basis points for simulation purposes.

Economic Value at Risk

While earnings-at-risk simulation measures the short-term risk in the balance sheet, economic value at risk measures the long-term risk by finding the net present value of MBF’s existing assets and liabilities. ALCO examines this ratio regularly, and given the current rate environment, has utilized rate shocks of +100, +200, +300, -100, -200, and -300 basis points for simulation purposes. Management recognizes that, in some instances, this ratio may contradict the “earnings at risk” ratio.

While ALCO regularly performs a wide variety of simulations under various strategic balance sheet and treasury yield curve scenarios, the following results reflect MBF’s sensitivity over the subsequent twelve months based on the following assumptions:

•	asset and liability levels using March 31, 2023 as a starting point;

•	cash flows are based on contractual maturity and amortization schedules with applicable prepayments derived from internal historical data and external sources; and

•	cash flows are reinvested into similar instruments so as to keep interest-earning asset and interest-bearing liability levels constant.

The following table illustrates the simulated impact of parallel and instantaneous interest rate shocks of +100, +200, +300, -100, -200, and -300 basis points on net interest income and the change in economic value over a one-year time horizon from the March 31, 2023 levels:

	Rates +100		Rates +200		Rates +300		Rates -100		Rates -200		Rates -300
	Simulation Results	Policy Limit	Simulation Results	Policy Limit	Simulation Results	Policy Limit	Simulation Results	Policy Limit	Simulation Results	Policy Limit	Simulation Results	Policy Limit
Earnings at risk:
Percent change in net interest income	13.56%	-7.50%	11.74%	-11.25%	10.12%	-15.00%	15.06%	-7.50%	16.73%	-11.25%	10.84%	-11.25%

Economic value at risk:
Percent change in economic value of equity	-5.62%	-17.50%	-12.58%	-27.50%	-20.35%	-32.50%	4.02%	-17.50%	4.29%	-27.50%	-1.32%	-27.50%

Model results from the simulation at March 31, 2023 indicated that MBF was projected to experience an increase in net interest income over a one-year horizon in any of the rate shock scenarios. The percent change in economic value of equity (“EVE”) is expected to decrease in all increasing rate scenarios and increase in -100 and -200 decreasing rate scenarios, with a small decline projected in the -300 scenario. All modeled exposures to net interest income and EVE for the next twelve-month horizon are within internal ALCO policy guidelines.

This analysis does not represent a forecast for MBF and should not be relied upon as being indicative of expected operating results. These simulations are based on numerous assumptions, including but not limited to, the nature and timing of interest rate levels, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, reinvestment/replacements of asset and liability cash flows, and other factors. While assumptions reflect current economic and local market conditions, MBF cannot make any assurances as to the predictive nature of these assumptions, including changes in interest rates, customer preferences, competition and liquidity needs, or what actions ALCO might take in responding to these changes.

Off-Balance Sheet Arrangements

The Company’s consolidated financial statements do not reflect various off-balance sheet arrangements that are made in the normal course of business, which may involve some liquidity risk, credit risk and interest rate risk. These commitments consist mainly of loans approved but not yet funded, unused lines of credit and outstanding letters of credit. Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third-party. Generally, financial and performance letters of credit have expiration dates within one year of issuance, while commercial letters of credit have longer term commitments. The credit risk involved in issuing letters of credit is essentially the same as the risks that are involved in extending loan facilities to customers. The Company generally holds collateral and/or personal guarantees supporting these commitments.

For the three-months ended March 31, 2023, MBF did not engage in any off-balance sheet transactions that would have or would be reasonably likely to have a material effect on its consolidated financial condition.

The following table presents off-balance financial instruments whose contractual amounts represent credit risk at March 31, 2023 and December 31, 2022:

Off-Balance Sheet Commitments

(in thousands)	March 31, 2023	December 31, 2022
Commitments to extend credit	$87,922	$81,402
Standby letters of credit	134	153

ANNEX F

DISSENTERS’ RIGHTS STATUTE

Pennsylvania Business Corporation Law of 1988, as amended

Provisions for Dissenting Shareholders

SUBCHAPTER D — DISSENTERS RIGHTS

§1571. Application and effect of subchapter

General rule. — Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the rights and remedies provided in this subchapter in connection with a transaction under this title only where this title expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

Section 329(c) (relating to special treatment of interest holders).

Section 333 (relating to approval of merger).

Section 343 (relating to approval of interest exchange).

Section 353 (relating to approval of conversion).

Section 363 (relating to approval of division).

Section 1906(c) (relating to dissenters rights upon special treatment).

Section 1932(c) (relating to dissenters rights in asset transfers).

Section 2104(b) (relating to procedure).

Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

Section 2325(b) (relating to minimum vote requirement).

Section 2704(c) (relating to dissenters rights upon election).

Section 2705(d) (relating to dissenters rights upon renewal of election).

Section 2904(b) (relating to procedure).

Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

Section 7104(b)(3) (relating to procedure).

Exceptions.  —

Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 333, 343, 353, 363 or 1932(c) is to be voted on or on the date of the

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first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

listed on a national securities exchange registered under section 6 of the Exchange Act; or

held beneficially or of record by more than 2,000 persons.

Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

(Repealed).

Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

Shares entitled to dissenters rights under section 329(d) or 1906(c) (relating to dissenters rights upon special treatment).

The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

Grant of optional dissenters rights. — The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights. See section 317 (relating to contractual dissenters rights in entity transactions).

Notice of dissenters rights. — Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

a copy of this subchapter.

Other statutes. — The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

Certain provisions of articles ineffective. — This subchapter may not be relaxed by any provision of the articles.

Computation of beneficial ownership. — For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

Cross references. — See:

Section 315 (relating to nature of transactions).

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Section 1105 (relating to restriction on equitable relief).

Section 1763(c) (relating to determination of shareholders of record).

Section 2512 (relating to dissenters rights procedure).

§1572. Definitions

The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

“Corporation.” The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

“Dissenter.” A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

“Fair value.” The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

“Interest.” Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

“Shareholder.” A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

§1573. Record and beneficial holders and owners

Record holders of shares. — A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

Beneficial owners of shares. — A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

§1574. Notice of intention to dissent

If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his

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shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

§1575. Notice to demand payment

General rule. — If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall deliver a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is approved by the shareholders by less than unanimous consent without a meeting or is taken without the need for approval by the shareholders, the corporation shall deliver to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

Be accompanied by a copy of this subchapter.

Time for receipt of demand for payment. — The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the delivery of the notice.

§1576. Failure to comply with notice to demand payment, etc.

Effect of failure of shareholder to act. — A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

Restriction on uncertificated shares. — If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

Rights retained by shareholder. — The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

§1577. Release of restrictions or payment for shares

Failure to effectuate corporate action. — Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

Renewal of notice to demand payment. — When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

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Payment of fair value of shares. — Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

A statement of the corporation’s estimate of the fair value of the shares.

A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

Failure to make payment. — If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

§1578. Estimate by dissenter of fair value of shares

General rule. — If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

Effect of failure to file estimate. — Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

§1579. Valuation proceedings generally

General rule. — Within 60 days after the latest of:

effectuation of the proposed corporate action;

timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

Mandatory joinder of dissenters. — All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 C.S.A. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

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Jurisdiction of the court. — The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

Measure of recovery. — Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

Effect of corporation’s failure to file application. — If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

§1580. Costs and expenses of valuation proceedings

General rule. — The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

Assessment of counsel fees and expert fees where lack of good faith appears. — Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the Party Against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

Award of fees for benefits to other dissenters. — If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

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